As filed with the Securities and Exchange Commission on May 17, 2010

Registration No. 333-163368

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HARRAH’S ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	7993	62-1411755
(State or other jurisdiction of Incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

One Caesars Palace Drive

Las Vegas, NV 89109

(702) 407-6000

(Address, including zip code, and telephone number, including area code, of Registrant’s Principal Executive Offices)

HARRAH’S OPERATING COMPANY, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	7993	75-1941623
(State or other jurisdiction of Incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

One Caesars Palace Drive

Las Vegas, NV 89109

(702) 407-6000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Michael D. Cohen, Esq.

Vice President and Corporate Secretary

Harrah’s Entertainment, Inc.

One Caesars Palace Drive

Las Vegas, NV 89109

(702) 407-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Monica K. Thurmond, Esq.

O’Melveny & Myers LLP

7 Times Square

New York, New York 10036

(212) 326-2000

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☑ (Do not check if a smaller reporting company)	Smaller reporting company	☐

(Calculation Table continued on next page)

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

(Continued from previous page)

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(4)
10.00% Second-Priority Senior Secured Notes due 2015	$22,206,000	100%	$22,206,000	$1,239
Guarantee of 10.00% Second-Priority Senior Secured Notes due 2015(3)	—	—	—	(4)
10.00% Second-Priority Senior Secured Notes due 2018	$31,765,000	100%	$31,765,000	$1,772
Guarantee of 10.00% Second-Priority Senior Secured Notes due 2018(3)	—	—	—	(4)
10.00% Second-Priority Senior Secured Notes due 2018	$291,146,000	100%	$291,146,000	$16,246
Guarantee of 10.00% Second-Priority Senior Secured Notes due 2018(3)	—	—	—	(4)
5.625% Senior Notes due 2015	$398,894,000	100%	$398,894,000	$22,258
Guarantee of 5.625% Senior notes due 2015(3)	—	—	—	(4)
6.50% Senior Notes due 2016	$224,520,000	100%	$224,520,000	$12,528
Guarantee of 6.50% Senior Notes due 2016(3)	—	—	—	(4)
5.75% Senior Notes due 2017	$335,561,000	100%	$335,561,000	$18,724
Guarantee of 5.75% Senior Notes due 2017(3)	—	—	—	(4)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Harrah’s Entertainment, Inc. unconditionally guarantees the 10.00% Second-Priority Senior Secured Notes due 2015, the 10.00% Second-Priority Senior Secured Notes due 2018(1); the 10.00% Second-Priority Senior Secured Notes due 2018(2), the 5.625% Senior Notes due 2015, the 6.50% Senior Notes due 2016 and the 5.75% Senior Notes due 2017 on a senior unsecured basis.
(3)	Pursuant to Rule 457(n) of the rules and regulations under the Securities Act, no separate fee for the guarantee is payable.
(4)	Previously paid on November 25, 2009.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 of Harrah’s Entertainment, Inc. (the “Company”) and Harrah’s Operating Company, Inc. (“HOC”), as originally declared effective by the Securities and Exchange Commission (the “SEC”) on December 17, 2009, is being filed pursuant to the undertakings in Item 17 of the Registration Statement to include the information contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, that was filed with the Securities and Exchange Commission on March 9, 2010 and the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2010, that was filed with the SEC on May 10, 2010.

The information included in this filing amends this Registration Statement and the Prospectus contained therein. No additional securities are being registered under this Post-Effective Amendment No. 1. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

PROSPECTUS

Harrah’s Operating Company, Inc.

$22,206,000 10.00% Second-Priority Senior Secured Notes due 2015

$31,765,000 10.00% Second-Priority Senior Secured Notes due 2018

$291,146,000 10.00% Second-Priority Senior Secured Notes due 2018

$398,894,000 5.625% Senior Notes due 2015

$224,520,000 6.50% Senior Notes due 2016

$335,561,000 5.75% Senior Notes due 2017

This prospectus covers resales by holders of: (i) the 10.00% Second-Priority Senior Secured Notes due 2015 issued by Harrah’s Operating Company, Inc. (“HOC”) on December 24, 2008 (the “2015 Second Lien Notes”); (ii) the 10.00% Second-Priority Senior Secured Notes due 2018 issued by HOC on December 24, 2008 (the “2018(1) Second Lien Notes”); (iii) the 10.00% Second-Priority Senior Secured Notes due 2018 issued by HOC on April 15, 2009 (the “2018(2) Second Lien Notes”); (iv) the 5.625% Senior Notes due 2015 (the “2015 Senior Notes”); (v) the 6.50% Senior Notes due 2016 (the “2016 Senior Notes”); and (vi) the 5.75% Senior Notes due 2017 (the “2017 Senior Notes”). We refer to the 2015 Second Lien Notes, the 2018(1) Second Lien Notes and 2018(2) Second Lien Notes collectively as the “Second Lien Notes.” We refer to the 2015 Senior Notes, the 2016 Senior Notes and the 2017 Senior Notes collectively as the “Senior Notes.” We refer to the Second Lien Notes and the Senior Notes offered in this prospectus collectively as the “notes.”

The 2015 Second Lien Notes mature on December 15, 2015, and the 2018(1) Second Lien Notes and 2018(2) Second Lien Notes mature on December 15, 2018. Interest on each series of the Second Lien Notes is payable in cash on June 15 and December 15 and accrues at a rate of 10.00% per annum. The 2015 Senior Notes mature on June 1, 2015, the 2016 Senior Notes mature on June 1, 2016, and the 2017 Senior Notes mature on October 1, 2017. Interest on the 2015 Senior Notes is payable in cash on June 1 and December 1 and accrues at a rate of 5.625% per annum. Interest on the 2016 Senior Notes is payable in cash on June 1 and December 1 and accrues at a rate of 6.50% per annum. Interest on the 2017 Senior Notes is payable in cash on April 1 and October 1 and accrues at a rate of 5.75% per annum.

At any time prior to December 15, 2012, HOC may redeem, in whole or in part, the 2015 Second Lien Notes at a price equal to 100% of the principal amount of the 2015 Second Lien Notes redeemed plus accrued and unpaid interest to the redemption date and a “make-whole” premium. Thereafter, HOC may redeem the 2015 Second Lien Notes, in whole or in part, at the redemption prices set forth in this prospectus. At any time prior to December 15, 2013, HOC may redeem, in whole or in part, the 2018(1) Second Lien Notes, in whole or in part, at a price equal to 100% of the principal amount of the 2018(1) Second Lien Notes redeemed plus accrued and unpaid interest to the redemption date and a “make-whole” premium and/or the 2018(2) Second Lien Notes, in whole or in part, at a price equal to 100% of the principal amount of the 2018(2) Second Lien Notes redeemed plus accrued and unpaid interest to the redemption date and a “make-whole” premium. Thereafter, HOC may redeem the 2018(1) Second Lien Notes and/or the 2018(2) Second Lien Notes, in whole or in part, at the redemption prices set forth in this prospectus. In addition, on or prior to December 15, 2011, HOC may redeem up to 35% of the aggregate principal amount of the 2015 Second Lien Notes, the 2018(1) Second Lien Notes and/or the 2018(2) Second Lien Notes with the net cash proceeds from certain equity offerings at the redemption prices set forth in this prospectus. At any time prior to their respective maturity dates, HOC may redeem, in whole or in part, any series of the Senior Notes at a price equal to 100% of the principal amount of such series of Senior Notes redeemed plus accrued and unpaid interest to the redemption date and a “make-whole” premium.

The notes are senior indebtedness of HOC, rank pari passu in right of payment with all of its existing and future senior indebtedness of HOC, are senior in right of payment to all of its existing and future subordinated indebtedness of HOC and are effectively subordinated in right of payment to all of the existing and future indebtedness and liabilities of its subsidiaries (in the case of the Senior Notes) and its subsidiaries that are not Subsidiary Pledgors (in the case of the Second Lien Notes). In addition, the Senior Notes are effectively subordinated to any senior secured indebtedness of HOC or Harrah’s Entertainment, including the Second Lien Notes, as well as HOC’s senior secured credit facilities and first lien notes, in each case to the extent of the assets securing such indebtedness. The notes are irrevocably and unconditionally guaranteed by Harrah’s Entertainment.

The Second Lien Notes will be secured by second-priority liens on certain assets of HOC and each wholly owned, domestic subsidiary of HOC that is a subsidiary pledgor with respect to the senior secured credit facilities (the “Subsidiary Pledgors”). The liens are junior in priority to the liens on substantially the same collateral securing the senior secured credit facilities and the first lien notes and to all other permitted prior liens, including liens securing certain derivative obligations and cash management obligations. While the collateral securing the senior secured credit facilities and the first lien notes includes the equity interests of HOC and substantially all of HOC’s domestic subsidiaries and “first-tier” foreign subsidiaries, the collateral securing the Second Lien Notes does not include securities and other equity interests of HOC or its subsidiaries.

We have not applied, and do not intend to apply, for listing of the notes on any national securities exchange or automated quotation system.

HOC will not receive any proceeds from the resale of the notes hereunder.

See “Risk Factors” beginning on page 24 of this prospectus for a discussion of certain risks that you should consider before participating in these exchange offers.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 17, 2010.

We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. Subject to our obligation to amend or supplement this prospectus as required by law and the rules of the Securities and Exchange Commission (the “SEC”) the information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities.

The notes may not be offered or sold in or into the United Kingdom by means of any document except in circumstances that do not constitute an offer to the public within the meaning of the Public Offers of Securities Regulations 1995. All applicable provisions of the Financial Services and Markets Act 2000 must be complied with in respect of anything done in relation to the notes in, from or otherwise involving or having an effect in the United Kingdom.

The notes have not been and will not be qualified under the securities laws of any province or territory of Canada. The notes are not being offered or sold, directly or indirectly, in Canada or to or for the account of any resident of Canada in contravention of the securities laws of any province or territory thereof.

i

PROSPECTUS SUMMARY

The following summary contains information about Harrah’s Entertainment, Inc., Harrah’s Operating Company, Inc. and the notes. It does not contain all of the information that may be important to you in making a decision to participate in the offering. For a more complete understanding of Harrah’s Entertainment, Inc., Harrah’s Operating and the notes, we urge you to read this prospectus carefully, including the sections entitled “Risk Factors,” “Forward Looking Statements” and “Where You Can Find More Information.” Unless otherwise noted or indicated by the context, the terms “Harrah’s,” “HET” and “Harrah’s Entertainment” refer to Harrah’s Entertainment, Inc., and “we,” “us” and “our” refer to Harrah’s Entertainment, Inc. and its consolidated subsidiaries, and “Harrah’s Operating” or “HOC” refers to Harrah’s Operating Company, Inc.

As of the date of this prospectus, Harrah’s Entertainment owned or managed 52 casinos through its subsidiaries. In connection with the financing of the Acquisition described under “The Acquisition Transactions,” six casinos were spun or transferred out of HOC to entities that are side-by-side with HOC. See “The Acquisition Transactions—CMBS Transactions.” In addition, in connection with the Acquisition Transactions, London Clubs and its subsidiaries became subsidiaries of HOC. See “The Acquisition Transactions—London Clubs Transfer.” HOC has remained a direct, wholly owned subsidiary of Harrah’s Entertainment and as of the date of this prospectus owned or managed 46 of our 52 casinos. Notwithstanding these spin-offs and transfers, management of Harrah’s Entertainment continues to manage all of the properties of HOC and those held by its sister subsidiaries as one company, but HOC is not entitled to receive any direct contribution or proceeds from its sister subsidiaries’ operations. Harrah’s Entertainment will guarantee the notes; the CMBS Borrowers (as defined) will not. As a result, you should see the financial and pro forma financial information of Harrah’s Entertainment as well as pro forma financial information of HOC to give a meaningful and complete presentation of the CMBS Transactions and the London Clubs Transfer, among others.

Our Company

Harrah’s Entertainment, Inc., a Delaware corporation, is one of the largest casino entertainment providers in the world. As of the date of this prospectus, we owned or managed, through various subsidiaries, 52 casinos in seven countries, but primarily in the United States and England. HOC owned or managed 46 of these casinos. Our casino entertainment facilities operate primarily under the Harrah’s, Caesars and Horseshoe brand names in the United States. Our casino entertainment facilities include 33 land-based casinos, 12 riverboat or dockside casinos, three managed casinos on Indian lands in the United States, one managed casino in Canada, one combination greyhound racetrack and casino, one combination thoroughbred racetrack and casino and one harness racetrack and casino. Our 33 land-based casinos include one in Uruguay, eleven in the United Kingdom, two in Egypt and one in South Africa. As of the date of this prospectus, our facilities have an aggregate of approximately three million square feet of gaming space and approximately 39,000 hotel rooms. We have a customer loyalty program, Total Rewards, which has over 40 million members, that we use for marketing promotions and to generate play by our customers when they travel among our markets in the United States and Canada. We also own and operate the World Series of Poker tournament and brand.

Our History

Harrah’s Entertainment commenced its casino operations in 1937 and became a publicly listed company in 1971. Two years later, it became the first gaming company to be listed on the New York Stock Exchange (“NYSE”). In 1980, Harrah’s Entertainment was acquired by Holiday Inns, Inc. and was delisted from the NYSE. In 1995, Harrah’s Entertainment again became a stand-alone company and resumed trading on the NYSE.

Harrah’s Entertainment has grown through a series of strategic acquisitions that have strengthened its scale, geographic diversity and leading market positions. In 1998, it completed its acquisition of Showboat, Inc. and in 1999, it purchased Rio Hotel & Casino, Inc. In 2000, it completed the purchase of Players International. During the next five years, Harrah’s Entertainment acquired Harveys Casino Resorts (2001), Horseshoe Gaming Holding Corp (2004), the rights to the World Series of Poker (2004) and the Imperial Palace Hotel & Casino in Las Vegas (2005). Harrah’s Entertainment also acquired Caesars Entertainment, Inc. in 2005, which, at $9.3 billion, was the largest merger in the history of the gaming industry and secured Harrah’s Entertainment’s position as the world’s largest casino company. Additionally, Harrah’s Entertainment has expanded internationally, completing the acquisitions of London Clubs International plc (“London Clubs”) in 2006 and Macau Orient Golf in 2007.

In order to generate same store gaming revenue growth (defined as annual gaming revenue growth for properties held by us throughout the year) and cross-market play (defined as play by a guest in a property outside the home market of their primary gaming property) among its casinos, in 1997, Harrah’s Entertainment launched the Total Rewards program, which allows customers to earn benefits by playing at most Harrah’s Entertainment casinos, as well as WINet (Winner’s Information Network), the industry’s first sophisticated nationwide customer database. Total Rewards was the first technology-based customer relationship management strategy implemented in the gaming industry and has been an effective tool used by management to enhance overall operating results.

The Acquisition

On December 19, 2006, Harrah’s Entertainment entered into a definitive merger agreement with Hamlet Holdings LLC, a Delaware limited liability company (“Hamlet Holdings”), and Hamlet Acquisition Inc., a Delaware corporation and a wholly owned subsidiary of Hamlet Holdings (“Merger Sub”). Hamlet Holdings and Merger Sub were formed and are controlled by affiliates of Apollo Global Management, LLC (“Apollo”) and TPG Capital, LP (“TPG” and, together with Apollo, the “Sponsors”). Pursuant to the merger agreement, on January 28, 2008, Merger Sub merged with and into Harrah’s Entertainment, and each share of Harrah’s Entertainment’s common stock issued and outstanding immediately prior to the effective time of the merger, was converted into the right to receive $90.00 in cash, which, when taken together with the net settlement of outstanding options, stock appreciation rights, restricted stock and restricted stock units, represents consideration of $17,375 million in the aggregate. We refer to the merger and payment of this consideration as the “Acquisition.”

Upon completion of the Acquisition, Hamlet Holdings, funds affiliated with and controlled by the Sponsors, certain co-investors and certain members of management became the owners of all of the outstanding equity interests of Harrah’s Entertainment. Hamlet Holdings, the members of which are comprised of an equal number of individuals affiliated with each of the Sponsors, holds all of the voting common stock of Harrah’s Entertainment. The voting common stock does not have any economic rights. Funds affiliated with and controlled by the Sponsors, their co-investors and members of management each hold non-voting common stock.

For more information regarding the Acquisition, including the financing thereof, see “The Acquisition Transactions.”

Recent Events

PHW Las Vegas Amended and Restated Loan Agreement

On February 19, 2010, Harrah’s Operating, a wholly owned subsidiary of Harrah’s Entertainment, acquired 100% of the equity interests of PHW Las Vegas, LLC (“PHW Las Vegas”), which owns and operates the Planet Hollywood Resort and Casino.

In connection with this transaction, PHW Las Vegas assumed a $554.3 million, face value, senior secured loan, and a subsidiary of Harrah’s Operating cancelled certain debt issued by PHW Las Vegas’ predecessor entities. In connection with the transaction and the assumption of debt, PHW Las Vegas entered into the Amended and Restated Loan Agreement (the “Planet Hollywood Loan Agreement”) with Wells Fargo Bank, N.A., as trustee for The Credit Suisse First Boston Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates, Series 2007-TFL2 (“Lender”). The $554.3 million outstanding under the Planet Hollywood Loan Agreement bears interest at a rate per annum equal to LIBOR plus 2.859%, is secured by assets of PHW Las Vegas, and is non-recourse to other subsidiaries of the Company. PHW Las Vegas is an unrestricted subsidiary of Harrah’s Operating and therefore not a borrower under HOC’s credit facilities.

On April 5, 2010, as required under the amended and restated loan agreement, we entered into an interest rate cap agreement to partially hedge the risk of future increases in the variable rate of the PHW Las Vegas senior secured loan. The interest rate cap agreement is for a notional amount of $554.3 million at LIBOR cap rate of 5%, and matures on December 9, 2011. Due to the prepayment requirements of the loan disclosed in note 5 to the unaudited condensed consolidated financial statements as of March 31, 2010, included elsewhere in this prospectus, we have designated $525 million of the $554.3 million notional amount of the interest rate cap as a cash flow hedging instrument for accounting purposes.

Issuance of 12.75% Notes and Redemptions

On April 16, 2010, Harrah’s Operating Escrow LLC and Harrah’s Escrow Corporation (the “Escrow Issuers”), wholly-owned subsidiaries of HOC, completed the offering of $750.0 million aggregate principal amount of 12.75% second-priority senior secured notes due 2018 (the “12.75% Notes”).

In connection with the issuance of the 12.75% Notes, on April 16, 2010, HOC delivered notices of redemption (each, a “Redemption Notice”, and collectively, the “Redemption Notices”) to the holders of HOC’s currently outstanding 5.50% Senior Notes due 2010 (the “5.50% Notes”), 8.0% Senior Notes due 2011 (the “8.0% Notes”) and 8.125% Senior Subordinated Notes due 2011 (the “8.125% Notes” and, collectively with the 5.50% Notes and the 8.0% Notes, the “2010/2011 Notes”). The Redemption Notices provide for HOC’s redemption on May 20, 2010 (the “Redemption Date”), pursuant to the terms of the indentures relating to the 2010/2011 Notes, of all $17.6 million of 8.125% Notes, $191.6 million of 5.50% Notes and $13.2 million of 8.0% Notes at a redemption price of (a) in the case of the 8.125% Notes, 100% of the principal amount of the 8.125% Notes to be redeemed plus the Make-Whole Premium (as defined in the indenture relating to the 8.125% Notes), and (b) in the case of each of the 5.50% Notes and the 8.0% Notes, an amount equal to the greater of (x) 100% of the principal amount of such notes to be redeemed and (y) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of such Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined in the applicable indenture), plus 25 basis points, as calculated by an Independent Investment Banker (as defined in the applicable indenture), plus, in the case of both (a) and (b), accrued and unpaid interest on the principal amount being redeemed to the Redemption Date.

Pursuant to an escrow agreement dated as of April 16, 2010, among U.S. Bank National Association, as escrow agent and securities intermediary, U.S. Bank National Association, as trustee under the indenture for the 12.75% Notes and the Escrow Issuers, the Escrow Issuers deposited the gross proceeds of the 12.75% Notes, together with additional amounts necessary to redeem the 12.75% Notes, if applicable, into a segregated escrow account until the date that certain escrow conditions are satisfied. The escrow conditions include, inter alia, the assumption Harrah’s Operating of all obligations of the Escrow Issuers under the 12.75% Notes (the “HOC Assumption”), the expiration of the notice periods for the redemption (the “Redemptions”) of any and all of Harrah’s Operating’s currently outstanding 2010/2011 Notes and the application of the net proceeds from the issuance of the 12.75% Notes to the Redemptions.

Upon the consummation of the HOC Assumption and the execution and delivery of security documents creating liens securing the 12.75% Notes, the 12.75% Notes will be secured by a second priority security interest in all of the collateral granted to the collateral agent for the benefit of the holders of the Second Lien Notes. The second priority security interest of the 12.75% Notes will be pari passu in priority to the liens on the collateral securing the Second Lien Notes and other future parity lien debt that may be issued in compliance with the terms of the indenture governing the 12.75% Notes. The second priority security interest of the 12.75% Notes will be junior in priority to the liens on substantially the same collateral securing the first lien notes and to all other permitted prior liens, including liens securing hedging obligations and cash management obligations.

The Sponsors

Apollo

Apollo is a leading global alternative asset manager with offices in New York, Los Angeles, London, Singapore, Frankfurt, Luxembourg and Mumbai. As of December 31, 2009, Apollo has assets under management in excess of $53 billion in private equity, hedge funds, distressed debt and mezzanine funds invested across a core group of industries where Apollo has considerable knowledge and resources.

TPG

TPG is a private investment partnership that was founded in 1992 and currently has more than $48 billion of assets under management. Through its investment platforms, TPG Capital and TPG Growth, the firm has extensive experience with global public and private investments executed through leveraged buyouts, recapitalizations, spinouts, joint ventures, growth investments and restructurings. The firm is headquartered in Fort Worth, and has offices in San Francisco, London, Hong Kong, New York, Melbourne, Moscow, Mumbai, Paris, Luxembourg, Beijing, Shanghai, Singapore and Tokyo.

Organizational Structure

The chart below is a summary of the organizational structure of Harrah’s Entertainment and HOC as of the date hereof and illustrates our long-term debt as of March 31, 2010 after giving effect to the issuance of the 12.75% Notes and the use of the proceeds therefrom.

Corporate Structure

(1)	The members of Hamlet Holdings are Leon Black, Joshua Harris and Marc Rowan, each of whom is affiliated with Apollo, and David Bonderman, James Coulter and Jonathan Coslet, each of whom is affiliated with TPG. Each member holds approximately 17% of the limited liability company interests of Hamlet Holdings.
(2)	HET currently guarantees all of the debt securities set forth above. In addition, it has provided a payment guarantee of the operating leases under the CMBS Facilities (as defined in “The Acquisition Transactions”). The guarantee of HET of the obligations under all of the debt of HOC set forth above and the 12.75% Notes is structurally subordinated to the CMBS Facilities.
(3)	Includes captive insurance subsidiaries and Harrah’s BC, Inc.
(4)	Upon the closing of the Acquisition, we entered into the senior secured credit facilities, which include a $2,000 million revolving credit facility that was reduced to $1,630 million due to debt retirements subsequent to the closing of the Acquisition. At March 31, 2010, on an adjusted basis after giving effect to the offering of the 12.75% Notes and the Redemptions, $1,496.5 million of additional borrowing capacity was available under our revolving credit facility, with an additional $133.5 million committed to back outstanding letters of credit, all of which is secured on a first priority basis.

(5)	The CMBS Borrowers and their respective subsidiaries do not guarantee, or pledge their assets as security for, the notes, the senior secured credit facilities or any other indebtedness of HOC and are not directly liable for any obligations thereunder.
(6)	Includes (a) the 12.75% Notes and (b) the Second Lien Notes. The 12.75% Notes are not fungible with the Second Lien Notes.
(7)	Excludes senior notes currently held by Harrah’s BC, Inc.
(8)	Each of the wholly-owned domestic subsidiaries of HOC that pledged its assets to secure the senior secured credit facilities and the 11.25% senior secured notes due 2017 (collectively, the “First Lien Indebtedness”) has also pledged its assets to secure the Second Lien Notes, provided, however, that the equity interests of HOC and of HOC’s subsidiaries that have been pledged to secure HOC’s obligations under its First Lien Indebtedness have not been pledged to secure HOC’s obligations under the Second Lien Notes.
(9)	Includes a $230 million senior secured loan entered into in August 2009 by Chester Downs and Marina, LLC, which is not a Subsidiary Pledgor. While we consolidated Chester Downs in the HOC financials, HOC is not an obligor on the senior secured term loan.
(10)	PHW Las Vegas is an unrestricted subsidiary of HOC and therefore not a borrower under HOC’s senior secured credit facilities or a guarantor of, or pledgor with respect to, any other existing debt of HOC, and the Planet Hollywood Loan Agreement is non-recourse to HOC, HET or any other subsidiaries of HET.

Summary of the Terms of the Notes

The following summary highlights the material information regarding the notes contained elsewhere in this prospectus. We urge you to read this entire prospectus, including the “Risk Factors” section and the consolidated financial statements and related notes.

Issuer	Harrah’s Operating Company, Inc.

2015 Second Lien Notes	$214,800,000 aggregate principal amount of our 10.00% Second-Priority Senior Secured Notes due 2015, of which $22,206,000 are offered hereby.

Maturity Date	The 2015 Second Lien Notes will mature on December 15, 2015.

Interest Rate	Interest on the 2015 Second Lien Notes is payable in cash and accrues at a rate of 10.00% per annum.

Interest Payment Date	June 15 and December 15.

Collateral	The 2015 Second Lien Notes are secured by a second priority security interest in the collateral granted to the collateral agent for the benefit of the holders of the notes and other future parity lien debt that may be issued in compliance with the terms of the indenture governing the 2015 Second Lien Notes. These liens are junior in priority to the liens on substantially the same collateral securing the senior secured credit facilities and the first lien notes and to all other permitted prior liens, including liens securing certain hedging obligations and cash management obligations. The liens securing first priority lien obligations are held by the collateral agent under the senior secured credit facilities.

The collateral securing the 2015 Second Lien Notes is substantially all of Harrah’s Operating’s and the Subsidiary Pledgor’s property and assets that secure the senior secured credit facilities, which excludes: (i) any property or assets owned by any foreign subsidiaries, (ii) certain real property and vessels, (iii) any vehicles, (iv) cash, deposit accounts and securities accounts (to the extent that a lien thereon must be perfected by any action other than the filing of customary financing statements), (v) subject to limited exceptions, any assets or any right, title or interest in any license, contract or agreement to the extent that taking a security interest in any of them would violate any applicable law or regulation (including gaming regulations) or any enforceable contractual obligation binding on the assets or would violate the terms of any such license, contract or agreement, and (vi) certain other limited exclusions. While the collateral securing the senior secured credit facilities and the first lien notes includes the equity interests of Harrah’s Operating and substantially all of Harrah’s Operating’s domestic subsidiaries and “first-tier” foreign subsidiaries, the collateral securing the 2015 Second Lien Notes does not include securities and other equity interests of Harrah’s Operating or its subsidiaries. For more information, see “Description of 2015

Second Lien Notes and 2018(1) Second Lien Notes—Security for the Notes.”

Intercreditor Agreement	The trustee and the collateral agent under the indenture governing the 2015 Second Lien Notes and representatives of the first priority lien obligations are parties to an intercreditor agreement as to the relative priorities of their respective security interests in Harrah’s Operating’s and Subsidiary Pledgors’ assets securing the 2015 Second Lien Notes and first priority lien obligations and certain other matters relating to the administration of security interests. The terms of the intercreditor agreement are set forth under “Description of 2015 Second Lien Notes and 2018(1) Second Lien Notes—Security for the Notes.”

Ranking	The 2015 Second Lien Notes:

•	are senior indebtedness of Harrah’s Operating;

•	rank pari passu in right of payment with all existing and future senior indebtedness of Harrah’s Operating;

•	are senior in right of payment to all existing and future subordinated indebtedness of Harrah’s Operating; and

•	are effectively subordinated in right of payment to all existing and future indebtedness and liabilities of subsidiaries of Harrah’s Operating that are not Subsidiary Pledgors.

The 2015 Second Lien Notes have the benefit of a security interest in the collateral that is second in priority behind the senior secured credit facilities and the first lien notes, subject to permitted prior liens and exceptions described under “Description of 2015 Second Lien Notes and 2018(1) Second Lien Notes—Security for the Notes.” Although none of HOC’s subsidiaries guarantee the 2015 Second Lien Notes, all of HOC’s domestic wholly owned subsidiaries that pledge their assets and property to secure the loans under the senior secured credit facilities, the first lien notes and other first priority lien obligations, if any, are Subsidiary Pledgors with respect to the 2015 Second Lien Notes, and their assets and property secure the 2015 Second Lien Notes to the extent described under “Description of 2015 Second Lien Notes and 2018(1) Second Lien Notes—Security for the Notes.”

Guarantee	The 2015 Second Lien Notes are irrevocably and unconditionally guaranteed by Harrah’s Entertainment.

Optional Redemption	Harrah’s Operating may redeem the 2015 Second Lien Notes, in whole or part, at any time prior to December 15, 2012 at a price equal to 100% of the principal amount of the 2015 Second Lien Notes redeemed plus accrued and unpaid interest to the redemption date and a “make-whole premium,” as described in “Description of 2015 Second Lien Notes and 2018(1) Second Lien Notes—Optional Redemption.”

Harrah’s Operating may redeem the 2015 Second Lien Notes, in whole or in part, on or after December 15, 2012 at the redemption prices set forth under “Description of 2015 Second Lien Notes and 2018(1) Second Lien Notes—Optional Redemption.”

Optional Redemption After Certain Equity Offerings	At any time (which may be more than once) before December 15, 2011, Harrah’s Operating may choose to redeem up to 35% of the principal amount of the 2015 Second Lien Notes at a redemption price equal to 110.00% of the face amount thereof with the net proceeds of one or more equity offerings to the extent such net cash proceeds are received by or contributed to Harrah’s Operating and so long as at least 50% of the aggregate principal amount of the 2015 Second Lien Notes issued remains outstanding afterwards. See “Description of 2015 Second Lien Notes and 2018(1) Second Lien Notes—Optional Redemption.”

Mandatory Redemption	If the 2015 Second Lien Notes would otherwise constitute “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), at the end of each accrual period ending after the fifth anniversary of the 2015 Second Lien Notes’ issuance (each an “AHYDO redemption date”), we will be required to redeem for cash a portion of each applicable 2015 Second Lien Note then outstanding equal to the “Mandatory Principal Redemption Amount” (such redemption, a “Mandatory Principal Redemption”). The redemption price for the portion of each 2015 Second Lien Note redeemed pursuant to Mandatory Principal Redemption will be 100% of the principal amount of such portion plus any accrued interest thereon on the date of redemption. The “Mandatory Principal Redemption Amount” means the portion of a 2015 Second Lien Note that must be required to be redeemed to prevent such 2015 Second Lien Note from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code. No partial redemption or repurchase of the 2015 Second Lien Notes prior to the AHYDO redemption date pursuant to any other provision of the indenture alters our obligation to make the Mandatory Principal Redemption with respect to any 2015 Second Lien Notes that remain outstanding on an AHYDO redemption date.

Change of Control	If Harrah’s Operating experiences a change of control (as defined in the indentures governing the notes), Harrah’s Operating will be required to make an offer to repurchase the 2015 Second Lien Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of 2015 Second Lien Notes and 2018(1) Second Lien Notes—Change of Control.”

Certain Covenants	We issued the 2015 Second Lien Notes and the 2018(1) Second Lien Notes under a single indenture, which contains covenants limiting Harrah’s Operating’s ability and the ability of its subsidiaries to:

•	incur additional debt or issue certain preferred shares;

•	pay dividends on or make distributions in respect of its capital stock or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens on certain assets to secure debt;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of its assets;

•	enter into certain transactions with its affiliates; and

•	designate its subsidiaries as unrestricted subsidiaries.

The covenants are subject to a number of important limitations and exceptions. In addition, the restrictive covenants do not apply to Harrah’s Entertainment. See “Description of 2015 Second Lien Notes and 2018(1) Second Lien Notes.” Certain covenants will cease to apply to the 2015 Second Lien Notes for so long as such notes have investment grade ratings from both Moody’s Investors Service, Inc. and Standard & Poor’s.

2018(1) Second Lien Notes	$847,621,000 aggregate principal amount of 10.00% Second-Priority Senior Secured Notes due 2018, of which $31,765,000 are offered hereby.

Maturity Date	The 2018(1) Second Lien Notes will mature on December 15, 2018.

Interest Rate	Interest on the 2018(1) Second Lien Notes is payable in cash and accrues at a rate of 10.00% per annum.

Interest Payment Date	June 15 and December 15.

Collateral	The 2018(1) Second Lien Notes are secured by a second priority security interest in the collateral granted to the collateral agent for the benefit of the holders of the notes and other future parity lien debt that may be issued in compliance with the terms of the indenture governing the 2018(1) Second Lien Notes. These liens are junior in priority to the liens on substantially the same collateral securing the senior secured credit facilities and the first lien notes and to all other permitted prior liens, including liens securing certain hedging obligations and cash management obligations. The liens securing first priority lien obligations are held by the collateral agent under the senior secured credit facilities.

The collateral securing the 2018(1) Second Lien Notes is substantially all of Harrah’s Operating’s and the Subsidiary Pledgor’s property and assets that secure the senior secured credit facilities, which excludes: (i) any property or assets owned by any foreign subsidiaries, (ii) certain real property and vessels, (iii) any vehicles, (iv) cash, deposit accounts and securities accounts (to the extent that a lien thereon must be perfected by any action other than the filing of customary financing statements), (v) subject to limited exceptions, any assets or any right, title or interest in any license, contract or agreement to the extent that taking a security interest in any of them would violate any applicable law or regulation (including gaming regulations) or any enforceable contractual obligation binding on the assets or would violate the terms of any such license, contract or agreement, and (vi) certain other limited exclusions. While the collateral securing the senior secured credit facilities and the first lien notes includes the equity interests of Harrah’s Operating and substantially all of Harrah’s Operating’s domestic subsidiaries and “first-tier” foreign subsidiaries, the collateral securing the 2018(1) Second Lien Notes does not include securities and other equity interests of Harrah’s Operating or its subsidiaries. For more information, see “Description of 2015 Second Lien Notes and 2018(1) Second Lien Notes—Security for the Notes.”

Intercreditor Agreement	The trustee and the collateral agent under the indenture governing the 2015 Second Lien Notes and the representatives of the first priority lien obligations entered into an intercreditor agreement as to the relative priorities of their respective security interests in Harrah’s Operating’s and Subsidiary Pledgors’ assets securing the 2015 Second Lien Notes and the first priority lien obligations facilities and certain other matters relating to the administration of security interests. The terms of the intercreditor agreement are set forth under “Description of 2015 Second Lien Notes and 2018(1) Second Lien Notes—Security for the Notes.”

Ranking	The 2018(1) Second Lien Notes:

•	are senior indebtedness of Harrah’s Operating;

•	rank pari passu in right of payment with all existing and future senior indebtedness of Harrah’s Operating;

•	are senior in right of payment to all existing and future subordinated indebtedness of Harrah’s Operating; and

•	are effectively subordinated in right of payment to all existing and future indebtedness and liabilities of subsidiaries of Harrah’s Operating that are not Subsidiary Pledgors.

The 2018(1) Second Lien Notes have the benefit of a security interest in the collateral that is second in priority behind the senior secured credit facilities and the first lien notes, subject to permitted prior liens and exceptions described under “Description of 2015 Second Lien

Notes and 2018(1) Second Lien Notes—Security for the Notes.” Although none of HOC’s subsidiaries guarantee the 2018(1) Second Lien Notes, all of HOC’s domestic wholly owned subsidiaries that pledge their assets and property to secure the loans under the senior secured credit facilities, the first lien notes and other first priority lien obligations, if any, are Subsidiary Pledgors with respect to the 2018(1) Second Lien Notes, and their assets and property secure the 2018(1) Second Lien Notes to the extent described under “Description of 2015 Second Lien Notes and 2018(1) Second Lien Notes—Security for the Notes.”

Guarantee	The 2018(1) Second Lien Notes are irrevocably and unconditionally guaranteed by Harrah’s Entertainment.

Optional Redemption	Harrah’s Operating may redeem the 2018(1) Second Lien Notes, in whole or part, at any time prior to December 15, 2013 at a price equal to 100% of the principal amount of the 2018(1) Second Lien Notes redeemed plus accrued and unpaid interest to the redemption date and a “make-whole premium,” as described in “Description of 2015 Second Lien Notes and 2018(1) Second Lien Notes—Optional Redemption.”

Harrah’s Operating may redeem the 2018(1) Second Lien Notes, in whole or in part, on or after December 15, 2013 at the redemption prices set forth under “Description of 2015 Second Lien Notes and 2018(1) Second Lien Notes—Optional Redemption.”

Optional Redemption After Certain Equity Offerings	At any time (which may be more than once) before December 15, 2011, Harrah’s Operating may choose to redeem up to 35% of the principal amount of the 2018(1) Second Lien Notes at a redemption price equal to 110.00% of the face amount thereof with the net proceeds of one or more equity offerings to the extent such net cash proceeds are received by or contributed to Harrah’s Operating and so long as at least 50% of the aggregate principal amount of the 2018(1) Second Lien Notes issued remains outstanding afterwards. See “Description of 2015 Second Lien Notes and 2018(1) Second Lien Notes—Optional Redemption.”

Mandatory Redemption

If the 2018(1) Second Lien Notes would otherwise constitute “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), at the end of each accrual period ending after the fifth anniversary of the 2018(1) Second Lien Notes’ issuance (each an “AHYDO redemption date”), we will be required to redeem for cash a portion of each applicable 2018(1) Second Lien Note then outstanding equal to the “Mandatory Principal Redemption Amount” (such redemption, a “Mandatory Principal Redemption”). The redemption price for the portion of each 2018(1) Second Lien Note redeemed pursuant to a Mandatory Principal Redemption will be

100% of the principal amount of such portion plus any accrued interest thereon on the date of redemption. The “Mandatory Principal Redemption Amount” means the portion of a 2018(1) Second Lien Note that must be required to be redeemed to prevent such 2018(1) Second Lien Note from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code. No partial redemption or repurchase of the 2018(1) Second Lien Notes prior to the AHYDO redemption date pursuant to any other provision of the indenture alters our obligation to make the Mandatory Principal Redemption with respect to any 2018(1) Second Lien Notes that remain outstanding on an AHYDO redemption date.

Change of Control	If Harrah’s Operating experiences a change of control (as defined in the indentures governing the notes), Harrah’s Operating will be required to make an offer to repurchase the 2018(1) Second Lien Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of 2015 Second Lien Notes and 2018(1) Second Lien Notes—Change of Control.”

Certain Covenants	We issued the 2015 Second Lien Notes and the 2018(1) Second Lien Notes under a single indenture, which contains covenants limiting Harrah’s Operating ability and the ability of its subsidiaries to:

•	incur additional debt or issue certain preferred shares;

•	pay dividends on or make distributions in respect of its capital stock or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens on certain assets to secure debt;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of its assets;

•	enter into certain transactions with its affiliates; and

•	designate its subsidiaries as unrestricted subsidiaries.

The covenants are subject to a number of important limitations and exceptions. In addition, the restrictive covenants do not apply to Harrah’s Entertainment. See “Description of 2015 Second Lien Notes and 2018(1) Second Lien Notes.” Certain covenants will cease to apply to the 2015 Second Lien Notes for so long as such notes have investment grade ratings from both Moody’s Investors Service, Inc. and Standard & Poor’s.

2018(2) Second Lien Notes	$3,705,498,000 aggregate principal amount of 10.00% Second-Priority Senior Secured Notes due 2018, of which $291,146,000 are offered hereby.

Maturity Date	The 2018(2) Second Lien Notes will mature on December 15, 2018.

Interest Rate	Interest on the 2018(2) Second Lien Notes is payable in cash and accrues at a rate of 10.00% per annum.

Interest Payment Date	June 15 and December 15.

Collateral	The 2018(2) Second Lien Notes are secured by a second priority security interest in the collateral granted to the collateral agent for the benefit of the holders of the notes and other future parity lien debt that may be issued in compliance with the terms of the indenture governing the 2018(2) Second Lien Notes. These liens are junior in priority to the liens on substantially the same collateral securing the senior secured credit facilities and the first lien notes and to all other permitted prior liens, including liens securing certain hedging obligations and cash management obligations. The liens securing first priority lien obligations are held by the collateral agent under the senior secured credit facilities.

The collateral securing the 2018(2) Second Lien Notes is substantially all of Harrah’s Operating’s and the Subsidiary Pledgor’s property and assets that secure the senior secured credit facilities, which excludes: (i) any property or assets owned by any foreign subsidiaries, (ii) certain real property and vessels, (iii) any vehicles, (iv) cash, deposit accounts and securities accounts (to the extent that a lien thereon must be perfected by any action other than the filing of customary financing statements), (v) subject to limited exceptions, any assets or any right, title or interest in any license, contract or agreement to the extent that taking a security interest in any of them would violate any applicable law or regulation (including gaming regulations) or any enforceable contractual obligation binding on the assets or would violate the terms of any such license, contract or agreement, and (vi) certain other limited exclusions. While the collateral securing the senior secured credit facilities and the first lien notes includes the equity interests of Harrah’s Operating and substantially all of Harrah’s Operating’s domestic subsidiaries and “first-tier” foreign subsidiaries, the collateral securing the 2018(2) Second Lien Notes does not include securities and other equity interests of Harrah’s Operating or its subsidiaries. For more information, see “Description of 2018(2) Second Lien Notes—Security for the Notes.”

Intercreditor Agreement	The trustee and the collateral agent under the indenture governing the 2018(2) Second Lien Notes and representatives of the first priority lien obligations entered into a joinder to the intercreditor agreement, dated as of December 24, 2008, as to the relative priorities of their respective security interests in Harrah’s Operating’s and Subsidiary Pledgors’ assets securing the 2018(2) Second Lien Notes and the first priority lien obligations and certain other matters relating to the administration of security interests. The terms of the intercreditor agreement are set forth under “Description of 2018(2) Second Lien Notes—Security Documents and Intercreditor Agreement.”

Ranking	The 2018(2) Second Lien Notes:

•	are senior indebtedness of Harrah’s Operating;

•	rank pari passu in right of payment with all existing and future senior indebtedness of Harrah’s Operating;

•	are senior in right of payment to all existing and future subordinated indebtedness of Harrah’s Operating; and

•	are effectively subordinated in right of payment to all existing and future indebtedness and liabilities of subsidiaries of Harrah’s Operating that are not Subsidiary Pledgors.

The 2018(2) Second Lien Notes have the benefit of a security interest in the collateral that is second in priority behind the senior secured credit facilities and the first lien notes, subject to permitted prior liens and exceptions described under “Description of 2018(2) Second Lien Notes—Security for the Notes.” Although none of HOC’s subsidiaries guarantee the 2018(2) Second Lien Notes, all of HOC’s domestic wholly owned subsidiaries that pledge their assets and property to secure the loans under the senior secured credit facilities, the first lien notes and other first priority lien obligations, if any, are Subsidiary Pledgors with respect to the 2018(2) Second Lien Notes, and their assets and property secure the 2018(2) Second Lien Notes to the extent described under “Description of 2018(2) Second Lien Notes—Security for the Notes.”

Guarantee	The 2018(2) Second Lien Notes are irrevocably and unconditionally guaranteed by Harrah’s Entertainment, subject to certain limitations. See “Description of 2018(2) Second Lien Notes—Parent Guarantee.”

Optional Redemption	Harrah’s Operating may redeem the 2018(2) Second Lien Notes, in whole or part, at any time prior to December 15, 2013 at a price equal to 100% of the principal amount of the Second Lien Notes redeemed plus accrued and unpaid interest to the redemption date and a “make-whole premium,” as described in “Description of 2018(2) Second Lien Notes—Optional Redemption.” Harrah’s Operating may redeem the 2018(2) Second Lien Notes, in whole or in part, on or after December 15, 2013 at the redemption prices set forth under “Description of 2018(2) Second Lien Notes—Optional Redemption.”

Optional Redemption after Certain Equity Offerings and Mandatory Redemption	At any time (which may be more than once) before December 15, 2011, Harrah’s Operating may choose to redeem up to 35% of the principal amount of 2018(2) Second Lien Notes at a redemption price equal to 110.00% of the face amount thereof with the net proceeds of one or more equity offerings to the extent such net cash proceeds are received by or contributed to Harrah’s Operating and so long as at least 50% of the aggregate principal amount of the 2018(2) Second Lien Notes s outstanding afterwards. See “Description of 2018(2) Second Lien Notes—Optional Redemption.”

Change of Control	If Harrah’s Operating experiences a change of control (as defined in the indentures governing the notes), Harrah’s Operating will be required to make an offer to repurchase the 2018(2) Second Lien Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of 2018(2) Second Lien Notes—Change of Control.”

Certain Covenants	We issued the 2018(2) Second Lien Notes under an indenture that contains covenants limiting Harrah’s Operating’s ability and the ability of its subsidiaries to:

•	incur additional debt or issue certain preferred shares;

•	pay dividends on or make distributions in respect of its capital stock or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens on certain assets to secure debt;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of its assets;

•	enter into certain transactions with its affiliates; and

•	designate its subsidiaries as unrestricted subsidiaries.

The covenants are subject to a number of important limitations and exceptions. In addition, the restrictive covenants do not apply to Harrah’s Entertainment. See “Description of 2018(2) Second Lien Notes.” Certain covenants will cease to apply to 2018(2) Second Lien Notes for so long as such notes have investment grade ratings from both Moody’s Investors Service, Inc. and Standard & Poor’s.

2015 Senior Notes	$791,767,000 aggregate principal amount of 5.625% Senior Notes due 2015, of which $398,894,000 are offered hereby.

Maturity Date	The 2015 Senior Notes will mature on June 1, 2015.

Interest Rate	Interest on the 2015 Senior Notes is payable in cash and accrues at a rate of 5.625% per annum.

Interest Payment Dates	June 1, and December 1.

Ranking	The 2015 Senior Notes are unsecured senior obligations of Harrah’s Operating and:

•	rank equally and ratably with all existing and future unsecured and unsubordinated debt of Harrah’s Operating;

•	rank senior to all existing and any future subordinated debt of Harrah’s Operating;

•	are effectively subordinated to any secured debt of Harrah’s Operating and Harrah’s Entertainment, including the First Lien Notes, the Second Lien Notes and the senior secured credit facilities; and

•	are effectively subordinated to all existing and future debt and other liabilities of Harrah’s Operating’s subsidiaries.

Parent Guarantee	The 2015 Senior Notes are irrevocably and unconditionally guaranteed by Harrah’s Entertainment, subject to certain limitations. See “Description of 2015 Senior Notes—Guarantee of Notes.”

Optional Redemption	Harrah’s Operating may redeem some or all of the 2015 Senior Notes at any time prior to their maturity at the redemption price described in the “Description of 2015 Senior Notes—Optional Redemption” section.

Covenants	The indenture governing the 2017 Senior Notes contains covenants that limit our ability and our subsidiaries’ ability to:

•	enter into certain sale and lease-back transactions;

•	incur liens on our assets to secure debt;

•	merge or consolidate with another company; and

•	transfer or sell substantially all of our assets.

For more details, see the “Additional Covenants of Harrah’s Operating” and “Merger, Consolidation or Sale of Assets” sections under the heading “Description of 2015 Senior Notes” in this prospectus.

2016 Senior Notes	$573,165,000 aggregate principal amount of 6.50% Senior Notes due 2016, of which $224,520,000 are offered hereby.

Maturity Date	The 2016 Senior Notes will mature on June 1, 2016.

Interest Rate	Interest on the 2016 Senior Notes is payable in cash and accrues at a rate of 6.50% per annum.

Interest Payment Dates	June 1 and December 1.

Ranking	The 2016 Senior Notes are unsecured senior obligations of Harrah’s Operating and:

•	rank equally and ratably with all existing and future unsecured and unsubordinated debt of Harrah’s Operating;

•	rank senior to all existing and any future subordinated debt of Harrah’s Operating;

•	are effectively subordinated to any secured debt of Harrah’s Operating and Harrah’s Entertainment, including the First Lien Notes, the Second Lien Notes and the senior secured credit facilities; and

•	are effectively subordinated to all existing and future debt and other liabilities of Harrah’s Operating’s subsidiaries.

Parent Guarantee	The 2016 Senior Notes are irrevocably and unconditionally guaranteed by Harrah’s Entertainment, subject to certain limitations. See “Description of 2016 Senior Notes—Guarantee of Notes.”

Optional Redemption	Harrah’s Operating may redeem some or all of the 2016 Senior Notes at any time prior to their maturity at the redemption price described in the “Description of 2016 Senior Notes—Optional Redemption” section.

Covenants	The indenture governing the 2016 Senior Notes contains covenants that limit our ability and our subsidiaries’ ability to:

•	enter into certain sale and lease-back transactions;

•	incur liens on our assets to secure debt;

•	merge or consolidate with another company; and

•	transfer or sell substantially all of our assets.

For more details, see the “Additional Covenants of Harrah’s Operating” and “Merger, Consolidation or Sale of Assets” sections under the heading “Description of 2016 Senior Notes” in this prospectus.

2017 Senior Notes	$538,759,000 aggregate principal amount of 5.75% Senior Notes due 2017, of which $335,561,000 are offered hereby.

Maturity Date	The 2017 Senior Notes will mature on October 1, 2017.

Interest Rate	Interest on the 2017 Senior Notes is payable in cash and accrues at a rate of 5.75% per annum.

Interest Payment Dates	April 1 and October 1.

Ranking	The 2017 Senior Notes are unsecured senior obligations of Harrah’s Operating and:

•	rank equally and ratably with all existing and future unsecured and unsubordinated debt of Harrah’s Operating;

•	rank senior to all existing and any future subordinated debt of Harrah’s Operating;

•	are effectively subordinated to any secured debt of Harrah’s Operating and Harrah’s Entertainment, including the First Lien Notes, the Second Lien Notes and the senior secured credit facilities; and

•	are effectively subordinated to all existing and future debt and other liabilities of Harrah’s Operating’s subsidiaries.

Parent Guarantee	The 2017 Senior Notes are irrevocably and unconditionally guaranteed by Harrah’s Entertainment, subject to certain limitations. See “Description of 2017 Senior Notes—Guarantee of Notes.”

Optional Redemption	Harrah’s Operating may redeem some or all of the 2017 Senior Notes at any time prior to their maturity at the redemption price described in the “Description of 2017 Senior Notes—Optional Redemption” section.

Covenants	The indenture governing the 2017 Senior Notes contains covenants that limit our ability and our subsidiaries’ ability to:

•	enter into certain sale and lease-back transactions;

•	incur liens on our assets to secure debt;

•	merge or consolidate with another company; and

•	transfer or sell substantially all of our assets.

For more details, see the “Additional Covenants of Harrah’s Operating” and “Merger, Consolidation or Sale of Assets” sections under the heading “Description of 2017 Senior Notes” in this prospectus.

Use of Proceeds

The net proceeds from the sale of the securities by this prospectus will be received by the selling security holders. Harrah’s Operating will not receive any of the proceeds from any sale by any selling security holder of the securities covered by this prospectus.

Book-Entry Form

The notes were issued in book-entry form and are represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the securities are shown on, and transfers are effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Risk Factors

See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should carefully consider before deciding to invest in the notes.

Additional Information

Our principal executive offices are located at One Caesars Palace Drive, Las Vegas, Nevada 89109, and our telephone number is (702) 407-6000. The address of our internet site is http://www.harrahs.com. This internet address is provided for informational purposes only and is not intended to be a hyperlink. Accordingly, no information in this internet address is included or incorporated herein.

Summary Historical Consolidated Financial Data

of Harrah’s Entertainment, Inc.

The following table presents our summary historical financial information as of and for the periods presented. The summary historical financial information as of December 31, 2007, 2008 and 2009 and for the year ended December 31, 2007, for the periods from January 1, 2008 through January 27, 2008 and from January 28, 2008 through December 31, 2008 and the year ended December 31, 2009, have been derived from, and should be read in conjunction with, our audited consolidated financial statements included elsewhere in this prospectus.

The summary historical financial information as of and for the three months ended March 31, 2010, and as of and for the three months ended March 31, 2009, are derived from, and should be read in conjunction with, our unaudited condensed consolidated financial statements included elsewhere in this prospectus, and, except as otherwise described herein, have been prepared on a basis consistent with our annual audited financial statements and, in the opinion of management, include all adjustments, consisting of normal recurring accruals considered necessary for a fair presentation of such data.

Please refer to “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements and notes thereto included elsewhere in this prospectus. The audited consolidated financial statements as of December 31, 2009, 2008 and 2007 and for the year ended December 31, 2007, and for the periods from January 1, 2008 through January 27, 2008, and from January 28, 2008 through December 31, 2008, and for the year ended December 31, 2009 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm.

Harrah’s Entertainment, Inc.

Summary Historical Consolidated Financial Information

	Historical
	Predecessor		Successor
		Jan. 1, 2008 through Jan. 27, 2008	Jan. 28, 2008 through Dec. 31, 2008		Three month Mar. 31,
(Dollars in millions)	2007			2009	2009	2010
Revenues
Casino	$8,831.0	$614.6	$7,476.9	$7,124.3	$1,812.2	$1,750.0
Food and beverage	1,698.8	118.4	1,530.2	1,479.3	370.9	374.0
Rooms	1,353.6	96.4	1,174.5	1,068.9	274.7	268.4
Management fees	81.5	5.0	59.1	56.6	13.4	13.1
Other	695.9	42.7	624.8	592.4	139.5	131.0
Less: casino promotional allowances	(1,835.6)	(117.0)	(1,498.6)	(1,414.1)	(356.0)	(348.1)

Net revenues	10,825.2	760.1	9,366.9	8,907.4	2,254.7	2,188.4

Operating Expenses
Direct
Casino	4,595.2	340.6	4,102.8	3,925.5	993.3	987.6
Food and beverage	716.5	50.5	639.5	596.0	143.8	144.6
Rooms	266.3	19.6	236.7	213.5	52.0	59.2
Property general and administrative and other	2,421.7	178.2	2,143.0	2,018.8	504.3	503.3
Depreciation and amortization	817.2	63.5	626.9	683.9	172.4	169.7
Project opening costs	25.5	0.7	28.9	3.6	2.0	0.7
Write-downs, reserves and recoveries	(59.9)	4.7	16.2	107.9	27.4	12.5
Impairment of intangible assets	169.6	—	5,489.6	1,638.0	—	—
(Income)/loss in non-consolidated affiliates	(3.9)	(0.5)	2.1	2.2	(0.2)	0.6
Corporate expense	138.1	8.5	131.8	150.7	30.3	34.5
Acquisition and integration costs	13.4	125.6	24.0	0.3	0.2	7.2
Amortization of intangible assets	73.5	5.5	162.9	174.8	43.8	42.7

Total operating expenses	9,173.2	796.9	13,604.4	9,515.2	1,969.3	1,962.6

Income/(loss) from operations	1,652.0	(36.8)	(4,237.5)	(607.8)	285.4	225.8
Interest expense, net of interest capitalized	(800.8)	(89.7)	(2,074.9)	(1,892.5)	(496.8)	(491.5)
(Losses)/gains on early extinguishments of debt	(2.0)	—	742.1	4,965.5	1.2	(47.4)
Other income, including interest income	43.3	1.1	35.2	33.0	8.5	14.6

Income/(loss) from continuing operations before income taxes	892.5	(125.4)	(5,535.1)	2,498.2	(201.7)	(298.5)
(Provision)/benefit for income taxes	(350.1)	26.0	360.4	(1,651.8)	74.3	104.9

Income/(loss) from continuing operations, net of tax	542.4	(99.4)	(5,174.7)	846.4	(127.4)	(193.6)
Income/(loss) from discontinued operations, net of tax	92.2	0.1	90.4	—	(0.1)	—

Net income/(loss)	634.6	(99.3)	(5,084.3)	846.4	(127.5)	(193.6)
Less: net income attributable to non-controlling interests	(15.2)	(1.6)	(12.0)	(18.8)	(5.2)	(2.0)

Net income/(loss) attributable to Harrah’s Entertainment, Inc.	$619.4	$(100.9)	$(5,096.3)	$827.6	$(132.7)	$(195.6)

Other Financial Data
Capital expenditures, net of changes in construction payables	$1,376.7	$125.6	$1,181.4	$464.5	$144.0	$35.7
Ratio of earnings to fixed charges(1)	2.1x	—	—	2.3x	—	—
Balance Sheet Data
Cash and cash equivalents	$710.0		$650.5	$918.1	$1,759.4	$946.7
Working capital	(126.1)		(536.4)	(6.60)	539.5	(143.8)
Total assets	23,357.7		31,048.6	28,979.2	31,949.8	29,263.9
Total debt, book value	12,440.4		23,208.9	18,943.1	24,565.0	19,329.6
Total stockholders’ (deficit)/equity	6,679.1		(1,360.8)	(867.0)	(1,526.8)	1,533.3

(1)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges and non-controlling interests, excluding equity in undistributed earnings of less-than-50%-owned investments. Fixed charges include interest, amortization of debt expense, discount or premium related to indebtedness and such portion of rental expense we deem to be representative of interest. Our earnings were insufficient to cover our fixed charges by $122.5 million, $5,475.3 million, $191.3 million, and $296.6 million for the Predecessor period from January 1, 2008 through January 27, 2008, the Successor period from January 28, 2008 through December 31, 2008, and the quarters ended March 31, 2009 and 2010, respectively. On a pro forma basis, after giving effect to the pro forma adjustments for (i) the Acquisition; and (ii) the Financing, our earnings were insufficient to cover our fixed charges by $5,475.3 million for the year ended December 31, 2008.

Summary Pro Forma Consolidated Financial Data

of Harrah’s Operating Company, Inc.

The following unaudited pro forma condensed consolidated financial data has been developed by applying pro forma adjustments to the historical audited consolidated financial statements of Harrah’s Entertainment and subsidiaries. Set forth below is summary unaudited pro forma consolidated financial data of Harrah’s Operating and its consolidated subsidiaries for the fiscal years as of December 31, 2007, 2008 and 2009, for the year ended December 31, 2007 for the periods from January 1, 2008 through January 27, 2008 and January 28, 2008 through December 31, 2008, for the year ended December 31, 2009, and for the three months ended March 31, 2009 and 2010.

Note that we have presented financial information for both Harrah’s Entertainment, as parent guarantor, and Harrah’s Operating, the issuer of the notes. We believe that the additional unaudited pro forma financial information for Harrah’s Operating (which has been derived from Harrah’s Entertainment audited historical financial statements) as the issuer of the notes provides a meaningful presentation for investors to consider given other operations and activities of Harrah’s Entertainment that are not included in the credit of Harrah’s Operating, including the separate real estate financing by other subsidiaries of Harrah’s Entertainment. The CMBS Financing described herein is not a direct obligation of Harrah’s Operating.

The summary unaudited pro forma condensed consolidated financial data for the fiscal years ended December 31, 2007, for the periods from January 1, 2008 through January 27, 2008, from January 28, 2008 through December 31, 2008, for the year ended December 31, 2009 and for the three months ended March 31, 2010, have been prepared to give effect to the CMBS Transactions as if they had occurred on January 1, 2006. The summary unaudited pro forma consolidated financial data for the fiscal year ended December 31, 2008 have been prepared to give effect to the London Clubs Transfer from December 2006 (when the acquisition of London Clubs by Harrah’s Entertainment was completed) and the remaining Transactions (including the CMBS Transactions) as if they had occurred on January 1, 2007, in the case of the summary unaudited pro forma consolidated statement of operations data. The pro forma adjustments are based upon available information and certain assumptions that are factually supportable and that we believe are reasonable. The summary unaudited pro forma consolidated financial data are for informational purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Harrah’s Operating or Harrah’s Entertainment actually would have been if the CMBS Transactions, the London Clubs Transfer or the other Transactions had occurred at any given date, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position.

Harrah’s Operating has not historically reported financial information on a stand-alone basis. Accordingly, the financial information presented herein for Harrah’s Operating has been prepared on an unaudited pro forma basis. The pro forma financial information has been derived from Harrah’s Entertainment financial statements for the relevant periods, as adjusted to remove the historical financial information of all subsidiaries of and account balances at Harrah’s Entertainment that are not components of Harrah’s Operating.

The summary unaudited pro forma consolidated financial data should be read in conjunction with “The Acquisition Transactions,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements and notes thereto included elsewhere in this prospectus.

Harrah’s Operating Company, Inc.

Summary Pro Forma Consolidated Financial Information

Pro Forma for the CMBS Transactions and London Clubs Transfer

	Predecessor		Successor
(Dollars in millions)	2007	Jan. 1, 2008 through Jan. 27, 2008	Jan. 28, 2008 through Dec. 31, 2008	2009	Three months ended Mar. 31,
					2009	2010
Revenues
Casino	$7,082.8	498.2	$5,962.6	$5,757.6	$1,470.6	$1,429.2
Food and beverage	1,076.9	77.3	971.6	946.3	237.0	251.4
Rooms	791.7	56.0	684.2	636.7	161.7	163.4
Management fees	81.5	5.0	59.1	56.6	13.4	13.1
Other	453.1	28.0	520.9	486.0	106.3	106.5
Less: casino promotional allowances	(1,342.2)	(87.0)	(1,080.7)	(1,010.0)	(255.2)	(252.7)

Net revenues	8,143.8	577.5	7,117.7	6,873.2	1,733.8	1,710.9

Operating Expenses
Direct
Casino	3,780.7	285.2	3,376.3	3,267.2	828.3	827.2
Food and beverage	415.4	30.3	371.4	345.0	83.6	88.4
Rooms	146.3	10.7	128.7	118.2	27.7	34.3
Property general and administrative and other	1,812.5	141.7	1,650.9	1,545.6	371.0	364.7
Depreciation and amortization	612.4	47.5	473.6	523.5	134.0	129.8
Project opening costs	23.6	0.7	27.6	3.4	1.8	0.7
Write-downs, reserves and recoveries	(82.4)	0.2	(60.1)	71.4	17.9	5.3
Impairment of intangible assets	169.6	—	3,745.2	1,178.9	—	—
(Income)/loss on interests in non-consolidated affiliates	(4.0)	(0.5)	2.0	(0.4)	(0.9)	0.6
Corporate expense	99.1	(26.2)	106.3	74.5	23.1	27.0
Acquisition and integration costs	13.4	125.6	24.0	0.3	0.2	7.2
Amortization of intangible assets	73.0	5.5	108.2	115.2	28.9	27.8

Total operating expenses	7,059.6	620.7	9,954.1	7,242.8	1,515.6	1,513.0

Income/(loss) from operations	1,084.2	(43.2)	(2,836.4)	(369.6)	218.2	197.9
Interest expense, net of interest capitalized	(800.8)	(89.7)	(1,704.3)	(1,678.5)	(430.3)	(447.8)
(Losses)/gains on early extinguishments of debt	(2.0)	—	742.1	3,929.6	1.2	—
Other income, including interest income	47.3	5.1	29.6	32.0	8.2	14.5

Income/(loss) from continuing operations before income taxes	328.7	(127.8)	(3,769.0)	1,913.5	(202.7)	(235.4)
(Provision)/benefit for income taxes	(152.6)	21.6	378.5	(1,287.2)	73.9	72.4

Income/(loss) from continuing operations, net of tax	176.1	(106.2)	(3,390.5)	626.3	(128.8)	(163.0)
Income/(loss) from discontinued operations, net of tax	92.2	0.1	90.4	—	(0.1)	—

Net income/(loss)	268.3	(106.1)	(3,300.1)	626.3	(128.9)	(163.0)
Less: net income attributable to non-controlling interests	(9.3)	(1.4)	(6.4)	(13.5)	(3.9)	(2.1)

Net income/(loss) attributable to Harrah’s Operating Company, Inc.	$259.0	$(107.5)	$(3,306.5)	$612.8	$(132.8)	$(165.1)

Other Financial Data
Capital expenditures, net of changes in construction payables	$1,072.6	$93.0	$1,051.7	$437.8	$131.5	$27.3
Ratio of earnings to fixed charges(1)	1.4x	—	—	2.1x	—	—

Balance Sheet Data
Cash and cash equivalents			$447.4	$568.8	$1,314.1	$567.4
Working capital			(539.6)	(140.5)	286.2	(208.2)
Total assets			21,932.3	20,671.2	22,774.6	21,058.8
Total debt, book value			16,708.5	13,969.6	18,064.8	14,363.1
Total stockholders’ (deficit)/equity			(95.4)	588.4	(81.5)	453.7

(1)	For the purpose of computing the pro forma ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges and non-controlling interests, excluding equity in undistributed earnings of less-than-50%-owned investments. Fixed charges include interest, amortization of debt expense, discount or premium related to indebtedness and such portion of rental expense we deem to be representative of interest. Our earnings were insufficient to cover our fixed charges by $125.0 million, $3,710.6 million, $214.5 million, and $233.6 million for the Predecessor period from January 1, 2008 through January 27, 2008, the Successor period from January 28, 2008 through December 31, 2008 and the quarters ended March 31, 2009 and 2010, respectively.

RISK FACTORS

You should carefully consider the risk factors set forth below, as well as the other information contained in this prospectus. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition or results of operations. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or a part of your original investment.

Risks Relating to the Notes and Our Indebtedness

The Second Lien Notes are structurally subordinated to all liabilities of Harrah’s Operating’s and Harrah’s Entertainment’s subsidiaries that are not Subsidiary Pledgors.

The Second Lien Notes are structurally subordinated to indebtedness and other liabilities of Harrah’s Operating’s subsidiaries that are not Subsidiary Pledgors, and the claims of creditors of these subsidiaries, including trade creditors, will have priority as to the assets of these subsidiaries. As of March 31, 2010, on an as adjusted basis after giving effect to the issuance of the 12.75% Notes and the use of the proceeds therefrom, subsidiaries of Harrah’s Operating that are not Subsidiary Pledgors had $792.7 million of outstanding indebtedness. In the event of a bankruptcy, liquidation or reorganization of any subsidiaries that are not Subsidiary Pledgors, these subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to Harrah’s Operating. In addition, the guarantee of the Second Lien Notes by Harrah’s Entertainment is structurally subordinated to the CMBS Facilities of $5,551.2 million, less any amounts purchased by Harrah’s Entertainment pursuant to the purchase agreements described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Capital Resources,” as well as any other indebtedness of subsidiaries of Harrah’s Entertainment that are not also Subsidiary Pledgors. See note 22 to the audited consolidated financial statements as of December 31, 2009 and note 17 to the unaudited condensed consolidated financial statements as of March 31, 2010, included elsewhere in this prospectus for financial information regarding certain of Harrah’s Operating’s subsidiaries that are not subsidiary guarantors of certain other obligations of Harrah’s Operating. As those subsidiary guarantors are identical to the Subsidiary Pledgors, information related to the assets and liabilities of the Subsidiary Pledgors and non-Subsidiary Pledgors can be found therein.

The Second Lien Notes will not be secured by the assets of any of Harrah’s Operating’s non-U.S. subsidiaries or any other subsidiaries that are not wholly owned by Harrah’s Operating. These subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Second Lien Notes, or to make any funds available therefore, whether by dividends, loans, distributions or other payments. Any right that Harrah’s Entertainment, Harrah’s Operating or the Subsidiary Pledgors have to receive any assets of any of these subsidiaries upon their liquidation or reorganization, and the consequent rights of holders of Second Lien Notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be effectively subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of preferred equity interests of those subsidiaries.

The Senior Notes are structurally subordinated to all liabilities of Harrah’s Operating’s and Harrah’s Entertainment’s Subsidiaries.

The notes are structurally subordinated to indebtedness and other liabilities of all subsidiaries of Harrah’s Operating and Harrah’s Entertainment, and the claims of creditors of these subsidiaries, including trade creditors, will have priority as to the assets of these subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of these subsidiaries, these subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us. In addition, the guarantee of the Senior Notes by Harrah’s Entertainment is structurally subordinated to the CMBS Facilities of $5,551.2 million, as well as any other indebtedness of subsidiaries of Harrah’s Entertainment other than Harrah’s

Operating. See note 22 to the audited consolidated financial statements as of December 31, 2009 and note 17 to the unaudited condensed consolidated financial statements as of March 31, 2010, included elsewhere in this prospectus for financial information regarding the subsidiaries of Harrah’s Entertainment and Harrah’s Operating.

The rights of holders to receive payments on the Senior Notes is effectively junior to the rights of lenders who have a security interest in our assets.

The obligations of Harrah’s Operating under the Senior Notes and of Harrah’s Entertainment under its guarantee are unsecured. As a result, the Senior Notes and the related guarantee are effectively subordinated to all secured indebtedness of Harrah’s Operating and Harrah’s Entertainment to the extent of the value of the assets securing such indebtedness. Harrah’s Operating’s obligations under the senior secured credit facilities, the first lien notes and the Second Lien Notes are secured by a pledge of substantially all of Harrah’s Operating’s and the Subsidiary Pledgors’ domestic tangible and intangible assets. In the event that Harrah’s Operating or Harrah’s Entertainment are declared bankrupt, become insolvent or are liquidated or reorganized, their obligations under the senior secured credit facilities, the first lien notes, the Second Lien Notes (in the case of Harrah’s Operating) and any other secured obligations will be entitled to be paid in full from their assets pledged as security for such obligations before any payment may be made with respect to the Senior Notes. Holders of the Senior Notes would participate ratably in Harrah’s Entertainment’s and Harrah’s Operating’s remaining assets, with all holders of unsecured indebtedness that are deemed to rank equally with the Senior Notes based upon the respective amount owed to each creditor. In addition, if Harrah’s Operating defaults under the senior secured credit facilities, first lien notes or Second Lien Notes, the lenders thereunder could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If Harrah’s Operating were unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the Senior Notes, even if any event of default exists under the indentures governing the Senior Notes. In any such event, because the Senior Notes will not be secured by any of Harrah’s Operating’s assets, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they may be insufficient to satisfy your claims fully. See “Description of Other Indebtedness.”

As of March 31, 2010, on an as adjusted basis after giving effect to the issuance of the 12.75% Notes and the use of the proceeds therefrom Harrah’s Operating had $17,029.9 million face value of outstanding indebtedness ($6,827.6 million of which was indebtedness under the senior secured credit facilities, $2,095.0 million of which was first lien notes and $5,517.9 million of which was Second Lien Notes), and had additional borrowing capacity of $1,496.5 million under the revolving credit facility, with an additional $133.5 million committed to back letters of credit. The indentures governing the Senior Notes will permit the incurrence of substantial additional indebtedness by Harrah’s Operating in the future, including secured indebtedness. Any secured indebtedness incurred would rank senior to the Senior Notes to the extent of the value of the assets securing such indebtedness.

The Second Lien Notes are secured only to the extent of the value of the assets that have been granted as security for the Second Lien Notes, which may not be sufficient to satisfy our obligations under the Second Lien Notes.

No appraisals of any of the collateral have been prepared by us or on our behalf in connection with this offering. The fair market value of the collateral is subject to fluctuations based on factors that include, among others, our ability to implement our business strategy, the ability to sell the collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. In addition, courts could limit recoverability if they apply non-New York law to a proceeding and deem a portion of the interest claim usurious in violation of public policy. The amount to be received upon a sale of any collateral would be dependent on numerous factors, including but not limited to the actual fair market value of the collateral at such time, general, market and economic conditions and the timing and the manner of the sale.

In addition, the collateral securing the Second Lien Notes is subject to liens permitted under the terms of the indentures governing the Second Lien Notes and the intercreditor agreement, whether arising on or after the date the Second Lien Notes were issued. The existence of any permitted liens could adversely affect the value of the collateral securing the Second Lien Notes, as well as the ability of the collateral agent to realize or foreclose on such collateral.

There also can be no assurance that the collateral will be saleable and, even if saleable, the timing of its liquidation is uncertain. To the extent that liens, rights or easements granted to third parties encumber assets located on property owned by us, such third parties have or may exercise rights and remedies with respect to the property subject to such liens that could adversely affect the value of the collateral and the ability of the collateral agent to realize or foreclose on the collateral. By its nature, some or all of the collateral may be illiquid and may have no readily ascertainable market value. In the event that a bankruptcy case is commenced by or against us, if the value of the collateral is less than the amount of principal and accrued and unpaid interest on the Second Lien Notes and all other senior secured obligations, interest may cease to accrue on the Second Lien Notes from and after the date the bankruptcy petition is filed. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, we cannot assure you that the proceeds from any sale or liquidation of the collateral will be sufficient to pay the obligations due under the Second Lien Notes.

In addition, not all of Harrah’s Operating’s assets secure the notes. See “Description of 2015 Second Lien Notes and 2018(1) Second Lien Notes—Security for the Notes” and “Description 2018(2) Second Lien Notes—Security for the Notes”. For example, the collateral will not include, among other things:

•	any property or assets owned by any foreign subsidiaries;

•	certain real property and vessels;

•	any vehicles;

•	cash, deposit accounts and securities accounts (to the extent that a lien thereon must be perfected by any action other than the filing of customary financing statements);

•

subject to certain limitations, any assets or any right, title or interest in any license, contract or agreement to the extent that taking a security interest in any of them would violate any applicable law or regulation or any enforceable contractual obligation binding on the assets or would violate the terms of any such license, contract or agreement; or

•	the capital stock or other equity interests of Harrah’s Operating or its Subsidiaries.

To the extent that the claims of the holders of the Second Lien Notes exceed the value of the assets securing those Second Lien Notes and other liabilities, those claims will rank equally with the claims of the holders of our outstanding unsecured notes (except to the extent holders of the senior unsecured cash pay and PIK toggle notes hold senior claims against such subsidiaries pursuant to certain subsidiary guarantees executed in favor of such notes) and any other indebtedness ranking pari passu with those unsecured notes. As a result, if the value of the assets pledged as security for the Second Lien Notes and other liabilities is less than the value of the claims of the holders of the Second Lien Notes and other liabilities, those claims may not be satisfied in full before the claims of our unsecured creditors are paid.

In the event that the security is enforced against the collateral securing the Second Lien Notes, the holders of the Second Lien Notes will receive proceeds from the collateral only after the lenders under our senior secured credit facilities and the holders of our first lien notes.

Substantially all the assets owned or acquired by Harrah’s Operating and the Subsidiary Pledgors, and all proceeds therefrom, are subject to first-priority liens in favor of the lenders under our senior secured credit facilities and the holders of our first lien notes. The failure of Harrah’s Operating to comply with the terms of the senior secured credit facilities or our first lien notes could entitle those lenders and holders to declare all indebtedness thereunder to be immediately due and payable. If Harrah’s Operating were unable to service the indebtedness under the senior secured credit facilities or the first lien notes, the lenders and holders could foreclose on its assets that serve as collateral. Pursuant to the first lien intercreditor agreement, the lenders under our senior secured credit facilities initially control all decisions with respect to the collateral. In addition, the collateral securing the Second Lien Notes may secure certain derivatives obligations and cash management obligations owing to with lenders or their affiliates as permitted by the terms of the senior secured credit facilities. The holders of the Second Lien Notes have second-priority liens on such assets, excluding pledges of stock of Harrah’s Operating or its subsidiaries. As a result, upon any distribution to our creditors, liquidation, reorganization or similar proceedings, or following acceleration of any of our indebtedness or an event of default under our indebtedness and enforcement of the collateral, the lenders under our senior secured credit facilities and the holders of our first lien notes will be entitled to be repaid in full from the proceeds of all the pledged assets owned by Harrah’s Operating or the Subsidiary Pledgors on the date of the related indenture or thereafter acquired securing the indebtedness to them before any payment is made to the holders of the Second Lien Notes from the proceeds of that collateral.

Furthermore, upon enforcement against any collateral or in insolvency, under the terms of the intercreditor agreement the claims of the holders of the Second Lien Notes to the proceeds of such enforcement will rank behind the claims of the holders of obligations under our senior secured credit facilities and our first lien notes, which are first-priority obligations, and claims of holders of additional secured indebtedness (to the extent permitted to have priority by the indentures).

In addition, under the terms of the intercreditor agreement governing the senior unsecured cash pay and PIK toggle notes, in the event that HOC or a guarantor of the senior unsecured cash pay and PIK/toggle notes is declared bankrupt, becomes insolvent or is liquidated or reorganized, its obligations under the senior secured credit facilities and our first lien notes are entitled to be paid in full from its assets or the assets of such guarantor, as the case may be, pledged as security for the obligations under the senior secured credit facilities and first lien notes before any payment may be made with respect to the senior unsecured cash pay and PIK toggle notes. The Second Lien Notes do not benefit from the provisions of the intercreditor agreement governing the senior unsecured cash pay and PIK toggle notes and would not be entitled to be paid in full before any payment may be made with respect to the senior unsecured cash pay and PIK toggle notes. As a result, the senior secured credit facilities and our first lien notes may be entitled to be paid from assets of HOC or of such guarantor that the Second Lien Notes are not entitled to be paid from prior to the repayment of the senior unsecured cash pay and PIK toggle notes.

The rights of holders of the Second Lien Notes to the collateral are governed, and materially limited, by the intercreditor agreement.

The rights of holders of the Second Lien Notes to the collateral will be governed, and materially limited, by the intercreditor agreement. Pursuant to the terms of the intercreditor agreement, the holders of indebtedness under our senior secured credit facilities and of our first lien notes, which are secured on a first-priority basis, control substantially all matters related to the collateral and the Second Lien Notes. Under the intercreditor agreement, at any time that the indebtedness secured on a first-priority basis remains outstanding, any actions that may be taken in respect of the collateral (including the ability to commence enforcement proceedings against the collateral and to control the conduct of such proceedings, and to approve amendments to, releases of collateral from the lien of, and waivers of past defaults under, the collateral documents) will be at the direction of the holders of such indebtedness. Under such circumstances, the trustee and the collateral agent on behalf of the holders of the Second Lien Notes will not have the ability to control or direct such actions, even if the rights of the holders of the Second Lien Notes are adversely affected. Any release of all first-priority liens upon any collateral approved by the holders of first-priority liens will also release the second-priority liens securing the notes on substantially the same collateral, and holders of the Second Lien Notes will have no control over such release. See “Description of 2015 Second Lien Notes and 2018(1) Second Lien Notes—Security for the Notes—Release of Collateral” and “Description of 2018(2) Second Lien Notes—Security for the Notes—Release of Collateral.”

Furthermore, because the lenders under the senior secured credit facilities and holders of our first lien notes will control the disposition of the collateral securing the senior secured credit facilities, the first lien notes and the notes, if there were an event of default under the Second Lien Notes, the lenders under the senior secured credit facilities and holders of our first lien notes could decide not to proceed against the collateral, regardless of whether or not there is a default under the senior secured credit facilities or our first lien notes. In such event, the only remedy available to the holders of Second Lien Notes would be to sue for payment on the Second Lien Notes and the related guarantee of Harrah’s Entertainment. By virtue of the direction of the administration of the pledges and security interests and the release of collateral, actions may be taken under the collateral documents that may be adverse to you.

We will in most cases have control over the collateral, and the sale of particular assets by us could reduce the pool of assets securing the Second Lien Notes.

The collateral documents allow us to remain in possession of, retain exclusive control over, freely operate, and collect, invest and dispose of any income from, the collateral securing the Second Lien Notes, except, under certain circumstances, cash transferred to accounts controlled by the administrative agent under our asset-based revolving credit facility.

In addition, we will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act of 1939 (the “Trust Indenture Act”) if we determine, in good faith based on advice of counsel, that, under the terms of that Section and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or such portion of Section 314(d) of the Trust Indenture Act is inapplicable to the released collateral. For example, so long as no default or event of default under the indenture would result therefrom and such transaction would not violate the Trust Indenture Act, we may, among other things, without any release or consent by the indenture trustee, conduct ordinary course activities with respect to collateral, such as selling, factoring, abandoning or otherwise disposing of collateral and making ordinary course cash payments (including repayments of indebtedness). See “Description of 2015 Second Lien Notes and 2018(1) Second Lien Notes” and “Description of 2018(2) Second Lien Notes.”

The rights of holders of Second Lien Notes to the collateral securing the Second Lien Notes may be adversely affected by the failure to perfect security interests in the collateral and other issues generally associated with the realization of security interests in collateral.

Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens in the collateral securing the Second Lien Notes may not be perfected with respect to the claims of Second Lien Notes if the collateral agent is not able to take the actions necessary to perfect any of these liens on or prior to the date of the indenture governing the Second Lien Notes. In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest, such as real property, can only be perfected at the time such property and rights are acquired and identified and additional steps to perfect in such property and rights are taken. Harrah’s Operating and the Subsidiary Pledgors will have limited obligations to perfect the security interest of the holders of Second Lien Notes in specified collateral. There can be no assurance that the trustee or the collateral agent for the Second Lien Notes will monitor, or that HOC will inform such trustee or collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The collateral agent for the Second Lien Notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest in favor of Second Lien Notes against third parties.

In addition, the security interest of the collateral agent will be subject to practical challenges generally associated with the realization of security interests in collateral. For example, the collateral agent may need to obtain the consent of third parties and make additional filings. If we are unable to obtain these consents or make these filings, the security interests may be invalid and the holders will not be entitled to the collateral or any recovery with respect thereto. We cannot assure you that the collateral agent will be able to obtain any such consent. We also cannot assure you that the consents of any third parties will be given when required to facilitate a foreclosure on such assets. Accordingly, the collateral agent may not have the ability to foreclose upon those assets and the value of the collateral may significantly decrease.

In the event of our bankruptcy, the ability of the holders of Second Lien Notes to realize upon the collateral will be subject to certain bankruptcy law limitations and limitations under the intercreditor agreement.

The ability of holders of the Second Lien Notes to realize upon the collateral will be subject to certain bankruptcy law limitations in the event of our bankruptcy. Under federal bankruptcy law, secured creditors are prohibited from repossessing their security from a debtor in a bankruptcy case, or from disposing of security repossessed from such a debtor, without bankruptcy court approval, which may not be given. Moreover, applicable federal bankruptcy laws generally permit the debtor to continue to use and expend collateral, including cash collateral, and to provide liens senior to the collateral agent for the Second Lien Notes’ liens to secure indebtedness incurred after the commencement of a bankruptcy case, provided that the secured creditor either consents or is given “adequate protection.” “Adequate protection” could include cash payments or the granting of additional security, if and at such times as the presiding court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition of the collateral during the pendency of the bankruptcy case, the use of collateral (including cash collateral) and the incurrence of such senior indebtedness. However, pursuant to the terms of the intercreditor agreement, the holders of the Second Lien Notes will agree not to seek or accept “adequate protection” consisting of cash payments and will not object to the incurrence of additional indebtedness secured by liens senior to the collateral agent for the Second Lien Notes’ liens in an aggregate principal amount agreed to by the holders of first-priority lien obligations and second-priority lien obligations. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict whether or when the collateral agent could foreclose upon or sell the collateral, and as a result of the limitations under the intercreditor agreement, the holders of the Second Lien Notes will not be compensated for any delay in payment or loss of value of the collateral through the provision of “adequate protection,” except to the extent of any grant of additional liens that are junior to the first-priority obligations and the second-priority obligations. Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the Second Lien Notes, the indebtedness under the Second Lien Notes would be “undersecured” and the holders of the Second Lien Notes would have unsecured claims as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs and attorneys’ fees on undersecured indebtedness during the debtor’s bankruptcy case.

In addition to the waiver with respect to adequate protection set forth above, under the terms of the intercreditor agreement, the holders of the Second Lien Notes will also waive certain other important rights that secured creditors may be entitled to in a bankruptcy proceeding, as described in “Description of 2015 Second Lien Notes and 2018(1) Second Lien Notes—Security for the Notes—Security Documents and Intercreditor Agreement” and “Description of 2018(2) Second Lien Notes—Security for the Notes—Security Documents and Intercreditor Agreement.” These waivers could adversely impact the ability of the holders to recover amounts owed to them in a bankruptcy proceeding.

The collateral securing the Second Lien Notes may be diluted under certain circumstances.

The collateral that will secure the Second Lien Notes also secures our obligations under the senior secured credit facilities. This collateral may secure on a first priority basis additional senior indebtedness that HOC or certain of its subsidiaries incurs in the future, subject to restrictions on their ability to incur debt and liens under the senior secured credit facilities and the indentures governing the Second Lien Notes. Your rights to the collateral would be diluted by any increase in the indebtedness secured on a first priority basis by this collateral.

Federal and state statutes allow courts, under specific circumstances, to void notes and pledges securing such notes and require note holders to return payments received.

If Harrah’s Operating or any Subsidiary Pledgor becomes a debtor in a case under the U.S. Bankruptcy Code or encounters other financial difficulty, under federal or state fraudulent transfer law, a court may void, subordinate or otherwise decline to enforce the notes or such Subsidiary Pledgor’s pledge of assets securing (or, if applicable, guarantee of) the notes. A court might do so if it found that when Harrah’s Operating issued the notes or the Subsidiary Pledgor made its pledge (or guarantee, if applicable), or in some states when payments became due under the notes, the Subsidiary Pledgor or Harrah’s Operating received less than reasonably equivalent value or fair consideration and either:

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was left with inadequate capital to conduct its business; or

•	believed or reasonably should have believed that it would incur debts beyond its ability to pay.

The court might also void an issuance of notes or a related pledge (or guarantee, if applicable) by a Subsidiary Pledgor, without regard to the above factors, if the court found that Harrah’s Operating issued the notes or the applicable Subsidiary Pledgor made its pledge (or guarantee, if applicable) with actual intent to hinder, delay or defraud its creditors.

A court would likely find that Harrah’s Operating or a Subsidiary Pledgor did not receive reasonably equivalent value or fair consideration for the notes or its pledge securing the notes (or guarantee, if applicable), if Harrah’s Operating or a Subsidiary Pledgor did not substantially benefit directly or indirectly from the issuance of the notes. If a court were to void the issuance of the notes or any pledge (or guarantee, if applicable) you would no longer have any claim against Harrah’s Operating or the applicable Subsidiary Pledgor. Sufficient funds to repay the notes may not be available from other sources, including the remaining obligors, if any. In addition, the court might direct you to repay any amounts that you already received from Harrah’s Operating or a Subsidiary Pledgor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a Subsidiary Pledgor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

•

if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that each Subsidiary Pledgor, after giving effect to its pledge securing (or guarantee of, if applicable) the notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

Delivery of security interests in collateral after the issue dates of the Second Lien Notes increases the risk that the other security interests could be avoidable in bankruptcy.

Certain collateral, including mortgages on real property, was, or will be, granted as security after the issue dates of the original Second Lien Notes. If the grantor of such security interest were to become subject to a bankruptcy proceeding after the issue dates of the Second Lien Notes, any mortgage or security interest in collateral delivered after the issue date of the Second Lien Notes would face a greater risk than security interests in place on the issue date of being avoided by the pledgor (as debtor in possession) or by its trustee in bankruptcy as a preference under bankruptcy law if certain events or circumstances exist or occur, including if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the Second Lien Notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period. To the extent that the grant of any such security interest is avoided as a preference, you would lose the benefit of the security interest.

If a bankruptcy petition were filed by or against us, holders of Second Lien Notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture governing the Second Lien Notes.

If a bankruptcy petition were filed by or against us under the U.S. Bankruptcy Code after the issuance of the Second Lien Notes, the claim by any holder of the Second Lien Notes for the principal amount of the Second Lien Notes may be limited to an amount equal to the sum of:

•	the original issue price for the Second Lien Notes; and

•	that portion of the original issue discount that does not constitute “unmatured interest” for purposes of the U.S. Bankruptcy Code.

Any original issue discount that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of the Second Lien Notes under these circumstances may receive a lesser amount than they would be entitled to receive under the terms of the indenture governing the Second Lien Notes, even if sufficient funds are available.

Harrah’s Operating may not be able to repurchase the Second Lien Notes upon a change of control.

Upon the occurrence of certain specific kinds of change of control events, Harrah’s Operating will be required to offer to repurchase all outstanding Second Lien Notes at 101% of the principal amount thereof plus, without duplication, accrued and unpaid interest and additional interest, if any, to the date of repurchase. However, it is possible that Harrah’s Operating will not have sufficient funds at the time of the change of control to make the required repurchase or that restrictions in our senior secured credit facilities will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indentures. See “Description of 2015 Second Lien Notes and 2018(1) Second Lien Notes—Change of Control” and “Description of 2018(2) Second Lien Notes—Change of Control.”

The Second Lien Notes were issued with original issue discount for U.S. federal income tax purposes.

The Second Lien Notes were issued with original issue discount (OID) equal to the excess of the stated principal amount for the Second Lien Notes over the issue price. Consequently, the Second Lien Notes are treated as issued with OID for U.S. federal income maturity basis in advance of receipt of cash payment thereof.

Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from making debt service payments.

We are a highly leveraged company. As of March 31, 2010, after giving effect to the issuance of the 12.75% Notes and the use of proceeds therefrom, and excluding amounts related to PHW Las Vegas, we had $22,027.2 million face value of outstanding indebtedness and our current debt service obligation would be $1,738.8 million, which includes required interest payments of $1,662.0 million. As of March 31, 2010 after giving effect to the issuance of the 12.75% Notes and the use of proceeds therefrom, and excluding amounts related to PHW Las Vegas, HOC had $17,329.6 million face value of outstanding indebtedness, and Harrah’s Operating’s debt service obligations would be $1,606.7 million, which includes required interest payments of $1,529.8 million. The amounts above do not include $554.3 million of outstanding indebtedness of PHW Las Vegas, a recently acquired unrestricted subsidiary of HOC, since such subsidiary is not a borrower under HOC’s credit facilities or a guarantor of or pledgor under any other existing debt of HOC. This indebtedness is non-recourse to HOC, HET or any other subsidiaries of HET.

Our substantial indebtedness could:

•	limit our ability to borrow money for our working capital, capital expenditures, development projects, debt service requirements, strategic initiatives or other purposes;

•

make it more difficult for us to satisfy our obligations with respect to our indebtedness, and any failure to comply with the obligations of any of our debt instruments, including restrictive covenants and borrowing conditions, could result in an event of default under the agreements governing our indebtedness;

•	require us to dedicate a substantial portion of our cash flow from operations to the repayment of our indebtedness thereby reducing funds available to us for other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our operations or business;

•	make us more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

•	make us more vulnerable to downturns in our business or the economy;

•	restrict us from making strategic acquisitions, developing new gaming facilities, introducing new technologies or exploiting business opportunities;

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds or dispose of assets; and

•	expose us to the risk of increased interest rates as certain of our borrowings are at a variable rate of interest.

Our debt agreements contain restrictions that will limit our flexibility in operating our business.

Our senior secured credit facilities, the real estate facility loans and the indentures governing most of Harrah’s Operating’s existing notes contain, and the indentures governing the notes contain, and any future indebtedness of ours would likely contain, a number of covenants that will impose significant operating and financial restrictions on us, including restrictions on our and our subsidiaries’ ability to, among other things:

•	incur additional debt or issue certain preferred shares;

•	pay dividends on or make distributions in respect of our capital stock or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens on certain assets;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	designate our subsidiaries as unrestricted subsidiaries.

As a result of these covenants, we will be limited in the manner in which we conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs.

We have pledged and will pledge a significant portion of our assets as collateral under our senior secured credit facilities, our real estate facility loans, our second lien notes and our first lien notes. If any of these lenders accelerate the repayment of borrowings, there can be no assurance that we will have sufficient assets to repay our indebtedness.

Under our senior secured credit facilities, we will be required to satisfy and maintain specified financial ratios. Our ability to meet those financial ratios can be affected by events beyond our control, and there can be no assurance that we will meet those ratios. A failure to comply with the covenants contained in our senior secured credit facilities or our other indebtedness could result in an event of default under the facilities or the existing agreements, which, if not cured or waived, could have a material adverse affect on our business, financial condition and results of operations. In the event of any default under our senior secured credit facilities or our other indebtedness, the lenders thereunder:

•	will not be required to lend any additional amounts to us;

•	could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable and terminate all commitments to extend further credit; or

•	require us to apply all of our available cash to repay these borrowings.

Such actions by the lenders could cause cross defaults under our other indebtedness. If we were unable to repay those amounts, the lenders under our new senior secured credit facilities, our real estate facilities, our second lien notes and the notes could proceed against the collateral granted to them to secure that indebtedness.

If the indebtedness under our notes, senior secured credit facilities, real estate facilities or our other indebtedness were to be accelerated, there can be no assurance that our assets would be sufficient to repay such indebtedness in full.

Despite our substantial indebtedness, we may still be able to incur significantly more debt. This could intensify the risks described above.

We and our subsidiaries may be able to incur substantial indebtedness at any time from time to time, including in the near future. Although the terms of the agreements governing our indebtedness contain restrictions on our ability to incur additional indebtedness, these restrictions are subject to a number of important qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial.

For example, as of March 31, 2010, on an as adjusted basis after giving effect to the issuance of the 12.75% Notes and the use of the proceeds therefrom, we had $1,496.5 million available for additional borrowing under our senior secured revolving credit facility after giving effect to approximately $133.5 million in outstanding letters of credit thereunder, all of which would be secured. Our senior secured credit facilities allow for one or more future issuances of additional secured notes or loans, which may include, in each case, indebtedness secured on a pari passu basis with the obligations under the senior secured credit facilities and our first lien notes. This indebtedness could be used for a variety of purposes, including financing capital expenditures, refinancing or repurchasing our outstanding indebtedness, including existing unsecured indebtedness, or for general corporate purposes. We have, and will continue to, raise debt (including secured debt) to directly or indirectly refinance our outstanding unsecured debt on an opportunistic basis.

We may not be able to generate sufficient cash to service all of our indebtedness, and may be forced to take other actions to satisfy our obligations under our indebtedness that may not be successful.

Our ability to satisfy our debt obligations will depend upon, among other things:

•

our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which are beyond our control; and

•

our future ability to borrow under our senior secured credit facilities, the availability of which depends on, among other things, our complying with the covenants in our senior secured credit facilities.

We cannot assure you that our business will generate sufficient cash flow from operations, or that we will be able to draw under our senior secured credit facilities or otherwise, in an amount sufficient to fund our liquidity needs.

If our cash flows and capital resources are insufficient to service our indebtedness, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. In addition, the terms of existing or future debt agreements may restrict us from adopting some of these alternatives. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions for fair market value or at all. Furthermore, any proceeds that we could realize from any such dispositions may not be adequate to meet our debt service obligations then due. Neither the Sponsors nor any of their respective affiliates has any continuing obligation to provide us with debt or equity financing.

Repayment of our debt, including required principal and interest payments on the notes, is dependent on cash flow generated by our subsidiaries.

Our subsidiaries own substantially all of our assets and conduct a significant portion of our operations. Accordingly, repayment of our indebtedness, including the notes, is dependent, to a significant extent, on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Our subsidiaries do not have any obligation to pay amounts due on the notes or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the indentures governing the notes limit the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries we may be unable to make required principal and interest payments on our indebtedness, including the notes.

If Harrah’s Operating defaults on its obligations to pay its other indebtedness, Harrah’s Operating may not be able to make payments on the notes.

Any default under the agreements governing the indebtedness of Harrah’s Operating, including a default under the senior secured credit facilities that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness could leave Harrah’s Operating unable to pay principal, premium, if any, or interest on the notes and could substantially decrease the market value of the notes. If Harrah’s Operating is unable to generate sufficient cash flow and is otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, or interest on its indebtedness, or if Harrah’s Operating otherwise fails to comply with the various covenants, including financial and operating covenants, in the instruments governing its indebtedness (including the senior secured credit facilities), Harrah’s Operating could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under the revolving credit facility could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against the assets of Harrah’s Operating, and Harrah’s Operating could be forced into bankruptcy or liquidation. If the operating performance of Harrah’s Operating declines, Harrah’s Operating may in the future need to seek waivers from the required lenders under the senior secured credit facilities to avoid being in default. If Harrah’s Operating breaches its covenants under the senior secured credit facilities and seeks a waiver, Harrah’s Operating may not be able to obtain a waiver from the required lenders. If this occurs, Harrah’s Operating would be in default under the senior secured credit facilities, the lenders could exercise their rights as described above, and Harrah’s Operating could be forced into bankruptcy or liquidation.

Risks Related to Our Business

If we are unable to effectively compete against our competitors, our profits will decline.

The gaming industry is highly competitive and our competitors vary considerably in size, quality of facilities, number of operations, brand identities, marketing and growth strategies, financial strength and capabilities, level of amenities, management talent and geographic diversity. We also compete with other non-gaming resorts and vacation areas, and with various other entertainment businesses. Our competitors in each market that we participate may have substantially greater financial, marketing and other resources than we do, and there can be no assurance that they will not in the future engage in aggressive pricing action to compete with us. Although we believe we are currently able to compete effectively in each of the various markets in which we participate, we cannot assure you that we will be able to continue to do so or that we will be capable of maintaining or further increasing our current market share. Our failure to compete successfully in our various markets could adversely affect our business, financial condition, results of operations and cash flow.

In recent years, with fewer new markets opening for development, many casino operators have been reinvesting in existing markets to attract new customers or to gain market share, thereby increasing competition in those markets. As companies have completed new expansion projects, supply has typically grown at a faster pace than demand in some markets, including Las Vegas, our largest market, and competition has increased significantly. For example, CityCenter, a large developer of resorts and residences, opened in December 2009 in Las Vegas. The expansion of existing casino entertainment properties, the increase in the number of properties and the aggressive marketing strategies of many of our competitors have increased competition in many markets in which we operate, and this intense competition is expected to continue. These competitive pressures have and are expected to continue to adversely affect our financial performance in certain markets, including Atlantic City.

In particular, our business may be adversely impacted by the additional gaming and room capacity in Nevada, New Jersey, New York, Connecticut, Pennsylvania, Mississippi, Missouri, Michigan, Indiana, Iowa, Kansas, Kentucky, Illinois, Ohio, Louisiana, Ontario, South Africa, Uruguay, United Kingdom, Egypt and/or other projects not yet announced which may be competitive in the other markets where we operate or intend to operate. Several states and Native American tribes are also considering enabling the development and operation of casinos or casino-like operations in their jurisdictions. In addition, our operations located in New Jersey and Nevada may be adversely impacted by the expansion of Native American gaming in New York and California, respectively.

We are subject to extensive governmental regulation and taxation policies, the enforcement of which could adversely impact our business, financial condition and results of operations.

We are subject to extensive gaming regulations and political and regulatory uncertainty. Regulatory authorities in the jurisdictions where we operate have broad powers with respect to the licensing of casino operations and may revoke, suspend, condition or limit our gaming or other licenses, impose substantial fines and take other actions, any one of which could adversely impact our business, financial condition and results of operations. For example, revenues and income from operations were negatively impacted during July 2006 in Atlantic City by a three-day government-imposed casino shutdown.

From time to time, individual jurisdictions have also considered legislation or referendums, such as bans on smoking in casinos and other entertainment and dining facilities, which could adversely impact our operations. For example, the City Council of Atlantic City passed an ordinance in 2007 requiring that we segregate at least 75% of the casino gaming floor as a nonsmoking area, leaving no more than 25% of the casino gaming floor as a smoking area. Illinois has also passed the Smoke Free Illinois Act which became effective January 1, 2008, and bans smoking in nearly all public places, including bars, restaurants, work places, schools and casinos. The Act also bans smoking within 15 feet of any entrance, window or air intake area of these public places. These smoking bans have adversely affected revenues and operating results at our properties. The likelihood or outcome of similar legislation in other jurisdictions and referendums in the future cannot be predicted, though any smoking ban would be expected to negatively impact our financial performance.

The casino entertainment industry represents a significant source of tax revenues to the various jurisdictions in which casinos operate. From time to time, various state and federal legislators and officials have proposed changes in tax laws, or in the administration of such laws, including increases in tax rates, which would affect the industry. If adopted, such changes could adversely impact our business, financial condition and results of operations.

The development and construction of new hotels, casinos and gaming venues and the expansion of existing ones are susceptible to delays, cost overruns and other uncertainties, which could have an adverse effect on our business, financial condition and results of operations.

We may decide to develop, construct and open new hotels, casinos and other gaming venues in response to opportunities that may arise. Future development projects and acquisitions may require significant capital commitments, the incurrence of additional debt, guarantees of third party-debt, the incurrence of contingent liabilities and an increase in amortization expense related to intangible assets, which could have an adverse effect upon our business, financial condition and results of operations. The development and construction of new hotels, casinos and gaming venues and the expansion of existing ones, such as our recent expansion at Caesars Palace in Las Vegas, are susceptible to various risks and uncertainties, such as:

•	the existence of acceptable market conditions and demand for the completed project;

•

general construction risks, including cost overruns, change orders and plan or specification modification, shortages of equipment, materials or skilled labor, labor disputes, unforeseen environmental, engineering or geological problems, work stoppages, fire and other natural disasters, construction scheduling problems and weather interferences;

•	changes and concessions required by governmental or regulatory authorities;

•	the ability to finance the projects, especially in light of the substantial indebtedness incurred by us related to the Acquisition;

•	delays in obtaining, or inability to obtain, all licenses, permits and authorizations required to complete and/or operate the project; and

•	disruption of our existing operations and facilities.

Our failure to complete any new development or expansion project as planned, on schedule, within budget or in a manner that generates anticipated profits, could have an adverse effect on our business, financial condition and results of operations.

The recent downturn in the national economy, the volatility and disruption of the capital and credit markets and adverse changes in the global economy could negatively impact our financial performance and our ability to access financing.

The recent severe economic downturn and adverse conditions in the local, regional, national and global markets have negatively affected our operations, and may continue to negatively affect our operations in the future. During periods of economic contraction such as the current period, our revenues may decrease while some of our costs remain fixed or even increase, resulting in decreased earnings. Gaming and other leisure activities we offer represent discretionary expenditures and participation in such activities may decline during economic downturns, during which consumers generally earn less disposable income. Even an uncertain economic outlook may adversely affect consumer spending in our gaming operations and related facilities, as consumers spend less in anticipation of a potential economic downturn. Furthermore, other uncertainties, including national and global economic conditions, terrorist attacks or other global events, could adversely affect consumer spending and adversely affect our operations.

Acts of terrorism and war, natural disasters and severe weather may negatively impact our future profits.

Terrorist attacks and other acts of war or hostility have created many economic and political uncertainties. We cannot predict the extent to which terrorism, security alerts or war, or hostilities in Iraq and Afghanistan and other countries throughout the world will continue to directly or indirectly impact our business and operating results. As a consequence of the threat of terrorist attacks and other acts of war or hostility in the future, premiums for a variety of insurance products have increased, and some types of insurance are no longer available. Given current conditions in the global insurance markets, we are substantially uninsured for losses and interruptions caused by terrorist acts and acts of war. If any such event were to affect our properties, we would likely be adversely impacted.

In addition, natural disasters such as major fires, floods, hurricanes and earthquakes could also adversely impact our business and operating results.

For example, four of our properties were closed for an extended period of time due to the damage sustained from Hurricanes Katrina and Rita in August and September 2005, respectively. Such events could lead to the loss of use of one or more of our properties for an extended period of time and disrupt our ability to attract customers to certain of our gaming facilities. If any such event were to affect our properties, we would likely be adversely impacted.

In most cases, we have insurance that covers portions of any losses from a natural disaster, but it is subject to deductibles and maximum payouts in many cases. Although we may be covered by insurance from a natural disaster, the timing of our receipt of insurance proceeds, if any, is out of our control.

Additionally, a natural disaster affecting one or more of our properties may affect the level and cost of insurance coverage we may be able to obtain in the future, which may adversely affect our financial position.

As our operations depend in part on our customers’ ability to travel, severe or inclement weather can also have a negative impact on our results of operations.

Work stoppages and other labor problems could negatively impact our future profits.

Some of our employees are represented by labor unions. A lengthy strike or other work stoppage at one of our casino properties or construction projects could have an adverse effect on our business and results of operations. From time to time, we have also experienced attempts to unionize certain of our non–union employees. While these efforts have achieved only limited success to date, we cannot provide any assurance that we will not experience additional and more successful union activity in the future. There has been a trend towards unionization for employees in Atlantic City and Las Vegas. For example, certain dealers at certain of our Atlantic City properties have voted to be represented by the United Auto Workers; however, to date, there are no collective bargaining agreements in place. The impact of this union activity is undetermined and could negatively impact our profits.

We may not realize all of the anticipated benefits of current or potential future acquisitions.

Our ability to realize the anticipated benefits of acquisitions will depend, in part, on our ability to integrate the businesses of such acquired company with our businesses. The combination of two independent companies is a complex, costly and time consuming process. This process may disrupt the business of either or both of the companies, and may not result in the full benefits expected. The difficulties of combining the operations of the companies include, among others:

•	coordinating marketing functions;

•	unanticipated issues in integrating information, communications and other systems;

•	unanticipated incompatibility of purchasing, logistics, marketing and administration methods;

•	retaining key employees;

•	consolidating corporate and administrative infrastructures;

•	the diversion of management’s attention from ongoing business concerns; and

•	coordinating geographically separate organizations.

There is no assurance that we will realize the full benefits anticipated for any current or future acquisitions.

The risks associated with our international operations could reduce our profits.

Some of our properties are located in countries outside the United States, and our acquisition of London Clubs in 2006 has increased the percentage of our revenue derived from operations outside the United States. International operations are subject to inherent risks including:

•	variation in local economies;

•	currency fluctuation;

•	greater difficulty in accounts receivable collection;

•	trade barriers;

•	burden of complying with a variety of international laws; and

•	political and economic instability.

The loss of the services of key personnel could have a material adverse effect on our business.

The leadership of our chief executive officer, Mr. Loveman, and other executive officers has been a critical element of our success. The death or disability of Mr. Loveman or other extended or permanent loss of his services, or any negative market or industry perception with respect to him or arising from his loss, could have a material adverse effect on our business. Our other executive officers and other members of senior management have substantial experience and expertise in our business and have made significant contributions to our growth and success. The unexpected loss of services of one or more of these individuals could also adversely affect us. We are not protected by key man or similar life insurance covering members of our senior management. We have employment agreements with our executive officers, but these agreements do not guarantee that any given executive will remain with the company.

If we are unable to attract, retain and motivate employees, we may not be able to compete effectively and will not be able to expand our business.

Our success and ability to grow are dependent, in part, on our ability to hire, retain and motivate sufficient numbers of talented people, with the increasingly diverse skills needed to serve clients and expand our business, in many locations around the world. Competition for highly qualified, specialized technical and managerial, and particularly consulting personnel, is intense. Recruiting, training, retention and benefit costs place significant demands on our resources. Additionally, the recent downturn in the gaming, travel and leisure sectors has made recruiting executives to our business more difficult. The inability to attract qualified employees in sufficient numbers to meet particular demands or the loss of a significant number of our employees could have an adverse effect on us.

We are controlled by the Sponsors, whose interests may not be aligned with ours.

All of the voting common stock of Harrah’s Entertainment is held by Hamlet Holdings LLC, the members of which are comprised of an equal number of individuals affiliated with each of the Sponsors. As such, the Sponsors have the power to control our affairs and policies. The Sponsors also control the election of our board of directors and, if desired, the appointment of management, the entering into of mergers, sales of substantially all of our assets or other extraordinary transactions.

Eight of our eleven directors have been appointed by the Sponsors. In addition, two of the three members of our Executive Committee, both members of our Human Resources Committee and two of the three members of our Audit Committee, are affiliated with the Sponsors. The members affiliated with the Sponsors have the authority, subject to the terms of our debt, to issue additional shares, implement share repurchase programs, declare dividends, pay advisory fees and make other decisions, and they may have an interest in our doing so. Furthermore, the Sponsors are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us, as well as businesses that represent major customers of our businesses. The Sponsors may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. So long as the individuals affiliated with the Sponsors continue to control a significant amount of our outstanding voting common stock, the Sponsors will continue to be able to strongly influence or effectively control our decisions.

We are or may become involved in legal proceedings that, if adversely adjudicated or settled, could impact our financial condition.

From time to time, we are defendants in various lawsuits relating to matters incidental to our business. The nature of our business subjects us to the risk of lawsuits filed by customers, past and present employees, competitors, business partners, Native American tribes and others in the ordinary course of business. As with all litigation, no assurance can be provided as to the outcome of these matters and in general, litigation can be expensive and time consuming. For example, we may have potential liability arising from a class-action lawsuit against Hilton Hotels Corporation relating to employee benefit obligations. We may not be successful in the defense or prosecution of these lawsuits, which could result in settlements or damages that could significantly impact our business, financial condition and results of operations.

CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. You can identify forward looking statements because they contain words such as “believes,” “project,” “might,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that concern our strategy, plans or intentions. All statements we make relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward looking statements. In addition, we, through our senior management, from time to time make forward looking public statements concerning our expected future operations and performance and other developments. These forward looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected. We derive many of our forward looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results.

Important factors that could cause actual results to differ materially from our expectations (“cautionary statements”) are disclosed under “Risk Factors” and elsewhere in this prospectus, including, without limitation, in conjunction with the forward looking statements included in this prospectus. All subsequent written and oral forward looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Some of the factors that we believe could affect our results include:

•	the impact of our substantial indebtedness;

•	the effect of local and national economic, credit and capital market conditions on the economy in general, and on the gaming and hotel industry in particular;

•

construction factors, including delays, increased costs for labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues;

•	the effects of environmental and structural building conditions relating to our properties;

•	our ability to timely and cost effectively integrate companies that we acquire into our operations;

•	access to available and reasonable financing on a timely basis;

•	changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies;

•	litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation;

•	the ability of our customer-tracking, customer loyalty and yield-management programs to continue to increase customer loyalty and same-store or hotel sales;

•	our ability to recoup costs of capital investments through higher revenues;

•	acts of war or terrorist incidents or natural disasters;

•	access to insurance on reasonable terms for our assets;

•	abnormal gaming holds;

•	the potential difficulties in employee retention and recruitment as a result of our substantial indebtedness and the recent downturn in the gaming and hotel industries;

•	the effects of competition, including locations of competitors and operating and market competition; and

•	the other factors set forth under “Risk Factors.”

We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward looking statements contained in this prospectus may not in fact occur. We undertake no obligation to publicly update or revise any forward looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

MARKET AND INDUSTRY DATA AND FORECASTS

Information regarding market share, market position and industry data pertaining to our business contained in this prospectus consists of our estimates based on data and reports compiled by industry sources and professional organizations, including National Indian Gaming Commission, Casino City’s North American Gaming Almanac, 2008 AGA Survey of Casino Entertainment, Las Vegas Convention and Visitors Authority, Smith Travel Research, Nevada State Gaming Control Board—Nevada Gaming Abstract, South Jersey Transportation Authority, New Jersey Casino Control Commission, Macau Gaming Inspection and Coordination Bureau and on our management’s knowledge of our business and markets.

Although we believe that the third-party sources are reliable, neither we nor the initial purchasers have independently verified market industry data provided by third parties or by industry or general publications, and neither we nor the initial purchasers take any further responsibility for this data. Similarly, while we believe our internal estimates with respect to our industry are reliable, our estimates have not been verified by any independent sources, and we cannot assure you that they are accurate. While we are not aware of any misstatements regarding any industry data presented in this prospectus, our estimates, in particular as they relate to market share and our general expectations, involve risks and uncertainties and are subject to change based on various factors, including those discussed under the section entitled “Risk Factors” above.

THE ACQUISITION TRANSACTIONS

The Acquisition

On December 19, 2006, Harrah’s Entertainment entered into a definitive merger agreement with Hamlet Holdings, and Hamlet Merger Inc., a Delaware corporation and a wholly owned subsidiary of Hamlet Holdings (“Merger Sub”). Hamlet Holdings and Merger Sub were formed and are controlled by affiliates of the Sponsors. Pursuant to the merger agreement, on January 28, 2008, Merger Sub merged with and into Harrah’s Entertainment, and each share of Harrah’s Entertainment’s common stock issued and outstanding immediately prior to the effective time of the merger, was converted into the right to receive $90.00 in cash, which, when taken together with the net settlement of outstanding options, stock appreciation rights, restricted stock and restricted stock units, represents consideration of $17,375 million in the aggregate. We refer to the merger and payment of this consideration as the “Acquisition.”

Upon completion of the Acquisition, Hamlet Holdings, funds affiliated with and controlled by the Sponsors, certain co-investors and certain members of management became the owners of all of the outstanding equity interests of Harrah’s Entertainment. Hamlet Holdings, the members of which are comprised of an equal number of individuals affiliated with each of the Sponsors, holds all of the voting common stock of Harrah’s Entertainment. The voting common stock does not have any economic rights. Funds affiliated with and controlled by the Sponsors, their co-investors and members of management each hold non-voting common stock.

CMBS Transactions

In connection with the CMBS portion of the financing for the Acquisition described in more detail below under “—The Financing,” HOC spun off to Harrah’s Entertainment the following casino properties and related operating assets of those casinos (collectively, the “CMBS Closing Assets”) at or prior to the closing of the Acquisition: Harrah’s Las Vegas, Rio and Flamingo Las Vegas in Las Vegas, Nevada; Harrah’s Atlantic City and Showboat Atlantic City in Atlantic City, New Jersey; and Harrah’s Lake Tahoe, Harveys Lake Tahoe and Bill’s Lake Tahoe in Lake Tahoe, Nevada. All of the CMBS Closing Assets were spun out of HOC and its subsidiaries through a series of distributions, liquidations, transfers and contributions. We refer to the spin-off of the CMBS Closing Assets by HOC, resulting in the ownership of those assets by Harrah’s Entertainment through subsidiaries of Harrah’s Entertainment that are not also subsidiaries of HOC, as the “CMBS Spin-Off.”

Subsequent to the closing of the Acquisition and the CMBS Spin-Off, Paris Las Vegas and Harrah’s Laughlin and their related operating assets were spun out of HOC and its subsidiaries, and Harrah’s Lake Tahoe, Harveys Lake Tahoe, Bill’s Lake Tahoe and Showboat Atlantic City and their related operating assets were transferred to subsidiaries of HOC from Harrah’s Entertainment. We refer to the spin-off of Paris Las Vegas and Harrah’s Laughlin by HOC and the transfer to subsidiaries of HOC of Harrah’s Lake Tahoe, Harveys Lake Tahoe, Bill’s Lake Tahoe and Showboat Atlantic City as the “Post-Closing CMBS Transaction,” and we refer to the following casino properties and related operating assets of those casinos as the “CMBS Assets”: Harrah’s Las Vegas, Rio, Paris Las Vegas and Flamingo Las Vegas in Las Vegas, Nevada; Harrah’s Atlantic City in Atlantic City, New Jersey and Harrah’s Laughlin in Laughlin, Nevada. The Post-Closing CMBS Transaction occurred in May 2008.

The holders of the CMBS Assets (the “CMBS Borrowers”), are side-by-side with HOC under Harrah’s Entertainment. Pursuant to a shared services agreement, HOC provides the CMBS Borrowers with certain corporate management and administrative operations and costs are allocated by HOC for providing such services. These operations include, but are not limited to, payroll, marketing, accounting and legal. The agreement also memorializes certain short-term cash management arrangements and other operating efficiencies that reflect the way in which we have historically operated its business. We refer to the CMBS Spin-Off together with the subsequent Post-Closing CMBS Transaction as the “CMBS Transactions.”

London Clubs Transfer

In December 2006, we acquired London Clubs, which owns and/or manages casinos in the United Kingdom, Egypt and South Africa. When acquired, London Clubs and its subsidiaries became wholly owned subsidiaries of Harrah’s Entertainment and not subsidiaries of HOC. In connection with the CMBS Transactions and the financing described below under “—The Financing,” London Clubs and its subsidiaries, with the exception of those related to the London Clubs’ South African operations, became subsidiaries of HOC on or before the closing of the Acquisition. During the second quarter of 2008, Harrah’s Entertainment transferred to HOC the London Clubs’ South African operations, as well. We refer to the transfer of the London Clubs operations to HOC as the “London Clubs Transfer.”

The Financing

On January 28, 2008, the Acquisition was financed with the following:

•	a cash equity investment by the Sponsors, their co-investors and certain members of management in Harrah’s Entertainment of approximately $6,079 million;

•	the proceeds from the incurrence by HOC of $5,275 million of senior unsecured cash pay interim loans;

•	the proceeds from the incurrence by HOC of $1,500 million of senior unsecured PIK toggle interim loans;

•

borrowings of $7,250 million by HOC under the term loan portion of its senior secured credit facilities, which also includes a $2,000 million revolving credit facility none of which was drawn at closing, but was subject to $188 million in outstanding letters of credit; and

•

$6,500 million of mortgage loans and related mezzanine financing under a real estate facility (the “CMBS Financing”) entered into by the CMBS Borrowers (with a payment guarantee by Harrah’s Entertainment of the operating leases thereunder) and secured initially by the CMBS Closing Assets and, after the Post-Closing CMBS Transaction, the CMBS Assets.

HOC used the proceeds of the Old Cash Pay Notes and Old Toggle Notes, which were issued on February 1, 2008, to reduce its interim loan borrowings described above on a dollar-for-dollar basis.

HOC used a portion of the proceeds of the senior secured credit facilities described above to repay all outstanding borrowings under its existing credit facilities, which, as of January 28, 2008, amounted to approximately $5,796 million.

HOC also used a portion of the proceeds described above (including the senior secured credit facilities) to repurchase $131 million of its 7.5% Senior Notes due 2009, $394 million of its 8.875% Senior Subordinated Notes due 2008, $424 million of its 7.5% Senior Notes due 2009, $299 million of its 7% Senior Notes due 2013, all $250 million of its Senior Floating Rate Notes due 2008 and $375 million of its Floating Rate Contingent Convertible Senior Notes due 2024 pursuant to tender offers and consent solicitations (collectively, the “Tender Offer”) completed on the same day as the Acquisition, as well as a discharge of all Senior Floating Rate Notes that were not tendered in the Tender Offer. We refer to the Tender Offer, the discharge, the repayment of senior unsecured interim loans with the proceeds of the notes which were issued on February 1, 2008 and the other financing transactions described above as the “Financing.”

Hedging Arrangements

In conjunction with the Acquisition, HOC entered into three hedging arrangements with respect to LIBOR borrowings under the senior secured credit facilities, all of which fix the floating rate of interest thereunder to a fixed rate.

Throughout this prospectus, we collectively refer to the Acquisition, the CMBS Transactions, the London Clubs Transfer, the Financing and the hedging arrangements as the “Acquisition Transactions.”

USE OF PROCEEDS

Harrah’s Operating will not receive any proceeds from the resale of the notes offered by this prospectus.

CAPITALIZATION

The following table sets forth our consolidated cash, cash equivalents and investments and capitalization of Harrah’s Entertainment as of March 31, 2010, on (i) an actual basis and (ii) on an as adjusted basis to give effect to the issuance of the 12.75% Notes and the use of the proceeds therefrom.

You should read this table in conjunction with “Selected Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Other Indebtedness” and our financial statements and the related notes included elsewhere in this prospectus.

	As of March 31, 2010
	Actual	As Adjusted
	(in millions) (unaudited)
Cash and cash equivalents	$946.7	$952.2

Debt:
Term loan(1)	$6,803.8	$6,803.8
Revolving credit facility(2)	500.0	—
Senior secured notes	2,046.2	2,046.2
CMBS financing	5,551.2	5,551.2
2015 second lien notes(3)	152.3	152.3
2018 second lien notes(3)	1,975.7	1,975.7
12.75% notes	—	740.8
PHW Las Vegas senior secured loan	410.6	410.6
Subsidiary guaranteed unsecured senior debt(4)	488.6	488.6
Unsecured senior notes(5)	1,030.9	829.2
Unsecured senior subordinated notes(6)	11.5	—
Other(7)	358.8	358.8

Total debt, including current portion	19,329.6	19,357.2
Equity	1,533.3	1,526.9

Total capitalization	$20,862.9	$20,884.1

(1)	Upon the closing of the Acquisition, HOC entered into a seven-year $7,250 million term loan facility, all of which was drawn at the closing of the Acquisition. The outstanding borrowings under the term loan have been increased by an incremental term loan drawn in October 2009 and have been reduced by payments made subsequent to the Acquisition. Harrah’s Entertainment guarantees this facility, and all of the material wholly-owned domestic subsidiaries of HOC have pledged their assets to secure this facility.
(2)	Upon the closing of the Acquisition, we entered into the senior secured credit facilities, which include a $2,000 million revolving credit facility that was reduced to $1,630 million due to debt retirements subsequent to the closing of the Acquisition. At March 31, 2010, on an as adjusted basis after giving effect to offering of the 12.75% Notes and the use of the proceeds therefrom, $1,496.5 million of additional borrowing capacity is available under our revolving credit facility, with an additional $133.5 million committed to back letters of credit. Harrah’s Entertainment guarantees this facility, and all of the material wholly-owned domestic subsidiaries of HOC have pledged their assets to secure this facility.
(3)	“Actual” amounts include the book values of $215 million face value of 10% Second-Priority Notes due 2015, book values of $848 million face value of 10% Second-Priority Notes due 2018 issued in connection with the exchange offers that were consummated on December 24, 2008, and book values of $3,705 million face value of 10% Second-Priority Notes due 2018 issued in connection with the exchange offers that were consummated on April 15, 2009. Such amounts are inclusive of amounts paid in fees in connection with such exchange offers. The aggregate face value of such notes is $4,768 million.
(4)	“Actual” amounts consist of $479 million of 10.75% Senior Notes due 2016 and $10 million of 10.75%/11.5% Senior Toggle Notes due 2018. All of this indebtedness is guaranteed on a joint and several basis by Harrah’s Entertainment and each of the Subsidiary Pledgors.

(5)	The “Actual” unsecured senior notes consist of the book values of the following notes: $13 million face value of 8% Senior Notes due 2011, $125 million face value of 5.375% Senior Notes due 2013, $192 million face value of 5.5% Senior Notes due 2010, $452 million face value of 5.625% Senior Notes due 2015, $238 million face value of 5.75% Senior Notes due 2017, $360 million face value of 6.5% Senior Notes due 2016, $0.6 million face value of 7% Senior Notes due 2013 and $0.2 million face value of Floating Rate Contingent Convertible Senior Notes due 2024, all of which are obligations of HOC and guaranteed by Harrah’s Entertainment. The aggregate face value of such notes is $1,381 million.
(6)	The “Actual” unsecured senior subordinated notes consist of the book value of $12 million face value of 8.125% Senior Subordinated Notes due 2011.
(7)	Consists of the book values of the following debt: $221 million of 12.375% senior secured term loan due 2016 incurred by Chester Downs, $25 million of 6% Secured Debt due 2010, $17 million of unsecured Uruguay bonds due 2010, $68 million of principal obligations to fund Clark County, Nevada, Special Improvement District bonds and approximately $40 million of miscellaneous other indebtedness.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The selected historical consolidated financial data as of December 31, 2007, 2008 and 2009 and for the year ended December 31, 2007, and the periods from January 1, 2008 through January 27, 2008 and from January 28, 2008 through December 31, 2008, and for the year ended December 31, 2009, included in the table here have been derived from, and should be read in conjunction with, our audited consolidated financial statements included elsewhere in this prospectus. The selected historical consolidated financial and other data for the years ended December 31, 2005 and 2006 and as of December 31, 2005 and 2006 have been derived from our audited consolidated financial statements not included in this prospectus. The selected historical financial information as of and for the three months ended March 31, 2010 and 2009, are derived from, and should be read in conjunction with, our unaudited consolidated condensed financial statements included elsewhere in this prospectus, and, except as otherwise described herein, have been prepared on a basis consistent with our annual audited financial statements and, in the opinion of management, include all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation of such data.

Please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited financial statements and notes thereto included elsewhere in this prospectus.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

OF HARRAH’S ENTERTAINMENT, INC.

	Predecessor				Successor
	Year Ended December 31,			Jan. 1, 2008 through Jan. 27, 2008	Jan. 28, 2008 through Dec. 31, 2008	2009	Three months ended Mar. 31,
	2005	2006	2007				2009	2010
Revenues
Casino	$5,966.5	$7,868.6	$8,831.0	$614.6	$7,476.9	$7,124.3	$1,812.2	$1,750.0
Food and beverage	1,086.7	1,577.7	1,698.8	118.4	1,530.2	1,479.3	370.9	374.0
Rooms	786.2	1,240.7	1,353.6	96.4	1,174.5	1,068.9	274.7	268.4
Management fees	75.6	89.1	81.5	5.0	59.1	56.6	13.4	13.1
Other	424.7	611.0	695.9	42.7	624.8	592.4	139.5	131.0
Less: casino promotional allowances	(1,329.7)	(1,713.2)	(1,835.6)	(117.0)	(1,498.6)	(1,414.1)	(356.0)	(348.1)

Net revenues	7,010.0	9,673.9	10,825.2	760.1	9,366.9	8,907.4	2,254.7	2,188.4

Operating Expenses
Direct
Casino	2,984.6	3,902.6	4,595.2	340.6	4,102.8	3,925.5	993.3	987.6
Food and beverage	482.3	697.6	716.5	50.5	639.5	596.0	143.8	144.6
Rooms	151.5	256.6	266.3	19.6	236.7	213.5	52.0	59.2
Property general and administrative and other	1,464.4	2,206.8	2,421.7	178.2	2,143.0	2,018.8	504.3	503.3
Depreciation and amortization	485.7	667.9	817.2	63.5	626.9	683.9	172.4	169.7
Project opening costs	16.4	20.9	25.5	0.7	28.9	3.6	2.0	0.7
Write-downs, reserves and recoveries	56.1	62.6	(59.9)	4.7	16.2	107.9	27.4	12.5
Impairment of intangible assets	138.6	20.7	169.6	—	5,489.6	1,638.0	—	—
(Income)/loss in non-consolidated affiliates	(1.2)	(3.6)	(3.9)	(0.5)	2.1	2.2	(0.2)	0.6
Corporate expense	97.7	177.5	138.1	8.5	131.8	150.7	30.3	34.5
Acquisition and integration costs	55.0	37.0	13.4	125.6	24.0	0.3	0.2	7.2
Amortization of intangible assets	49.9	70.7	73.5	5.5	162.9	174.8	43.8	42.7

Total operating expenses	5,981.0	8,117.3	9,173.2	796.9	13,604.4	9,515.2	1,969.3	1,962.6

Income/(loss) from operations	1,029.0	1,556.6	1,652.0	(36.8)	(4,237.5)	(607.8)	285.4	225.8
Interest expense, net of interest capitalized	(479.6)	(670.5)	(800.8)	(89.7)	(2,074.9)	(1,892.5)	(496.8)	(491.5)
(Losses)/gains on early extinguishments of debt	(3.3)	(62.0)	(2.0)	—	742.1	4,965.5	1.2	(47.4)
Other income, including interest income	8.0	10.7	43.3	1.1	35.2	33.0	8.5	14.6

Income/(loss) from continuing operations before income taxes	554.1	834.8	892.5	(125.4)	(5,535.1)	2,498.2	(201.7)	(298.5)
(Provision) benefit for income taxes	(225.9)	(295.6)	(350.1)	26.0	360.4	(1,651.8)	74.3	104.9

Income/(loss) from continuing operations, net of tax	$328.2	$539.2	$542.4	$(99.4)	$(5,174.7)	$846.4	$(127.4)	$(193.6)

Other Financial Data
Capital expenditures	$1,201.0	$2,548.3	$1,376.7	$125.6	$1,181.4	$464.5	$144.0	$35.7
Ratio of earnings to fixed charges(1)	2.1x	2.2x	2.1x	—	—	2.3x	—	—

Balance Sheet Data
Cash and cash equivalents	$724.4	$799.6	$710.0		$650.5	$918.1	$1,759.4	$946.7
Working capital	30.7	(610.2)	(126.1)		(536.4)	(6.6)	539.5	(143.8)
Total assets	20,517.6	22,284.9	23,357.7		31,048.6	28,979.2	31,949.8	29,263.9
Total debt	11,045.8	12,089.9	12,440.4		23,208.9	18,943.1	24,565.0	19,329.6
Total stockholders’ equity/(deficit)	5,696.7	6,123.5	6,679.1		(1,360.8)	(867.0)	(1,526.8)	1,533.3

(1)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges and non-controlling interests, excluding equity in undistributed earnings of less-than-50%-owned investments. “Fixed charges” include interest, amortization of debt expense, discount or premium related to indebtedness and such portion of rental expense that we deem to be representative of interest. For the Predecessor period from January 1, 2008 through January 27, 2008 and Successor periods from January 28, 2008 through December 31, 2008, and the quarters ended March 31, 2009 and 2010, our earnings were insufficient to cover fixed charges by $122.5 million, $5,475.3 million, $191.3 million, and $296.6 million, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Harrah’s Entertainment, Inc., a Delaware corporation, was incorporated on November 2, 1989, and prior to such date operated under predecessor companies. In this discussion, the words “Harrah’s Entertainment,” “Company,” “we,” “our,” and “us” refer to Harrah’s Entertainment, Inc., together with its subsidiaries where appropriate.

Overview

We are one of the largest casino entertainment providers in the world. As of March 31, 2010, we owned, operated or managed 52 casinos in seven countries, but primarily in the United States and England. Our casino entertainment facilities operate primarily under the Harrah’s, Caesars and Horseshoe brand names in the United States, and include land-based casinos and casino hotels, dockside casinos, a combination greyhound racetrack and casino, a combination thoroughbred racetrack and casino, a combination harness racetrack and casino, casino clubs and managed casinos. We are focused on building customer loyalty through a unique combination of customer service, excellent products, unsurpassed distribution, operational excellence and technology leadership and on exploiting the value of our major hotel/casino brands and our loyalty program, Total Rewards. We believe that the customer-relationship marketing and business-intelligence capabilities fueled by Total Rewards are constantly bringing us closer to our customers so we better understand their preferences, and from that understanding, we are able to improve the entertainment experiences that we offer accordingly.

On January 28, 2008, Harrah’s Entertainment was acquired by affiliates of Apollo Global Management, LLC (“Apollo”) and TPG Capital, LP (“TPG”) in an all-cash transaction, hereinafter referred to as the “Acquisition,” valued at approximately $30.7 billion, including the assumption of $12.4 billion of debt and the incurrence of approximately $1.0 billion of acquisition costs. Holders of Harrah’s Entertainment stock received $90.00 in cash for each outstanding share of common stock. As a result of the Acquisition, the issued and outstanding shares of non-voting common stock and non-voting preferred stock of Harrah’s Entertainment are owned by entities affiliated with Apollo and TPG and certain co-investors and members of management, and the issued and outstanding shares of voting common stock of Harrah’s Entertainment are owned by Hamlet Holdings LLC, which is owned by certain individuals affiliated with Apollo and TPG. As a result of the Acquisition, our stock is no longer publicly traded.

Regional Aggregation

The executive officers of our Company review operating results, assess performance and make decisions related to the allocation of resources on a property-by-property basis. We, therefore, believe that each property is an operating segment and that it is appropriate to aggregate and present the operations of our Company as one reportable segment. In order to provide more meaningful information than would be possible on a consolidated basis, our properties (as of March 31, 2010, or as otherwise noted below) have been grouped as follows to facilitate discussion of our operating results:

Las Vegas	Atlantic City	Louisiana/Mississippi	Iowa/Missouri
Caesars Palace	Harrah’s Atlantic City	Harrah’s New Orleans	Harrah’s St. Louis
Bally’s Las Vegas	Showboat Atlantic City	Harrah’s Louisiana Downs	Harrah’s North Kansas City
Flamingo Las Vegas	Bally’s Atlantic City	Horseshoe Bossier City	Harrah’s Council Bluffs
Harrah’s Las Vegas	Caesars Atlantic City	Grand Biloxi	Horseshoe Council Bluffs/
Paris Las Vegas	Harrah’s Chester(2)	Harrah’s Tunica	Bluffs Run
Rio		Horseshoe Tunica
Imperial Palace		Tunica Roadhouse Hotel &
Bill’s Gamblin’ Hall & Saloon		Casino
Planet Hollywood Resort & Casino(1)

Illinois/Indiana	Other Nevada	Managed and International
Horseshoe Southern Indiana	Harrah’s Reno	Harrah’s Ak-Chin(4)
Harrah’s Joliet (3)	Harrah’s Lake Tahoe	Harrah’s Cherokee(4)
Harrah’s Metropolis	Harvey’s Lake Tahoe	Harrah’s Rincon(4)
Horseshoe Hammond	Harrah’s Laughlin	Conrad Punta del Este(2)
	Bill’s Lake Tahoe (7)	Caesars Windsor(5)
London Clubs International(6)

(1)	Acquired on February 19, 2010. PHW Las Vegas, which owns and operates Planet Hollywood Resort and Casino, is an unrestricted subsidiary of HOC.
(2)	We have approximately 95 percent ownership interest in this property.
(3)	We have an 80 percent ownership interest in and manage this property.
(4)	Managed, not owned.
(5)	We have a 50 percent interest in Windsor Casino Limited, which manages this property. The province of Ontario owns the complex.
(6)	As of March 31, 2010, we operate/manage 10 casino clubs in the provinces of the United Kingdom, 2 in Egypt and 1 in South Africa.
(7)	This property closed in January 2010 and was sold in February 2010.

Included in income from operations for each grouping are project opening costs and write-downs, reserves and recoveries. Project opening costs include costs incurred in connection with expansion and renovation projects at various properties. Write-downs, reserves and recoveries include various pretax charges to record tangible asset impairments, contingent liability reserves, demolition costs, recoveries of previously recorded non-routine charges and other non-routine transactions.

Consolidated Operating Results

In accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), we have separated our historical financial results for the period subsequent to the Acquisition (the “Successor” period) and the period prior to the Acquisition (the “Predecessor” period). However, we have also combined results for the Successor and Predecessor periods for 2008 in the presentations below because we believe that it enables a meaningful presentation and comparison of results. As a result of the application of purchase accounting as of the Acquisition date, financial information for the Successor periods and the Predecessor periods are presented on different bases and, therefore, are not comparable. We have reclassified certain amounts for prior periods to conform to our 2009 presentation.

Because the financial results for both 2009 and 2008 include significant impairment charges, the following tables also present separately Income/(loss) from operations before impairment charges and the impairment charges to provide more meaningful comparisons of results. This presentation is not in accordance with U.S. GAAP.

(In millions)	Quarter Ended March 31, 2010	Quarter Ended March 31, 2009	Percentage Increase/ (Decrease)
Casino revenues	$1,750.0	$1,812.2	(3.4)%
Net revenues	2,188.4	2,254.7	(2.9)%
Income from operations	225.8	285.4	(20.9)%
Income / (Loss) from continuing operations, net of tax	(193.6)	(127.4)	(52.0)%
Income / (Loss) attributable to Harrah’s Entertainment, Inc.	(195.6)	(132.7)	(47.4)%
Operating margin	10.3%	12.7%	(2.4	)pts

	Successor		Predecessor	Combined 2008	Predecessor 2007	Percentage Increase/(Decrease)
(In millions)	2009	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008
						09 vs. 08	08 vs. 07
Casino revenues	$7,124.3	$7,476.9	$614.6	$8,091.5	$8,831.0	(12.0)%	(8.4)%

Net revenues	8,907.4	9,366.9	760.1	10,127.0	10,825.2	(12.0)%	(6.4)%

Income/(loss) from operations	(607.8)	(4,237.5)	(36.8)	(4,274.3)	1,652.0	85.8%	N/M
Impairment charges	(1,638.0)	(5,489.6)	—	(5,489.6)	(169.6)	N/M	N/M

Income/(loss) from operations before impairment charges	1,030.2	1,252.1	(36.8)	1,215.3	1,821.6	(15.2)%	(33.3)%

Income/(loss) from continuing operations, net of tax	846.4	(5,174.7)	(99.4)	(5,274.1)	542.4	N/M	N/M

Net income/(loss) attributable to Harrah’s Entertainment, Inc.	827.6	(5,096.3)	(100.9)	(5,197.2)	619.4	N/M	N/M

N/M = Not Meaningful

Revenues for the quarter ended March 31, 2010, declined primarily due to the continuing impact of the recession on customers’ discretionary spending and reduced aggregate demand, which continued to pressure average daily room rates. Income from operations declined as cost-savings initiatives were unable to offset the earnings impact of the revenue decline.

In the fourth quarter of 2009, we purchased approximately $950 million of face value of CMBS Loans for approximately $237 million. Pursuant to the terms of a letter agreement (the “CMBS Letter Agreement”) agreed to in March 2010 (discussed later within the Capital Resources section of this Management’s Discussion and Analysis), we have agreed to pay lenders selling these CMBS Loans during the fourth quarter 2009 an additional $48 million for their loans previously sold, subject to the execution of definitive documentation for the amendment. This additional liability was recorded as a loss on early extinguishment of debt during the quarter ended March 31, 2010.

Revenues for the full year ended December 31, 2009 declined as a result of reduced customer visitation and spend per trip due to the impact of the recession on customers’ discretionary spending, as well as reduced aggregate demand, which impacted average daily room rates. The earnings impact of the declines in revenue in 2009 as compared to 2008 was partially offset by company-wide cost savings initiatives that began in the third quarter of 2008. Income from continuing operations, net of tax, for the year ended December 31, 2009, includes net gains on early extinguishments of debt of $4,965.5 million, which were partially offset by charges of $1,638.0 million for impairments of goodwill and other non-amortizing intangible assets. The full year ended December 31, 2008 included charges of $5,489.6 million related to impairment of goodwill and other non-amortizing intangible assets, and expenses incurred in connection with the Acquisition, primarily related to accelerated vesting of employee stock options, stock appreciation rights (“SARs”) and restricted stock, and higher interest expense. Offsetting a portion of these costs in 2008 were net gains on the early extinguishments of debt and proceeds received from the settlement of insurance claims related to hurricane damage in 2005.

Gains on early extinguishments of debt during 2009, mentioned above, relate to multiple debt transactions initiated throughout the year, including i) the exchange of approximately $3,648.8 million principal amount of new 10% second-priority senior secured notes due in 2018 for approximately $5,470.1 million aggregate principal amount of outstanding debt with maturity dates ranging from 2010 to 2018; ii) the purchase of approximately $1,601.5 million principal amount of outstanding debt through tender offers or open market purchases; and iii) the early retirement of approximately $948.8 million principal amount of certain real estate loans. These events are discussed more fully in the “Liquidity and Capital Resources” section that follows herein.

The decrease in 2008 from 2007 revenues was primarily attributable to turbulent economic conditions in the United States that reduced customer visitation to our casinos and spend per trip. The impact of a smoking ban in Illinois, heavy rains and flooding affecting visitor volumes at our properties in the Midwest and the temporary closure of Gulf Coast properties due to a hurricane also contributed to the decline in 2008 revenues. As mentioned above, 2008 loss from continuing operations, net of tax, was also impacted by charges for impairment of certain goodwill and other non-amortizing intangible assets; expenses incurred in connection with the Acquisition; and higher interest expense, partially offset by net gains from early extinguishments of debt and proceeds from the settlement of insurance claims related to hurricane damage in 2005.

Regional Operating Results

Las Vegas Results

(In millions)	Quarter Ended March 31, 2010	Quarter Ended March 31, 2009	Percentage Increase/ (Decrease)
Casino revenues	$379.6	$369.5	2.7%
Net revenues	682.8	686.4	(0.5)%
Income from operations	105.9	123.8	(14.5)%
Operating margin	15.5%	18.0%	(2.5	)pts

(In millions)	Successor		Predecessor	Combined 2008
	2009	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008		Predecessor	Percentage Increase/(Decrease)
					2007	09 vs. 08		08 vs 07
Casino revenues	$1,476.0	$1,579.9	$138.7	$1,718.6	$1,986.6	(14.1)%		(13.5)%

Net revenues	$2,698.0	$3,000.6	$253.6	$3,254.2	$3,626.7	(17.1)%		(10.3)%

(Loss)/income from operations	$(681.0)	$(1,988.0)	$51.9	$(1,936.1)	$886.4	64.8%		N/M
Impairment charges	(1,130.9)	(2,579.4)	—	(2,579.4)	—	N/M		N/M

Income from operations before impairment charges	$449.9	$591.4	$51.9	$643.3	$886.4	(30.1)%		(27.4)%

Operating margin	(25.2)%	(66.3)%	20.5%	(59.5)%	24.4%	34.3	pts	N/M
Operating margin before impairment charges	16.7%	19.7%	20.5%	19.8%	24.4%	(3.1	)pts	(4.6	) pts

N/M = Not meaningful

On February 19, 2010, Harrah’s Operating a wholly-owned subsidiary of Harrah’s Entertainment acquired 100% of the equity interests of PHW Las Vegas which owns and operates the Planet Hollywood Resort and Casino (“Planet Hollywood”) located in Las Vegas, Nevada. Net revenues and income from continuing operations before income taxes (excluding transaction costs associated with the acquisition) of Planet Hollywood subsequent to the date of acquisition through March 31, 2010 of $26.3 million and $3.1 million, respectively, are included in consolidated results from operations for the quarter ended March 31, 2010.

For the quarter ended March 31, 2010, revenues declined slightly in the Las Vegas Region from the 2009 period due to increased room inventory in the market, weakness in the group travel business, lower spend per visitor and lower average daily room rates, despite hotel occupancy remaining strong at approximately 90%.

Same-store sales revenue declines of 4.4 percent in the 2010 first quarter were largely offset by incremental revenues resulting from the acquisition of Planet Hollywood during the quarter. Income from operations in the quarter ended March 31, 2010 was lower than the comparable prior year quarter, driven primarily by the earnings impact of reduced revenues.

An expansion and renovation of Caesars Palace Las Vegas was completed in stages during 2009 on the Octavius Tower, a new hotel tower with 110,000 square feet of additional meeting and convention space, three 10,000-square-foot luxury villa suites and an expanded pool and garden area. We have deferred completion of approximately 660 rooms, including 75 luxury suites, in the hotel tower expansion as a result of current economic conditions impacting the Las Vegas tourism sector. The convention center and the remainder of the expansion project, other than the deferred rooms, was completed during 2009. The Company has incurred capital expenditures of approximately $646.7 million on this project through March 31, 2010, and does not expect to incur significant additional capital expenditures on this project until construction on the deferred rooms is resumed.

For the year ended December 31, 2009, revenues and income from operations before impairment charges were lower than in the comparable period in 2008, driven by lower spend per visitor and declines in the group-travel business due to the economic environment. While hotel occupancy was strong at approximately 99%, average room rates declined due to the impact of reduced aggregate demand. Loss from operations for 2009 included charges of $1,130.9 million recorded for the impairment of goodwill and other non-amortizing intangible assets.

The declines in revenues and income from operations in before impairment charges 2008 from 2007 reflect lower visitation and spend per trip as our customers reacted to higher transportation costs, volatility in the financial markets and other economic concerns. Fewer hotel rooms available at Caesars Palace due to re-modeling and at Harrah’s Las Vegas and Rio as a result of room remediation projects also contributed to the 2008 decline. Loss from operations for Las Vegas included charges of $2,579.4 million recorded in fourth quarter 2008 for the impairment of certain goodwill and other non-amortizing intangible assets.

On February 27, 2007, we exchanged certain real estate that we owned on the Las Vegas Strip for property located at the northeast corner of Flamingo Road and Las Vegas Boulevard between Bally’s Las Vegas and Flamingo Las Vegas. We began operating the acquired property on March 1, 2007, as Bill’s Gamblin’ Hall & Saloon, and its results are included in our operating results from the date of its acquisition.

Atlantic City Results

(In millions)	Quarter Ended March 31, 2010	Quarter Ended March 31, 2009	Percentage Increase/ (Decrease)
Casino revenues	$424.8	$462.5	(8.2)%
Net revenues	457.5	483.9	(5.5)%
Income from operations	21.5	37.1	(42.0)%
Operating margin	4.7%	7.7%	(3.0	) pts

	Successor		Predecessor	Combined 2008
(In millions)	2009	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008		Predecessor	Percentage Increase/(Decrease)
					2007	09 vs. 08		08 vs. 07
Casino revenues	$1,894.5	$2,111.8	$163.4	$2,275.2	$2,429.9	(16.7)%		(6.4)%

Net revenues	$2,025.9	$2,156.0	$160.8	$2,316.8	$2,372.0	(12.6)%		(2.3)%

Income/(loss) from operations	$28.3	$(415.4)	$18.7	$(396.7)	$351.4	N/M		N/M
Impairment charges	(178.7)	(699.9)	—	(699.9)	—	N/M		N/M

Income from operations before impairment charges	$207.0	$284.5	$18.7	$303.2	$351.4	(31.7)%		(13.7)%

Operating margin	1.4%	(19.3)%	11.6%	(17.1)%	14.8%	N/M		N/M
Operating margin before impairment charges	10.2%	13.2%	11.6%	13.1%	14.8%	(2.9	)pts	(1.7	)pts

N/M = Not meaningful

Revenues for the quarter ended March 31, 2010 were lower than in the comparable prior year quarter due to reduced visitation and spend per trip, plus unusually harsh winter storms. For the quarter ended March 31, 2010, cost savings initiatives were unable to offset increased marketing expenses and the earnings impact of reduced revenues, which contributed to the 2010 decline in income from operations.

Revenues for 2009 were lower than in 2008, due to reduced visitor volume and spend per trip. Income from operations before impairment charges for 2009 was also lower than in 2008 as cost savings initiatives were insufficient to offset the earnings impact of the reduced revenues and increased marketing expenses. The Atlantic City market continues to be affected by competition from three slot facilities in eastern Pennsylvania and one in Yonkers, New York and the current economic environment. These adverse factors were partially offset by the full-year impact of the 2008 expansion of the Harrah’s Atlantic City property. In 2009, income from operations included a charge of $178.7 million for impairment of goodwill of certain of the Atlantic City properties.

During 2009, Chester Downs and Marina LLC (“Chester Downs”), a majority-owned subsidiary of HOC and owner of Harrah’s Chester, entered into an agreement to borrow under a senior secured term loan with a principal amount of $230 million and borrowed such amount, net of original issue discount. The proceeds of the term loan were used to pay off intercompany debt due to HOC and to repurchase equity interests from certain minority partners of Chester Downs. As a result of the purchase of these equity interests, HOC currently owns 95% of Chester Downs.

Revenues and income from operations before impairment charges for the Atlantic City region in 2008 were down from 2007 due to reduced visitor volume and spend per trip, and higher operating costs, including utilities and employee benefits. These adverse impacts were partially offset by favorable results from Harrah’s Chester and from Harrah’s Atlantic City, which benefited from the 2008 expansion and upgrade discussed below at that property. The Atlantic City market was affected by the opening of three slot facilities in eastern Pennsylvania and one in Yonkers, New York, and smoking restrictions in Atlantic City. Loss from operations for 2008 for the Atlantic City region included a charge of $699.9 million recorded in fourth quarter 2008 for the impairment of certain goodwill and other non-amortizing intangible assets.

Construction was completed in 2008 on a $498.6 million upgrade and expansion of Harrah’s Atlantic City, which included a new hotel tower with approximately 960 rooms, a casino expansion, a new buffet and a retail and entertainment complex. Portions of the new hotel tower opened in the first and second quarters of 2008, and the remaining phase opened in July 2008.

Louisiana/Mississippi Results

(In millions)	Quarter Ended March 31, 2010	Quarter Ended March 31, 2009	Percentage Increase/ (Decrease)
Casino revenues	$282.5	$306.2	(7.7)%
Net revenues	307.0	334.5	(8.2)%
Income from operations	32.3	58.3	(44.6)%
Operating margin	10.5%	17.4%	(6.9	) pts

	Successor		Predecessor			Percentage Increase/(Decrease)
(In millions)	2009	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008	Combined 2008	Predecessor 2007
						09 vs. 08	08 vs. 07
Casino revenues	$1,140.8	$1,252.7	$99.0	$1,351.7	$1,462.5	(15.6)%	(7.6)%

Net revenues	1,245.2	1,340.8	106.1	1,446.9	1,538.7	(13.9)%	(6.0)%

Income from operations	181.4	28.3	10.1	38.4	352.1	N/M	(89.1)%
Impairment charges	(6.0)	(328.9)	—	(328.9)	—	N/M	N/M

Income from operations before impairment charges	187.4	357.2	10.1	367.3	352.1	(49.0)%	4.3%

Operating margin	14.6%	2.1%	9.5%	2.7%	22.9%	11.9pts	(20.2)pts
Operating margin before impairment charges	15.0%	26.6%	9.5%	25.4%	22.9%	(10.4)pts	2.5pts

N/M = Not meaningful

Revenues for the quarter ended March 31, 2010 from our properties in Louisiana and Mississippi were lower than the comparable prior year quarter driven by lower visitation and customer spend per trip. Income from operations was lower than in the 2009 first quarter as cost-savings initiatives were unable to offset increased marketing expenses and the earnings impact of reduced revenues.

Construction began in third quarter 2007 on Margaritaville Casino & Resort in Biloxi. We have halted construction on this project, and will continue to review and refine the project in light of the current economic environment, market conditions on the Gulf Coast and the current financing environment. We license the Margaritaville name from an entity affiliated with the singer/songwriter Jimmy Buffett. As of March 31, 2010, $178.5 million had been spent on this project.

Revenues for 2009, from our properties in Louisiana and Mississippi were lower compared to 2008 driven by lower visitor volume due to the current economic environment. Included in income from operations for 2009 was a $6.0 million charge for impairment of goodwill of certain of these properties. Prior to the consideration of the impairment charges for goodwill and the insurance proceeds received in 2008 (discussed below), income from operations before impairment charges for 2009 improved slightly when compared to 2008 primarily as a result of cost savings initiatives within the region. During December 2009, we rebranded Sheraton Tunica to Tunica Roadhouse. For the rebranding, the property was closed for a minimal amount of time, during a traditionally quiet period, resulting in limited disruptions to operations.

Revenues for 2008 were lower than in 2007 due to declines in visitation, hurricane-related evacuations and temporary closures of our two Gulf Coast properties during third quarter in 2008 and disruptions during the renovation at Harrah’s Tunica. Income from operations in 2008 included a charges of $328.9 million for the impairment of certain goodwill, which was partially offset by insurance proceeds of $185.4 million from the final settlement of claims related to 2005 hurricane damage. The insurance proceeds are included in write-downs, reserves and recoveries in our consolidated statement of operations. Income from operations in 2007 included insurance proceeds of $130.3 million related to 2005 hurricane damage. Prior to the consideration of the impairment charges and insurance proceeds, income from operations before impairment charges for 2008 decreased when compared to 2007 primarily as a result of declines in visitation, hurricane-related evacuations and temporary closures of our two Gulf Coast properties during the third quarter of 2008 and disruptions during the renovation at Harrah’s Tunica.

In May 2008, Grand Casino Resort in Tunica, Mississippi, was re-branded to Harrah’s Tunica. In connection with the re-branding, renovations to the property costing approximately $30.3 million were completed.

Iowa/Missouri Results

(In millions)	Quarter Ended March 31, 2010	Quarter Ended March 31, 2009	Percentage Increase/ (Decrease)
Casino revenues	$175.7	$181.4	(3.1)%
Net revenues	187.6	193.6	(3.1)%
Income from operations	47.5	47.8	(0.6)%
Operating margin	25.3%	24.7%	0.6 pts

	Successor		Predecessor
	2009	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008	Combined 2008	Predecessor	Percentage Increase/(Decrease)
(In millions)					2007	09 vs. 08		08 vs. 07
Casino revenues	$707.3	$678.7	$52.5	$731.2	$764.1	(3.3)%		(4.3)%
Net revenues	756.6	727.0	55.8	782.8	811.4	(3.3)%		(3.5)%
Income from operations	187.5	108.2	7.7	115.9	143.6	61.8%		(19.3)%
Impairment charges	—	(49.0)	—	(49.0)	—	N/M		N/M
Income from operations before impairment charges	187.5	157.2	7.7	164.9	143.6	13.7%		14.8%
Operating margin	24.8%	14.9%	13.8%	14.8%	17.7%	10.0	pts	(2.9	)pts
Operating margin before impairment charges	24.8%	21.6%	13.8%	21.1%	17.7%	3.7	pts	3.4	pts

N/M = Not meaningful

Revenues for the quarter ended March 31, 2010 at our Iowa and Missouri properties were slightly lower compared to the same period last year due to new competition in the market and the continuing impact of the weak economy. Income from operations remained relatively consistent compared with the 2009 first quarter as cost savings initiatives across all properties within the region helped offset the earnings impact of the revenue decline.

Revenues for 2009 at our Iowa and Missouri properties were slightly lower compared to the same period in 2008 driven by the weak economy that continued to impact guest visitation. The region was also impacted by severe winter storms during the fourth quarter of 2009 which also affected guest visitation. Income from operations before impairment charges and operating margin in 2009 were higher than in the prior year period due primarily to cost savings initiatives.

Revenues in 2008 were lower than 2007, driven primarily by Harrah’s St. Louis, where the opening of a new facility in early 2008 by a competitor impacted results. Income from operations included a charge of $49.0 million recorded in fourth quarter 2008 for the impairment of certain non-amortizing intangible assets. Despite lower revenues compared to 2007, income from operations before impairment charges and operating margin were higher in 2008 due to cost savings initiatives.

Illinois/Indiana Results

(In millions)	Quarter Ended March 31, 2010	Quarter Ended March 31, 2009	Percentage Increase/ (Decrease)
Casino revenues	$297.9	$305.4	(2.5)%
Net revenues	297.0	303.3	(2.1)%
Income from operations	38.9	36.4	6.9%
Operating margin	13.1%	12.0%	1.1 pts

	Successor		Predecessor
(In millions)	2009	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008	Combined 2008	Predecessor	Percentage Increase/(Decrease)
					2007	09 vs. 08	08 vs. 07
Casino revenues	$1,180.7	$1,102.5	$86.9	$1,189.4	$1,330.8	(0.7)%	(10.6)%
Net revenues	1,172.3	1,098.7	85.5	1,184.2	1,285.8	(1.0)%	(7.9)%
(Loss)/income from operations	(35.4)	(505.9)	8.7	(497.2)	135.3	92.9%	N/M
Impairment charges	(180.7)	(617.1)	—	(617.1)	(60.4)	N/M	N/M
Income from operations before impairment charges	145.3	111.2	8.7	119.9	195.7	21.2%	(38.7)%
Operating margin	(3.0)%	(46.0)%	10.2%	(42.0)%	10.5%	39.0 pts	N/M
Operating margin before impairment charges	12.4%	10.1%	10.2%	10.1%	15.2%	2.3 pts	(5.1	) pts

N/M = Not meaningful

Revenues declined slightly in the quarter ended March 31, 2010 due to the continuing impact of the weak economy. Included in income from operations for the prior year is the write-down of assets of $6.9 million at the Company’s Horseshoe Hammond property. Prior to the consideration of this charge, income from operations in first quarter 2010 declined when compared to 2009 as cost savings initiatives were insufficient to offset the earnings impact of the revenue decline.

For the full year 2009, revenues were relatively unchanged compared to the prior year due to increased revenues related to the 2008 expansion of the Horseshoe Hammond property, which offset the revenue declines at other properties in the region. The Horseshoe Hammond renovation and expansion was completed in August 2008. Cost savings initiatives at properties in the region also contributed to the increase in income from operations before impairment charges in 2009. For the year ended December 31, 2009, the loss from operations included a $180.7 million charge for impairment of goodwill and other non-amortizing intangible assets of certain of the Illinois/Indiana region properties and the write-down of the value of assets that were taken out of service at Horseshoe Hammond.

Revenues and income from operations before impairment charges in 2008 were lower than in 2007 due to reduced overall customer volumes and spend per trip, the imposition of a smoking ban in Illinois and heavy rains and flooding. Horseshoe Southern Indiana, formerly Caesars Indiana, was closed for four days in March 2008 due to flooding in the area. Revenues for 2008 were boosted by the August 2008 opening of the $497.9 million renovation and expansion at Horseshoe Hammond, which included a two-level entertainment vessel including a 108,000-square-foot casino. Loss from operations for 2008 for Illinois/Indiana includes a charge of $617.1 million recorded in fourth quarter 2008 for the impairment of certain goodwill and other non-amortizing intangible assets.

In July 2008, Caesars Indiana was re-branded to Horseshoe Southern Indiana. The re-branding and renovation project cost approximately $52.3 million.

Other Nevada Results

(In millions)	Quarter Ended March 31, 2010	Quarter Ended March 31, 2009	Percentage Increase/ (Decrease)
Casino revenues	$86.7	$89.8	(3.5)%
Net revenues	109.9	114.6	(4.1)%
Income from operations	7.1	7.6	(6.6)%
Operating margin	6.5%	6.6%	(0.1	)pts

	Successor		Predecessor
(In millions)	2009	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008	Combined 2008	Predecessor	Percentage Increase/(Decrease)
					2007	09 vs. 08		08 vs. 07
Casino revenues	$372.0	$425.4	$30.2	$455.6	$508.0	(18.3)%		(10.3)%
Net revenues	472.6	534.0	38.9	572.9	632.4	(17.5)%		(9.4)%
Income/(loss) from operations	47.3	(255.9)	0.5	(255.4)	93.0	N/M		N/M
Impairment charges	(4.0)	(318.5)	—	(318.5)	—	N/M		N/M
Income from operations before impairment charges	51.3	62.6	0.5	63.1	93.0	(18.7)%		(32.2)%
Operating margin	10.0%	(47.9)%	1.3%	(44.6)%	14.7%	N/M		N/M
Operating margin before impairment charges	10.9%	11.7%	1.3%	11.0%	14.7%	(0.1	)pts	(3.7	)pts

N/M = Not meaningful

For the quarter ended March 31, 2010, revenues from our Nevada properties outside of Las Vegas were lower than in the 2009 period due to lower guest visitation and customer spend per trip. In the first quarter 2010, the impact of lower revenues on income from operations was partially offset by cost savings initiatives.

For 2009, revenues from our Nevada properties outside of Las Vegas were lower than in the comparable period of 2008 due to lower guest visitation and lower customer spend per trip. Cost-savings initiatives implemented throughout 2009 partially offset the earnings impact of the net revenue declines. During December 2009, we announced the permanent closure of Bill’s Lake Tahoe effective in January 2010, which was later sold in February 2010. The closure and sale are the result of several years of declining business levels at that property.

Revenues and income from operations before impairment charges from our Nevada properties outside of Las Vegas in 2008 were lower than in 2007 due to lower customer spend per trip, the opening of an expansion at a competing property in Reno and higher costs aimed at attracting and retaining customers. Loss from operations was included a charge of $318.5 million recorded in fourth quarter 2008 for the impairment of certain goodwill and other non-amortizing intangible assets.

Managed, International and Other

(In millions)	Quarter Ended March 31, 2010	Quarter Ended March 31, 2009	Percentage Increase/ (Decrease)
Revenues
Managed	$12.5	$13.4	(6.7)%
International	117.7	110.6	6.4%

Total revenues	$130.2	$124.0	5.0%

Income from operations
Managed	$4.0	$3.3	21.2%
International	11.4	8.8	29.5%

Total income from operations	$15.4	$12.1	27.3%

	Successor		Predecessor
(In millions)	2009	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008	Combined 2008	Predecessor	Percentage Increase/(Decrease)
					2007	09 vs. 08	08 vs. 07
Revenues
Managed	$56.3	$59.1	$5.0	$64.1	$81.5	(12.2)%	(21.3)%
International	403.8	375.7	51.2	426.9	396.4	(5.4)%	7.7%
Other	76.7	75.0	3.2	78.2	80.3	(1.9)%	(2.6)%

Net revenues	$536.8	$509.8	$59.4	$569.2	$558.2	(5.7)%	2.0%

Income/(loss) from operations
Managed	$19.4	$22.1	$4.0	$26.1	$64.7	(25.7)%	(59.7)%
International	(23.0)	(276.0)	2.2	(273.8)	(128.6)	91.6%	N/M
Other	(181.3)	(799.1)	(6.5)	(805.6)	(94.4)	77.5%	N/M

Loss from operations	(184.9)	$(1,053.0)	(0.3)	(1,053.3)	(158.3)	82.4%	N/M

Impairment of goodwill and non-amortizing intangible assets
Managed	$—	$—	$—	$—	$—	N/A	N/A
International	(31.0)	(210.8)	—	(210.8)	(109.2)	N/M	N/M
Other	(106.7)	(686.0)	—	(686.0)	—	N/M	N/M

Total impairment charges	(137.7)	(896.8)	—	(896.8)	(109.2)	N/M	N/M

Income/(loss) from operations before impairment
Managed	$19.4	$22.1	$4.0	$26.1	$64.7	(25.7)%	(59.7)%
International	8.0	(65.2)	2.2	(63.0)	(19.4)	N/M	N/M
Other	(74.6)	(113.1)	(6.5)	(119.6)	(94.4)	37.6%	(26.7)%

Loss from operations before impairment	$(47.2)	$(156.2)	$(0.3)	$(156.5)	$(49.1)	69.8%	N/M

N/M = Not meaningful

Managed, international and other results include income from our managed properties, results of our international properties, certain marketing and administrative expenses, including development costs, income from our non-consolidated affiliates, and our businesses related to the World Series of Poker® (“WSOP”) brand.

Revenues from our Managed and International properties rose in the 2010 first quarter due to increased customer spend per trip at our Uruguay property and favorable foreign exchange impact in the London Clubs businesses. Income from operations increased in the 2010 first quarter compared to 2009 as a result of the earnings impact of increased revenues.

Managed. We manage three tribal casinos and have consulting arrangements with casino companies in Australia. The table below gives the location and expiration date of the current management contracts for our three tribal casino properties as of March 31, 2010.

Casino	Location	Expiration of Management Agreement
Harrah’s Rincon	near San Diego, California	November 2013
Harrah’s Cherokee	Cherokee, North Carolina	November 2011
Harrah’s Ak-Chin	near Phoenix, Arizona	December 2014

The decline in revenues for the year ended December 31, 2009 reflects the impact of the current economic environment on our managed properties.

Our 2008 revenue and income from operations from managed properties were lower than in 2007 due to the termination of our contract with the Prairie Band Potawatomi Nation on June 30, 2007, the impact of the economy on our managed properties and a change in the fee structure at one of our managed properties.

International. Our international results include the operations of our property in Punta del Este, Uruguay, and our London Clubs International Limited (“London Clubs”) entities. As of March 31, 2010, London Clubs owns or manages ten casinos in the United Kingdom, two in Egypt and one in South Africa. During 2009, one of the London Clubs owned properties, Fifty, was closed and is currently being liquidated. Revenues for London Clubs decreased slightly in 2009 when compared to 2008 as the increase in local currency revenues attributable to the full-year impact in 2009 of two new properties which opened in 2008 was insufficient to offset the adverse movements in exchange rates. Loss from operations in 2009 was improved compared to 2008 as a result of the impairment charge recorded in 2008; details of the charge are described below. Income from operations before impairment in 2009 improved when compared to a loss from operations before impairment in 2008 as the impact of adverse foreign exchange rates was more than offset by increased revenues and cost savings initiatives throughout the international properties.

International revenues were higher for 2008 than 2007 due to the opening during 2008 of two new properties of London Clubs and a full year of revenues from two properties that opened during 2007, partially offset by the impact of a new smoking ban enacted in mid-2007. Loss from operations was unfavorably impacted by a charge of $210.8 million recorded in fourth quarter 2008 for the impairment of certain goodwill and other non-amortizing intangible assets, combined with unfavorable London Clubs’ table game hold, higher gaming taxes imposed during 2007 and reserves for receivables due from a joint venture member that were deemed not to be collectible. Loss from operations before impairment for the full year of 2008 deteriorated when compared to 2007 as a result of the aforementioned contributors including London Clubs’ table game hold, higher gaming taxes imposed during 2007 and reserves for receivables due from a joint venture member that were deemed not to be collectible. As of December 31, 2008, London Clubs managed an additional property in Egypt; however, during 2009, the management contract expired and was not renewed.

In September 2007, we acquired a company with the right to operate a golf course located on 175 acres on the Cotai adjacent to one of two border crossings into Macau from China. Since the acquisition, we have undertaken a redesign of the golf course and opened a Butch Harmon School of Golf at the facility. We also plan to complete renovations of the existing clubhouse to add certain amenities, meeting facilities, and a restaurant.

Other. Other results include certain marketing and administrative expenses, including development costs, results from our businesses related to the World Series of Poker brand, and income from nonconsolidated affiliates. Other losses from operations for the year ended December 31, 2009 were unfavorably impacted by a charge of $106.7 million for the impairment of certain non-amortizing intangible assets relating to various trademarks.

In 2008, loss from operations was unfavorably impacted by a charge of $686.0 million for the impairment of certain non-amortizing intangible assets and a charge of $14.4 million to recognize the remaining exposure under a lease agreement for office space no longer used by the Company.

Other Factors Affecting Net Income

(In millions)	Quarter Ended March 31, 2010	Quarter Ended March 31, 2009	Percentage Increase/ (Decrease)
Expense/(income)
Corporate expense	$34.5	$30.3	13.9%
Write-downs, reserves and recoveries	12.5	27.4	(54.4)%
Acquisition and integration costs	7.2	0.2	N/M
Amortization of intangible assets	42.7	43.8	(2.5)%
Interest expense, net	491.5	496.8	(1.1)%
Loss/(gain) on early extinguishments of debt	47.4	(1.2)	N/M
Other income	(14.6)	(8.5)	71.8%
Benefit for income taxes	(104.9)	(74.3)	41.2%
Income attributable to non-controlling interests	2.0	5.2	(61.5)%

N/M = Not Meaningful

	Successor		Predecessor
	2009	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008	Combined 2008	Predecessor	Percentage Increase/(Decrease)
(In millions)					2007	09 vs. 08	08 vs. 07
Expense/(income)
Corporate expense	$150.7	$131.8	$8.5	$140.3	$138.1	7.4%	1.6%
Write-downs, reserves and recoveries	107.9	16.2	4.7	20.9	(59.9)	N/M	N/M
Impairment of intangible assets	1,638.0	5,489.6	—	5,489.6	169.6	N/M	N/M
Acquisition and integration costs	0.3	24.0	125.6	149.6	13.4	(99.8)%	N/M
Amortization of intangible assets	174.8	162.9	5.5	168.4	73.5	3.8%	N/M
Interest expense, net	1,892.5	2,074.9	89.7	2,164.6	800.8	(12.6)%	N/M
(Gains)/losses on early extinguishments of debt	(4,965.5)	(742.1)	—	(742.1)	2.0	N/M	N/M
Other income	(33.0)	(35.2)	(1.1)	(36.3)	(43.3)	(9.1)%	(16.2)%
Provision/(benefit) for income taxes	1,651.8	(360.4)	(26.0)	(386.4)	350.1	N/M	N/M
Income attributable to non-controlling interests	18.8	12.0	1.6	13.6	15.2	38.2%	(10.5)%
Income from discontinued operations, net of income taxes	—	(90.4)	(0.1)	(90.5)	(92.2)	N/M	(1.8)%

N/M = Not Meaningful

Corporate Expense

Corporate expense increased in the quarter ended March 31, 2010 from the same period in 2009 due primarily to increased marketing expenditures, partially offset by the continued realization of cost savings initiatives.

Corporate expense increased in 2009 from 2008 due to certain non-capitalizable expenses related to the debt exchange offer and other advisory services, partially offset by the continued realization of cost savings initiatives that began in the third quarter of 2008. Corporate expense was higher in 2008 than in 2007 due to a monitoring fee paid to affiliates of Apollo and TPG in periods subsequent to the Acquisition and is partially offset by the continued realization of cost savings and efficiencies.

Corporate expense includes expenses associated with share-based compensation plans in the amounts of $16.4 million, $15.8 million, $2.9 million, and $53.0 million for the year ended December 31, 2009, the Successor period from January 28, 2008 through December 31, 2008, the Predecessor period from January 1, 2008 through January 27, 2008, and for the year ended December 31, 2007, respectively.

Write-downs, reserves and recoveries

Write-downs, reserves and recoveries include various pretax charges to record certain long-lived tangible asset impairments, contingent liability reserves, demolition costs, recoveries of previously recorded non-routine reserves and other non-routine transactions. Given the nature of the transactions included within write-downs, reserves and recoveries, these amounts are not expected to be comparable from year-to-year, nor are the amounts expected to follow any particular trend from year-to-year. For the quarter ended March 31, 2010, total write-downs, reserves and recoveries were $12.5 million, a reduction of $14.9 million when compared with amounts recorded during the same quarter of the prior year. Amounts incurred during the quarter ended March 31, 2010 for remediation costs were $16.1 million, and increased by $8.5 million when compared to the first quarter of 2009. Partially offsetting these charges in 2010 was the release of a $4.8 million reserve for excise tax for which the statute of limitations has recently expired.

Write-downs, reserves and recoveries for 2009 were $107.9 million, compared with $20.9 million for the full year 2008. Included in the amounts for 2008 are insurance proceeds related to the 2005 hurricanes totaling $185.4 million. Prior to these insurance proceeds, write-downs, reserves and recoveries for 2008 were $206.3 million. Amounts incurred in 2009 for remediation costs were $39.3 million, a decrease of $25.6 million from similar costs in the full year 2008. We recorded $59.3 million in impairment charges for long-lived tangible assets during 2009, an increase of $19.7 million when compared to 2008. The majority of the 2009 charge was related to the Company’s office building in Memphis, Tennessee due to the relocation to Las Vegas, Nevada of those corporate functions formerly performed at that location. Also during 2009, an approximate $30 million legal judgment against the Company was vacated by court action, resulting in a reduction to write-downs, reserves and recoveries.

Write-downs, reserves and recoveries for 2008 were $20.9 million, compared with $(59.9) million for 2007. Prior to the inclusion of insurance proceeds related to the 2005 hurricanes in both years, write-downs, reserves and recoveries for 2008 were $206.3 million compared with $70.4 million in 2007. Write-downs, reserves and recoveries for 2008 included remediation costs of $64.9 million and impairment charges for long-lived tangible assets of $39.6 million, for which there are no corresponding charges included in 2007.

For additional discussion of write-downs, reserves and recoveries, refer to note 10 in the notes to the audited consolidated financial statements as of December 31, 2009, included elsewhere in this prospectus.

Impairment of intangible assets

During the fourth quarter of each year, we perform annual assessments for impairment of goodwill and other intangible assets that are not subject to amortization as of September 30. We perform assessments for impairment of goodwill and other intangible assets more frequently if impairment indicators exist. Due to the relative impact of weak economic conditions on certain properties in the Las Vegas market, we performed an interim assessment of goodwill and certain intangible assets for impairment during the second quarter of 2009 which resulted in an impairment charge of $297.1 million. During the third quarter of 2009, we completed a preliminary annual assessment of goodwill and other non-amortizing intangible assets as of September 30, 2009 which resulted in an impairment charge of $1,328.6 million. We finalized our annual assessment during the fourth quarter, and as a result of the final assessment, we recorded a charge of approximately $12.3 million, which brought the aggregate charges recorded for the year ended December 31, 2009 to approximately $1,638.0 million. These impairment charges were primarily a result of adjustments to our long-term operating plan as a result of the current economic climate.

Our 2008 analysis indicated that certain of our goodwill and other intangible assets were impaired based upon projected performance which reflected factors impacted by the then-current market conditions, including lower valuation multiples for gaming assets, higher discount rates resulting from turmoil in the credit markets, and the completion of our 2009 budget and forecasting process. As a result of our projected deterioration in financial performance, an impairment charge of $5,489.6 million was recorded to our consolidated statement of operations in fourth quarter 2008.

Our 2007 analysis determined that, based on historical and projected performance, intangible assets at London Clubs and Horseshoe Southern Indiana had been impaired, and we recorded impairment charges of $169.6 million in fourth quarter 2007.

Acquisition and integration costs

Acquisition and integration costs in 2010 include costs in connection with our acquisition of PHW Las Vegas.

Acquisition and integration costs in 2008 include costs incurred in connection with the Acquisition, including the expense related to the accelerated vesting of employee stock options, SARs and restricted stock. Costs incurred in 2007 also related to the Acquisition.

Amortization of intangible assets

Amortization of intangible assets was slightly lower in the quarter ended March 31, 2010 when compared to the same period in 2009 due to lower intangible asset balances as a result of certain contract rights being fully amortized during 2009.

Amortization expense associated with intangible assets for 2009 was slightly higher than the amounts recorded in 2008 due to the amounts in 2008 including only eleven months of amortization of post-Acquisition intangible assets.

Amortization of intangible assets was higher in 2008 when compared to 2007 due to higher amortization of intangible assets recorded as a result of the purchase price allocation in connection with the Acquisition.

Interest Expense

Interest expense declined by $5.3 million in the quarter ended March 31, 2010 compared to the same period in 2009 due primarily to lower debt levels resulting from debt exchanges that occurred in April 2009 and from repurchases of debt in open-market transactions that occurred primarily during the second half of 2009. The decrease was partially offset by changes in the variable rates received under our interest rate swap agreements. Interest expense for the quarter ended March 31, 2010, as a result of interest rate swap agreements and interest rate cap agreement, includes (i) $10.6 million of expense due to measured ineffectiveness and amounts excluded from effectiveness testing; and (ii) $5.9 million of expense due to amortization of deferred losses frozen in Other Comprehensive Income (“OCI”).

Interest expense declined by $272.1 million in the year ended 2009 compared to the same period in 2008 primarily due to lower debt levels resulting from debt exchanges completed in April 2009 and December 2008 and debt purchases on the open market during 2009.

Interest expense for 2009, as a result of interest rate swap agreements and interest rate cap agreement, was (i) reduced $7.6 million due to measured ineffectiveness; (ii) increased $3.8 million due to amortization of deferred losses frozen in OCI; and (iii) increased $12.1 million due to losses originally deferred in OCI and subsequently reclassified to interest expense associated with hedges for which the forecasted future transactions are no longer probable of occurring. At December 31, 2009, our variable-rate debt, excluding $5,810 million of variable-rate debt for which we have entered into interest rate swap agreements, represents approximately 37% of our total debt, while our fixed-rate debt is approximately 63% of our total debt.

Interest expense increased by $1,363.8 million in 2008 from 2007 primarily due to increased borrowings in connection with the Acquisition. Also included in interest expense in 2008 is a charge of $104.3 million representing the changes in the fair values of our derivative instruments. Interest expense for 2007 included $45.4 million representing the losses from the changes in the fair values of our interest rate swap agreements. At December 31, 2008, our variable-rate debt, excluding $6,500 million of variable-rate debt for which we have entered into interest rate swap agreements, represented approximately 35.3% of our total debt, while our fixed-rate debt was approximately 64.7% of our total debt.

Gains/(losses) on early extinguishments of debt

In the fourth quarter of 2009, we purchased approximately $950 million of face value of CMBS Loans for approximately $237 million. Pursuant to the terms of the CMBS Letter Agreement agreed to in March 2010, we have agreed to pay lenders selling these CMBS Loans an additional $48 million for their loans previously sold, subject to the execution of definitive documentation for the amendment. This additional liability was recorded as a loss on early extinguishment of debt during the quarter ended March 31, 2010. The gain on early extinguishment of debt during the quarter ended March 31, 2009 represents discounts related to the purchase of certain of our debt in the open market.

Gains on early extinguishments of debt of $4,965.5 million in the year ended December 31, 2009 represent discounts related to the exchange of certain outstanding debt for new debt in the second quarter, CMBS debt repurchases in the fourth quarter and purchases of certain of our debt in the open market during 2009. The gains were partially offset by the write-off of market value premiums and unamortized debt issue costs.

Gains on early extinguishments of debt of $742.1 million in 2008 represent discounts related to the exchange of certain debt for new debt and purchases of certain of our debt in connection with an exchange offer in December 2008 and in the open market. The gains were partially offset by the write-off of market value premiums and unamortized deferred financing costs. Losses on early extinguishments of debt in 2007 represent premiums paid and the write-offs of unamortized deferred financing costs. The charges in 2007 were incurred in connection with the retirement of a $120.1 million credit facility of London Clubs.

For additional discussion of extinguishments of debt, refer to note 6 in the notes to the audited consolidated financial statements as of December 31, 2009, included elsewhere in this prospectus for more information.

Other income

Other income for all periods presented included interest income on the cash surrender value of life insurance policies. Other income for 2009 and 2008 included the receipt of insurance proceeds related to the Company’s deferred compensation plan. Other income in 2007 included gains on the sales of corporate assets.

As a result of the cancellation of our debt investment in certain predecessor entities of PHW Las Vegas in exchange for the equity of PHW Las Vegas, the Company recognized a gain of $7.1 million to adjust our investment to reflect the estimated fair value of consideration paid for the acquisition. This gain is reflected in Other income, including interest income, in our statement of operations for the quarter ended March 31, 2010.

Income tax (provision)/benefit

For the 2010 first quarter, we recorded a tax benefit of $104.9 million on pre-tax loss from continuing operations of $298.5 million (an effective tax rate of 35.1 percent), compared with a tax benefit of $74.3 million on a pre-tax loss from continuing operations of $201.7 million in the 2009 first quarter (an effective tax rate of 36.8 percent). The primary differences between the Company’s first-quarter 2010 recorded benefit and the benefit that would have resulted from applying the U.S. statutory tax rate of 35 percent to the Company’s pre-tax loss from continuing operations are the effects of state income tax benefits and other adjustments.

Income tax expense for the year ended December 31, 2009 is primarily attributable to the tax impact of gains on early extinguishments of debt and the non-deductibility of the impairment charges on goodwill. In 2008, tax benefits were generated by operating losses caused by higher interest expense, partially offset by non-deductible merger costs, international income taxes and state income taxes. Refer to note 11 in the notes to the audited consolidated financial statements as of December 31, 2009, included elsewhere in this prospectus for more information.

Other items

Discontinued operations for 2008 reflects insurance proceeds of $87.3 million, after taxes, representing the final funds received that were in excess of the net book value of the impacted assets and costs and expenses that were reimbursed under our business interruption claims for Grand Casino Gulfport. Discontinued operations for 2007 reflected insurance proceeds of $89.6 million, after taxes, for reimbursements under our business interruption claims related to Harrah’s Lake Charles and Grand Casino Gulfport, both of which were sold in 2006. Pursuant to the terms of the sales agreements, we retained all insurance proceeds related to those properties.

Liquidity and Capital Resources

Cost Savings Initiatives

In light of the severe economic downturn and adverse conditions in the travel and leisure industry generally, Harrah’s Entertainment has undertaken a comprehensive cost reduction effort to right-size expenses with business levels. Beginning in August 2008, the program includes organizational restructurings at our corporate and property operations, reduction of employee travel and entertainment expenses, rationalization of our corporate-wide marketing expenses, procurement savings, and headcount reductions at property operations and corporate offices. As of March 31, 2010, Harrah’s Entertainment has identified $683.0 million in estimated cost savings from these initiatives, of which approximately $540.6 million had been realized in the trailing twelve month period ending March 31, 2010.

Capital Spending and Development

In addition to the development and expansion projects discussed in the “—Regional Operating Results” section, we also perform on-going refurbishment and maintenance at our casino entertainment facilities to maintain our quality standards, and we continue to pursue development and acquisition opportunities for additional casino entertainment facilities that meet our strategic and return on investment criteria. Prior to the receipt of necessary regulatory approvals, the costs of pursuing development projects are expensed as incurred. Construction-related costs incurred after the receipt of necessary approvals are capitalized and depreciated over the estimated useful life of the resulting asset. Project opening costs are expensed as incurred.

Our planned development projects, if they go forward, will require, individually and in the aggregate, significant capital commitments and, if completed, may result in significant additional revenues. The commitment of capital, the timing of completion and the commencement of operations of casino entertainment development projects are contingent upon, among other things, negotiation of final agreements and receipt of approvals from the appropriate political and regulatory bodies. We must also comply with covenants and restrictions set forth in our debt agreements. Cash needed to finance projects currently under development as well as additional projects being pursued is expected to be made available from operating cash flows, established debt programs, joint venture partners, specific project financing, guarantees of third-party debt and additional debt offerings. Our capital spending for the quarter ended March 31, 2010, excluding costs related to the acquisition of Planet Hollywood totaled approximately $35.7 million. Estimated total capital expenditures for 2010 are expected to be between $175 million and $250 million.

Capital spending in 2009 totaled approximately $464.5 million. Our capital spending for the combined Predecessor and Successor periods of 2008 totaled approximately $1,307.0 million. Capital spending in 2007 totaled approximately $1,376.6 million, excluding our acquisitions of a golf course in Macau and Bill’s Gamblin’ Hall and Saloon.

Liquidity

We generate substantial cash flows from operating activities, as reflected on the Consolidated Statements of Cash Flows in our audited consolidated financial statements. We use the cash flows generated by our operations to fund debt service, to reinvest in existing properties for both refurbishment and expansion projects and to pursue additional growth opportunities via new development. When necessary, we supplement the cash flows generated by our operations with funds provided by financing activities to balance our cash requirements.

Our ability to fund our operations, pay our debt obligations and fund planned capital expenditures depends, in part, upon economic and other factors that are beyond our control, and disruptions in capital markets and restrictive covenants related to our existing debt could impact our ability to secure additional funds through financing activities. We believe that our cash and cash equivalents balance, our cash flows from operations and the financing sources discussed herein will be sufficient to meet our normal operating requirements during the next twelve months and to fund capital expenditures. In addition, we may consider issuing additional debt in the future to refinance existing debt or to finance specific capital projects. In connection with the Acquisition, we incurred substantial additional debt, which has significantly impacted our financial position.

We cannot assure you that our business will generate sufficient cash flows from operations, or that future borrowings will be available to us to fund our liquidity needs and pay our indebtedness. If we are unable to meet our liquidity needs or pay our indebtedness when it is due, we may have to reduce or delay refurbishment and expansion projects, reduce expenses, sell assets or attempt to restructure our debt. In addition, we have pledged a significant portion of our assets as collateral under certain of our debt agreements, and if any of those lenders accelerate the repayment of borrowings, there can be no assurance that we will have sufficient assets to repay our indebtedness.

Our cash and cash equivalents totaled $946.7 million at March 31, 2010 compared to $918.1 million at December 31, 2009 and totaled approximately $650.5 million at December 31, 2008.

The following provides a summary of our cash flows for the Successor period ended December 31, 2009, the Successor period from January 28, 2008 through December 31, 2008, the Predecessor period from January 1, 2008 through January 27, 2008 and the Predecessor period ended December 31, 2007:

	Successor		Predecessor	Combined 2008
	2009	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008		Predecessor
(In millions)					2007
Cash provided by operating activities	$220.2	$522.1	$7.2	$529.3	$1,508.8
Capital investments	(464.5)	(1,181.4)	(125.6)	(1,307.0)	(1,376.7)
Payments for business acquisitions	—	—	0.1	0.1	(584.3)
Insurance proceeds for hurricane losses for continuing operations	—	98.1	—	98.1	15.7
Insurance proceeds for hurricane losses for discontinued operations	—	83.3	—	83.3	13.4
Payment for the Acquisition	—	(17,490.2)	—	(17,490.2)	—
Other investing activities	(58.8)	(24.0)	1.4	(22.6)	8.3

Cash used in operating/investing activities	(303.1)	(17,992.1)	(116.9)	(18,109.0)	(414.8)
Cash provided by financing activities	570.7	18,027.0	17.3	18,044.3	236.5
Cash provided by discontinued operations	—	4.7	0.5	5.2	88.7

Net increase/(decrease) in cash and cash equivalents	$267.6	$39.6	$(99.1)	$(59.5)	$(89.6)

The increase in cash and cash equivalents from 2008 to 2009 was due to the scaling back of capital spending and development projects in our investing activities, and due to the net cash impact of our debt related activities. For additional information regarding cash provided by financing activities, refer to the consolidated statement of cash flows in the audited consolidated financial statements as of December 31, 2009 and the unaudited consolidated financial statements as of March 31, 2010, included elsewhere in this prospectus.

Capital Resources

As of March 31, 2010, the majority of our debt was due in 2013 and beyond. Payments of short-term debt obligations and other commitments are expected to be made from operating cash flows and from borrowings under our established debt programs. Long-term obligations are expected to be paid through operating cash flows, refinancing of debt, joint venture partners or, if necessary, additional debt offerings.

The following table presents our outstanding debt as of March 31, 2010 and December 31, 2009:

Detail of Debt (dollars in millions)	Final Maturity	Rate(s) at Mar. 31, 2010	Face Value at Mar. 31, 2010	Book Value at Mar. 31, 2010	Book Value at Dec. 31, 2009
Credit Facilities and Secured Debt
Term Loans
Term Loans B1-B3	2015	3.25%-3.29%	$5,830.1	$5,830.1	$5,835.3
Term Loans B4	2016	9.5%	997.5	973.7	975.3
Revolving Credit Facility	2014	3.23%-3.25%	500.0	500.0	427.0
Senior Secured Notes	2017	11.25%	2,095.0	2,046.2	2,045.2
CMBS financing	2013	3.23%	5,551.2	5,551.2	5,551.2
Second-Priority Senior Secured Notes	2018	10.0%	4,553.1	1,975.7	1,959.1
Second-Priority Senior Secured Notes	2015	10.0%	214.8	152.3	150.7
Secured debt	2010	6.0%	25.0	25.0	25.0
Chester Downs term loan	2016	12.375%	221.4	209.1	217.2
PHW Las Vegas senior secured loan	2011	3.09%	554.3	410.6	—
Other, various maturities	Various	4.25%-6.0%	0.4	0.4	—
Subsidiary-guaranteed debt
Senior Notes	2016	10.75%	478.6	478.6	478.6
Senior PIK Toggle Notes	2018	10.75%/11.5%	10.0	10.0	9.4
Unsecured Senior Debt
5.5%	2010	5.5%	191.6	189.0	186.9
8.0%	2011	8.0%	13.2	12.7	12.5
5.375%	2013	5.375%	125.2	97.0	95.5
7.0%	2013	7.0%	0.6	0.7	0.7
5.625%	2015	5.625%	451.8	323.8	319.5
6.5%	2016	6.5%	360.1	254.6	251.9
5.75%	2017	5.75%	237.9	152.9	151.3
Floating Rate Contingent Convertible Senior Notes	2024	0.5%	0.2	0.2	0.2
Unsecured Senior Subordinated Notes
7.875%	2010	7.875%	—	—	142.5
8.125%	2011	8.125%	12.0	11.5	11.4
Other Unsecured Borrowings
5.3% special improvement district bonds	2035	5.3%	68.4	68.4	68.4
Other	Various	Various	18.1	18.1	18.1
Capitalized Lease Obligations
6.42%-9.8%	to 2020	6.42%-9.8%	37.8	37.8	10.2

Total debt			22,548.3	19,329.6	18,943.1
Current portion of long-term debt			(76.9)	(76.9)	(74.3)

Long-term debt			$22,471.4	$19,252.7	$18,868.8

Book values of debt as of March 31, 2010 are presented net of unamortized discounts of $3,218.8 million and unamortized premiums of $0.1 million. As of December 31, 2009, book values are presented net of unamortized discounts of $3,108.9 million and unamortized premiums of $0.1 million.

At March 31, 2010, $191.6 million, face amount, of our 5.5% Senior Notes due July 1, 2010, and $25.0 million, face amount, of our 6.0% Secured Note due July 15, 2010, are classified as long-term in our consolidated condensed balance sheet because the Company has currently both the intent and the ability to refinance these notes with proceeds from $750 million principal amount of the 12.75% Notes, discussed further below. Our current maturities of debt include required interim principal payments on each of our Term Loans, our Chester Downs term loan, and the special improvement district bonds.

In connection with the Acquisition, eight of our properties (the “CMBS properties”) and their related assets were spun out of Harrah’s Operating Company, a wholly-owned subsidiary of Harrah’s Entertainment, to Harrah’s Entertainment. As of the Acquisition date, the CMBS properties were Harrah’s Las Vegas, Rio, Flamingo Las Vegas, Harrah’s Atlantic City, Showboat Atlantic City, Harrah’s Lake Tahoe, Harveys Lake Tahoe and Bill’s Lake Tahoe. The CMBS properties borrowed $6,500 million of CMBS financing (the “CMBS Financing”). The CMBS Financing is secured by the assets of the CMBS properties and certain aspects of the financing are guaranteed by Harrah’s Entertainment. On May 22, 2008, Paris Las Vegas and Harrah’s Laughlin and their related operating assets were spun out of HOC to Harrah’s Entertainment and became property secured under the CMBS loans, and Harrah’s Lake Tahoe, Harveys Lake Tahoe, Bill’s Lake Tahoe and Showboat Atlantic City were transferred to HOC from Harrah’s Entertainment as contemplated under the debt agreements effective pursuant to the Acquisition.

On April 16, 2010, Harrah’s Operating Escrow LLC and Harrah’s Escrow Corporation (the “Escrow Issuers”), wholly-owned subsidiaries of HOC, completed the offering of $750.0 million aggregate principal amount of the 12.75% Notes. In connection with the issuance of the notes, on April 16, 2010, HOC delivered notices of redemption (each, a “Redemption Notice”, and collectively, the “Redemption Notices”) to the holders of HOC’s currently outstanding 5.50% Senior Notes due 2010 (the “5.50% Notes”), 8.0% Senior Notes due 2011 (the “8.0% Notes”) and 8.125% Senior Subordinated Notes due 2011 (the “8.125% Notes” and, collectively with the 5.50% Notes and the 8.0% Notes, the “2010/2011 Notes”). The Redemption Notices provide for HOC’s redemption on May 20, 2010 (the “Redemption Date”), pursuant to the terms of the indentures relating to the 2010/2011 Notes, of all $17.6 million of 8.125% Notes, $191.6 million of 5.50% Notes and $13.2 million of 8.0% Notes at a redemption price of (a) in the case of the 8.125% Notes, 100% of the principal amount of the 8.125% Notes to be redeemed plus the Make-Whole Premium (as defined in the indenture relating to the 8.125% Notes), and (b) in the case of each of the 5.50% Notes and the 8.0% Notes, an amount equal to the greater of (x) 100% of the principal amount of such notes to be redeemed and (y) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of such Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined in the applicable indenture), plus 25 basis points, as calculated by an Independent Investment Banker (as defined in the applicable indenture), plus, in the case of both (a) and (b), accrued and unpaid interest on the principal amount being redeemed to the Redemption Date.

Credit Agreement and Incremental Facility Amendment. HOC is party to the senior secured credit facilities (the “Credit Facilities”). This financing is neither secured nor guaranteed by Harrah’s Entertainment’s other direct, wholly-owned subsidiaries, including the subsidiaries that own properties that are security for the CMBS Financing. Information pertaining solely to the consolidated financial position and results of HOC and its subsidiaries can be found in “—Supplemental Discussions of Pro Forma Harrah’s Operating Company Results” below.

On June 3, 2009, HOC entered into an amendment and waiver to its Credit Facilities to, among other things: (i) allow for one or more future issuances of additional secured notes or loans, including the $1,375.0 million and

$720.0 million of first lien notes both of which are discussed below; (ii) exclude from the maintenance covenant under its senior secured credit facilities (a) notes secured with a first priority lien on the assets of HOC and its subsidiaries that secure the senior secured credit facilities that collectively result in up to $2,000.0 million of net proceeds (provided that the aggregate face amount of all such notes shall not collectively exceed $2,200.0 million) and (b) up to $250.0 million aggregate principal amount of consolidated debt of subsidiaries that are not wholly owned subsidiaries; (iii) subject to specified procedures, allow HOC to buy back loans from individual lenders at negotiated prices, which may be less than par and (iv) subject to the requirement to make such offers on a pro rata basis to all lenders, allow HOC to agree with certain lenders to extend the maturity of their term loans or revolving commitments, and for HOC to pay increased interest rates or otherwise modify the terms of their loans or revolving commitments in connection with such an extension.

On June 15, 2009, HOC issued $1,375.0 million principal amount of 11.25% senior secured notes due 2017. These notes are secured with a first priority lien on the assets of HOC and the subsidiaries that secure the senior secured credit facilities. Proceeds from this issuance were used to pay a portion of HOC’s outstanding term loans and revolving loans under its senior secured credit facilities, of which approximately $231.9 million was used to permanently reduce commitments under the revolving credit facility and approximately $832.1 million was used to reduce amounts due on the term loan.

On September 11, 2009, HOC issued $720.0 million principal amount of additional first lien notes. Proceeds from this issuance were used to pay a portion of HOC’s outstanding term loans and revolving loans under its senior secured credit facilities, of which approximately $138.1 million was used to permanently reduce commitments under the revolving credit facility and approximately $495.3 million was used to reduce amounts due on the term loan.

On October 22, 2009, HOC completed cash tender offers for certain of its outstanding debt securities with maturities in 2010 and 2011 (as more fully discussed below). In connection with these tender offers, HOC borrowed $1,000 million of new term loans under its Credit Facilities pursuant to an incremental amendment (the “Incremental Loans”). A portion of the net proceeds of the Incremental Loans were used to purchase the notes validly tendered and not validly withdrawn pursuant to the tender offers.

As of March 31, 2010, our Credit Facilities provided for senior secured financing of up to $8,457.6 million, consisting of (i) senior secured term loan facilities in an aggregate principal amount of up to $6,827.6 million with $5,830.1 million maturing on January 20, 2015 and $997.5 million maturing on October 31, 2016, and (ii) a senior secured revolving credit facility in an aggregate principal amount of $1,630.0 million, maturing January 28, 2014, including both a letter of credit sub-facility and a swingline loan sub-facility. The term loans under the Credit Facilities require scheduled quarterly payments of $7.5 million, with the balance due at maturity. A total of $7,327.6 million face amount of borrowings were outstanding under the Credit Facilities as of March 31, 2010, with an additional $133.5 million committed to letters of credit that were issued under the Credit Facilities. After consideration of these borrowings and letters of credit, $996.5 million of additional borrowing capacity was available to the Company under the Credit Facilities as of March 31, 2010.

Exchange Offers, Debt Repurchases and Open Market Purchases. From time to time, we may retire portions of our outstanding debt in open market purchases, privately negotiated transactions or otherwise. These repurchases will be funded through available cash from operations and from our established debt programs. Such repurchases are dependent on prevailing market conditions, the Company’s liquidity requirements, contractual restrictions and other factors.

In December 2008, HOC completed private exchange offers whereby approximately $2,224 million, face amount, of HOC’s debt maturing between 2010 and 2018, was exchanged for new 10.0% Second-Priority Senior Secured Notes with a face value of $214.8 million due 2015 and new 10.0% Second-Priority Senior Secured Notes with a face value of $847.6 million due 2018. Interest on the new notes is payable in cash each June 15 and December 15 until maturity. The Second-Priority Senior Secured Notes are secured by a second priority security interest in substantially all of HOC’s and its subsidiary’s property and assets that secure the senior secured credit facilities. These liens are junior in priority to the liens on substantially the same collateral securing the senior secured credit facilities.

On April 15, 2009, HOC completed private exchange offers to exchange approximately $3,648.8 million aggregate principal amount of new 10.0% Second-Priority Senior Secured Notes due 2018 for approximately $5,470.1 million principal amount of its outstanding debt due between 2010 and 2018. The new notes are guaranteed by Harrah’s Entertainment and are secured on a second-priority lien basis by substantially all of HOC’s and its subsidiaries’ assets that secure the senior secured credit facilities. In addition to the exchange offers, a subsidiary of Harrah’s Entertainment paid approximately $96.7 million to purchase for cash certain notes of HOC with an aggregate principal amount of approximately $522.9 million maturing between 2015 and 2017. The notes purchased pursuant to this tender offer remained outstanding for HOC but reduce Harrah’s Entertainment’s outstanding debt on a consolidated basis. Additionally, HOC paid approximately $4.8 million in cash to purchase notes of approximately $24.0 million aggregate principal amount from retail holders that were not eligible to participate in the exchange offers. As a result of the exchange and tender offers, we recorded a pretax gain in the second quarter 2009 of approximately $4,023.0 million arising from this early extinguishment of debt.

On October 22, 2009, HOC completed cash tender offers (the “2010/2011 Tender Offers”) for certain of its outstanding debt securities with maturities in 2010 and 2011. HOC purchased $4.5 million principal amount of its 5.500% senior notes due 2010, $17.2 million principal amount of its 7.875% senior subordinated notes due 2010, $19.6 million principal amount of its 8.000% senior notes due 2011 and $4.2 million principal amount of its 8.125% senior subordinated notes due 2011 for an aggregate consideration of approximately $44.5 million.

During the 2009 fourth quarter, we entered into and completed purchase and sale agreements with certain lenders to acquire mezzanine loans (“CMBS Loans”) under our CMBS financing. We purchased approximately $948.8 million face value of our outstanding CMBS Loans for approximately $237.2 million, recognizing a pre-tax gain on the transaction of approximately $688.1 million. As a result of the recent debt repurchase, the total outstanding debt related to CMBS Financing was approximately $5,551.5 million as of December 31, 2009.

As a result of the receipt of the requisite consent of lenders having loans made under the Senior Unsecured Interim Loan Agreement (“Interim Loan Agreement”) representing more than 50% of the sum of all loans outstanding under the Interim Loan Agreement, waivers or amendments of certain provisions of the Interim Loan Agreement to permit HOC, from time to time, to buy back loans at prices below par from specific lenders in the form of voluntary prepayments of the loans by HOC on a non-pro rata basis are now operative. Included in the exchanged debt discussed above are approximately $297 million of 10.0% Second-Priority Senior Secured Notes that were exchanged for approximately $442 million principal amount of loans surrendered in the exchange offer for loans outstanding under the Interim Loan Agreement. As a result of these transactions, all loans outstanding under the Interim Loan Agreement have been retired.

As a result of the 2009 exchange and tender offers, the CMBS Financing repurchases, and purchases of our debt on the open market, we recorded a pre-tax gain in 2009 of $4,965.5 million arising from early extinguishment of debt, comprised as follows:

(In millions)	Year ended Dec. 31, 2009
Face value of HOC Open Market Purchases:
5.50% due 7/01/2010	$68.0
7.875% due 3/15/2010	111.5
8.00% due 02/01/2011	37.7
8.125% due 05/15/2011	178.2
5.375% due 12/15/2013	87.2
10.75% due 1/28/2016	265.0

Face value of other HET Subsidiary Open Market Purchases:
5.625% due 06/01/2015	$138.0
5.750% due 06/01/2017	169.0
6.50% due 06/01/2016	24.0

Total Face Value of open market purchases	1,078.6
Cash paid for open market purchases	(657.0)

Net cash gain on open market purchases	421.6
Write-off of unamortized discounts and fees	(167.2)
Gain on CMBS repurchases	688.1
Gain on debt exchanges	4,023.0

Aggregate gains on early extinguishments of debt	$4,965.5

Under the American Recovery and Reinvestment Act of 2009 (the “Act”), the Company will receive temporary federal tax relief under the Delayed Recognition of Cancellation of Debt Income (“CODI”) rules. The Act contains a provision that allows for a five-year deferral for tax purposes of CODI for debt reacquired in 2009 and 2010, followed by recognition of CODI ratably over the succeeding five years. The provision applies for specified types of repurchases including the acquisition of a debt instrument for cash and the exchange of one debt instrument for another. For state income tax purposes, certain states have conformed to the Act and others have not.

Interest and Fees. Borrowings under the Credit Facilities, other than borrowings under the Incremental Loans, bear interest at a rate equal to the then-current LIBOR rate or at a rate equal to the alternate base rate, in each case plus an applicable margin. As of March 31, 2010, the Credit Facilities, other than borrowings under the Incremental Loans, bore interest at LIBOR plus 300 basis points for the term loans and a portion of the revolver loan and 150 basis points over the alternate base rate for the swingline loan and at the alternate base rate plus 200 basis points for the remainder of the revolver loan.

Borrowings under the Incremental Loans bear interest at a rate equal to either the alternate base rate or the greater of i) the then-current LIBOR rate or ii) 2.0%; in each case plus an applicable margin. At March 31, 2010, borrowings under the Incremental Loans bore interest at the minimum base rate of 2.0%, plus 750 basis points.

In addition, on a quarterly basis, we are required to pay each lender (i) a commitment fee in respect of any unborrowed amounts under the revolving credit facility and (ii) a letter of credit fee in respect of the aggregate face amount of outstanding letters of credit under the revolving credit facility. As of March 31, 2010, the Credit Facilities bore a commitment fee for unborrowed amounts of 50 basis points.

We make monthly interest payments on our CMBS Financing. Our outstanding notes (secured and unsecured) have semi-annual interest payments, with the majority of those payments on June 15 and December 15.

In July 2008, HOC made the permitted election under the Indenture governing its 10.75%/11.5% Senior Toggle Notes due 2018 and the Interim Loan Agreement dated January 28, 2008, to pay all interest due on January 28, and February 1, 2009, for the loan in-kind. A similar election was made in January 2009 to pay the interest due August 1, 2009, for the 10.75%/11.5% Senior Toggle Notes due 2018 in-kind, and in March 2009, the election was made to pay the interest due April 28, 2009, on the Interim Loan Agreement in-kind. In connection with the debt exchange detailed below, the Interim Toggle Notes were no longer outstanding as of September 30, 2009. The Company used the cash savings generated by this election for general corporate purposes, including the early retirement of other debt.

A change in interest rates on variable-rate debt will impact our financial results. For example, assuming a constant outstanding balance for our variable-rate debt, excluding the $5,810 million of variable-rate debt for which our interest rate swap agreements are designated as hedging instruments for accounting purposes, for the next twelve months, a hypothetical 1% increase in corresponding interest rates would change interest expense for the twelve months following March 31, 2010 by approximately $66.4 million. At March 31, 2010, the three-month USD LIBOR rate was 0.268%. A hypothetical reduction of this rate to 0% would decrease interest expense for the next twelve months by approximately $17.8 million. At March 31, 2010, our variable-rate debt, excluding the aforementioned $5,810 million of variable-rate debt hedged against interest rate swap agreements, represents approximately 39.5% of our total debt, while our fixed-rate debt is approximately 60.5% of our total debt.

Collateral and Guarantors. HOC’s Credit Facilities are guaranteed by Harrah’s Entertainment, and are secured by a pledge of HOC’s capital stock, and by substantially all of the existing and future property and assets of HOC and its material, wholly-owned domestic subsidiaries other than unrestricted subsidiaries, including a pledge of the capital stock of HOC’s material, wholly-owned domestic subsidiaries and 65% of the capital stock of the first-tier foreign subsidiaries, in each case subject to exceptions. The following casino properties have mortgages under the Credit Facilities:

Las Vegas	Atlantic City	Louisiana/Mississippi	Iowa/Missouri
Caesars Palace	Bally’s Atlantic City	Harrah’s New Orleans	Harrah’s St. Louis
Bally’s Las Vegas	Caesars Atlantic City	(Hotel only)	Harrah’s North Kansas City
Imperial Palace	Showboat Atlantic City	Harrah’s Louisiana Downs	Harrah’s Council Bluffs
Bill’s Gamblin’ Hall & Saloon		Horseshoe Bossier City	Horseshoe Council Bluffs/ Bluffs Run
Harrah’s Tunica
Horseshoe Tunica
Tunica Roadhouse

Illinois/Indiana	Other Nevada
Horseshoe Southern Indiana	Harrah’s Reno
Harrah’s Metropolis	Harrah’s Lake Tahoe
Horseshoe Hammond	Harveys Lake Tahoe

Additionally, certain undeveloped land in Las Vegas also is mortgaged.

Restrictive Covenants and Other Matters. The Credit Facilities require compliance on a quarterly basis with a maximum net senior secured first lien debt leverage test. In addition, the Credit Facilities include negative covenants, subject to certain exceptions, restricting or limiting HOC’s ability and the ability of its restricted subsidiaries to, among other things: (i) incur additional debt; (ii) create liens on certain assets; (iii) enter into sale and lease-back transactions (iv) make certain investments, loans and advances; (v) consolidate, merge, sell or otherwise dispose of all or any part of its assets or to purchase, lease or otherwise acquire all or any substantial part of assets of any other person; (vi) pay dividends or make distributions or make other restricted payments;

(vii) enter into certain transactions with its affiliates; (viii) engage in any business other than the business activity conducted at the closing date of the loan or business activities incidental or related thereto; (ix) amend or modify the articles or certificate of incorporation, by-laws and certain agreements or make certain payments or modifications of indebtedness; and (x) designate or permit the designation of any indebtedness as “Designated Senior Debt”.

Harrah’s Entertainment is not bound by any financial or negative covenants contained in HOC’s credit agreement, other than with respect to the incurrence of liens on and the pledge of its stock of HOC.

All borrowings under the senior secured revolving credit facility are subject to the satisfaction of customary conditions, including the absence of a default and the accuracy of representations and warranties, and the requirement that such borrowing does not reduce the amount of obligations otherwise permitted to be secured under our new senior secured credit facilities without ratably securing the retained notes.

Certain covenants contained in HOC’s credit agreement require the maintenance of a senior first priority secured debt to last twelve months (LTM) Adjusted EBITDA (“Earnings Before Interest, Taxes, Depreciation and Amortization”), as defined in the agreements, ratio (“Senior Secured Leverage Ratio”). The June 3, 2009 amendment and waiver to our credit agreement excludes from the Senior Secured Leverage Ratio (a) the $1,375.0 million Original First Lien Notes issued June 15, 2009 and the $720.0 million Additional First Lien Notes issued on September 11, 2009 and (b) up to $250 million aggregate principal amount of consolidated debt of subsidiaries that are not wholly owned subsidiaries. Certain covenants contained in HOC’s credit agreement governing its senior secured credit facilities, the indenture and other agreements governing HOC’s 10.0% Second-Priority Senior Secured Notes due 2015 and 2018, and our first lien notes restrict our ability to take certain actions such as incurring additional debt or making acquisitions if we are unable to meet defined Adjusted EBITDA to Fixed Charges, senior secured debt to LTM Adjusted EBITDA and consolidated debt to LTM Adjusted EBITDA ratios. The covenants that restrict additional indebtedness and the ability to make future acquisitions require an LTM Adjusted EBITDA to Fixed Charges ratio (measured on a trailing four-quarter basis) of 2.0:1.0. Failure to comply with these covenants can result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisitions.

The indenture governing the 10.75% Senior Notes, 10.75%/11.5% Senior Toggle Notes and the agreements governing the other cash pay debt and PIK toggle debt limit HOC’s (and most of its subsidiaries’) ability to among other things: (i) incur additional debt or issue certain preferred shares; (ii) pay dividends or make distributions in respect of our capital stock or make other restricted payments; (iii) make certain investments; (iv) sell certain assets; (v) with respect to HOC only, engage in any business or own any material asset other than all of the equity interest of HOC so long as certain investors hold a majority of the notes; (vi) create or permit to exist dividend and/or payment restrictions affecting its restricted subsidiaries; (vii) create liens on certain assets to secure debt; (viii) consolidate, merge, sell or otherwise dispose of all or substantially all of its assets; (ix) enter into certain transactions with its affiliates; and (x) designate its subsidiaries as unrestricted subsidiaries. Subject to certain exceptions, the indenture governing the notes and the agreements governing the other cash pay debt and PIK toggle debt will permit us and our restricted subsidiaries to incur additional indebtedness, including secured indebtedness.

Other Financing Transactions

Harrah’s Chester Secured Loan

During 2009, Chester Downs, a majority-owned subsidiary of HOC and owner of Harrah’s Chester, entered into an agreement to borrow under a senior secured term loan with a principal amount of $230 million and borrowed such amount, net of original issue discount. The proceeds of the term loan were used to pay off intercompany debt due to HOC and to repurchase equity interests from certain minority partners of Chester Downs. As a result of the purchase of these equity interests, HOC currently owns 95.0% of Chester Downs.

2010 Acquisition of Planet Hollywood

On February 19, 2010, HOC acquired 100% of the equity interests of PHW Las Vegas, which owns and operates the Planet Hollywood Resort and Casino located in Las Vegas, Nevada. In connection with this transaction, PHW Las Vegas assumed a $554.3 million senior secured term loan, and a subsidiary of Harrah’s Operating cancelled certain debt issued by PHW Las Vegas’ predecessor entities. In connection with the transaction and the assumption of debt, PHW Las Vegas entered into an amended and restated loan agreement (the “Amended and Restated Loan Agreement”) with Wells Fargo Bank, N.A., as trustee for The Credit Suisse First Boston Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates, Series 2007-TFL2 (“Lender”). The $554.3 million outstanding under the Amended and Restated Loan Agreement bears interest at a rate per annum equal to LIBOR plus 2.859% (the “Applicable Interest Rate”) and is secured by the assets of PHW Las Vegas, and non-recourse to other subsidiaries of the Company. PHW Las Vegas is an unrestricted subsidiary of HOC and therefore not a borrower under HOC’s credit facilities. A subsidiary of HOC manages the property for PHW Las Vegas for a fee. The maturity date for this loan is December 2011, with two extension options, which, if exercised, would delay maturity until April 2015.

Guaranty

In connection with PHW Las Vegas’ Amended and Restated Loan Agreement, Harrah’s Entertainment entered into a Guaranty Agreement (the “Guaranty”) for the benefit of Lender pursuant to which the Registrant guaranteed to Lender certain recourse liabilities of PHW Las Vegas pursuant to the Amended and Restated Loan Agreement. The Registrant’s maximum aggregate liability for such recourse liabilities of PHW Las Vegas is limited to an amount not to exceed $30.0 million provided that such recourse liabilities of PHW Las Vegas do not arise from (i) events, acts, or circumstances that are actually committed by, or voluntarily or willfully brought about by the Company or (ii) event, acts, or circumstances (regardless of the cause of the same) that provide actual benefit (in cash, cash equivalent, or other quantifiable amount) to the Company, to the full extent of the actual benefit received by the Company. Pursuant to the Guaranty, the Company is required to maintain a net worth or liquid assets of at least $100.0 million.

Prepayments

PHW Las Vegas may, at its option, voluntarily prepay the loan in whole or in part upon twenty (20) days prior written notice to Lender.

PHW Las Vegas is required to prepay the loan in (i) the amount of any insurance proceeds received by Lender for which Lender is not obligated to make available to PHW Las Vegas for restoration in accordance with the terms of the Amended and Restated Loan Agreement, (ii) the amount of any proceeds received from the operator of the timeshare property adjacent to the Planet Hollywood.

Amortization

On each scheduled monthly payment date prior to the maturity date, PHW Las Vegas pays to Lender interest accruing at the Applicable Interest Rate.

Amendment to CMBS Financing

On March 5, 2010, we received the consent of our lenders under our CMBS financing to amend the terms of the CMBS financing to, among other things, (i) provide our subsidiaries that are borrowers under the CMBS mortgage loan and/or related mezzanine loans (“CMBS Loans”) the right to extend the maturity of the CMBS Loans, subject to certain conditions, by up to 2 years until February 2015, (ii) amend certain terms of the CMBS Loans with respect to reserve requirements, collateral rights, property release prices and the payment of management fees, (iii) provide for ongoing mandatory offers to repurchase CMBS Loans using excess cash flow from the CMBS entities at discounted prices, (iv) provide for the amortization of the mortgage loan in certain minimum amounts upon the occurrence of certain conditions and (v) provide for certain limitations with respect to the amount of excess cash flow from the CMBS entities that may be distributed to us. Any CMBS Loan purchased pursuant to the amendments will be cancelled. The amendment to the terms of the CMBS Loans will become effective upon execution of definitive documentation.

In the fourth quarter of 2009, we purchased approximately $950 million of face value of CMBS Loans for approximately $237 million. Pursuant to the terms of the amendments, the borrowers have agreed to pay lenders selling CMBS Loans an additional $48 million for loans previously sold, subject to the execution of definitive documentation for the amendments. In addition, we have agreed to purchase approximately $124 million of face value of CMBS Loans for $37 million, subject to the execution of definitive documentation for the amendments.

Derivative Instruments

We account for derivative instruments in accordance with Accounting Standards Codification (“ASC”) 815 (“Accounting for Derivatives and Hedging Activities”), which requires that all derivative instruments be recognized in the financial statements at fair value. Any changes in fair value are recorded in the statements of operations or in other comprehensive income/(loss), depending upon whether or not the derivative is designated and qualifies for hedge accounting, the type of hedge transaction and the effectiveness of the hedge. The estimated fair values of our derivative instruments are based on market prices obtained from dealer quotes. Such quotes represent the estimated amounts we would receive or pay to terminate the contracts.

Our derivative instruments contain a credit risk that the counterparties may be unable to meet the terms of the agreements. We minimize that risk by evaluating the creditworthiness of our counterparties, which are limited to major banks and financial institutions. Our derivatives are recorded at their fair values, adjusted for the credit rating of the counterparty, if the derivative is an asset, or adjusted for the credit rating of the Company, if the derivative is a liability.

Derivative Instruments - Interest Rate Swap Agreements

We use interest rate swaps to manage the mix of our debt between fixed and variable rate instruments. As of March 31, 2010, we have entered into 10 interest rate swap agreements for notional amounts totaling $6,500 million. The difference to be paid or received under the terms of the interest rate swap agreements is accrued as interest rates change and recognized as an adjustment to interest expense for the related debt. Changes in the variable interest rates to be paid or received pursuant to the terms of the interest rate swap agreements will have a corresponding effect on future cash flows. The major terms of the interest rate swap agreements as of March 31, 2010 are as follows.

Effective Date	Notional Amount	Fixed Rate Paid	Variable Rate Received as of Mar. 31, 2010	Next Reset Date	Maturity Date
	(In millions)
April 25, 2007	$200	4.898%	0.249%	April 26, 2010	April 25, 2011
April 25, 2007	200	4.896%	0.249%	April 26, 2010	April 25, 2011
April 25, 2007	200	4.925%	0.249%	April 26, 2010	April 25, 2011
April 25, 2007	200	4.917%	0.249%	April 26, 2010	April 25, 2011
April 25, 2007	200	4.907%	0.249%	April 26, 2010	April 25, 2011
September 26, 2007	250	4.809%	0.249%	April 26, 2010	April 25, 2011
September 26, 2007	250	4.775%	0.249%	April 26, 2010	April 25, 2011
April 25, 2008	2,000	4.276%	0.249%	April 26, 2010	April 25, 2013
April 25, 2008	2,000	4.263%	0.249%	April 26, 2010	April 25, 2013
April 25, 2008	1,000	4.172%	0.249%	April 26, 2010	April 25, 2012

The variable rate on our interest rate swap agreements did not materially change as a result of the April 26, 2010 reset.

Until October 2009, our interest rate swap agreements were not designated as cash flow hedging instruments for accounting purposes.

During October 2009, we borrowed $1,000 million under the Incremental Loans and used a majority of the net proceeds to temporarily repay most of our revolving debt under the Credit Facility. As a result, we no longer had a sufficient amount of outstanding debt under the same terms as our interest rate swap agreements to support hedge accounting treatment for the full $6,500 million in interest rate swaps. Thus, as of September 30, 2009, we removed the cash flow hedge designation for the $1,000 million swap agreement, freezing the amount of deferred losses recorded in Other Comprehensive Income associated with this swap agreement, and reducing the total notional amount on interest rate swaps designated as cash flow hedging instruments to $5,500 million. Beginning October 1, 2009, we began amortizing deferred losses frozen in Other Comprehensive Income into income over the original remaining term of the hedged forecasted transactions that are still considered to be probable of occurring. We will record $8.7 million as an increase to interest expense and other comprehensive income over the next 12 months related to deferred losses on the $1,000 million interest rate swap.

During the fourth quarter of 2009, we re-designated approximately $310 million of the $1,000 million swap as a cash flow hedging instrument. As a result, at March 31, 2010, $5,810 million of our total interest rate swap notional amount of $6,500 million remained designated as hedging instruments for accounting purposes. Any future changes in fair value of the portion of the interest rate swap not designated as a hedging instrument will be recognized in Interest expense during the period in which the changes in value occur.

Derivative Instruments - Interest Rate Cap Agreements

On January 28, 2008, we entered into an interest rate cap agreement to partially hedge the risk of future increases in the variable rate of the CMBS Financing. The interest rate cap agreement, which was effective January 28, 2008 and terminates February 13, 2013, is for a notional amount of $6,500 million at a LIBOR cap rate of 4.5%. The interest rate cap was designated as a cash flow hedging instrument for accounting purposes on May 1, 2008.

On January 31, 2010, we removed the cash flow hedge designation for the $6,500 million interest rate cap, freezing the amount of deferred losses recorded in Other Comprehensive Income associated with the interest rate cap. Beginning February 1, 2010, we began amortizing deferred losses frozen in Other Comprehensive Income into income over the original remaining term of the hedge forecasted transactions that are still probable of occurring. We will record $20.9 million as an increase to interest expense and other comprehensive income over the next 12 months related to deferred losses on the interest rate cap.

On January 31, 2010, we re-designated $4,650 million of the interest rate cap as a cash flow hedging instrument for accounting purposes. Any future changes in fair value of the portion of the interest rate cap not designated as a hedging instrument will be recognized in interest expense during the period in which the changes in value occur.

On April 5, 2010, as required under the amended and restated loan agreement, we entered into an interest rate cap agreement to partially hedge the risk of future increases in the variable rate of the PHW Las Vegas senior secured loan. The interest rate cap agreement is for a notional amount of $554.3 million at a LIBOR cap rate of 5%, and matures on December 9, 2011. Due to the prepayment requirements of the loan disclosed in note 5 to our unaudited consolidated condensed financial statements as of March 31, 2010 included elsewhere in this prospectus, we have designated $525 million of the $554.3 million notional amount of the interest rate cap as a cash flow hedging instrument for accounting purposes.

Derivative Instruments—Impact on Financial Statements

The following table represents the effect of derivative instruments in the Consolidated Statements of Operations for the quarters ended March 31, 2010 and 2009 for amounts transferred into or out of other comprehensive income:

	Amount of (Gain) or Loss on Derivatives Recognized in OCI (Effective Portion)		Location of (Gain) or Loss Reclassified From Accumulated OCI Into Income (Effective Portion)	Amount of (Gain) or Loss Reclassified from Accumulated OCI into Income (Effective Portion)		Location of (Gain) or Loss Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)	Amount of (Gain) or Loss Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)
Cash Flow Hedging Relationships	Quarter Ended Mar. 31, 2010	Quarter Ended Mar. 31, 2009		Quarter Ended Mar. 31, 2010	Quarter Ended Mar. 31, 2009		Quarter Ended Mar. 31, 2010	Quarter Ended Mar. 31, 2009
Interest rate contracts	$45.2	$(72.4)	Interest Expense	$5.9	$0.2	Interest Expense	$10.6	$—

Derivatives Not Designated as Hedging Instruments	Location of (Gain) or Loss Recognized in Income on Derivative	Amount of (Gain) or Loss Recognized in Income on Derivatives
		Quarter Ended Mar. 31, 2010	Quarter Ended Mar. 31, 2009
Interest Rate Contracts	Interest Expense	$4.9	—

In addition to the impact on interest expense from amounts reclassified from other comprehensive income, the difference to be paid or received under the terms of the interest rate swap agreements is recognized as interest expense and is paid quarterly. This cash settlement portion of the interest rate swap agreements increased interest expense for the quarters ended March 31, 2010 and 2009 by approximately $66.4 million and $43.2 million, respectively.

Guarantees of Third-Party Debt and Other Obligations and Commitments

The tables below summarize our contractual obligations and other commitments as of March 31, 2010.

	Payments due by Period
Contractual Obligations(a)	Total	Apr. 1, 2010 through Dec. 31, 2010	2011 through 2012	2013 through 2014	Thereafter
	(In millions)
Debt, face value	22,510.5	269.1	122.6	6,251.8	15,867.0
Capital lease obligations	37.8	12.3	2.6	22.9	—
Estimated interest payments(b)	10,290.8	1,266.9	3,262.0	2,566.2	3,195.7
Operating lease obligations	1,969.7	66.8	131.6	112.2	1,659.1
Purchase order obligations	57.0	57.0	—	—	—
Guaranteed payments to State of Louisiana	59.8	45.0	14.8	—	—
Community reinvestment	90.0	5.0	12.1	11.9	61.0
Construction commitments	67.5	67.5	—	—	—
Entertainment obligations	100.2	23.7	56.7	19.8	—
Other contractual obligations	554.5	64.1	96.9	83.9	309.6

	$35,737.8	$1,877.4	$3,699.3	$9,068.7	$21,092.4

(a)	In addition to the contractual obligations disclosed in this table, we have unrecognized tax benefits that, based on uncertainties associated with the items, we are unable to make reasonably reliable estimates of the period of potential cash settlements, if any, with taxing authorities. (See note 9 to our unaudited consolidated condensed financial statements as of March 31, 2010 included elsewhere in this prospectus.)
(b)	Estimated interest for variable rate debt is based on rates at March 31, 2010. Estimated interest includes the estimated impact of our interest rate swap and interest rate cap agreements.

	Amounts of Commitment Per Year
Other Commitments	Total Amounts Committed	Apr. 1, 2010 through Dec. 31, 2010	2011 through 2012	2013 through 2014	Thereafter
	(In millions)
Letters of credit	133.5	99.6	33.9	—	—
Minimum payments to tribes	27.3	10.4	14.6	2.3	—

The agreements pursuant to which we manage casinos on Indian lands contain provisions required by law that provide that a minimum monthly payment be made to the tribe. That obligation has priority over scheduled repayments of borrowings for development costs and over the management fee earned and paid to the manager. In the event that insufficient cash flow is generated by the operations to fund this payment, we must pay the shortfall to the tribe. Subject to certain limitations as to time, such advances, if any, would be repaid to us in future periods in which operations generate cash flow in excess of the required minimum payment. These commitments will terminate upon the occurrence of certain defined events, including termination of the management contract. Our aggregate monthly commitment for the minimum guaranteed payments, pursuant to the contracts for the three managed Indian-owned facilities now open, which extend for periods of up to 57 months from March 31, 2010, is $1.2 million. Each of these casinos currently generates sufficient cash flows to cover all of its obligations, including its debt service.

Competitive Pressures

The gaming industry is highly competitive and our competitors vary considerably in size, quality of facilities, number of operations, brand identities, marketing and growth strategies, financial strength and capabilities, level of amenities, management talent and geographic diversity. We also compete with other non-gaming resorts and vacation areas, and with various other entertainment businesses. Our competitors in each market may have substantially greater financial, marketing and other resources than we do and there can be no assurance that they will not in the future engage in aggressive pricing action to compete with us. Although we believe we are currently able to compete effectively in each of the various markets in which we participate, we cannot make assurances that we will be able to continue to do so or that we will be capable of maintaining or further increasing our current market share. Our failure to compete successfully in our various markets could adversely affect our business, financial condition, results of operations and cash flow.

In recent years, with fewer new markets opening for development, many casino operators have been reinvesting in existing markets to attract new customers or to gain market share, thereby increasing competition in those markets. As companies have completed expansion projects, supply has typically grown at a faster pace than demand in some markets and competition has increased significantly. The expansion of existing casino entertainment properties, the increase in the number of properties and the aggressive marketing strategies of many of our competitors have increased competition in many markets in which we operate, and this intense competition is expected to continue. These competitive pressures have and are expected to continue to adversely affect our financial performance in certain markets.

Several states and Indian tribes are also considering enabling the development and operation of casinos or casino-like operations in their jurisdictions.

Although, historically, the short-term effect of such competitive developments on our Company generally has been negative, we are not able to determine the long-term impact, whether favorable or unfavorable, that development and expansion trends and events will have on current or future markets. We also cannot determine the long-term impact of the current financial crisis on the economy, and casinos specifically. In the short-term, the current financial crisis has stalled or delayed some of our capital projects, as well as those of many of our competitors. In addition, our substantial indebtedness could limit our flexibility in planning for, or reacting to, changes in our operations or business and restrict us from developing new gaming facilities, introducing new technologies or exploiting business opportunities, all of which could place us at a competitive disadvantage. We believe that the geographic diversity of our operations; our focus on multi-market customer relationships; our service training, our rewards and customer loyalty programs; and our continuing efforts to establish our brands as premier brands upon which we have built strong customer loyalty have well-positioned us to face the challenges present within our industry. We utilize the unique capabilities of WINet, a sophisticated nationwide customer database, and Total Rewards, a nationwide loyalty program that allows our customers to earn complimentary items and other benefits for playing at our casinos. We believe these sophisticated marketing tools provide us with competitive advantages, particularly with players who visit more than one market.

Significant Accounting Policies and Estimates

We prepare our consolidated condensed financial statements in conformity with accounting principles generally accepted in the United States. Certain of our accounting policies, including the estimated lives assigned to our assets, the determination of bad debt, asset impairment, fair value of guarantees and self-insurance reserves, the purchase price allocations made in connection with our acquisitions/merger and the calculation of our income tax liabilities, require that we apply significant judgment in defining the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. Our judgments are based on our historical experience, terms of existing contracts, observance of trends in the industry, information provided by our customers and information available from other outside sources, as appropriate. There can be no assurance that actual results will not differ from our estimates. For a discussion of our significant accounting policies and estimates, please refer to Management’s Discussion and Analysis of Financial Condition and Results of Operations and notes to consolidated financial statements, included elsewhere in this prospectus. Significant changes to our accounting policies and any new accounting pronouncements are further discussed in note 3, “Recently Issued Accounting Pronouncements”, to the unaudited consolidated condensed financial statements as of March 31, 2010, included elsewhere in this prospectus.

Property and Equipment

We have significant capital invested in our property and equipment, which represents approximately 62% of our total assets. Judgments are made in determining the estimated useful lives of assets, salvage values to be assigned to assets and if or when an asset has been impaired. The accuracy of these estimates affects the amount of depreciation expense recognized in our financial results and whether we have a gain or loss on the disposal of an asset. We assign lives to our assets based on our standard policy, which is established by management as representative of the useful life of each category of asset. We review the carrying value of our property and equipment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. The factors considered by management in performing this assessment include current operating results, trends and prospects, as well as the effect of obsolescence, demand, competition and other economic factors. In estimating expected future cash flows for determining whether an asset is impaired, assets are grouped at the operating unit level, which for most of our assets is the individual casino.

Goodwill and Other Intangible Assets

The purchase price of an acquisition is allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. We determine the estimated fair values after review and consideration of relevant information including discounted cash flows, quoted market prices and estimates made by management. To the extent the purchase price exceeds the fair value of the net identifiable tangible and intangible assets acquired and liabilities assumed, such excess is allocated to goodwill.

During the fourth quarter of each year, we perform annual assessments for impairment of goodwill and other intangible assets that are not subject to amortization as of September 30. We perform assessments for impairment of goodwill and other intangible assets more frequently if impairment indicators exist. Due to the relative impact of weak economic conditions on certain properties in the Las Vegas market, we performed an interim assessment of goodwill and certain intangible assets for impairment during the second quarter of 2009 which resulted in an impairment charge of $297.1 million. During the third quarter of 2009, we completed a preliminary annual assessment of goodwill and other non-amortizing intangible assets as of September 30, 2009 which resulted in an impairment charge of $1,328.6 million. We finalized our annual assessment during the fourth quarter, and as a result of the final assessment, we recorded a charge of approximately $12.3 million, which brought the aggregate charges recorded for the year ended December 31, 2009 to approximately $1,638.0 million. These impairment charges were primarily a result of adjustments to our long-term operating plan as a result of the current economic climate.

Our 2008 analysis reflected factors impacted by then-current market conditions, including lower valuation multiples for gaming assets, higher discount rates resulting from turmoil in the credit markets and the completion of our 2009 budget and forecasting process, and indicated that our goodwill and other non-amortizing intangible assets were impaired; therefore, an impairment charge of $5,489.6 million was recorded in fourth quarter 2008.

We determine estimated fair value of a reporting unit as a function, or multiple, of EBITDA combined with estimated future cash flows discounted at rates commensurate with the Company’s capital structure and the prevailing borrowing rates within the casino industry in general. We determine the estimated fair values of our intangible assets by using the relief from royalty method under the income approach. After consideration of the impairment charges recorded in 2009 and 2008, we have approximately $8,408.2 million in goodwill and other intangible assets in our consolidated balance sheet at December 31, 2009 as compared to $10,210.1 million at December 31, 2008.

The annual evaluation of goodwill and other non-amortizing intangible assets requires the use of estimates about future operating results, valuation multiples and discount rates of each reporting unit to determine their estimated fair value. Changes in these assumptions can materially affect these estimates. Thus, to the extent the economy continues to deteriorate during 2010, discount rates increase significantly, or the Company does not meet its projected performance, the Company could have additional impairment to record within its 2010 financial statements, and such impairments could be material. This is especially true for our Las Vegas region which has a significant portion of our remaining goodwill as of December 31, 2009. In accordance with U.S. GAAP, once an impairment of goodwill or other intangible asset has been recorded, it cannot be reversed.

Total Rewards Point Liability Program

Our customer loyalty program, Total Rewards, offers incentives to customers who gamble at certain of our casinos throughout the United States. Under the program, customers are able to accumulate, or bank, reward credits over time that they may redeem at their discretion under the terms of the program. The reward credit balance will be forfeited if the customer does not earn a reward credit over the prior six-month period. As a result of the ability of the customer to bank the reward credits, we accrue the expense of reward credits, after consideration of estimated forfeitures (referred to as “breakage”), as they are earned. The value of the cost to provide reward credits is expensed as the reward credits are earned and is included in Casino expense on our consolidated statements of operations. To arrive at the estimated cost associated with reward credits, estimates and assumptions are made regarding incremental marginal costs of the benefits, breakage rates and the mix of goods and services for which reward credits will be redeemed. We use historical data to assist in the determination of estimated accruals. At March 31, 2010, December 31, 2009 and December 31, 2008, $53.3 million, $53.2 million and $64.7 million, respectively, were accrued for the cost of anticipated Total Rewards credit redemptions.

In addition to reward credits, customers at certain of our properties can earn points based on play that are redeemable in cash (“cash-back points”). In 2007, certain of our properties introduced a modification to the cash-back program whereby points are redeemable in playable credits at slot machines where, after one play-through, the credits can be cashed out. We accrue the cost of cash-back points and the modified program, after consideration of estimated breakage, as they are earned. The cost is recorded as contra-revenue and included in Casino promotional allowances on our consolidated statements of operations. At March 31, 2010, December 31, 2009 and December 31, 2008, the liability related to outstanding cash-back points, which is based on historical redemption activity, was $2.5 million, $2.8 million and $9.3 million, respectively.

Allowance for Doubtful Accounts

We reserve an estimated amount for receivables that may not be collected. Methodologies for estimating allowance for doubtful accounts range from specific reserves to various percentages applied to aged receivables.

Historical collection rates are considered, as are customer relationships, in determining specific reserves. At March 31, 2010, December 31, 2009 and December 31, 2008, we had $200.3 million, $207.1 million and $201.4 million, respectively, in our allowance for doubtful accounts. As with many estimates, management must make judgments about potential actions by third parties in establishing and evaluating our reserves for allowance for doubtful accounts.

Self-Insurance Accruals

We are self-insured up to certain limits for costs associated with general liability, workers’ compensation and employee health coverage. Insurance claims and reserves include accruals of estimated settlements for known claims, as well as accruals of actuarial estimates of incurred but not reported claims. At March 31, 2010, December 31, 2009 and December 31, 2008, we had total self-insurance accruals reflected in our consolidated balance sheets of $228.0 million, $209.6 million and $213.0 million, respectively. In estimating these costs, we consider historical loss experience and make judgments about the expected levels of costs per claim. We also rely on consultants to assist in the determination of estimated accruals. These claims are accounted for based on actuarial estimates of the undiscounted claims, including those claims incurred but not reported. We believe the use of actuarial methods to account for these liabilities provides a consistent and effective way to measure these highly judgmental accruals; however, changes in health care costs, accident frequency and severity and other factors can materially affect the estimate for these liabilities. We continually monitor the potential for changes in estimates, evaluate our insurance accruals and adjust our recorded provisions.

Income Taxes

We are subject to income taxes in the United States (including federal and state) and numerous foreign jurisdictions in which we operate. We record income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the expected future tax consequences of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and attributable to operating loss and tax credit carryforwards. ASC 740 (“Income Taxes”) requires a reduction of the carrying amounts of deferred tax assets by a valuation allowance if, based on the available evidence, it is more likely than not that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed periodically based on the ASC 740 “more likely than not” realization threshold. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carryforward periods, our experience with operating loss and tax credit carryforwards not expiring unused, and tax planning alternatives.

The effect on the income tax provision and deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. We have previously provided a valuation allowance on foreign tax credits, certain foreign and state net operating losses (“NOLs”), and other deferred foreign and state tax assets. U.S. tax rules require us to allocate a portion of our total interest expense to our foreign operations for purposes of determining allowable foreign tax credits. Consequently, this decrease to taxable income from foreign operations results in a diminution of the foreign taxes available as a tax credit. Although we have consistently generated taxable income on a consolidated basis, certain foreign and state NOLs and other deferred foreign and state tax assets were not deemed realizable because they are attributable to subsidiaries that are not expected to produce future earnings. Other than these exceptions, we are unaware of any circumstances that would cause the remaining deferred tax assets to not be realizable. Further, a portion of the valuation allowance against state NOLs was removed as a result of operations and debt activity in the year ended December 31, 2009.

We adopted the directives of ASC 740 regarding uncertain income tax positions on January 1, 2007. We classify reserves for tax uncertainties within “Accrued expenses” and “Deferred credits and other” in our consolidated condensed balance sheets, separate from any related income tax payable or deferred income taxes. In accordance with ASC 740’s directives regarding uncertain tax positions, reserve amounts relate to any potential income tax liabilities resulting from uncertain tax positions, as well as potential interest or penalties associated with those liabilities.

We file income tax returns, including returns for our subsidiaries, with federal, state, and foreign jurisdictions. We are under regular and recurring audit by the Internal Revenue Service (“IRS”) on open tax positions, and it is possible that the amount of the liability for unrecognized tax benefits could change during the next twelve months. As a result of the expiration of the statue of limitations and closure of IRS audits, our 2004 and 2005 federal income tax years were closed during the year ended December 31, 2009. The IRS audit of our 2006 federal income tax year also concluded during the year ended December 31, 2009. We participated in the IRS’s Compliance Assurance Program (“CAP”) for the 2007 and 2008 tax years. Our 2007 federal income tax year has reached the IRS appeals stage of the audit process and we expect this appeal to close before March 31, 2010. Our 2008 federal income tax year is currently under post-CAP review by the IRS. We did not participate in the IRS’s CAP program for our 2009 income tax year and we will not participate in the CAP program for the 2010 income tax year.

We are also subject to exam by various state and foreign tax authorities. Tax years prior to 2005 are generally closed for foreign and state income tax purposes as the statutes of limitations have lapsed. However, various subsidiaries are still capable of being examined by the New Jersey Division of Taxation for tax years beginning with 1999 due to our execution of New Jersey statute of limitation extensions.

Derivative Instruments

We account for derivative instruments in accordance with ASC 815 (“Derivatives and Hedging”), which requires that all derivative instruments be recognized in the financial statements at fair value. Any changes in fair value are recorded in the statements of operations or in other comprehensive income/(loss) within the equity section of the balance sheets, depending upon whether or not the derivative is designated and qualifies for hedge accounting, the type of hedge transaction and the effectiveness of the hedge. The estimated fair values of our derivative instruments are based on market prices obtained from dealer quotes. Such quotes represent the estimated amounts we would receive or pay to terminate the contracts.

Our derivative instruments contain a credit risk that the counterparties may be unable to meet the terms of the agreements. We minimize that risk by evaluating the creditworthiness of our counterparties, which are limited to major banks and financial institutions. Our derivatives are recorded at their fair values, adjusted for the credit rating of the counterparty if the derivative is an asset, or adjusted for the credit rating of the Company if the derivative is a liability.

Recently Issued and Proposed Accounting Standards

On July 1, 2009 the Financial Accounting Standards Board (“FASB”) launched the ASC a structural overhaul to U.S. GAAP that changes from a standards-based model (with thousands of individual standards) to a topical based model. For final consensuses that have been ratified by the FASB, the ASC will be updated with an Accounting Standards Update (“ASU”), which is assigned a number that corresponds to the year and that ASU’s spot in the progression (e.g., 2010—1 will be the first ASU issued in 2010). ASUs will replace accounting changes that historically were issued as Statement of Financial Accounting Standards (“SFAS”), FASB Interpretations (“FIN,”) FASB Staff Positions (“FSPs,”) or other types of FASB Standards.

The following are accounting standards adopted or issued during 2009 that could have an impact on our Company.

We adopted the provisions of ASC 805, “Business Combinations,” on January 1, 2009. This standard establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and non-controlling interest in the acquiree and the goodwill acquired. The revision is intended to simplify existing guidance and converge rulemaking under U.S. GAAP with international accounting rules. The primary impact to our financial results will be possible charges to income tax expense for changes in deferred tax valuation allowances and income tax uncertainties related to the Acquisition.

We adopted the provision of ASC 810-10-65-1, “Non-controlling Interests,” on January 1, 2009. This statement requires an entity to classify non-controlling interests in subsidiaries as a separate component of equity. Additionally, transactions between an entity and non-controlling interests are required to be treated as equity transactions. As a result of the adoption of this standard, we have recast certain amounts within our 2008 and 2007 financial statements to conform to the 2009 presentation.

On January 1, 2009, we adopted the provisions of ASC 815, “Derivatives and Hedging,” which requires disclosures that allow financial statement users to understand (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under ASC 815 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. Because ASC 815 applies only to financial statement disclosures, it did not have a material impact on our consolidated financial position, results of operations and cash flows.

In April 2009, the FASB issued ASC 320, “Investments in Debt and Equity Securities,” which amends the other-than-temporary impairment guidance for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. This statement did not affect our consolidated financial statements upon adoption.

In April 2009, the FASB issued ASC 825, “Financial Instruments,” which requires disclosures about fair value of financial instruments, whether recognized or not recognized in the statement of financial position, for interim reporting periods of publicly traded companies as well as in annual financial statements. We first adopted the required disclosure in our interim financial statements filed on Form 10-Q for the quarter and six months ended June 30, 2009.

In second quarter 2009, we adopted the provisions of ASC 855, “Subsequent Events.” ASC 855 establishes general standards for accounting for and disclosing events that occur after the balance sheet date, but before the financial statements are issued or are available to be issued. We have evaluated subsequent events through March 9, 2010, which represents the date these financial statements are issued. The results of our evaluation are described further in Note 21, “Subsequent Events.”

In June 2009, the FASB issued ASU 2009-17 (ASC Topic 810), “Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities,” which is effective as of January 1, 2010. The new standard amends existing consolidation guidance for variable interest entities and requires a company to perform a qualitative analysis when determining whether it must consolidate a variable interest entity. This analysis identifies the primary beneficiary of a variable interest entity as the company that has both the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and either the obligation to absorb losses or the right to receive benefits from the entity that could potentially be significant to the variable interest entity. As a result of the adoption of ASU 2009-17, we have two joint ventures which were consolidated within our financial statements for all periods presented within the financial statements included within this Form 10-K that will no longer be consolidated beginning in January 2010. Net revenues and operating income for the year ended December 31, 2009 for these two joint ventures were approximately $40.3 million and $1.7 million, respectively. As a result, we believe the adoption of ASU 2009-17 is not material to our financial statements.

In August 2009, the FASB issued ASU 2009-05, “Measuring Liabilities at Fair Value,” to provide guidance on measuring the fair value of liabilities under ASC 820, “Fair Value Measurements and Disclosures.” The ASU clarifies that the quoted price for the identical liability, when traded as an asset in an active market, is also a Level 1 measurement for that liability when no adjustment to the quoted price is required. In the absence of a Level 1 measurement, an entity must use a valuation technique that uses a quoted price or another valuation technique consistent with the principles of Topic 820 (e.g., a market approach or an income approach). The ASU is effective for the first interim or annual reporting period beginning after ASU’s issuance. The adoption of ASU 2009-05 is not material to our financial statements.

Quantitative and Qualitative Disclosure About Market Risk

Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates and commodity prices. Our primary exposure to market risk is interest rate risk associated with our debt. We attempt to limit our exposure to interest rate risk by managing the mix of our debt between fixed-rate and variable-rate obligations. Of our $19,329.6 million of total debt at March 31, 2010, $7,610.2 million, excluding $5,810.0 million of variable rate debt for which we have entered into interest rate swap agreements, is subject to variable interest rates. To manage our interest rate risk, we have entered into interest rate swap agreements with respect to LIBOR borrowings for a notional amount of $6,500 million of this variable rate debt, all of which fix the floating rates of interest to fixed rates. In addition to the swap agreements, we entered into an interest rate cap agreement for a notional amount of $6,500 million at a LIBOR cap rate of 4.5%. Assuming a constant outstanding balance for our variable rate debt for the next twelve months, a hypothetical 1% increase in interest rates would increase interest expense for the next twelve months by approximately $66.4 million. At March 31, 2010, the 3-Month USD LIBOR rate was 0.268%. A hypothetical reduction of this rate to 0% would decrease interest expense for the next twelve months by approximately $17.8 million.

We use interest rate swaps to manage the mix of our debt between fixed and variable rate instruments. We do not purchase or hold any derivative financial instruments for trading purposes.

The table below provides information as of March 31, 2010, about our financial instruments that are sensitive to changes in interest rates, including debt obligations and interest rate swaps. For debt obligations, the table presents principal cash flows and related weighted average interest rates by maturity dates. Principal amounts are used to calculate the payments to be exchanged under the related agreement(s) and weighted average variable rates are based on implied forward rates in the yield curve as of March 31, 2010.

($ in millions)	2010	2011	2012	2013	2014	Thereafter	Total	Fair Value
Liabilities
Long-term debt
Fixed rate	$256.9	$66.0	$39.2	$164.6	$38.8	$14,342.5	$14,908.0	$12,712.5	(1)
Average interest rate	5.7%	4.7%	2.5%	4.7%	2.5%	7.6%	7.4%
Variable rate	$24.5	$10.0	$10.0	$5,561.2	$510.0	$1,524.6	$7,640.3	$6,670.0	(1)
Average interest rate	6.6%	9.3%	9.3%	3.2%	3.4%	10.7%	4.8%
Total	281.4	76.0	49.2	5,725.8	548.8	15,867.1	22,548.3
Interest Rate Derivatives
Interest rate swaps
Variable to Fixed	$—	$—	$1,500.00	$1,000.00	$4,000.00	$—	$6,500.00	$(400.10)
Average pay rate	4.4%	4.4%	4.4%	4.2%	4.3%	0.0%	4.3%
Average receive rate	0.3%	1.0%	1.9%	2.8%	0.0%	0.0%	0.7%
Interest Cap	$—	$—	$—	$6,500.00	$—	$—	$6,500.00	$20.20

(1)	The fair values are based on the borrowing rates currently available for debt instruments with similar terms and maturities and market quotes of the Company’s publicly traded debt.

As of March 31, 2010, December 31, 2009 and December 31, 2008, our long-term variable rate debt reflects borrowings under our senior secured credit facilities provided to us by a consortium of banks with a total capacity of $8,458 million, $8,465 million and $9,196 million, respectively. The interest rates charged on borrowings under these facilities are a function of the London Inter-Bank Offered Rate, or LIBOR, and prime rate. As such, the interest rates charged to us for borrowings under the facilities are subject to change as LIBOR changes.

Foreign currency translation gains and losses were not material to our results of operations for the three months ended March 31, 2010 and 2009, the year ended December 31, 2009, the Successor period from January 28, 2008 through December 31, 2008, the Predecessor period from January 1, 2008 through January 27, 2008, and the Predecessor year ended December 31, 2007. Our only material ownership interests in businesses in foreign countries are London Clubs, Macau Orient Golf and an approximate 95% ownership of a casino in Uruguay. Therefore, we have not been subject to material foreign currency exchange rate risk from the effects that exchange rate movements of foreign currencies would have on our future operating results or cash flows.

From time to time, we hold investments in various available-for-sale equity securities; however, our exposure to price risk arising from the ownership of these investments is not material to our consolidated financial position, results of operations or cash flows.

Supplemental Discussion of Pro Forma Harrah’s Operating Company Results

On January 28, 2008, Harrah’s Entertainment was acquired by affiliates of the Sponsors in the Acquisition, an all cash transaction. A substantial portion of the financing of the Acquisition is comprised of bank and bond financing obtained by Harrah’s Operating, a wholly owned subsidiary of Harrah’s Entertainment. This financing is neither secured nor guaranteed by Harrah’s Entertainment’s other wholly owned subsidiaries, including the CMBS Borrowers, which own the CMBS Assets, which are properties that are secured under $6.5 billion of CMBS financing. Therefore, we believe it is meaningful to provide pro forma information pertaining solely to the consolidated financial position and results of operations of HOC and its subsidiaries.

Operating Results and Development Plans for HOC

The results of operations and other financial information included in this section are adjusted to reflect the pro forma effect of the CMBS Transactions as if they had occurred on January 1, 2007. Pro forma adjustments relate primarily to the removal of the historical results of the CMBS Assets after giving effect to the Post-Closing CMBS Transaction and other direct subsidiaries of Harrah’s Entertainment and allocations of certain unallocated corporate costs that are being allocated to each group subsequent to the Acquisition. We believe that this is the most meaningful way to comment on HOC’s results of operations.

In accordance with Generally Accepted Accounting Principles (“GAAP”), we have separated our historical financial results for the Successor period and the Predecessor period; however, we have also combined the Successor and Predecessor periods results for the year ended December 31, 2008, in the presentations below because we believe that it enables a meaningful presentation and comparison of results. As a result of the application of purchase accounting as of the Acquisition date, financial information for the Successor period and the Predecessor periods are presented on different bases and are, therefore, not comparable.

Because 2009 and 2008 (Loss)/income from operations includes significant impairment charges, the following tables also present Income/(loss) from operations before impairment charges to provide a more meaningful comparisons of results. This presentation is not in accordance with GAAP.

Overall Summary Statement of Operations Information for HOC

	Quarter Ended March 31,		Percentage Increase/ (Decrease)
(In millions)	2010	2009
Casino revenues	$1,429.2	$1,470.6	(2.8)%
Net revenues	1,710.9	1,733.8	(1.3)%
Income from operations	197.9	218.2	(9.3)%
Loss from continuing operations, net of tax	(163.0)	(128.8)	(26.6)%
Net loss attributable to Harrah’s Operating Company, Inc.	(165.1)	(132.8)	(24.3)%
Operating margin	11.6%	12.6%	(1.0	) pts

(In millions)	Successor		Predecessor	Combined 2008	Predecessor	Percentage Increase/(Decrease)
	2009	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008

					2007	09 vs. 08		08 vs. 07
Casino revenues	$5,757.6	$5,962.6	$498.2	$6,460.8	$7,082.8	(10.9)%		(8.8)%
Net revenues	6,873.2	7,117.7	577.5	7,695.2	8,143.8	(10.7)%		(5.5)%
(Loss)/income from operations	(369.6)	(2,836.4)	(43.2)	(2,879.6)	1,084.2	87.2%		N/M
Impairment on intangible assets	(1,178.9)	(3,745.2)	—	(3,745.2)	(169.6)	N/M		N/M
Income/(loss) operations before impairment charges	809.3	908.8	(43.2)	865.6	1,253.8	(6.5)%		(31.0)%
Income/(loss) from continuing operations, net of tax	626.3	(3,390.5)	(106.2)	(3,496.7)	176.1	N/M		N/M
Operating margin	(5.4)%	(39.8)%	(7.5)%	(37.4)%	13.3%	32.0	pts	(50.7	)pts
Operating margin before impairment	11.8%	12.8%	(7.5)%	11.2%	15.4%	0.6	pts	(4.2	)pts

N/M=Not Meaningful

Revenues for the quarter ended March 31, 2010, declined primarily due to the continuing impact of the recession on customers’ discretionary spending and reduced aggregate demand, which continued to pressure average daily room rates. Income from operations declined as cost-savings initiatives were unable to offset the earnings impact of the revenue decline.

Revenues for the full year ended December 31, 2009 declined as a result of the reduced customer visitation and spend per trip due to impact of the recession on customers’ discretionary spending, as well as reduced aggregate demand, which impacted average daily room rates. The earnings impact of the declines in revenue in 2009 as compared to 2008 was partially offset by company-wide cost savings initiatives that began in the third quarter of 2008. Income from continuing operations, net of tax, for the year ended December 31, 2009, includes net gains on early extinguishments of debt of $3,929.6 million, which were partially offset by charges of $1,178.9 million for impairments of goodwill and other non-amortizing intangible assets. The full year ended December 31, 2008 included charges of $3,745.2 million related to impairment of goodwill and other non-amortizing intangible assets, and expenses incurred in connection with the Acquisition, primarily related to accelerated vesting of employee stock options, stock appreciation rights (“SARs”) and restricted stock, and higher interest expense. Offsetting a portion of these costs in 2008 were net gains on the early extinguishments of debt and proceeds received from the settlement of insurance claims related to hurricane damage in 2005.

Gains on early extinguishments of debt during 2009, mentioned above, relate to multiple debt transactions initiated throughout the year, including i) the exchange of approximately $3,648.8 million principal amount of new 10% second-priority senior secured notes due in 2018 for approximately $5,470.1 million aggregate principal amount of outstanding debt with maturity dates ranging from 2010 to 2018; and ii) the purchase of approximately $747.6 million principal amount of outstanding debt through tender offers or open market purchases. These events are discussed more fully in the “Liquidity and Capital Resources of HOC” section that follows herein.

The decrease in 2008 from 2007 revenues was primarily attributable to turbulent economic conditions in the United States that reduced customer visitation to HOC’s casinos and spend per trip. The impact of a smoking ban in Illinois, heavy rains and flooding affecting visitor volumes at HOC’s properties in the Midwest and the temporary closure of Gulf Coast properties due to a hurricane also contributed to the decline in 2008 revenues.

As mentioned above, 2008 loss from continuing operations, net of tax, was also impacted by charges for impairment of certain goodwill and other non-amortizing intangible assets; expenses incurred in connection with the Acquisition, and higher interest expense, partially offset by net gains from early extinguishments of debt and proceeds from the settlement of insurance claims related to hurricane damage in 2005.

Regional Aggregation

The executive officers of HOC review operating results, assess performance and make decisions related to the allocation of resources on a property-by-property basis. We, therefore, believe that each property is an operating segment and that it is appropriate to aggregate and present operations of HOC as one reportable segment. In order to provide more meaningful information than would be possible on a consolidated basis, HOC’s properties (as of March 31, 2010, or as otherwise noted below) have been grouped as follows to facilitate discussion of HOC’s operating results:

Las Vegas	Atlantic City	Louisiana/Mississippi	Iowa/Missouri
Caesars Palace	Showboat Atlantic City	Harrah’s New Orleans	Harrah’s St. Louis
Bally’s Las Vegas	Bally’s Atlantic City	Harrah’s Louisiana Downs	Harrah’s North Kansas City
Imperial Palace	Caesars Atlantic City	Horseshoe Bossier City	Harrah’s Council Bluffs
Bill’s Gamblin’ Hall & Saloon	Harrah’s Chester(2)	Grand Biloxi	Horseshoe Council
Planet Hollywood Resort & Casino(1)		Harrah’s Tunica Horseshoe Tunica Tunica Roadhouse Hotel & Casino	Bluffs/Bluffs Run

Illinois/Indiana	Other Nevada	Managed/International/Other
Horseshoe Southern Indiana	Harrah’s Reno	Harrah’s Ak-Chin(4)
Harrah’s Joliet(3)	Harrah’s Lake Tahoe	Harrah’s Cherokee(4)
Horseshoe Hammond	Bill’s Lake Tahoe(7)	Harrah’s Rincon(4)
Harrah’s Metropolis	Harvey’s Lake Tahoe	Conrad Punta del Este(2)
Casino Windsor(5)
London Clubs International(6)

(1)	Acquired February 19, 2010. PHW Las Vegas, which owns and operates Planet Hollywood Resort and Casino, is an unrestricted subsidiary of HOC.
(2)	We have approximately 95 percent ownership interest in this property.
(3)	We have an 80 percent ownership interest in and manage this property.
(4)	Managed, not owned.
(5)	We have a 50 percent interest in Windsor Casino Limited, which manages this property. The province of Ontario owns the complex.
(6)	We operate/manage 10 casino clubs in the provinces of the United Kingdom, 2 in Egypt and 1 in South Africa.
(7)	This property closed in January 2010 and was sold in February 2010.

Las Vegas Results of HOC

(In millions)	Quarter Ended March 31, 2010	Quarter Ended March 31, 2009	Percentage Increase/ (Decrease)
Casino revenues	$193.6	$165.1	17.3%
Net revenues	339.8	305.2	11.3%
Income from operations	56.3	48.8	15.4%
Operating margin	16.6%	16.0%	0.6	pts

	Successor		Predecessor
(In millions)	2009	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008	Combined 2008	Predecessor	Percentage Increase/(Decrease)
					2007	09 vs. 08		08 vs. 07
Casino revenues	$675.3	$677.5	$67.7	$745.2	$903.6	(9.4)%		(17.5)%
Net revenues	1,215.1	1,318.9	118.5	1,437.4	1,626.7	(15.5)%		(11.6)%
(Loss)/income from operations	(481.1)	(869.3)	29.7	(839.6)	417.2	42.7%		N/M
Impairment on intangible assets	(671.8)	(1,121.4)	—	(1,121.4)	—	N/M		N/M
Income from operations before impairment charges	190.7	252.1	29.7	281.8	417.2	(32.3)%		(32.5)%
Operating margin	(39.6)%	(65.9)%	25.1%	(58.4)%	25.6%	18.8	pts	(84.0	)pts
Operating margin before impairment charges	15.7%	19.1%	25.1%	19.6%	25.6%	(3.9	)pts	(6.0	)pts

N/M= Not meaningful

On February 19, 2010, HOC acquired 100% of the equity interests of PHW Las Vegas, which owns and operates Planet Hollywood. Net revenues and income from continuing operations before income taxes (excluding transaction costs associated with the acquisition) of Planet Hollywood subsequent to the date of acquisition through March 31, 2010 of $26.3 million and $3.1 million, respectively, are included in consolidated results from operations for the quarter ended March 31, 2010.

For the quarter ended March 31, 2010, revenues and income from operations were higher than in the comparable quarter of the prior year, driven primarily by higher customer spend per trip, combined with the inclusion of results related to the 2010 acquisition of Planet Hollywood. Same-store net revenues, which excludes revenues resulting from the acquisition of Planet Hollywood, increased by 2.7 percent in the 2010 first quarter when compared to the prior year. Although hotel occupancy remained strong, average room rates declined due to increased room inventory on the market. Income from operations for the quarter ended March 31, 2010 improved over the comparable period of 2009 due to the earnings impact of the increased revenues.

An expansion and renovation of Caesars Palace Las Vegas was completed in stages during 2009 on the Octavius Tower, a new hotel tower with 110,000 square feet of additional meeting and convention space, three 10,000-square-foot luxury villa suites and an expanded pool and garden area. We have deferred completion of approximately 660 rooms, including 75 luxury suites, in the hotel tower expansion as a result of current economic conditions impacting the Las Vegas tourism sector. The convention center and the remainder of the expansion project, other than the deferred rooms, was completed during 2009. The Company has incurred capital expenditures of approximately $646.7 million on this project through March 31, 2010, and does not expect to incur significant additional capital expenditures on this project until construction on the deferred rooms is resumed.

For the year ended December 31, 2009, Las Vegas region revenues and income from operations before impairment charges were lower than in the comparable period in 2008, driven by lower spend per visitor and declines in the group-travel business due to the economic environment. While hotel occupancy was strong at approximately 90%, average room rates declined due to the impact of reduced aggregate demand. Loss from operations for 2009 included charges of $671.8 million recorded for the impairment of goodwill and other non-amortizing intangible assets.

The declines in revenues and income from operations before impairment charges in 2008 from 2007 reflect lower visitation and spend per trip as our customers reacted to higher transportation costs, volatility in the financial markets and other economic concerns. Fewer hotel rooms available at Caesars Palace due to re-

modeling as a result of room remediation projects also contributed to the 2008 decline. Loss from operations for Las Vegas included charges of $1,121.4 million recorded in fourth quarter 2008 for the impairment of certain goodwill and other non-amortizing intangible assets.

On February 27, 2007, HOC exchanged certain real estate that it owned on the Las Vegas Strip for property located at the northeast corner of Flamingo Road and Las Vegas Boulevard between Bally’s Las Vegas and Flamingo Las Vegas. HOC began operating the acquired property on March 1, 2007, as Bill’s Gamblin’ Hall & Saloon, and its results are included in HOC’s operating results from the date of its acquisition.

Atlantic City Results of HOC

(In millions)	Quarter Ended March 31, 2010	Quarter Ended March 31, 2009	Percentage Increase/ (Decrease)
Casino revenues	$322.7	$357.5	(9.7)%
Net revenues	342.1	369.8	(7.5)%
Income from operations	9.5	25.3	(62.5)%
Operating margin	2.8%	6.8%	(4.0	) pts

	Successor		Predecessor
(In millions)	2009	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008	Combined 2008	Predecessor	Percentage Increase/(Decrease)
					2007	09 vs. 08		08 vs. 07
Casino revenues	$1,446.6	$1,630.5	$128.7	$1,759.2	$1,916.7	(17.8)%		(8.2)%
Net revenues	1,528.1	1,650.8	125.8	1,776.6	1,872.6	(14.0)%		(5.1)%
(Loss)/income from operations	(37.2)	(308.7)	8.0	(300.7)	263.2	87.6%		N/M
Impairment on intangible assets	(178.7)	(514.5)	—	(514.5)	—	N/M		N/M
Income from operations before impairment charges	141.5	205.8	8.0	213.8	263.2	(33.8)%		(18.8)%
Operating margin	(2.4)%	(18.7)%	6.4%	(16.9)%	14.1%	14.5	pts	(31.0	)pts
Operating margin before impairment charges	9.3%	12.5%	6.4%	12.0%	14.1%	(2.7	)pts	(2.1	)pts

N/M = Not meaningful

Revenues for the quarter ended March 31, 2010 were lower than in the comparable prior year quarter due to reduced visitation and spend per trip, plus unusually harsh winter storms. For the quarter ended March 31, 2010, cost savings initiatives were unable to offset increased marketing expenses and the earnings impact of reduced revenues, which contributed to the 2010 decline in income from operations.

Revenues for 2009 were lower than in 2008 due to reduced visitor volume and spend per trip. Income from operations before impairment charges for 2009 was also lower than in 2008 as cost savings initiatives were insufficient to offset the earnings impact of the reduced revenues and increased marketing expenses. The Atlantic City market continues to be affected by competition from three slot facilities in eastern Pennsylvania and one in Yonkers, New York and the current economic environment. In 2009, income from operations included a charge of $178.7 million for impairment of goodwill.

During 2009, Chester Downs, a majority-owned subsidiary of HOC and owner of Harrah’s Chester, entered into an agreement to borrow under a senior secured term loan with a principal amount of $230 million and borrowed such amount, net of original issue discount. The proceeds of the term loan were used to pay off intercompany debt due to HOC and to repurchase equity interests from certain minority partners of Chester Downs. As a result of the purchase of these equity interests, HOC currently owns 95% of Chester Downs.

Revenues and income from operations before impairment charges for the Atlantic City region in 2008 were down from 2007 due to reduced visitor volume and spend per trip, and higher operating costs, including utilities and employee benefits. These adverse impacts were partially offset by favorable results from Harrah’s Chester, which benefited from the 2008 expansion. The Atlantic City market was affected by the opening of three slot facilities in eastern Pennsylvania and one in Yonkers, New York, and smoking restrictions in Atlantic City. Loss from operations for 2008 for the Atlantic City region included a charge of $514.5 million recorded in fourth quarter 2008 for the impairment of certain goodwill and other non-amortizing intangible assets.

Louisiana/Mississippi Results of HOC

(In millions)	Quarter Ended March 31, 2010	Quarter Ended March 31, 2009	Percentage Increase/ (Decrease)
Casino revenues	$282.5	$306.2	(7.7)%
Net revenues	307.0	334.5	(8.2)%
Income from operations	32.3	58.3	(44.6)%
Operating margin	10.5%	17.4%	(6.9	) pts

	Successor		Predecessor
(In millions)	2009	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008	Combined 2008	Predecessor	Percentage Increase/(Decrease)
					2007	09 vs. 08		08 vs. 07
Casino revenues	$1,140.8	$1,252.7	$99.0	$1,351.7	$1,462.5	(15.6)%		(7.6)%
Net revenues	1,245.2	1,340.8	106.1	1,446.9	1,538.7	(13.9)%		(6.0)%
Income from operations	181.4	28.3	10.1	38.4	352.1	N/M		(89.1)%
Impairment charges	(6.0)	(328.9)	—	(328.9)	—	N/M		N/M
Income from operations before impairment charges	187.4	357.2	10.1	367.3	352.1	(49.0)%		4.3%
Operating margin	14.6%	2.1%	9.5%	2.7%	22.9%	11.9	pts	(20.2	)pts
Operating margin before impairment charges	15.0%	26.6%	9.5%	25.4%	22.9%	(10.4	)pts	2.5	pts

N/M = Not meaningful

Revenues for the quarter ended March 31, 2010 from HOC’s properties in Louisiana and Mississippi were lower than the comparable prior year quarter driven by lower visitation and customer spend per trip. Income from operations was lower than in the 2009 first quarter as cost-savings initiatives were unable to offset increased marketing expenses and the earnings impact of reduced revenues.

Revenues for 2009, from HOC’s properties in Louisiana and Mississippi were lower compared to 2008 driven by lower visitor volume due to the current economic environment. Included in income from operations for 2009 was a $6.0 million charge for impairment of goodwill of certain of these properties.

Revenues for 2008 were lower than in 2007 due to declines in visitation, hurricane-related evacuations and temporary closures of our two Gulf Coast properties during third quarter in 2008, and disruptions during the renovation at Harrah’s Tunica. Income from operations in 2008 included charges of $328.9 million for the impairment of certain goodwill, which was partially offset by insurance proceeds of $185.4 million from the final settlement of claims related to 2005 hurricane damage. The insurance proceeds are included in write-downs, reserves and recoveries in our consolidated statement of operations. Income from operations in 2007 included insurance proceeds of $130.3 million related to 2005 hurricane damage. Prior to the consideration of the impairment charges and insurance proceeds, income from operations before impairment charges for 2008 decreased when compared to 2007 primarily as a result of declines in visitation, hurricane-related evacuations and temporary closures of HOC’s two Gulf Coast properties during the third quarter of 2008 and disruptions during the renovation at Harrah’s Tunica.

In May 2008, Grand Casino Resort in Tunica, Mississippi, was re-branded to Harrah’s Tunica. In connection with the re-branding, renovations to the property costing approximately $30.3 million were completed.

Construction began in third quarter 2007 on Margaritaville Casino & Resort in Biloxi. We have halted construction on this project, and will continue to review and refine the project in light of the current economic environment, market conditions on the Gulf Coast and the current financing environment. We license the Margaritaville name from an entity affiliated with the singer/songwriter Jimmy Buffett. As of March 31, 2010, $178.5 million had been spent on this project.

Iowa/Missouri Results of HOC

(In millions)	Quarter Ended March 31, 2010	Quarter Ended March 31, 2009	Percentage Increase/ (Decrease)
Casino revenues	$175.7	$181.4	(3.1)%
Net revenues	187.6	193.6	(3.1)%
Income from operations	47.5	47.8	(0.6)%
Operating margin	25.3%	24.7%	0.6	pts

	Successor		Predecessor
(In millions)	2009	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008	Combined 2008	Predecessor	Percentage Increase/ (Decrease)
					2007	09 vs. 08		08 vs. 07
Casino revenues	$707.3	$678.7	$52.5	$731.2	$764.1	(3.3)%		(4.3)%
Net revenues	756.6	727.0	55.8	782.8	811.4	(3.3)%		(3.5)%
Income from operations	187.5	108.2	7.7	115.9	143.6	61.8%		(19.3)%
Impairment charges	—	(49.0)	—	(49.0)	—	N/M		N/M
Income from operations before impairment charges	187.5	157.2	7.7	164.9	143.6	13.7%		14.8%
Operating margin	24.8%	14.9%	13.8%	14.8%	17.7%	10.0	pts	(2.9	)pts
Operating margin before impairment charges	24.8%	21.6%	13.8%	21.1%	17.7%	3.7	pts	3.4	pts

N/M = Not meaningful

Revenues for the quarter ended March 31, 2010 at HOC’s Iowa and Missouri properties were slightly lower compared to the same period last year due to new competition in the market and the continuing impact of the weak economy. Income from operations remained relatively consistent compared with the 2009 first quarter as cost savings initiatives across all properties within the region helped offset the earnings impact of the revenue decline.

Revenues for 2009 at HOC’s Iowa and Missouri properties were slightly lower compared to the same period in 2008 driven by the weak economy that continued to impact guest visitation. The region was also impacted by severe winter storms during the fourth quarter of 2009 which also affected guest visitation. Income from operations before impairment charges and operating margin in 2009 were higher than in the prior year period due primarily to cost savings initiatives.

Revenues in 2008 were lower than 2007, driven primarily by Harrah’s St. Louis, where the opening of a new facility in early 2008 by a competitor impacted results. Income from operations included a charge of $49.0 million recorded in fourth quarter 2008 for the impairment of certain non-amortizing intangible assets. Despite lower revenues compared to 2007, income from operations before impairment charges and operating margin were higher in 2008 due to cost savings initiatives.

Illinois/Indiana Results of HOC

(In millions)	Quarter Ended March 31, 2010	Quarter Ended March 31, 2009	Percentage Increase/ (Decrease)
Casino revenues	$297.9	$305.4	(2.5)%
Net revenues	297.0	303.3	(2.1)%
Income from operations	38.9	36.4	6.9%
Operating margin	13.1%	12.0%	1.1	pts

	Successor		Predecessor	Combined 2008	Predecessor
	2009	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008			Percentage Increase/(Decrease)
(In millions)					2007	09 vs. 08		08 vs. 07
Casino revenues	$1,180.7	$1,102.5	$86.9	$1,189.4	$1,330.8	(0.7)%		(10.6)%
Net revenues	1,172.3	1,098.7	85.5	1,184.2	1,285.8	(1.0)%		(7.9)%
(Loss)/income from operations	(35.4)	(505.9)	8.7	(497.2)	135.3	92.9%		N/M
Impairment charges	(180.7)	(617.1)	—	(617.1)	(60.4)	N/M		N/M
Income from operations before impairment charges	145.3	111.2	8.7	119.9	195.7	21.2%		(38.7)%
Operating margin	(3.0)%	(46.0)%	10.2%	(42.0)%	10.5%	39.0	pts	N/M
Operating margin before impairment charges	12.4%	10.1%	10.2%	10.1%	15.2%	2.3	pts	(5.1	)pts

N/M=Not meaningful

Revenues declined slightly in the quarter ended March 31, 2010 due to the continuing impact of the weak economy. Included in income from operations for the prior year was the write-down of assets of $6.9 million at the Company’s Horseshoe Hammond property. Prior to the consideration of this charge, income from operations in first quarter 2010 declined when compared to 2009 as cost savings initiatives were insufficient to offset the earnings impact of the revenue decline.

For the full year 2009, revenues were relatively unchanged compared to the prior year due to increased revenues related to the 2008 expansion of the Horseshoe Hammond property, which offset the revenue declines at other properties in the region. The Horseshoe Hammond renovation and expansion was completed in August 2008. Cost savings initiatives at properties in the region also contributed to the increase in income from operations before impairment charges in 2009. For the year ended December 31, 2009, the loss from operations included a $180.7 million charge for impairment of goodwill and other non-amortizing intangible assets of certain of the Illinois/Indiana region properties and the write-down of the value of assets that were taken out of service at Horseshoe Hammond.

Revenues and income from operations before impairment charges in 2008 were lower than in 2007 due to reduced overall customer volumes and spend per trip, the imposition of a smoking ban in Illinois and heavy rains and flooding. Horseshoe Southern Indiana, formerly Caesars Indiana, was closed for four days in March 2008 due to flooding in the area. Revenues for 2008 were boosted by the August 2008 opening of the $497.9 million renovation and expansion at Horseshoe Hammond, which included a two-level entertainment vessel including a 108,000-square-foot casino. Loss from operations for 2008 for Illinois/Indiana includes a charge of $617.1 million recorded in fourth quarter 2008 for the impairment of certain goodwill and other non-amortizing intangible assets.

In July 2008, Caesars Indiana was re-branded to Horseshoe Southern Indiana. The re-branding and renovation project cost approximately $52.3 million.

Other Nevada Results of HOC

(In millions)	Quarter Ended March 31, 2010	Quarter Ended March 31, 2009	Percentage Increase/ (Decrease)
Casino revenues	$53.9	$57.6	(6.4)%
Net revenues	72.7	78.1	(6.9)%
Income from operations	1.9	1.1	72.7%
Operating margin	2.6%	1.4%	1.2	pts

(In millions)	Successor		Predecessor	Combined 2008	Predecessor 2007	Percentage Increase/(Decrease)
	2009	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008

						09 vs. 08		08 vs. 07
Casino revenues	$253.9	$294.8	$19.5	$314.3	$356.1	(19.2)%		(11.7)%
Net revenues	332.5	379.5	26.8	406.3	454.2	(18.2)%		(10.5)%
(Loss)/income from operations	26.3	(178.5)	(1.9)	(180.4)	48.1	N/M		N/M
Impairment on intangible assets	(4.0)	(217.5)	—	(217.5)	—	N/M		N/M
Income/(loss) from operations before impairment charges	30.3	39.0	(1.9)	37.1	48.1	(18.3)%		(22.9)%
Operating margin	7.9%	(47.0)%	(7.1)%	(44.4)%	10.6%	52.3	pts	(55.0	)pts
Operating margin before impairment charges	9.1%	10.3%	(7.1)%	9.1%	10.6%	—		(1.5	) pts

N/M=Not meaningful

For the quarter ended March 31, 2010, revenues from HOC’s Nevada properties outside of Las Vegas were lower than in the 2009 period due to lower customer spend per trip. In the first quarter 2010, the impact of lower revenues on income from operations was more than offset by cost savings initiatives implemented at the properties.

For 2009, revenues from HOC’s Nevada properties outside of Las Vegas were lower than in the comparable period of 2008 due to lower guest visitation and lower customer spend per trip. Cost-savings initiatives implemented throughout 2009 partially offset the earnings impact of the net revenue declines. During December 2009, we announced the permanent closure of Bill’s Lake Tahoe effective in January 2010, which was later sold in February 2010. The closure and sale are the result of several years of declining business levels at that property.

Revenues and income from operations before impairment charges from HOC’s Nevada properties outside of Las Vegas in 2008 were lower than in 2007 due to lower customer spend per trip, the opening of an expansion at a competing property in Reno and higher expenses aimed at attracting and retaining customers. Loss from operations included a charge of $217.5 million recorded in fourth quarter 2008 for the impairment of certain goodwill and other non-amortizing intangible assets.

Managed, International and Other of HOC

(In millions)	Quarter Ended March 31, 2010	Quarter Ended March 31, 2009	Percentage Increase/ (Decrease)
Revenues
Managed	$12.5	$13.4	(6.7)%
International	117.7	110.6	6.4%

Total revenues	$130.2	$124.0	5.0%

Income from operations
Managed	$4.0	$3.3	21.2%
International	11.4	8.8	29.5%

Total income from operations	$15.4	$12.1	27.3%

(In millions)	Successor		Predecessor	Combined 2008	Predecessor	Percentage Increase/(Decrease)
	2009	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008

					2007	09 vs. 08	08 vs. 07
Revenues
Managed	$56.3	$59.2	$5.0	$64.2	$81.5	(12.3)%	(21.2)%
International	403.8	381.0	45.9	426.9	396.4	(5.4)%	7.7%
Other	163.3	161.8	8.1	169.9	76.5	(3.9)%	N/M

Net revenues	$623.4	$602.0	$59.0	$661.0	$554.4	(5.7)%	19.2%
Income/(loss) from operations
Managed	$19.4	$22.1	$4.0	$26.1	$64.7	(25.7)%	(59.7)%
International	(23.0)	(274.3)	0.5	(273.8)	(128.6)	91.6%	N/M
Other	(132.7)	(728.0)	(10.6)	(738.6)	(98.9)	82.0%	N/M

Loss from operations	(136.3)	(980.2)	(6.1)	(986.3)	(162.8)	86.2%	N/M

Impairment of goodwill and non-amortizing intangible assets
Managed	$—	$—	$—	$—	$—	N/A	N/A
International	(31.0)	(210.8)	—	(210.8)	(109.2)	N/M	N/M
Other	(106.7)	(686.0)	—	(686.0)	—	N/M	N/M

Total impairment charges	(137.7)	(896.8)	—	(896.8)	(109.2)	N/M	N/M

Income/(loss) from operations before impairment
Managed	$19.4	$22.1	$4.0	$26.1	$64.7	(25.7)%	(59.7)%
International	8.0	(63.5)	0.5	(63.0)	(19.4)	N/M	N/M
Other	(26.0)	(42.0)	(10.6)	(52.6)	(98.9)	50.6%	46.8%

Income/(loss) from operations before impairment	$1.4	$(83.4)	$(6.1)	$(89.5)	$(53.6)	N/M	(67.0)%

N/M=Not meaningful

Managed, international and other results include income from our managed properties, results of our international properties, certain marketing and administrative expenses, including development costs and income from our non-consolidated affiliates, and our businesses related to the World Series of Poker® (“WSOP”) brand.

Managed and international include income from HOC’s managed properties and results of our international properties. Revenues from our Managed and International properties rose in the 2010 first quarter due to strong volumes at our Uruguay property and favorable foreign exchange impact in the London Clubs businesses. Income from operations increased in the 2010 first quarter compared to 2009 as a result of the earnings impact of increased revenues.

Managed. HOC manages three tribal casinos and has consulting arrangements with casino companies in Australia. The table below gives the location and expiration date of the current management contracts for HOC’s three tribal casino properties as of March 31, 2010.

Casino	Location	Expiration of Management Agreement
Harrah’s Rincon	near San Diego, California	November 2013
Harrah’s Cherokee	Cherokee, North Carolina	November 2011
Harrah’s Ak-Chin	near Phoenix, Arizona	December 2014

The decline in revenues for the year ended December 31, 2009 reflected the impact of the economic environment on our managed properties.

HOC’s 2008 revenues and income from operations from managed properties were lower than in the 2007 due to the termination of HOC’s contract with the Prairie Band Potawatomi Nation on June 30, 2007, the impact of the economy on HOC’s managed properties and a change in the fee structure at one of HOC’s managed properties.

International. HOC’s international results include the operations of its property in Punta del Este, Uruguay, and its London Clubs International Limited (“London Clubs”) entities. As of March 31, 2010, London Clubs owns or manages ten casinos in the provinces of The United Kingdom, two in Egypt and one in South Africa. During 2009, one of the London Clubs owned properties, Fifty, was closed and is currently being liquidated. Revenues for London Clubs decreased slightly in 2009 when compared to 2008 as the increase in local currency revenues attributable to the full-year impact in 2009 of two new properties which opened in 2008 was insufficient to offset the adverse movements in exchange rates. Loss from operations in 2009 was improved compared to 2008 as a result of the impairment charge recorded in 2008; details of the charge are described below. Income from operations before impairment in 2009 improved when compared to a loss from operations before impairment in 2008 as the impact of adverse foreign exchange rates was more than offset by increased revenues and cost savings initiatives throughout the international properties.

International revenues were higher for 2008 than 2007 due to the opening during 2008 of two new properties of London Clubs and a full year of revenues from two properties that opened during 2007, partially offset by the impact of a new smoking ban enacted in mid-2007. Loss from operations was unfavorably impacted by a charge of $210.8 million recorded in fourth quarter 2008 for the impairment of certain goodwill and other non-amortizing intangible assets, combined with unfavorable London Clubs’ table game hold, higher gaming taxes imposed during 2007 and reserves for receivables due from a joint venture member that were deemed not to be collectible. Loss from operations before impairment for the full year of 2008 deteriorated when compared to 2007 as a result of the aforementioned contributors, including London Clubs’ table game hold, higher gaming taxes imposed during 2007 and reserves for receivables due from a joint venture member that were deemed not to be collectible. As of December 31, 2008, London Clubs managed an additional property in Egypt; however, during 2009, the management contract expired and was not renewed.

In September 2007, HOC acquired a company with the right to operate a golf course located on 175 acres on the Cotai adjacent to one of two border crossings into Macau from China. Since the acquisition, HOC has undertaken a redesign of the golf course and opened a Butch Harmon School of Golf at the facility. HOC also plans to complete renovations of the existing clubhouse to add certain amenities, meeting facilities, and a restaurant.

Other. Other results include certain marketing and administrative expenses, including development costs, results associated with the World Series of Poker® trademark, and income from nonconsolidated affiliates. Other income also includes management fees and other income from non-HOC subsidiaries of Harrah’s Entertainment.

Other losses from operations for the year ended December 31, 2009 were unfavorably impacted by a charge of $106.7 million for the impairment of certain non-amortizing intangible assets relating to trademarks.

In 2008, loss from operations was unfavorably impacted by a charge of $686.0 million for the impairment of certain non-amortizing intangible assets and a charge of $12.6 million to recognize the remaining exposure under a lease agreement for office space no longer used by the Company.

Other Factors Affecting Net Income of HOC

(In millions) Expense/(income)	Quarter Ended March 31, 2010	Quarter Ended March 31, 2009	Percentage Increase/ (Decrease)
Corporate expense	$27.0	$23.1	16.9%
Write-downs, reserves and recoveries	5.3	17.9	(70.4)%
Acquisition and integration costs	7.2	0.2	N/M
Amortization of intangible assets	27.8	28.9	(3.8)%
Interest expense, net	447.8	430.3	4.1%
Gains on early extinguishments of debt	—	(1.2)	N/M
Other income	(14.5)	(8.2)	76.8%
Benefit for income taxes	(72.4)	(73.9)	(2.0)%
Income attributable to non-controlling interests	2.1	3.9	(46.2)%

N/M = Not Meaningful

	Successor		Predecessor
Expense/(income) (In millions)	2009	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008	Combined 2008	Predecessor	Percentage Increase/(Decrease)
					2007	09 vs. 08	08 vs. 07
Corporate expense	$74.5	$106.3	$(26.2)	$80.1	$99.1	(7.0)%	(19.2)%
Write-downs, reserves and recoveries	71.4	(60.1)	0.2	(59.9)	(82.4)	N/M	27.3%
Impairment of intangible assets	1,178.9	3,745.2	—	3,745.2	169.6	(68.5)%	N/M
Acquisition and integration costs	0.3	24.0	125.6	149.6	13.4	(99.8)%	N/M
Amortization of intangible assets	115.2	108.2	5.5	113.7	73.0	1.3%	55.8%
Interest expense, net	1,678.5	1,704.3	89.7	1,794.0	800.8	(6.4)%	N/M
(Gains)/losses on early extinguishments of debt	(3,929.6)	(742.1)	—	(742.1)	2.0	N/M	N/M
Other income	(32.0)	(29.6)	(5.1)	(34.7)	(47.3)	7.8%	26.6%
Provision/(benefit) for income taxes	1,287.2	(378.5)	(21.6)	(400.1)	152.6	N/M	N/M
Income attributable to non-controlling interests	13.5	6.4	1.4	7.8	9.3	73.1%	(16.1)%
Income from discontinued operations, net of income taxes	—	(90.4)	(0.1)	(90.5)	(92.2)	N/M	(1.8)%

N/M	= Not meaningful

Corporate Expense

Corporate expense increased in the quarter ended March 31, 2010 from the same period in 2009 due to increased marketing expenditures.

Corporate expense decreased in 2009 from 2008 due to the continued realization of cost savings initiatives that began in the third quarter of 2008. Corporate expense was lower in 2008 due continued realization of cost savings and efficiencies identified throughout the organization.

Corporate expense includes expenses associated with share-based compensation plans in the amounts of $16.4 million, $15.8 million, $2.9 million, and $53.0 million for the year ended December 31, 2009, the Successor period from January 28, 2008 through December 31, 2008, the Predecessor period from January 1, 2008 through January 27, 2008, and for the year ended December 31, 2007, respectively.

Write-downs, reserves and recoveries

Write-downs, reserves and recoveries include various pretax charges to record certain long-lived tangible asset impairments, contingent liability reserves, demolition costs, recoveries of previously recorded non-routine reserves and other non-routine transactions. Given the nature of the transactions included within write-downs, reserves and recoveries, these amounts are not expected to be comparable from year-to-year, nor are the amounts expected to follow any particular trend from year-to-year. For the quarter ended March 31, 2010, total write-downs, reserves and recoveries were $5.3 million, a reduction of $12.6 million recorded during the comparable quarter of 2009. Amounts incurred during the quarter ended March 31, 2010 for remediation costs were $8.8 million, and increased by $8.3 million when compared to the first quarter of 2009. Partially offsetting these charges was the release of a $4.8 million reserve for excise tax for which the statute of limitations had recently expired.

Write-downs, reserves and recoveries for 2009 were $71.4 million, compared with $(59.9) million for the full year 2008. Included in the amounts for 2008 are insurance proceeds related to the 2005 hurricanes totaling $185.4 million. Prior to these insurance proceeds, write-downs, reserves and recoveries for 2008 were $125.5 million. Amounts incurred in 2009 for remediation costs were $6.5 million, an increase of $4.0 million from similar costs in the full year 2008. We recorded $59.3 million in impairment charges for long-lived tangible assets during 2009, an increase of $21.0 million when compared to 2008. The majority of the 2009 charge was related to the Company’s office building in Memphis, Tennessee due to the relocation to Las Vegas, Nevada of those corporate functions formerly performed at that location. Also, during 2009, an approximate $30 million legal judgment against the Company was vacated by court action, resulting in a reduction to write-downs, reserves and recoveries.

Write-downs, reserves and recoveries for 2008 were $(59.9) million, compared with $(82.4) million for 2007. Prior to the inclusion of insurance proceeds related to the 2005 hurricanes in both years, write-downs, reserves and recoveries for 2008 were $125.5 million compared with $47.9 million in 2007. Write-downs, reserves and recoveries for 2008 included remediation costs of $2.5 million and impairment charges for long-lived tangible assets of $38.3 million, for which there are no corresponding charges included in 2007.

Impairment of intangible assets

During the fourth quarter of each year, HOC performs annual assessments for impairment of goodwill and other intangible assets that are not subject to amortization as of September 30. HOC performs assessments for impairment of goodwill and other intangible assets more frequently if impairment indicators exist. Due to the relative impact of weak economic conditions on certain properties in the Las Vegas market, HOC performed an interim assessment of goodwill and certain intangible assets for impairment during the second quarter of 2009, which resulted in an impairment charge of $42.0 million. During the third quarter of 2009, HOC completed a preliminary annual assessment of goodwill and other non-amortizing intangible assets as of September 30, 2009 which resulted in an impairment charge of $1,124.6 million. HOC finalized its annual assessment during the fourth quarter, and as a result of the final assessment, HOC recorded a charge of approximately $12.3 million within our consolidated statement of operations of our audited consolidated financial statements included elsewhere in this prospectus, in the fourth quarter, which brought the aggregate charges recorded for the year ended December 31, 2009 to approximately $1,178.9 million. These impairment charge is primarily a result of adjustments to our long-term operating plan as a result of the current economic climate.

Our 2008 analysis indicated that certain of HOC’s goodwill and other intangible assets were impaired based upon projected performance which reflected factors impacted by the then-current market conditions, including lower valuation multiples for gaming assets, higher discount rates resulting from turmoil in the credit markets, and the completion of our 2009 budget and forecasting process. As a result of HOC’s projected deterioration in financial performance, an impairment charge of $3,745.2 million was recorded to our consolidated statement of operations in fourth quarter 2008.

Our 2007 analysis determined that, based on historical and projected performance, intangible assets at London Clubs and Horseshoe Southern Indiana had been impaired, and we recorded impairment charges of $169.6 million in fourth quarter 2007.

Acquisition and integration costs

Acquisition and integration costs in 2010 include costs incurred in connection with HOC’s acquisition of PHW Las Vegas.

Acquisition and integration costs in 2008 include costs incurred in connection with the Acquisition, including the expense related to the accelerated vesting of employee stock options, SARs and restricted stock. Costs incurred in 2007 also related to the Acquisition.

Amortization of intangible assets

Amortization of intangible assets was slightly lower in the quarter ended March 31, 2010 when compared to the same period in 2009 due to lower intangible asset balances as a result of certain contract rights being fully amortized during 2009.

Amortization expense associated with intangible assets for 2009 was slightly higher than the amounts recorded in 2008 due to the amounts in 2008 including only eleven months of amortization of post-Acquisition intangible assets. Amortization of intangible assets was higher in 2008 when compared to 2007 due to higher amortization of intangible assets recorded as a result of the purchase price allocation in connection with the Acquisition.

Interest Expense

Interest expense increased by $17.5 million for the quarter ended March 31, 2010 compared to the same period in 2009 primarily due to changes in the variable rates received under our interest rate swap agreements. Interest expense for the quarter ended March 31, 2010, as a result of interest rate swap agreements, includes (i) $3.6 million of expense due to measured ineffectiveness and amounts excluded from effectiveness testing; and (ii) $2.4 million of expense due to amortization of deferred losses frozen in other comprehensive income.

Interest expense declined by $115.5 million in the year ended December 31, 2009 compared to the same period in 2008 primarily due to lower debt levels resulting from debt exchanges completed in April 2009 and December 2008 and debt purchases on the open market during 2009. Interest expense for 2009, as a result of interest rate swap agreements, was (i) reduced $4.6 million due to measured ineffectiveness; and (ii) increased $2.2 million due to amortization of deferred losses frozen in other comprehensive income. At

December 31, 2009, HOC’s variable-rate debt, excluding $5,810 million of variable-rate debt for which HOC has entered into interest rate swap agreements, represents approximately 10.5% of our total debt, while HOC’s fixed-rate debt is approximately 89.5% of its total debt.

Interest expense increased by $993.2 million in 2008 from 2007 primarily due to increased borrowings in connection with the Acquisition. Also included in interest expense in 2008 is a charge of $84.4 million representing the changes in the fair values of HOC’s interest rate swap agreements. Interest expense for 2007 included $45.4 million representing the losses from the changes in the fair values of HOC’s interest rate swap agreements. At December 31, 2008, our variable-rate debt, excluding $6,500 million of variable-rate debt for which HOC has entered into interest rate swap agreements, represented approximately 10.0% of HOC’s total debt, while HOC’s fixed-rate debt was approximately 90.0% of its total debt.

Gains/(losses) on early extinguishments of debt

Gains on early extinguishments of debt of $3,929.6 million in the year ended December 31, 2009 represent discounts related to the exchange of certain outstanding debt for new debt in the second quarter and purchases of certain of HOC’s debt in the open market during 2009. The gains were partially offset by the write-off of market value premiums and unamortized debt issue costs.

Gains on early extinguishments of $742.1 million debt in 2008 represent discounts related to the exchange of certain debt for new debt and purchases of certain of HOC’s debt in connection with an exchange offer in December 2008 and in the open market. The gains were partially offset by the write-off of market value premiums and unamortized deferred financing costs. Losses on early extinguishments of debt in 2007 represent premiums paid and the write-offs of unamortized deferred financing costs. The charges in 2007 were incurred in connection with the retirement of a $120.1 million credit facility of London Clubs.

Other income

Other income for all periods presented included interest income on the cash surrender value of life insurance policies. Other income for 2009 and 2008 included the receipt of insurance proceeds related to the Company’s deferred compensation plan. Other income in 2007 included gains on the sales of corporate assets.

As a result of the cancellation of our debt investment in certain predecessor entities of PHW Las Vegas in exchange for the equity of PHW Las Vegas, the Company recognized a gain of $7.1 million to adjust our investment to reflect the estimated fair value of consideration paid for the acquisition. This gain is reflected in Other income, including interest income, in our statement of operations for the quarter ended March 31, 2010.

Income tax (provision)/benefit

For the 2010 first quarter, HOC recorded a tax benefit of $72.4 million on pre-tax loss from continuing operations of $235.4 million (an effective tax rate of 30.8 percent), compared with a tax benefit of $73.9 million on a pre-tax loss from continuing operations of $202.7 million in the 2009 first quarter (an effective tax rate of 36.5 percent). The primary differences between HOC’s first-quarter 2010 recorded benefit and the benefit that would have resulted from applying the U.S. statutory tax rate of 35 percent to HOC’s pre-tax loss from continuing operations are the effects of state income tax benefits and other adjustments.

Income tax expense for the year ended December 31, 2009 is primarily attributable to the tax impact of gains on early extinguishments of debt and the non-deductibility of the impairment charges on goodwill. In 2008, tax benefits were generated by operating losses caused by higher interest expense, partially offset by non-deductible merger costs, international income taxes and state income taxes.

Other items

Discontinued operations for 2008 reflects insurance proceeds of $87.3 million, after taxes, representing the final funds received that were in excess of the net book value of the impacted assets and costs and expenses that were reimbursed under HOC’s business interruption claims for Grand Casino Gulfport. Discontinued operations for 2007 reflected insurance proceeds of $89.6 million, after taxes, for reimbursements under HOC’s business interruption claims related to Harrah’s Lake Charles and Grand Casino Gulfport, both of which were sold in 2006. Pursuant to the terms of the sales agreements, HOC retained all insurance proceeds related to those properties.

Liquidity and Capital Resources of HOC

Cost Savings Initiatives of HOC

In light of the severe economic downturn and adverse conditions in the travel and leisure industry generally, Harrah’s Entertainment has undertaken a comprehensive cost reduction effort to right-size expenses with business levels. Beginning in August 2008, the program includes organizational restructurings at our corporate and property operations, reduction of employee travel and entertainment expenses, rationalization of our corporate-wide marketing expenses, procurement and headcount reductions at property operations and corporate offices. As of March 31, 2010, Harrah’s Entertainment has identified $683.0 million in estimated cost savings from these initiatives, of which approximately $540.6 million had been realized in the trailing twelve month period ending March 31, 2010. In accordance with our shared services agreement with Harrah’s Entertainment, $491.7 million of these estimated cost savings and $389.2 million of the trailing twelve months realized cost savings have been allocated to Harrah’s Operating Company, Inc.

Capital Spending and Development of HOC

In addition to the development and expansion projects discussed in the “Regional Operating Results of HOC” section HOC also performs on-going refurbishment and maintenance at its casino entertainment facilities to maintain its quality standards, and HOC continues to pursue development and acquisition opportunities for additional casino entertainment facilities that meet its strategic and return on investment criteria. Prior to the receipt of necessary regulatory approvals, the costs of pursuing development projects are expensed as incurred. Construction-related costs incurred after the receipt of necessary approvals are capitalized and depreciated over the estimated useful life of the resulting asset. Project opening costs are expensed as incurred.

HOC’s planned development projects, if they go forward, will require, individually and in the aggregate, significant capital commitments and, if completed, may result in significant additional revenues. The commitment of capital, the timing of completion and the commencement of operations of casino entertainment development projects are contingent upon, among other things, negotiation of final agreements and receipt of approvals from the appropriate political and regulatory bodies. HOC must also comply with covenants and restrictions set forth in its debt agreements. Cash needed to finance projects currently under development as well as additional projects being pursued is expected to be made available from operating cash flows, established debt programs, joint venture partners, specific project financing, guarantees of third-party debt and additional debt offerings.

Our capital spending for the quarter ended March 31, 2010, excluding costs related to the acquisition of Planet Hollywood, totaled approximately $27.3 million. Estimated total capital expenditures for 2010 are expected to be between $160 million and $220 million. Our capital spending for the year ended December 31, 2009 totaled $437.8 million, and for the combined Predecessor and Successor periods of 2008, totaled approximately $1,112.3 million. Capital spending for 2007 totaled approximately $1,003.8 million, excluding our acquisitions of a golf course in Macau and Bill’s Gamblin’ Hall and Saloon.

Liquidity of HOC

HOC generates substantial cash flows from operating activities, as reflected on the consolidated statements of cash flows.

HOC uses the cash flows generated by its operations to fund debt service, to reinvest in existing properties for both refurbishment and expansion projects and to pursue additional growth opportunities via new development. When necessary, HOC supplements the cash flows generated by our operations with funds provided by financing activities to balance our cash requirements.

HOC’s ability to fund its operations, pay its debt obligations and fund planned capital expenditures depends, in part, on economic and other factors that are beyond its control, and disruptions in capital markets and restrictive covenants related to its existing debt could impact HOC’s ability to secure additional funds through financing activities. We believe that HOC’s cash and cash equivalents balance, its cash flows from operations and the financing sources discussed herein will be sufficient to meet its normal operating requirements during the next twelve months and to fund capital expenditures. In addition, HOC may consider issuing additional debt in the future to refinance existing debt or to finance specific capital projects. In connection with the Acquisition, HOC incurred substantial additional debt, which has significantly impacted its financial position.

We cannot assure you that HOC’s business will generate sufficient cash flows from operations, or that future borrowings will be available to HOC, to fund its liquidity needs and pay its indebtedness. If HOC is unable to meet its liquidity needs or pay its indebtedness when it is due, HOC may have to reduce or delay refurbishment and expansion projects, reduce expenses, sell assets or attempt to restructure its debt. In addition, HOC has pledged a significant portion of its assets as collateral under certain of its debt agreements, and if any of those lenders accelerate the repayment of borrowings, there can be no assurance that HOC will have sufficient assets to repay its indebtedness.

For more information regarding the long term debt of HOC and the terms of HOC’s debt instruments, as well as HOC’s derivative instruments, see “—Debt and Liquidity” for Harrah’s Entertainment.

HOC’s cash and cash equivalents totaled $567.4 million at March 31, 2010, compared to $568.8 million at December 31, 2009.

HOC’s cash and cash equivalents totaled $568.8 million at December 31, 2009, compared to $447.4 million at December 31, 2008. The following provides a summary of HOC’s cash flows for the Successor period ended December 31, 2009, the Successor period from January 28, 2008 through December 31, 2008, the Predecessor period from January 1, 2008 through January 27, 2008 and the Predecessor period ended December 31, 2007:

	Successor		Predecessor	Combined 2008	Predecessor 2007
(In millions)	2009	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008
Cash (used in)/provided by operating activities	$(98.3)	$367.4	$(49.8)	$317.6	$925.4
Capital investments	(437.8)	(1,031.4)	(80.9)	(1,112.3)	(1,003.8)
Payments for business acquisitions	—	—	0.1	0.1	(584.3)
Insurance proceeds for hurricane losses for continuing operations	—	98.1	—	98.1	15.7
Insurance proceeds for hurricane losses for discontinued operations	—	83.3	—	83.3	13.4
Other investing activities	(58.8)	(18.4)	(1.1)	(19.5)	10.6

Cash used in operating/investing activities	(594.9)	(501.0)	(131.7)	(632.7)	(623.0)
Cash provided by financing activities	716.3	510.1	70.9	581.0	452.8
Cash provided by discontinued operations	—	4.7	0.5	5.2	88.7

Net increase/(decrease) in cash and cash equivalents	$121.4	$13.8	$(60.3)	$(46.5)	$(81.5)

The increase in cash and cash equivalents from 2008 to 2009 was due to the scaling back of capital spending and development projects in our investing activities, and due to the net cash impact of our debt related activities.

Capital Resources

As of March 31, 2010, the majority of HOC’s debt is due in 2015 and beyond. Payments of short-term debt obligations and other commitments are expected to be made from operating cash flows and from borrowings under our established debt programs. Long-term obligations are expected to be paid through operating cash flows, refinancing of debt, joint venture partners or, if necessary, additional debt offerings.

Guarantees of Third-Party Debt and Other Obligations and Commitments of HOC

The following tables summarize HOC’s contractual obligations and other commitments as of March 31, 2010.

	Payments due by Period
Contractual Obligations(a)	Total	Apr. 1, 2010 through Dec. 31, 2010	2011 through 2012	2013 through 2014	Thereafter
	(In millions)
Debt, face value	$17,813.1	$269.1	$122.6	$700.5	$16,720.9
Capital lease obligations	37.6	12.1	2.6	22.9	—
Estimated interest payments(b)	10,083.8	1,167.7	2,998.9	2,646.3	3,270.9
Operating lease obligations	1,957.4	60.6	126.0	111.7	1,659.1
Purchase orders obligations	44.7	44.7	—	—	—
Guaranteed payments to State of Louisiana	59.8	45.0	14.8	—	—
Community reinvestment	90.0	5.0	12.1	11.9	61.0
Construction commitments	39.1	39.1	—	—	—
Entertainment obligations	65.2	11.6	36.2	17.4	—
Other contractual obligations	320.3	37.7	38.7	26.9	217.0

	$30,511.0	$1,692.6	$3,351.9	$3,537.6	$21,928.9

(a)	In addition to the contractual obligations disclosed in this table, we have unrecognized tax benefits that, based on uncertainties associated with the items, we are unable to make reasonably reliable estimates of the period of potential cash settlements, if any, with taxing authorities.
(b)	Estimated interest for variable rate debt included in this table is based on rates at March 31, 2010. Estimated interest includes the estimated impact of our interest rate swap agreements.

	Amounts of Commitment Per Year
Contractual Obligations(a)	Total amounts committed	Apr. 1, 2010 through Dec. 31, 2010	2011 through 2012	2013 through 2014	Thereafter
	(In millions)
Letters of credit	$133.5	$99.6	$33.9	$—	$—
Minimum payments to tribes	27.3	10.4	14.6	2.3	—

The agreements pursuant to which HOC manages casinos on Indian lands contain provisions required by law that provide that a minimum monthly payment be made to the tribe. That obligation has priority over scheduled repayments of borrowings for development costs and over the management fee earned and paid to the manager. In the event that insufficient cash flow is generated by the operations to fund this payment, HOC must pay the shortfall to the tribe. Subject to certain limitations as to time, such advances, if any, would be repaid to HOC in future periods in which operations generate cash flow in excess of the required minimum payment. These commitments will terminate upon the occurrence of certain defined events, including termination of the management contract. HOC’s aggregate monthly commitment for the minimum guaranteed payments, pursuant to the contracts for the three managed Indian-owned facilities now open, which extend for periods of up to 57 months from March 31, 2010, is $1.2 million. Each of these casinos currently generates sufficient cash flows to cover all of its obligations, including its debt service.

INDUSTRY

Introduction

Casino gambling was first legalized in the U.S. by the State of Nevada in 1931. Since then, the industry has grown to 443 commercial casinos in 12 states with over $30.7 billion of gross gaming revenue, according to the American Gaming Association (AGA). Additionally, according to the AGA, the relatively recent development of Tribal gaming establishments has created another 456 gaming operations across 29 states. According to Casino City’s North American Gaming Almanac, there are over 680,000 slots and 26,000 table games (including poker) in the U.S., including Tribal casinos.

Historically, the U.S. gaming industry was predominately located in two cities, Las Vegas, NV and Atlantic City, NJ. In 2006, the Las Vegas Boulevard (the “Las Vegas Strip” or the “Strip”) and Atlantic City generated approximately $9.5 billion of revenue and accounted for approximately 31% of the total commercial casino revenues in the U.S. However, as casinos have gained more recognition as a key source of entertainment, jobs, and income, and as the demand for gaming has increased, there has been an increased proliferation of gaming in other regional markets. The following chart shows total revenues in the top 10 casino markets in the U.S. for 2009:

Source: 2010 AGA Survey of Casino Entertainment

Las Vegas

Las Vegas is the largest and most prominent gaming market in the U.S. with 182 licensed casinos, 127,800 nonrestricted slot machines, 4,470 licensed tables, and $8.8 billion of gaming revenue in 2009 for Clark County. Las Vegas’ 148,940 hotel rooms consistently exhibit occupancy rates in the 80%–90% range and are home to 18 of the 25 largest hotels in the world. During the past 10-15 years, Las Vegas has successfully focused on attracting more than just gamblers as operators have invested in non-gaming amenities. As a result, Las Vegas has become one of the nation’s most popular convention center destinations and draws travelers attracted to the city’s fine dining, shopping, and entertainment, as well as the gaming facilities. The city drew 36.4 million visitors in 2009.

Las Vegas effectively illustrates a supply-generated market dynamic. Each new wave of mega-resort openings has expanded the Las Vegas market in terms of visitation and total revenues. Since 1970, visitor volumes have grown at a faster pace than the Las Vegas room supply. This in turn has generated room demand and led to consistently strong occupancy rates. In addition, the average length of stay and amount spent per trip has increased as Las Vegas has evolved from a one-dimensional casino town into a diversified destination-resort market.

As a result, the Las Vegas market has shown consistent growth over the long term, both in terms of visitation and expenditures, and has exhibited one of the highest hotel occupancy rates of any major market in the U.S. According to the Las Vegas Convention and Visitors Authority, the number of visitors traveling to Las Vegas increased significantly over the last 17 years, from 21.0 million visitors in 1990 to 36.4 million visitors in 2009. Over this period, Las Vegas hotel room inventory has been highly correlated with visitation. Below is a chart showing Las Vegas hotel room inventory and visitation over that period and a chart comparing Las Vegas occupancy with that of other major U.S. markets.

Source: Las Vegas Convention and Visitors Authority

Source: State visitor associations

The development and expansion of mega-resorts along the Strip has been a primary generator of the recent visitation growth in the market. As the Strip has continued to evolve there has been a substantial shift in revenue mix, with an increased focus on non gaming amenities. Industry analysts believe that there are three primary influences for this shift in recent years:

(1)	newer, larger and more diverse resorts;

(2)	greater focus on the convention market; and

(3)	new marketing campaigns targeting a broader customer base.

As the total room inventory in Las Vegas has grown via the increasing presence of mega resorts, there has been a corresponding impact in non-gaming revenues. According to Nevada State Gaming Control Board— Nevada Gaming Abstract, while gaming revenues have continued to grow in terms of absolute dollars, from $2.6 billion in 1990 to $5.5 billion in 2009 (4.0% compound annual growth rate (“CAGR”)), the percentage of total Strip casino-hotel resort revenues represented by gaming (casino) has declined substantially over the past 17 years, from 61% of total revenues in 1990, to just 39% in 2009.

Much of this shift occurred after the second stage of mega-resorts began to come on-line in the late 1990s (Bellagio, Mandalay Bay, Venetian and Paris), offering more non-gaming amenities and targeting a more affluent customer. From 1990 to 2009 the percentage of revenues derived from hotel rooms increased by 9% to 25%, while food & beverage increased 3% to 21%.

Las Vegas continues to be an intensely competitive market with continued increases in new development and expansions. In April 2005, Wynn Resorts opened the first new resort on the Strip since 1999. Along with Wynn’s opening, several other competitors have recently opened new resorts or made announcements of their planned capital expenditures in the area. In early 2008, the Las Vegas Sands opened an adjacent property to the Venetian Resort and Casino, named the Palazzo. Wynn Resorts also completed a new property adjacent to Wynn Las Vegas, called Encore, which opened in late 2008. In December 2009, MGM Mirage opened CityCenter, a multi-use property on 67 acres of land on the Strip between Bellagio and Monte Carlo. Consistent with these trends, we are investing capital in the Las Vegas market to further bolster our leading market position. This expansion will dramatically improve our food and beverage and retail offerings as well as further solidifying our leading position on the premier corner of the Strip.

The current state of the national economy has affected the bottom line of Nevada casinos. In 2009, gaming revenues decreased as customers cut their discretionary spending, in some cases, dramatically. A company’s vulnerability will be determined by the duration and depth of the economic downturn.

Atlantic City

Atlantic City first legalized gaming in 1976 and is now the second largest gaming market in the U.S. Home to 11 casinos and over 30,000 slots, the Atlantic City market benefits from attractive demographics with 42 million adults within a 300 mile radius. 2009 brought 30.4 million visitors, according to South Jersey Transportation Authority, and the average customer visits seven times per year. Below is a chart depicting historical Atlantic City gaming revenues.

Source: New Jersey Casino Control Commission

Growth (2001-06) in the Atlantic City market can be attributed primarily to the expansion of select properties (Tropicana, Bally’s) and the opening of the Borgata Hotel, Casino and Spa. The Borgata, a joint venture between Boyd Gaming Corporation and MGM Mirage, opened in July 2003, in Atlantic City’s Marina District. The Borgata was the first casino to open in Atlantic City since April 1990.

Several recent trends have negatively impacted Atlantic City properties. In 2004, Pennsylvania passed legislation to legalize slot machines at seven horse racing tracks, five independent slot parlors and two resort slot parlors. At least four of these facilities are expected to be in the greater Philadelphia area. Currently, nine facilities have opened in Pennsylvania with the balance expected to open after 2009. Movements are underway, though in varying stages of development, to legalize slot machines in Delaware, West Virginia, New York and at the New Jersey Meadowlands. Additionally, Atlantic City enacted a partial smoking ban on April 15, 2007 designating 75% of the gaming floor as smoke free. Revenues have been impacted in the periods following the enactment, in some cases, dramatically. Competition from Pennsylvania and New York, and the national economy, have severely affected the Atlantic City market in 2008 and 2009.

Regional Markets

Regional markets have become increasingly popular with both casino operators and customers. Casinos are choosing to invest more capital in these regions as capital expenditure requirements are low relative to other major markets and several major markets have already been largely penetrated. Customers are traveling to these destinations more often due to both their close proximity and as an alternative form of entertainment. Additionally, an increasing number of states have been taking a more liberal approach to legalizing casinos as gaming has become a mainstream form of leisure entertainment with the potential to generate significant tax revenues. States with regional commercial gaming properties include Colorado, Illinois, Indiana, Iowa, Louisiana, Michigan, Mississippi, Missouri, Pennsylvania and South Dakota.

Many regional casinos directly compete with Tribal gaming properties. Tribal gaming began with the Indian Gaming Regulatory Act of 1988, which permitted states to authorize tribes to operate casinos on Native American reservations. Recently many tribes have built Las Vegas style casinos, with high-class accommodations and different forms of entertainment, such as concerts, as a way to entice younger people to their casinos.

International Markets

International gaming growth is expected to continue. Macau is located on the Southeast coast of China to the western bank of the Pearl River Delta. Macau gaming revenue has grown from $2 billion in 2000 to $15 billion in 2009. The rapid pace of new casino growth in Macau should benefit casino operators who hold concessions, as well as gaming equipment suppliers. Other major international gaming markets include Australia, New Zealand, Malaysia, Great Britain and South Africa.

BUSINESS

Overview

Harrah’s Entertainment, Inc., a Delaware corporation, is one of the largest casino entertainment providers in the world. Our business is primarily conducted through a wholly owned subsidiary, Harrah’s Operating Company, Inc., although certain material properties are not owned by Harrah’s Operating Company, Inc. As of March 31, 2010, we owned, operated or managed 52 casinos in six countries, but primarily in the United States and England. Our casino entertainment facilities operate primarily under the Harrah’s, Caesars and Horseshoe brand names in the United States. Our casino entertainment facilities include 33 land-based casinos, 12 riverboat or dockside casinos, three managed casinos on Indian lands in the United States, one managed casino in Canada, one combination greyhound racetrack and casino, one combination thoroughbred racetrack and casino and one harness racetrack casino. Our 33 land-based casinos include one in Uruguay, nine in England, one in Scotland, two in Egypt and one in South Africa. As of March 31, 2010, our facilities have an aggregate of approximately 3 million square feet of gaming space and approximately 42,000 hotel rooms. We have a customer loyalty program, Total Rewards, which has over 40 million members that we use for marketing promotions and to generate play by our customers when they travel among our markets in the United States and Canada. We also own and operate the World Series of Poker® tournament and brand. Unless otherwise noted or indicated by the context, the terms “Harrah’s,” “Harrah’s Entertainment,” “Company,” “we,” “us,” and “our” refer to Harrah’s Entertainment, Inc.

We were incorporated on November 2, 1989 in Delaware, and prior to such date operated under predecessor companies. Our principal executive offices are located at One Caesars Palace Drive, Las Vegas, Nevada 89109, telephone (702) 407-6000. Until January 28, 2008, our common stock was traded on the New York Stock Exchange under the symbol “HET.”

On January 28, 2008, Harrah’s Entertainment was acquired by affiliates of the Sponsors in an all-cash transaction, hereinafter referred to as the “Acquisition,” valued at approximately $30.7 billion, including the assumption of $12.4 billion of debt and the incurrence of approximately $1.0 billion of acquisition costs. Holders of Harrah’s Entertainment stock received $90.00 in cash for each outstanding share of common stock. As a result of the Acquisition, the issued and outstanding shares of non-voting common stock and non-voting preferred stock of Harrah’s Entertainment are owned by entities affiliated with Apollo and TPG, certain co-investors and members of management, and the issued and outstanding shares of voting common stock of Harrah’s Entertainment are owned by Hamlet Holdings LLC, which is owned by certain individuals affiliated with Apollo and TPG. As a result of the Acquisition, our stock is no longer publicly traded.

Description of Business

Our casino business commenced operations in 1937. We own or manage casino entertainment facilities in more areas throughout the United States than any other participant in the casino industry. In addition to casinos, our facilities typically include hotel and convention space, restaurants and non-gaming entertainment facilities. The descriptions below are as of March 31, 2010, except where otherwise noted.

In southern Nevada, Harrah’s Las Vegas, Rio All-Suite Hotel & Casino, Caesars Palace, Bally’s Las Vegas, Flamingo Las Vegas, Paris Las Vegas, Imperial Palace Hotel & Casino and Bill’s Gamblin’ Hall & Saloon and Hot Spot Oasis are located in Las Vegas, and draw customers from throughout the United States. On February 19, 2010, we acquired the Planet Hollywood Resort and Casino in Las Vegas. Harrah’s Laughlin is located near both the Arizona and California borders and draws customers primarily from the southern California and Phoenix metropolitan areas and, to a lesser extent, from throughout the U.S. via charter aircraft.

In northern Nevada, Harrah’s Lake Tahoe, Harveys Resort & Casino and Bill’s Casino are located near Lake Tahoe and Harrah’s Reno is located in downtown Reno. These facilities draw customers primarily from northern California, the Pacific Northwest and Canada. On January 4, 2010, we closed Bill’s Casino and sold the property on February 26, 2010.

Our Atlantic City casinos, Harrah’s Resort Atlantic City, Showboat Atlantic City, Caesars Atlantic City and Bally’s Atlantic City, draw customers primarily from the Philadelphia metropolitan area, New York and New Jersey.

Harrah’s Chester is a combination harness racetrack and slot facility located approximately six miles south of Philadelphia International Airport which draws customers primarily from the Philadelphia metropolitan area and Delaware.

Our Chicagoland dockside casinos, Harrah’s Joliet in Joliet, Illinois, and Horseshoe Hammond in Hammond, Indiana, draw customers primarily from the greater Chicago metropolitan area. In southern Indiana, we own Horseshoe Southern Indiana (formerly Caesars Indiana), a dockside casino complex located in Elizabeth, Indiana, which draws customers primarily from northern Kentucky, including the Louisville metropolitan area, and southern Indiana, including Indianapolis.

In Louisiana, we own Harrah’s New Orleans, a land-based casino located in downtown New Orleans, which attracts customers primarily from the New Orleans metropolitan area. In northwest Louisiana, Horseshoe Bossier City, a dockside casino, and Harrah’s Louisiana Downs, a thoroughbred racetrack with slot machines, located in Bossier City, cater to customers in northwestern Louisiana and east Texas, including the Dallas/Fort Worth metropolitan area.

On the Mississippi gulf coast, we own the Grand Casino Biloxi, located in Biloxi, Mississippi, which caters to customers in southern Mississippi, southern Alabama and northern Florida.

Harrah’s North Kansas City and Harrah’s St. Louis, both dockside casinos, draw customers from the Kansas City and St. Louis metropolitan areas, respectively. Harrah’s Metropolis is a dockside casino located in Metropolis, Illinois, on the Ohio River, drawing customers from southern Illinois, western Kentucky and central Tennessee.

Horseshoe Tunica, Harrah’s Tunica and Tunica Roadhouse Hotel & Casino (formerly and Sheraton Casino & Hotel Tunica), dockside casino complexes located in Tunica, Mississippi, are approximately 30 miles from Memphis, Tennessee and draw customers primarily from the Memphis area.

Horseshoe Casino and Bluffs, a land-based casino and pari-mutuel facility, and Harrah’s Council Bluffs Casino & Hotel, a dockside casino facility, are located in Council Bluffs, Iowa, across the Missouri River from Omaha, Nebraska. At Horseshoe Bluffs Run Greyhound Park, we own the assets other than gaming equipment, and lease these assets to the Iowa West Racing Association, or IWRA, a nonprofit corporation, and we manage the facility for the IWRA under a management agreement expiring in October 2024. Iowa law requires that a qualified nonprofit corporation hold Bluffs Run’s gaming and pari-mutuel licenses and own its gaming equipment. The license to operate Harrah’s Council Bluffs Casino & Hotel is held jointly with IWRA, the qualified sponsoring organization. The Sponsorship and Operations Agreement between IWRA and us terminates on December 31, 2015, subject to our option to extend the term of the agreement for three succeeding three year terms, provided we are not in default.

Caesars Windsor located in Windsor, Ontario, draws customers primarily from the Detroit metropolitan area and the Conrad Resort & Casino located in Punta Del Este, Uruguay, draws customers primarily from Argentina and Uruguay.

As part of the acquisition of London Clubs in December 2006, we own or manage four casinos in London: the Sportsman, the Golden Nugget, the Rendezvous, Fifty and The Casino at the Empire. We ceased managing Fifty in November, 2009 when the facility closed. Our casinos in London draw customers primarily from the London metropolitan area as well as international visitors. We also own Alea Nottingham, Alea Glasgow, Alea Leeds, Manchester235, Rendezvous Brighton and Rendezvous Southend-on-Sea in the provinces of the United Kingdom, which primarily draw customers from their local areas. Pursuant to a concession agreement, we also operate two casinos in Cairo, Egypt, the London Club Cairo (which is located at the Ramses Hilton) and Caesars Cairo which draw customers primarily from other countries in the Middle East. Emerald Safari, located in the province of Gauteng in South Africa, draws customers primarily from South Africa.

We also earn fees through our management of three casinos for Indian tribes:

•

Harrah’s Phoenix Ak-Chin, located near Phoenix, Arizona, which we manage for the Ak-Chin Indian Community under a management agreement that expires in December 2014. Harrah’s Phoenix Ak-Chin draws customers from the Phoenix metropolitan area;

•

Harrah’s Cherokee Casino and Hotel, which we manage for the Eastern Band of Cherokee Indians on their reservation in Cherokee, North Carolina under a management contract that expires in November 2011. Harrah’s Cherokee draws customers from eastern Tennessee, western North Carolina, northern Georgia and South Carolina; and

•

Harrah’s Rincon Casino and Resort, located near San Diego, California, which we manage for the Rincon San Luiseno Band of Mission Indians under a management agreement that expires in November 2013. Harrah’s Rincon draws customers from the San Diego metropolitan area and Orange County, California.

We own and operate Bluegrass Downs, a harness racetrack located in Paducah, Kentucky, and own a one-half interest in Turfway Park LLC, which is the owner of the Turfway Park thoroughbred racetrack in Boone County, Kentucky. Turfway Park LLC owns a minority interest in Kentucky Downs LLC, which is the owner of the Kentucky Downs racetrack located in Simpson County, Kentucky.

We also operate the World Series of Poker tournaments, and we circuit and license trademarks for a variety of products and businesses related to this brand.

We also own Macau Orient Golf located on Cotai in Macau.

Additional information about our casino entertainment properties is set forth below:

Summary of Property Information*

Property	Type of Casino	Casino Space– Sq. Ft.(a)	Slot Machines(a)	Table Games(a)	Hotel Rooms & Suites(a)
Atlantic City, New Jersey
Harrah’s Atlantic City	Land-based	173,200	3,150	150	2,590
Showboat Atlantic City	Land-based	120,100	2,840	120	1,330
Bally’s Atlantic City	Land-based	147,400	3,660	200	1,760
Caesars Atlantic City	Land-based	141,800	2,820	170	1,140

Las Vegas, Nevada
Harrah’s Las Vegas	Land-based	90,600	1,430	110	2,530
Rio	Land-based	117,300	1,100	90	2,520
Caesars Palace	Land-based	131,100	1,420	160	3,230
Paris Las Vegas	Land-based	105,100	1,140	100	2,920
Bally’s Las Vegas	Land-based	66,200	1,030	60	2,810
Flamingo Las Vegas(b)	Land-based	76,800	1,390	120	3,460
Imperial Palace	Land-based	118,000	760	50	2,640
Bill’s Gamblin’ Hall & Saloon	Land-based	42,500	390	40	200
Hot Spot Oasis(c)	Land-based	1,000	20	—	—
Planet Hollywood Resort and Casino(d)	Land-based	100,000	1,200	80	2,720

Property	Type of Casino	Casino Space– Sq. Ft.(a)	Slot Machines(a)	Table Games(a)	Hotel Rooms & Suites(a)

Laughlin, Nevada
Harrah’s Laughlin	Land-based	56,000	880	40	1,510

Reno, Nevada
Harrah’s Reno	Land-based	41,600	830	40	930
Lake Tahoe, Nevada
Harrah’s Lake Tahoe	Land-based	57,600	830	70	510
Harveys Lake Tahoe	Land-based	63,300	780	70	740
Bill’s Lake Tahoe(e)	Land-based	18,000	50	—	—

Chicago, Illinois area
Harrah’s Joliet (Illinois)(f)	Dockside	38,900	1,170	30	200
Horseshoe Hammond (Indiana)	Dockside	108,200	3,160	160	—

Metropolis, Illinois
Harrah’s Metropolis(g)	Dockside	31,000	1,150	30	260

Southern Indiana
Horseshoe Southern Indiana	Dockside	86,600	1,910	110	500

Council Bluffs, Iowa
Harrah’s Council Bluffs	Dockside	28,000	1,000	20	250
Horseshoe Council Bluffs(h)	Greyhound racing facility and land- based casino	78,800	1,810	80	—

Tunica, Mississippi
Horseshoe Tunica	Dockside	63,000	1,740	80	510
Harrah’s Tunica	Dockside	136,000	1,740	70	1,360
Tunica Roadhouse Hotel & Casino(i)	Dockside	31,000	800	20	130

Mississippi Gulf Coast
Grand Casino Biloxi	Dockside	28,800	820	30	490

St. Louis, Missouri
Harrah’s St. Louis	Dockside	111,500	2,700	90	500

North Kansas City, Missouri
Harrah’s North Kansas City	Dockside	60,100	1,760	60	390

New Orleans, Louisiana
Harrah’s New Orleans	Land-based	125,100	2,040	120	450

Bossier City, Louisiana
Louisiana Downs	Thoroughbred racing facility and land- based casino	14,900	1,140	—	—
Horseshoe Bossier City	Dockside	29,900	1,380	70	610

Chester, Pennsylvania
Harrah’s Chester(j)	Harness racing facility and land- based casino	93,500	3,000	—	—

Phoenix, Arizona
Harrah’s Ak-Chin(k)	Indian Reservation	50,300	1,100	30	150

Property	Type of Casino	Casino Space– Sq. Ft.(a)	Slot Machines(a)	Table Games(a)	Hotel Rooms & Suites(a)

Cherokee, North Carolina
Harrah’s Cherokee(k)	Indian Reservation	78,500	2,610	50	580

San Diego, California
Harrah’s Rincon(k)	Indian Reservation	69,900	1,610	80	660
Punta del Este, Uruguay
Conrad Punta del Este Resort and Casino(j)	Land-based	44,500	480	80	300

Ontario, Canada
Caesars Windsor(l)	Land-based	100,000	2,570	70	760

United Kingdom
Golden Nugget	Land-based	5,100	40	20	—
Rendezvous Casino	Land-based	6,200	30	20	—
The Sportsman	Land-based	5,200	40	20	—
Rendezvous Brighton	Land-based	7,800	70	30	—
Rendezvous Southend-on-Sea	Land-based	8,700	50	30	—
Manchester235	Land-based	11,500	70	30	—
The Casino at the Empire	Land-based	20,900	120	30	—
Alea Nottingham	Land-based	10,000	50	20	—
Alea Glasgow	Land-based	15,000	60	30	—
Alea Leeds	Land-based	10,300	50	20	—

Egypt
The London Clubs Cairo-Ramses	Land-based	2,700	40	20	—
Caesars Cairo	Land-based	5,500	30	20	—

South Africa
Emerald Safari(m)	Land-based	37,700	660	30	190

*	As of March 31, 2010, unless otherwise noted.
(a)	Approximate.
(b)	Information includes O’Shea’s Casino, which is adjacent to this property.
(c)	As of December 31, 2009, this property operates under its own gaming license.
(d)	We acquired the property on February 19, 2010.
(e)	This property closed on January 4, 2010, and was later sold in February 2010.
(f)	We have an 80 percent ownership interest in and manage this property.
(g)	A hotel, in which we own a 12.5% special limited partnership interest, is adjacent to the Metropolis facility. We own a second 260-room hotel.
(h)	The property is owned by the Company, leased to the operator, and managed by the Company for the operator for a fee pursuant to an agreement that expires in October 2024. This information includes the Bluffs Run greyhound racetrack that operates at the property.
(i)	Prior to December 2009, this property operated under the Sheraton Tunica name.
(j)	We have approximately 95% ownership interest in this property.
(k)	Managed.
(l)	We have a 50 percent interest in Windsor Casino Limited, which operates this property. The Province of Ontario owns the complex.
(m)	We have a 95 percent interest in and manage this property. Twenty five percent of the shares in this property are “warehoused” and we are required to sell that interest to a Broad-Based Black Economic Empowerment shareholder.

Sales and Marketing

We believe that our distribution system of casino entertainment facilities provides us the ability to generate play by our customers when they travel among markets, which we refer to as cross-market play. In addition, we have several critical multi-property markets like Las Vegas, Atlantic City and Tunica, and we have seen increased revenue from customers visiting multiple properties in the same market. We believe our customer loyalty program, Total Rewards, in conjunction with this distribution system, allows us to capture a growing share of our customers’ gaming budget and compete more effectively.

Our Total Rewards program is structured in tiers, providing customers an incentive to consolidate their play at our casinos. Total Rewards customers are able to earn Tier Credits and Reward Credits and redeem those credits at substantially all of our casino entertainment facilities located in the U.S. and Canada for on-property entertainment expenses. Total Rewards members can also earn Tier Credits and Reward Credits for non-gaming purchases at our facilities. Depending on their level of play with us in a calendar year, customers may be designated as either Gold, Platinum, Diamond, or Seven Stars customers. Customers who do not participate in Total Rewards are encouraged to join, and those with a Total Rewards card are encouraged to consolidate their play through targeted promotional offers and rewards.

We have developed a database containing information for our customers and aspects of their casino gaming play. We use this information for marketing promotions, including through direct mail campaigns and the use of electronic mail and our website.

Patents and Trademarks

We hold the following trademarks used in this document: Harrah’s ® , Caesars ® , Grand CasinoSM, Bally’s® , Flamingo®, Paris®, Caesars Palace®, Rio®, Showboat®, Bill’s®, Harveys®, Total Rewards®, Bluffs Run®, Louisiana Downs®, Reward Credits®, Horseshoe ® , Seven Stars®, Tunica RoadhouseSM and World Series of Poker®. Trademark rights are perpetual provided that the mark remains in use by us. We consider all of these marks, and the associated name recognition, to be valuable to our business.

We have been issued six U.S. patents covering some of the technology associated with our Total Rewards program-U.S. Patent No. 5,613,912 issued March 25, 1997, expiring April 5, 2015 (which is the subject of a license agreement with Mikohn Gaming Corporation); U.S. Patent No. 5,761,647 issued June 2, 1998, which we will allow to lapse in 2010 expiring May 24, 2016; U.S. Patent No. 5,809,482 issued September 15, 1998, expiring September 15, 2015; U.S. Patent No. 6,003,013 issued December 14, 1999, now expired; U.S. Patent No. 6,183,362, issued February 6, 2001, now expired; and U.S. Patent No. 7,419,427, issued September 2, 2008, which will expire on May 24, 2016. We have also been issued two U.S. patents covering some of the technology associated with our Total Rewards 2 program-U.S. Patent 7,329,185, issued February 12, 2008, which will expire on September 29, 2024; and U.S. Patent 7,410,422, issued on August 12, 2008, which will expire on April 24, 2025.

Competition

We own, operate or manage land-based, dockside, riverboat and Indian casino facilities in most U.S. casino entertainment jurisdictions. We also own, operate or manage properties in Canada, the provinces of the United Kingdom, South Africa, Egypt and Uruguay. We compete with numerous casinos and casino hotels of varying quality and size in the market areas where our properties are located. We also compete with other non-gaming resorts and vacation areas, and with various other entertainment businesses. The casino entertainment business is characterized by competitors that vary considerably by their size, quality of facilities, number of operations, brand identities, marketing and growth strategies, financial strength and capabilities, level of amenities, management talent and geographic diversity.

In most markets, we compete directly with other casino facilities operating in the immediate and surrounding market areas. In some markets, we face competition from nearby markets in addition to direct competition within our market areas.

In recent years, with fewer new markets opening for development, competition in existing markets has intensified. Many casino operators, including us, have invested in expanding existing facilities, developing new facilities, and acquiring established facilities in existing markets, such as our acquisition of Caesars Entertainment, Inc. in 2005 and our renovated and expanded facility in Hammond, Indiana. This expansion of existing casino entertainment properties, the increase in the number of properties and the aggressive marketing strategies of many of our competitors has increased competition in many markets in which we compete, and this intense competition can be expected to continue.

The expansion of casino entertainment into new markets, such as the expansion of tribal casino opportunities in New York and California and the approval of gaming facilities in Pennsylvania and Florida present competitive issues for us which have had a negative impact on our financial results.

The casino entertainment industry is also subject to political and regulatory uncertainty. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Consolidated Operating Results” and “—Regional Operating Results.”

Developments and Acquisitions

Las Vegas. In July 2007, we announced plans for an expansion and renovation of Caesars Palace Las Vegas. We announced that we will defer completion of the planned 660-room hotel tower due to current economic conditions impacting the Las Vegas tourism sector. We completed other aspects of the project in 2009 as planned, including the mid-summer 2009 opening of an additional 110,000 square feet of meeting and convention space, three 10,000 square foot villas and an expanded pool and garden area. The total capital expenditures for the project, excluding the costs to complete the deferred rooms, was approximately $641.4 million.

On February 19, 2010, we completed the acquisition of the Planet Hollywood Resort and Casino located in Las Vegas, Nevada. Planet Hollywood is adjacent to Paris Las Vegas and gives Harrah’s seven contiguous resorts on the east side of the Las Vegas Strip.

Macau. In September 2007, we acquired a company with the right to operate a golf course located on 175 acres on the Cotai adjacent to one of two border crossings into Macau from China. Since the acquisition, we have undertaken a redesign of the golf course and opened a Butch Harmon School of Golf at the facility. We also plan to complete renovations of the existing clubhouse to add certain amenities, meeting facilities, and a restaurant.

Litigation Related to Employee Benefit Obligations

In December 1998, Hilton Hotels Corporation (“Hilton”) spun-off its gaming operations as Park Place Entertainment Corporation (“Park Place”). In connection with the spin-off, Hilton and Park Place entered an Employee Benefits and Other Employment Allocation Agreement dated December 31, 1998 (the “Allocation Agreement”) whereby Park Place assumed or retained, as applicable, liabilities and excess assets, if any, related to the Hilton Hotels Retirement Plan (the “Hilton Plan”) based on the accrued benefits of Hilton employees and Park Place employees. Park Place changed its name to Caesars Entertainment, Inc. (“Caesars”) and the Company acquired Caesars in June 2005. In 1999 and 2005, the United States District Court for the District of Columbia certified two nationwide class action lawsuits against Hilton alleging that the Hilton Plan’s benefit formula was back loaded in violation of ERISA, and that Hilton failed to properly calculate Hilton Plan participants’ service for vesting purposes. In May 2009, the Court issued a decision granting summary judgment to the plaintiffs. The plaintiffs and Hilton are undertaking Court-mandated efforts to determine an appropriate remedy.

The Company received a letter from Hilton in October 2009 alleging potential liability under the above described claims and under the terms of the Allocation Agreement. The Company may be responsible for a portion of the liability resulting from the claims noted above. We are monitoring the status of the lawsuit, remedy determination, and our potential liability, if any.

Litigation Related to Development

On March 6, 2008, Caesars Bahamas Investment Corporation (“CBIC”), an indirect subsidiary of HOC, terminated its previously announced agreement to enter into a joint venture in the Bahamas with Baha Mar Joint Venture Holdings Ltd. and Baha Mar JV Holding Ltd (collectively, “Baha Mar”). To enforce its rights, on March 13, 2008, CBIC filed a complaint against Baha Mar and the Baha Mar Development Company Ltd. in the Supreme Court of the State of New York, seeking a declaratory judgment with respect to CBIC’s rights under the Subscription and Contribution Agreement (the “Subscription Agreement”) between CBIC and Baha Mar dated January 12, 2007. Pursuant to the Subscription Agreement, CBIC agreed, subject to certain conditions, to subscribe for shares in Baha Mar Joint Venture Holdings Ltd., which was formed to develop and construct a casino, golf course and resort project in the Bahamas. The complaint alleges that (i) the Subscription Agreement grants CBIC the right to terminate the agreement at any time prior to the closing of the transactions contemplated therein, if the closing does not occur on time; (ii) the closing did not occur on time; and, (iii) CBIC exercised its right to terminate the Subscription Agreement and to abandon the transactions contemplated therein. The complaint seeks a declaratory judgment that the Subscription Agreement has been terminated in accordance with its terms and the transactions contemplated therein have been abandoned.

Baha Mar and Baha Mar Development Company Ltd (“Baha Mar Development”) filed an Amended Answer and Counterclaims against CBIC and a Third Party Complaint dated June 18, 2008, against HOC in the Supreme Court of the State of New York. Baha Mar and Baha Mar Development allege that CBIC wrongfully terminated the Subscription Agreement and that CBIC wrongfully failed to make capital contributions under the Joint Venture Investors Agreement, by and between CBIC and Baha Mar, dated January 12, 2007. In addition, Baha Mar and Baha Mar Development allege that HOC wrongfully failed to perform its purported obligations under the Harrah’s Baha Mar Joint Venture Guaranty, dated January 12, 2007. Baha Mar and Baha Mar Development assert claims for breach of contract, breach of fiduciary duty, promissory estoppel, equitable estoppel and negligent misrepresentation. Baha Mar and Baha Mar Development seek (i) declaratory relief; (ii) specific performance; (iii) the recovery of alleged monetary damages; (iv) the recovery of attorneys fees, costs, and expenses and (v) the dismissal with prejudice of CBIC’s Complaint. CBIC and HOC have each answered, denying all allegations of wrongdoing. During the quarter ended June 30, 2009, both sides filed motions for summary judgment.

At the conclusion of oral argument on October 6, 2009, on cross motions for summary judgment, the Court stated that it was going to grant summary judgment to CBIC and HOC and that Baha Mar Development’s claims are dismissed. The Court enter its written decision on February 1, 2010. On February 18, 2010, Baha Mar Development filed an appeal. CBIC and HOC filed an appellate brief on April 21, 2010. Additionally, in January 2010 CBIC and HOC file a motion to recover attorney’s fees and in March 2010 Baha Mar Development filed a motion for a stay of fee hearing pending appeal. On April 1, 2010, the state appeals court refused to grant Baha Mar Development’s motion for a stay of the fee hearing. The fee hearing was set for May 6, 2010.

Litigation Related to the December 2008 Exchange Offer

On January 9, 2009, S. Blake Murchison and Willis Shaw filed a purported class action lawsuit in the United Stated District Court for the District of Delaware, Civil Action No. 09-00020-SLR, against Harrah’s Entertainment, Inc. and its board of directors, and Harrah’s Operating Company, Inc. The lawsuit was amended on March 4, 2009, alleging that the bond exchange offer which closed on December 24, 2008, wrongfully impaired the rights of bondholders. The amended complaint alleges, among others, breach of the bond indentures, violation of the Trust Indenture Act of 1939, equitable rescission, and liability claims against the members of the board. The amended complaint seeks, among other relief, class certification of the lawsuit, declaratory relief that the alleged violations occurred, unspecified damages to the class, and attorneys’ fees. On April 30, 2009 the defendants stipulated to the plaintiff’s request to dismiss the lawsuit, without prejudice, which the court entered on June 18, 2009. Plaintiff has requested the court to award it attorneys’ fees. On March 31, 2010, the court denied plaintiff’s request for fees and plaintiff has filed a notice of appeal with the Third Circuit United States Courts of Appeals.

Governmental Regulation

The gaming industry is highly regulated, and we must maintain our licenses and pay gaming taxes to continue our operations. Each of our casinos is subject to extensive regulation under the laws, rules and regulations of the jurisdiction where it is located. These laws, rules and regulations generally concern the responsibility, financial stability and character of the owners, managers, and persons with financial interests in the gaming operations. Violations of laws in one jurisdiction could result in disciplinary action in other jurisdictions. A more detailed description of the regulations to which we are subject is contained in the “Gaming Regulatory Overview” section.

Our businesses are subject to various foreign, federal, state and local laws and regulations in addition to gaming regulations. These laws and regulations include, but are not limited to, restrictions and conditions concerning alcoholic beverages, environmental matters, employees, currency transactions, taxation, zoning and building codes, and marketing and advertising. Such laws and regulations could change or could be interpreted differently in the future, or new laws and regulations could be enacted. Material changes, new laws or regulations, or material differences in interpretations by courts or governmental authorities could adversely affect our operating results.

Employee Relations

We have approximately 69,000 employees through our various subsidiaries. Approximately 25,000 employees are covered by collective bargaining agreements with certain of our subsidiaries, relating to certain casino, hotel and restaurant employees at certain of our properties. Most of our employees covered by collective bargaining agreements are located at our properties in Las Vegas and Atlantic City. Our collective bargaining agreements with employees located at our Atlantic City properties expires in September 2010 and at our Las Vegas properties in May 2012.

GAMING REGULATORY OVERVIEW

General

The ownership and operation of casino entertainment facilities are subject to pervasive regulation under the laws, rules and regulations of each of the jurisdictions in which we operate. Gaming laws are based upon declarations of public policy designed to ensure that gaming is conducted honestly, competitively and free of criminal and corruptive elements. Since the continued growth and success of gaming is dependent upon public confidence, gaming laws protect gaming consumers and the viability and integrity of the gaming industry, including prevention of cheating and fraudulent practices. Gaming laws may also be designed to protect and maximize state and local revenues derived through taxation and licensing fees imposed on gaming industry participants and enhance economic development and tourism. To accomplish these public policy goals, gaming laws establish procedures to ensure that participants in the gaming industry meet certain standards of character and fitness, or suitability. In addition, gaming laws require gaming industry participants to:

•	Establish and maintain responsible accounting practices and procedures;

•	Maintain effective controls over their financial practices, including establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues;

•	Maintain systems for reliable record keeping;

•	File periodic reports with gaming regulators; and

•	Maintain strict compliance with various laws, regulations and required minimum internal controls pertaining to gaming.

Typically, regulatory environments in the jurisdictions in which we operate are established by statute and are administered by a regulatory agency or agencies with interpretive authority with respect to gaming laws and regulations and broad discretion to regulate the affairs of owners, managers, and persons/entities with financial interests in gaming operations. Among other things, gaming authorities in the various jurisdictions in which we operate:

•	Adopt rules and regulations under the implementing statutes;

•	Make appropriate investigations to determine if there has been any violation of laws or regulations

•	Enforce gaming laws and impose disciplinary sanctions for violations, including fines and penalties;

•	Review the character and fitness of participants in gaming operations and make determinations regarding their suitability or qualification for licensure;

•	Grant licenses for participation in gaming operations;

•	Collect and review reports and information submitted by participants in gaming operations;

•	Review and approve transactions, such as acquisitions or change—of—control transactions of gaming industry participants, securities offerings and debt transactions engaged in by such participants; and

•	Establish and collect fees and/or taxes.

Licensing and Suitability Determinations

Gaming laws require us, each of our subsidiaries engaged in gaming operations, certain of our directors, officers and employees, and in some cases, our stockholders and holders of our debt securities, to obtain licenses or findings of suitability from gaming authorities. Licenses or findings of suitability typically require a determination that the applicant qualifies or is suitable. Gaming authorities have very broad discretion in determining whether an applicant qualifies for licensing or should be deemed suitable. Subject to certain administrative proceeding requirements, the gaming regulators have the authority to deny any application or limit, condition, restrict, revoke or suspend any license, registration, finding of suitability or approval, or fine any person licensed, registered or found suitable or approved, for any cause deemed reasonable by the gaming authorities. Criteria used in determining whether to grant a license or finding of suitability, while varying between jurisdictions, generally include consideration of factors such as:

•

The financial stability, integrity and responsibility of the applicant, including whether the operation is adequately capitalized in the jurisdiction and exhibits the ability to maintain adequate insurance levels;

•	The quality of the applicant’s casino facilities;

•	The amount of revenue to be derived by the applicable jurisdiction through operation of the applicant’s gaming facility;

•	The applicant’s practices with respect to minority hiring and training; and

•	The effect on competition and general impact on the community.

In evaluating individual applicants, gaming authorities consider the individual’s reputation for good character and criminal and financial history and the character of those with whom the individual associates.

Many jurisdictions limit the number of licenses granted to operate gaming facilities within the jurisdiction, and some jurisdictions limit the number of licenses granted to any one gaming operator. For example, in Indiana, state law allows us to only hold two gaming licenses. Licenses under gaming laws are generally not transferable unless the transfer is approved by the requisite regulatory agency. Licenses in many of the jurisdictions in which we conduct gaming operations are granted for limited durations and require renewal from time to time. In Iowa, our ability to continue our casino operations is subject to a referendum every eight years or at any time upon petition of the voters in the county in which we operate; the most recent referendum occurred in 2002. Our New Orleans casino operates under a contract with the Louisiana gaming authorities which extends until 2014, with a ten—year renewal period. There can be no assurance that any of our licenses or any of the above mentioned contracts will be renewed, or with respect to our gaming operations in Iowa, that continued gaming activity will be approved in any referendum.

In addition to us and our direct and indirect subsidiaries engaged in gaming operations, gaming authorities may investigate any individual or entity having a material relationship to, or material involvement with, any of these entities to determine whether such individual is suitable or should be licensed as a business associate of a gaming licensee. Certain jurisdictions require that any change in our directors or officers, including the directors or officers of our subsidiaries, must be approved by the requisite regulatory agency. Our officers, directors and certain key employees must also file applications with the gaming authorities and may be required to be licensed, qualified or be found suitable in many jurisdictions. Gaming authorities may deny an application for licensing for any cause which they deem reasonable. Qualification and suitability determinations require submission of detailed personal and financial information followed by a thorough investigation. The burden of demonstrating suitability is on the applicant, who must pay all the costs of the investigation. Changes in licensed positions must be reported to gaming authorities and in addition to their authority to deny an application for licensure, qualification or a finding of suitability, gaming authorities have jurisdiction to disapprove of a change in a corporate position.

If gaming authorities were to find that an officer, director or key employee fails to qualify or is unsuitable for licensing or unsuitable to continue having a relationship with us, we would have to sever all relationships with such person. In addition, gaming authorities may require us to terminate the employment of any person who refuses to file appropriate applications.

Moreover, in many jurisdictions, any of our stockholders or holders of our debt securities may be required to file an application, be investigated, and qualify or have his, her or its suitability determined. For example, under Nevada gaming laws, each person who acquires, directly or indirectly, beneficial ownership of any voting security, or beneficial or record ownership of any non-voting security or any debt security in a public corporation which is registered with the Nevada Gaming Commission (the “Commission”), such as Harrah’s Entertainment, may be required to be found suitable if the Commission has reason to believe that his or her acquisition of that ownership, or his or her continued ownership in general, would be inconsistent with the declared public policy of Nevada, in the sole discretion of the Commission. Any person required by the Commission to be found suitable shall apply for a finding of suitability within 30 days after the Commission’s request that he or she should do so and, together with his or her application for suitability, deposit with the Nevada Gaming Control Board (the “Board”) a sum of money which, in the sole discretion of the Board, will be adequate to pay the anticipated costs and charges incurred in the investigation and processing of that application for suitability, and deposit such additional sums as are required by the Board to pay final costs and charges.

Furthermore, any person required by a gaming authority to be found suitable, who is found unsuitable by the gaming authority, shall not be able to hold directly or indirectly the beneficial ownership of any voting security or the beneficial or record ownership of any nonvoting security or any debt security of any public corporation which is registered with the gaming authority, such as Harrah’s Entertainment, beyond the time prescribed by the gaming authority. A violation of the foregoing may constitute a criminal offense. A finding of unsuitability by a particular gaming authority impacts that person’s ability to associate or affiliate with gaming licensees in that particular jurisdiction and could impact the person’s ability to associate or affiliate with gaming licensees in other jurisdictions.

Many jurisdictions also require any person who acquires beneficial ownership of more than a certain percentage of our voting securities and, in some jurisdictions, our non-voting securities, typically 5%, to report the acquisition to gaming authorities, and gaming authorities may require such holders to apply for qualification or a finding of suitability. Most gaming authorities, however, allow an “institutional investor” to apply for a waiver that allows the “institutional investor” to acquire, in most cases, up to 15% of our voting securities without applying for qualification or a finding of suitability. An “institutional investor” is generally defined as an investor acquiring and holding voting securities in the ordinary course of business as an institutional investor, and not for the purpose of causing, directly or indirectly, the election of a majority of the members of our board of directors, any change in our corporate charter, bylaws, management, policies or operations, or those of any of our gaming affiliates, or the taking of any other action which gaming authorities find to be inconsistent with holding our voting securities for investment purposes only. An application for a waiver as an institutional investor requires the submission of detailed information about the company and its regulatory filings, the name of each person that beneficially owns more than 5% of the institutional investor’s voting securities or other equivalent and a certification made under oath and under the penalty of perjury, that the voting securities were acquired and are held for investment purposes only. Even if a waiver is granted, an institutional investor generally may not take any action inconsistent with its status when the waiver was granted without once again becoming subject to the foregoing reporting and application obligations. A change in the investment intent of an institutional investor must be reported to certain regulatory authorities immediately after its decision.

Notwithstanding, each person who acquires directly or indirectly; beneficial ownership of any voting security; or beneficial or record ownership of any nonvoting security or any debt security in our company may be required to be found suitable if a gaming authority has reason to believe that such person’s acquisition of that ownership would otherwise be inconsistent with the declared policy of the jurisdiction.

Generally, any person who fails or refuses to apply for a finding of suitability or a license within the prescribed period after being advised it is required by gaming authorities may be denied a license or found unsuitable, as applicable. The same restrictions may also apply to a record owner if the record owner, after request fails to identify the beneficial owner. Any person found unsuitable or denied a license and who holds, directly or indirectly, any beneficial ownership of our securities beyond such period of time as may be prescribed by the applicable gaming authorities may be guilty of a criminal offense. Furthermore, we may be subject to disciplinary action if, after we receive notice that a person is unsuitable to be a stockholder or to have any other relationship with us or any of our subsidiaries, we:

•	pay that person any dividend or interest upon our voting securities;

•	allow that person to exercise, directly or indirectly, any voting right conferred through securities held by that person;

•	pay remuneration in any form to that person for services rendered or otherwise; or

•

fail to pursue all lawful efforts to require such unsuitable person to relinquish his voting securities including, if necessary, the immediate purchase of said voting securities for cash at fair market value.

Although many jurisdictions generally require the individual holders of debt securities such as notes to be investigated and found suitable, gaming authorities may nevertheless retain the discretion to do so for any reason, including but not limited to, a default, or where the holder of the debt instruments exercises a material influence over the gaming operations of the entity in question. Any holder of debt securities required to apply for a finding of suitability or otherwise qualify must generally pay all investigative fees and costs of the gaming authority in connection with such an investigation. If the gaming authority determines that a person is unsuitable to own a debt security, we may be subject to disciplinary action, including the loss of our approvals, if without the prior approval of the gaming authority, we:

•	pay to the unsuitable person any dividend, interest or any distribution whatsoever;

•	recognize any voting right by the unsuitable person in connection with those securities;

•	pay the unsuitable person remuneration in any form; or

•	make any payment to the unsuitable person by way of principal, redemption, conversion exchange, liquidation or similar transaction.

Certain jurisdictions impose similar restrictions in connection with debt securities and retain the right to require holders of debt securities to apply for a license or otherwise be found suitable by the gaming authority.

Under New Jersey gaming laws, if a holder of our debt or equity securities is required to qualify, the holder may be required to file an application for qualification or divest itself of the securities. If the holder files an application for qualification, it must place the securities in trust with an approved trustee. If the gaming regulatory authorities approve interim authorization, and while the application for plenary qualification is pending, such holder may, through the approved trustee, continue to exercise all rights incident to the ownership of the securities. If the gaming regulatory authorities deny interim authorization, the trust shall become operative and the trustee shall have the authority to exercise all the rights incident to ownership, including the authority to dispose of the securities and the security holder shall have no right to participate in casino earnings and may only receive a return on its investment in an amount not to exceed the actual cost of the investment (as defined by New Jersey gaming laws). If the security holder obtains interim authorization but the gaming authorities later find reasonable cause to believe that the security holder may be found unqualified, the trust shall become operative and the trustee shall have the authority to exercise all rights incident to ownership pending a determination on such holder’s qualifications. However, during the period the securities remain in trust, the security holder may petition the New Jersey gaming authorities to direct the trustee to dispose of the trust property and distribute proceeds of the trust to the security holder in an amount not to exceed the lower of the actual cost of the investment or the value of the securities on the date the trust became operative. If the security holder is ultimately found unqualified, the trustee is required to sell the securities and to distribute the proceeds of the sale to the applicant in an amount not exceeding the lower of the actual cost of the investment or the value of the securities on the date the trust became operative and to distribute the remaining proceeds to the state. If the security holder is found qualified, the trust agreement will be terminated.

Additionally, our Certificates of Incorporation and the Certificate of Incorporation of Harrah’s Operating Company, Inc., contain provisions establishing the right to redeem the securities of disqualified holders if necessary to avoid any regulatory sanctions, to prevent the loss or to secure the reinstatement of any license or franchise, or if such holder is determined by any gaming regulatory agency to be unsuitable, has an application for a license or permit denied or rejected, or has a previously issued license or permit rescinded, suspended, revoked or not renewed. The Certificates of Incorporation also contain provisions defining the redemption price and the rights of a disqualified security holder. In the event a security holder is disqualified, the New Jersey gaming authorities are empowered to propose any necessary action to protect the public interest, including the suspension or revocation of the licenses for the casinos we own in New Jersey.

Many jurisdictions also require that manufacturers and distributors of gaming equipment and suppliers of certain goods and services to gaming industry participants be licensed and require us to purchase and lease gaming equipment, supplies and services only from licensed suppliers.

Violations of Gaming Laws

If we or our subsidiaries violate applicable gaming laws, our gaming licenses could be limited, conditioned, suspended or revoked by gaming authorities, and we and any other persons involved could be subject to substantial fines. Further, a supervisor or conservator can be appointed by gaming authorities to operate our gaming properties, or in some jurisdictions, take title to our gaming assets in the jurisdiction, and under certain circumstances, earnings generated during such appointment could be forfeited to the applicable jurisdictions. Furthermore, violations of laws in one jurisdiction could result in disciplinary action in other jurisdictions. As a result, violations by us of applicable gaming laws could have a material adverse effect on our financial condition, prospects and results of operations.

Reporting and Recordkeeping Requirements

We are required periodically to submit detailed financial and operating reports and furnish any other information about us and our subsidiaries which gaming authorities may require. Under both Nevada gaming law and federal law, we are required to record and submit detailed reports of currency transactions involving greater than $10,000 at our casinos and Suspicious Activity Reports (“SARCs”) if the facts presented so warrant. Some jurisdictions require us to maintain a log that records aggregate cash transactions in the amount of $3,000 or more. We are required to maintain a current stock ledger which may be examined by gaming authorities at any time. We may also be required to disclose to gaming authorities upon request the identities of the holders of our debt or other securities. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to gaming authorities. Failure to make such disclosure may be grounds for finding the record holder unsuitable. Gaming authorities may also require certificates for our stock to bear a legend indicating that the securities are subject to specified gaming laws. In certain jurisdictions, gaming authorities have the power to impose additional restrictions on the holders of our securities at any time.

Review and Approval of Transactions

Substantially all material loans, leases, sales of securities and similar financing transactions by us and our subsidiaries must be reported to, or approved by, gaming authorities. Neither we nor any of our subsidiaries may make a public offering of securities without the prior approval of certain gaming authorities if the securities or the proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in such jurisdictions, or to retire or extend obligations incurred for such purposes. Such approval, if given, does not constitute a recommendation or approval of the investment merits of the securities subject to the offering. Changes in control through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or otherwise require prior approval of gaming authorities. Entities seeking to acquire control of us or one of our subsidiaries must satisfy gaming authorities with respect to a variety of stringent standards prior to assuming control. Gaming authorities may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.

Certain gaming laws and regulations in jurisdictions we operate in establish that certain corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting us or our subsidiaries may be injurious to stable and productive corporate gaming, and as a result, prior approval may be required before we may make exceptional repurchases of voting securities (such as repurchases which treat holders differently) above the current market price and before a corporate acquisition opposed by management can be consummated. In certain jurisdictions, the gaming authorities also require prior approval of a plan of recapitalization proposed by the board of directors of a publicly traded corporation which is registered with the gaming authority in response to a tender offer made directly to the registered corporation’s shareholders for the purpose of acquiring control of the registered corporation.

Because licenses under gaming laws are generally not transferable, our ability to grant a security interest in any of our gaming assets is limited and may be subject to receipt of prior approval from gaming authorities. A pledge of the stock of a subsidiary holding a gaming license and the foreclosure of such a pledge may be ineffective without the prior approval of gaming authorities. Moreover, our subsidiaries holding gaming licenses may be unable to guarantee a security issued by an affiliated or parent company pursuant to a public offering, or pledge their assets to secure payment of the obligations evidenced by the security issued by an affiliated or parent company, without the prior approval of gaming authorities. We are subject to extensive prior approval requirements relating to certain borrowings and security interests with respect to our New Orleans casino. If the holder of a security interest wishes operation of the casino to continue during and after the filing of a suit to enforce the security interest, it may request the appointment of a receiver approved by Louisiana gaming authorities, and under Louisiana gaming laws, the receiver is considered to have all our rights and obligations under our contract with Louisiana gaming authorities.

Some jurisdictions also require us to file a report with the gaming authority within a prescribed period of time following certain financial transactions and the offering of debt securities. Were they to deem it appropriate, certain gaming authorities reserve the right to order such transactions rescinded.

Certain jurisdictions require the implementation of a compliance review and reporting system created for the purpose of monitoring activities related to our continuing qualification. These plans require periodic reports to senior management of our company and to the regulatory authorities.

License Fees and Gaming Taxes

We pay substantial license fees and taxes in many jurisdictions, including the counties, cities, and any related agencies, boards, commissions, or authorities, in which our operations are conducted, in connection with our casino gaming operations, computed in various ways depending on the type of gaming or activity involved. Depending upon the particular fee or tax involved, these fees and taxes are payable either daily, monthly, quarterly or annually. License fees and taxes are based upon such factors as:

•	a percentage of the gross revenues received;

•	the number of gaming devices and table games operated;

•	franchise fees for riverboat casinos operating on certain waterways; and

•	admission fees for customers boarding our riverboat casinos.

In many jurisdictions, gaming tax rates are graduated with the effect of increasing as gross revenues increase. Furthermore, tax rates are subject to change, sometimes with little notice, and we have recently experienced tax rate increases in a number of jurisdictions in which we operate. A live entertainment tax is also paid in certain jurisdictions by casino operations where entertainment is furnished in connection with the selling or serving of food or refreshments or the selling of merchandise.

Operational Requirements

In many jurisdictions, we are subject to certain requirements and restrictions on how we must conduct our gaming operations. In many jurisdictions, we are required to give preference to local suppliers and include minority–owned and women–owned businesses in construction projects to the maximum extent practicable.

Some jurisdictions also require us to give preferences to minority–owned and women–owned businesses in the procurement of goods and services. Some of our operations are subject to restrictions on the number of gaming positions we may have, the minimum or maximum wagers allowed by our customers, and the maximum loss a customer may incur within specified time periods.

Our land–based casino in New Orleans operates under a contract with the Louisiana Gaming Control Board and the Louisiana Economic Development and Gaming Act and related regulations. Under this authority, our New Orleans casino is subject to not only many of the foregoing operational requirements, but also to restrictions on our food and beverage operations, including with respect to the size, location and marketing of eating establishments at our casino entertainment facility. Furthermore, with respect to the hotel tower, we are subject to restrictions on the number of rooms within the hotel, the amount of meeting space within the hotel and how we may market and advertise the rates we charge for rooms.

In Mississippi, we are required to include adequate parking facilities (generally 500 spaces or more) in close proximity to our existing casino complexes, as well as infrastructure facilities, such as hotels, that will amount to at least 25% of the casino cost. The infrastructure requirement was increased to 100% of the casino cost for any new casinos in Mississippi.

To comply with requirements of Iowa gaming laws, we have entered into management agreements with Iowa West Racing Association, a non–profit organization. The Iowa Racing and Gaming Commission has issued a joint license to Iowa West Racing Association and Harveys Iowa Management Company, Inc. for the operation of the Harrah’s Council Bluffs Casino, which is an excursion gambling boat that is now permanently moored, and issued a license for the Horseshoe Council Bluffs Casino at Bluffs Run Greyhound Park which is a full service, land based casino and a greyhound racetrack. The company operates both facilities pursuant to the management agreements.

The United Kingdom Gaming Act of 1968 prohibits casino operators from advertising and from offering encouragement or inducement to the public to gamble. Casino operators are allowed to place a limited amount of advertising in certain sections of newspapers or publications. The United Kingdom Gambling Act of 2005 which became effective in September 2007 also contains certain prohibitions on advertising as well as provisions to establish regulations for the control of advertising.

Native American Gaming

The terms and conditions of management contracts and the operation of casinos and all gaming on Native American land in the United States are subject to the Indian Gaming Regulatory Act of 1988, (the “IGRA”), which is administered by the National Indian Gaming Commission, (the “NIGC”), the gaming regulatory agencies of tribal governments, and Class III gaming compacts between the tribes for which we manage casinos and the states in which those casinos are located. IGRA established three separate classes of tribal gaming—Class I, Class II and Class III. Class I includes all traditional or social games solely for prizes of minimal value played by a tribe in connection with celebrations or ceremonies. Class II gaming includes games such as bingo, pulltabs, punchboards, instant bingo and non-banked card games (those that are not played against the house) such as poker. Class III gaming includes casino-style gaming such as banked table games like blackjack, craps and roulette, and gaming machines such as slots and video poker, as well as lotteries and pari-mutuel wagering. Harrah’s Ak-Chin Phoenix and Rincon provide Class II gaming and, as limited by the tribal-state compact, Class III gaming. The Eastern Band Cherokee Casino currently provides only Class III gaming.

IGRA prohibits all forms of Class III gaming unless the tribe has entered into a written agreement or compact with the state that specifically authorizes the types of Class III gaming the tribe may offer. These compacts may address, among other things, the manner and extent to which each state will conduct background investigations and certify the suitability of the manager, its officers, directors, and key employees to conduct gaming on tribal lands. We have received our permanent certification from the Arizona Department of Gaming as management contractor for the Ak-Chin Native American Community’s casino and have been licensed by the relevant tribal gaming authorities to manage the Ak-Chin Native American Community’s casino, the Eastern Band of Cherokee Native Americans’ casino and the Rincon San Luiseno Band of Mission Native Americans, respectively.

IGRA requires NIGC approval of management contracts for Class II and Class III gaming as well as the review of all agreements collateral to the management contracts. Management contracts which are not so approved are void. The NIGC will not approve a management contract if a director or a 10% shareholder of the management company:

•	is an elected member of the Native American tribal government which owns the facility purchasing or leasing the games;

•	has been or is convicted of a felony gaming offense;

•	has knowingly and willfully provided materially false information to the NIGC or the tribe;

•	has refused to respond to questions from the NIGC; or

•

is a person whose prior history, reputation and associations pose a threat to the public interest or to effective gaming regulation and control, or create or enhance the chance of unsuitable activities in gaming or the business and financial arrangements incidental thereto.

In addition, the NIGC will not approve a management contract if the management company or any of its agents have attempted to unduly influence any decision or process of tribal government relating to gaming, or if the management company has materially breached the terms of the management contract or the tribe’s gaming ordinance, or a trustee, exercising due diligence, would not approve such management contract. A management contract can be approved only after the NIGC determines that the contract provides, among other things, for:

•	adequate accounting procedures and verifiable financial reports, which must be furnished to the tribe;

•	tribal access to the daily operations of the gaming enterprise, including the right to verify daily gross revenues and income;

•	minimum guaranteed payments to the tribe, which must have priority over the retirement of development and construction costs;

•	a ceiling on the repayment of such development and construction costs; and

•

a contract term not exceeding five years and a management fee not exceeding 30% of net revenues (as determined by the NIGC); provided that the NIGC may approve up to a seven year term and a management fee not to exceed 40% of net revenues if NIGC is satisfied that the capital investment required, and the income projections for the particular gaming activity require the larger fee and longer term.

Management contracts can be modified or cancelled pursuant to an enforcement action taken by the NIGC based on a violation of the law or an issue affecting suitability.

Native American tribes are sovereign with their own governmental systems, which have primary regulatory authority over gaming on land within the tribes’ jurisdiction. Therefore, persons engaged in gaming activities, including the company, are subject to the provisions of tribal ordinances and regulations on gaming. These ordinances are subject to review by the NIGC under certain standards established by IGRA. The NIGC may determine that some or all of the ordinances require amendment, and that additional requirements, including additional licensing requirements, may be imposed on us. The possession of valid licenses from the Ak-Chin Native American Community, the Eastern Band of Cherokee Native Americans and the Rincon San Luiseno Band of Mission Native Americans, are ongoing conditions of our agreements with these tribes.

Riverboat Casinos

In addition to all other regulations applicable to the gaming industry generally, some of our riverboat casinos are also subject to regulations applicable to vessels operating on navigable waterways, including regulations of the U.S. Coast Guard. These requirements set limits on the operation of the vessel, mandate that it must be operated by a minimum complement of licensed personnel, establish periodic inspections, including the physical inspection of the outside hull, and establish other mechanical and operational rules.

Racetracks

We own a full service casino which includes a full array of table games in conjunction with a greyhound racetrack in Council Bluffs, Iowa. The casino operation and the greyhound racing operation are regulated by the same state agency and are subject to the same regulatory structure established for all Iowa gaming facilities. A single operating license covers both parts of the operation in Council Bluffs. We also own slot machines at a thoroughbred racetrack in Bossier City, Louisiana, and we own slot machines at a horse track in southeastern Pennsylvania in which the company, through various subsidiary entities, owns a 50% interest in the entity licensed by the Pennsylvania Gaming Control Board. Generally, our slot operations at the Iowa racetrack is regulated in the same manner as our other gaming operations in Iowa. In addition, regulations governing racetracks are typically administered separately from our other gaming operations (except in Iowa), with separate licenses and license fee structures. For example, racing regulations may limit the number of days on which races may be held.

MANAGEMENT

Executive Officers and Directors

The following table provides information regarding our executive officers and members of our boards of directors.

Name	Age	Position(s)
Gary W. Loveman	50	Chairman of the Board, President, Chief Executive Officer and Director
Jonathan S. Halkyard	45	Senior Vice President, Chief Financial Officer and Treasurer
John W. Baker	47	Senior Vice President, Enterprise Effectiveness
Timothy R. Donovan	54	Senior Vice President and General Counsel
Peter E. Murphy	47	President, Strategy and Development
Thomas M. Jenkin	55	Western Division President
Janis L. Jones	61	Senior Vice President, Communications/Government Relations
Katrina R. Lane	44	Senior Vice President and Chief Technology Officer
David W. Norton	42	Senior Vice President and Chief Marketing Officer
John Payne	41	Central Division President
Donald P. Marrandino	50	Eastern Division President
Mary H. Thomas	44	Senior Vice President, Human Resources
Jeffrey Benjamin	48	Director
David Bonderman	67	Director
Anthony Civale	35	Director
Jonathan Coslet	45	Director
Kelvin Davis	46	Director
Karl Peterson	39	Director
Eric Press	44	Director
Marc Rowan	47	Director
Lynn C. Swann	58	Director
Christopher J. Williams	52	Director

Gary W. Loveman has been a Director since 2000; Chairman of the Board since January 1, 2005; Chief Executive Officer since January 2003; President since April 2001. Mr. Loveman also serves as a director of Coach, Inc., a designer and marketer of high-quality handbags and women’s and men’s accessories, and FedEx Corporation, a world-wide provider of transportation, e-commerce and business services, each of which are traded on the New York Stock Exchange.

Jonathan S. Halkyard became our Chief Financial Officer in August 2006, a Senior Vice President in July 2005 and Treasurer in November 2003. He served as a Vice President from November 2002 to July 2005, Assistant General Manager-Harrah’s Las Vegas from May 2002 to November 2002 and Vice President and Assistant General Manager-Harrah’s Lake Tahoe from September 2001 to May 2002.

John W. Baker became our Senior Vice President-Enterprise Effectiveness in February 2009. He served as Vice President-Procurement & Enterprise Effectiveness from August 2007 to February 2009. Prior to joining our company, Mr. Baker served as President and Chief Operating Officer of Home Gain, Inc. from September 1999 to September 2004.

Timothy R. Donovan became our Senior Vice President and General Counsel in April 2009. Prior to joining our company, Mr. Donovan served as Executive Vice President, General Counsel and Corporate Secretary of

Republic Services, Inc. from December 2008 to March 2009 after a merger with Allied Waste Industries, Inc., where he served in the same capacities from April 2007 to December 2008. Mr. Donovan earlier served as Executive Vice President-Strategy & Business Development and General Counsel of Tenneco, Inc. from July 1999 to March 2007.

Peter E. Murphy became our President-Strategy and Development in October 2009. He has also served as Chief Executive Officer of Wentworth Capital Management and Senior Advisor to Apollo Management since August 2006. He served as Senior Executive Vice President and Chief Strategic Officer of The Walt Disney Company from August 1988 to January 2007.

Thomas M. Jenkin became our Western Division President in January 2004. He served as Senior Vice President-Southern Nevada from November 2002 to December 2003 and Senior Vice President and General Manager-Rio from July 2001 to November 2002.

Janis L. Jones became our Senior Vice President-Communications/Government Relations in November 1999. Prior to joining Harrah’s Entertainment, Ms. Jones served as Mayor of Las Vegas from 1991 to 1999.

Katrina R. Lane became our Senior Vice President and Chief Technology Officer in January 2009. She served as our Vice President-Channel Marketing from March 2004 to January 2009.

David Norton became our Senior Vice President and Chief Marketing Officer in January 2008. Prior to that role, Mr. Norton served as our Senior Vice President-Relationship Marketing since January 2003. Prior to becoming a Senior Vice President, Mr. Norton served as Vice President-Loyalty Marketing from October 1998 to January 2003.

John Payne became our Central Division President in January 2007. Before becoming Central Division President, Mr. Payne served as Atlantic City Regional President from January 2006 to December 2006, Gulf Coast Regional President from June 2005 to January 2006, Senior Vice President and General Manager-Harrah’s New Orleans from November 2002 to June 2005 and Senior Vice President and General Manager-Harrah’s Lake Charles from March 2000 to November 2002.

Donald P. Marrandino became our Eastern Division President in October 2009. He served as Las Vegas Regional President from September 2005 to September 2009, Northern Nevada Regional President from June 2005 to September 2005, and Senior Vice President and General Manager of Harrah’s Lake Tahoe and Harveys Lake Tahoe from October 2003 to June 2005.

Mary H. Thomas became our Senior Vice President-Human Resources in February 2006. Prior to joining our company, Ms. Thomas served as Senior Vice President-Human Resources North America for Allied Domecq Spirits & Wines from October 2000 to December 2005.

Jeffrey Benjamin became a member of our board of directors in January 2008 upon consummation of the Acquisition. He has nearly 25 years of experience in the investment industry and has extensive experience serving on the boards of directors of other public and private companies, including Mandalay Resort Group, another gaming company. He has been senior advisor to Cyrus Capital Partners since June 2008 and serves as a consultant to Apollo Global Management, LLC with respect to investments in the gaming industry. He was senior advisor to Apollo Global Management, LLC from 2002 to 2008. He holds a bachelors degree from Tufts University and a masters degree from the Massachusetts Institute of Technology Sloan School of Management. He has previously served on the boards of directors of Goodman Global Holdings, Inc., Dade Behring Holdings, Inc., Chiquita Brands International, Inc., McLeod USA, and Mandalay Resort Group. In addition to the Company, Mr. Benjamin currently serves on the boards of directors of Spectrum Group International, Inc., Exco Resources, Inc. and Virgin Media Inc.

David Bonderman became a member of our board of directors in January 2008 upon consummation of the Acquisition. Mr. Bonderman is a founding partner of TPG Capital, LP, which he founded in 1992. He holds a bachelors degree from the University of Washington and a law degree from Harvard University. He has previously served on the boards of directors of Gemplus International SA, Burger King Holdings, Inc., Ducati Motor Holding SPA, Korea First Bank, Mobilcom AG, Washington Mutual, Inc., IASIS Healthcare LLC and Burger King Corporation. In addition to the Company, Mr. Bonderman currently serves on the boards of directors of Univision Communications, Inc., Energy Future Holdings Corp., General Motors Company, Armstrong World Industries, Inc. CoStar Group, Inc., Gemalto N.V. and Ryanair Holdings PLC, of which he is Chairman.

Anthony Civale became a member of our board of directors in January 2008 upon consummation of the Acquisition. Mr. Civale he has been a partner at Apollo Global Management, LLC since 1999. He has over 13 years of experience in financing, analyzing, investing in and/or advising public and private companies and their board of directors. He holds a bachelors degree from Middlebury College and he has previously served on the boards of directors of Goodman Global, Inc., Horizon PCS, Inc., Breunners Home Furnishings Corp and Prestige Cruise Holdings, Inc. In addition to the Company, Mr. Civale currently serves on the board of directors of Berry Plastics Holding Corporation.

Jonathan Coslet became a member of our board of directors in January 2008 upon consummation of the Acquisition. Mr. Coslet is a Senior Partner at TPG Capital, LP. Mr. Coslet has over 20 years of experience in financing, analyzing, investing in and/or advising public and private companies and their board of directors. He holds a bachelors degree from the University of Pennsylvania Wharton School and an M.B.A. from Harvard University. He has previously served on the board of directors of J Crew Group, Inc. In addition to the Company, Mr. Coslet currently serves on boards of directors of IASIS Healthcare Corp., Quintiles Transnational Corp., Petco Animal Supplies, Inc., the Neiman Marcus Group, Inc., and Biomet, Inc.

Kelvin Davis became a member of our board of directors in January 2008 upon consummation of the Acquisition. Mr. Davis has been a Senior Partner at TPG Capital, LP since 2000 and is head of the firm’s North American Buyouts Group, incorporating investments in all non-technology industry sectors. Prior to joining TPG, he was President and COO of Colony Capital, Inc., a private international real estate-related investment firm which he co-founded in 1991. He holds a bachelors degree from Stanford University and an M.B.A. from Harvard University. He has previously served on the boards of directors of Aleris International, Inc., Graphic Packaging Holding Company, and Kraton Polymers LLC. In addition to the Company, Mr. Davis currently serves on the boards of directors of Kraton Performance Polymers, Inc., and Univision Communications, Inc. He is a member of the Company’s Executive and Human Resources Committees.

Karl Peterson became a member of our board of directors in January 2008 upon consummation of the Acquisition. Mr. Peterson has been a Partner at TPG Capital, LP since 2004 where he leads the firm’s investment activities on Travel & Leisure and Media & Entertainment. Prior to 2004, Mr. Peterson was President and CEO of Hotwire, Inc. He previously worked as a principal for TPG and as an investment banker for Goldman Sachs & Co. He holds a bachelors degree from the University of Notre Dame and has previously served on the board of directors of Univision Communications. In addition to the Company, Mr. Peterson currently serves on the board of directors of Sabre Holdings. He is a member of the Company’s Audit and Finance Committees.

Eric Press became a member of our board of directors in January 2008 upon consummation of the Acquisition. Mr. Press has been a Partner at Apollo Global Management, LLC since 2007 and has been a Partner with other Apollo entities since 1998. Mr. Press has significant experience in making and managing investments for Apollo. He has nearly 20 years of experience in financing, analyzing, investing in and/or advising public and private companies and their board of directors. He holds a bachelors degree in economics from Harvard University and a law degree from Yale University. He has previously served on the board of directors of Quality Distribution, Inc. AEP Industries and WMC Finance Corp. In addition to the Company, Mr. Press serves on the boards of directors of Prestige Cruise Holdings, Inc., Noranda Aluminum, Affinion Group, Metals USA

Holdings, Innkeepers USA Trust, Apollo Commercial Real Estate Finance, Inc., Athene, and Verso Paper Corp. Mr. Press is a member of the Company’s Audit Committee.

Marc Rowan became a member of our board of directors in January 2008 upon consummation of the Acquisition. Mr. Rowan is a founding partner of Apollo Global Management, LLC. He has more than 25 years of experience in financing, analyzing, investing in and/or advising public and private companies and their board of directors. He holds a bachelors degree from the University of Pennsylvania and an M.B.A. from The Wharton School. He has previously served on the boards of directors of AMC Entertainment, Inc., Culligan Water Technologies, Inc., Furniture Brands International, Mobile Satellite Ventures, National Cinemedia, Inc., National Financial Partners, Inc., New World Communications, Inc., Quality Distribution, Inc., Samsonite Corporation, SkyTerra Communications Inc., Unity Media SCA, The Vail Corporation, and Wyndham International, Inc. In addition to the Company, Mr. Rowan serves on the boards of directors of the general partner of AAA Guernsey Limited, Athene Re, Countrywide plc and Norwegian Cruise Lines. He is a member of the Company’s Executive, Finance and Human Resources Committees.

Lynn Swann became a member of our board of directors in April 2008. Mr. Swann is president of Swann, Inc., a consulting firm specializing in marketing and communications and is managing director of Diamond Edge Capital Partners, LLC, a New York-based finance company. He holds a bachelors degree from the University of Southern California. In addition to the Company, Mr. Swann serves on the boards of directors of Hershey Entertainment and Resorts Company, H. J. Heinz Company and Transdel Pharmaceuticals. He is a member of Company’s 162(m) Plan Committee.

Christopher Williams became a member of our board of directors in April 2008. Mr. Williams has been Chairman of the Board and Chief Executive Officer of Williams Capital Group, L.P., an investment bank, since 1994, and Chairman of the Board and Chief Executive Officer of Williams Capital Management, LLC, an investment management firm, since 2002. He holds a bachelors degree from Harvard University and an M.B.A. from the Dartmouth College Tuck School of Business. Mr. Williams was a director of the Company from November 2003 to January 2008, and was a member of the Audit Committee. In addition to the Company, he serves of the boards of directors for The Partnership for New York City, the National Association of Securities Professionals, and Wal-Mart Stores, Inc. He is Chairman of Company’s Audit Committee and is a member of the 162(m) Plan Committee.

Board Composition

Board Committees

Audit Committee. Prior to January 28, 2008, the Audit Committee was composed of Barbara T. Alexander, Stephen F. Bollenbach, Gary G. Michael and Christopher J. Williams. Each of these individuals had been determined by our Board to be independent and were designated as “audit committee financial experts.” After the closing of the Acquisition, the Audit Committee was reconstituted with two members: Karl Peterson and Eric Press. Christopher J. Williams was appointed to the Audit Committee in April 2008. In light of our status as a privately-held company and the absence of a public trading market for our common stock, our Board has not designated any member of the Audit Committee as an “audit committee financial expert.” Though not formally considered by our Board given that our securities are no longer registered or traded on any national securities exchange, based upon the listing standards of the New York Stock Exchange, the national securities exchange upon which our common stock was listed prior to the Acquisition, we do not believe that either of Messrs. Peterson or Press would be considered independent because of their relationships with certain affiliates of the Sponsors and other entities which hold 100% of our outstanding voting common stock, and other relationships with us.

Human Resources Committee. See “—Executive Compensation—Compensation Discussion and Analysis—Corporate Governance—Our Human Resources Committee”

Executive Committee. The Executive Committee consists of three members: Kelvin Davis, Marc Rowan and Gary Loveman. The Executive Committee has all the powers of our Board in the management of our business and affairs, including without limitation, the establishment of additional committees or subcommittees of our Board and the delegation of authority to such committees and subcommittees, and may act on behalf of our Board to the fullest extent permitted under Delaware law and our organizational documents. The Executive Committee serves at the pleasure of our Board and may act by a majority of its members, provided that at least one member affiliated with TPG or Apollo must approve any action of the Executive Committee.

Finance Committee. The Finance Committee consists of two members: Karl Peterson and Marc Rowan. The Finance Committee has been delegated management of our indebtedness and the indebtedness of our subsidiaries.

Code of Ethics

In February 2003, our Board adopted a Code of Business Conduct and Ethics that applies to our Chairman, Chief Executive Officer and President, Chief Operating Officer, Chief Financial Officer and Chief Accounting Officer and is intended to qualify as a “code of ethics” as defined by rules of the Securities and Exchange Commission. This Code, set forth as Exhibit 14 to this Report, is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by us;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting to an appropriate person or persons identified in the Code of violations of the Code; and

•	accountability for adherence to the Code.

Executive Compensation

Compensation Discussion and Analysis

Corporate Governance

Our Human Resources Committee. The Human Resources Committee (the “Committee” or “HRC”) serves as the Company’s compensation committee with the specific purpose of designing, approving, and evaluating the administration of the Company’s compensation plans, policies, and programs. The Committee ensures that compensation programs are designed to encourage high performance, promote accountability and align employee interests with the interests of the Company’s stockholders. The Committee is also charged with reviewing and approving the compensation of the Chief Executive Officer and our other senior executives, including all of the named executive officers. The Committee operates under Harrah’s Entertainment, Inc. the Human Resources Committee Charter. The HRC Charter was last updated on April 15, 2008, and it is reviewed no less than once per year with any recommended changes presented to the Board of Directors of the Company (the “Board”) for approval.

As of March 31, 2010, the Committee was comprised of two members: Kelvin Davis and Marc Rowan. The qualifications of the Committee members stem from roles as corporate leaders, private investors, and board members of several large corporations. Their knowledge, intelligence, and experience in company operations, financial analytics, business operations, and understanding of human capital management enables the members to carry out the objectives of the Committee.

In fulfilling its responsibilities, the Committee shall be entitled to delegate any or all of its responsibilities to a subcommittee of the Committee or to specified executives of the Company, except that it shall not delegate its responsibilities for any matters where it has determined such compensation is intended to comply with the exemptions under Section 16(b) of the Securities Exchange Act of 1934.

In February 2009, the Board of Directors formed the 162(m) Plan Committee comprised of two members: Lynn C. Swann and Christopher J. Williams. The purpose of the 162(m) Plan Committee is to administer the Harrah’s Entertainment, Inc. 2009 Senior Executive Incentive Plan.

HRC Consultant Relationships. The Committee has the authority to engage services of independent legal counsel, consultants and subject matter experts in order to analyze, review, recommend and approve actions with regard to Board compensation, executive officer compensation, or general compensation and plan provisions. The Company provides for appropriate funding for any such services commissioned by the Committee. These consultants are used by the HRC for purposes of executive compensation review, analysis, and recommendations. The HRC has in the past, and expects to in the future, to engage external consultants for the purposes of determining Chief Executive Officer and other senior executive compensation. No executive compensation consultants were engaged by the Board in 2009.

2009 HRC Activity

During five meetings in 2009, as delineated in the Human Resources Committee Charter and as outlined below, the Committee performed various tasks in accordance with their assigned duties and responsibilities, including:

•

Chief Executive Officer Compensation: reviewed and approved corporate goals and objectives relating to the compensation of the Chief Executive Officer, evaluated the performance of the Chief Executive Officer in light of these approved corporate goals and objectives and established the equity compensation and annual bonus of the Chief Executive Officer based on such evaluation.

•	Other Senior Executive Compensation: set base compensation, annual bonus and equity compensation for all senior executives, which included an analysis relative to our competition peer group.

•

Executive Compensation Plans: reviewed status of various executive compensation plans, programs and incentives, including the Annual Management Bonus Plan, the Company’s various deferred compensation plans and the Company’s various equity plans.

•	Employee Benefit Plans: approved the 2009 Restatement of the savings and Retirement Plan.

•	Committee Charter: reviewed the Human Resources Committee Charter.

Roles in establishing compensation

Role of Human Resources Committee. The HRC has sole authority in setting the material compensation of the Company’s senior executives, including base pay, incentive pay (bonus) and equity awards. The HRC receives information and input from senior executives of the Company and outside consultants (as described below) to help establish these material compensation determinations, but the HRC is the final arbiter on these decisions.

Role of company executives in establishing compensation. When determining the pay levels for the Chief Executive Officer and our other senior executives, the Committee solicits advice and counsel from internal as well as external resources. Internal Company resources include the Chief Executive Officer, Senior Vice President of Human Resources and Vice President of Compensation, Benefits, and Human Resource Systems and Services. The Senior Vice President of Human Resources is responsible for developing and implementing the Company’s business plans and strategies for all companywide human resource functions, as well as day-to-day human resources operations. The Vice President of Compensation, Benefits and Human Resource Systems and Services is responsible for the design, execution, and daily administration of the Company’s compensation, benefits, and human resources shared-services operations. Both of these Human Resources executives attend the

HRC meetings, at the request of the Committee, and act as a source of informational resources and serve in an advisory capacity. The Corporate Secretary is also in attendance at each of the HRC meetings and oversees the legal aspects of the Company’s executive compensation and benefit plans, updates the Committee regarding changes in laws and regulations affecting the Company’s compensation policies, and records the minutes of each HRC meeting. The Chief Executive Officer also attends HRC meetings.

In 2009, the HRC communicated directly with the Chief Executive Officer and top Human Resources executives in order to obtain external market data, industry data, internal pay information, individual and Company performance results, and updates on regulatory issues. The HRC also delegated specific tasks to the Human Resources executives in order to facilitate the decision making process and to assist in the finalization of meeting agendas, documentation, and compensation data for HRC review and approval.

The Chief Executive Officer annually reviews the performance of our senior executives and, based on these reviews, recommends to the HRC compensation for all senior executives, other than his own compensation. The HRC, however, has the discretion to modify the recommendations and makes the final decisions regarding material compensation to senior executives, including base pay, incentive pay (bonus), and equity awards.

Role of outside consultants in establishing compensation. The Company’s internal Human Resources executives regularly engage outside consultants related to the Company’s compensation policies. Standing consulting relationships are held with several global consulting firms specializing in executive compensation, human capital management, and board of director pay practices. During 2008, the services engaged for the Human Resources Committee as set forth below:

1.	Watson Wyatt Worldwide provided us with the development of the premium-equivalents for the Company’s self-insured medical, dental, vision, and short term disability plans, recommended appropriate reserves for these plans, and reported on the plans’ financial performance. Watson Wyatt served as a consultant on plan design, compliance, strategy, and vendor management for these plans. In addition, Watson Wyatt provided us with advice regarding our equity plan and other long term incentives on managing the Company’s Long Term Incentive (LTI) program. Watson Wyatt also provided external benchmarking data to compare against current compensation policies.

2.	Mercer Human Resources Consulting was retained by the Savings & Retirement Plan (401k) and Executive Deferred Compensation Plan Investment Committees to advise these Committees on investment management performance, monitoring, investment policy development, and investment manager searches. Mercer also provides plan design, compliance, and operational consulting for the Company’s qualified defined contribution plan and non-qualified deferred compensation plans.

The consultants provided the information described above to the Company’s compensation and benefits departments to help formulate information that is then provided to the HRC. The consultants did not interact with each other in 2009, as they each work on discrete areas of compensation. The Company engaged Mercer Human Resources Consulting to perform consulting services for the Company regarding its 401(k) Plan and its Executive Deferred Compensation Plans. The fees for these services for 2009 were approximately $350,000 for the 401(k) Plan and approximately $95,000 for the Executive Deferred Compensation Plans.

Objectives of Compensation Programs

The Company’s executive compensation program is designed to achieve the following objectives:

•	align our rewards strategy with our business objectives, including enhancing stockholder value and customer satisfaction,

•	support a culture of strong performance by rewarding employees for results,

•	attract, retain and motivate talented and experienced executives, and

•	foster a shared commitment among our senior executives by aligning the Company’s and their individual goals.

These objectives are ever present and are at the forefront of our compensation philosophy and all compensation design decisions.

Compensation Philosophy

The Company’s compensation philosophy provides the foundation upon which all compensation programs are built. Our goal is to compensate our executives with a program that rewards loyalty, results-driven individual performance, and dedication to the organization’s overall success. These principles define our compensation philosophy and are used to align our compensation programs with our business objectives. Further, the HRC specifically outlines in its charter the following duties and responsibilities in shaping and maintaining the Company’s compensation philosophy:

•	Assess whether the components of executive compensation support the Company’s culture and business goals;

•	Consider the impact of executive compensation programs on stockholders;

•	Consider issues and approve policies regarding qualifying compensation for executives for tax deductibility purposes;

•	Approve the appropriate balance of fixed and variable compensation; and

•	Approve the appropriate role of performance based and retention based compensation.

The executive compensation program rewards our executives for their contributions in achieving the Company’s mission of providing outstanding customer service and attaining strong financial results, as discussed in more detail below. The Company’s executive compensation policy is designed to attract and retain high caliber executives and motivate them to superior performance for the benefit of the Company’s stockholders.

Various Company policies are in place to shape our executive pay plans, including:

•	Salaries are linked to competitive factors, internal equity, and can be increased as a result of successful job performance;

•	The annual bonus program is competitively based and provides incentive compensation based on our financial performance and customer service scores;

•	Long-term incentives are tied to enhancing stockholder value and to our financial performance; and

•	Qualifying compensation paid to senior executives is designed to maximize tax deductibility, where possible.

The executive compensation practices are to compensate executives primarily on performance, with a large portion of potential compensation at risk. In the past, the HRC has set senior executive compensation with two driving principals in mind: (1) delivering financial results to our stockholders and (2) ensuring that our customers receive a great experience when visiting our properties. To that end, historically the HRC has set our senior executive compensation so that at least 50% of our senior executives’ total compensation be at risk based on these objectives.

In 2008, as a result of the Acquisition and no public market for our common stock, the HRC changed our long-term compensation philosophy by awarding “megagrant” equity awards in lieu of our historical practice of annual equity grants.

Compensation Program Design

The executive compensation program is designed with our executive compensation objectives in mind and is comprised of fixed and variable pay plans, cash and non-cash plans, and short and long-term payment structures in order to recognize and reward executives for their contributions to the Company today and in the future.

The table below reflects our short-term and long-term executive compensation programs:

Short-term	Long-term
Fixed and Variable Pay	Variable Pay
Base Salary	Equity Awards
Annual Management Bonus Plan	Executive Supplemental Savings Plan II
2009 Senior Executive Incentive Plan

The Company continually assesses and evaluates the internal and external competitiveness for all components of the executive compensation program. Internally, we look at critical and key positions that are directly linked to the profitability and viability of the Company. We ensure that the appropriate hierarchy of jobs is in place with appropriate ratios of Chief Executive Officer compensation to other senior executive compensation. We believe the appropriate ratio of Chief Executive Officer compensation compared to other senior executives ranges from 2:1 on the low end to 6:1 on the high end. These ratios are merely a reference point for the HRC in setting the compensation of our Chief Executive Officer, and were set after reviewing the job responsibilities of our Chief Executive Officer versus other senior executives and market practice. Internal equity is based on qualitative job evaluation methods, span of control, required skills and abilities, and long-term career growth opportunities. Externally, benchmarks are used to provide guidance and to ensure that our ability to attract, retain and recruit talented senior executives is intact. Due to the highly competitive nature of the gaming industry as well as the competitiveness across industries for talented senior executives, it is important for our compensation programs to provide us the ability to internally develop executive talent, as well as recruit highly qualified senior executives.

External competitiveness is reviewed with the help of outside consultants and measured by data gathered from published executive compensation surveys and proxy data from peer companies. We define our peer group as one which operates under similar business conditions as the Company’s, such as large gaming companies, hotel and lodging companies and large companies in the consumer services industries. We did not do an external peer review in 2009, 2008 or in 2007, but the companies comprising our peer group for 2006 were:

• American Real Estate Partners, L.P.	• Las Vegas Sands Corp.

• Aramark Corporation	• Marriott International, Inc.

• Boyd Gaming Corporation	• MGM MIRAGE

• Carnival Corporation	• Penn National Gaming, Inc.

• CBS Corporation	• Starbucks Corporation

• The DIRECTV Group, Inc.	• Starwood Hotels & Resorts Worldwide, Inc.

• GTECH Holdings Corporation	• Station Casinos, Inc.

• Hilton Hotels Corporation	• Wynn Resorts, Limited.

• IAC/InteractiveCorp	• YUM! Brands

• International Game Technology

When used in 2006, median revenue and market capitalization for the 19 peer companies listed above are $6 billion and $12 billion, respectively. The Company’s revenue and market capitalization each fell at the 68th percentile of the peer group in 2006.

The peer group is used to benchmark senior executive compensation, which includes base salary, bonus, and long-term incentive pay. Each compensation element is considered individually and as a portion of total compensation, particularly when applying marketing data, which means that if one element is under or over our target market position, a corresponding adjustment does not necessarily take place if the executive’s total compensation is positioned competitively. The Company targets its senior executive total direct compensation or “TDC” (base + bonus + long-term incentive opportunity) at the 75 – 90th percentile of the peer group. In June 2006, a TDC analysis was conducted in conjunction with Watson Wyatt Worldwide and the findings showed that we were within our 75 – 90th percentile range in base pay, bonus, long-term compensation, and total compensation. We target at the higher end of the market due to the competitive environment of the gaming industry, our goal to attract the most talented executives, and to support our efforts of retaining our executives for long-term business success.

The overall design of the executive compensation program and the elements thereof is a culmination of years of development and compensation plan design adjustments. Each year the plans are reviewed for effectiveness, competitiveness, and legislative compliance. The current plans have been put into place with the approval of the HRC and in support of the principles of the compensation philosophy and objectives of the Company’s pay practices and policies.

In 2009, the Company’s Human Resources department conducted a review of compensation practices of competitors in the gaming industry. The review covered a range of senior roles and competitive practices. As a result of this review, the HRC believes that the current compensation program adequately compensates and incents our executives. The companies comprising our peer group for the 2009 review were:

•	Ameristar Casinos, Inc.

•	Boyd Gaming Corporation

•	Isle of Capri Casinos

•	Las Vegas Sands Corp.

•	MGM MIRAGE

•	Penn National Gaming, Inc.

•	Station Casinos, Inc.

•	Trump Entertainment Resorts

•	Wynn Resorts, Limited

Impact of Performance on Compensation

The impact of individual performance on compensation is present in base pay merit increases, setting the annual bonus plan payout percentages as compared to base pay, and the amount of equity awards granted. The impact of the Company’s financial performance and customer satisfaction is present in the calculation of the annual bonus payment and the intrinsic value of equity awards. Supporting a performance culture and providing compensation that is directly linked to outstanding individual and overall financial results is at the core of the Company’s compensation philosophy and human capital management strategy.

For senior executives, the most significant compensation plans that are directly affected by the attainment of performance goals are the Annual Management Bonus Plan and 2009 Senior Executive Incentive Plan. The bonus plan performance criteria, target percentages, and plan awards under the Annual Management Bonus Plan for the bonus payments for fiscal 2009 (paid in 2010) were set in February 2009; however, due to the recent downturn in the national economy, the HRC determined that it should periodically review performance criteria against plan. In August 2009, the adjusted EBITDA target component for the Annual Management Bonus Plan was reset. The bonus plan performance criteria, target percentages, and plan awards under the 2009 Senior Executive Incentive Plan were set in March 2009. The financial measurements used to determine the bonus under the Annual Management Bonus Plan are adjusted EBITDA and corporate expense. The non-financial measurement used to determine plan payments is customer satisfaction. The financial measure for the 2009 Senior Executive Incentive Plan is earnings before interest, taxes, depreciation and amortization (“EBITDA”), as more fully described below.

Based on performance goals set by the HRC each year, there are minimum requirements that must be met in order for a bonus plan payment to be provided under the Annual Management Bonus Plan. Just as bonus payments are increased as performance goals are exceeded, results falling short of goals reduce or eliminate bonus payments. In order for participants of the Annual Management Bonus Plan to receive a bonus, a minimum attainment of 90% of financial and customer satisfaction scores approved by the HRC must be met.

Elements of Compensation

Elements of Active Employment Compensation and Benefits

The total direct compensation mix for each Named Executive Officer (“NEO”) varies. For our Chief Executive Officer, the allocation for 2009 was 40% for base salary and 60% for annual bonus. For the other NEO’s in 2009, the average allocation was 58% for base salary and 42% for annual bonus. Each compensation element is considered individually and as a component within the total compensation package. In reviewing each element of our senior executive’s compensation, the HRC reviews peer data, internal and external benchmarks, the performance of the Company over the past 12 months (as compared to the Company’s internal plan as well as compared to other gaming companies) and the executive’s individual performance. Prior compensation and wealth accumulation is considered when making decisions regarding current and future compensation; however, it has not been a decision point used to cap a particular compensation element.

Base Salary

Salaries are reviewed each year and increases, if any, are based primarily on an executive’s accomplishment of various performance objectives and salaries of executives holding similar positions within the peer group, or within our Company. Adjustments in base salary may be attributed to one of the following:

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Merit: increases in base salary as a reward for meeting or exceeding objectives during a review period. The size of the increase is directly tied to pre-defined and weighted objectives (qualitative and quantitative) set forth at the onset of the review period. The greater the achievement in comparison to the goals, generally, the greater the increase. Merit increases can sometimes be distributed as lump-sum bonuses rather than increasing base salary.

•	Market: increases in base salary as a result of a competitive market analysis, or in coordination with a long term plan to pay a position at a more competitive level.

•	Promotional: increases in base salary as a result of increased responsibilities associated with a change in position.

•	Additional Responsibilities: increases in base salary as a result of additional duties, responsibilities, or organizational change. A promotion may be, but, is not necessarily involved.

•	Retention: increases in base salary as a result of a senior executive’s being recruited by or offered a position by another employer.

All of the above reasons for base salary adjustments for senior executives must be approved by the HRC and are not guaranteed as a matter of practice or in policy.

Our Chief Executive Officer did not receive an increase in base salary in 2009 due to the general economic environment. In February 2009, the Company implemented a 5% reduction in base salary for management employees, including the NEO’s. Effective January 1, 2010, the 5% base salary reduction was revoked for management employees, with the exception of members of senior management, including NEO’s.

Senior Executive Incentive Plan

In December 2008, the Harrah’s Entertainment, Inc. 2009 Senior Executive Incentive Plan was approved by the HRC and our sole voting stockholder, to be effective January 1, 2009. The awards granted pursuant to the

2009 Plan are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended. Eligibility to participate in the 2009 Senior Executive Incentive Plan is limited to senior executives of Harrah’s and its subsidiaries who are or at some future date may be, subject to Section 16 of the Securities Exchange Act of 1934, as amended. The 162(m) Plan Committee has selected the 2009 Senior Executive Incentive Plan participants for 2009 in March 2009. The 2009 Senior Executive Incentive Plan’s performance goal will be based upon Harrah’s EBITDA. The 162(m) Plan Committee set criteria of 0.5% of EBITDA for 2009 in March 2009. Subject to the foregoing and to the maximum award limitations, no awards will be paid for any period unless Harrah’s achieves positive EBITDA.

The 162(m) Plan Committee has determined that Messrs. Loveman and Halkyard and other executive officers will participate in the 2009 Senior Executive Incentive Plan for the year 2010. As noted above, the 162(m) Plan Committee has authority to reduce bonuses earned under the 2009 Senior Executive Incentive Plan and also has authority to approve bonuses outside of the 2009 Senior Executive Incentive Plan to reward executives for special personal achievement.

The Committee has discretion to decrease bonuses under the 2009 Senior Executive Incentive Plan and it has been the Committee’s practice to decrease the bonuses by reference to the achieved performance goals and bonus formulas used under the Annual Management Bonus Plan discussed below. Senior Executive Incentive Plan bonuses were awarded to our NEO’s in 2010 for 2009 performance under the 2009 Senior Executive Incentive Plan. See Summary Compensation Table.

Annual Management Bonus Plan

The Annual Management Bonus Plan (the “Bonus Plan”) provides the opportunity for the Company’s senior executives and other participants to earn an annual bonus payment based on meeting corporate financial and non-financial goals. These goals are set at the beginning of each fiscal year by the HRC. For 2009, the HRC also approved a change to the Bonus Plan that allowed the HRC to revise financial goals on a semi-annual basis if external economic conditions indicated that the original goals did not correctly anticipate movements of the broader economy. Under the Bonus Plan, the goals can pertain to operating income, pretax earnings, return on sales, earnings per share, a combination of objectives, or another objective approved by the Committee. For Messrs. Jenkin, Payne and Tolosa, who participated in the Bonus Plan for 2009, the objectives also include Adjusted EBITDA and customer satisfaction for their respective divisions. The goals may change annually to support the Company’s short or long-term business objectives. For the 2009 plan year, the plan’s goal consisted of a combination of Adjusted EBITDA, corporate expense, and customer satisfaction improvement. Although officers that participated in the 2009 Senior Executive Incentive Plan during 2009 do not participate in the Bonus Plan, goals are set for all officers under this plan. The measurement used to gauge the attainment of these goals is called the “corporate score.”

For 2009, financial goals are comprised of these separate measures, representing up to 90 percent of the corporate score.

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Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”): This is a common measure of company performance in the gaming industry and as bases for valuation of gaming companies and, in the case of Adjusted EBITDA, as a measure of compliance with certain debt covenants. Adjusted EBITDA comprised 70% of the corporate score for 2009, and the target was set at $2,107 million for 2009.

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Corporate Expense: In the current recessionary environment, it is important for the Company to match decreased revenues with expenses. Corporate expense comprised 20% of the corporate score for 2009, and the target was set at $445 million for 2009.

Non-financial goals consist of one key measurement: customer satisfaction. We believe we distinguish ourselves from competitors by providing excellent customer service. Supporting our property team members who have daily interaction with our external customers is critical to maintaining and improving guest service. Customer satisfaction is measured by surveys of our loyalty program (Total Rewards) customers taken by a third party. These surveys are taken weekly across a broad spectrum of customers. Customers are asked to rate our casinos performance using a simple A-B-C-D-F rating scale. The survey questions focus on friendly/helpful and wait time in key operating areas, such as beverage service, slot services, Total Rewards, cashier services and hotel operation services.

Each of our casino properties works against an annual baseline defined by a composite of their performance in these key operating areas from the previous years. Customer satisfaction comprised 10% of the corporate score for 2009, and the target was set at a 3% change from non-A to A scores for 2009.

In February 2009, the HRC determined the thresholds for the corporate score for 2009. Bonus plan payments would not be paid if Adjusted EBITDA was less than 90 percent of target, if corporate expense exceeded 10% or more of target or if there was less than a one percent shift in non-A to A customer satisfaction scores.

After the corporate score has been determined, a bonus matrix approved by the Committee provides for bonus amounts of participating executive officers and other participants that will result in the payment of a specified percentage of the participant’s salary if the target objective is achieved. This percentage of salary is adjusted upward or downward based upon the level of corporate score achievement.

In April 2005, the Committee reviewed a report on executive compensation that it commissioned from the Hay Group. Based on that report, the Committee approved an enhancement to the bonus target percentages for the Chief Executive Officer and other senior executives. This enhancement affects the target bonus percentages by applying a multiplier triggered by a corporate score of 1.1 or greater. The multiplier starts at 121% and caps at 250% for a corporate score of 1.1 and 1.5, respectively.

After the end of the fiscal year, the Chief Executive Officer assesses the Company’s performance against the financial and customer satisfaction targets set by the HRC. Taking into account the Company’s performance against the targets set by the HRC, the Chief Executive Officer will develop and recommend a performance score of 0 to 1.5 to the Committee.

The Committee has the authority under the Annual Management Bonus Plan to adjust any goal or bonus points with respect to executive officers. These decisions are subjective and based generally on a review of the circumstances affecting results to determine if any events were unusual or unforeseen.

The 2009 corporate score of 100 was approved by the HRC in February 2010. However, our Divisional Presidents may earn bonuses based on the performance of the properties in their divisions. All of our NEO’s received bonuses for 2009—see Summary Compensation Table.

Revenue Growth Incentive Plan

In February 2010, the HRC approved a new medium-term Revenue Growth Incentive Plan (RGIP) for certain members of management (including the NEO’s) designed to promote incremental revenue growth over a two year period (beginning on January 1, 2010) and bridge the gap between the Company’s current compensation (salary, bonus, benefits) and longer-term compensation offering (equity plan). The RGIP is intended as a special, one-time bonus program for the purpose of promoting top-line revenue growth in excess of the Company’s currently forecasted revenue growth over the two year bonus period. The HRC believes that after several years of promoting cost cutting it is now an appropriate time to focus on revenue growth. The RGIP will also provide a liquid medium-term incentive program, as it will allow management and NEO’s the ability to earn cash in the medium-term, as opposed to our equity plan which is longer term and currently not liquid.

Senior executives and other management employees are eligible to participate in the RGIP; payments will be determined and paid in early 2013. Payout of the RGIP is contingent on achievement of revenue growth at distinct thresholds above current forecasts. To ensure the RGIP is a value added program, payout of the bonus is also subject to the meeting of a minimum EBITDA margin threshold equal to or greater than the final consolidated EBITDA margin for the 2009 calendar year.

For 2010 and 2011, the sole goal of the RGIP is growth in revenue above the rate forecasted by the Company. Incremental Revenue Growth is defined as an increase in the percentage of revenue growth year over year above the growth rate forecasted by the Company. For the RGIP, payout levels of the bonus have been set at three incremental growth thresholds: 0.75%, 1.0% and 1.5% incremental revenue growth. These thresholds were set by looking at past growth rates and also the Company’s current five year predictions.

Achievement of 0.75% incremental revenue growth over the bonus period results in a payout of the RGIP at the target payout rate. The 1.0% and 1.5% incremental growth levels are “stretch” goals for the program and result in payouts at a premium percentage above the target payout. For the Company’s senior executives and officers the payout premiums are 125% and 150% of annual salary, respectively.

Subject to the discretion of the Committee, the revenue goals of the RGIP program will be subject to adjustment based on changes in the general economy. The plan review will occur in a manner similar to that included as part of the Annual Management Bonus Plan in which both positive and negative changes in the economy are taken into account. The HRC will have the final determination on the financial goals, and any changes to such goals, under the RGIP.

Equity Awards

In February 2008, the Board of Directors approved and adopted the Harrah’s Entertainment, Inc. Management Equity Incentive Plan (the “Equity Plan”). The purpose of the Equity Plan is to promote our long term financial interests and growth by attracting and retaining management and other personnel and key service providers with the training, experience and ability to enable them to make a substantial contribution to the success of our business; to motivate management personnel by means of growth-related incentives to achieve long range goals; and to further the alignment of interests of participants with those of our stockholders. Except for options awarded under a predecessor plan that were rolled over into the Company by Mr. Loveman, all awards under prior plans were exchanged in the Acquisition.

In December 2009, the Board of Directors approved grants to the following named executive officers:

Executive	Number of Shares of Time Based Options	Number of Shares of Performance Based Options
		2x	3x
Peter Murphy	65,206	19,562	19,562

The time based options noted above vest and become exercisable in equal increments of 20% on each of the first five anniversaries of the Acquisition. The time vested options have a strike price equivalent to fair market value on the date of grant (as determined reasonably and in good faith by the Board of Directors).

The performance-based options vest based on investment return to our stockholders. One-half of the performance-based options become eligible to vest upon the stockholders receiving cash proceeds equal to two times their amount invested (the “2X options”), and one-half of the performance-based options become eligible to vest upon the stockholders receiving cash proceeds equal to three times their amount invested (the “3X options”). In addition, the performance-based options may vest earlier at lower thresholds upon liquidity events prior to December 31, 2011, as well as pro-rata, in certain circumstances.

The combination of time and performance based vesting of the options is designed to compensate executives for long term commitment to the Company, while motivating sustained increases in our financial performance and helping ensure the stockholders have received an appropriate return on their invested capital.

In connection with his retirement, Mr. Tolosa was awarded a warrant to purchase 32,593 shares of non-voting common stock. 14,815 shares are vested; 8,889 vest if the 2X options vest and 8,889 shares vest if the 3X options vest under the Equity Plan. The warrant expires in January 2015.

2010 Amendments to Equity Plan and Supplemental Grants

During the Summer of 2009, senior management expressed concern over employee morale, motivation and retention due, in part, to the depressed value of the equity grants awarded under the Equity Plan in February 2008. The equity grants in February 2008 were “mega-grants” in lieu of the traditional annual equity grants. However, due to the severe economic recession that has occurred the last two years, the non-voting common stock underlying the option grants from February 2008 is currently valued at below the exercise price of the options. In August 2009, the Company discussed with the HRC various proposals for improving the long-term compensation package for management. The Company engaged Watson Wyatt to provide guidance and external perspective in reviewing the long-term compensation for management.

The HRC was presented additional data at its December 2009 meeting regarding the long-term compensation packages of management. At the February 2010 HRC meeting, the HRC approved the RGIP (as discussed above) and various changes to the Equity Plan.

On February 23, 2010, the HRC adopted an amendment to the Equity Plan. The amendment provides for an increase in the available number shares of non-voting common stock for which options may be granted to 4,566,919 shares.

The amendment also revised the vesting hurdles for performance-based options under the Equity Plan. The performance options vest if the return on investment in the Company of the Sponsors achieve a specified return. Previously, 50% of the performance-based options vested upon a 2x return and 50% vested upon a 3x return. The triggers have been revised to 1.5x and 2.5x, respectively. In addition, a pro-rata portion of the 2.5x options will vest if the Sponsors achieve a return on their investment that is greater than 2.0x, but less than 2.5x. The pro rata portion will increase on a straight line basis from zero to a participant’s total number of 2.5x options depending upon the level of returns that the Sponsors realize between 2.0x and 2.5x.

In addition, in February 2010, the HRC approved supplemental equity grants for all of the NEO’s and certain other management in an effort to enhance the value of grants under the Equity Plan. The supplemental grants contained solely time-vested options, vesting over 5 years; however, there is no vesting until after the 2nd anniversary from the grant date, and thereafter the options vest at 25% per year.

In February 2010, the HRC approved the following supplemental grants to the NEO’s:

Executive	Number of Shares of Time Based Options	Number of Shares of Performance Based Options
Gary Loveman	482,690	—
Peter Murphy	65,656	—
Thomas Jenkin	75,603	—
John Payne	54,279	—
Jonathan Halkyard	56,217	—

Conversion of Preferred Stock to Common Stock

In connection with the assessment of long-term incentives for the management team, the HRC determined, in light of the severe economic turmoil the last 2 years, that the 15% annual dividend paid on the non-voting preferred stock was a disproportionate share of the equity value of the Company. Therefore, the HRC determined that it would recommend to the Board of Directors and the Company’s shareholders that (a) the preferred stock dividend be eliminated, (b) the conversion price for non-voting preferred stock be at the original value of the Company’s non-voting common stock (in other words, as if the non-voting preferred stock never was entitled to a dividend) and (c) that the non-voting preferred stock be converted to non-voting common stock.

In February 2010, the Board of Directors approved (upon recommendation of the HRC) revisions to the Certificate of Designation for the non-voting preferred stock to eliminate dividends (including all existing accrued but unpaid dividends) and to specify that the conversion right of the non-voting preferred stock be at the original value of the Company’s non-voting common stock.

In March 2010, Hamlet Holdings LLC (the holder of all of the Company’s voting common stock) and holders of a majority of our non-voting preferred stock approved the revisions to the Certificate of Designation. Also in March 2010, the holders of a majority of our non-voting preferred stock agreed to convert all of the non-voting preferred stock to non-voting common stock.

Employment Agreements and Severance Agreements

We have entered into employment agreements with each of our NEO’s, and severance agreements with each of our NEO’s, other than Messrs. Loveman and Murphy. The severance agreements, which related to a change in control of the Company and were put in place prior to the Acquisition, and expired by their terms on February 1, 2010. The HRC and the board of directors put these agreements in place in order to attract and retain the highest quality executives. At least annually, the Company’s compensation department reviews our termination and change in control arrangements against peer companies as part of its review of the Company’s overall compensation package for executives to ensure that it is competitive. The compensation department’s analysis is performed by reviewing each of our executives under several factors, including the individual’s role in the organization, the importance of the individual to the organization, the ability to replace the executive if he/she were to leave the organization, and the level of competitiveness in the marketplace to replace an executive while minimizing the affect to the on-going business of the Company. The compensation department presents its assessment to the Committee for feedback. The Committee reviews the information and determines if changes are necessary to the termination and severance packages of our executives.

Policy Concerning Tax Deductibility

The HRC’s policy with respect to qualifying compensation paid to its executive officers for tax deductibility purposes is that executive compensation plans will generally be designed and implemented to maximize tax deductibility. However, non-deductible compensation may be paid to executive officers when necessary for competitive reasons or to attract or retain a key executive, or where achieving maximum tax deductibility would be considered disadvantageous to the best interests of the Company. The Company’s 2009 Senior Executive Incentive Plan is designed to comply with Section 162(m) of the Internal Revenue Code so that annual bonuses paid under these plans, if any, will be eligible for deduction by the Company. See “Senior Executive Incentive Plan” above.

Stock Ownership Requirements

As a privately held company, we do not have a policy regarding stock ownership.

Chief Executive Officer’s Compensation

The objectives of our Chief Executive Officer are approved annually by the Committee. These objectives are revisited each year. The objectives for 2009 were:

•	meeting or improving financial targets by enhancing VIP loyalty, achieving higher levels of marketing functionality and continuing to identify efficiency opportunities;

•	optimizing capital structure by controlling capital spending, reducing leverage and securing liquidity;

•	assuring customer satisfaction and loyalty through operational and service excellence and technological innovation;

•	refining development projects in light of economic environment;

•	continuing multi-faceted employee engagement initiatives to increase motivation and retention; and

•	pursuing new business opportunities for the Company.

The Committee’s assessment of the Chief Executive Officer’s performance is based on a subjective review of performance against these objectives. Specific weights may be assigned to particular objectives at the discretion of the Committee, and those weightings, or more focused objectives are communicated to the Chief Executive Officer at the time the goals are set forth. However, no specific weights were set against the Chief Executive Officer’s objectives in 2009.

As Chief Executive Officer, Mr. Loveman’s base salary was based on his performance, his responsibilities and the compensation levels for comparable positions in other companies in the hospitality, gaming, entertainment, restaurant and retail industries. Merit increases in his salary are a subjective determination by the Committee, which bases its decision upon his prior year’s performance versus his objectives as well as upon an analysis of competitive salaries. Although base salary increases are subjective, the Committee reviews Mr. Loveman’s base salary against peer groups, his roles and responsibilities within the Company, his contribution to the Company’s success and his individual performance against his stated objective criteria.

The Committee used the 2009 Senior Executive Incentive Plan to determine the Chief Executive Officer’s bonus for 2009. Under this plan, bonus is based on the Company achieving a specific financial objective. For 2009, the objective was based on the Company’s EBITDA, as more fully described above. The HRC has discretion to reduce bonuses (as permitted by Section 162(m) of the Internal Revenue Code), and it is the normal practice of the Committee to reduce the Chief Executive Officer’s bonus by reference to the achievement of performance goals and bonus formulas used under the Annual Management Bonus Plan. For 2009, the Committee made the determination not to award a bonus to the Chief Executive Officer—See “Summary Compensation Table”.

Mr. Loveman’s salary, bonus and equity awards differ from those of our other named executive officers in order to (a) keep Mr. Loveman’s compensation in line with Chief Executive Officer’s of other gaming, hotel and lodging companies, as well as other consumer oriented companies, (b) compensate him for the role as the leader and public face of the Company and (c) compensate him for attracting and retaining the Company’s senior executive team.

Personal Benefits and Perquisites

During 2009, all of our NEO’s received a financial counseling reimbursement benefit, and were eligible to participate in the Company’s deferred compensation plan, the Executive Supplemental Savings Plan II (“ESSP II”), and the Company’s health and welfare benefit plans, including the Harrah’s Savings and Retirement Plan. The NEO’s also received matching amounts from the Company pursuant to the plan documents, which are the same percentages of salary for all employees eligible for these plans. Amounts received by each NEO pursuant to these benefits are included in the “Summary Compensation Table” set forth herein. In February 2009, Company matching was suspended for the Savings and Retirement Plan and ESSP II.

Additionally, we provided for Mr. Loveman’s personal use of company aircraft at certain times during 2009. Lodging expenses were incurred by Messrs. Loveman and Murphy for use during their Las Vegas-based residence. We also provided security for Mr. Loveman and his family. The decision to provide Mr. Loveman with the personal security benefit was prompted by the results of an analysis provided by an independent professional consulting firm specializing in executive safety and security. Based on these results, the HRC approved personal security services to Mr. Loveman and his family.

These perquisites are more fully described in the “Summary Compensation Table” set forth herein.

Our use of perquisites as an element of compensation is limited. We do not view perquisites as a significant element of our comprehensive compensation structure, but do believe that they can be used in conjunction with base salary to attract, motivate and retain individuals in a competitive environment.

Under the Company’s group life insurance program, senior executives, including the NEO’s, are eligible for an employer provided life insurance benefit equal to three times their base annual salary, with a maximum benefit of $5.0 million. Mr. Loveman is provided with a life insurance benefit of $3.5 million under our group life insurance program and additional life insurance policies with a benefit of $2.5 million.

In addition to group long-term disability benefits, the Chief Executive Officer and all other NEO’s are covered under a Company-paid individual long-term disability insurance policy paying an additional $5,000 monthly benefit and a supplemental short-term disability policy with a $10,000 monthly benefit.

Elements of Post-Employment Compensation and Benefits

Employment Arrangements

Chief Executive Officer. Mr. Loveman entered into an employment agreement on January 28, 2008 (as amended to date), which provides that Mr. Loveman will serve as Chief Executive Officer and President until January 28, 2013, and the agreement shall extend for additional one year terms thereafter unless terminated by the Company or Mr. Loveman at least 60 days prior to each anniversary thereafter. Additionally, pursuant to the agreement, Mr. Loveman received a grant of stock options pursuant to the Equity Plan (described above). Mr. Loveman’s annual salary is $2,000,000, subject to annual merit reviews by the Human Resources Committee. In February 2009, Mr. Loveman agreed to reduce his salary to $1,900,000 as part of a broader management reduction of salaries.

Pursuant to his employment agreement, Mr. Loveman is entitled to participate in the annual incentive bonus compensation programs with a minimum target bonus of 1.5 times his annual salary. In addition, the agreement entitles Mr. Loveman to an individual long-term disability policy with a $180,000 annual maximum benefit and an individual long term disability excess policy with an additional $540,000 annual maximum benefit, subject to insurability.

Mr. Loveman is also entitled to life insurance with a death benefit of at least three times the greater of his base annual salary and $2,000,000. In addition, Mr. Loveman is entitled to financial counseling reimbursed by the Company, up to $50,000 per year. The agreement also requires Mr. Loveman, for security purposes, to use the Company’s aircraft, or other private aircraft, for himself and his family for business and personal travel. The agreement also provides that Mr. Loveman will be provided with accommodations while performing his duties in Las Vegas, and the Company will also pay Mr. Loveman a gross-up payment for any taxes incurred for such accommodations. Our Board can terminate the employment agreement with or without cause, and Mr. Loveman can resign, at any time.

If the Company terminates the agreement without cause, or if Mr. Loveman resigns for good reason:

•	Mr. Loveman will be paid, in equal installments over a 24-month period, two times the greater of his annual salary and $2,000,000 plus his target bonus;

•	Mr. Loveman will continue to have the right to participate in Company benefit plans (other than bonus and long-term incentive plans) for a period of two years beginning on the date of termination; and

•	his pro-rated bonus (at target) for the year of termination.

“Cause” is defined under the agreement as:

(i)	the willful failure of Mr. Loveman to substantially perform his duties with the Company or to follow a lawful reasonable directive from the Board of Directors of the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Mr. Loveman by the Board which specifically identifies the manner in which the Board believes that Mr. Loveman has willfully not substantially performed his duties or has willfully failed to follow a lawful reasonable directive and Mr. Loveman is given a reasonable opportunity (not to exceed thirty (30) days) to cure any such failure, if curable.

(ii)	(a) any willful act of fraud, or embezzlement or theft by Mr. Loveman, in each case, in connection with his duties under the employment agreement or in the course of his employment or (b) Mr. Loveman’s admission in any court, or conviction of, or plea of novo contender to, a felony that could reasonably be expected to result in damage to the business or reputation of the Company.

(iii)	Mr. Loveman being found unsuitable for or having a gaming license denied or revoked by the gaming regulatory authorities in Arizona, California, Colorado, Illinois, Indiana, Iowa, Kansas, Louisiana, Mississippi, Missouri, Nevada, New Jersey, New York, or North Carolina.

(iv)	(x) Mr. Loveman’s willful and material violation of, or noncompliance with, any securities laws or stock exchange listing rules, including, without limitation, the Sarbanes-Oxley Act of 2002, provided that such violation or noncompliance resulted in material economic harm to the Company, or (y) a final judicial order or determination prohibiting Mr. Loveman from service as an officer pursuant to the Securities and Exchange Act of 1934 or the rules of the New York Stock Exchange.

“Good Reason” shall mean, without Mr. Loveman’s express written consent, the occurrence of any of the following circumstances unless, in the case of paragraphs (a), (d), (e), (f), or (g) such circumstances are fully corrected prior to the date of termination specified in the written notice given by Mr. Loveman notifying the Company of his resignation for Good Reason:

(a)	The assignment to Mr. Loveman of any duties materially inconsistent with his status as Chief Executive Officer of the Company or a material adverse alteration in the nature or status of his responsibilities, duties or authority;

(b)	The requirement that Mr. Loveman report to anyone other than the Board;

(c)	The failure of Mr. Loveman to be elected/re-elected as a member of the Board;

(d)	A reduction by the Company in Mr. Loveman’s annual base salary of Two Million Dollars ($2,000,000.00), as the same may be increased from time to time pursuant by the HRC;

(e)	The relocation of the Company’s principal executive offices from Las Vegas, Nevada, to a location more than fifty (50) miles from such offices, or the Company’s requiring Mr. Loveman either: (i) to be based anywhere other than the location of the Company’s principal offices in Las Vegas (except for required travel on the Company’s business to an extent substantially consistent with Mr. Loveman’s present business travel obligations); or (ii) to relocate his primary residence from Boston to Las Vegas;

(f)	The failure by the Company to pay to Mr. Loveman any material portion of his current compensation, except pursuant to a compensation deferral elected by Mr. Loveman, or to pay to Mr. Loveman any material portion of an installment of deferred compensation under any deferred compensation program of the Company within thirty (30) days of the date such compensation is due;

(g)	The failure by the Company to continue in effect compensation plans (and Mr. Loveman’s participation in such compensation plans) which provide benefits on an aggregate basis that are not materially less favorable, both in terms of the amount of benefits provided and the level of Mr. Loveman’s participation relative to other participants at Mr. Loveman’s grade level, to those in which Mr. Loveman is participating as of January 28, 2008;

(h)	The failure by the Company to continue to provide Mr. Loveman with benefits substantially similar to those enjoyed by him under the Savings and Retirement Plan and the life insurance, medical, health and accident, and disability plans in which Mr. Loveman is participating as of January 28, 2008, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive Mr. Loveman of any material fringe benefit enjoyed by Mr. Loveman as of January 28, 2008, except as permitted by the employment agreement;

(i)	Delivery of a written Notice of non-renewal of the employment agreement by the Company to Mr. Loveman; or

(j)	The failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform the employment agreement.

If the Company terminates the agreement for cause or Mr. Loveman terminates without good reason, Mr. Loveman’s salary will end as of the termination date.

After his employment with the Company terminates for any reason, Mr. Loveman will be entitled to participate in the Company’s group health insurance plans applicable to corporate executives, including family coverage, for his lifetime. The Company will pay 80% of the premium on an after-tax basis for this coverage, and Mr. Loveman will incur imputed taxable income equal to the amount of the Company’s payment. When Mr. Loveman becomes eligible for Medicare coverage, the Company’s group health insurance plan will become secondary, and Mr. Loveman will be eligible for the same group health benefits as normally provided to our other retired management directors. He will incur imputed taxable income equal to the premium cost of this benefit.

If a change in control were to occur during the term of Mr. Loveman’s employment agreement, and his employment was terminated involuntarily or he resigned for good reason within two years after the change in control, or if his employment was involuntarily terminated within six months before the change in control by reason of the request of the buyer, Mr. Loveman would be entitled to receive the benefits described above under termination without cause by the Company or by Mr. Loveman for good reason, except that (a) the multiplier would be three times (in lieu of two times) and (b) the payment would be in a lump sum (as opposed to over a 24 month period). In addition, if the payments are subject to a federal excise tax imposed on Mr. Loveman (the “Excise Tax”), the employment agreement requires the Company to pay Mr. Loveman an additional amount (the “Gross-Up Payment”) so that the net amount retained by Mr. Loveman after deduction of any Excise Tax on the change in control payments and all Excise Taxes and other taxes on the Gross-Up Payment, will equal the initial change in control payment, less normal taxes.

The agreement provides that Mr. Loveman will not compete with the Company or solicit employees to leave the Company above a certain grade level for a period of two years after termination of his active full time employment (which for this purpose does not include the salary continuation period).

Named Executive Officer Employment Arrangements

We also have employment agreements with our other NEO’s and members of our senior management team, which provide for a base salary, subject to merit increases as our Human Resources Committee of the Board of Directors may approve. We entered into employment agreements on February 28, 2008 with Jonathan S. Halkyard, Thomas M. Jenkin, John W. R. Payne and J. Carlos Tolosa, and with Peter E. Murphy on October 14, 2009. The agreements of Messrs. Jenkin, Halkyard, and Payne expire January 28, 2012; and the agreement with Mr. Murphy expires October 14, 2013. Mr. Tolosa retired from the Company in January 2010. Below is a description of the material terms and conditions of these employment agreements.

The agreement with Mr. Tolosa was for a term of three years beginning on the closing of the Acquisition. The agreement with each of Messrs. Halkyard, Jenkin and Payne is for a term of four years beginning on the closing of the Acquisition and is automatically renewed for successive one year terms unless either the Company or the executive delivers a written notice of nonrenewal at least 60 days prior to the end of the term. The agreement with Mr. Murphy is for a term of four years commencing with his employment with the Company and is automatically renewed for successive one year terms unless either the Company or the executive delivers a written notice of nonrenewal at least 60 days prior to the end of the term.

Pursuant to the employment agreements, the executives will receive base salaries as follows: Mr. Halkyard, $600,000; Mr. Jenkin, $1,200,000, Mr. Murphy, $1,250,000, Mr. Payne, $925,000 and Mr. Tolosa, $1,075,000. In February 2009, Messrs Halkyard, Jenkin, Payne and Tolosa agreed to reduce their respective base salaries by 5% as part of a broader management reduction of salaries. In August 2009, Mr. Halkyard was given a market based salary increase to $700,000 and took a 5% reduction of that salary to $665,000. In January 2010, Mr. Payne was given a market based salary increase to $1,025,000 and took a 5% reduction of that salary to $973,750. The HRC will review base salaries on an annual basis with a view towards merit increases (but not decreases) in such salary. In addition, each executive will participate in the Company’s annual incentive bonus program applicable to the executive’s position and shall have the opportunity to earn an annual bonus based on the achievement of performance objectives. Mr. Murphy’s target bonus shall be at least 75% of his base salary. In addition, the agreement provides for a stock option grant to be made following the effective date of the employment agreement with vesting based on both the passage of time and the achievement of performance objectives. Mr. Murphy’s agreement also provides that he will be provided with accommodations while performing his duties in Las Vegas, and the Company will also pay Mr. Murphy a gross-up payment for any taxes incurred for such accommodations.

Each executive will be entitled to participate in benefits and perquisites at least as favorable to the executive as such benefits and perquisites currently available to the executives, group health insurance, long term disability benefits, life insurance, financial counseling, vacation, reimbursement of expenses, director and officer insurance and the ability to participate in the Company’s 401(k) plan. With the exception of Mr. Murphy, if (a) the executive attains age fifty (50) and, when added to his or her number of years of continuous service with the company, including any period of salary continuation, the sum of his or her age and years of service equals or exceeds sixty-five (65), and at any time after the occurrence of both such events Executive’s employment is terminated and his employment then terminates either (1) without cause or (2) due to non-renewal of the agreement, or (b) the executive attains age fifty-five (55) and, when added to his number of years of continuous service with the company, including any period of salary continuation, the sum of his age and years of service equals or exceeds sixty-five (65) and Executive’s employment is terminated other than for cause, he will be entitled to lifetime coverage under our group health insurance plan. The executive will be required to pay 20% of the premium for this coverage and the Company will pay the remaining premium, which will be imputed taxable income to the executive. This insurance coverage terminates if the executive competes with the Company. Mr. Murphy’s agreement does not provide for life time coverage under our group health insurance plan.

In the event that the executive is terminated by the Company without cause (as defined in the severance agreement) or the executive resigns for good reason (as defined in the severance agreement) during the two year period following the date of the Acquisition, the executive’s severance agreement (described above under “Named Executive Officer Employment Arrangements—Severance Agreements”) will govern the executive’s severance benefits, if any, and the executive will be subject to the restrictive covenants set forth in the severance agreement, however, the executive shall retain the right to the retiree medical coverage described above. These severance agreements expire on February 1, 2010.

Upon a termination without cause (as defined in the employment agreement and set forth below), a resignation by the executive for good reason (as defined in the employment agreement and set forth below) or upon the Company’s delivery of a non-renewal notice, the executive shall be entitled to his accrued but unused vacation, unreimbursed business expenses and base salary earned but not paid through the date of termination. In addition, the executive will receive a cash severance payment equal to 1.5 times his base salary payable in equal installments during the 18 months following such termination and pro-rated bonus for the year in which the termination occurs based on certain conditions. Mr. Murphy’s cash severance payments are limited to one times his base salary during his initial year of employment. Also, Mr. Murphy is entitled to payment of any bonus for the year of termination (prorata) if the HRC awards such bonus. In the event that the executive’s employment is terminated by reason of his disability, he will be entitled to apply for the Company’s long term disability benefits, and, if he is accepted for such benefits, he will receive 18 months of base salary continuation offset by any long term disability benefits to which he is entitled during such period of salary continuation. Furthermore, during the time that the executive receives his base salary during the period of salary continuation, he will be entitled to all benefits. Payment of any severance benefits is contingent upon the execution of a general release in favor of the Company and its affiliates.

“Cause” under the employment agreements is defined as:

(i)	The willful failure of executive to substantially perform executive’s duties with the Company or to follow a lawful, reasonable directive from the Board or the chief executive officer of the Company (the “CEO”) or such other executive officer to whom executive reports (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to executive by the Board (or the CEO, as applicable) which specifically identifies the manner in which the Board (or the CEO, as applicable) believes that executive has willfully not substantially performed executive’s duties or has willfully failed to follow a lawful, reasonable directive;

(ii)	(A) Any willful act of fraud, or embezzlement or theft, by executive, in each case, in connection with executive’s duties hereunder or in the course of executive’s employment hereunder or (B) executive’s admission in any court, or conviction of, or plea of nolo contendere to, a felony;

(iii)	Executive being found unsuitable for or having a gaming license denied or revoked by the gaming regulatory authorities in any jurisdiction in which the Company or Harrah’s Entertainment, Inc. conducts gaming operations;

(iv)	(A) executive’s willful and material violation of, or noncompliance with, any securities laws or stock exchange listing rules, including, without limitation, the Sarbanes-Oxley Act of 2002, provided that such violation or noncompliance resulted in material economic harm to the Company, or (B) a final judicial order or determination prohibiting executive from service as an officer pursuant to the Securities and Exchange Act of 1934 or the rules of the New York Stock Exchange; or

(v)	A willful breach by executive of non competition provisions or confidentiality provisions of the agreement.

For purposes of definition, no act or failure to act on the part of executive, shall be considered “willful” unless it is done, or omitted to be done, by executive in bad faith and without reasonable belief that executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by executive in good faith and in the best interests of the Company. The cessation of employment of executive shall not be deemed to be for Cause unless and until executive has been provided with written notice of the claim(s) against him or her under the above provision(s) and a reasonable opportunity (not to exceed thirty (30) days) to cure, if possible, and to contest said claim(s) before the Board.

“Good Reason” under the employment agreements is defined as:

The occurrence, without executive’s express written consent, of any of the following circumstances unless such circumstances are fully corrected prior to the date of termination specified in the written notice given by executive notifying the Company of his or her intention to terminate his or her Employment for Good Reason:

(a)	A reduction by the Company in executive’s annual base salary, other than a reduction in base salary that applies to a similarly situated class of employees of the Company or its affiliates;

(b)	Any material diminution in the duties or responsibilities of executive as of the date of the employment agreement; provided that a change in control of the Company that results in the Company becoming part of a larger organization will not, in and of itself and unaccompanied by any material diminution in the duties or responsibilities of executive, constitute Good Reason;

(c)	(i) The failure by the Company to pay or provide to executive any material portion of his or her then current Base Salary or then current benefits under the employment agreement (except pursuant to a compensation deferral elected by executive) or (ii) the failure to pay executive any material portion of deferred compensation under any deferred compensation program of the Company within thirty (30) days of the date such compensation is due and permitted to be paid under Section 409A of the Code, in each case other than any such failure that results from a modification to any compensation arrangement or benefit plan that is generally applicable to similarly situated officers;

(d)	The Company’s requiring executive to be based anywhere other than Atlantic City or Las Vegas (except for required travel on the Company’s business to an extent substantially consistent with executive’s present business travel obligations); or

(e)	The Company’s failure to obtain a satisfactory agreement from any successor to assume and agree to perform the employment agreement.

Mr. Murphy’s agreement includes the following additional provision in its definition of “Good Reason”:

(f)	The Executive being required to report to anyone other than the CEO.

The executives each have covenants to not compete, not to solicit and not to engage in communication in a manner that is detrimental to the business. The executive’s “non-compete period” varies based on the type of termination that they executive has. If the executive has a voluntarily termination of employment with the Company without Good Reason, the non-compete period is 6 months, if the Company has terminated the executive’s employment without cause, or the executive has terminated for Good Reason, the Company has delivered a notice of non-renewal to the executive or if the executive’s employment terminates by reason of disability, the non-compete period is for 18 months. If the executive’s employment is terminated for cause, the non-compete period is for 6 months. The non-solicitation and non communication periods last for 18 months following termination. A breach of the non compete covenant will cause the Company’s obligations under the agreement to terminate. In addition, the executives each have confidentiality obligations.

Severance Agreements

We entered into severance agreements with each of the NEO’s, other than Messrs. Loveman and Murphy. The severance agreements related to a change in control, which occurred pursuant to the definition of change in control in the severance agreements on January 28, 2008 as a result of the Acquisition. We believe these agreements reinforce and encourage the attention and dedication of our executives if they are faced with the possibility of a change in control of the Company that could affect their employment. The Severance Agreements of Messrs. Jenkin, Halkyard and Tolosa became effective January 1, 2004. The Severance Agreement of Mr. Payne became effective January 1, 2007. These agreements expired by their terms on February 1, 2010.

The severance agreements provide, under the circumstances described below, for a compensation payment (the “Compensation Payment”) of:

•

three times “annual compensation” (which includes salary and bonus (calculated as the average of the Executive’s annual bonuses for the three highest calendar years during the five calendar years preceding the calendar year in which the change in control occurred) amounts but excludes restricted stock vestings and compensation or dividends related to restricted stock, stock options or stock appreciation rights).

•	any bonus accrued for the prior year and pro-rata for the current year up to the date of termination.

•

an additional payment (the “Gross-Up Payment”) so that the net amount retained on the payments made under the Severance Agreement (“Severance Payments”) which are subject to a federal excise tax imposed on the executive (the “Excise Tax”) will equal the initial Severance Payments less normal taxes.

•	life, accident and health insurance benefits for twenty four months substantially similar to those which the executive was receiving immediately prior to termination.

•	reasonable legal fees and expenses incurred by the executive as a result of termination.

The severance agreements entitled each of them to the Compensation Payment after a change in control if, within two years of the change in control, their employment was terminated without cause, or they resigned with good reason, or if their employment was terminated without cause within six months before a change in control at the request of the buyer.

“Good Reason” is defined under the severance agreements as, without the executive’s express written consent, the occurrence after Change in Control of the Company, of any of the following circumstances unless such circumstances occur by reason of their death, disability or the executive’s voluntary termination or voluntary retirement, or, in the case of paragraphs (i), (ii), (iii), (iv) or (v), such circumstances are fully corrected prior to the date of termination, respectively, given in respect thereof:

(i)	The assignment to executive of any duties materially inconsistent with his status immediately prior to the Change in Control or a material adverse alteration in the nature or status of his or her responsibilities;

(ii)	A reduction by the Company in executive’s annual base salary as in effect on the date of the severance agreement or as the same may have been increased from time to time;

(iii)	The relocation of the Company’s executive offices where executive is located just prior to the Change in Control to a location more than fifty (50) miles from such offices, or the Company’s requiring executive to be based anywhere other than the location of such executive offices (except for required travel on the Company’s business to an extent substantially consistent with your business travel obligations during the year prior to the Change in Control);

(iv)	The failure by the Company to pay to executive any material portion of current compensation, except pursuant to a compensation deferral elected by executive required by agreement, or to pay any material portion of an installment of deferred compensation under any deferred compensation program of the Company within thirty (30) days of the date such compensation is due;

(v)	Except as permitted by any agreement, the failure by the Company to continue in effect any compensation plan in which executive is participating immediately prior to the Change in Control which is material to executive’s total compensation, including but not limited to, the Company’s annual bonus plan, the ESSP, or the Stock Option Plan or any substitute plans, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants at grade level;

(vi)	The failure by the Company to continue to provide executive with benefits substantially similar to those enjoyed by executive under the Savings and Retirement Plan and the life insurance, medical, health and accident, and disability plans in which executive is participating at the time of the Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive executive of any material fringe benefit enjoyed by executive at the time of Change in Control;

(vii)	The failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement; or

(viii)	Any purported termination of executive’s employment by the Company which is not effected pursuant to a notice of termination satisfying the requirements set forth in the severance agreement.

A Change in Control is defined in the Severance Agreements as the occurrence of any of the following:

1.	any person becomes the beneficial owner of 25% or more of our then outstanding voting securities, regardless of comparative voting power of such securities;

2.	within a two-year period, members of the Board of Directors at the beginning of such period and their approved successors no longer constitute a majority of the Board;

3.	the closing of a merger or other reorganization where the voting securities of the Company prior to the merger or reorganization represent less than a majority of the voting securities after the merger or consolidation; or

4.	stockholder approval of the liquidation or dissolution of the Company.

In addition to payments described above, under the severance agreements, NEO’s receive accelerated vesting of certain stock options, or if the executive’s employment terminates subsequent to a change in control or within six months before the change in control by request of the buyer, accelerated vesting of all options (“Accelerated Payments”). Any unvested restricted stock and stock options granted prior to 2001 vested automatically upon a change in control regardless of whether the executive is terminated, as will any stock options granted in 2001 or later which are not assumed by the acquiring company. All unvested stock options granted in 2001 and later, including those assumed by the acquiring company, will vest if the executive becomes eligible for a Compensation Payment. At the election of the Company, the Company may “cash out” all or part of the executive’s outstanding and unexercised options, with the cash payment based upon the higher of the closing price of the Company’s common stock on the date of termination and the highest per share price for Company common stock actually paid in connection with any change in control. The Acquisition constituted a Change in Control under the Severance Agreements and all equity awards held by Messrs. Jenkin, Halkyard, Payne and Tolosa were cancelled and cashed-out at the Acquisition consideration of $90.00 per share (less applicable exercise prices and withholding taxes).

None of the executives was entitled to the Compensation Payment after a change in control if their termination is (i) by the Company for cause, or (ii) voluntary and not for good reason (as defined above).

For purposes of the severance agreements, “Cause” shall mean:

(i)	willful failure to perform substantially duties or to follow a lawful reasonable directive from a supervisor or the Board, as applicable, (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered by a supervisor or the Board, as applicable, which specifically identifies the manner in which a supervisor or the Board, as applicable, believe that the executive has not substantially performed his or her duties or to follow a lawful reasonable directive and you are given a reasonable opportunity (not to exceed thirty (30 days) to cure any such failure to substantially perform, if curable;

(ii)	(A) any willful act of fraud, or embezzlement or theft, in each case, in connection with the executive’s duties to the Company of in the course of employment with the Company or (B) admission in any court, or conviction of, a felony involving moral turpitude, fraud, or embezzlement, theft or misrepresentation, in each case against the Company;

(iii)	being found unsuitable for or having a gaming license denied or revoked by the gaming regulatory authorities in Arizona, California, Colorado, Illinois, Indiana, Iowa, Kansas, Louisiana, Mississippi, Missouri, Nevada, New Jersey, New York and North Carolina;

(iv)	(A) willful and material violation of, or noncompliance with, any securities laws or stock exchange listing rules, including, without limitation, the Sarbanes Oxley Act of 2002 if applicable, provided that such violation or noncompliance resulted in material economic harm to the Company, or (B) a final judicial order of determination prohibiting the executive from service as an officer pursuant to the Securities Exchange Act of 1934 and the rules of the New York Stock Exchange.

If an executive officer became entitled to payments under a severance agreement (“Severance Payments”) which were subject to a federal excise tax imposed on the executive (the “Excise Tax”), the severance agreements require the Company to pay the executive an additional amount (the “Gross-Up Payment”) so that the net amount retained by the executive after deduction of any Excise Tax on the Severance Payments and all Excise Taxes and other taxes on the Gross-Up Payment, will equal the initial Severance Payments less normal taxes.

Each severance agreement had a term of one calendar year and could be renewed automatically each year starting January 1 unless we give the executive six months notice of non-renewal. In cases where a potential change in control (as defined) has occurred or the non-renewal is done in contemplation of a potential change in control, we must give the executive one year’s notice. Each severance agreement provides that if a change in control occurs during the original or extended term of the agreement, then the agreement will automatically continue in effect for a period of 24 months beyond the month in which the change in control occurred. Therefore, since the Acquisition was a change in control under the severance agreement, each NEO’s severance agreement continued in effect until February 1, 2010.

Deferred Compensation Plans

The Company has one deferred compensation plan, the Executive Supplemental Savings Plan II (“ESSP II”), currently active, although there are five other plans that contain deferred compensation assets: Harrah’s Executive Deferred Compensation Plan (“EDCP”), the Harrah’s Executive Supplemental Savings Plan (“ESSP”), Harrah’s Deferred Compensation Plan (“DCP”), the Restated Park Place Entertainment Corporation Executive Deferred Compensation Plan, and the Caesars World, Inc. Executive Security Plan.

Further deferrals into the EDCP were terminated in 2001 when the HRC approved the ESSP, which permitted certain key employees, including executive officers, to make deferrals of specified percentages of salary and bonus. No deferrals were allowed after December 2004 into ESSP, and the Company approved the ESSP II, which complies with the American Jobs Creation Act of 2004 and allowed deferrals starting in 2005. ESSP II, similar to ESSP, allows participants to choose from a selection of varied investment alternatives and the results of these investments will be reflected in their deferral accounts. To assure payment of these deferrals, a trust fund was established similar to the escrow fund for the EDCP. The trust fund is funded to match the various types of investments selected by participants for their deferrals.

ESSP and ESSP II do not provide a fixed interest rate, as the EDCP and DCP do, and therefore the market risk of plan investments is borne by participants rather than the Company. To encourage EDCP participants to transfer their account balances to the ESSP thereby reducing the Company’s market risk, the Company approved a program in 2001 that provided incentives to a limited number of participants to transfer their EDCP account balances to the ESSP. Under this program, a currently employed EDCP participant who was five or more years away from becoming vested in the EDCP retirement rate, including any executive officers who were in this group, received an enhancement in his or her account balance if the participant elected to transfer the account balance to the ESSP. The initial enhancement was the greater of (a) twice the difference between the participant’s termination account balance and retirement account balance, (b) 40% of the termination account balance, not to exceed $100,000, or (c) four times the termination account balance not to exceed $10,000. Upon achieving eligibility for the EDCP retirement rate (age 55 and 10 years of service), the participant electing this program will receive an additional enhancement equal to 50% of the initial enhancement. Pursuant to the ESSP, the additional enhancement vested upon the closing of the Acquisition. Mr. Loveman elected to participate in this enhancement program, and therefore no longer has an account in the EDCP.

Mr. Jenkin maintained a balance in the EDCP during 2009. Under the EDCP, the executive earns the retirement rate under the EDCP if he attains (1) specified age and service requirements (55 years of age plus 10 years of service or 60 years of age) or (2) attains specified age and service requirements (is at least 50 years old, and when added to years of service, equals 65 or greater) and if his employment is terminated without cause pursuant to his employment agreement. The executive receives service credit under the EDCP for any salary continuation and noncompete period. Additionally, if an executive is “separated from service” within 24 months of the Acquisition, the executive earns the retirement rate under the EDCP. Mr. Jenkins has met the requirements to earn the retirement rate.

While further deferrals into the EDCP were terminated, and while most EDCP participants transferred their EDCP account balance to the ESSP, amounts deferred pursuant to the EDCP prior to its termination and not transferred to the ESSP remain subject to the terms and conditions of the EDCP and will continue to earn interest as described above.

Under the deferred compensation plans, the Acquisition required that the trust and escrow fund be fully funded.

Summary Compensation Table

The Summary Compensation Table below sets forth certain compensation information concerning the Company’s Chief Executive Officer, Chief Financial Officer and our four additional most highly compensated executive officers during 2009.

(a) Name and Principal Position	(b) Year	(c) Salary	(d) Bonus	(e) Stock Awards(1)	(f) Option Awards(1)	(g) Non-Equity Incentive Plan Compensation(2)	(h) Change in Pension Value and Nonqualified- Deferred Compensation Earnings (3)	(i) All Other Compensation(6)	(j) Total
Gary W. Loveman, President and Chief Executive Officer	2009	1,919,231	—	—	—	3,000,000	—	1,047,079	5,966,310
	2008	2,000,000	—	—	36,389,259	—	—	1,237,724	39,626,983
	2007	2,000,000	—	937,504	8,509,684	2,400,000	—	1,575,044	15,422,232

Jonathan S. Halkyard, Senior Vice President, Chief Financial Officer and Treasurer	2009	605,731	—	—	—	349,867	—	25,610	981,208
	2008	600,000	—	—	2,988,615	—	—	38,964	3,627,579
	2007	560,769	—	—	445,580	336,461	—	39,882	1,382,692

Thomas M. Jenkin	2009	1,151,538	—	—	—	767,289	116,834	33,188	2,068,849
President, Western	2008	1,200,000	—	—	4,019,211	—	248,968	33,058	5,501,237
Division	2007	1,134,615	—	—	1,242,669	978,605	213,821	57,559	3,627,269

John W. R. Payne,	2009	887,645	—	—	—	904,574	—	22,781	1,815,000
President, Central	2008	978,365	—	—	2,885,592	277,500	—	38,820	4,180,277
Division	2007	922,115	—	146,637	450,990	508,305	—	53,297	2,081,344

Peter E. Murphy, President-Strategy and Development(4)	2009	225,962	—	—	1,857,595	169,471	—	20,347	2,273,375

J. Carlos Tolosa,	2009	1,031,587	—	—	—	600,000	—	308,642	1,940,229
President, Eastern	2008	1,075,000	—	—	1,731,340	—	44,149	601,682	3,452,171
Division(5)	2007	1,075,000	—	—	2,116,274	645,000	96,286	334,653	4,267,213

(1)	The value of stock awards, option awards and stock appreciation rights was determined as required by Accounting Standards Codification (“ASC”) Topic 718, (formerly, Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (SFAS No. 123(R))). See note 17 in the notes to audited consolidated financial statements, included elsewhere in this prospectus, for details on assumptions used in the valuation.
Performance based awards granted in 2008 and 2009 are valued using a Monte Carlo simulation option pricing model. This model approach provides a probable outcome fair value for these types of awards. The estimated maximum potential value for the performance awards, and the related total Option Awards fair values for the 2008 awards, respectively, were $20,930,927 and $38,717,969 for Mr. Loveman; $1,169,520 and $3,118,732 for Mr. Halkyard; $1,572,800 and $4,194,196 for Mr. Jenkin; $1,129,199 and $3,011,223 for Mr. Payne; and $677,520 and $1,806,719 for Mr. Tolosa. The estimated maximum potential values for the performance awards, and the related total Option Award fair values for the 2009 awards, respectively, were $711,274 and $1,896,719 for Mr. Murphy.
(2)	Other than for Mr. Payne, no bonuses were approved for the NEO’s for 2008.

(3)	Includes above market earnings on the balance the executives maintain in the EDCP. Mr. Jenkin has met the requirements to earn the retirement rate of interest. In October 1995, the HRC approved a fixed retirement rate of 15.5% for all account balances under the EDCP as of December 31, 1995 (subject to plan minimum rates contained in the EDCP). The interest rates on post 1995 deferrals continue to be approved each year by the Committee. The retirement rate on post 1995 deferrals during 2009 was the EDCP’s minimum retirement rate of 9.37%. The account for Mr. Tolosa was distributed in 2008.
(4)	Mr. Murphy joined the Company October 14, 2009.
(5)	Mr. Tolosa left his position as President, Eastern Division in September 2009 and retired in January 2010.
(6)	All Other Compensation includes the amounts in the following table:

Name	Year	Executive Security ($)	Allocated amount for aircraft usage ($)	Allocated amount for company lodging and the associated taxes ($)	Matching contributions to the ESSP II ($)	Relocation ($)	Dividends paid on unvested stock awards ($)
Gary W. Loveman	2009	394,529	330,618	185,192	—	—	—
	2008	442,186	460,086	155,387	—	—	—
	2007	693,991	461,977	162,448	—	—	—

Jonathan S. Halkyard	2009	—	—	—	—	—	—
	2008	—	—	—	—	—	—
	2007	—	—	—	—	—	—

Thomas M. Jenkin	2009	—	—	—	—	—	—
	2008	—	—	—	—	—	—
	2007	—	—	—	28,967	—	—

John W. R. Payne	2009	—	—	—	—	—	—
	2008	—	—	—	—	—	—
	2007	—	—	—	—	—	—

Peter E. Murphy	2009	—	—	—	—	—	—

J. Carlos Tolosa	2009	—	229,558	31,222	—	—	—
	2008	—	501,240	—	—	—
	2007	—	248,196	—	—	—	—

All other compensation is detailed in the above table only to the extent that the amount of any individual perquisite item exceeds the greater of $25,000 or 10% of the executive’s total perquisites.

Mr. Loveman is required to have executive security protection which is provided at the Company’s cost; See “Compensation Discussion & Analysis—Personal Benefits and Perquisites” for additional information.

The amounts allocated to Messrs. Loveman and Tolosa for personal and/or commuting aircraft usage is calculated based on the incremental cost to us of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar/parking costs and other miscellaneous variable costs. Since our aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as pilots’ salaries, depreciation of the purchase costs of the Company-owned aircraft, fractional ownership commitment fees, and the cost of maintenance not specifically related to trips. For security reasons, Mr. Loveman is required to use Company aircraft for personal and commuter travel.

The amounts allocated to Mr. Loveman and Mr. Tolosa for company lodging while in Las Vegas and Atlantic City, respectively, and the associated taxes are based on their respective taxable earnings for such lodging.

The Company does not provide a fixed benefit pension plan for its executives but maintains a deferred compensation plan, the Executive Supplemental Savings Plan II (“ESSP II”), under which the executives may defer a portion of their compensation. The ESSP II is a variable investment plan that allows the executives to direct their investments by choosing among several investment alternatives.

Discussion of Summary Compensation Table

Each of our named executive officers have entered into employment and severance agreements (except Messrs. Loveman and Murphy who does not have severance agreements) with the Company that relate to the benefits that the named executive officers receive upon termination. See “—Executive Compensation—Compensation Discussion & Analysis—Elements of Post Employment Compensation and Benefits—Employment Arrangements” for additional information.

Grants of Plan-Based Awards

The following table gives information regarding potential incentive compensation for 2009 to our executive officers named in the Summary Compensation Table. Non-Equity Incentive Plan Awards approved for 2009 are included in the “Non Equity Incentive Plan Compensation” column in the Summary Compensation Table.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Share Value on Grant Date ($/Sh)	Grant date fair value of option awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gary W. Loveman	n/a	2,400,000	3,000,000	3,400,000	—	—	—	—	—	—	—
Jonathan S. Halkyard	n/a	332,500	399,000	465,500	—	—	—	—	—	—	—
Thomas M. Jenkin	n/a	720,000	900,000	1,080,000	—	—	—	—	—	—	—
John W. R. Payne	n/a	555,000	693,750	832,500	—	—	—	—	—	—	—
Peter E. Murphy	n/a	135,577	169,471	203,365	—	—	—	—	—	—	—
	12/1/2009	—	—	—	—	—	—	104,330	51.79	51.79	1,857,595
J. Carlos Tolosa	n/a	645,000	806,250	967,500	—	—	—	—	—	—	—

(1)	Represents potential threshold, target and maximum incentive compensation for 2009. Amounts actually paid for 2009 are described in the “Non Equity Incentive Plan Compensation” column in the Summary Compensation Table.

Discussion of Grants of Plan Based Awards Table

In February 2008, the Board of Directors approved and adopted the Harrah’s Entertainment, Inc. Management Equity Incentive Plan (the “Equity Plan”). The purpose of the Equity Plan is to promote our long term financial interests and growth by attracting and retaining management and other personnel and key service providers with the training, experience and ability to enable them to make a substantial contribution to the success of our business; to motivate management personnel by means of growth-related incentives to achieve long range goals; and to further the alignment of interests of participants with those of our stockholders. For a more detailed discussion of how equity grants are determined, see “—Executive Compensation—Compensation Discussion & Analysis—Elements of Compensation—Equity Awards.”

On January 27, 2008, Mr. Loveman and the Company entered into a stock option rollover agreement that provides for the conversion of options to purchase shares of the Company prior to the Acquisition into options to purchase shares of the Company following the Acquisition with such conversion preserving the intrinsic “spread value” of the converted option. The rollover option is immediately exercisable with respect to 133,133 shares of non-voting common stock of the Company at an exercise price of $25.00 per share. The rollover options expire on June 17, 2012.

Outstanding Equity Awards at Fiscal Year-End

In February 2008, the Board of Directors approved and adopted the Harrah’s Entertainment, Inc. Management Equity Incentive Plan. Grants to each of our named executive officers under this plan are listed below. See “—Executive Compensation—Compensation Discussion and Analysis—Elements of Compensation-Equity Awards” for more information.

	Options
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Vested Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Price ($)	Options Expiration Date
Gary W. Loveman	133,133	—	—	25.00	6/17/2012
	—	93,345	373,384	100.00	2/27/2018
	—	—	549,224	100.00	2/27/2018
Jonathan S. Halkyard	—	10,229	40,918	100.00	2/27/2018
	—	—	30,688	100.00	2/27/2018
Thomas M. Jenkin	—	13,757	55,028	100.00	2/27/2018
	—	—	41,270	100.00	2/27/2018
John W. R. Payne	—	9,876	39,508	100.00	2/27/2018
	—	—	29,630	100.00	2/27/2018
Peter E. Murphy	—	—	65,206	51.79	12/1/2019
	—	—	39,124	51.79	12/1/2019
J. Carlos Tolosa(1)	—	14,815	14,815	100.00	2/27/2018
	—	—	17,778	100.00	2/27/2018

(1)	Mr. Tolosa’s grants under the Equity Plan were cancelled upon his retirement in January 2010.

Option Exercises and Stock Vested

The following table gives certain information concerning stock option and stock award exercises and vesting during 2009.

Name	Option Awards Number of Shares Vesting (#)	Stock Awards Number of Shares Vesting (#)	Value Realized on Exercise ($)
Gary W. Loveman	93,345	—	—
Jonathan S. Halkyard	10,229	—	—
Thomas M. Jenkin	13,757	—	—
John W. R. Payne	9,876	—	—
Peter E. Murphy	—	—	—
J. Carlos Tolosa	14,815	—	—

For discussion of how equity grants are determined, see “—Executive Compensation—Compensation Discussion & Analysis—Elements of Compensation—Equity Awards.”

Nonqualified Deferred Compensation

Name	Executive Contributions in 2009 ($)(1)	Registrant Contributions in 2009 ($)(1)	Aggregate Earnings in 2009 ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance in 2009 ($)(2)
Gary W. Loveman	—	—	9,013	—	46,163
Jonathan S. Halkyard	48,458	1,229	103,601	—	567,018
Thomas M. Jenkin	—	—	496,174	—	4,406,839
John W. R. Payne	—	—	2,631	—	11,369
Peter E. Murphy	—	—	—	—	—
J. Carlos Tolosa	247,581	2,846	1,482	—	537,490

(1)	The following deferred compensation contribution and earnings amounts were reported in the 2009 Summary Compensation Table.

Name	Contributions in 2009 ($)	Above Market Earnings in 2009 ($)
Gary W. Loveman	—	—
Jonathan S. Halkyard	49,687	—
Thomas M. Jenkin	—	116,834
John W. R. Payne	—	—
Peter E. Murphy	—	—
J. Carlos Tolosa	250,427	—

All other earnings were at market rates from deferred compensation investments directed by the executives.

(2)	The following deferred compensation contribution and earnings amounts were reported in the Summary Compensation Table in previous years.

Name	Prior Year Contributions and Above Market Earnings Amounts ($)
Gary W. Loveman	12,484,249
Jonathan S. Halkyard	322,044
Thomas M. Jenkin	936,826
John W. R. Payne	801,986
Peter E. Murphy	—
J. Carlos Tolosa	739,985

Discussion of Nonqualified Deferred Compensation Table

The Company does not provide a fixed benefit pension plan for its executives but maintains deferred compensation plans (collectively, “DCP”) and an Executive Supplemental Savings Plan II (“ESSP II”). During 2009, certain key employees, including executive officers, could defer a portion of their salary and bonus into the ESSP II. The ESSP II is a variable investment plan that allows the executives to direct their investments by choosing among several investment alternatives. All the named executives were participants, except for Messrs. Jenkin and Murphy in the ESSP II during 2009. The contributions of the executives and the Company into the ESSP II during 2009 are reflected in the above table. The earnings of the executives in 2009 on current and prior year deferrals are also reflected in the above table.

The ESSP II replaced our Executive Supplemental Savings Plan (“ESSP”) for future deferrals beginning on January 1, 2005. No deferrals were allowed after December 2004 into ESSP, The Company approved the ESSP II, which complies with the American Jobs Creation Act of 2004 and allowed deferrals starting in 2005. Mr. Halkyard maintains a balance in the ESSP and his earnings for 2009 on current and prior year deferrals are also reflected in the above table.

Mr. Tolosa maintained, and Mr. Jenkin currently maintains a balance in the Executive Deferred Compensation Plan (“EDCP”). Under the EDCP, the executive earns the retirement rate under the EDCP if he attains (a) specified age and service requirements (55 years of age plus 10 years of service or 60 years of age) or (2) attains specified age and service requirements (is at least 50 years old, and when added to years of service, equals 65 or greater) and if his employment is terminated without cause pursuant to his employment agreement. The executive receives service credit under the EDCP for any salary continuation and noncompete period. Additionally, if an executive is “separated from service” within 24 months of the Acquisition, the executive earns the retirement rate under the EDCP. Mr. Tolosa and Mr. Jenkin have met requirements under the EDCP to earn the retirement rate. The Human Resources Committee approves the EDCP retirement rate (which cannot be lower than a specified formula rate) annually. In October 1995, the Human Resources Committee approved a fixed retirement rate of 15.5% for all account balances under the EDCP as of December 31, 1995 (subject to plan minimum rates contained in the EDCP). The interest rates on post-1995 deferrals continue to be approved each year by the Committee. The retirement rate on post-1995 deferrals during 2009 was the Plan’s minimum retirement rate of 9.37%. Mr. Jenkin’s earnings in 2009 under the EDCP are included in the above table. Mr. Tolosa received a distribution of his balances in the EDCP during 2008.

The table below shows the investment funds available under the ESSP and the ESSP II and the annual rate of return for each fund for the year ended December 31, 2009:

Name of Fund	2009 Rate of Return
500 Index Trust B	26.36%
Aggressive Growth Lifecycle	31.15%
American Growth Trust	38.87%
American International Trust	42.58%
Brandes International Equity	25.28%
Conservative Lifecycle	21.40%
Equity-Income Trust	25.76%
Growth Lifecycle	29.07%
Inflation Managed	20.80%
International Equity Index Trust B	38.80%
Janus Risk-Managed Core	22.55%
Managed Bond	21.01%
Mid Cap Stock Trust	31.47%
Mid Value Trust	46.27%
Moderate Lifecycle	24.87%
Money Market Trust B	0.47%
Real Estate Securities Trust	30.26%
Small Cap Growth Trust	34.46%
Small Cap Value Trust	28.79%
Small Cap Index	26.70%

Pursuant to the terms of the DCP and ESSP II, any unvested amounts of the participants in the plans became fully vested upon the Acquisition.

Potential Payments Upon Termination or Change of Control

We have entered into employment and severance agreements (other than with Mr. Loveman and Mr. Murphy who only have employment agreements) with the named executive officers that require us to make payments and provide various benefits to the executives in the event of the executive’s termination or a change of control in the Company. The terms of the agreements are described above under “—Executive Compensation—Compensation Discussion and Analysis—Elements of Post-Employment Compensation and Benefits—Employment Arrangements.” The estimated value of the payments and benefits due to the executives pursuant to their agreements under various termination events are detailed below.

The following tables show the estimated amount of potential cash severance payable to each of the named executive officers, as well as the estimated value of continuing benefits, based on compensation and benefit levels in effect on December 31, 2009.

For each of the named executive officers, we have assumed that their employment was terminated on December 31, 2009, and the market value of their unvested equity awards was $56.08, which was the fair market value of our stock (as determined by the HRC) as of December 31, 2009. Due to the numerous factors involved in estimating these amounts, the actual value of benefits and amounts to be paid can only be determined upon an executive’s termination of employment.

Gary W. Loveman	Voluntary Termination ($)	Retirement ($)	Involuntary Not for Cause Termination ($)	For Cause Termination ($)	Involuntary or Good Reason Termination (Change in Control) ($)	Disability ($)(1)	Death ($)
Compensation:
Base Salary	—	—	10,000,000	—	15,000,000	4,000,000	—
Short Term Incentive	—	—	3,000,000	—	3,000,000	—	—
Long Term Incentives:
Unvested and Accelerated Restricted Stock	—	—	—	—	—	—	—
Unvested and Accelerated Stock Options and SARs	—	—	—	—	—	—	—
Benefits and Perquisites:
Post-retirement Health Care(2)	312,368	312,368	312,368	312,368	312,368	312,368	—
Life & Accident Insurance and Benefits(3)	—	—	21,908	—	21,908	21,908	6,000,000
Disability Insurance and Benefits(4)	—	—	—	—	—	80,000 per mo.	—
Accrued Vacation Pay	—	—	—	—	—	—	—
Financial Planning	—	—	50,000	—	50,000	—	—
Gross-Up Payment for Excise Taxes	—	—	—	—	—	—	—
Totals	312,368	312,368	13,384,276	312,368	18,384,276	4,334,276 and 80,000 per mo.	6,000,000

(1)	Base salary payments will be offset by disability payments.
(2)	Reflects the estimated present value of all future premiums under the Company’s health plans.
(3)	Reflects the estimated present value of the cost of coverage for life and accident insurance policies and the estimated amount of proceeds payable to the executive’s beneficiaries in the event of the executive’s death.
(4)	Reflects the estimated amount of proceeds payable to the executive in the event of the executive’s disability.

Jonathan S. Halkyard	Voluntary Termination ($)	Retirement ($)	Involuntary Not for Cause Termination ($)	For Cause Termination ($)	Involuntary or Good Reason Termination (Change in Control) ($)	Disability ($)(1)	Death ($)
Compensation:
Base Salary	—	—	997,500	—	2,676,772	997,500	—
Short Term Incentive	—	—	349,867	—	349,867	—	—
Long Term Incentives:
Unvested and Accelerated Restricted Stock	—	—	—	—	—	—	—
Unvested and Accelerated Stock Options and SARs	—	—	—	—	—	—	—

Benefits and Perquisites:
Post-retirement Health Care(2)	—	—	—	—	20,286	363,557	—
Life & Accident Insurance and Benefits(3)	—	—	—	—	5,443	—	1,710,000
Disability Insurance and Benefits(4)	—	—	—	—	—	30,000 per mo.	—
Accrued Vacation Pay	10,514	10,514	10,514	10,514	10,514	10,514	10,514
Financial Planning	—	—	7,500	—	7,500	—	—
Gross-Up Payment for Excise Taxes	—	—	—	—	—	—	—

Totals	10,514	10,514	1,365,381	10,514	3,070,382	1,371,571 and 30,000 per mo.	1,720,514

(1)	Base salary payments will be offset by disability payments.
(2)	Reflects the estimated present value of all future premiums under the Company’s health plans.
(3)	Reflects the estimated present value of the cost of coverage for life and accident insurance policies and the estimated amount of proceeds payable to the executive’s beneficiaries in the event of the executive’s death.
(4)	Reflects the estimated amount of proceeds payable to the executive in the event of the executive’s disability.

Thomas M. Jenkin	Voluntary Termination ($)	Retirement ($)	Involuntary Not for Cause Termination ($)	For Cause Termination ($)	Involuntary or Good Reason Termination (Change in Control) ($)	Disability ($)(1)	Death ($)
Compensation:
Base Salary	—	—	1,800,000	—	7,041,432	1,800,000	—
Short Term Incentive	—	—	767,289	—	767,289	—	—
Long Term Incentives:
Unvested and Accelerated Restricted Stock	—	—	—	—	—	—	—
Unvested and Accelerated Stock Options and SARs	—	—	—	—	—	—	—

Benefits and Perquisites:
Post-retirement Health Care(2)	252,741	252,741	252,741	—	252,741	252,741	—
Life & Accident Insurance and Benefits(3)	—	—	—	—	19,488	—	3,500,000
Disability Insurance and Benefits(4)	—	—	—	—	—	30,000 per mo.	—
Accrued Vacation Pay	106,154	106,154	106,154	106,154	106,154	106,154	106,154
Financial Planning	—	—	15,000	—	15,000	—	—
Gross-Up Payment for Excise Taxes	—	—	—	—	—	—	—

Totals	358,895	358,895	2,941,184	106,154	8,202,104	2,158,895 and 30,000 per mo.	3,606,154

(1)	Base salary payments will be offset by disability payments.
(2)	Reflects the estimated present value of all future premiums under the Company’s health plans.
(3)	Reflects the estimated present value of the cost of coverage for life and accident insurance policies and the estimated amount of proceeds payable to the executive’s beneficiaries in the event of the executive’s death.
(4)	Reflects the estimated present value of the cost of coverage for disability insurance and the amount of proceeds payable to the executive in the event of the executive’s disability.

John W. R. Payne	Voluntary Termination ($)	Retirement ($)	Involuntary Not for Cause Termination ($)	For Cause Termination ($)	Involuntary or Good Reason Termination (Change in Control) ($)	Disability ($)(1)	Death ($)
Compensation:
Base Salary	—	—	1,387,500	—	3,961,771	1,387,500	—
Short Term Incentive	—	—	904,574	—	904,574	—	—
Long Term Incentives:
Unvested and Accelerated Restricted Stock	—	—	—	—	—	—	—
Unvested and Accelerated Stock Options and SARs	—	—	—	—	—	—	—
Benefits and Perquisites:
Post-retirement Health Care(2)	—	—	—	—	15,430	398,018	—
Life & Accident Insurance and Benefits(3)	—	—	—	—	7,660	—	2,775,000
Disability Insurance and Benefits(4)	—	—	—	—	—	30,000 per mo.	—
Accrued Vacation Pay	18,461	18,461	18,461	18,461	18,461	18,461	18,461
Financial Planning	—	—	15,000	—	15,000	—	—
Gross-Up Payment for Excise Taxes	—	—	—	—	—	—	—

Totals	18,461	18,461	2,325,535	18,461	4,922,896	1,803,979 and 30,000 per mo.	2,793,461

(1)	Base salary payments will be offset by disability payments.
(2)	Reflects the estimated present value of all future premiums under the Company’s health plans.
(3)	Reflects the estimated present value of the cost of coverage for life and accident insurance policies and the estimated amount of proceeds payable to the executive’s beneficiaries in the event of the executive’s death.
(4)	Reflects the estimated present value of the cost of coverage for disability insurance and the amount of proceeds payable to the executive in the event of the executive’s disability.

J. Carlos Tolosa	Voluntary Termination ($)	Retirement ($)	Involuntary Not for Cause Termination ($)	For Cause Termination ($)	Involuntary or Good Reason Termination (Change in Control) ($)	Disability ($)(1)	Death ($)
Compensation:
Base Salary	—	—	1,612,500	—	5,327,290	1,612,500	—
Short Term Incentive	—	—	600,000	—	600,000	—	—
Long Term Incentives:
Unvested and Accelerated Restricted Stock	—	—	—	—	—	—	—
Unvested and Accelerated Stock Options and SARs	—	—	—	—	—	—	—
Benefits and Perquisites:
Post-retirement Health Care(2)	210,379	210,379	210,379	—	210,379	210,379	106,546
Life & Accident Insurance and Benefits(3)	—	—	—	—	38,313	—	3,225,000
Disability Insurance and Benefits(4)	—	—	—	—	—	30,000 per mo.	—
Accrued Vacation Pay	76,737	76,737	76,737	76,737	76,737	76,737	76,737
Financial Planning	—	—	15,000	—	15,000	—	—
Gross-Up Payment for Excise Taxes	—	—	—	—	—	—	—

Totals	287,116	287,116	2,514,616	76,737	6,267,719	1,899,616 and 30,000 per mo.	3,408,283

(1)	Base salary payments will be offset by disability payments.
(2)	Reflects the estimated present value of all future premiums under the Company’s health plans.
(3)	Reflects the estimated present value of the cost of coverage for life and accident insurance policies and the estimated amount of proceeds payable to the executive’s beneficiaries in the event of the executive’s death.
(4)	Reflects the estimated amount of proceeds payable to the executive in the event of the executive’s disability.
(5)	Mr. Tolosa left his position as President, Eastern Division in September 2009 and retired in January 2010.

Compensation of Directors

The following table sets forth the compensation provided by the Company to non-management directors during 2009:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jeffrey Benjamin	—	—	—	—	—
David Bonderman	—	—	—	—	—
Anthony Civale	—	—	—	—	—
Jonathan Coslet	—	—	—	—	—
Kelvin Davis	—	—	—	—	—
Jeanne P. Jackson(1)	29,167	—	—	—	29,167
Karl Peterson	—	—	—	—	—
Eric Press	—	—	—	—	—
Marc Rowan	—	—	—	—	—
Lynn C. Swann	75,000	—	—	—	75,000
Christopher J. Williams(2)	130,000	—	—	—	130,000

(1)	Ms. Jackson resigned from the Board effective April 15, 2009.
(2)	Mr. Williams also serves on the NJ/PA Audit Committee. For his services on the NJ/PA Audit Committee, Mr. Williams was paid an annual retainer of $30,000 in 2009.

Currently, only Messrs. Williams and Swann receive compensation for their services as a member of our Board of Directors. These directors received a one-time option grant on July 1, 2008, which vests ratably over five years from the date of election to our Board. Mr. Williams and Ms. Jackson received an option to purchase 2,822 shares of non-voting common stock and Mr. Swann received an option to purchase 2,117 shares. Ms. Jackson’s options terminated when she left the Board. In addition, each of these directors receives annual cash compensation paid monthly in arrears. Mr. Williams receives $100,000 annually and Mr. Swann receives $75,000 annually. Prior to leaving the Board, Ms. Jackson received $100,000 annually. The remaining directors do not receive compensation for their service as a member of our Board of Directors. All of our directors are reimbursed for any expenses incurred in connection with their service.

Human Resources Committee Interlocks and Insider Participation

The Committee is comprised of two members: Kelvin Davis and Marc Rowan. Neither of these individuals are current or former officers or employees of the Company or any of our subsidiaries. During 2009, none of our executive officers served as a director or member of a compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served as a director or member of our Human Resources Committee.

Equity Compensation Plan Information

In February 2008, our Board of Directors approved the Harrah’s Entertainment, Inc. Management Equity Incentive Plan and granted options to purchase our non-voting common stock to certain of our officers and employees from time to time thereafter.

The table below sets forth information regarding our equity compensation plans as of December 31, 2009.

Plan Category(3)	(a)	(b)	(c)
	Number of securities to be issued upon exercise of outstanding options(1)	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans(2)
Management Equity Incentive Plan	3,194,175	$91.53	672,793

(1)	The weighted average remaining contract life for the options set forth in this column is 8.0 years.
(2)	In February 2010, the Board approved an increase in the total number of securities in the Management Equity Incentive Plan to 4,632,933 from 3,733,835.
(3)	Subsequent to December 31, 2009, two warrants to acquire our equity securities were issued:
•

In connection with his retirement in January 2010, Mr. Tolosa was awarded a warrant to purchase 32,593 shares of non-voting common stock at an exercise price of $100 per share. 14,815 shares are vested; 8,889 vest if the 2X options vest and 8,889 shares vest if the 3X options vest under the Equity Plan. The warrant expires in January 2015.

•

In connection with a licensing agreement entered into in February 2010, Planet Hollywood Resorts International, LLC was issued a warrant to purchase non-voting common stock at an exercise price of $100 per share. The number of shares underlying the warrant is based on a $15 million investment at the time of the Acquisition. The exercise of the warrant and ultimate number of shares to be issued is subject to satisfaction of a variety of factors, including the financial performance of the Planet Hollywood Resort and Casino.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists the beneficial ownership of our common stock as of April 30, 2010, by Hamlet Holdings LLC, the Sponsors, all current directors, our six executive officers named in the Summary Compensation Table and all directors and executive officers as a group.

	Shares of Stock Beneficially Owned		Ownership Percentage
Name	Voting Common Stock	Non-Voting Common Stock(8)	Voting Common Stock	Non-Voting Common Stock
Apollo(1)(2)	—	46,740,000	—%	99%
TPG(2)(3)(4)	—	46,740,000	—	99
Hamlet Holdings(5)	10	—	100	—
Jeffrey Benjamin(1)	—	—	—	—
David Bonderman(3)(4)	—	46,740,000	17	99
Anthony Civale(1)	—	—	—	—
Jonathan Coslet(6)	—	—	17	—
Kelvin Davis(7)	—	—	—	—
Jonathan S. Halkyard	—	37,652	—	*
Thomas M. Jenkin	—	49,789	—	*
Gary W. Loveman	—	469,824	—	*
Peter E. Murphy	—	—	—	*
John W. R. Payne	—	30,339	—	*
Karl Peterson(7)	—	—	—	—
Eric Press(1)	—	—	—	—
Marc Rowan(1)(5)	—	—	17	—
Lynn C. Swann	—	423	—	—
Christopher J. Williams	—	564	—	—
All directors and executive officers as a group(3)(4)(5)(9)	10	47,421,239	50	99

*	Indicates less than 1%
(1)	Includes all of the non-voting capital stock held by Apollo Hamlet Holdings, LLC and Apollo Hamlet Holdings B, LLC. Each of Apollo Hamlet Holdings, LLC and Apollo Hamlet Holdings B, LLC is an affiliate of, and is controlled by, affiliates of Apollo. Each of Messrs. Benjamin, Civale, Press and Rowan may be deemed to be a beneficial owner of these interests due to his status as an employee of or consultant to Apollo, and each such person disclaims beneficial ownership of any such interests in which he does not have a pecuniary interest. The address of Messrs. Benjamin, Civale, Press and Rowan and Apollo is c/o Apollo Global Management, LLC, 9 West 57th Street, New York, New York 10019.
(2)	Includes all of the non-voting capital stock held by certain co-investors, the disposition of which will be jointly controlled by Apollo and TPG.
(3)	Includes all of the non-voting capital stock held by TPG Hamlet Holdings, LLC (“TPG Hamlet”), TPG Hamlet Holdings B, LLC (“TPG Hamlet B,” and together with TPG Hamlet, the “TPG Hamlet Entities”), Co-Invest Hamlet Holdings B, LLC (“Co-Invest B”) and Co-Invest Hamlet Holdings, Series LLC (“Co-Invest LLC” and together with “Co-Invest LLC”, the “Co-Invest Entities”) Collectively, the TPG Hamlet Entities and the Co-Invest Entities may be referred to as the “Sponsor Entities.”
(4)

David Bonderman is an officer, director and shareholder of TPG Advisors V, Inc., which is the general partner of TPG GenPar V, L.P., which in turn is the general partner of TPG V Hamlet AIV, L.P., which in turn is the managing member of TPG Hamlet as defined in (3) above. TPG GenPar V, L.P. is also the managing member of TPG Hamlet B as defined in (3) above and a managing member of each of the Co-Invest Entities. Mr. Bonderman is also a member of Hamlet Holdings LLC (“Hamlet Holdings”), which directly holds all of the Voting Common Stock of the Company. Collectively, the Sponsor Entities directly hold 46,740,000 shares of Non-Voting Common Stock (together with the Voting Common Stock, the

“Securities”). Mr. Bonderman (a) may be deemed to be the beneficial owner of the Non-Voting Common Stock only to the extent of the greater of his direct or indirect interest in the profits or capital account of the holders of such Securities and (b) disclaims beneficial ownership in the Voting Common Stock. The address of Mr. Bonderman is c/o TPG Capital, L.P., 301 Commerce Street, Suite 3300, Forth Worth, Texas 76102.
(5)	The members of Hamlet Holdings are Leon Black, Joshua Harris, Marc Rowan, each of whom is affiliated with Apollo, and David Bonderman, James Coulter and Jonathan Coslet, each of whom is affiliated with TPG. Each member holds approximately 17% of the limited liability company interests of Hamlet Holdings.
(6)	Jonathan Coslet is a Senior Partner of TPG Capital, L.P. and a member of Hamlet Holdings as defined in (4) above. TPG Capital, L.P. is affiliated with the Sponsor Entities as defined in (4) above which directly hold the Non-Voting Common Stock. Hamlet Holdings directly holds the Voting Common Stock as defined in (4) above. Mr. Coslet disclaims beneficial ownership of the Securities as defined in (4) above. The address of Mr. Coslet is c/o TPG Capital, L.P., 301 Commerce Street, Suite 3300, Forth Worth, Texas 76102.
(7)	Kelvin Davis is a Senior Partner and Karl Peterson is a Partner of TPG Capital, L.P. and each are officers of Hamlet Holdings as defined in (4) above. TPG Capital, L.P. is an affiliate of the Sponsor Entities as defined in (4) above which directly hold the Non-Voting Common Stock and Hamlet Holdings directly holds the Voting Common Stock as defined in (4) above. Each of Messrs. Davis and Peterson disclaim beneficial ownership of the Securities as defined in (4) above. The address of Messrs. Davis and Peterson is c/o TPG Capital, L.P., 301 Commerce Street, Suite 3300, Forth Worth, Texas 76102.
(8)	Includes non-voting common shares that may be acquired within 60 days pursuant to outstanding stock options and warrants: Mr. Halkyard, 10,229 shares; Mr. Jenkin, 13,757 shares; Mr. Loveman, 226,478 shares; Mr. Payne, 9,876 shares; Mr. Swann, 423 shares; Mr. Tolosa, 14,815 shares; Mr. Williams, 564 shares; and 301,540 shares for all directors and executive officers as a group.
(9)	The address of each of our named executive officers is c/o Harrah’s Entertainment, Inc., One Caesars Palace Drive, Las Vegas, Nevada 89109.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transaction Policy

Our board of directors has approved related party transaction policy and procedures which gives our Audit Committee the power to approve or disapprove potential related party transactions of our directors and executive officers, their immediate family members and entities where they hold a 5% or greater beneficial ownership interest. The Audit Committee is charged with reviewing all relevant facts and circumstances of a related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the person’s interest in the transaction.

The policy has pre-approved the following related party transactions:

•	Compensation to an executive officer or director that is reported in the company’s public filings and has been approved by the Human Resources Committee or our board of directors;

•

Transactions where the interest arises only from (a) the person’s position as a director on the related party’s board; (b) direct or indirect ownership of less than 5% of the related party or (c) the person’s position as a partner with the related party with less than 5% interest and not the general partner of the partnership; and

•	Transactions involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture or similar services.

Related Party Transaction is defined as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect interest.

The following discussion reflects our relationships and related party transactions entered into in connection with the Acquisition and does not reflect relationships prior to that time.

2009 Cash Tender Offer

On March 5, 2009, Hamlet Tender, LLC and Hamlet FW LLC, and/or one or more additional investment vehicles formed or to be formed by Apollo and TPG and certain other co-investors launched a $250 million cash tender offer for up to approximately $676 million aggregate principal amount of the 10% Second-Priority Senior Secured Notes due 2015 and 2018 of Harrah’s Operating Company, Inc. Hamlet Tender, LLC and Hamlet FW LLC were formed and are controlled by affiliates of Apollo and TPG.

Hamlet Holdings Operating Agreement

All holders of Hamlet Holdings’ equity securities are parties to Hamlet Holdings’ limited liability company operating agreement. The operating agreement provides, among other things, for the various responsibilities of the members. The members include Leon Black, Joshua Harris and Marc Rowan, each of whom is affiliated with Apollo (the “Apollo Members”), and David Bonderman, James Coulter and Jonathan Coslet, each of whom is affiliated with TPG (the “TPG Members” and, together with the Apollo Members, the “Members”). The Members have the full and exclusive right to manage Hamlet Holdings and the consent of at least one member from Apollo and one member from TPG is required for all decisions by or on behalf of Hamlet Holdings. The operating agreement also contains customary indemnification rights.

Stockholders’ Agreement

In connection with the Acquisition, Hamlet Holdings, the Sponsors and certain of their affiliates, the co-investors and certain of their affiliates entered into a stockholders’ agreement with the Company. The stockholders’ agreement contains, among other things, the agreement among the stockholders to restrict their ability to transfer stock of the Company as well as rights of first refusal, tag-along rights, drag-along rights and piggyback rights. Pursuant to the stockholders’ agreement, certain of the stockholders have, subject to certain exceptions, preemptive rights on future offerings of equity securities by the Company. The stockholders’ agreement also provides the stockholders with certain rights with respect to the approval of certain matters and the designation of nominees to serve on the Board of Directors of the Company, as well as registration rights of securities of the Company that they own.

The Board of Directors of the Company was initially comprised of at least nine (9) directors, (i) four (4) of whom were designated by the Apollo Members and (ii) four (4) of whom were designated by the TPG Members, and (iii) one (1) of whom shall be the chairman. As ownership in the Company by either of the Sponsors decreases, the stockholders’ agreement provides for the reduction in the number of directors each of the Apollo Members or TPG Members can designate.

Pursuant to the stockholders’ agreement, approval of the Board of Directors and at least two directors (one designated by Apollo Members and one designed by TPG Members) are required for various transactions by us, including, among other things, our liquidation, dissolution, merger, sale of all or substantially all of our assets as well as the issuance of our securities in connection with certain acquisitions and joint ventures.

Management Investor Rights Agreement

In connection with the Acquisition, the Company entered into a Management Investor Rights Agreement with certain holders of securities of the Company, including certain members of management of the Company. The agreement governs certain aspects of the Company’s relationship with its management securityholders. The agreement, among other things:

•	restricts the ability of management securityholders to transfer shares of non-voting common stock of the Company, with certain exceptions, prior to a qualified public offering;

•	allows the Sponsors to require management securityholders to participate in sale transactions in which the Sponsors sell more than 40% of their shares of non-voting common stock;

•	allows management securityholders to participate in sale transactions in which the Sponsors sell shares of non-voting common stock, subject to certain exceptions;

•	allows management securityholders to participate in registered offerings in which the Sponsors sell their shares of non-voting common stock, subject to certain limitations;

•

allows management securityholders below the level of senior vice president to require Harrah’s Entertainment to repurchase shares of non-voting common stock in the event that a management securityholder below the level of senior vice president experiences an economic hardship prior to an initial public offering, subject to annual limits on the company’s repurchase obligations;

•	allows management securityholders to require the Company to repurchase shares of non-voting common stock upon termination of employment without cause or for good reason; and

•

allows the Company to repurchase, subject to applicable laws, all or any portion of the Company’s non-voting common stock held by management securityholders upon the termination of their employment with the Company or its subsidiaries, in certain circumstances.

The agreement will terminate upon the earliest to occur of the dissolution of Hamlet Holdings or the occurrence of any event that reduces the number of securityholders to one.

Services Agreement

Upon the completion of the Acquisition, the Sponsors and their affiliates entered into a services agreement with the Company relating to the provision of certain financial and strategic advisory services and consulting services. The Company paid the Sponsors a one time transaction fee of $200 million for structuring the Acquisition and will pay an annual fee for their management services and advice equal to the greater of $30 million and 1% of the Company’s earnings before interest, taxes, depreciation and amortization. Also, under the services agreement, the Sponsors will have the right to act, in return for additional fees based on a percentage of the gross transaction value, as our financial advisor or investment banker for any merger, acquisition, disposition, financing or the like if we decide we need to engage someone to fill such a role. We will agree to indemnify the Sponsors and their affiliates and their directors, officers and representatives for losses relating to the services contemplated by the services agreement and the engagement of affiliates of the Sponsors pursuant to, and the performance by them of the services contemplated by, the services agreement.

Shared Services Agreement

Harrah’s Operating Company, Inc (“HOC”) entered into a shared services agreement with the certain of our entities involved in the CMBS financing (the “CMBS Entities”), pursuant to which HOC will provide to the CMBS Entities certain corporate services. The services include but are not limited to: information technology services; website management services; operations and production services; vendor relationship management services; strategic sourcing services; real estate services; development services; construction services; finance and accounting services; procurement services; treasury and trust services; human resources services; marketing and public relations services; legal services; insurance services; corporate/executive services; payroll services; security and surveillance services; government relation services; communication services; consulting services; and data access services.

Pursuant to the agreement, HOC granted the CMBS Entities the right to use certain software and other intellectual property rights granted or licensed to us and/or our direct or indirect subsidiaries. The agreement provides that the cost of the services described above will be allocated between HOC and the CMBS Entities on the property-level basis that the Company has historically used to allocate such costs, and on a 70%/30% basis for those costs that have not previously been allocated to the various properties, or pursuant to such other methods as the board of directors of the Company determines in good faith to be an equitable allocation of such costs between us and the CMBS Entities. The agreement also memorializes certain short-term cash management arrangements and other operating efficiencies that reflect the way in which the Company has historically operated its business. Payments made to HOC under the shared services agreement are subordinated to the obligations of the CMBS Entities under the CMBS financing. In addition, the agreement provides that certain insurance proceeds payable in respect of assets underling the CMBS financing and HOC properties will be paid first to the CMBS Entities to the extent of amounts payable thereto. The agreement terminates in January 2014 and may be terminated by the parties at any time prior to January 2014.

License Agreement

One of our subsidiaries entered into license agreements with certain of the CMBS Entities pursuant to which the CMBS Entities license certain trademarks that are owned or licensed by such subsidiary.

Director Independence

As of April 30, 2010, our Board of Directors was comprised of Jeffrey Benjamin, David Bonderman, Anthony Civale, Jonathan Coslet, Kelvin Davis, Gary Loveman, Karl Peterson, Eric Press, Marc Rowan, Lynn C. Swann and Christopher J. Williams. Though not formally considered by our Board given that our securities are no longer registered or traded on any national securities exchange, based upon the listing standards of the New York Stock Exchange, the national securities exchange upon which our common stock was listed prior to the Acquisition, we do not believe that Messrs. Benjamin, Bonderman, Civale, Coslet, Davis, Loveman, Peterson, Press or Rowan would be considered independent because of their relationships with certain affiliates of the funds and other entities which hold 100% of our outstanding voting common stock, and other relationships with us.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Credit Facility

Overview. As of March 31, 2010, our senior secured Credit Facilities provided for senior secured financing of up to $8,457.6 million, consisting of (i) senior secured term loan facilities in an aggregate principal amount of up to $6,827.6 million, with $5,830.1 million maturing on January 20, 2015 and $997.5 million maturing on October 31, 2016, and (ii) a senior secured revolving credit facility in an aggregate principal amount of $1,630.0 million, maturing January 28, 2014, including both a letter of credit sub-facility and a swingline loan sub-facility. A total of $7,303.8 million face amount of borrowings were outstanding under the Credit Facilities as of March 31, 2010, with an additional $133.5 million committed to letters of credit that were issued under the Credit Facilities. After consideration of these borrowings and letters of credit, $996.5 million of additional borrowing capacity was available to the Company under the Credit Facilities as of March 31, 2010.

The Credit Facilities allow us to request one or more incremental term loan facilities and/or increase commitments under our revolving facility in an aggregate amount of up to $750 million, subject to certain conditions and receipt of commitments by existing or additional financial institutions or institutional lenders.

The amounts outstanding and available under our Credit Facilities as of March 31, 2010 are after consideration of the following transactions or adjustments that occurred during 2009:

•

During the second quarter of 2009, the term loans were reduced by approximately $0.8 billion and the revolving credit facility was reduced by approximately $0.2 billion as a result of debt retirements, and the mandatory quarterly payment obligation on the term loans decreased from $18.125 million to $5.0 million;

•

During the third quarter of 2009, the term loans were permanently reduced by approximately $0.5 billion and the revolving credit facility was permanently reduced by approximately $0.1 billion as a result of debt retirements; and

•	In October 2009, we completed an incremental amendment to the Credit Facilities and funded $1 billion of the Incremental Loans maturing on October 31, 2016.

All borrowings under the senior secured revolving credit facility are subject to the satisfaction of customary conditions, including the absence of a default and the accuracy of representations and warranties, and the requirement that such borrowing does not reduce the amount of obligations otherwise permitted to be secured under our new senior secured credit facilities without ratably securing the retained notes.

Proceeds from the term loan drawn on the closing date were used to repay extinguished debt in the table above and pay expenses related to the Acquisition. Proceeds of the revolving loan draws, swingline and letters of credit will be used for working capital and general corporate purposes. Proceeds from the Incremental Loans were used to refinance or retire existing debt and to provide additional liquidity.

Interest Rates and Fees. Borrowings under the Credit Facilities other than Incremental Loans bear interest at a rate equal to the then-current LIBOR rate or at a rate equal to the alternate base rate, in each case plus an applicable margin. The Incremental Loans bear interest at a rate equal to the greater of the then current LIBOR rate subject to a 2.00% floor or at a rate equal to the alternate base rate, in each case plus an applicable margin. In addition, on a quarterly basis, we are required to pay each lender (i) a commitment fee in respect of any unused commitments under the revolving credit facility and (ii) a letter of credit fee in respect of the aggregate face amount of outstanding letters of credit under the revolving credit facility. As of March 31, 2010, the Credit Facilities, other than borrowings under the Incremental Loans, bore interest at LIBOR plus 300 basis points for the term loans and a portion of the revolver loan, and at the alternate base rate plus 150 basis points for the swingline loan and at the alternate base rate plus 200 basis points for the remainder of the revolver loan, and bore a commitment fee for unborrowed amounts of 50 basis points.

Collateral and Guarantors. HOC’s Credit Facilities are guaranteed by Harrah’s Entertainment, and are secured by a pledge of HOC’s capital stock, and by substantially all of the existing and future property and assets of HOC and its material, wholly owned domestic subsidiaries, including a pledge of the capital stock of HOC’s material, wholly owned domestic subsidiaries and 65% of the capital stock of the first-tier foreign subsidiaries, in each case subject to exceptions. The following casino properties have mortgages under the Credit Facilities.

Las Vegas	Atlantic City	Louisiana/Mississippi	Iowa/Missouri
Caesars Palace	Bally’s Atlantic City	Harrah’s New Orleans	Harrah’s St. Louis
Bally’s Las Vegas	Caesars Atlantic City	(Hotel only)	Harrah’s Council Bluffs
Imperial Palace	Showboat Atlantic City	Harrah’s Louisiana Downs	Horseshoe Council Bluffs/
Bill’s Gamblin’ Hall		Horseshoe Bossier City	Bluffs Run
Harrah’s Tunica
Horseshoe Tunica
Sheraton Tunica

Illinois/Indiana	Other Nevada
Horseshoe Southern Indiana	Harrah’s Reno
Harrah’s Metropolis	Harrah’s Lake Tahoe
Horseshoe Hammond	Harveys Lake Tahoe

Additionally, certain undeveloped land in Las Vegas also is mortgaged.

Restrictive Covenants and Other Matters. The Credit Facilities require, after an initial grace period, compliance on a quarterly basis with a maximum net senior secured first lien debt leverage test. In addition, the Credit Facilities include negative covenants, subject to certain exceptions, restricting or limiting HOC’s ability and the ability of its restricted subsidiaries to, among other things: (i) incur additional debt; (ii) create liens on certain assets; (iii) enter into sale and lease-back transactions (iv) make certain investments, loans and advances; (v) consolidate, merge, sell or otherwise dispose of all or any part of its assets or to purchase, lease or otherwise acquire all or any substantial part of assets of any other person; (vi) pay dividends or make distributions or make other restricted payments; (vii) enter into certain transactions with its affiliates; (viii) engage in any business other than the business activity conducted at the closing date of the loan or business activities incidental or related thereto; (ix) amend or modify the articles or certificate of incorporation, by-laws and certain agreements or make certain payments or modifications of indebtedness; and (x) designate or permit the designation of any indebtedness as “Designated Senior Debt”.

Harrah’s Entertainment is not bound by any financial or negative covenants contained in HOC’s credit agreement, other than with respect to the incurrence of liens on and the pledge of its stock of HOC.

Certain covenants contained in HOC’s credit agreement require the maintenance of a senior secured debt to last twelve months (LTM) Adjusted EBITDA (“Earnings Before Interest, Taxes, Depreciation and Amortization”), as defined in the agreements, ratio (“Senior Secured Leverage Ratio”). The amendment and waiver to our credit agreement excludes from the Senior Secured Leverage Ratio (a) notes secured with a first priority lien on the assets of HOC and its subsidiaries that secure the senior secured credit facilities (including the $1.375 billion senior secured notes issued June 15, 2009) that collectively result in up to $2 billion in net proceeds (provided that the aggregate face amount of all notes shall not exceed $2.2 billion) and (b) up to $250 million aggregate principal amount of consolidated debt of subsidiaries that are not wholly owned subsidiaries. Certain covenants contained in HOC’s credit agreement governing its senior secured credit facilities, the indenture and other agreements governing HOC’s 10.0% Second-Priority Senior Secured Notes due 2015 and 2018 restrict our ability to take certain actions such as incurring additional debt or making acquisitions if we are unable to meet defined Adjusted EBITDA to Fixed Charges, senior secured debt to LTM Adjusted EBITDA and consolidated debt to LTM Adjusted EBITDA ratios. The covenants that restrict additional indebtedness and the ability to make future acquisitions require an LTM Adjusted EBITDA to Fixed Charges ratio (measured on a trailing four-quarter basis) of 2.0:1.0. Failure to comply with these covenants can result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisitions.

We believe we are in compliance with HOC’s credit agreement and indentures, including the Senior Secured Leverage Ratio, as of March 31, 2010. If our LTM Adjusted EBITDA were to decline significantly from the level achieved at March 31, 2010, it could cause us to exceed the Senior Secured Leverage Ratio and could be an Event of Default under HOC’s credit agreement. However, we could implement certain actions in an effort to minimize the possibility of a breach of the Senior Secured Leverage Ratio, including reducing payroll and other operating costs, deferring or eliminating certain maintenance, delaying or deferring capital expenditures, or selling assets. In addition, under certain circumstances, our credit agreement allows us to apply the cash contributions received by HOC as a capital contribution to cure covenant breaches. However, there is no guarantee that such contributions will be able to be secured.

Existing Indebtedness

Retained Notes. As of March 31, 2010, on an as adjusted basis after giving effect to the issuance of the 12.75% Notes and the use of the proceeds therefrom, HOC has an aggregate principal amount of face value of $2,029.7 million of notes that remained outstanding upon the closing of the Acquisition, consisting of the following series:

•	$125.2 million aggregate principal amount of 5.375% Senior Notes due 2013;

•	$791.7 million aggregate principal amount of 5.625% Senior Notes due 2015;

•	$573.2 million aggregate principal amount of 6.5% Senior Notes due 2016; and

•	$538.8 million aggregate principal amount of 5.75% Senior Notes due 2017.

•	$0.8 million aggregate principal amount of debt securities not tendered in Tender Offers.

These notes contain covenants that limit the amount of secured indebtedness we may incur and our ability to enter into sale/leaseback transactions. Harrah’s Entertainment is a guarantor of these notes. Subject to the terms of the senior secured credit facilities and the indenture governing the notes, we may refinance these notes with debt that is guaranteed by our subsidiaries and/or secured by their and our assets.

First Lien Notes. Harrah’s Operating currently has an aggregate principal amount of face value of $2,095 million Senior Secured Notes due 2017. These notes are Harrah’s Operating’s senior obligations and rank equally and ratably with all of its existing and future senior indebtedness and senior to any of its subordinated indebtedness, and are secured by first-priority liens, subject to permitted liens, by the assets of the subsidiaries that have pledged their assets to secure the senior secured credit facilities. These notes are guaranteed by Harrah’s Entertainment.

12.75% Notes. On April 16, 2010, the Escrow Issuers completed an offering of $750,000,000 aggregate principal amount of 12.75% Second-Priority Senior Secured Notes due 2018. The 12.75% Notes will be secured by a second priority security interest in substantially all of HOC’s and its subsidiary’s property and assets that secure the senior secured credit facilities. These liens will be junior in priority to the liens on substantially the same collateral securing the senior secured credit facilities.

Guaranteed Senior Notes. In connection with the Acquisition, Harrah’s Operating issued unsecured senior indebtedness that was guaranteed by the subsidiaries that have pledged their assets to secure the senior secured credit facilities. Of this guaranteed senior indebtedness, $488.0 million remains outstanding, consisting of $478.6 million of 10.75% Senior Notes due 2016 and $9.4 million of 10.75%/11.5% Senior Toggle Notes due 2018.

Other Indebtedness. As of March 31, 2010, Harrah’s Operating had other indebtedness in the aggregate principal amount of $370.7 million as described below.

•	$221.4 million of debt borrowed by a subsidiary of HOC under a senior secured term loan;

•	$68.4 million of principal obligations to fund Clark County, Nevada, Special Improvement District bonds;

•	$25.0 million aggregate principal amount of 6% secured promissory notes due 2010 issued by Hole in the Wall, LLC, a Nevada limited liability company, to certain lenders;

•	$17 million aggregate principal amount of unsecured Uruguay bonds due 2010, issued by Baluma, S.A., a Uruguay corporation; and

•	approximately $39 million of miscellaneous other indebtedness.

DESCRIPTION OF 2015 SECOND LIEN NOTES

AND 2018(1) SECOND LIEN NOTES

General

Harrah’s Operating Company, Inc., a Delaware corporation (“Harrah’s Operating” or, the “Issuer”), issued $214,800,000 aggregate principal amount of 10.0% Second-Priority Senior Secured Notes due 2015 (the “2015 Notes”) and $847,621,000 aggregate principal amount of 10.0% Second-Priority Senior Secured Notes due 2018 (the “2018 Notes” and, together with the 2015 Notes, the “Notes”) under an indenture (the “Indenture”), dated as of December 24, 2008, by and among itself, Harrah’s Entertainment, Inc. (“Harrah’s Entertainment”) and U.S. Bank National Association, as trustee (in such capacity, the “Trustee”). Copies of the Indenture may be obtained from Harrah’s Operating upon request. References herein to the “Notes” include the 2018 Notes and the 2015 Notes. However, the 2018 Notes and the 2015 Notes are two separate series of notes under the Indenture for purposes of, among other things, payments of principal and interest, rescinding certain Events of Default and consenting to certain amendments to the Indenture and the Notes.

The following summary of certain provisions of the Indenture, the Notes, the Security Documents and the Intercreditor Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of those agreements, including the definitions of certain terms therein and those terms made a part thereof by the TIA. Capitalized terms used in this “Description of 2015 Second Lien Notes and 2018(1) Notes” section and not otherwise defined have the meanings set forth in the section “—Certain Definitions.” As used in this “Description of 2015 Second Lien Notes and 2018(1) Notes” section, “Harrah’s Operating” and “HOC” mean Harrah’s Operating and its Subsidiaries, and the “Issuer” refers only to Harrah’s Operating but not to any of its Subsidiaries.

Harrah’s Operating issued Notes with an initial aggregate principal amount of up to the sum of the Maximum Exchange Amount and the amount of Notes issued to the Dealer Managers as compensation for their services relating to the exchange offers. The Issuer may issue additional Notes from time to time after this offering. Any offering of additional Notes is subject to the covenants described below under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens.” The 2018 Notes and any additional 2018 Notes subsequently issued under the Indenture may, at our election, be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The 2015 Notes and any additional 2015 Notes subsequently issued under the Indenture may, at our election, also be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of 2015 Second Lien Notes and 2018(1) Notes,” references to the Notes include any additional Notes actually issued.

Principal of, premium, if any, and interest on the Notes is payable, and the Notes may be exchanged or transferred, at the office or agency designated by the Issuer (which initially shall be the principal corporate trust office of the Trustee).

The Notes will be issued only in fully registered form, without coupons, in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. No service charge was made for any registration of transfer or exchange of Notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Terms of the Notes

2018 Notes

The 2018 Notes are senior obligations of the Issuer, have the benefit of the second-priority security interest in the Collateral described below under “—Security for the Notes” and will mature on December 15, 2018. Each Note bears interest at a rate of 10.0% per annum from the Issue Date or from the most recent date to which interest has been paid or provided for, payable semiannually to holders of record at the close of business on June 1 or December 1 immediately preceding the interest payment date on June 15 and December 15 of each year.

2015 Notes

The 2015 Notes are senior obligations of the Issuer, have the benefit of the second-priority security interest in the Collateral described below under “—Security for the Notes” and will mature on December 15, 2015. Each Note bears interest at a rate of 10.0% per annum from the Issue Date or from the most recent date to which interest has been paid or provided for, payable semiannually to holders of record at the close of business on June 1 or December 1 immediately preceding the interest payment date on June 15 and December 15 of each year.

Optional Redemption

2018 Notes

On or after December 15, 2013, the Issuer may redeem the 2018 Notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on December 15 of the years set forth below:

Period	Redemption Price
2013	105.000%
2014	103.333%
2015	101.667%
2016 and thereafter	100.000%

In addition, prior to December 15, 2013, the Issuer may redeem the 2018 Notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the 2018 Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Notwithstanding the foregoing, at any time and from time to time on or prior to December 15, 2011, the Issuer may redeem in the aggregate up to 35% of the original aggregate principal amount of the 2018 Notes (calculated after giving effect to any issuance of additional 2018 Notes) with the net cash proceeds of one or more Equity Offerings (1) by the Issuer or (2) by any direct or indirect parent of the Issuer to the extent the net cash proceeds thereof are contributed to the common equity capital of the Issuer or used to purchase Capital Stock (other than Disqualified Stock) of the Issuer from it, at a redemption price (expressed as a percentage of principal amount thereof) of 110.000%, plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 50% of the original aggregate principal amount of the 2018 Notes (calculated after giving effect to any issuance of additional 2018 Notes) must remain outstanding after each such redemption; provided, further, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days’ notice mailed to each holder of 2018 Notes being redeemed and otherwise in accordance with the procedures set forth in the Indenture.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

2015 Notes

On or after December 15, 2012, the Issuer may redeem the 2015 Notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on December 15 of the years set forth below:

Period	Redemption Price
2012	105.000%
2013	102.500%
2014 and thereafter	100.000%

In addition, prior to December 15, 2012, the Issuer may redeem the 2015 Notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the 2015 Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Notwithstanding the foregoing, at any time and from time to time on or prior to December 15, 2011, the Issuer may redeem in the aggregate up to 35% of the original aggregate principal amount of the 2015 Notes (calculated after giving effect to any issuance of additional 2015 Notes) with the net cash proceeds of one or more Equity Offerings (1) by the Issuer or (2) by any direct or indirect parent of the Issuer to the extent the net cash proceeds thereof are contributed to the common equity capital of the Issuer or used to purchase Capital Stock (other than Disqualified Stock) of the Issuer from it, at a redemption price (expressed as a percentage of principal amount thereof) of 110.000%, plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 50% of the original aggregate principal amount of the 2015 Notes (calculated after giving effect to any issuance of additional 2015 Notes) must remain outstanding after each such redemption; provided, further, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days’ notice mailed to each holder of 2015 Notes being redeemed and otherwise in accordance with the procedures set forth in the Indenture.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

Selection

In the case of any partial redemption other than a Mandatory Principal Redemption, selection of 2018 Notes or 2015 Notes, as the case may be, for redemption will be made by the Trustee on a pro rata basis to the extent practicable; provided that no Notes of $2,000 (and integral multiples of $1,000 in excess thereof) or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest and additional interest (if any) on, the Notes to be redeemed.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

Except as provided in the following paragraph, the Issuer will not be required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Notes as described under the captions “—Change of Control” and “—Certain Covenants—Asset Sales.” In addition, in the event any holder is found unsuitable by a Gaming Authority to hold the Notes, the Notes may be redeemed by the Issuer pursuant to the procedures described under the caption “Mandatory Disposition Pursuant to Gaming Laws.” Harrah’s Operating may at any time and from time to time purchase Notes in the open market or otherwise.

If either series of Notes would otherwise constitute “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Code, at the end of each accrual period ending after the fifth anniversary of the applicable Notes’ issuance (each, an “AHYDO redemption date”), the Issuer will be required to redeem for cash a portion of each such Note then outstanding equal to the “Mandatory Principal Redemption Amount” (such redemption, a “Mandatory Principal Redemption”). The redemption price for the portion of each Note redeemed pursuant to a Mandatory Principal Redemption will be 100% of the principal amount of such portion plus any accrued interest thereon on the date of redemption. The “Mandatory Principal Redemption Amount” means the portion of a Note that must be required to be redeemed to prevent such Note from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code. No partial redemption or repurchase of the Notes prior to the AHYDO redemption date pursuant to any other provision of the indenture will alter the Issuer’s obligation to make the Mandatory Principal Redemption with respect to any applicable Notes that remain outstanding on the AHYDO redemption date.

Ranking

The indebtedness evidenced by the Notes is senior Indebtedness of the Issuer, ranks pari passu in right of payment with all existing and future senior Indebtedness of the Issuer, and is senior in right of payment to all existing and future Subordinated Indebtedness of the Issuer. The Notes have the benefit of a security interest in the Collateral that is second in priority behind the senior secured credit facilities with respect to all Collateral, subject to Permitted Liens and exceptions described under “—Security for the Notes.” Although none of the Issuer’s Subsidiaries guarantee the Notes, all of the Issuer’s Domestic Wholly-Owned Subsidiaries that pledge their assets and property to secure the First Priority Lien Obligations are Subsidiary Pledgors with respect to the Notes, and their assets and property (other than a pledge of their capital stock) secure the Notes to the extent described below under “—Security for the Notes.”

At March 31, 2010, on a pro forma basis after giving effect to the issuance of the 12.75% Notes and the use of the proceeds therefrom:

(1)	the Issuer and its Subsidiaries would have had $8,922.6 million in aggregate principal amount of outstanding Indebtedness constituting First-Priority Lien Obligations (including the Additional First Lien Notes), including $6,827.6 million of Secured Indebtedness outstanding under the senior secured credit facilities;

(2)	the Issuer and its Subsidiaries would have had $4,767.9 million in aggregate principal amount of Original Second Lien Notes outstanding;

(3)	the Issuer and its Subsidiaries would have had $750.0 million of 12.75% Notes outstanding;

(4)	the Issuer and its Subsidiaries would have had $2,518.3 million of senior unsecured Indebtedness outstanding, of which $488.6 million was guaranteed or issued by its Subsidiaries and of which $853.9 million is owed to Harrah’s Entertainment; and

(5)	the Issuer and its subsidiaries would have had $925.0 million of other obligations, including a $554.3 million loan secured by PHW Las Vegas and a $221.4 million senior secured term loan.

In addition, on a pro forma basis after giving effect to the issuance of the 12.75% Notes and the use of the proceeds therefrom, of the $17,883.8 million in aggregate principal amount of Indebtedness that would have been outstanding at March 31, 2010, the Issuer’s Subsidiaries that are not Subsidiary Pledgors would have had total Indebtedness of approximately $793 million (excluding intercompany liabilities of Subsidiaries that are not Subsidiary Pledgors). One of the Subsidiary Pledgors is an obligor of $25 million of senior secured Indebtedness that is secured by assets that do not secure Indebtedness of the Issuer or its other Subsidiaries. Further, as of March 31, 2010, the Real Estate Subsidiaries of Harrah’s Entertainment had $5,551.2 million of additional Indebtedness.

Although the Indenture contains limitations on the amount of additional Indebtedness that the Issuer and its Subsidiaries may Incur, under certain circumstances the amount of such Indebtedness could be substantial and, subject to certain limitations, such Indebtedness may be Secured Indebtedness constituting a First-Priority Lien Obligation. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens.”

A significant portion of the operations of the Issuer are conducted through its Subsidiaries. Unless the Subsidiary is a Subsidiary Pledgor, claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Issuer, including holders of the Notes. The Notes, therefore, will be effectively subordinated to holders of indebtedness and other creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the Issuer that are not Subsidiary Pledgors. See note 19 to our audited consolidated financial statements and note 17 to our unaudited consolidated financial statements incorporated by reference in this prospectus for financial information regarding our subsidiaries that are not Subsidiary Pledgors. Although the Indenture limits the Incurrence of Indebtedness by and the issuance of Disqualified Stock and Preferred Stock of certain of the Issuer’s Subsidiaries, such limitation is subject to a number of significant qualifications. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” Further, holders of the Notes will have recourse to the Collateral pledged by the Subsidiary Pledgors, but they will have no direct recourse to the Subsidiary Pledgors, themselves. In addition, neither the Parent Guarantor nor any of its Subsidiaries (including the Real Estate Subsidiaries, but other than the Issuer and the Restricted Subsidiaries) are subject to the covenants of the Indenture. See “—Parent Guarantee.”

Security for the Notes

The Notes are secured by second-priority security interests (subject to Permitted Liens) in the Collateral and the Notes share in the benefit of such security interest based on the respective amounts of the Obligations thereunder. The Collateral consists of substantially all of the property and assets, in each case, that are held by the Issuer or any of the Subsidiary Pledgors, to the extent that such assets secure the First Priority Lien Obligations and to the extent that a second-priority security interest is able to be granted or perfected therein, subject to the exceptions described below. The initial Collateral does not include, subject to certain exceptions,

(i) any property or assets owned by any Foreign Subsidiaries, (ii) any Real Property or Vessel held by the Issuer or any of its Subsidiary Pledgors as a lessee under a lease or any Real Property owned in fee that is not Owned Real Property or any Vessel owned in fee that does not have an individual fair market value (as determined in good faith by the Issuer) of at least $15.0 million, (iii) any vehicle, (iv) cash, deposit accounts and securities accounts (to the extent that a Lien thereon must be perfected by any action other than the filing of customary financing statements), (v) any assets to the extent that, and for so long as, taking a security interest in such assets would violate any applicable law or regulation (including any Gaming Law or regulation) or an enforceable contractual obligation binding on the assets that existed at the time of the acquisition thereof and was not created or made binding on the assets in contemplation or in connection with the acquisition of such assets (except in the case of assets (A) owned on the Issue Date or (B) acquired after the Issue Date with Indebtedness of the type permitted pursuant to clauses (d) or (w) of the second paragraph under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” that is secured by a Permitted Lien), (vi) any securities or other equity interests of the Issuer or any of the Issuer’s Subsidiaries, (vii) any right, title or interest in any license, contract or agreement to which the Issuer or a Subsidiary Pledgor is a party or any of its right, title or interest thereunder to the extent, but only to the extent, that such a grant would violate applicable Gaming Laws or the terms of such license, contract or agreement, or result in a breach of the terms of, or constitute a default under, any such license, contract or agreement to which the Issuer or such Subsidiary Pledgor is a party; provided, that immediately upon the ineffectiveness, lapse or termination of any such provision, the Collateral shall include all such rights and interests as if such provision had never been in effect, (viii) any equipment or other asset owned by the Issuer or any Subsidiary Pledgor that is subject to a purchase money lien or a Capitalized Lease Obligation, in each case, as permitted under the Indenture, if the contract or other agreement in which the Lien is granted (or the documentation providing for such Capitalized Lease Obligation) prohibits or requires the consent of any Person other than the Issuer or the Subsidiary Pledgors as a condition to the creation of any other security interest on such Equipment or asset and, in each case, the prohibition or requirement is permitted under the Indenture, and (ix) certain other exceptions described in the Security Documents (all such excluded assets referred to as “Excluded Assets”). In addition, the aggregate principal amount of Notes secured by the Collateral will at all times be limited to the maximum amount that is permitted to be secured without equally and ratably securing the Existing Notes and the loans outstanding under the Senior Interim Loan Facility in accordance with the terms thereof as in effect on the Issue Date. Except for securities or other equity interests of certain of our Domestic Subsidiaries or “first-tier” Foreign Subsidiaries, the foregoing excluded property and assets do not secure the First Priority Lien Obligations. The security interests securing the Notes are second in priority to any and all security interests at any time granted to secure the First Priority Lien Obligations and are also subject to all other Permitted Liens. The First Priority Lien Obligations include Secured Bank Indebtedness and related obligations, as well as certain Hedging Obligations and certain other obligations in respect of cash management services. The Person holding such First Priority Lien Obligations may have rights and remedies with respect to the property subject to such Liens that, if exercised, could adversely affect the value of the Collateral or the ability of the First Lien Agent to realize or foreclose on the Collateral on behalf of holders of the Notes.

The Issuer and the Subsidiary Pledgors are able to incur additional Indebtedness in the future that could share in the Collateral, including additional First Priority Lien Obligations and additional Indebtedness that would be secured on a second-priority basis with the Notes. The amount of such First Priority Lien Obligations and additional Indebtedness is limited by the covenants described under “—Certain Covenants—Liens” and “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuances of Disqualified Stock and Preferred Stock.” Under certain circumstances, the amount of such First Priority Lien Obligations and additional Indebtedness could be significant.

Post-Acquisition Collateral

Subject to certain limitations and exceptions (including the exclusion of any securities or other equity interests of any of the Issuer’s Subsidiaries), if the Issuer or any Subsidiary Pledgor creates any additional security interest upon any property or asset to secure any First Priority Lien Obligations (which include

Obligations in respect of the Credit Agreement), it must concurrently grant a second priority security interest (subject to Permitted Liens, including the first priority lien that secures obligations in respect of the First Priority Lien Obligations) upon such property as security for the Notes.

Security Documents and Intercreditor Agreement

The Issuer, the Subsidiary Pledgors and the Trustee have entered into the Security Documents, which define the terms of the security interests that secure the Notes. These security interests secure the payment and performance when due of all of the Obligations of the Issuer under the Notes, the Indenture and the Security Documents, as provided in the Security Documents.

The Trustee, the First Lien Agent, the Issuer and the Subsidiary Pledgors have entered into the Intercreditor Agreement, which may be amended from time to time to add other parties holding Other Second-Lien Obligations and other First Priority Lien Obligations permitted to be incurred under the Indenture. The First Lien Agent is initially the administrative agent under the Credit Agreement. Pursuant to the terms of the Intercreditor Agreement, at any time prior to the Discharge of Senior Lender Claims, the First Lien Agent will determine the time and method by which the security interests in the Collateral will be enforced. The Trustee will not be permitted to enforce the security interests even if an Event of Default under the Indenture has occurred and the Notes have been accelerated except (a) in any insolvency or liquidation proceeding, as necessary to file a proof of claim or statement of interest with respect to such notes or (b) as necessary to take any action in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and the perfection and priority of its Lien on, the Collateral securing the second priority Liens. See “Risk Factors—Risks Relating to the Notes and Our Indebtedness—The Second Lien Notes will be secured only to the extent of the value of the assets that have been granted as security for the Second Lien Notes and in the event that the security is enforced against the collateral, the holders of the Second Lien Notes will receive proceeds form the collateral only after the lenders under our senior secured credit facilities.” After the Discharge of Senior Lender Claims, the Trustee in accordance with the provisions of the Indenture and the Security Documents will distribute all cash proceeds (after payment of the costs of enforcement and collateral administration and any other amounts owed to the Trustee) of the Collateral received by it under the Security Documents for the ratable benefit of the holders of the Notes and holders of Other Second- Lien Obligations. The proceeds from the sale of the Collateral remaining after the satisfaction of all First Priority Lien Obligations may not be sufficient to satisfy the obligations owed to the holders of the Notes. By its nature some or all of the Collateral is and will be illiquid and may have no readily ascertainable market value. Accordingly, the Collateral may not be able to be sold in a short period of time, if salable. See “Risk Factors—Risks Relating to the Notes and Our Indebtedness—The rights of holders of Second Lien Notes to the collateral securing the Second Lien Notes may be adversely affected by the failure to perfect security interests in the collateral and other issues generally associated with the realization of security interests in collateral.”

In addition, the Intercreditor Agreement provides that, prior to the Discharge of Senior Lender Claims, (1) the holders of First Priority Lien Obligations and the First Lien Agent shall have the exclusive right to make determinations regarding the release of Collateral without the consent of the holders of the Notes, (2) the Intercreditor Agreement may be amended, without the consent of the Trustee and the holders of the Notes, to add additional secured creditors holding Other Second-Lien Obligations so long as such Other Second-Lien Obligations are not prohibited by the provisions of the Credit Agreement or the Indenture and (3) the holders of the First Priority Lien Obligations may change, waive, modify or vary the Security Documents without the consent of the holders of the Notes, provided that any such change, waiver or modification does not materially adversely affect the rights of the holders of the Notes and not the other secured creditors in a like or similar manner. Any provider of additional extensions of credit shall be entitled to rely on the determination of officers that such modifications do not expressly violate the provisions of the Credit Agreement or the Indenture if such determination is set forth in an Officer’s Certificate delivered to such provider; provided, however, that such determination will not affect whether or not the Issuer has complied with its undertakings in the Indenture, the Security Documents or the Intercreditor Agreement.

In addition, if the Issuer or any Subsidiary Pledgor is subject to any insolvency or liquidation proceeding, the Trustee and the holders will agree that:

(1)	if the First Lien Agent shall desire to permit the use of cash collateral or to permit the Issuer or any Subsidiary Pledgor to obtain financing under Section 363 or Section 364 of Title 11 of the United States Code or any similar provision in any Bankruptcy Law (“DIP Financing”), then the Trustee and the holders agree not to object to such use of cash collateral or DIP Financing and will not request adequate protection or any other relief in connection therewith (except to the extent permitted by the clause 5 below) and, to the extent the Liens securing the First Priority Lien Obligations are subordinated or pari passu with such DIP Financing, will subordinate its Liens in the Collateral to such DIP Financing (and all Obligations relating thereto) on the same basis as they are subordinated to the First Priority Lien Obligations;

(2)	they will not object to, and will not otherwise contest any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of the First Priority Lien Obligations made by the First Lien Agent or any holder of such obligations;

(3)	they will not object to, and will not otherwise contest any order relating to a sale of assets of the Issuer or any Subsidiary Pledgor for which the First Lien Agent has consented that provides, to the extent the sale is to be free and clear of Liens, that the Liens securing the First Priority Lien Obligations and the Notes will attach to the proceeds of the sale on the same basis of priority as the existing Liens in accordance with the Intercreditor Agreement;

(4)	until the Discharge of Senior Lender Claims, none of them will seek relief from the automatic stay or any other stay in any insolvency or liquidation proceeding in respect of the Collateral, without the prior written consent of the First Lien Agent and the required lenders under the Credit Agreement;

(5)	none of them shall contest (or support any other Person contesting) (a) any request by the First Lien Agent or the holders of First Priority Lien Obligations for adequate protection or (b) any objection by the First Lien Agent or the holders of First Priority Lien Obligations to any motion, relief, action or proceeding based on the First Lien Agent’s or the holders of First Priority Lien Obligations’ claiming a lack of adequate protection. Notwithstanding the foregoing, in any insolvency or liquidation proceeding, (i) if the holders of First Priority Lien Obligations (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any DIP Financing or use of cash collateral under Section 363 or Section 364 of Title 11 of the United States Bankruptcy Code or any similar law, then the Trustee (A) may seek or request adequate protection in the form of a replacement Lien on such additional collateral, which Lien is subordinated to the Liens securing the First Priority Lien Obligations and such DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Notes are so subordinated to the Liens securing First Priority Lien Obligations under the Intercreditor Agreement and (B) agrees that it will not seek or request, and will not accept, adequate protection in any other form, and (ii) in the event the Trustee seeks or requests adequate protection and such adequate protection is granted in the form of additional collateral, then the Trustee and the Noteholders agree that the holders of the First Priority Lien Obligations shall also be granted a senior Lien on such additional collateral as security for the applicable First Priority Lien Obligations and any such DIP Financing and that any Lien on such additional collateral securing the Notes shall be subordinated to the Liens on such collateral securing the First Priority Lien Obligations and any such DIP Financing (and all Obligations relating thereto) and any other Liens granted to the holders of First Priority Lien Obligations as adequate protection on the same basis as the other Liens securing the Notes are so subordinated to such Liens securing First Priority Lien Obligations under the Intercreditor Agreement; and

(6)

until the Discharge of Senior Lender Claims has occurred, the Trustee, on behalf of itself and each noteholder, (i) will not assert or enforce any claim under Section 506(c) of the United States Bankruptcy Code senior to or on a parity with the Liens securing the First Priority Lien Obligations for costs or expenses of preserving or disposing of any collateral, and (ii) will waive any claim it may have arising out of the election by any holder of First Priority Lien Obligations of the application of Section 111 1(b)(2) of the United States Bankruptcy Code.

Subject to the terms of the Security Documents, the Issuer and the Subsidiary Pledgors have the right to remain in possession and retain exclusive control of the Collateral securing the Notes (other than any cash, securities, obligations and Cash Equivalents constituting part of the Collateral and deposited with the First Lien Agent in accordance with the provisions of the Security Documents and other than as set forth in the Security Documents), to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

Release of Collateral

The Issuer and the Subsidiary Pledgors are entitled to the releases of property and other assets included in the Collateral from the Liens securing the Notes under any one or more of the following circumstances:

(1)	upon the Discharge of Senior Lender Claims and concurrent release of all other Liens on such property or assets securing First Priority Lien Obligations (including all commitments and letters of credit thereunder); provided, however, that if the Issuer or any Subsidiary Pledgor subsequently incurs First Priority Lien Obligations that are secured by Liens on property or assets of the Issuer or any Subsidiary Pledgor of the type constituting the Collateral and the related Liens are incurred in reliance on clause (6)(B) of the definition of Permitted Liens, then the Issuer and its Restricted Subsidiaries will be required to reinstitute the security arrangements with respect to the Collateral in favor of the Notes, which, in the case of any such subsequent First Priority Lien Obligations, will be second priority Liens on the Collateral securing such First Priority Lien Obligations to the same extent provided by the Security Documents and on the terms and conditions of the security documents relating to such First Priority Lien Obligations, with the second priority Lien held either by the administrative agent, collateral agent or other representative for such First Priority Lien Obligations or by a collateral agent or other representative designated by the Issuer to hold the second priority Liens for the benefit of the holders of the Notes and subject to an intercreditor agreement that provides the administrative agent or collateral agent substantially the same rights and powers as afforded under the Intercreditor Agreement;

(2)	to enable us to consummate the disposition of such property or assets to the extent not prohibited under the covenant described under “—Certain Covenants—Asset Sales”;

(3)	in respect of the property and assets of a Subsidiary Pledgor, upon the designation of such Subsidiary Pledgor to be an Unrestricted Subsidiary in accordance with the covenant described under “—Certain Covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary”;

(4)	in respect of the property and assets of a Subsidiary Pledgor, upon the release or discharge of the pledge by such Subsidiary Pledgor of the Credit Agreement or other Indebtedness or the guarantee of any other Indebtedness which resulted in the obligation to become a Subsidiary Pledgor; and

(5)	as described under “—Amendments and Waivers” below.

If an Event of Default under the Indenture exists on the date of Discharge of Senior Lender Claims, the second priority Liens on the Collateral securing the Notes will not be released, except to the extent the Collateral or any portion thereof was disposed of in order to repay the First Priority Lien Obligations secured by the Collateral, and thereafter the Trustee (or another designated representative acting at the direction of the holders of a majority of outstanding principal amount of the Notes and Other Second-Lien Obligations) will have the right to direct the First Lien Agent to foreclose upon the Collateral (but in such event, the Liens on the Collateral securing the Notes will be released when such Event of Default and all other Events of Default under the Indenture cease to exist).

The second priority security interests in all Collateral securing the Notes also will be released upon (i) payment in full of the principal of, together with accrued and unpaid interest (including additional interest, if any) on, the Notes and all other Obligations under the Indenture and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest (including additional interest, if any), are paid (including pursuant to a satisfaction and discharge of the Indenture as described below under “— Satisfaction and Discharge”) or (ii) a legal defeasance or covenant defeasance under the Indenture as described below under “—Defeasance.”

Parent Guarantee

The Parent Guarantor irrevocably and unconditionally guarantees on a senior basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture and the Notes, whether for payment of principal of, premium, if any, or interest or additional interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by the Parent Guarantor being herein called the “Parent Guaranteed Obligations”). The Parent Guarantor agrees to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the holders in enforcing any rights under the Parent Guarantee.

The Parent Guarantee is subject to important limitations. The Parent Guarantor and each of its Subsidiaries (including the Real Estate Subsidiaries, but other than the Issuer and the Restricted Subsidiaries) are not subject to any of the covenants set forth below other than those described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets,” and each of the Subsidiaries of the Parent Guarantor (including the Real Estate Subsidiaries, but other than the Issuer and the Restricted Subsidiaries) do not guarantee or otherwise are required to provide credit support for the Notes. As a result, the Parent Guarantee is effectively subordinated to the present and future liabilities of the Parent Guarantor’s Subsidiaries (other than the Issuer and the Restricted Subsidiaries). As of March 31, 2010, these liabilities were approximately $8,760 million.

The Parent Guarantee is a continuing guarantee and shall:

(1)	remain in full force and effect until payment in full of all the Parent Guaranteed Obligations;

(2)	subject to the next succeeding paragraph, be binding upon the Parent Guarantor and its successors; and

(3)	inure to the benefit of and be enforceable by the Trustee, the holders and their successors, transferees and assigns.

The Parent Guarantee will be automatically released upon:

(1)	the Issuer ceasing to be a Wholly Owned Subsidiary of Harrah’s Entertainment;

(2)	the Issuer’s transfer of all or substantially all of its assets to, or merger with, an entity that is not a Wholly Owned Subsidiary of Harrah’s Entertainment in accordance with the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets,” and such transferee entity assumes the Issuer’s obligations under the Indenture; and

(3)	the Issuer’s exercise of its legal defeasance option or covenant defeasance option as described under “—Defeasance” or if the Issuer’s obligations under the Indenture are discharged in accordance with the terms of the Indenture.

In addition, the Parent Guarantee is automatically released upon the election of the Issuer and notice to the Trustee if the guarantee by Harrah’s Entertainment of the Credit Agreement, the Senior Interim Loan Facility, the Existing Notes or any other Indebtedness which resulted in the obligation to guarantee the Notes has been released or discharged.

Change of Control

Upon the occurrence of a Change of Control, each holder will have the right to require the Issuer to repurchase all or any part of such holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent the Issuer has previously or concurrently elected to redeem Notes as described under “—Optional Redemption.”

In the event that at the time of such Change of Control the terms of the Bank Indebtedness restrict or prohibit the repurchase of Notes pursuant to this covenant, then prior to the mailing of the notice to holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Issuer shall:

(1)	repay in full all Bank Indebtedness or, if doing so will allow the purchase of Notes, offer to repay in full all Bank Indebtedness and repay the Bank Indebtedness of each lender and/or noteholder who has accepted such offer; or

(2)	obtain the requisite consent under the agreements governing the Bank Indebtedness to permit the repurchase of the Notes as provided for in the immediately following paragraph.

See “Risk Factors—Risks Relating to the Notes and Our Indebtedness—The Issuer may not be able to repurchase the Second Lien Notes upon a change of control.”

Within 30 days following any Change of Control, except to the extent that the Issuer has exercised its right to redeem the Notes by delivery of a notice of redemption as described under “—Optional Redemption,” the Issuer shall mail a notice (a “Change of Control Offer”) to each holder with a copy to the Trustee stating:

(1)	that a Change of Control has occurred and that such holder has the right to require the Issuer to repurchase such holder’s Notes at a repurchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

(2)	the circumstances and relevant facts and financial information regarding such Change of Control;

(3)	the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4)	the instructions determined by the Issuer, consistent with this covenant, that a holder must follow in order to have its Notes purchased.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

In addition, the Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer.

Notes repurchased by the Issuer pursuant to a Change of Control Offer will have the status of Notes issued but not outstanding or will be retired and canceled at the option of the Issuer. Notes purchased by a third party pursuant to the preceding paragraph will have the status of Notes issued and outstanding.

The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

This Change of Control repurchase provision is a result of negotiations between the Issuer and the initial purchasers. The Issuer has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuer could decide to do so in the future. Subject to the limitations discussed below, the Issuer could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Issuer’s capital structure or credit rating.

The occurrence of events which would constitute a Change of Control would constitute a default under the Credit Agreement. Future Bank Indebtedness of the Issuer may contain prohibitions on certain events which would constitute a Change of Control or require such Bank Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Issuer to repurchase the Notes could cause a default under such Bank Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuer. Finally, the Issuer’s ability to pay cash to the holders upon a repurchase may be limited by the Issuer’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors—Risks Relating to the Notes and Our Indebtedness—The Issuer may not be able to repurchase the Second Lien Notes upon a change of control.”

The definition of Change of Control includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of the Issuer and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” under New York law, which governs the Indenture, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Issuer to repurchase such Notes as a result of a sale, lease or transfer of less than all of the assets of the Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

The provisions under the Indenture relating to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

Certain Covenants

Set forth below are summaries of certain covenants that will be contained in the Indenture. If on any date following the Issue Date, (i) the Notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under the Indenture then, beginning on that day and continuing at all times thereafter regardless of any subsequent changes in the rating of the Notes (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the covenants specifically listed under the following captions in this “Description of 2015 Second Lien Notes and 2018(1) Notes” section of this offering memorandum will not be applicable to the Notes (collectively, the “Suspended Covenants”):

(1)	“—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(2)	“—Limitation on Restricted Payments”;

(3)	“—Dividend and Other Payment Restrictions Affecting Subsidiaries”;

(4)	“—Asset Sales”;

(5)	“—Transactions with Affiliates”; and

(6)	clause (4) of the first paragraph of “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.”

If and while the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants, the Notes will be entitled to substantially less covenant protection. In the event that the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, then the Issuer and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the Indenture with respect to future events. The period of time between the Covenant Suspension Event and the Reversion Date is referred to in this description as the “Suspension Period.”

On each Reversion Date, all Indebtedness Incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified as having been Incurred or issued pursuant to the first paragraph of “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” below or one of the clauses set forth in the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” below (to the extent such Indebtedness or Disqualified Stock or Preferred Stock would be permitted to be Incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred or issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness or Disqualified Stock or Preferred Stock would not be so permitted to be Incurred or issued pursuant to the first or second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” such Indebtedness or Disqualified Stock or Preferred Stock will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (c) of the second paragraph under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “—Limitation on Restricted Payments” will be made as though the covenant described under “—Limitation on Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “—Limitation on Restricted Payments.” As described above, however, no Default or Event of Default will be deemed to have occurred on the Reversion Date as a result of any actions taken by the Issuer or its Restricted Subsidiaries during the Suspension Period.

For purposes of the “—Asset Sales” covenant, on the Reversion Date, the unutilized Excess Proceeds amount will be reset to zero.

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The Indenture provides that:

(1)	the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and

(2)	the Issuer will not permit any of its Restricted Subsidiaries (other than a Subsidiary Pledgor) to issue any shares of Preferred Stock;

provided, however, that the Issuer and any Subsidiary Pledgor may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and, subject to the third paragraph of this covenant, any Restricted Subsidiary of the Issuer that is not a Subsidiary Pledgor may Incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock or issue shares of Preferred Stock, in each case if the Fixed

Charge Coverage Ratio of the Issuer for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The foregoing limitations do not apply to:

(a)	the Incurrence by the Issuer or its Restricted Subsidiaries of Indebtedness under the Credit Agreement and the issuance and creation of letters of credit and bankers’ acceptances thereunder up to an aggregate principal amount of $11,000 million;

(b)	the Incurrence by the Issuer of Indebtedness represented by the Notes (not including any additional Notes, but including any exchange Notes);

(c)	Indebtedness existing on the Issue Date (other than Indebtedness described in clauses (a) and (b));

(d)	Indebtedness (including Capitalized Lease Obligations) Incurred by the Issuer or any of its Restricted Subsidiaries, Disqualified Stock issued by the Issuer or any of its Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries of the Issuer to finance (whether prior to or within 270 days after) the acquisition, lease, construction, repair, replacement or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets);

(e)	Indebtedness Incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(f)	Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the Acquisition Transactions or any other acquisition or disposition of any business, assets or a Subsidiary of the Issuer in accordance with the terms of the Indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(g)	Indebtedness of the Issuer to a Restricted Subsidiary; provided that (except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Issuer and its Subsidiaries) any such Indebtedness owed to a Restricted Subsidiary that is not a Subsidiary Pledgor is subordinated in right of payment to the obligations of the Issuer under the Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (g);

(h)	shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this clause (h);

(i)	Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that if a Subsidiary Pledgor incurs such Indebtedness to a Restricted Subsidiary that is not a Subsidiary Pledgor (except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Issuer and its Subsidiaries), such Indebtedness is subordinated in right of payment to the obligations of such Subsidiary Pledgor in respect of the Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (i);

(j)	(x) Hedging Obligations entered into in connection with the Acquisition Transaction and (y) Hedging Obligations that are not incurred for speculative purposes but (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases or sales;

(k)	obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Issuer or any Restricted Subsidiary in the ordinary course of business or consistent with past practice or industry practice;

(l)	Indebtedness or Disqualified Stock of the Issuer or, subject to the third paragraph of this covenant, Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary of the Issuer not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (l), does not exceed the greater of $1,100 million and 5.0% of Total Assets at the time of Incurrence (it being understood that any Indebtedness Incurred pursuant to this clause (l) shall cease to be deemed Incurred or outstanding for purposes of this clause (l) but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which the Issuer, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (l));

(m)	Indebtedness or Disqualified Stock of the Issuer or any Restricted Subsidiary of the Issuer and Preferred Stock of any Restricted Subsidiary of the Issuer not otherwise permitted hereunder in an aggregate principal amount or liquidation preference not greater than 200.0% of the net cash proceeds received by the Issuer and its Restricted Subsidiaries since immediately after the Issue Date from the issue or sale of Equity Interests of the Issuer or any direct or indirect parent entity of the Issuer (which proceeds are contributed to the Issuer or its Restricted Subsidiary) or cash contributed to the capital of the Issuer (in each case other than proceeds of Disqualified Stock or sales of Equity Interests to, or contributions received from, the Issuer or any of its Subsidiaries) as determined in accordance with clauses (2) and (3) of the definition of Cumulative Credit to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the third paragraph of “—Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof);

(n)

any guarantee by the Issuer or any Restricted Subsidiary of the Issuer of Indebtedness or other obligations of the Issuer or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness Incurred by the Issuer or such Restricted Subsidiary is permitted under the terms of the Indenture; provided that (i) if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the obligations of such Restricted Subsidiary in respect of the Notes, as applicable, any such guarantee of such Subsidiary Pledgor with respect to such Indebtedness shall be subordinated in right of payment to such Subsidiary Pledgor’s obligations with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes or the obligations of such Subsidiary Pledgor in respect of the Notes, as applicable and (ii) if such guarantee is of Indebtedness of the Issuer, such guarantee is Incurred in accordance with the covenant described under “—Future Subsidiary Pledgors” solely to the extent such covenant is applicable;

(o)	the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Issuer which serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as permitted under the first paragraph of this covenant and clauses (b), (c), (d), (l), (m), (o), (p), (t) and (x) of this paragraph or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums (including tender premiums), expenses, defeasance costs and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1)	has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced or defeased and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Stock and Preferred Stock being refunded or refinanced that were due on or after the date that is one year following the last maturity date of any Notes then outstanding were instead due on such date;

(2)	to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior to the Notes or the obligations of such Restricted Subsidiary in respect of the Notes, as applicable, such Refinancing Indebtedness is junior to the Notes or such obligations of such Restricted Subsidiary, as applicable, or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock; and

(3)	shall not include (x) Indebtedness of a Restricted Subsidiary of the Issuer that is not a Subsidiary Pledgor that refinances Indebtedness of the Issuer or a Subsidiary Pledgor, or (y) Indebtedness of the Issuer or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary;
provided, further, that subclause (1) of this clause (o) will not apply to any refunding or refinancing of any Secured Indebtedness constituting First Priority Lien Obligations and subclauses (1) and (2) of this clause (o) will not apply to any refunding or refinancing of any of the Retained Notes;

(p)	Indebtedness, Disqualified Stock or Preferred Stock of (x) the Issuer or, subject to the third paragraph of this covenant, any of its Restricted Subsidiaries incurred to finance an acquisition or (y) Persons that are acquired by the Issuer or any of its Restricted Subsidiaries or merged, consolidated or amalgamated with or into the Issuer or any of its Restricted Subsidiaries in accordance with the terms of the Indenture; provided that after giving effect to such acquisition or merger, consolidation or amalgamation, either:

(1)	the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant; or

(2)	the Fixed Charge Coverage Ratio of the Issuer would be greater than immediately prior to such acquisition or merger, consolidation or amalgamation;

(q)	Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Issuer or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(r)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

(s)	Indebtedness of the Issuer or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to the Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit;

(t)	Indebtedness of Foreign Subsidiaries; provided, however, that the aggregate principal amount of Indebtedness Incurred under this clause (t), when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (t), does not exceed the greater of $250.0 million and 7.5% of Total Assets of the Foreign Subsidiaries at any one time outstanding (it being understood that any Indebtedness incurred pursuant to this clause (t) shall cease to be deemed incurred or outstanding for purposes of this clause (t) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which such Foreign Subsidiary could have incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (t));

(u)	Indebtedness of the Issuer or any Restricted Subsidiary consisting of (1) the financing of insurance premiums or (2) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(v)	Indebtedness consisting of Indebtedness issued by the Issuer or a Restricted Subsidiary of the Issuer to current or former officers, directors and employees thereof or any direct or indirect parent thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Issuer or any of its direct or indirect parent companies to the extent described in clause (4) of the third paragraph of the covenant described under “—Limitation on Restricted Payments”;

(w)	Indebtedness incurred in connection with any Project Financing; and

(x)	Indebtedness incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures of the Issuer or any Restricted Subsidiary not in excess, at any one time outstanding, of $300.0 million.

Restricted Subsidiaries that are not Subsidiary Pledgors may not incur Indebtedness or issue Disqualified Stock or Preferred Stock under the first paragraph of this covenant or clauses (l) or (p)(x) of the second paragraph of this covenant if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), the aggregate amount of Indebtedness and Disqualified Stock and Preferred Stock of Restricted Subsidiaries that are not Subsidiary Pledgors incurred or issued pursuant to the first paragraph of this covenant and clauses (l) and (p)(x) of the second paragraph of this covenant, collectively, would exceed the greater of $2,000 million and 5.0% of Total Assets.

For purposes of determining compliance with this covenant:

(1)	in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a) through (x) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Issuer shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this covenant; and

(2)	at the time of incurrence, the Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above without giving pro forma effect to the Indebtedness Incurred pursuant to the second paragraph above when calculating the amount of Indebtedness that may be Incurred pursuant to the first paragraph above.

Accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, amortization of original issue discount, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar- denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Issuer and its Restricted Subsidiaries may Incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on Restricted Payments

The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving the Issuer (other than (A) dividends or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(2)	purchase or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer;

(3)

make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness or Long-Term Retained Notes of the Issuer or any of its Restricted Subsidiaries (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness or Long-Term Retained Notes in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (g) and (i) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(4)	make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a)	no Default shall have occurred and be continuing or would occur as a consequence thereof;

(b)	immediately after giving effect to such transaction on a pro forma basis, the Issuer could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock (as defined below) pursuant to clause (c) thereof), (6)(c), (8), (13)(b) and (19) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the amount equal to the Cumulative Credit.

“Cumulative Credit” means the sum of (without duplication):

(1)	50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period, the “Reference Period”) from January 1, 2008 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(2)	100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in good faith by the Issuer) of property other than cash, received by the Issuer after February 1, 2008 (other than net proceeds to the extent such net proceeds have been used to incur Indebtedness, Disqualified Stock, or Preferred Stock pursuant to clause (m) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) from the issue or sale of Equity Interests of the Issuer (excluding Refunding Capital Stock (as defined below), Designated Preferred Stock, Excluded Contributions, and Disqualified Stock), including Equity Interests issued upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary of the Issuer), plus

(3)	100% of the aggregate amount of contributions to the capital of the Issuer received in cash and the Fair Market Value (as determined in good faith by the Issuer) of property other than cash after February 1, 2008 (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, and Disqualified Stock and other than contributions to the extent such contributions have been used to incur Indebtedness, Disqualified Stock, or Preferred Stock pursuant to clause (m) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”), plus

(4)	100% of the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of the Issuer or any Restricted Subsidiary thereof issued after February 1, 2008 (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests in the Issuer (other than Disqualified Stock) or any direct or indirect parent of the Issuer (provided in the case of any parent, such Indebtedness or Disqualified Stock is retired or extinguished), plus

(5)	100% of the aggregate amount received by the Issuer or any Restricted Subsidiary in cash and the Fair Market Value (as determined in good faith by the Issuer) of property other than cash received by the Issuer or any Restricted Subsidiary from:

(A)	the sale or other disposition (other than to the Issuer or a Restricted Subsidiary of the Issuer) of Restricted Investments made by the Issuer and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Issuer and its Restricted Subsidiaries by any Person (other than the Issuer or any of its Restricted Subsidiaries) and from repayments of loans or advances, and releases of guarantees, which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clause (7) of the succeeding paragraph),

(B)	the sale (other than to the Issuer or a Restricted Subsidiary of the Issuer) of the Capital Stock of an Unrestricted Subsidiary, or

(C)	a distribution or dividend from an Unrestricted Subsidiary, plus

(6)	in the event any Unrestricted Subsidiary of the Issuer has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, the Fair Market Value (as determined in good faith by the Issuer) of the Investment of the Issuer in such Unrestricted Subsidiary (which, if the fair market value of such investment shall exceed $250.0 million, shall be determined by the Board of Directors of the Issuer, a copy of the resolution of which with respect thereto shall be delivered to the Trustee) at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (7) of the succeeding paragraph or constituted a Permitted Investment).

The foregoing provisions do not prohibit:

(1)	the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2)	(a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Subordinated Indebtedness of the Issuer, any direct or indirect parent of the Issuer or any Subsidiary Pledgor in exchange for, or out of the proceeds of, the substantially concurrent sale of, Equity Interests of the Issuer or any direct or indirect parent of the Issuer or contributions to the equity capital of the Issuer (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Issuer) (collectively, including any such contributions, “Refunding Capital Stock”),

(b)	the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer) of Refunding Capital Stock, and

(c)	if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph and not made pursuant to clause (2)(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent of the Issuer) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(3)	the redemption, repurchase, defeasance, or other acquisition or retirement of Subordinated Indebtedness of the Issuer or any Subsidiary Pledgor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer or a Subsidiary Pledgor which is Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(a)	the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable), plus any accrued and unpaid interest, of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired, any tender premiums, plus any defeasance costs, fees and expenses incurred in connection therewith),

(b)	such Indebtedness is subordinated to the Notes or such Subsidiary Pledgor’s obligations in respect of the Notes, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value,

(c)	such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) 91 days following the last maturity date of any Notes then outstanding, and

(d)	such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being redeemed, repurchased, defeased, acquired or retired that were due on or after the date that is one year following the last maturity date of any Notes then outstanding were instead due on such date;

(4)	a Restricted Payment to pay for the repurchase, retirement or other acquisition for value of Equity Interests of the Issuer or any direct or indirect parent of the Issuer held by any future, present or former employee, director or consultant of the Issuer or any direct or indirect parent of the Issuer or any Subsidiary of the Issuer pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed $50.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $100.0 million in any calendar year (which shall increase to $150.0 million subsequent to the consummation of an underwritten public Equity Offering of common stock); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a)	the cash proceeds received by the Issuer or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Issuer or any direct or indirect parent of the Issuer (to the extent contributed to the Issuer) to members of management, directors or consultants of the Issuer and its Restricted Subsidiaries or any direct or indirect parent of the Issuer that occurs after the Issue Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under “—Limitation on Restricted Payments”), plus

(b)	the cash proceeds of key man life insurance policies received by the Issuer or any direct or indirect parent of the Issuer (to the extent contributed to the Issuer) or the Issuer’s Restricted Subsidiaries after the Issue Date, plus

(c)	the amount of any cash bonuses otherwise payable to members of management, directors or consultants of the Issuer and its Restricted Subsidiaries or any direct or indirect parent of the Issuer in connection with Acquisition Transactions that are foregone in return for the receipt of Equity Interests;

provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by clauses (a), (b) and (c) above in any calendar year; and provided, further, that cancellation of Indebtedness owing to the Issuer or any Restricted Subsidiary from any present or former employees, directors, officers or consultants of the Issuer, any of its Restricted Subsidiaries or its direct or indirect parents in connection with a repurchase of Equity Interests of the Issuer or any of its direct or indirect parents will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(5)	the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to the extent such dividends are included in the definition of “Fixed Charges”;

(6)	(a) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

(b)	a Restricted Payment to any direct or indirect parent of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent of the Issuer issued after the Issue Date; provided that the aggregate amount of dividends declared and paid pursuant to this clause (b) does not exceed the net cash proceeds actually received by the Issuer from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date; and

(c)	the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;

provided, however, in the case of each of (a) and (c) above of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Issuer would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7)	Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value (as determined in good faith by the Issuer), taken together with all other Investments made pursuant to this clause (7) that are at that time outstanding, not to exceed $250.0 million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8)	the payment of dividends on the Issuer’s common stock (or a Restricted Payment to any direct or indirect parent of the Issuer to fund the payment by such direct or indirect parent of the Issuer of dividends on such entity’s common stock) of up to 6% per annum of the net proceeds received by the Issuer from any public offering of common stock of the Issuer or any direct or indirect parent of the Issuer, other than public offerings with respect to the Issuer’s (or such direct or indirect parent’s) common stock registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(9)	Restricted Payments that are made with Excluded Contributions;

(10)	other Restricted Payments in an aggregate amount not to exceed the greater of $500.0 million and 2.5% of Total Assets at the time made;

(11)	the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary of the Issuer by, Unrestricted Subsidiaries;

(12)

the payment of dividends or other distributions to any direct or indirect parent of the Issuer that files a consolidated tax return that includes the Issuer and its subsidiaries (including, without limitation, by virtue of such parent being the common parent of a consolidated or combined tax group of which the Issuer and/or its Restricted Subsidiaries are members) in an amount not to exceed the amount that the Issuer and its Restricted Subsidiaries would have been required to pay in respect of federal, state or local taxes (as the case may be) if the Issuer and its Restricted Subsidiaries paid such taxes as a stand-alone taxpayer (or standalone group);

(13)	the payment of Restricted Payment, if applicable:

(a)	in amounts required for any direct or indirect parent of the Issuer to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct or indirect parent of the Issuer and general corporate operating and overhead expenses of any direct or indirect parent of the Issuer in each case to the extent such fees and expenses are attributable to the ownership or operation of the Issuer, if applicable, and its Subsidiaries;

(b)	in amounts required for any direct or indirect parent of the Issuer, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Issuer or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Issuer Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c)	in amounts required for any direct or indirect parent of the Issuer to pay fees and expenses, other than to Affiliates of the Issuer, related to any unsuccessful equity or debt offering of such parent;

(14)	any Restricted Payment used to fund the Acquisition Transactions or the Transactions and the payment of fees and expenses incurred in connection with the Acquisition Transactions or the Transactions or owed by the Issuer or any direct or indirect parent of the Issuer or Restricted Subsidiaries of the Issuer to Affiliates, and any other payments made, including any such payments made to any direct or indirect parent of the Issuer to enable it to make payments, in connection with the consummation of the Transactions or as contemplated by the Acquisition Documents, whether payable on the Issue Date or thereafter, in each case to the extent permitted by the covenant described under “—Transactions with Affiliates”;

(15)	any Restricted Payment made under the Operations Management Agreement;

(16)	repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(17)	purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

(18)	Restricted Payments by the Issuer or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

(19)	the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions “—Change of Control” and “—Asset Sales”; provided that all Notes tendered by holders of the Notes in connection with a Change of Control or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(20)

payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries, taken as a whole, that complies with the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets”; provided that as a result of such consolidation, amalgamation, merger or transfer of assets, the Issuer shall have made a Change of Control Offer (if required by the Indenture) and that all Notes tendered by holders in connection with such Change of Control Offer have been repurchased, redeemed or acquired for value;

(21)	payments made to repay, defease, discharge or otherwise refinance Retained Notes or to service Retained Notes; and

(22)	Restricted Payments made in connection with the incurrence of Indebtedness under the revolving portion of the Credit Agreement for the account or benefit of the Subsidiaries of Harrah’s Entertainment other than the Issuer or any of its Subsidiaries (including the distribution of the proceeds of any such Indebtedness and with respect to the issuance of, or payments in respect of drawings under, letters of credit), in each case for general corporate purposes of such Subsidiaries (including, without limitation, for business acquisitions and project development and, in the case of letters of credit, for the back-up or replacement of existing letters of credit) in an aggregate amount not to exceed $250.0 million at any time outstanding, so long as such proceeds are not distributed to the stockholders of Harrah’s Entertainment;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (6)(b), (7), (10), (11) and (13)(b), no Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the Issue Date, all of the Issuer’s Subsidiaries will be Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Notwithstanding the foregoing provisions of this covenant, the Issuer will not, and will not permit any of its Restricted Subsidiaries to, pay any cash dividend or make any cash distribution on, or in respect of, the Issuer’s Capital Stock or purchase for cash or otherwise acquire for cash any Capital Stock of the Issuer or any direct or indirect parent of the Issuer for the purpose of paying any cash dividend or making any cash distribution to, or acquiring Capital Stock of any direct or indirect parent of the Issuer for cash from, the Investors, or guarantee any Indebtedness of any Affiliate of the Issuer for the purpose of paying such dividend, making such distribution or so acquiring such Capital Stock to or from the Investors, in each case by means of utilization of the cumulative Restricted Payment credit provided by the first paragraph of this covenant, or the exceptions provided by clauses (1), (7) or (10) of the second paragraph of this covenant or clauses (9), (10), (15) or (20) of the definition of “Permitted Investments,” if (x) at the time and after giving effect to such payment, the Consolidated Leverage Ratio of the Company would be greater than 7.25 to 1.00 or (y) such payment is not otherwise in compliance with this covenant.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)	(i) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(b)	make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(c)	sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1)	contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Credit Agreement and the other Credit Agreement Documents;

(2)	the Indenture, the Notes (and any exchange Notes);

(3)	applicable law or any applicable rule, regulation or order;

(4)	any agreement or other instrument of a Person acquired by the Issuer or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(5)	contracts or agreements for the sale of assets, including any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary;

(6)	Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8)	customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(9)	purchase money obligations for property acquired and Capitalized Lease Obligations in the ordinary course of business;

(10)	customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business;

(11)	any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(12)	other Indebtedness, Disqualified Stock or Preferred Stock (a) of any Restricted Subsidiary of the Issuer that is a Subsidiary Pledgor or a Foreign Subsidiary, (b) of any Restricted Subsidiary that is not a Subsidiary Pledgor or a Foreign Subsidiary so long as such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Issuer’s ability to make anticipated principal or interest payments on the Notes (as determined in good faith by the Issuer) or (c) of any Restricted Subsidiary incurred in connection with any Project Financing, provided that in the case of each of clauses (a) and (b), such Indebtedness, Disqualified Stock or Preferred Stock is permitted to be Incurred subsequent to the Issue Date by the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(13)	any Restricted Investment not prohibited by the covenant described under “—Limitation on Restricted Payments” and any Permitted Investment; or

(14)	any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings,

replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this covenant, (1) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (2) the subordination of loans or advances made to the Issuer or a Restricted Subsidiary of the Issuer to other Indebtedness Incurred by the Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Asset Sales

The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Issuer or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(a)	any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Issuer or any Restricted Subsidiary of the Issuer (other than liabilities that are by their terms subordinated to the Notes or such Restricted Subsidiary’s obligations in respect of the Notes) that are assumed by the transferee of any such assets,

(b)	any notes or other obligations or other securities or assets received by the Issuer or such Restricted Subsidiary of the Issuer from such transferee that are converted by the Issuer or such Restricted Subsidiary of the Issuer into cash within 180 days of the receipt thereof (to the extent of the cash received), and

(c)	any Designated Non-cash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value (as determined in good faith by the Issuer), taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of 5.0% of Total Assets and $850.0 million at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value) shall be deemed to be Cash Equivalents for the purposes of this provision.

Within 15 months after the Issuer’s or any Restricted Subsidiary of the Issuer’s receipt of the Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary of the Issuer may apply the Net Proceeds from such Asset Sale, at its option:

(1)

to repay (a) Indebtedness constituting First Priority Lien Obligations and other Pari Passu Indebtedness that is secured by a Lien permitted under the Indenture (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto), (b) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Pledgor, (c) Obligations under the Notes or (d) other Pari Passu Indebtedness (provided that if the Issuer or any Subsidiary Pledgor shall so reduce Obligations under Pari Passu Indebtedness that does not constitute First Priority Lien Obligations, the Issuer will equally and ratably reduce Obligations under the Notes as provided under “Optional Redemption,” through open-market purchases (provided that such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of Notes), in each case other than Indebtedness owed to the Issuer or an Affiliate of the Issuer; or

(2)	to make an Investment in any one or more businesses (provided that if such Investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Issuer), assets, or property or capital expenditures, in each case (a) used or useful in a Similar Business or (b) that replace the properties and assets that are the subject of such Asset Sale.

In the case of clause (2) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment; provided that in the event such binding commitment is later canceled or terminated for any reason before such Net Proceeds are so applied, the Issuer or such Restricted Subsidiary enters into another binding commitment (a “Second Commitment”) within six months of such cancellation or termination of the prior binding commitment; provided, further that the Issuer or such Restricted Subsidiary may only enter into a Second Commitment under the foregoing provision one time with respect to each Asset Sale and to the extent such Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds.

Pending the final application of any such Net Proceeds, the Issuer or such Restricted Subsidiary of the Issuer may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture. Any Net Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the second paragraph of this covenant (it being understood that any portion of such Net Proceeds used to make an offer to purchase Notes, as described in clause (1) above, shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $200.0 million, the Issuer shall make an offer to all holders of Notes (and, at the option of the Issuer, to holders of any Pari Passu Indebtedness) (an “Asset Sale Offer”) to purchase the maximum principal amount of Notes (and such Pari Passu Indebtedness), that is at least $2,000 and an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such Pari Passu Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest and additional interest, if any (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten (10) Business Days after the date that Excess Proceeds exceeds $200.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Notes (and such Pari Passu Indebtedness) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for any purpose that is not prohibited by the Indenture. If the aggregate principal amount of Notes (and such Pari Passu Indebtedness) surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Issuer must comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

If more Notes (and such Pari Passu Indebtedness) are tendered pursuant to an Asset Sale Offer than the Issuer is required to purchase, selection of such Notes for purchase will be made by the Trustee; provided that no Notes of $2,000 or less shall be purchased in part. Selection of such Pari Passu Indebtedness will be made pursuant to the terms of such Pari Passu Indebtedness.

Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each holder of Notes at such holder’s registered address. If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

Transactions with Affiliates

The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $25.0 million, unless:

(a)	such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $75.0 million, the Issuer delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Issuer, approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions do not apply to the following:

(1)	transactions between or among the Issuer and/or any of its Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction) and any merger, consolidation or amalgamation of the Issuer and any direct parent of the Issuer; provided that such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Issuer and such merger, consolidation or amalgamation is otherwise in compliance with the terms of the Indenture and effected for a bona fide business purpose;

(2)	Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” and Permitted Investments;

(3)	(x) the entering into of any agreement (and any amendment or modification of any such agreement so long as, in the good faith judgment of the Board of Directors of the Issuer, any such amendment is not disadvantageous to the Holders when taken as a whole, as compared to such agreement as in effect on the Issue Date) to pay, and the payment of, management, consulting, monitoring and advisory fees to the Sponsors in an aggregate amount in any fiscal year not to exceed the greater of (A) $30 million and (B) 1% of EBITDA of the Issuer and its Restricted Subsidiaries for the immediately preceding fiscal year, plus out-of-pocket expense reimbursement; provided, however, that any payment not made in any fiscal year may be carried forward and paid in the following two fiscal years and (y) the payment of the present value of all amounts payable pursuant to any agreement described in clause 3(x) in connection with the termination of such agreement;

(4)	the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Issuer or any Restricted Subsidiary, any direct or indirect parent of the Issuer;

(5)	payments by the Issuer or any of its Restricted Subsidiaries to the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are (x) made pursuant to the agreements with the Sponsors described in this offering memorandum or (y) approved by a majority of the Board of Directors of the Issuer in good faith;

(6)	transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(7)	payments or loans (or cancellation of loans) to officers, directors, employees or consultants which are approved by a majority of the Board of Directors of the Issuer in good faith;

(8)	any agreement as in effect as of the Issue Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the Notes in any material respect than the original agreement as in effect on the Issue Date) or any transaction contemplated thereby as determined in good faith by the Issuer;

(9)	the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, Acquisition Documents, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date, and any transaction, agreement or arrangement described in this offering memorandum and, in each case, any amendment thereto or similar transactions, agreements or arrangements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing transaction, agreement or arrangement or under any similar transaction, agreement or arrangement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such existing transaction, agreement or arrangement together with all amendments thereto, taken as a whole, or new transaction, agreement or arrangement are not otherwise more disadvantageous to the holders of the Notes in any material respect than the original transaction, agreement or arrangement as in effect on the Issue Date;

(10)	the execution of the Acquisition Transactions, and the payment of all fees and expenses related to the Acquisition Transactions, including fees to the Sponsors, which are described in this offering memorandum or contemplated by the Acquisition Documents;

(11)	any transactions made pursuant to any Operations Management Agreement and any transactions in connection with the use of the revolving credit facility under the Credit Agreement for the account or benefit of the Subsidiaries of Harrah’s Entertainment other than the Issuer and its Subsidiaries (including the distribution of the proceeds of any such revolving credit Indebtedness and with respect to the issuance of, or payments in respect of drawings under, letters of credit);

(12)	(a) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, which are fair to the Issuer and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Issuer, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (b) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business and consistent with past practice or industry norm;

(13)	any transaction effected as part of a Qualified Receivables Financing;

(14)	the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any Person;

(15)	the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Issuer or any direct or indirect parent of the Issuer or of a Restricted Subsidiary of the Issuer, as appropriate, in good faith;

(16)	the entering into of any tax sharing agreement or arrangement that complies with clause (12) of the second paragraph of the covenant described under “—Limitation on Restricted Payments”;
(17)	any contribution to the capital of the Issuer;

(18)	transactions permitted by, and complying with, the provisions of the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets”;

(19)	transactions between the Issuer or any of its Restricted Subsidiaries and any Person, a director of which is also a director of the Issuer or any direct or indirect parent of the Issuer; provided, however, that such director abstains from voting as a director of the Issuer or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(20)	pledges of Equity Interests of Unrestricted Subsidiaries;

(21)	the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business;

(22)	any employment agreements entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(23)	transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Issuer in an Officer’s Certificate) for the purpose of improving the consolidated tax efficiency of the Issuer and its Subsidiaries and not for the purpose of circumventing any covenant set forth in the Indenture; and

(24)	the execution of the Transactions and the payment of all fees and expenses related to the Transactions.

Liens

The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist (i) any Lien on any asset or property of the Issuer or such Restricted Subsidiary securing Indebtedness unless the Notes are equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to the Notes) the obligations so secured until such time as such obligations are no longer secured by a Lien or (ii) any Lien securing any First Priority Lien Obligation of the Issuer or any Subsidiary Pledgor without effectively providing that the Notes or the obligations of such Subsidiary Pledgor in respect of the Notes, as the case may be, shall be granted a second priority security interest (subject to Permitted Liens) upon the assets or property constituting the collateral for such First Priority Lien Obligations, except as set forth under “—Security for the Notes.”

Clause (i) of the preceding paragraph does not require the Issuer or any Restricted Subsidiary of the Issuer to secure the Notes if the Lien consists of a Permitted Lien. Any Lien which is granted to secure the Notes or the obligations of any Subsidiary Pledgor in respect of the Notes under clause (i) of the preceding paragraph (unless also granted pursuant to clause (ii) of the preceding paragraph) shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the Notes or such Subsidiary Pledgor obligations under such clause (i).

Reports and Other Information

The Indenture provides that notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Issuer will file with the SEC (and provide the Trustee and holders with copies thereof, without cost to each holder, within 15 days after it files them with the SEC),

(1)	within the time period specified in the SEC’s rules and regulations for non-accelerated filers, annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),

(2)	within the time period specified in the SEC’s rules and regulations for non-accelerated filers, reports on Form 10-Q (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),

(3)	promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time period specified in the SEC’s rules and regulations), such other reports on Form 8-K (or any successor or comparable form), and

(4)	any other information, documents and other reports which the Issuer would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

provided, however, that the Issuer shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuer will make available such information to prospective purchasers of Notes in addition to providing such information to the Trustee and the holders, in each case within 15 days after the time the Issuer would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act, subject, in the case of any such information, certificates or reports provided prior to the effectiveness of the exchange offer registration statement or shelf registration statement, to exceptions consistent with the presentation of financial information in this offering memorandum.

Notwithstanding the foregoing, the Issuer will not be required to furnish any information, certificates or reports required by Items 307 or 308 of Regulation S-K prior to the effectiveness of the exchange offer registration statement or shelf registration statement.

In the event that:

(a)	the rules and regulations of the SEC permit the Issuer and any direct or indirect parent of the Issuer to report at such parent entity’s level on a consolidated basis and such parent entity is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the capital stock of the Issuer, or

(b)	any direct or indirect parent of the Issuer is or becomes a Subsidiary Pledgor of the Notes,

consolidating reporting at the parent entity’s level in a manner consistent with that described in this covenant for the Issuer will satisfy this covenant, and the Indenture permits the Issuer to satisfy its obligations in this covenant with respect to financial information relating to the Issuer by furnishing financial information relating to such direct or indirect parent; provided that such financial information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent and any of its Subsidiaries other than the Issuer and its Subsidiaries, on the one hand, and the information relating to the Issuer, the Subsidiary Pledgors and the other Subsidiaries of the Issuer on a standalone basis, on the other hand.

In addition, the Issuer will make such information available to prospective investors upon request. In addition, the Issuer has agreed that, for so long as any Notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, it will furnish to the holders of the Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, the Issuer is deemed to have furnished such reports referred to above to the Trustee and the holders if the Issuer has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available. In addition, the requirements of this covenant shall be deemed satisfied prior to the commencement of the exchange offers contemplated by the Registration Rights Agreement relating to the Notes or the effectiveness of the shelf registration statement by (1) the filing with the SEC of the exchange offers registration statement and/or shelf registration statement in accordance with the provisions of such Registration Rights Agreement, and any amendments thereto, and such registration statement and/or amendments thereto are filed at times that otherwise satisfy the time requirements set forth in the first paragraph of this covenant and/or (2) the posting of reports that would be required to be provided to the Trustee and the holders on the Issuer’s website (or that of any of its parent companies).

Amendment of Security Documents

The Issuer will not amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Security Documents in any way that would be adverse to the holders of the Notes in any material respect, except as described above under “—Security for the Notes” or as permitted under “—Amendments and Waivers.”

Future Subsidiary Pledgors

The Indenture provides that the Issuer will cause each Wholly Owned Restricted Subsidiary that is a Domestic Subsidiary (unless such Subsidiary is a Receivables Subsidiary or a Domestic Subsidiary that is wholly owned by one or more Foreign Subsidiaries and created to enhance the tax efficiency of the Issuer and its Subsidiaries) and that provides a pledge of, or grants a Lien on, its assets to secure any First Priority Lien Obligations to execute and deliver to the Trustee the Security Documents necessary to cause such Restricted Subsidiary to become a Subsidiary Pledgor (or grantor) and take all actions required thereunder to perfect Liens created thereunder, as well as to execute and deliver to the Trustee a joinder to the Intercreditor Agreement.

The Indenture also provides that the Issuer shall cause each Wholly Owned Restricted Subsidiary that is a Domestic Subsidiary (unless such Subsidiary is a Receivables Subsidiary or a Domestic Subsidiary that is wholly owned by one or more Foreign Subsidiaries and created to enhance the tax efficiency of the Issuer and its Subsidiaries) and that guarantees any First Priority Lien Obligations to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary shall guarantee the Issuer’s Obligations under the Notes and this Indenture.

After-Acquired Property

The Indenture provides that upon the acquisition by any Issuer or any Subsidiary Pledgor of any First Priority After-Acquired Property, the Issuer or such Subsidiary Pledgor shall execute and deliver such mortgages, deeds of trust, security instruments, financing statements and certificates and opinions of counsel as shall be reasonably necessary to vest in the Trustee a perfected security interest, subject only to Permitted Liens, in such First Priority After-Acquired Property and to have such First Priority After-Acquired Property (but subject to certain limitations, if applicable, including as described under “—Security for the Notes”) added to the Collateral, and thereupon all provisions of the Indenture relating to the Collateral shall be deemed to relate to such First Priority After-Acquired Property to the same extent and with the same force and effect.

Mandatory Disposition Pursuant to Gaming Laws

Federal, state and local authorities in several jurisdictions regulate extensively our casino entertainment operations. The Gaming Authority of any jurisdiction in which Harrah’s Operating or any of its subsidiaries conduct or propose to conduct gaming may require that a holder of the Notes or the beneficial owner of the Notes of a holder be approved, licensed, qualified or found suitable under applicable gaming laws. Under the Indenture, each person that holds or acquires beneficial ownership of any of the Notes shall be deemed to have agreed, by accepting such notes, that if any such Gaming Authority requires such person to be approved, licensed, qualified or found suitable under applicable Gaming Laws, such holder or beneficial owner, as the case may be, shall apply for a license, qualification or finding of suitability within the required time period.

If a person required to apply or become licensed or qualified or be found suitable fails to do so (a “Disqualified Holder”), the Issuer shall have the right, at its election, (1) to require such person to dispose of its notes or beneficial interest therein within 30 days of receipt of notice of such election or such earlier date as may be required by such Gaming Authority or (2) to redeem such notes at a redemption price that, unless otherwise directed by such Gaming Authority, shall be at a redemption price that is equal to the lesser of:

•	such person’s cost, or

•	100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the earlier of (1) the redemption date or (2) the date such person became a Disqualified Holder.

Harrah’s Operating will notify the Trustee and applicable Gaming Authority in writing of any such redemption as soon as practicable. Harrah’s Operating will not be responsible for any costs or expenses any such holder may incur in connection with its application for a license, qualification or finding of suitability.

Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets

The Indenture provides that the Issuer may not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(1)	the Issuer is the surviving person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Issuer or such Person, as the case may be, being herein called the “Successor Issuer”); provided that in the case where the surviving Person is not a corporation, a co-obligor of the Notes is a corporation;

(2)	the Successor Issuer (if other than the Issuer) expressly assumes all the obligations of the Issuer under the Indenture and the Notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3)	immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Issuer or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Issuer or such Restricted Subsidiary at the time of such transaction) no Default shall have occurred and be continuing;

(4)	immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Successor Issuer or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Issuer or such Restricted Subsidiary at the time of such transaction), either

(a)	the Successor Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b)	the Fixed Charge Coverage Ratio for the Successor Issuer and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction;

(5)	if the Issuer is not the Successor Issuer, each Subsidiary Pledgor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that obligations in respect of the Notes shall apply to such Person’s obligations under the Indenture and the Notes; and

(6)	the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indentures (if any) comply with the Indenture.

The Successor Issuer (if other than the Issuer) will succeed to, and be substituted for, the Issuer under the Indenture and the Notes, and in such event the Issuer will automatically be released and discharged from its obligations under the Indenture and the Notes. Notwithstanding the foregoing clauses (3) and (4), (a) any Restricted Subsidiary may merge, consolidate or amalgamate with or transfer all or part of its properties and assets to the Issuer or to another Restricted Subsidiary, and (b) the Issuer may merge, consolidate or amalgamate with an Affiliate incorporated solely for the purpose of reincorporating the Issuer in another state of the United States, the District of Columbia or any territory of the United States or may convert into a limited liability company, so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby. This “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Issuer and its Restricted Subsidiaries.

The Indenture further provides that, subject to certain limitations in the Indenture governing release of assets and property securing the Notes upon the sale or disposition of a Restricted Subsidiary of the Issuer that is a Subsidiary Pledgor, no Subsidiary Pledgor will, and the Issuer will not permit any Subsidiary Pledgor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Subsidiary Pledgor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(1)	either (a) such Subsidiary Pledgor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Subsidiary Pledgor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Subsidiary Pledgor or such Person, as the case may be, being herein called the “Successor Subsidiary Pledgor”) and the Successor Subsidiary Pledgor (if other than such Subsidiary Pledgor) expressly assumes all the obligations of such Subsidiary Pledgor under the Indenture and the Security Documents pursuant to documents or instruments in form reasonably satisfactory to the Trustee, or (b) such sale or disposition or consolidation, amalgamation or merger is not in violation of the covenant described above under the caption “—Certain Covenants—Asset Sales”; and

(2)	the Successor Subsidiary Pledgor (if other than such Subsidiary Pledgor) shall have delivered or caused to be delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

Subject to certain limitations described in the Indenture, the Successor Subsidiary Pledgor (if other than such Subsidiary Pledgor) will succeed to, and be substituted for, such Subsidiary Pledgor under the Indenture and such Subsidiary Pledgor’s obligations in respect of the Notes, and such Subsidiary Pledgor will automatically be released and discharged from its obligations under the Indenture and such Subsidiary Pledgor’s obligations in respect of the Notes. Notwithstanding the foregoing, (1) a Subsidiary Pledgor may merge, amalgamate or consolidate with an Affiliate incorporated solely for the purpose of reincorporating such Subsidiary Pledgor in another state of the United States, the District of Columbia or any territory of the United States so long as the amount of Indebtedness of the Subsidiary Pledgor is not increased thereby and (2) a Subsidiary Pledgor may merge, amalgamate or consolidate with another Subsidiary Pledgor or the Issuer.

In addition, notwithstanding the foregoing, any Subsidiary Pledgor may consolidate, amalgamate or merge with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (collectively, a “Transfer”) to the Issuer or any Subsidiary Pledgor.

In addition, the Indenture provides that, subject to certain limitations in the Indenture governing release of Harrah’s Entertainment’s Note Guarantee upon the sale or disposition of the Issuer or the Issuer’s transfer of all or substantially all of its assets to, or merger with, an entity that is not a Wholly Owned Subsidiary of Harrah’s Entertainment in accordance with the first two paragraphs of this covenant, Harrah’s Entertainment will not consolidate, amalgamate or merge with or into or wind up into (whether or not Harrah’s Entertainment is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(1)	either Harrah’s Entertainment or the Issuer (provided that if the Issuer is to be the surviving Person, then such transaction shall comply with the first two paragraphs of this covenant) is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than Harrah’s Entertainment) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (Harrah’s Entertainment or such Person, as the case may be, being herein called the “Successor Parent Guarantor”) and the Successor Parent Guarantor (if other than Harrah’s Entertainment) expressly assumes all the obligations of Harrah’s Entertainment under the Indenture and Harrah’s Entertainment’s Note Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee; and

(2)	the Successor Parent Guarantor (if other than Harrah’s Entertainment) shall have delivered or caused to be delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

Subject to certain limitations described in the Indenture, the Successor Parent Guarantor (if other than Harrah’s Entertainment) will succeed to, and be substituted for, Harrah’s Entertainment under the Indenture, Harrah’s Entertainment’s Note Guarantee, and Harrah’s Entertainment will automatically be released and discharged from its obligations under the Indenture and such Note Guarantee.

Defaults

An Event of Default is defined in the Indenture with respect to a series of notes as:

(1)	a default in any payment of interest (including any additional interest) on any Note of such series when due, continued for 30 days,

(2)	a default in the payment of principal or premium, if any, of any Note of such series when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise,

(3)	the failure by the Issuer or any Restricted Subsidiary to comply for 60 days after notice with its other agreements contained in the Notes of such series or the Indenture,

(4)

the failure by the Issuer or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay any Indebtedness (other than Indebtedness owing to the Issuer or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $150.0 million or its foreign currency equivalent (the “cross-acceleration provision”),

(5)	certain events of bankruptcy, insolvency or reorganization of the Issuer or a Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) (the “bankruptcy provisions”),

(6)	failure by the Issuer or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $150.0 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days (the “judgment default provision”),

(7)	the Note Guarantee of the Parent Guarantor ceases to be in full force and effect (except as contemplated by the terms thereof) or the Parent Guarantor denies or disaffirms its obligations under the Indenture or its Note Guarantee and such Default continues for 10 days,

(8)	unless all of the Collateral has been released from the second priority Liens in accordance with the provisions of the Security Documents, the second priority Liens on all or substantially all of the Collateral cease to be valid or enforceable and such Default continues for 30 days, or the Issuer shall assert or any Subsidiary Pledgor shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable and, in the case of any such Person that is a Subsidiary of the Issuer, the Issuer fails to cause such Subsidiary to rescind such assertions within 30 days after the Issuer has actual knowledge of such assertions, or

(9)	the failure by the Issuer or any Subsidiary Pledgor to comply for 60 days after notice with its other agreements contained in the Security Documents except for a failure that would not be material to the holders of the Notes and would not materially affect the value of the Collateral taken as a whole (together with the defaults described in clause (8) the “security default provisions”).

The foregoing constitutes Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clauses (3) or (9) will not constitute an Event of Default until the Trustee or the holders of 30% in principal amount of outstanding Notes of such series notify the Issuer of the default and the Issuer does not cure such default within the time specified in clauses (3) or (9) hereof after receipt of such notice.

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer) occurs with respect to a series of notes and is continuing, the Trustee or the holders of at least 30% in principal amount of outstanding Notes of such series by notice to the Issuer may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes of such series to be due and payable; provided, however, that so long as any Bank Indebtedness remains outstanding, no such acceleration shall be effective until the earlier of (1) five Business Days after the giving of written notice to the Issuer and the Representative under the Credit Agreement and (2) the day on which any Bank Indebtedness is accelerated. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer occurs, the principal of, premium, if any, and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

In the event of any Event of Default specified in clause (4) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the Notes, if within

20 days after such Event of Default arose the Issuer delivers an Officer’s Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1)	such holder has previously given the Trustee notice that an Event of Default is continuing,

(2)	holders of at least 30% in principal amount of the outstanding Notes of the applicable series have requested the Trustee to pursue the remedy,

(3)	such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,

(4)	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(5)	the holders of a majority in principal amount of the outstanding Notes of the applicable series have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Issuer is required to deliver to the Trustee, annually, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Issuer is taking or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture and Security Documents may be amended with respect to each series of Notes with the consent of the holders of a majority in principal amount of the Notes then outstanding of such series and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes of such series then outstanding. However, without the consent of each holder of an outstanding Note of such series affected, no amendment may, among other things:

(1)	reduce the amount of Notes whose holders must consent to an amendment;

(2)	reduce the rate of or extend the time for payment of interest on any Note;

(3)	reduce the principal of or change the Stated Maturity of any Note;

(4)	reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under “—Optional Redemption” above;

(5)	make any Note payable in money other than that stated in such Note;

(6)	expressly subordinate the Notes to any other Indebtedness of the Issuer or any Subsidiary Pledgor;

(7)	impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(8)	make any change in the amendment provisions which require each holder’s consent or in the waiver provisions; or

(9)	make any change in the provisions in the Intercreditor Agreement or the Indenture dealing with the application of proceeds of Collateral that would adversely affect the holders of the Notes.

Without the consent of the holders of at least two-thirds in aggregate principal amount of the Notes then outstanding, no amendment or waiver may release all or substantially all of the Collateral from the Lien of the Indenture and the Security Documents with respect to the Notes.

Without the consent of any holder, the Issuer and Trustee may amend the Indenture or the Intercreditor Agreement to cure any ambiguity, omission, mistake, defect or inconsistency, to provide for the assumption by a Successor Issuer of the obligations of the Issuer under the Indenture and the Notes, to provide for the assumption by a Successor Subsidiary Pledgor of the obligations of a Subsidiary Pledgor under the Indenture and the Security Documents, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add a Subsidiary Pledgor with respect to the Notes, to secure the Notes, to release Collateral as permitted by the Indenture, to add additional secured creditors holding Other Second-Lien Obligations so long as such obligations are not prohibited by the Indenture or the Security Documents, to add to the covenants of the Issuer for the benefit of the holders or to surrender any right or power conferred upon the Issuer, to make any change that does not adversely affect the rights of any holder, to conform the text of the Indenture, the Notes, the Security Documents or the Intercreditor Agreement, to any provision of this “Description of 2015 Second Lien Notes and 2018(1) Notes” to the extent that such provision in this “Description of 2015 Second Lien Notes and 2018(1) Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Notes, the Security Documents or the Intercreditor Agreement, to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA to effect any provision of the Indenture or to make certain changes to the Indenture to provide for the issuance of additional Notes.

The consent of the noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, the Issuer is required to mail to the respective noteholders a notice briefly describing such amendment. However, the failure to give such notice to all noteholders entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.

No Personal Liability of Directors, Officers, Employees, Managers and Stockholders

No director, officer, employee, manager, incorporator or holder of any Equity Interests in the Issuer or any direct or indirect parent corporation, as such, has any liability for any obligations of the Issuer under the Notes, the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Transfer and Exchange

A noteholder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the registrar and the Trustee may require a noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a noteholder to pay any taxes required by law or permitted by the Indenture. The Issuer is not required to transfer or exchange any Note selected for redemption or to transfer or exchange any Note for a period of 15 days prior to a selection of Notes to be redeemed. The Notes were issued in registered form and the registered holder of a Note is treated as the owner of such Note for all purposes.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration or transfer or exchange of Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

(1)	either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all of the Notes (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at the option of the Issuer, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2)	the Issuer has paid all other sums payable under the Indenture; and

(3)	the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Defeasance

The Issuer at any time may terminate all its obligations under the Notes and the Indenture with respect to the holders of the Notes (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Issuer at any time may terminate its obligations under the covenants described under “—Certain Covenants” for the benefit of the holders of the Notes, the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision described under “—Defaults” (but only to the extent that those provisions relate to the Defaults with respect to the Notes) and the undertakings and covenants contained under “— Change of Control” and “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” (“covenant defeasance”) for the benefit of the holders of the Notes. If the Issuer exercises its legal defeasance option or its covenant defeasance option, each Subsidiary Pledgor will be released from all of its obligations with respect to the Notes and the Security Documents.

The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (3), (4) and (5) (with respect only to Significant Subsidiaries), (6) or (7) under “—Defaults” or because of the failure of the Issuer to comply with the first clause (4) under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.”

In order to exercise its defeasance option, the Issuer must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable Federal income tax law). Notwithstanding the foregoing, the Opinion of Counsel required by the immediately preceding sentence with respect to a legal defeasance need not be delivered if all of the Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable at their Stated Maturity within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer.

Concerning the Trustee

U.S. Bank National Association is the Trustee under the Indenture and has been appointed by the Issuer as Registrar and a Paying Agent with regard to the Notes.

Governing Law

The Indenture provides that it and the Notes are governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Acquired Indebtedness” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means the acquisition by Affiliates of the Sponsors of substantially all of the outstanding shares of capital stock of Harrah’s Entertainment, Inc., pursuant to the Merger Agreement.

“Acquisition Documents” means the Merger Agreement and any other document entered into in connection therewith, in each case as amended, supplemented or modified from time to time prior to the Issue Date or thereafter.

“Acquisition Transactions” means the transactions described under “Offering memorandum Summary— The Acquisition Transactions.”

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of:

(1)	1% of the then outstanding principal amount of the Note; and

(2)	the excess of:

(a)	the present value at such redemption date of (i) the redemption price of the Note, at December 15, 2013 (in the case of the 2018 Notes) and December 15, 2012 (in the case of the 2015 Notes) (such redemption price being set forth in the applicable table appearing above under “—Optional Redemption”) plus (ii) all required interest payments due on the Note through December 15, 2013 (in the case of the 2018 Notes) and December 15, 2012 (in the case of the 2015 Notes) (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the then outstanding principal amount of the Note.

“Asset Sale” means:

(1)	the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/ Leaseback Transaction) outside the ordinary course of business of the Issuer or any Restricted Subsidiary of the Issuer (each referred to in this definition as a “disposition”) or

(2)	the issuance or sale of Equity Interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to the Issuer or another Restricted Subsidiary of the Issuer) (whether in a single transaction or a series of related transactions), in each case other than:

(a)	a disposition of Cash Equivalents or Investment Grade Securities or obsolete, damaged or worn out property or equipment in the ordinary course of business;

(b)	the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control;

(c)	any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments”;

(d)	any disposition of assets of the Issuer or any Restricted Subsidiary or issuance or sale of Equity Interests of any Restricted Subsidiary, which assets or Equity Interests so disposed or issued have an aggregate Fair Market Value (as determined in good faith by the Issuer) of less than $50.0 million;

(e)	any disposition of property or assets, or the issuance of securities, by a Restricted Subsidiary of the Issuer to the Issuer or by the Issuer or a Restricted Subsidiary of the Issuer to a Restricted Subsidiary of the Issuer;

(f)	any exchange of assets (including a combination of assets and Cash Equivalents) for assets related to a Similar Business of comparable or greater market value or usefulness to the business of the Issuer and its Restricted Subsidiaries as a whole, as determined in good faith by the Issuer;

(g)	foreclosure or any similar action with respect to any property or other asset of the Issuer or any of its Restricted Subsidiaries;

(h)	any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i)	the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(j)	any sale of inventory or other assets in the ordinary course of business;

(k)	any grant in the ordinary course of business of any license of patents, trademarks, know-how or any other intellectual property;

(l)	in the ordinary course of business, any swap of assets, or lease, assignment or sublease of any real or personal property, in exchange for services (including in connection with any outsourcing arrangements) of comparable or greater value or usefulness to the business of the Issuer and its Restricted Subsidiaries as a whole, as determined in good faith by the Issuer;

(m)	a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(n)	any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including any Sale/Leaseback Transaction or asset securitization permitted by the Indenture;

(o)	dispositions in connection with Permitted Liens;

(p)	any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Issuer or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(q)	any disposition made pursuant to an Operations Management Agreement;

(r)	the sale of any property in a Sale/Leaseback Transaction within six months of the acquisition of such property;

(s)	dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements; and

(t)	any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind.

“Bank Indebtedness” means any and all amounts payable under or in respect of the Credit Agreement and the other Credit Agreement Documents as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Credit Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Board of Directors” means, as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock or shares;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of such Person and such Restricted Subsidiaries.

“Cash Equivalents” means:

(1)	U.S. dollars, pounds sterling, euros, the national currency of any member state in the European Union or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2)	securities issued or directly and fully guaranteed or insured by the U.S. government or any country that is a member of the European Union or any agency or instrumentality thereof in each case maturing not more than two years from the date of acquisition;

(3)	certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250.0 million and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(4)	repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper issued by a corporation (other than an Affiliate of the Issuer) rated at least “A1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(6)	readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7)	Indebtedness issued by Persons (other than the Sponsors or any of their Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition; and

(8)	investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above.

“Change of Control” means the occurrence of either of the following:

(1)	the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Issuer and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders; or

(2)	the Issuer becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 1 3(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation, amalgamation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of (prior to a Qualified IPO or upon or after an Issuer IPO) the Issuer or (upon or after a Holdco Qualified IPO) the Holdco Issuer.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all property subject or purported to be subject, from time to time, to a Lien under any Security Documents.

“Collateral Agent” means the Trustee in its capacity as “Collateral Agent” under the Indenture and under the Security Documents and any successor thereto in such capacity.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of intangible assets, deferred financing fees and Capitalized Software Expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding additional interest in respect of the Notes, amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and expensing of any bridge, commitment or other financing fees); plus

(2)	consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; plus

(3)	commissions, discounts, yield and other fees and charges Incurred in connection with any Receivables Financing which are payable to Persons other than the Issuer and its Restricted Subsidiaries; minus

(4)	interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Leverage Ratio” means, with respect to any Person, at any date the ratio of (i) Indebtedness (other than Qualified Non-Recourse Debt) of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) less the amount of cash and Cash Equivalents in excess of any Restricted Cash that would be stated on the balance sheet of such Person and its Restricted Subsidiaries and held by such Person and its Restricted Subsidiaries as of such date of determination to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred. In the event that the Issuer or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness subsequent to the commencement of the period for which the Consolidated Leverage Ratio is being calculated but prior to the event for which the calculation of the Consolidated Leverage Ratio is made (the “Consolidated Leverage Calculation Date”), then the Consolidated Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period; provided that the Issuer may elect pursuant to an Officer’s Certificate delivered to the Trustee to treat all or any portion of the commitment under any Indebtedness as being Incurred at such time, in which case any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations (including the Acquisition Transactions) and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that the Issuer or any of its Restricted Subsidiaries has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Leverage Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations (including the Acquisition Transactions), discontinued operations and other operational changes (and the change of any associated Indebtedness and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Consolidated Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation or operational change had occurred at the beginning of the applicable four-quarter period. For purposes of making the computation referred to above, with respect to each New Project that commences operations and records not less than one full fiscal quarter’s operations during the four-quarter reference period, the operating results of such New Project will be annualized on a straight- line basis during such period.

For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer as set forth in an Officer’s Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event (including, to the extent applicable, from the Acquisition Transactions) and (2) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in “Debt Covenant Compliance” in Exhibit 99.1 to the Quarterly Report on Form 10-Q for the nine months ended September 30, 2008 for Harrah’s Entertainment to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

For purposes of this definition, any amount in a currency than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1)	any net after-tax extraordinary, nonrecurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses or charges, any severance expenses, relocation expenses, curtailments or modifications to pension and post-retirement employee benefit plans, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternate uses and fees, expenses or charges relating to facilities closing costs, acquisition integration costs, facilities opening costs, project start-up costs, business optimization costs, signing, retention or completion bonuses, expenses or charges related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), and any fees, expenses, charges or change in control payments made under the Acquisition Documents or otherwise related to the Acquisition Transactions or the Transactions, in each case, shall be excluded;

(2)	effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and such Restricted Subsidiaries) in amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to the Acquisition Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(3)	the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(4)	any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded;

(5)	any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by management of the Issuer) shall be excluded;

(6)	any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, Hedging Obligations or other derivative instruments shall be excluded;

(7)	the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary or a Qualified Non-Recourse Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof (other than a Qualified Non-Recourse Subsidiary of such referent Person) in respect of such period;

(8)	solely for the purpose of determining the amount available for Restricted Payments under clause (1) of the definition of Cumulative Credit contained in “—Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Subsidiary Pledgor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

(9)	an amount equal to the amount of Tax Distributions actually made to any parent or equity holder of such Person in respect of such period in accordance with clause (12) of the second paragraph under “—Certain Covenants—Limitation on Restricted Payments” shall be included as though such amounts had been paid as income taxes directly by such Person for such period;

(10)	any impairment charges or asset write-offs, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(11)	any non-cash expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded;

(12)	any (a) one-time non-cash compensation charges, (b) costs and expenses after the Issue Date related to employment of terminated employees, or (c) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Issue Date of officers, directors and employees, in each case of such Person or any of its Restricted Subsidiaries, shall be excluded;

(13)	accruals and reserves that are established or adjusted within 12 months after the Issue Date and that are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies shall be excluded;

(14)	solely for purposes of calculating EBITDA, (a) the Net Income of any Person and its Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-Wholly Owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties and (b) any ordinary course dividend, distribution or other payment paid in cash and received from any Person in excess of amounts included in clause (7) above shall be included;

(15)	(a)(i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations shall be excluded;

(16)	any currency translation gains and losses related to currency remeasurements of Indebtedness, and any net loss or gain resulting from hedging transactions for currency exchange risk, shall be excluded; and

(17)	to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain Covenants— Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries of the Issuer or a Restricted Subsidiary of the Issuer to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (4) and (5) of the definition of Cumulative Credit contained therein.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the non-cash expenses (other than Consolidated Depreciation and Amortization Expense) of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP, provided that if any such non-cash expenses represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to the extent paid, but excluding from this proviso, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period.

“Consolidated Taxes” means, with respect to any Person for any period, the provision for taxes based on income, profits or capital, including, without limitation, state, franchise, property and similar taxes, foreign withholding taxes (including penalties and interest related to such taxes or arising from tax examinations) and any Tax Distributions taken into account in calculating Consolidated Net Income.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2)	to advance or supply funds:

(a)	for the purchase or payment of any such primary obligation; or

(b)	to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Agreement” means (i) the credit agreement, date as of January 28, 2008, entered into in connection with the consummation of the Acquisition, among the Issuer, the pledgors named therein, the financial institutions named therein, and Bank of America, N.A., as Administrative Agent and Collateral Agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Issuer to be included in the definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Credit Agreement Documents” means the collective reference to any Credit Agreement, any notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified, in whole or in part, from time to time.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value (as determined in good faith by the Issuer) of non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any direct or indirect parent of the Issuer (other than Disqualified Stock), that is issued for cash (other than to the Issuer or any of its Subsidiaries or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on the issuance date thereof.

“Discharge of Senior Lender Claims” means, except to the extent otherwise provided in the Intercreditor Agreement, payment in full in cash (except for contingent indemnities and cost and reimbursement obligations to the extent no claim has been made) of (a) all Obligations in respect of all outstanding First Priority Lien Obligations and, with respect to letters of credit or letter of credit guaranties outstanding thereunder, delivery of cash collateral or backstop letters of credit in respect thereof in compliance with the Credit Agreement, in each case after or concurrently with the termination of all commitments to extend credit thereunder and (b) any other First Priority Lien Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid; provided that the Discharge of Senior Lender Claims shall not be deemed to have occurred if such payments are made with the proceeds of other First Priority Lien Obligations that constitute an exchange or replacement for or a refinancing of such Obligations or First Priority Lien Obligations. In the event the First Priority Lien Obligations are modified and the Obligations are paid over time or otherwise modified pursuant to Section 1129 of the Bankruptcy Code, the First Priority Lien Obligations shall be deemed to be discharged when the final payment is made, in cash, in respect of such indebtedness and any obligations pursuant to such new indebtedness shall have been satisfied.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1)	matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale),

(2)	is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person, or

(3)	is redeemable at the option of the holder thereof, in whole or in part (other than solely as a result of a change of control or asset sale),

in each case prior to 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1)	Consolidated Taxes; plus

(2)	Fixed Charges; plus

(3)	Consolidated Depreciation and Amortization Expense; plus

(4)	Consolidated Non-cash Charges; plus

(5)	any expenses or charges (other than Consolidated Depreciation or Amortization Expense) related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness permitted to be incurred by the Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the Notes and the Bank Indebtedness, (ii) any amendment or other modification of the Notes or other Indebtedness, (iii) any additional interest in respect of the Notes and (iv) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Receivables Financing; plus

(6)	business optimization expenses and other restructuring charges, reserves or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, facility consolidations, retention, systems establishment costs, contract termination costs, future lease commitments and excess pension charges); plus

(7)	the amount of management, monitoring, consulting, transaction and advisory fees and related expenses paid to the Sponsors (or any accruals relating to such fees and related expenses) during such period to the extent otherwise permitted by the covenant described under “—Certain Covenants—Transactions with Affiliates”; plus

(8)	the amount of loss on sale of receivables and related assets to a Receivables Subsidiary in connection with a Qualified Receivables Financing; plus

(9)	any costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Issuer or a Subsidiary Pledgor or net cash proceeds of an issuance of Equity Interests of the Issuer (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation of the Cumulative Credit; plus

(10)	Pre-Opening Expenses; less, without duplication,

(11)	non-cash items increasing Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period and any items for which cash was received in a prior period).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the Issue Date of common stock or Preferred Stock of the Issuer or any direct or indirect parent of the Issuer, as applicable (other than Disqualified Stock), other than:

(1)	public offerings with respect to the Issuer’s or such direct or indirect parent’s common stock registered on Form S-4 or Form S-8;

(2)	issuances to any Subsidiary of the Issuer; and

(3)	any such public or private sale that constitutes an Excluded Contribution.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contributions” means the Cash Equivalents or other assets (valued at their Fair Market Value as determined in good faith by senior management or the Board of Directors of the Issuer) received by the Issuer after the Issue Date from:

(1)	contributions to its common equity capital, and

(2)	the sale (other than to a Subsidiary of the Issuer or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer, in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by an Officer of the Issuer on or promptly after the date such capital contributions are made or the date such Capital Stock is sold, as the case may be.

“Existing Notes” means the Issuer’s 5.500% Senior Notes due 2010, 8.00% Senior Notes due 2011, 5.375% Senior Notes due 2013, 7.875% Senior Subordinated Notes due 2010, 8.125% Senior Subordinated Notes due 2011, 5.625% Senior Notes due 2015, 6.500% Senior Notes due 2016, 5.75% Senior Notes due 2017, 10.75% Senior Notes due 2016 and 10.75%/1 1.50% Senior Toggle Notes due 2018, in each case to the extent outstanding after completion of the Transactions.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“First Lien Agent” has the meaning given to such term in the Intercreditor Agreement.

“First Priority After-Acquired Property” means any property of the Issuer or any Subsidiary Pledgor that secures any Secured Bank Indebtedness that is not already subject to the Lien under the Security Documents other than any Excluded Assets.

“First Priority Lien Obligations” means (i) all Secured Bank Indebtedness and (ii) all other Obligations of the Issuer or any of its Restricted Subsidiaries in respect of Hedging Obligations or Obligations in respect of cash management services in each case owing to a Person that is a holder of Secured Bank Indebtedness or an Affiliate of such holder at the time of entry into such Hedging Obligations or Obligations in respect of cash management services.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges (other than Fixed Charges in respect of Qualified Non-Recourse Debt) of such Person for such period. In the event that the Issuer or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations (including the Acquisition Transactions) and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that the Issuer or any of its Restricted Subsidiaries has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations (including the Acquisition Transactions), discontinued operations and operational changes (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted

Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation or operational change had occurred at the beginning of the applicable four-quarter period. For purposes of making the computation referred to above, with respect to each New Project that commences operations and records not less than one full fiscal quarter’s operations during the four- quarter reference period, the operating results of such New Project will be annualized on a straight line basis during such period.

For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer as set forth in an Officer’s Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event (including, to the extent applicable, from the Acquisition Transactions), and (2) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in “Debt Covenant Compliance” in Exhibit 99.1 to the Quarterly Report on Form 10-Q for the nine months ended September 30, 2008 for Harrah’s Entertainment to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

For purposes of this definition, any amount in a currency than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1)	Consolidated Interest Expense of such Person for such period, and

(2)	all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof or the District of Columbia and any direct or indirect subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date. For the purposes of the Indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“Gaming Authorities” means, in any jurisdiction in which Issuer or any of its subsidiaries manages or conducts any casino, gaming business or activities, the applicable gaming board, commission, or other governmental gaming regulatory body or agency which (a) has, or may at any time after issuance of the Notes have, jurisdiction over the gaming activities of the Issuer or any of its subsidiaries, or any successor to such authority or (b) is, or may at any time after the issuance of the Notes be, responsible for interpreting, administering and enforcing the Gaming Laws.

“Gaming Laws” means all applicable constitutions, treatises, laws and statutes pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming, gambling or casino activities, and all rules, rulings, orders, ordinances, regulations of any Gaming Authority applicable to the gambling, casino, gaming businesses or activities of Issuer or any of its subsidiaries in any jurisdiction, as in effect from time to time, including the policies, interpretations and administration thereof by the Gaming Authorities.

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1)	currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“Holdco Issuer” means the issuer in any Holdco Qualified IPO.

“Holdco Qualified IPO” means any Qualified IPO in which a direct or indirect parent of the Issuer is the issuer.

“holder” or “noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(1)

the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property (except any such balance that (i) constitutes a trade payable or similar obligation to a trade creditor Incurred in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) liabilities accrued in the ordinary course of business), which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2)	to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the obligations referred to in clause (1) of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(3)	to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value (as determined in good faith by the Issuer) of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) Obligations under or in respect of Qualified Receivables Financing or (5) obligations under the Acquisition Documents.

Notwithstanding anything in the Indenture to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under the Indenture but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under the Indenture.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing, that is, in the good faith determination of the Issuer, qualified to perform the task for which it has been engaged.

“Intercreditor Agreement” means the intercreditor agreement among Bank of America, N.A., as agent under the Credit Agreement Documents, the Trustee, the Issuer and each Subsidiary Pledgor, as it may be amended from time to time in accordance with the Indenture.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1)	securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2)	securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody’s and BBB- (or equivalent) by S&P, but excluding any debt securities or loans or advances between and among the Issuer and its Subsidiaries,

(3)	investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(4)	corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1)	“Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value (as determined in good faith by the Issuer) of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a)	the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less

(b)	the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value (as determined in good faith by the Issuer) of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value (as determined in good faith by the Issuer) at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Issuer.

“Issue Date” means the date on which the Notes are originally issued.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Long-Term Retained Notes” means the Issuer’s 5.625% Senior Notes due 2015, 6.500% Senior Notes due 2016 and 5.75% Senior Notes due 2017.

“Management Group” means the group consisting of the directors, executive officers and other management personnel of the Issuer or any direct or indirect parent of the Issuer, as the case may be, on the Issue Date together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Issuer or any direct or indirect parent of the Issuer, as applicable, was approved by a vote of a majority of the directors of the Issuer or any direct or indirect parent of the Issuer, as applicable, then still in office who were either directors on the Issue Date or whose election or nomination was previously so approved and (2) executive officers and other management personnel of the Issuer or any direct or indirect parent of the Issuer, as applicable, hired at a time when the directors on the Issue Date together with the directors so approved constituted a majority of the directors of the Issuer or any direct or indirect parent of the Issuer, as applicable.

“Merger Agreement” means the Agreement and Plan of Merger among Hamlet Holdings LLC, Hamlet Merger Inc. and Harrah’s Entertainment, Inc., dated as of December 19, 2006, as amended, supplemented or modified from time to time prior to the Issue Date or thereafter, in accordance with its terms.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mortgaged Properties” means the Real Properties owned or leased by the Issuer or any Subsidiary Pledgor encumbered by a Mortgage to secure the First Lien Obligations.

“Mortgages” means, collectively, the mortgages, trust deeds, deeds of trust, deeds to secure debt, assignments of leases and rents, and other security documents delivered with respect to Mortgaged Properties, as amended, supplemented or otherwise modified from time to time.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second paragraph of the covenant described under “—Certain Covenants—Asset Sales”) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by the Issuer as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“New Project” means each capital project which is either a new project or a new feature of an existing project owned by the Issuer or its Restricted Subsidiaries which receives a certificate of completion or occupancy and all relevant licenses, and in fact commences operations.

“Note Guarantee” means any guarantee of the obligations of the Issuer under the Indenture and the Notes by any Person in accordance with the provisions of the Indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the holders of the Notes.

“Officer” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer, which meets the requirements set forth in the Indenture.

“Operations Management Agreement” means each of the real estate management agreements and any other operating management agreement entered into by the Issuer or any of its Restricted Subsidiaries with Harrah’s Entertainment or with any other direct or indirect Subsidiary of Harrah’s Entertainment, including, without limitation, any Real Estate Subsidiary, and any and all modifications thereto, substitutions therefor and replacements thereof so long as such modifications, substitutions and replacements are not materially less favorable, taken as a whole, to the Issuer and its Restricted Subsidiaries than the terms of such agreements as in effect on the Issue Date.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Other Second-Lien Obligations” means other Indebtedness of the Issuer and its Restricted Subsidiaries that is equally and ratably secured with the Notes as permitted by the Indenture and is designated by the Issuer as an Other Second-Lien Obligation.

“Owned Real Property” means each parcel of Real Property that is owned in fee by the Issuer or any Subsidiary Pledgor that has an individual fair market value (as determined by the Issuer in good faith) of at least $15.0 million (provided that such $15.0 million threshold shall not be applicable in the case of Real Property that is integrally related to the ownership or operation of a Mortgaged Property or otherwise necessary for such Mortgaged Property to be in compliance with all requirements of law applicable to such Mortgaged Property); provided that, with respect to any Real Property that is partially owned in fee and partially leased by the Issuer or any Subsidiary Pledgor, Owned Real Property will include only that portion of such Real Property that is owned in fee and only if (i) such portion that is owned in fee has an individual fair market value (as determined by the Issuer in good faith) of at least $15.0 million (provided that such $15.0 million threshold shall not be applicable in the case of Real Property that is integrally related to the ownership or operation of a Mortgaged Property or otherwise necessary for such Mortgaged Property to be in compliance with all requirements of law applicable to such Mortgaged Property) and (ii) a mortgage in favor of the Collateral Agent (for the benefit of the noteholders) is permitted on such portion of Real Property owned in fee by applicable law and by the terms of any lease, or other applicable document governing any leased portion of such Real Property.

“Pari Passu Indebtedness” means:

(1)	with respect to the Issuer, the Notes and any Indebtedness which ranks pari passu in right of payment to the Notes; and

(2)	with respect to any Subsidiary Pledgor, its obligations in respect of the Notes and any Indebtedness which ranks pari passu in right of payment to such Subsidiary Pledgor’s obligations in respect of the Notes.

“Parent Guarantee” means a Note Guarantee of Harrah’s Entertainment and its successors. “Parent Guarantor” means Harrah’s Entertainment and its successors.

“Permitted Holders” means, at any time, each of (i) the Sponsors, (ii) the Management Group, (iii) any Person that has no material assets other than the Capital Stock of the Issuer and, directly or indirectly, holds or acquires 100% of the total voting power of the Voting Stock of the Issuer, and of which no other Person or group (within the meaning of Section 1 3(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), other than any of the other Permitted Holders specified in clauses (i) and (ii) above, holds more than 50% of the total voting power of the Voting Stock thereof and (iv) any group (within the meaning of Section 1 3(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) the members of which include any of the Permitted Holders specified in clauses (i) and (ii) above and that, directly or indirectly, hold or acquire beneficial ownership of the Voting Stock of the Issuer (a “Permitted Holder Group”), so long as (1) each member of the Permitted Holder Group has voting rights proportional to the percentage of ownership interests held or acquired by such member and (2) no Person or other “group” (other than Permitted Holders specified in clauses (i) and

(ii) above) beneficially owns more than 50% on a fully diluted basis of the Voting Stock held by the Permitted Holder Group. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1)	any Investment in the Issuer or any Restricted Subsidiary;

(2)	any Investment in Cash Equivalents or Investment Grade Securities;

(3)	any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Issuer, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer;

(4)	any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “—Certain Covenants—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5)	any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Issue Date; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the Issue Date or (y) as otherwise permitted under the Indenture;

(6)	advances to employees, taken together with all other advances made pursuant to this clause (6), not to exceed $25.0 million at any one time outstanding;

(7)	any Investment acquired by the Issuer or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)	Hedging Obligations permitted under clause (j) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(9)	any Investment by the Issuer or any of its Restricted Subsidiaries in a Similar Business having an aggregate Fair Market Value (as determined in good faith by the Issuer), taken together with all other Investments made pursuant to this clause (9) that are at that time outstanding, not to exceed the greater of (x) $500.0 million and (y) 4.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10)

additional Investments by the Issuer or any of its Restricted Subsidiaries having an aggregate Fair Market Value (as determined in good faith by the Issuer), taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of (x) $950.0 million and (y) 4.5% of Total Assets at the time of such Investment (with the Fair Market

Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (10) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (10) for so long as such Person continues to be a Restricted Subsidiary;

(11)	loans and advances to officers, directors or employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business or consistent with past practice or to fund such person’s purchase of Equity Interests of the Issuer or any direct or indirect parent of the Issuer;

(12)	Investments the payment for which consists of Equity Interests of the Issuer (other than Disqualified Stock) or any direct or indirect parent of the Issuer, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the definition of Cumulative Credit contained in “—Certain Covenants—Limitation on Restricted Payments”;

(13)	any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “— Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (6), (7), (11) and (12)(b) of such paragraph);

(14)	Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15)	guarantees issued in accordance with the covenants described under “—Certain Covenants— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Future Subsidiary Pledgors,” including, without limitation, any guarantee or other obligation issued or incurred under the Credit Agreement in connection with any letter of credit issued for the account of Harrah’s Entertainment or any of its subsidiaries (including with respect to the issuance of, or payments in respect of drawings under, such letters of credit);

(16)	Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of intellectual property;

(17)	any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness;

(18)	any Investment in an entity or purchase of a business or assets in each case owned (or previously owned) by a customer of a Restricted Subsidiary as a condition or in connection with such customer (or any member of such customer’s group) contracting with a Restricted Subsidiary, in each case in the ordinary course of business;

(19)	any Investment in an entity which is not a Restricted Subsidiary to which a Restricted Subsidiary sells accounts receivable pursuant to a Receivable Financing;

(20)	additional Investments in joint ventures not to exceed at any one time in the aggregate outstanding under this clause (20), the greater of $350.0 million and 2.0% of Total Assets; provided, however, that if any Investment pursuant to this clause (20) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (20) for so long as such Person continues to be a Restricted Subsidiary;

(21)	Investments of a Restricted Subsidiary of the Issuer acquired after the Issue Date or of an entity merged into, amalgamated with, or consolidated with the Issuer or a Restricted Subsidiary of the Issuer in a transaction that is not prohibited by the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation; and

(22)	any Investment in any Subsidiary of the Issuer or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business.

“Permitted Liens” means, with respect to any Person:

(1)	pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2)	Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3)	Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4)	Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5)	minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)

(A) Liens on assets of a Restricted Subsidiary that is not a Subsidiary Pledgor securing Indebtedness of such Restricted Subsidiary permitted to be Incurred pursuant to the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”, (B) Liens securing an aggregate principal amount of First Priority Lien Obligations not to exceed the greater of (x) the aggregate amount of Indebtedness permitted to be incurred pursuant to clause (a) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (y) the maximum principal amount of Indebtedness that, as of the date such Indebtedness was Incurred, and after giving effect to the Incurrence of such Indebtedness and the application of proceeds therefrom on such date, would not cause the Secured Indebtedness Leverage Ratio of the Issuer to exceed 4.50 to 1.00; and (C) Liens securing Indebtedness permitted to be Incurred pursuant to clause (d), (l), (p), (t) or (w) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (provided that (1) in the case of clause (d), such Lien extends only to the assets and/or Capital Stock, the acquisition, lease, construction, repair, replacement or improvement of which is financed thereby and any proceeds or products thereof,

(2) in the case of clause (t), such Lien does not extend to the property or assets of any Subsidiary of the Issuer other than a Foreign Subsidiary, and (3) in the case of clause (w) such Lien applies solely to acquired property or asset of the acquired entity, as the case may be);

(7)	Liens existing on the Issue Date (other than Liens in favor of the lenders under the Credit Agreement);

(8)	Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary of the Issuer;

(9)	Liens on assets or property at the time the Issuer or a Restricted Subsidiary of the Issuer acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Issuer or any Restricted Subsidiary of the Issuer; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary of the Issuer;

(10)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary of the Issuer permitted to be Incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11)	Liens securing Hedging Obligations not incurred in violation of the Indenture; provided that with respect to Hedging Obligations relating to Indebtedness, such Lien extends only to the property securing such Indebtedness;

(12)	Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13)	leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

(14)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(15)	Liens in favor of the Issuer or any Subsidiary Pledgor;

(16)	Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;

(17)	deposits made in the ordinary course of business to secure liability to insurance carriers;

(18)	Liens on the Equity Interests of Unrestricted Subsidiaries;

(19)	grants of software and other technology licenses in the ordinary course of business;

(20)

Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9), (10), (11) and (15); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (10), (11) and (15) at the time the original Lien became a Permitted Lien under the Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; provided further, however, that in the case of any Liens to secure any refinancing, refunding, extension or renewal of Indebtedness secured by a Lien referred to in clause (6)(B), the principal amount of any Indebtedness Incurred for such refinancing, refunding, extension or renewal shall be deemed secured by a Lien under clause (6)(B) and not this clause (20) for purposes of determining the principal amount of Indebtedness outstanding under clause (6)(B), for purposes of clause (1) under “—Security for the Notes —Release of Collateral” and for purposes of the definition of Secured Bank Indebtedness;

(21)	Liens on equipment of the Issuer or any Restricted Subsidiary granted in the ordinary course of business to the Issuer’s or such Restricted Subsidiary’s client at which such equipment is located;

(22)	judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(23)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(24)	Liens incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business;

(25)	other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $100.0 million at any one time outstanding;

(26)	any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(27)	any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of the Issuer or any Restricted Subsidiary; and

(28)	Liens arising by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution.

For purposes of this definition, notwithstanding anything in the foregoing clauses (1) through (28), any Lien that secures Retained Notes or Long-Term Retained Notes shall not under any circumstances be deemed Permitted Liens.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock Issuer, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Pre-Opening Expenses” means, with respect to any fiscal period, the amount of expenses (other than interest expense) incurred with respect to capital projects that are classified as “pre-opening expenses” on the applicable financial statements of the Issuer and its Restricted Subsidiaries for such period, prepared in accordance with GAAP.

“Project Financings” means (1) any Capitalized Lease Obligations, mortgage financing, purchase money Indebtedness or other Indebtedness incurred in connection with the acquisition, lease, construction, repair, replacement, improvement or financing related to any of the Margaritaville Casino & Resort in Biloxi, Mississippi, the retail facilities related to the Margaritaville Casino & Resort and the planned casino and hotel in the community of Ciudad Real, Spain or any refinancing of any such Indebtedness that does not extend to any assets other than the assets listed above and (2) any Sale/Leaseback Transaction with respect to any of the Margaritaville Casino & Resort in Biloxi, Mississippi, the retail facilities related to the Margaritaville Casino & Resort and the planned casino and hotel in the community of Ciudad Real, Spain.

“Qualified IPO” means any underwritten public Equity Offering.

“Qualified Non-Recourse Debt” means Indebtedness that (1) is (a) incurred by a Qualified Non-Recourse Subsidiary to finance (whether prior to or within 270 days after) the acquisition, lease, construction, repair, replacement or improvement of any property (real or personal) or equipment (whether through the direct purchase of property or the Equity Interests of any person owning such property and whether in a single acquisition or a series of related acquisitions) or (b) assumed by a Qualified Non-Recourse Subsidiary, (2) is non-recourse to the Issuer and any Subsidiary Pledgor and (3) is non-recourse to any Restricted Subsidiary that is not a Qualified Non-Recourse Subsidiary.

“Qualified Non-Recourse Subsidiary” means (1) a Restricted Subsidiary that is not a Subsidiary Pledgor and that is formed or created after the Closing Date in order to finance an acquisition, lease, construction, repair, replacement or improvement of any property or equipment (directly or through one of its Subsidiaries) that secures Qualified Non-Recourse Debt and (2) any Restricted Subsidiary of a Qualified Non-Recourse Subsidiary.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1)	the Board of Directors of the Issuer shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the Receivables Subsidiary;

(2)	all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Issuer); and

(3)	the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Bank Indebtedness, Indebtedness in respect of the Notes or any Refinancing Indebtedness with respect to the Notes shall not be deemed a Qualified Receivables Financing.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Notes for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15cs-1(c)(2)(vi)(F) under the Exchange Act selected by the Issuer or any direct or indirect parent of the Issuer as a replacement agency for Moody’s or S&P, as the case may be.

“Real Estate Facility” means the mortgage financing and mezzanine financing arrangements between the Real Estate Subsidiaries, which are direct or indirect subsidiaries of Harrah’s Entertainment, and JPMorgan Chase Bank N.A. and its successors and assigns on behalf of the noteholders dated as of January 28, 2008, as amended, restated, supplemented, extended, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time.

“Real Estate Subsidiary” means those Subsidiaries of Harrah’s Entertainment that are party to (prior to, on or after the Issue Date) the Real Estate Facility (and their respective Subsidiaries) secured by the Real Property collateralizing such facility on the Issue Date plus any additional Real Property sold, contributed or transferred to such Subsidiaries by the Issuer or any Restricted Subsidiary (whether directly or indirectly through the sale, contribution or transfer of the Capital Stock of a Subsidiary the assets of which are comprised solely of such Real Property) subsequent to the Issue Date in accordance with the terms of the covenant described under “—Certain Covenants—Asset Sales.”

“Real Property” means, collectively, all right, title and interests (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all buildings, structures, parking areas and improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and all other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Issuer or any of its Subsidiaries pursuant to which the Issuer or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Issuer or any of its Subsidiaries); and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Issuer or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Issuer or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary of the Issuer (or another Person formed for the purposes of engaging in Qualified Receivables Financing with the Issuer in which the Issuer or any Subsidiary of the Issuer makes an Investment and to which the Issuer or any Subsidiary of the Issuer transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Issuer and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Issuer (as provided below) as a Receivables Subsidiary and:

(a)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Issuer or any other Subsidiary of the Issuer (excluding guarantees of obligations (other than the principal of and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Issuer or any other Subsidiary of the Issuer in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Issuer or any other Subsidiary of the Issuer, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b)	with which neither the Issuer nor any other Subsidiary of the Issuer has any material contract, agreement, arrangement or understanding other than on terms which the Issuer reasonably believes to be no less favorable to the Issuer or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer; and

(c)	to which neither the Issuer nor any other Subsidiary of the Issuer has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Representative” means the trustee, agent or representative (if any) for an issue of Indebtedness; provided that if, and for so long as, such Indebtedness lacks such a Representative, then the Representative for such Indebtedness shall at all times constitute the holder or holders of a majority in outstanding principal amount of obligations under such Indebtedness.

“Restricted Cash” means cash and Cash Equivalents held by Restricted Subsidiaries that is contractually restricted from being distributed to the Issuer, except for (i) such cash and Cash Equivalents subject only to such restrictions that are contained in agreements governing Indebtedness permitted under the Indenture and that is secured by such cash or Cash Equivalents and (ii) cash and Cash Equivalents constituting “cage cash.”

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this “Description of 2015 Second Lien Notes and 2018(1) Notes,” all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Issuer.

“Retained Notes” means the Issuer’s 5.500% Senior Notes due 2010, 8.00% Senior Notes due 2011, 5.375% Senior Notes due 2013, 7.875% Senior Subordinated Notes due 2010 and 8.125% Senior Subordinated Notes due 2011, in each case to the extent outstanding after completion of the Transactions.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Issuer or a Restricted Subsidiary whereby the Issuer or a Restricted Subsidiary transfers such property to a Person and the Issuer or such Restricted Subsidiary leases it from such Person, other than leases between the Issuer and a Restricted Subsidiary of the Issuer or between Restricted Subsidiaries of the Issuer.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof. “SEC” means the Securities and Exchange Commission.

“Second Lien Notes” means the 2015 Notes, the 2018 Notes and the 10.00% Second-Priority Senior Secured Notes due 2018 issued on April 15, 2009.

“Secured Bank Indebtedness” means any Bank Indebtedness that is secured by a Permitted Lien incurred or deemed incurred pursuant to clause (6)(B) of the definition of Permitted Lien.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Secured Indebtedness Leverage Ratio” means, with respect to any Person, at any date the ratio of (i) First- Priority Lien Obligations of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) less the amount of cash and Cash Equivalents in excess of any Restricted Cash held by such Person and its Restricted Subsidiaries as of such date of determination to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred. In the event that the Issuer or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness subsequent to the commencement of the period for which the Secured Indebtedness Leverage Ratio is being calculated but prior to the event for which the calculation of the Secured Indebtedness Leverage Ratio is made (the “Secured Leverage Calculation Date”), then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period; provided that the Issuer may elect pursuant to an Officer’s

Certificate delivered to the Trustee to treat all or any portion of the commitment under any Indebtedness as being Incurred at such time, in which case any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations (including the Acquisition Transactions) and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that the Issuer or any of its Restricted Subsidiaries has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Secured Leverage Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations (including the Acquisition Transactions), discontinued operations and other operational changes (and the change of any associated Indebtedness and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation or operational change had occurred at the beginning of the applicable four-quarter period. For purposes of making the computation referred to above, with respect to each New Project that commences operations and records not less than one full fiscal quarter’s operations during the four-quarter reference period, the operating results of such New Project will be annualized on a straight line basis during such period.

For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer as set forth in an Officer’s Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event (including, to the extent applicable, from the Acquisition Transactions) and (2) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in “Debt Covenant Compliance” in Exhibit 99.1 to the Quarterly Report on Form 10-Q for the nine months ended September 30, 2008 for Harrah’s Entertainment to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

For purposes of this definition, any amount in a currency than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Documents” means the security agreements, pledge agreements, collateral assignments, mortgages and related agreements, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interests in the Collateral as contemplated by the Indenture.

“Senior Interim Loan Facility” means the interim loan agreement, dated as of January 28, 2008 by and among the Issuer, as borrower, and the guarantors, the lenders party thereto in their capacities as lenders thereunder and Citibank N.A., as administrative agent, including any guarantees, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications or restatements thereof.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC (or any successor provision).

“Similar Business” means a business, the majority of whose revenues are derived from the activities of the Issuer and its Subsidiaries as of the Issue Date or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

“Sponsors” means (i) Apollo Management, L.P. and any of its respective Affiliates other than any portfolio companies (collectively, the “Apollo Sponsors”), (ii) Texas Pacific Group and any of its respective Affiliates other than any portfolio companies (collectively, the “Texas Pacific Sponsors”), (iii) any individual who is a partner or employee of an Apollo Sponsor or a Texas Pacific Sponsor that is licensed by a relevant gaming authority on the Issue Date or thereafter replaces such licensee and (iv) any Person that forms a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) with any Apollo Sponsors and/or Texas Pacific Sponsors; provided that the Apollo Sponsors and/or the Texas Pacific Sponsors (x) owns a majority of the voting power and (y) controls a majority of the Board of Directors of the Issuer.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Issuer or any Subsidiary of the Issuer which the Issuer has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to the Issuer, any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes, and (b) with respect to any Subsidiary Pledgor, any Indebtedness of such Subsidiary Pledgor which is by its terms subordinated in right of payment to obligations in respect of the Notes.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Pledgor” means any Person that pledges its property and assets to secure the Notes, as provided in the Security Documents; provided that upon the release or discharge of such Person from its obligations to pledge its assets and property to secure the Notes in accordance with the Indenture, such Person ceases to be a Subsidiary Pledgor.

“Tax Distributions” means any distributions described in clause (12) of the covenant entitled “—Certain Covenants—Limitation on Restricted Payments.”

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the Indenture.

“Total Assets” means the total consolidated assets of the Issuer and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Issuer, without giving effect to any amortization of the amount of intangible assets since February 1, 2008.

“Transactions” means the transactions described under “The Acquisition Transactions.”

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to December 15, 2013 (in the case of the 2018 Notes) or December 15, 2012 (in the case of the 2015 Notes); provided, however, that if the period from such redemption date to December 15, 2013 or December 15, 2012, as applicable, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Officer” means:

(1)	any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject, and

(2)	who shall have direct responsibility for the administration of the Indenture.

“Trustee” means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary;

The Issuer may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary of the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any of its Restricted Subsidiaries; provided, further, however, that either:

(a)	the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b)	if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x)	(1) the Issuer could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or (2) the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y)	no Event of Default shall have occurred and be continuing.

Any such designation by Issuer shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors or any committee thereof of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities that are:

(1)	direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2)	obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Vessel” means (a) any vessel, boat, ship, catamaran, riverboat, or barge of any kind or nature whatsoever, whether or not temporarily or permanently moored or affixed to any real property, (b) any improvement to real property which is used or susceptible of use as a dockside, riverboat or water-based venue for business operations, (c) any property which is a vessel within the meaning given to that term in 1 U.S.C. § 3, and (d) any property which would be a vessel within the meaning of that term as defined in 1 U.S.C. § 3 but for its removal from navigation for use in gaming or other business operations and/or any modifications made thereto to facilitate dockside gaming or other business operations which may affect its seaworthiness, and, in each case, all appurtenances thereof.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required to be held by Foreign Subsidiaries) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

DESCRIPTION OF 2018(2) SECOND LIEN NOTES

General

Harrah’s Operating Company, Inc., a Delaware corporation (“Harrah’s Operating” or, the “Issuer”) issued $3,705,498,000 aggregate principal amount of 10.0% Second-Priority Senior Secured Notes due 2018 (the “Notes”) under an indenture (the “Indenture”), dated April 15, 2009, by and among itself, Harrah’s Entertainment, Inc. (“Harrah’s Entertainment”) and U.S. Bank National Association, as trustee (in such capacity, the “Trustee”) and the Collateral Agent (as defined below). Copies of the Indenture may be obtained from Harrah’s Operating upon request.

The following summary of certain provisions of the Indenture, the Notes, the Security Documents, the Intercreditor Agreement and the Guarantor Intercreditor Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of those agreements, including the definitions of certain terms therein and those terms made a part thereof by the TIA. Capitalized terms used in this “Description of 2018(2) Second Lien Notes” section and not otherwise defined have the meanings set forth in the section “—Certain Definitions.” As used in this “Description of 2018(2) Second Lien Notes” section, “Harrah’s Operating” and “HOC” mean Harrah’s Operating and its Subsidiaries, and the “Issuer” refers only to Harrah’s Operating but not to any of its Subsidiaries.

Harrah’s Operating issued Notes with an initial aggregate principal amount of up to the sum of the Maximum Exchange Amount or, if the requisite Consents are received from the holders of Priority 3 Notes, the amount required to be issued to all holders that properly tender their Old Notes in the exchange offers, subject, in the case of the Priority 2 Notes, to the Acceptance Priority 2 Cap, and the amount of Notes issued to the Dealer Managers as compensation for their services relating to the exchange offers and HBC Tender Offers. The Issuer may issue additional Notes from time to time after this offering. Any offering of additional Notes is subject to the covenants described below under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens.” The Notes and any additional Notes subsequently issued under the Indenture may, at our election, be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of 2018(2) Second Lien Notes,” references to the Notes include any additional Notes actually issued.

Principal of, premium, if any, and interest on the Notes is payable, and the Notes may be exchanged or transferred, at the office or agency designated by the Issuer (which initially shall be the principal corporate trust office of the Trustee).

The Notes will be issued only in fully registered form, without coupons, in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. No service charge was made for any registration of transfer or exchange of Notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Terms of the Notes

The Notes are senior obligations of the Issuer, will have the benefit of the second-priority security interest in the Collateral described below under “—Security for the Notes” and will mature on December 15, 2018. Each Note bears interest at a rate of 10.0% per annum from the Issue Date or from the most recent date to which interest has been paid or provided for, payable semiannually to holders of record at the close of business on June 1 or December 1 immediately preceding the interest payment date on June 15 and December 15 of each year.

Optional Redemption

On or after December 15, 2013, the Issuer may redeem the Notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on December 15 of the years set forth below:

Period	Redemption Price
2013	105.000%
2014	103.333%
2015	101.667%
2016 and thereafter	100.000%

In addition, prior to December 15, 2013, the Issuer may redeem the Notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Notwithstanding the foregoing, at any time and from time to time on or prior to December 15, 2011, the Issuer may redeem in the aggregate up to 35% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of additional Notes) with the net cash proceeds of one or more Equity Offerings (1) by the Issuer or (2) by any direct or indirect parent of the Issuer to the extent the net cash proceeds thereof are contributed to the common equity capital of the Issuer or used to purchase Capital Stock (other than Disqualified Stock) of the Issuer from it, at a redemption price (expressed as a percentage of principal amount thereof) of 110.000%, plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 50% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of additional Notes) must remain outstanding after each such redemption; provided, further, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days’ notice mailed to each holder of Notes being redeemed and otherwise in accordance with the procedures set forth in the Indenture.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

Selection

In the case of any partial redemption, selection of Notes for redemption will be made by the Trustee on a pro rata basis to the extent practicable; provided that no Notes of $2,000 (and integral multiples of $1,000 in excess thereof) or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest and additional interest (if any) on, the Notes to be redeemed.

Offers to Purchase; Open Market Purchases

The Issuer will not be required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Notes as described under the captions “—Change of Control” and “—Certain Covenants—Asset Sales.” In addition, in the event any holder is found unsuitable by a Gaming Authority to hold the Notes, the Notes may be redeemed by the Issuer pursuant to the procedures described under the caption “Mandatory Disposition Pursuant to Gaming Laws.” Harrah’s Operating may at any time and from time to time purchase Notes in the open market or otherwise.

Ranking

The indebtedness evidenced by the Notes is senior Indebtedness of the Issuer, ranks pari passu in right of payment with all existing and future senior Indebtedness of the Issuer, and is senior in right of payment to all existing and future Subordinated Indebtedness of the Issuer. The Notes have the benefit of a security interest in the Collateral that will be second in priority behind the senior secured credit facilities with respect to all Collateral, subject to Permitted Liens and exceptions described under “—Security for the Notes,” and pari passu in priority to the other Second Lien Notes, with respect to all Collateral. Although none of the Issuer’s Subsidiaries guarantee the Notes, all of the Issuer’s Domestic Wholly-Owned Subsidiaries that pledge their assets and property to secure the First Priority Lien Obligations are Subsidiary Pledgors with respect to the Notes, and their assets and property (other than a pledge of their capital stock) will secure the Notes to the extent described below under “—Security for the Notes.”

At March 31, 2010, on a pro forma basis after giving effect to the issuance of the 12.75% Notes and the use of the proceeds therefrom:

(1)	the Issuer and its Subsidiaries would have had $8,922.6 million in aggregate principal amount of outstanding Indebtedness constituting First-Priority Lien Obligations (including the Additional First Lien Notes), including $6,827.6 million of Secured Indebtedness outstanding under the senior secured credit facilities;

(2)	the Issuer and its Subsidiaries would have had $4,767.9 million in aggregate principal amount of Second Lien Notes outstanding;

(3)	the Issuer and its Subsidiaries would have had $750.0 million of 12.75% Notes outstanding;

(4)	the Issuer and its Subsidiaries would have had $2,518.3 million of senior unsecured Indebtedness outstanding, of which $488.6 million was guaranteed or issued by its Subsidiaries and of which $853.9 million is owed to Harrah’s Entertainment; and

(5)	the Issuer and its Subsidiaries would have had $925.0 million of other obligations, including a $554.3 million loan secured by PHW Las Vegas, and $221.4 million senior secured term loan.

Although the Indenture contains limitations on the amount of additional Indebtedness that the Issuer and its Subsidiaries may incur, under certain circumstances the amount of such Indebtedness could be substantial and, subject to certain limitations, such Indebtedness may be Secured Indebtedness constituting a First-Priority Lien Obligation. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens.”

A significant portion of the operations of the Issuer are conducted through its Subsidiaries. Unless the Subsidiary is a Subsidiary Pledgor, claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Issuer, including holders of the Notes. The Notes, therefore, will be effectively subordinated to holders of indebtedness and other creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the Issuer that are not Subsidiary Pledgors. See note 19 to our audited consolidated financial statements and note 17 of our unaudited consolidated financial statements included elsewhere in this prospectus for financial information regarding our subsidiaries that are not Subsidiary Pledgors. Although the Indenture limits the Incurrence of Indebtedness by and the issuance of Disqualified Stock and Preferred Stock of certain of the Issuer’s Subsidiaries, such limitation is subject to a number of significant qualifications. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” Further, unless the Subsidiary Pledgors guarantee the Notes pursuant to the covenant described below under “—Certain Covenants—Future Subsidiary Guarantors,” holders of the Notes will have recourse to the Collateral pledged by the Subsidiary Pledgors, but they will have no direct recourse to the Subsidiary Pledgors, themselves. In addition, neither the Parent Guarantor nor any of its Subsidiaries (including the Real Estate Subsidiaries, but other than the Issuer and the Restricted Subsidiaries) are subject to the covenants of the Indenture. See “—Parent Guarantee.”

Security for the Notes

The Notes are secured by second-priority security interests (subject to Permitted Liens) in the Collateral and the Notes will share in the benefit of such security interest based on the respective amounts of the Obligations thereunder. The Collateral consists of substantially all of the property and assets, in each case, that are held by the Issuer or any of the Subsidiary Pledgors, to the extent that such assets secure the First Priority Lien Obligations and to the extent that a second-priority security interest is able to be granted or perfected therein, subject to the exceptions described below. The initial Collateral does not include, subject to certain exceptions, (i) any property or assets owned by any Foreign Subsidiaries, (ii) any Real Property or Vessel held by the Issuer or any of its Subsidiary Pledgors as a lessee under a lease or any Real Property owned in fee that is not Owned Real Property or any Vessel owned in fee that does not have an individual fair market value (as determined in good faith by the Issuer) of at least $15.0 million, (iii) any vehicle, (iv) cash, deposit accounts and securities accounts (to the extent that a Lien thereon must be perfected by any action other than the filing of customary financing statements), (v) any assets to the extent that, and for so long as, taking a security interest in such assets would violate any applicable law or regulation (including any Gaming Law or regulation) or an enforceable contractual obligation binding on the assets that existed at the time of the acquisition thereof and was not created or made binding on the assets in contemplation or in connection with the acquisition of such assets (except in the case of assets (A) owned on the Issue Date or (B) acquired after the Issue Date with Indebtedness of the type permitted pursuant to clauses (d) or (w) of the second paragraph under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” that is secured by a Permitted Lien), (vi) any securities or other equity interests of the Issuer or any of the Issuer’s Subsidiaries, (vii) any right, title or interest in any license, contract or agreement to which the Issuer or a Subsidiary Pledgor is a party or any of its right, title or interest thereunder to the extent, but only to the extent, that such a grant would violate applicable Gaming Laws or the terms of such license, contract or agreement, or result in a breach of the terms of, or constitute a default under, any such license, contract or agreement to which the Issuer or such Subsidiary Pledgor is a party; provided, that immediately upon the ineffectiveness, lapse or termination of any such provision, the Collateral shall include all such rights and interests as if such provision had never been in effect, (viii) any equipment or other asset owned by the Issuer or any Subsidiary Pledgor that is subject to a purchase money lien or a Capitalized Lease Obligation, in each case, as permitted under the Indenture, if the contract or other agreement in which the Lien is granted (or the documentation providing for such Capitalized Lease Obligation) prohibits or requires the consent of any Person other than the Issuer or the Subsidiary Pledgors as a condition to the creation of any other security interest on such Equipment or asset and, in each case, the prohibition or requirement is permitted under the Indenture, and (ix) certain other exceptions described in the Security Documents (all such excluded assets referred to as “Excluded Assets”). In addition, the aggregate principal amount of Notes secured by the Collateral will at all times be limited to the maximum amount that is permitted to be secured without equally and ratably securing the Existing Notes and the loans outstanding under the Senior Interim Loan Facility in accordance with the terms thereof as in effect on the Issue Date. Except for securities or other equity interests of certain of our Domestic Subsidiaries or “first-tier” Foreign Subsidiaries, the foregoing excluded property and assets do not secure the First Priority Lien Obligations. The security interests securing the Notes are second in priority to any and all security interests at any time granted to secure the First Priority Lien Obligations and are also subject to all other Permitted Liens. The First Priority Lien Obligations include Secured Bank Indebtedness and related obligations, as well as certain Hedging Obligations and certain other obligations in respect of cash management services. The Person holding such First Priority Lien Obligations may have rights and remedies with respect to the property subject to such Liens that, if exercised, could adversely affect the value of the Collateral or the ability of the First Lien Agent to realize or foreclose on the Collateral on behalf of holders of the Notes.

The Issuer and the Subsidiary Pledgors are able to incur additional Indebtedness in the future that could share in the Collateral, including additional First Priority Lien Obligations and additional Indebtedness that would be secured on a second-priority basis with the Notes. The amount of such First Priority Lien Obligations and additional Indebtedness is limited by the covenants described under “—Certain Covenants—Liens” and “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuances of Disqualified Stock and Preferred Stock.” Under certain circumstances, the amount of such First Priority Lien Obligations and additional Indebtedness could be significant.

Post-Acquisition Collateral

Subject to certain limitations and exceptions (including the exclusion of any securities or other equity interests of any of the Issuer’s Subsidiaries), if the Issuer or any Subsidiary Pledgor creates any additional security interest upon any property or asset to secure any First Priority Lien Obligations (which include Obligations in respect of the Credit Agreement), it must concurrently grant a second priority security interest (subject to Permitted Liens, including the first priority lien that secures obligations in respect of the First Priority Lien Obligations) upon such property as security for the Notes.

Security Documents and Intercreditor Agreement

Pursuant to the terms of the Security Documents entered into in connection with the 2008 Exchange Offers, the Notes will be designated as additional second lien indebtedness and the Security Documents will define the terms of the security interests that secure the Notes. These security interests secure the payment and performance when due of all of the Obligations of the Issuer under the Notes, the Indenture and the Security Documents, as provided in the Security Documents.

The Trustee, the First Lien Agent, the Issuer and the Subsidiary Pledgors have entered into a joinder to the Intercreditor Agreement. The Intercreditor Agreement may be amended from time to time to add other parties holding Other Second-Lien Obligations and other First Priority Lien Obligations permitted to be incurred under the Indenture. The First Lien Agent is initially the administrative agent under the Credit Agreement. Pursuant to the terms of the Intercreditor Agreement, at any time prior to the Discharge of Senior Lender Claims, the First Lien Agent will determine the time and method by which the security interests in the Collateral will be enforced. The Trustee will not be permitted to enforce the security interests even if an Event of Default under the Indenture has occurred and the Notes have been accelerated except (a) in any insolvency or liquidation proceeding, as necessary to file a proof of claim or statement of interest with respect to such notes or (b) as necessary to take any action in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and the perfection and priority of its Lien on, the Collateral securing the second priority Liens. See “Risk Factors—Risks Relating to the Notes and Our Indebtedness—The Second Lien Notes will be secured only to the extent of the value of the assets that have been granted as security for the Second Lien Notes and in the event that the security is enforced against the collateral, the holders of the Second Lien Notes will receive proceeds form the collateral only after the lenders under our senior secured credit facilities.” After the Discharge of Senior Lender Claims, the Trustee in accordance with the provisions of the Indenture and the Security Documents will distribute all cash proceeds (after payment of the costs of enforcement and collateral administration and any other amounts owed to the Trustee) of the Collateral received by it under the Security Documents for the ratable benefit of the holders of the Notes and holders of Other Second- Lien Obligations. The proceeds from the sale of the Collateral remaining after the satisfaction of all First Priority Lien Obligations may not be sufficient to satisfy the obligations owed to the holders of the Notes. By its nature some or all of the Collateral is and will be illiquid and may have no readily ascertainable market value. Accordingly, the Collateral may not be able to be sold in a short period of time, if salable. See “Risk Factors—Risks Relating to the Notes and Our Indebtedness—The rights of holders of Second Lien Notes to the collateral securing the Second Lien Notes may be adversely affected by the failure to perfect security interests in the collateral and other issues generally associated with the realization of security interests in collateral.”

In addition, the Intercreditor Agreement provides that, prior to the Discharge of Senior Lender Claims, (1) the holders of First Priority Lien Obligations and the First Lien Agent shall have the exclusive right to make determinations regarding the release of Collateral without the consent of the holders of the Notes, (2) the Intercreditor Agreement may be amended, without the consent of the Trustee and the holders of the Notes, to add additional secured creditors holding Other Second-Lien Obligations so long as such Other Second-Lien Obligations are not prohibited by the provisions of the Credit Agreement or the Indenture and (3) the holders of the First Priority Lien Obligations may change, waive, modify or vary the Security Documents without the consent of the holders of the Notes, provided that any such change, waiver or modification does not materially adversely affect the rights of the holders of the Notes and not the other secured creditors in a like or similar manner. Any provider of additional extensions of credit shall be entitled to rely on the determination of officers that such modifications do not expressly violate the provisions of the Credit Agreement or the Indenture if such determination is set forth in an Officer’s Certificate delivered to such provider; provided, however, that such determination will not affect whether or not the Issuer has complied with its undertakings in the Indenture, the Security Documents or the Intercreditor Agreement.

In addition, if the Issuer or any Subsidiary Pledgor is subject to any insolvency or liquidation proceeding, the Trustee and the holders agree that:

(1)	if the First Lien Agent shall desire to permit the use of cash collateral or to permit the Issuer or any Subsidiary Pledgor to obtain financing under Section 363 or Section 364 of Title 11 of the United States Code or any similar provision in any Bankruptcy Law (“DIP Financing”), then the Trustee and the holders agree not to object to such use of cash collateral or DIP Financing and will not request adequate protection or any other relief in connection therewith (except to the extent permitted by the clause 5 below) and, to the extent the Liens securing the First Priority Lien Obligations are subordinated or pari passu with such DIP Financing, will subordinate its Liens in the Collateral to such DIP Financing (and all Obligations relating thereto) on the same basis as they are subordinated to the First Priority Lien Obligations;

(2)	they will not object to, and will not otherwise contest any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of the First Priority Lien Obligations made by the First Lien Agent or any holder of such obligations;

(3)	they will not object to, and will not otherwise contest any order relating to a sale of assets of the Issuer or any Subsidiary Pledgor for which the First Lien Agent has consented that provides, to the extent the sale is to be free and clear of Liens, that the Liens securing the First Priority Lien Obligations and the Notes will attach to the proceeds of the sale on the same basis of priority as the existing Liens in accordance with the Intercreditor Agreement;

(4)	until the Discharge of Senior Lender Claims, none of them will seek relief from the automatic stay or any other stay in any insolvency or liquidation proceeding in respect of the Collateral, without the prior written consent of the First Lien Agent and the required lenders under the Credit Agreement;

(5)

none of them shall contest (or support any other Person contesting) (a) any request by the First Lien Agent or the holders of First Priority Lien Obligations for adequate protection or (b) any objection by the First Lien Agent or the holders of First Priority Lien Obligations to any motion, relief, action or proceeding based on the First Lien Agent’s or the holders of First Priority Lien Obligations’ claiming a lack of adequate protection. Notwithstanding the foregoing, in any insolvency or liquidation proceeding, (i) if the holders of First Priority Lien Obligations (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any DIP Financing or use of cash collateral under Section 363 or Section 364 of Title 11 of the United States Bankruptcy Code or any similar law, then the Trustee (A) may seek or request adequate protection in the form of a replacement Lien on such additional collateral, which Lien is subordinated to the Liens securing the First Priority Lien Obligations and such DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Notes are so subordinated to the Liens securing First Priority Lien Obligations under the Intercreditor Agreement and (B) agrees that it will not seek or request, and will not accept, adequate protection in any other form, and (ii) in the event the Trustee seeks or requests adequate protection and such adequate protection is granted in the form of additional collateral, then the Trustee and the Noteholders agree that the holders of the First Priority Lien Obligations shall also be granted a senior Lien on such additional collateral as security for the applicable First Priority Lien Obligations and any such DIP Financing and that any Lien on such additional collateral securing the Notes shall be subordinated to the Liens on such collateral securing the First Priority Lien Obligations and any such DIP Financing (and all Obligations relating thereto) and any other Liens granted to the holders of First Priority Lien Obligations as adequate protection on the same basis as the other Liens securing the Notes are so subordinated to such Liens securing First Priority Lien Obligations under the Intercreditor Agreement; and

(6)	until the Discharge of Senior Lender Claims has occurred, the Trustee, on behalf of itself and each noteholder, (i) will not assert or enforce any claim under Section 506(c) of the United States Bankruptcy Code senior to or on a parity with the Liens securing the First Priority Lien Obligations for costs or expenses of preserving or disposing of any collateral, and (ii) will waive any claim it may have arising out of the election by any holder of First Priority Lien Obligations of the application of Section 1111(b)(2) of the United States Bankruptcy Code.

Subject to the terms of the Security Documents, the Issuer and the Subsidiary Pledgors have the right to remain in possession and retain exclusive control of the Collateral securing the Notes (other than any cash, securities, obligations and Cash Equivalents constituting part of the Collateral and deposited with the First Lien Agent in accordance with the provisions of the Security Documents and other than as set forth in the Security Documents), to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

The rights of holders of the Notes to the collateral will be governed by the Security Documents. The Security Documents do not provide that the Collateral Agent needs to act on the instructions of the majority of all holders of the Notes, the notes issued in the 2008 Exchange Offers and any Other Second-Lien Obligations. It is unclear if the holders of the Notes will be able to instruct the Collateral Agent to act (in the event the Collateral Agent is entitled to act with respect to any Collateral after the Discharge of Senior Lender Claims) with respect to the Collateral prior to the repayment of the notes issued in the 2008 Exchange Offers and how the collateral Agent will act if it receives conflicting instructions from holders of the Notes, the notes issued in the 2008 Exchange Offers and any Other Second-Lien Obligations.

Release of Collateral

The Issuer and the Subsidiary Pledgors are entitled to the releases of property and other assets included in the Collateral from the Liens securing the Notes under any one or more of the following circumstances:

(1)

upon the Discharge of Senior Lender Claims and concurrent release of all other Liens on such property or assets securing First Priority Lien Obligations (including all commitments and letters of credit thereunder); provided, however, that if the Issuer or any Subsidiary Pledgor subsequently incurs First Priority Lien Obligations that are secured by Liens on property or assets of the Issuer or any Subsidiary Pledgor of the type constituting the Collateral and the related Liens are incurred in reliance on clause (6)(B) of the definition of Permitted Liens, then the Issuer and its Restricted Subsidiaries will be required to reinstitute the security arrangements with respect to the Collateral in favor of the Notes, which, in the case of any such subsequent First Priority Lien Obligations, will be second priority Liens on the Collateral securing such First Priority Lien Obligations to the same extent provided by the Security Documents and on the terms and conditions of the security documents relating to such First Priority Lien Obligations, with the second priority Lien held either by the administrative agent, collateral agent or other representative for such First Priority Lien Obligations or by a collateral agent or other representative designated by the Issuer to hold the second priority Liens for the benefit of the holders of the Notes and subject to an intercreditor agreement that provides the administrative agent or collateral agent substantially the same rights and powers as afforded under the Intercreditor Agreement;

(2)	to enable us to consummate the disposition of such property or assets to the extent not prohibited under the covenant described under “—Certain Covenants—Asset Sales”;

(3)	in respect of the property and assets of a Subsidiary Pledgor, upon the designation of such Subsidiary Pledgor to be an Unrestricted Subsidiary in accordance with the covenant described under “—Certain Covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary”;

(4)	in respect of the property and assets of a Subsidiary Pledgor, upon the release or discharge of the pledge by such Subsidiary Pledgor of the Credit Agreement or other Indebtedness or the guarantee of any other Indebtedness which resulted in the obligation to become a Subsidiary Pledgor; and

(5)	as described under “—Amendments and Waivers” below.

If an Event of Default under the Indenture exists on the date of Discharge of Senior Lender Claims, the second priority Liens on the Collateral securing the Notes will not be released, except to the extent the Collateral or any portion thereof was disposed of in order to repay the First Priority Lien Obligations secured by the Collateral, and thereafter the Trustee (or another designated representative acting at the direction of the holders of a majority of outstanding principal amount of the Notes and Other Second-Lien Obligations) will have the right to direct the First Lien Agent to foreclose upon the Collateral (but in such event, the Liens on the Collateral securing the Notes will be released when such Event of Default and all other Events of Default under the Indenture cease to exist).

The second priority security interests in all Collateral securing the Notes also will be released upon (i) payment in full of the principal of, together with accrued and unpaid interest (including additional interest, if any) on, the Notes and all other Obligations under the Indenture and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest (including additional interest, if any), are paid (including pursuant to a satisfaction and discharge of the Indenture as described below under “—Satisfaction and Discharge”) or (ii) a legal defeasance or covenant defeasance under the Indenture as described below under “—Defeasance.”

Parent Guarantee

The Parent Guarantor irrevocably and unconditionally guarantees on a senior basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture and the Notes, whether for payment of principal of, premium, if any, or interest or additional interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by the Parent Guarantor being herein called the “Parent Guaranteed Obligations”). The Parent Guarantor agrees to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the holders in enforcing any rights under the Parent Guarantee.

The Parent Guarantee is subject to important limitations. The Parent Guarantor and each of its Subsidiaries (including the Real Estate Subsidiaries, but other than the Issuer and the Restricted Subsidiaries) are not subject to any of the covenants set forth below other than those described under “—Merger, Amalgamation,

Consolidation or Sale of All or Substantially All Assets,” and each of the Subsidiaries of the Parent Guarantor (including the Real Estate Subsidiaries, but other than the Issuer and the Restricted Subsidiaries) do not guarantee or otherwise are required to provide credit support for the Notes. As a result, the Parent Guarantee is effectively subordinated to the present and future liabilities of the Parent Guarantor’s Subsidiaries (other than the Issuer and the Restricted Subsidiaries). As of March 31, 2010, these liabilities were approximately $8,760 million.

The Parent Guarantee is a continuing guarantee and shall:

(1)	remain in full force and effect until payment in full of all the Parent Guaranteed Obligations;

(2)	subject to the next succeeding paragraph, be binding upon the Parent Guarantor and its successors; and

(3)	inure to the benefit of and be enforceable by the Trustee, the holders and their successors, transferees and assigns.

The Parent Guarantee will be automatically released upon:

(1)	the Issuer ceasing to be a Wholly Owned Subsidiary of Harrah’s Entertainment;

(2)	the Issuer’s transfer of all or substantially all of its assets to, or merger with, an entity that is not a Wholly Owned Subsidiary of Harrah’s Entertainment in accordance with the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets,” and such transferee entity assumes the Issuer’s obligations under the Indenture; and

(3)	the Issuer’s exercise of its legal defeasance option or covenant defeasance option as described under “—Defeasance” or if the Issuer’s obligations under the Indenture are discharged in accordance with the terms of the Indenture.

In addition, the Parent Guarantee is automatically released upon the election of the Issuer and notice to the Trustee if the guarantee by Harrah’s Entertainment of the Credit Agreement, the Senior Interim Loan Facility, the Existing Notes or any other Indebtedness which resulted in the obligation to guarantee the Notes has been released or discharged.

Guarantor Intercreditor Agreement

The holders of the Notes will be subject to the Guarantor Intercreditor Agreement, which provides that, if any Subsidiary of the Issuer becomes a guarantor of the Notes pursuant to the requirements of the covenant described below under “Certain Covenants—Future Subsidiary Guarantors,” the Trustee and the holders of the Notes must pay over to the lenders of the Bank Indebtedness outstanding under the Credit Agreement referred to in clause (i) of the definition thereof any payment actually received in respect of any guarantee by a Subsidiary of the Issuer to the extent such payment consists of assets constituting collateral (or proceeds from assets securing collateral) securing such Credit Agreement until such Bank Indebtedness is paid in full. The Guarantor Intercreditor Agreement will also provide that other payments on any guarantee of the Notes by a Subsidiary of the Issuer will be shared ratably (based on the aggregate outstanding principal amounts of the applicable indebtedness) among the holders of the Notes and the lenders of the Bank Indebtedness outstanding under the Credit Agreement referred to in clause (i) of the definition thereof.

Change of Control

Upon the occurrence of a Change of Control, each holder will have the right to require the Issuer to repurchase all or any part of such holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent the Issuer has previously or concurrently elected to redeem Notes as described under “—Optional Redemption.”

In the event that at the time of such Change of Control the terms of the Bank Indebtedness restrict or prohibit the repurchase of Notes pursuant to this covenant, then prior to the mailing of the notice to holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Issuer shall:

(1)	repay in full all Bank Indebtedness or, if doing so will allow the purchase of Notes, offer to repay in full all Bank Indebtedness and repay the Bank Indebtedness of each lender and/or noteholder who has accepted such offer; or

(2)	obtain the requisite consent under the agreements governing the Bank Indebtedness to permit the repurchase of the Notes as provided for in the immediately following paragraph.

See “Risk Factors—Risks Relating to the Notes and Our Indebtedness—The Issuer may not be able to repurchase the Second Lien Notes upon a change of control.”

Within 30 days following any Change of Control, except to the extent that the Issuer has exercised its right to redeem the Notes by delivery of a notice of redemption as described under “—Optional Redemption,” the Issuer shall mail a notice (a “Change of Control Offer”) to each holder with a copy to the Trustee stating:

(1)	that a Change of Control has occurred and that such holder has the right to require the Issuer to repurchase such holder’s Notes at a repurchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

(2)	the circumstances and relevant facts and financial information regarding such Change of Control;

(3)	the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4)	the instructions determined by the Issuer, consistent with this covenant, that a holder must follow in order to have its Notes purchased.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

In addition, the Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer.

Notes repurchased by the Issuer pursuant to a Change of Control Offer will have the status of Notes issued but not outstanding or will be retired and canceled at the option of the Issuer. Notes purchased by a third party pursuant to the preceding paragraph will have the status of Notes issued and outstanding.

The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

This Change of Control repurchase provision is a result of negotiations between the Issuer and the initial purchasers. The Issuer has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuer could decide to do so in the future. Subject to the limitations discussed below, the Issuer could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Issuer’s capital structure or credit rating.

The occurrence of events which would constitute a Change of Control would constitute a default under the Credit Agreement. Future Bank Indebtedness of the Issuer may contain prohibitions on certain events which would constitute a Change of Control or require such Bank Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Issuer to repurchase the Notes could cause a default under such Bank Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuer. Finally, the Issuer’s ability to pay cash to the holders upon a repurchase may be limited by the Issuer’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors—Risks Relating to the Notes and Our Indebtedness—The Issuer may not be able to repurchase the Second Lien Notes upon a change of control.”

The definition of Change of Control includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of the Issuer and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” under New York law, which governs the Indenture, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Issuer to repurchase such Notes as a result of a sale, lease or transfer of less than all of the assets of the Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

The provisions under the Indenture relating to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

Certain Covenants

Set forth below are summaries of certain covenants that will be contained in the Indenture. If on any date following the Issue Date, (i) the Notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under the Indenture then, beginning on that day and continuing at all times thereafter regardless of any subsequent changes in the rating of the Notes (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the covenants specifically listed under the following captions in this “Description of 2018(2) Second Lien Notes” section of this prospectus will not be applicable to the Notes (collectively, the “Suspended Covenants”):

(1)	“—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(2)	“—Limitation on Restricted Payments”;

(3)	“—Dividend and Other Payment Restrictions Affecting Subsidiaries”;

(4)	“—Asset Sales”;

(5)	“—Transactions with Affiliates”; and

(6)	clause (4) of the first paragraph of “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.”

If and while the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants, the Notes will be entitled to substantially less covenant protection. In the event that the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, then the Issuer and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the Indenture with respect to future events. The period of time between the Covenant Suspension Event and the Reversion Date is referred to in this description as the “Suspension Period.”

On each Reversion Date, all Indebtedness Incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified as having been Incurred or issued pursuant to the first paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” below or one of the clauses set forth in the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” below (to the extent such Indebtedness or Disqualified Stock or Preferred Stock would be permitted to be Incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred or issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness or Disqualified Stock or Preferred Stock would not be so permitted to be Incurred or issued pursuant to the first or second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” such Indebtedness or Disqualified Stock or Preferred Stock will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (c) of the second paragraph under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “—Limitation on Restricted Payments” will be made as though the covenant described under “—Limitation on Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “—Limitation on Restricted Payments.” As described above, however, no Default or Event of Default will be deemed to have occurred on the Reversion Date as a result of any actions taken by the Issuer or its Restricted Subsidiaries during the Suspension Period.

For purposes of the “—Asset Sales” covenant, on the Reversion Date, the unutilized Excess Proceeds amount will be reset to zero.

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The Indenture provides that:

(1)	the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and

(2)	the Issuer will not permit any of its Restricted Subsidiaries (other than a Subsidiary Pledgor) to issue any shares of Preferred Stock;

provided, however, that the Issuer and any Subsidiary Pledgor may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and, subject to the third paragraph of this covenant, any Restricted Subsidiary of the Issuer that is not a Subsidiary Pledgor may Incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock or issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of the Issuer for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The foregoing limitations do not apply to:

(a)	the Incurrence by the Issuer or its Restricted Subsidiaries of Indebtedness under the Credit Agreement and the issuance and creation of letters of credit and bankers’ acceptances thereunder up to an aggregate principal amount of $11,000 million;

(b)	the Incurrence of Indebtedness represented by the Notes (not including any additional Notes, but including any exchange Notes);

(c)	Indebtedness existing on the Issue Date (other than Indebtedness described in clauses (a) and (b));

(d)	Indebtedness (including Capitalized Lease Obligations) Incurred by the Issuer or any of its Restricted Subsidiaries, Disqualified Stock issued by the Issuer or any of its Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries of the Issuer to finance (whether prior to or within 270 days after) the acquisition, lease, construction, repair, replacement or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets);

(e)	Indebtedness Incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(f)	Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the Acquisition Transactions or any other acquisition or disposition of any business, assets or a Subsidiary of the Issuer in accordance with the terms of the Indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(g)	Indebtedness of the Issuer to a Restricted Subsidiary; provided that (except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Issuer and its Subsidiaries) any such Indebtedness owed to a Restricted Subsidiary that is not a Subsidiary Pledgor is subordinated in right of payment to the obligations of the Issuer under the Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (g);

(h)	shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this clause (h);

(i)	Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that if a Subsidiary Pledgor incurs such Indebtedness to a Restricted Subsidiary that is not a Subsidiary Pledgor (except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Issuer and its Subsidiaries), such Indebtedness is subordinated in right of payment to the obligations of such Subsidiary Pledgor in respect of the Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (i);

(j)

(x) Hedging Obligations entered into in connection with the Acquisition Transaction and (y) Hedging Obligations that are not incurred for speculative purposes but (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases or sales;

(k)	obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Issuer or any Restricted Subsidiary in the ordinary course of business or consistent with past practice or industry practice;

(l)	Indebtedness or Disqualified Stock of the Issuer or, subject to the third paragraph of this covenant, Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary of the Issuer not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (l), does not exceed the greater of $1,100 million and 5.0% of Total Assets at the time of Incurrence (it being understood that any Indebtedness Incurred pursuant to this clause (l) shall cease to be deemed Incurred or outstanding for purposes of this clause (l) but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which the Issuer, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (l));

(m)	Indebtedness or Disqualified Stock of the Issuer or any Restricted Subsidiary of the Issuer and Preferred Stock of any Restricted Subsidiary of the Issuer not otherwise permitted hereunder in an aggregate principal amount or liquidation preference not greater than 200.0% of the net cash proceeds received by the Issuer and its Restricted Subsidiaries since immediately after the Issue Date from the issue or sale of Equity Interests of the Issuer or any direct or indirect parent entity of the Issuer (which proceeds are contributed to the Issuer or its Restricted Subsidiary) or cash contributed to the capital of the Issuer (in each case other than proceeds of Disqualified Stock or sales of Equity Interests to, or contributions received from, the Issuer or any of its Subsidiaries) as determined in accordance with clauses (2) and (3) of the definition of Cumulative Credit to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the third paragraph of “—Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof);

(n)	any guarantee by the Issuer or any Restricted Subsidiary of the Issuer of Indebtedness or other obligations of the Issuer or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness Incurred by the Issuer or such Restricted Subsidiary is permitted under the terms of the Indenture; provided that (i) if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the obligations of such Restricted Subsidiary in respect of the Notes, as applicable, any such guarantee of such Subsidiary Pledgor with respect to such Indebtedness shall be subordinated in right of payment to such Subsidiary Pledgor’s obligations with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes or the obligations of such Subsidiary Pledgor in respect of the Notes, as applicable and (ii) if such guarantee is of Indebtedness of the Issuer, such guarantee is Incurred in accordance with the covenant described under “—Future Subsidiary Pledgors” solely to the extent such covenant is applicable;

(o)

the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Issuer which serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as permitted under the first paragraph of this covenant and clauses (b), (c), (d), (l), (m), (o), (p), (t) and (x) of this paragraph or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums (including tender premiums), expenses, defeasance costs and fees in connection therewith (subject to the following proviso,

“Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1)	has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced or defeased and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Stock and Preferred Stock being refunded or refinanced that were due on or after the date that is one year following the last maturity date of any Notes then outstanding were instead due on such date;

(2)	to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior to the Notes or the obligations of such Restricted Subsidiary in respect of the Notes, as applicable, such Refinancing Indebtedness is junior to the Notes or such obligations of such Restricted Subsidiary, as applicable, or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock; and

(3)	shall not include (x) Indebtedness of a Restricted Subsidiary of the Issuer that is not a Subsidiary Pledgor that refinances Indebtedness of the Issuer or a Subsidiary Pledgor, or (y) Indebtedness of the Issuer or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary;

provided, further, that subclause (1) of this clause (o) will not apply to any refunding or refinancing of any Secured Indebtedness constituting First Priority Lien Obligations and subclauses (1) and (2) of this clause (o) will not apply to any refunding or refinancing of any of the Retained Notes;

(p)	Indebtedness, Disqualified Stock or Preferred Stock of (x) the Issuer or, subject to the third paragraph of this covenant, any of its Restricted Subsidiaries incurred to finance an acquisition or (y) Persons that are acquired by the Issuer or any of its Restricted Subsidiaries or merged, consolidated or amalgamated with or into the Issuer or any of its Restricted Subsidiaries in accordance with the terms of the Indenture; provided that after giving effect to such acquisition or merger, consolidation or amalgamation, either:

(1)	the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant; or

(2)	the Fixed Charge Coverage Ratio of the Issuer would be greater than immediately prior to such acquisition or merger, consolidation or amalgamation;

(q)	Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Issuer or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(r)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

(s)	Indebtedness of the Issuer or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to the Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit;

(t)	Indebtedness of Foreign Subsidiaries; provided, however, that the aggregate principal amount of Indebtedness Incurred under this clause (t), when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (t), does not exceed the greater of $250.0 million and 7.5% of Total Assets of the Foreign Subsidiaries at any one time outstanding (it being understood that any Indebtedness incurred pursuant to this clause (t) shall cease to be deemed incurred or outstanding for purposes of this clause (t) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which such Foreign Subsidiary could have incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (t));

(u)	Indebtedness of the Issuer or any Restricted Subsidiary consisting of (1) the financing of insurance premiums or (2) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(v)	Indebtedness consisting of Indebtedness issued by the Issuer or a Restricted Subsidiary of the Issuer to current or former officers, directors and employees thereof or any direct or indirect parent thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Issuer or any of its direct or indirect parent companies to the extent described in clause (4) of the third paragraph of the covenant described under “—Limitation on Restricted Payments”;

(w)	Indebtedness incurred in connection with any Project Financing; and

(x)	Indebtedness incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures of the Issuer or any Restricted Subsidiary not in excess, at any one time outstanding, of $300.0 million.

Restricted Subsidiaries that are not Subsidiary Pledgors may not incur Indebtedness or issue Disqualified Stock or Preferred Stock under the first paragraph of this covenant or clauses (l) or (p)(x) of the second paragraph of this covenant if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), the aggregate amount of Indebtedness and Disqualified Stock and Preferred Stock of Restricted Subsidiaries that are not Subsidiary Pledgors incurred or issued pursuant to the first paragraph of this covenant and clauses (l) and (p)(x) of the second paragraph of this covenant, collectively, would exceed the greater of $2,000 million and 5.0% of Total Assets.

For purposes of determining compliance with this covenant:

(1)	in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a) through (x) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Issuer shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this covenant; and

(2)	at the time of incurrence, the Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above without giving pro forma effect to the Indebtedness Incurred pursuant to the second paragraph above when calculating the amount of Indebtedness that may be Incurred pursuant to the first paragraph above.

Accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, amortization of original issue discount, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar- denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Issuer and its Restricted Subsidiaries may Incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on Restricted Payments

The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving the Issuer (other than (A) dividends or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(2)	purchase or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer;

(3)	make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness or Long-Term Retained Notes of the Issuer or any of its Restricted Subsidiaries (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness or Long-Term Retained Notes in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (g) and (i) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(4)	make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a)	no Default shall have occurred and be continuing or would occur as a consequence thereof;

(b)	immediately after giving effect to such transaction on a pro forma basis, the Issuer could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock (as defined below) pursuant to clause (c) thereof), (6)(c), (8), (13)(b) and (19) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the amount equal to the Cumulative Credit.

“Cumulative Credit” means the sum of (without duplication):

(1)	50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period, the “Reference Period”) from January 1, 2008 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(2)	100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in good faith by the Issuer) of property other than cash, received by the Issuer after February 1, 2008 (other than net proceeds to the extent such net proceeds have been used to incur Indebtedness, Disqualified Stock, or Preferred Stock pursuant to clause (m) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) from the issue or sale of Equity Interests of the Issuer (excluding Refunding Capital Stock (as defined below), Designated Preferred Stock, Excluded Contributions, and Disqualified Stock), including Equity Interests issued upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary of the Issuer), plus

(3)	100% of the aggregate amount of contributions to the capital of the Issuer received in cash and the Fair Market Value (as determined in good faith by the Issuer) of property other than cash after February 1, 2008 (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, and Disqualified Stock and other than contributions to the extent such contributions have been used to incur Indebtedness, Disqualified Stock, or Preferred Stock pursuant to clause (m) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”), plus

(4)	100% of the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of the Issuer or any Restricted Subsidiary thereof issued after February 1, 2008 (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests in the Issuer (other than Disqualified Stock) or any direct or indirect parent of the Issuer (provided in the case of any parent, such Indebtedness or Disqualified Stock is retired or extinguished), plus

(5)	100% of the aggregate amount received by the Issuer or any Restricted Subsidiary in cash and the Fair Market Value (as determined in good faith by the Issuer) of property other than cash received by the Issuer or any Restricted Subsidiary from:

(A)	the sale or other disposition (other than to the Issuer or a Restricted Subsidiary of the Issuer) of Restricted Investments made by the Issuer and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Issuer and its Restricted Subsidiaries by any Person (other than the Issuer or any of its Restricted Subsidiaries) and from repayments of loans or advances, and releases of guarantees, which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clause (7) of the succeeding paragraph),

(B)	the sale (other than to the Issuer or a Restricted Subsidiary of the Issuer) of the Capital Stock of an Unrestricted Subsidiary, or

(C)	a distribution or dividend from an Unrestricted Subsidiary, plus

(6)

in the event any Unrestricted Subsidiary of the Issuer has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, the Fair Market Value (as determined in good faith by the Issuer) of the Investment of the Issuer in such Unrestricted Subsidiary (which, if the fair market value of such investment shall exceed $250.0 million, shall be determined by the Board of Directors of the Issuer, a copy of the resolution of which with respect thereto shall be delivered to the Trustee) at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (7) of the succeeding paragraph or constituted a Permitted Investment).

The foregoing provisions do not prohibit:

(1)	the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2)	(a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Subordinated Indebtedness of the Issuer, any direct or indirect parent of the Issuer or any Subsidiary Pledgor in exchange for, or out of the proceeds of, the substantially concurrent sale of, Equity Interests of the Issuer or any direct or indirect parent of the Issuer or contributions to the equity capital of the Issuer (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Issuer) (collectively, including any such contributions, “Refunding Capital Stock”),

(b)	the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer) of Refunding Capital Stock, and

(c)	if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph and not made pursuant to clause (2)(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent of the Issuer) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(3)	the redemption, repurchase, defeasance, or other acquisition or retirement of Subordinated Indebtedness of the Issuer or any Subsidiary Pledgor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer or a Subsidiary Pledgor which is Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(a)	the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable), plus any accrued and unpaid interest, of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired, any tender premiums, plus any defeasance costs, fees and expenses incurred in connection therewith),

(b)	such Indebtedness is subordinated to the Notes or such Subsidiary Pledgor’s obligations in respect of the Notes, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value,

(c)	such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) 91 days following the last maturity date of any Notes then outstanding, and

(d)	such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being redeemed, repurchased, defeased, acquired or retired that were due on or after the date that is one year following the last maturity date of any Notes then outstanding were instead due on such date;

(4)	a Restricted Payment to pay for the repurchase, retirement or other acquisition for value of Equity Interests of the Issuer or any direct or indirect parent of the Issuer held by any future, present or former employee, director or consultant of the Issuer or any direct or indirect parent of the Issuer or any Subsidiary of the Issuer pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed $50.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $100.0 million in any calendar year (which shall increase to $150.0 million subsequent to the consummation of an underwritten public Equity Offering of common stock); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a)	the cash proceeds received by the Issuer or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Issuer or any direct or indirect parent of the Issuer (to the extent contributed to the Issuer) to members of management, directors or consultants of the Issuer and its Restricted Subsidiaries or any direct or indirect parent of the Issuer that occurs after the Issue Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under “—Limitation on Restricted Payments”), plus

(b)	the cash proceeds of key man life insurance policies received by the Issuer or any direct or indirect parent of the Issuer (to the extent contributed to the Issuer) or the Issuer’s Restricted Subsidiaries after the Issue Date, plus

(c)	the amount of any cash bonuses otherwise payable to members of management, directors or consultants of the Issuer and its Restricted Subsidiaries or any direct or indirect parent of the Issuer in connection with Acquisition Transactions that are foregone in return for the receipt of Equity Interests;

provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by clauses (a), (b) and (c) above in any calendar year; and provided, further, that cancellation of Indebtedness owing to the Issuer or any Restricted Subsidiary from any present or former employees, directors, officers or consultants of the Issuer, any of its Restricted Subsidiaries or its direct or indirect parents in connection with a repurchase of Equity Interests of the Issuer or any of its direct or indirect parents will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(5)	the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to the extent such dividends are included in the definition of “Fixed Charges”;

(6)	(a) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

(b)	a Restricted Payment to any direct or indirect parent of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent of the Issuer issued after the Issue Date; provided that the aggregate amount of dividends declared and paid pursuant to this clause (b) does not exceed the net cash proceeds actually received by the Issuer from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date; and

(c)	the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;

provided, however, in the case of each of (a) and (c) above of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Issuer would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7)	Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value (as determined in good faith by the Issuer), taken together with all other Investments made pursuant to this clause (7) that are at that time outstanding, not to exceed $250.0 million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8)	the payment of dividends on the Issuer’s common stock (or a Restricted Payment to any direct or indirect parent of the Issuer to fund the payment by such direct or indirect parent of the Issuer of dividends on such entity’s common stock) of up to 6% per annum of the net proceeds received by the Issuer from any public offering of common stock of the Issuer or any direct or indirect parent of the Issuer, other than public offerings with respect to the Issuer’s (or such direct or indirect parent’s) common stock registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(9)	Restricted Payments that are made with Excluded Contributions;

(10)	other Restricted Payments in an aggregate amount not to exceed the greater of $500.0 million and 2.5% of Total Assets at the time made;

(11)	the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary of the Issuer by, Unrestricted Subsidiaries;

(12)	the payment of dividends or other distributions to any direct or indirect parent of the Issuer that files a consolidated tax return that includes the Issuer and its subsidiaries (including, without limitation, by virtue of such parent being the common parent of a consolidated or combined tax group of which the Issuer and/or its Restricted Subsidiaries are members) in an amount not to exceed the amount that the Issuer and its Restricted Subsidiaries would have been required to pay in respect of federal, state or local taxes (as the case may be) if the Issuer and its Restricted Subsidiaries paid such taxes as a stand-alone taxpayer (or standalone group);

(13)	the payment of Restricted Payment, if applicable:

(a)	in amounts required for any direct or indirect parent of the Issuer to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct or indirect parent of the Issuer and general corporate operating and overhead expenses of any direct or indirect parent of the Issuer in each case to the extent such fees and expenses are attributable to the ownership or operation of the Issuer, if applicable, and its Subsidiaries;

(b)	in amounts required for any direct or indirect parent of the Issuer, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Issuer or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Issuer Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c)	in amounts required for any direct or indirect parent of the Issuer to pay fees and expenses, other than to Affiliates of the Issuer, related to any unsuccessful equity or debt offering of such parent;

(14)	any Restricted Payment used to fund the Acquisition Transactions or the Transactions and the payment of fees and expenses incurred in connection with the Acquisition Transactions or the Transactions or owed by the Issuer or any direct or indirect parent of the Issuer or Restricted Subsidiaries of the Issuer to Affiliates, and any other payments made, including any such payments made to any direct or indirect parent of the Issuer to enable it to make payments, in connection with the consummation of the Transactions or as contemplated by the Acquisition Documents, whether payable on the Issue Date or thereafter, in each case to the extent permitted by the covenant described under “—Transactions with Affiliates”;

(15)	any Restricted Payment made under the Operations Management Agreement;

(16)	repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(17)	purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

(18)	Restricted Payments by the Issuer or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

(19)	the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions “—Change of Control” and “—Asset Sales”; provided that all Notes tendered by holders of the Notes in connection with a Change of Control or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(20)	payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries, taken as a whole, that complies with the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets”; provided that as a result of such consolidation, amalgamation, merger or transfer of assets, the Issuer shall have made a Change of Control Offer (if required by the Indenture) and that all Notes tendered by holders in connection with such Change of Control Offer have been repurchased, redeemed or acquired for value;

(21)	payments made to repay, defease, discharge or otherwise refinance Retained Notes or to service Retained Notes; and

(22)	Restricted Payments made in connection with the incurrence of Indebtedness under the revolving portion of the Credit Agreement for the account or benefit of the Subsidiaries of Harrah’s Entertainment other than the Issuer or any of its Subsidiaries (including the distribution of the proceeds of any such Indebtedness and with respect to the issuance of, or payments in respect of drawings under, letters of credit), in each case for general corporate purposes of such Subsidiaries (including, without limitation, for business acquisitions and project development and, in the case of letters of credit, for the back-up or replacement of existing letters of credit) in an aggregate amount not to exceed $250.0 million at any time outstanding, so long as such proceeds are not distributed to the stockholders of Harrah’s Entertainment;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (6)(b), (7), (10), (11) and (13)(b), no Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the Issue Date, all of the Issuer’s Subsidiaries will be Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Notwithstanding the foregoing provisions of this covenant, the Issuer will not, and will not permit any of its Restricted Subsidiaries to, pay any cash dividend or make any cash distribution on, or in respect of, the Issuer’s Capital Stock or purchase for cash or otherwise acquire for cash any Capital Stock of the Issuer or any direct or indirect parent of the Issuer for the purpose of paying any cash dividend or making any cash distribution to, or acquiring Capital Stock of any direct or indirect parent of the Issuer for cash from, the Investors, or guarantee any Indebtedness of any Affiliate of the Issuer for the purpose of paying such dividend, making such distribution or so acquiring such Capital Stock to or from the Investors, in each case by means of utilization of the cumulative Restricted Payment credit provided by the first paragraph of this covenant, or the exceptions provided by clauses (1), (7) or (10) of the second paragraph of this covenant or clauses (9), (10), (15) or (20) of the definition of “Permitted Investments,” if (x) at the time and after giving effect to such payment, the Consolidated Leverage Ratio of the Company would be greater than 7.25 to 1.00 or (y) such payment is not otherwise in compliance with this covenant.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)	(i) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(b)	make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(c)	sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1)	contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Credit Agreement and the other Credit Agreement Documents;

(2)	the Indenture, the Notes (and any exchange Notes);

(3)	applicable law or any applicable rule, regulation or order;

(4)	any agreement or other instrument of a Person acquired by the Issuer or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(5)	contracts or agreements for the sale of assets, including any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary;

(6)	Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8)	customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(9)	purchase money obligations for property acquired and Capitalized Lease Obligations in the ordinary course of business;

(10)	customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business;

(11)	any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(12)	other Indebtedness, Disqualified Stock or Preferred Stock (a) of any Restricted Subsidiary of the Issuer that is a Subsidiary Pledgor or a Foreign Subsidiary, (b) of any Restricted Subsidiary that is not a Subsidiary Pledgor or a Foreign Subsidiary so long as such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Issuer’s ability to make anticipated principal or interest payments on the Notes (as determined in good faith by the Issuer) or (c) of any Restricted Subsidiary incurred in connection with any Project Financing, provided that in the case of each of clauses (a) and (b), such Indebtedness, Disqualified Stock or Preferred Stock is permitted to be Incurred subsequent to the Issue Date by the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(13)	any Restricted Investment not prohibited by the covenant described under “—Limitation on Restricted Payments” and any Permitted Investment; or

(14)	any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this covenant, (1) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (2) the subordination of loans or advances made to the Issuer or a Restricted Subsidiary of the Issuer to other Indebtedness Incurred by the Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Asset Sales

The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Issuer or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(a)	any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Issuer or any Restricted Subsidiary of the Issuer (other than liabilities that are by their terms subordinated to the Notes or such Restricted Subsidiary’s obligations in respect of the Notes) that are assumed by the transferee of any such assets,

(b)	any notes or other obligations or other securities or assets received by the Issuer or such Restricted Subsidiary of the Issuer from such transferee that are converted by the Issuer or such Restricted Subsidiary of the Issuer into cash within 180 days of the receipt thereof (to the extent of the cash received), and

(c)	any Designated Non-cash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value (as determined in good faith by the Issuer), taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of 5.0% of Total Assets and $850.0 million at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value) shall be deemed to be Cash Equivalents for the purposes of this provision.

Within 15 months after the Issuer’s or any Restricted Subsidiary of the Issuer’s receipt of the Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary of the Issuer may apply the Net Proceeds from such Asset Sale, at its option:

(1)	to repay (a) Indebtedness constituting First Priority Lien Obligations and other Pari Passu Indebtedness that is secured by a Lien permitted under the Indenture (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto), (b) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Pledgor, (c) Obligations under the Notes or (d) other Pari Passu Indebtedness (provided that if the Issuer or any Subsidiary Pledgor shall so reduce Obligations under Pari Passu Indebtedness that does not constitute First Priority Lien Obligations, the Issuer will equally and ratably reduce Obligations under the Notes as provided under “Optional Redemption,” through open-market purchases (provided that such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of Notes), in each case other than Indebtedness owed to the Issuer or an Affiliate of the Issuer; or

(2)	to make an Investment in any one or more businesses (provided that if such Investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Issuer), assets, or property or capital expenditures, in each case (a) used or useful in a Similar Business or (b) that replace the properties and assets that are the subject of such Asset Sale.

In the case of clause (2) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment; provided that in the event such binding commitment is later canceled or terminated for any reason before such Net Proceeds are so applied, the Issuer or such Restricted Subsidiary enters into another binding commitment (a “Second Commitment”) within six months of such cancellation or termination of the prior binding commitment; provided, further that the Issuer or such Restricted Subsidiary may only enter into a Second Commitment under the foregoing provision one time with respect to each Asset Sale and to the extent such Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds.

Pending the final application of any such Net Proceeds, the Issuer or such Restricted Subsidiary of the Issuer may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture. Any Net Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the second paragraph of this covenant (it being understood that any portion of such Net Proceeds used to make an offer to purchase Notes, as described in clause (1) above, shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $200.0 million, the Issuer shall make an offer to all holders of Notes (and, at the option of the Issuer, to holders of any Pari Passu Indebtedness) (an “Asset Sale Offer”) to purchase the maximum principal amount of Notes (and such Pari Passu Indebtedness), that is at least $2,000 and an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such Pari Passu Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest and additional interest, if any (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten (10) Business Days after the date that Excess Proceeds exceeds $200.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Notes (and such Pari Passu Indebtedness) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for any purpose that is not prohibited by the Indenture. If the aggregate principal amount of Notes (and such Pari Passu Indebtedness) surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Issuer must comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

If more Notes (and such Pari Passu Indebtedness) are tendered pursuant to an Asset Sale Offer than the Issuer is required to purchase, selection of such Notes for purchase will be made by the Trustee; provided that no Notes of $2,000 or less shall be purchased in part. Selection of such Pari Passu Indebtedness will be made pursuant to the terms of such Pari Passu Indebtedness.

Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each holder of Notes at such holder’s registered address. If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

Transactions with Affiliates

The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $25.0 million, unless:

(a)	such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $75.0 million, the Issuer delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Issuer, approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions do not apply to the following:

(1)	transactions between or among the Issuer and/or any of its Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction) and any merger, consolidation or amalgamation of the Issuer and any direct parent of the Issuer; provided that such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Issuer and such merger, consolidation or amalgamation is otherwise in compliance with the terms of the Indenture and effected for a bona fide business purpose;

(2)	Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” and Permitted Investments;

(3)	(x) the entering into of any agreement (and any amendment or modification of any such agreement so long as, in the good faith judgment of the Board of Directors of the Issuer, any such amendment is not disadvantageous to the Holders when taken as a whole, as compared to such agreement as in effect on the Issue Date) to pay, and the payment of, management, consulting, monitoring and advisory fees to the Sponsors in an aggregate amount in any fiscal year not to exceed the greater of (A) $30 million and (B) 1% of EBITDA of the Issuer and its Restricted Subsidiaries for the immediately preceding fiscal year, plus out-of-pocket expense reimbursement; provided, however, that any payment not made in any fiscal year may be carried forward and paid in the following two fiscal years and (y) the payment of the present value of all amounts payable pursuant to any agreement described in clause 3(x) in connection with the termination of such agreement;

(4)	the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Issuer or any Restricted Subsidiary, any direct or indirect parent of the Issuer;

(5)	payments by the Issuer or any of its Restricted Subsidiaries to the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are (x) made pursuant to the agreements with the Sponsors described in this prospectus or (y) approved by a majority of the Board of Directors of the Issuer in good faith;

(6)	transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(7)	payments or loans (or cancellation of loans) to officers, directors, employees or consultants which are approved by a majority of the Board of Directors of the Issuer in good faith;

(8)	any agreement as in effect as of the Issue Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the Notes in any material respect than the original agreement as in effect on the Issue Date) or any transaction contemplated thereby as determined in good faith by the Issuer;

(9)

the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, Acquisition Documents, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date, and any transaction, agreement or arrangement described in this prospectus and, in each case, any amendment thereto or similar transactions, agreements or arrangements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing transaction, agreement or arrangement or under any similar transaction, agreement or arrangement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such existing transaction, agreement or arrangement together with all amendments thereto, taken as a whole, or new transaction, agreement or arrangement are not otherwise more disadvantageous to the holders of the Notes in any material respect than the original transaction, agreement or arrangement as in effect on the Issue Date;

(10)	the execution of the Acquisition Transactions, and the payment of all fees and expenses related to the Acquisition Transactions, including fees to the Sponsors, which are described in this prospectus or contemplated by the Acquisition Documents;

(11)	any transactions made pursuant to any Operations Management Agreement and any transactions in connection with the use of the revolving credit facility under the Credit Agreement for the account or benefit of the Subsidiaries of Harrah’s Entertainment other than the Issuer and its Subsidiaries (including the distribution of the proceeds of any such revolving credit Indebtedness and with respect to the issuance of, or payments in respect of drawings under, letters of credit);

(12)	(a) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, which are fair to the Issuer and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Issuer, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (b) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business and consistent with past practice or industry norm;

(13)	any transaction effected as part of a Qualified Receivables Financing;

(14)	the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any Person;

(15)	the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Issuer or any direct or indirect parent of the Issuer or of a Restricted Subsidiary of the Issuer, as appropriate, in good faith;

(16)	the entering into of any tax sharing agreement or arrangement that complies with clause (12) of the second paragraph of the covenant described under “—Limitation on Restricted Payments”;

(17)	any contribution to the capital of the Issuer;

(18)	transactions permitted by, and complying with, the provisions of the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets”;

(19)	transactions between the Issuer or any of its Restricted Subsidiaries and any Person, a director of which is also a director of the Issuer or any direct or indirect parent of the Issuer; provided, however, that such director abstains from voting as a director of the Issuer or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(20)	pledges of Equity Interests of Unrestricted Subsidiaries;

(21)	the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business;

(22)	any employment agreements entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(23)	transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Issuer in an Officer’s Certificate) for the purpose of improving the consolidated tax efficiency of the Issuer and its Subsidiaries and not for the purpose of circumventing any covenant set forth in the Indenture; and

(24)	the execution of the Transactions and the payment of all fees and expenses related to the Transactions.

Liens

The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist (i) any Lien on any asset or property of the Issuer or such Restricted Subsidiary securing Indebtedness unless the Notes are equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to the Notes) the obligations so secured until such time as such obligations are no longer secured by a Lien or (ii) any Lien securing any First Priority Lien Obligation of the Issuer or any Subsidiary Pledgor without effectively providing that the Notes or the obligations of such Subsidiary Pledgor in respect of the Notes, as the case may be, shall be granted a second priority security interest (subject to Permitted Liens) upon the assets or property constituting the collateral for such First Priority Lien Obligations, except as set forth under “—Security for the Notes.”

Clause (i) of the preceding paragraph does require the Issuer or any Restricted Subsidiary of the Issuer to secure the Notes if the Lien consists of a Permitted Lien. Any Lien which is granted to secure the Notes or the obligations of any Subsidiary Pledgor in respect of the Notes under clause (i) of the preceding paragraph (unless also granted pursuant to clause (ii) of the preceding paragraph) shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the Notes or such Subsidiary Pledgor obligations under such clause (i).

Notwithstanding the foregoing, the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or Incur any Lien on the Collateral securing Indebtedness on a second-priority basis that is pari passu with the Liens securing the Notes pursuant to clause (i) of the second preceding paragraph (“Additional Second Priority Debt”), unless either (i) the Total Secured Leverage Ratio of the Issuer for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Lien is created or Incurred would have been equal to or less than 7.25 to 1.00, determined on a pro forma basis after giving effect to the Incurrence of such Lien and related Additional Second Priority Debt (including a pro forma application of the net proceeds of such Additional Second Priority Debt ), as if such Lien and related Additional Second Priority Debt had been Incurred and the application of the proceeds from such Indebtedness had occurred, at the beginning of such four quarter period or (ii) the aggregate principal amount of the sum of all outstanding Additional Second Priority Debt, Notes and Old Second Lien Notes (collectively, “Second Priority Debt”) would be equal to or less than the greater of $5,562 million and the aggregate principal amount of such Second Priority Debt outstanding immediately after the Notes are issued on the Issue Date, after giving pro forma effect to the Incurrence of such Lien and related Additional Second Priority Debt (including a pro forma application of the net proceeds of such Additional Second Priority Debt); provided that the foregoing will not restrict the Incurrence or creation by the Issuer or its Restricted Subsidiaries of Liens on the Collateral securing Additional Second Priority Debt otherwise permitted to be Incurred under the Indenture in an aggregate principal amount not to exceed $500 million outstanding at any one time, so long as the Issuer or a Restricted Subsidiary receives cash proceeds in connection with the Incurrence of such Additional Second Priority Debt pursuant to this proviso.

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or Incur any Lien on the Collateral (including any Permitted Lien) securing Indebtedness on a second-priority basis that is junior in priority to the Liens securing First Priority Lien Obligations unless such Lien is pari passu with, or junior in priority to, the Liens securing the Notes. Further, the Issuer will not, and will not permit any of its Restricted Subsidiaries to exchange any Indebtedness Incurred as additional term loan Indebtedness under the

“accordion” provisions of the Credit Agreement as in effect on the Issue Date for any Indebtedness of the Issuer (including any Notes) existing on the Issue Date.

Reports and Other Information

The Indenture provides that notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Issuer will file with the SEC (and provide the Trustee and holders with copies thereof, without cost to each holder, within 15 days after it files them with the SEC),

(1)	within the time period specified in the SEC’s rules and regulations for non-accelerated filers, annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),

(2)	within the time period specified in the SEC’s rules and regulations for non-accelerated filers, reports on Form 10-Q (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),

(3)	promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time period specified in the SEC’s rules and regulations), such other reports on Form 8-K (or any successor or comparable form), and

(4)	any other information, documents and other reports which the Issuer would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

provided, however, that the Issuer shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuer will make available such information to prospective purchasers of Notes in addition to providing such information to the Trustee and the holders, in each case within 15 days after the time the Issuer would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act, subject, in the case of any such information, certificates or reports provided prior to the effectiveness of the exchange offer registration statement or shelf registration statement, to exceptions consistent with the presentation of financial information in this prospectus.

Notwithstanding the foregoing, the Issuer will not be required to furnish any information, certificates or reports required by Items 307 or 308 of Regulation S-K prior to the effectiveness of the exchange offer registration statement or shelf registration statement.

In the event that:

(a)	the rules and regulations of the SEC permit the Issuer and any direct or indirect parent of the Issuer to report at such parent entity’s level on a consolidated basis and such parent entity is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the capital stock of the Issuer, or

(b)	any direct or indirect parent of the Issuer is or becomes a Subsidiary Pledgor of the Notes,

consolidating reporting at the parent entity’s level in a manner consistent with that described in this covenant for the Issuer will satisfy this covenant, and the Indenture permits the Issuer to satisfy its obligations in this covenant with respect to financial information relating to the Issuer by furnishing financial information relating to such direct or indirect parent; provided that such financial information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent and any of its Subsidiaries other than the Issuer and its Subsidiaries, on the one hand, and the information relating to the Issuer, the Subsidiary Pledgors and the other Subsidiaries of the Issuer on a standalone basis, on the other hand.

In addition, the Issuer will make such information available to prospective investors upon request. In addition, the Issuer has agreed that, for so long as any Notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, it will furnish to the holders of the Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, the Issuer is deemed to have furnished such reports referred to above to the Trustee and the holders if the Issuer has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available. In addition, the requirements of this covenant shall be deemed satisfied prior to the commencement of the exchange offers contemplated by the Registration Rights Agreement relating to the Notes or the effectiveness of the shelf registration statement by (1) the filing with the SEC of the exchange offers registration statement and/or shelf registration statement in accordance with the provisions of such Registration Rights Agreement, and any amendments thereto, and such registration statement and/or amendments thereto are filed at times that otherwise satisfy the time requirements set forth in the first paragraph of this covenant and/or (2) the posting of reports that would be required to be provided to the Trustee and the holders on the Issuer’s website (or that of any of its parent companies).

Amendment of Security Documents

The Issuer will not amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Security Documents in any way that would be adverse to the holders of the Notes in any material respect, except as described above under “—Security for the Notes” or as permitted under “—Amendments and Waivers.”

Future Subsidiary Pledgors

The Indenture provides that the Issuer will cause each Wholly Owned Restricted Subsidiary that is a Domestic Subsidiary (unless such Subsidiary is a Receivables Subsidiary or a Domestic Subsidiary that is wholly owned by one or more Foreign Subsidiaries and created to enhance the tax efficiency of the Issuer and its Subsidiaries) and that provides a pledge of, or grants a Lien on, its assets to secure any First Priority Lien Obligations to execute and deliver to the Trustee the Security Documents necessary to cause such Restricted Subsidiary to become a Subsidiary Pledgor (or grantor) and take all actions required thereunder to perfect Liens created thereunder, as well as to execute and deliver to the Trustee a joinder to the Intercreditor Agreement.

Future Subsidiary Guarantors

The Indenture provides that, promptly following the terms of the Issuer’s Indebtedness existing on the Issue Date no longer prohibiting the guarantee of the Second Lien Notes by the Subsidiary Pledgors (as determined in good faith by the Issuer) and requisite approvals are received from the applicable gaming authorities (the “Initial Guarantee Event”), each Subsidiary Pledgor will execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary Pledgor shall guarantee payment of the Notes, as well as execute and deliver to the Trustee a joinder to the Guarantor Intercreditor Agreement. In addition, the Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness the terms of which prohibit or restrict the ability of a Subsidiary Pledgor to provide such a guarantee.

The Indenture will further provide that, from and after the Initial Guarantee Event, the Issuer will cause each Wholly Owned Restricted Subsidiary that is a Domestic Subsidiary (unless such Subsidiary is a Receivables Subsidiary or a Domestic Subsidiary that is wholly owned by one or more Foreign Subsidiaries and created to enhance the tax efficiency of the Issuer and its Subsidiaries) that guarantees any Indebtedness of the Issuer or any other guarantor of the Notes to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will guarantee payment of the Notes, as well as to execute and deliver a joinder to the Guarantor Intercreditor Agreement.

The Indenture also provides that the Issuer shall cause each Wholly Owned Restricted Subsidiary that is a Domestic Subsidiary (unless such Subsidiary is a Receivables Subsidiary or a Domestic Subsidiary that is wholly owned by one or more Foreign Subsidiaries and created to enhance the tax efficiency of the Issuer and its Subsidiaries) and that guarantees any First Priority Lien Obligations to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary shall guarantee the payment of the Notes.

After-Acquired Property

The Indenture provides that upon the acquisition by any Issuer or any Subsidiary Pledgor of any First Priority After-Acquired Property, the Issuer or such Subsidiary Pledgor shall execute and deliver such mortgages, deeds of trust, security instruments, financing statements and certificates and opinions of counsel as shall be reasonably necessary to vest in the Trustee a perfected security interest, subject only to Permitted Liens, in such First Priority After-Acquired Property and to have such First Priority After-Acquired Property (but subject to certain limitations, if applicable, including as described under “—Security for the Notes”) added to the Collateral, and thereupon all provisions of the Indenture relating to the Collateral shall be deemed to relate to such First Priority After-Acquired Property to the same extent and with the same force and effect.

Mandatory Disposition Pursuant to Gaming Laws

Federal, state and local authorities in several jurisdictions regulate extensively our casino entertainment operations. The Gaming Authority of any jurisdiction in which Harrah’s Operating or any of its subsidiaries conduct or propose to conduct gaming may require that a holder of the Notes or the beneficial owner of the Notes of a holder be approved, licensed, qualified or found suitable under applicable gaming laws. Under the Indenture, each person that holds or acquires beneficial ownership of any of the Notes shall be deemed to have agreed, by accepting such notes, that if any such Gaming Authority requires such person to be approved, licensed, qualified or found suitable under applicable Gaming Laws, such holder or beneficial owner, as the case may be, shall apply for a license, qualification or finding of suitability within the required time period.

If a person required to apply or become licensed or qualified or be found suitable fails to do so (a “Disqualified Holder”), the Issuer shall have the right, at its election, (1) to require such person to dispose of its notes or beneficial interest therein within 30 days of receipt of notice of such election or such earlier date as may be required by such Gaming Authority or (2) to redeem such notes at a redemption price that, unless otherwise directed by such Gaming Authority, shall be at a redemption price that is equal to the lesser of:

•	such person’s cost, or

•	100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the earlier of (1) the redemption date or (2) the date such person became a Disqualified Holder.

Harrah’s Operating will notify the Trustee and applicable Gaming Authority in writing of any such redemption as soon as practicable. Harrah’s Operating will not be responsible for any costs or expenses any such holder may incur in connection with its application for a license, qualification or finding of suitability.

Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets

The Indenture provides that the Issuer may not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(1)

the Issuer is the surviving person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Issuer or such Person, as the case may be, being herein called the “Successor Issuer”); provided that in the case where the surviving Person is not a corporation, a co-obligor of the Notes is a corporation;

(2)	the Successor Issuer (if other than the Issuer) expressly assumes all the obligations of the Issuer under the Indenture and the Notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3)	immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Issuer or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Issuer or such Restricted Subsidiary at the time of such transaction) no Default shall have occurred and be continuing;

(4)	immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Successor Issuer or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Issuer or such Restricted Subsidiary at the time of such transaction), either

(a)	the Successor Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b)	the Fixed Charge Coverage Ratio for the Successor Issuer and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction;

(5)	if the Issuer is not the Successor Issuer, each Subsidiary Pledgor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that obligations in respect of the Notes shall apply to such Person’s obligations under the Indenture and the Notes; and

(6)	the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indentures (if any) comply with the Indenture.

The Successor Issuer (if other than the Issuer) will succeed to, and be substituted for, the Issuer under the Indenture and the Notes, and in such event the Issuer will automatically be released and discharged from its obligations under the Indenture and the Notes. Notwithstanding the foregoing clauses (3) and (4), (a) any Restricted Subsidiary may merge, consolidate or amalgamate with or transfer all or part of its properties and assets to the Issuer or to another Restricted Subsidiary, and (b) the Issuer may merge, consolidate or amalgamate with an Affiliate incorporated solely for the purpose of reincorporating the Issuer in another state of the United States, the District of Columbia or any territory of the United States or may convert into a limited liability company, so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby. This “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Issuer and its Restricted Subsidiaries.

The Indenture further provides that, subject to certain limitations in the Indenture governing release of assets and property securing the Notes upon the sale or disposition of a Restricted Subsidiary of the Issuer that is a Subsidiary Pledgor, no Subsidiary Pledgor will, and the Issuer will not permit any Subsidiary Pledgor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Subsidiary Pledgor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(1)	either (a) such Subsidiary Pledgor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Subsidiary Pledgor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Subsidiary Pledgor or such Person, as the case may be, being herein called the “Successor Subsidiary Pledgor”) and the Successor Subsidiary Pledgor (if other than such Subsidiary Pledgor) expressly assumes all the obligations of such Subsidiary Pledgor under the Indenture and the Security Documents pursuant to documents or instruments in form reasonably satisfactory to the Trustee, or (b) such sale or disposition or consolidation, amalgamation or merger is not in violation of the covenant described above under the caption “—Certain Covenants—Asset Sales”; and

(2)	the Successor Subsidiary Pledgor (if other than such Subsidiary Pledgor) shall have delivered or caused to be delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

Subject to certain limitations described in the Indenture, the Successor Subsidiary Pledgor (if other than such Subsidiary Pledgor) will succeed to, and be substituted for, such Subsidiary Pledgor under the Indenture and such Subsidiary Pledgor’s obligations in respect of the Notes, and such Subsidiary Pledgor will automatically be released and discharged from its obligations under the Indenture and such Subsidiary Pledgor’s obligations in respect of the Notes. Notwithstanding the foregoing, (1) a Subsidiary Pledgor may merge, amalgamate or consolidate with an Affiliate incorporated solely for the purpose of reincorporating such Subsidiary Pledgor in another state of the United States, the District of Columbia or any territory of the United States so long as the amount of Indebtedness of the Subsidiary Pledgor is not increased thereby and (2) a Subsidiary Pledgor may merge, amalgamate or consolidate with another Subsidiary Pledgor or the Issuer.

In addition, notwithstanding the foregoing, any Subsidiary Pledgor may consolidate, amalgamate or merge with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (collectively, a “Transfer”) to the Issuer or any Subsidiary Pledgor.

In addition, the Indenture provides that, subject to certain limitations in the Indenture governing release of Harrah’s Entertainment’s Note Guarantee upon the sale or disposition of the Issuer or the Issuer’s transfer of all or substantially all of its assets to, or merger with, an entity that is not a Wholly Owned Subsidiary of Harrah’s Entertainment in accordance with the first two paragraphs of this covenant, Harrah’s Entertainment will not consolidate, amalgamate or merge with or into or wind up into (whether or not Harrah’s Entertainment is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(1)	either Harrah’s Entertainment or the Issuer (provided that if the Issuer is to be the surviving Person, then such transaction shall comply with the first two paragraphs of this covenant) is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than Harrah’s Entertainment) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (Harrah’s Entertainment or such Person, as the case may be, being herein called the “Successor Parent Guarantor”) and the Successor Parent Guarantor (if other than Harrah’s Entertainment) expressly assumes all the obligations of Harrah’s Entertainment under the Indenture and Harrah’s Entertainment’s Note Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee; and

(2)	the Successor Parent Guarantor (if other than Harrah’s Entertainment) shall have delivered or caused to be delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

Subject to certain limitations described in the Indenture, the Successor Parent Guarantor (if other than Harrah’s Entertainment) will succeed to, and be substituted for, Harrah’s Entertainment under the Indenture, Harrah’s Entertainment’s Note Guarantee, and Harrah’s Entertainment will automatically be released and discharged from its obligations under the Indenture and such Note Guarantee.

Defaults

An Event of Default is defined in the Indenture as:

(1)	a default in any payment of interest (including any additional interest) on any Note when due, continued for 30 days,

(2)	a default in the payment of principal or premium, if any, of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise,

(3)	the failure by the Issuer or any Restricted Subsidiary to comply for 60 days after notice with its other agreements contained in the Notes or the Indenture,

(4)	the failure by the Issuer or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay any Indebtedness (other than Indebtedness owing to the Issuer or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $150.0 million or its foreign currency equivalent (the “cross-acceleration provision”),

(5)	certain events of bankruptcy, insolvency or reorganization of the Issuer or a Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) (the “bankruptcy provisions”),

(6)	failure by the Issuer or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $150.0 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days (the “judgment default provision”),

(7)	the Note Guarantee of the Parent Guarantor or a Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) ceases to be in full force and effect (except as contemplated by the terms thereof) or the Parent Guarantor denies or disaffirms its obligations under the Indenture or its Note Guarantee and such Default continues for 10 days,

(8)	unless all of the Collateral has been released from the second priority Liens in accordance with the provisions of the Security Documents, the second priority Liens on all or substantially all of the Collateral cease to be valid or enforceable and such Default continues for 30 days, or the Issuer shall assert or any Subsidiary Pledgor shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable and, in the case of any such Person that is a Subsidiary of the Issuer, the Issuer fails to cause such Subsidiary to rescind such assertions within 30 days after the Issuer has actual knowledge of such assertions, or

(9)	the failure by the Issuer or any Subsidiary Pledgor to comply for 60 days after notice with its other agreements contained in the Security Documents except for a failure that would not be material to the holders of the Notes and would not materially affect the value of the Collateral taken as a whole (together with the defaults described in clause (8) the “security default provisions”).

The foregoing constitutes Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clauses (3) or (9) will not constitute an Event of Default until the Trustee or the holders of 30% in principal amount of outstanding Notes notify the Issuer of the default and the Issuer does not cure such default within the time specified in clauses (3) or (9) hereof after receipt of such notice.

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer) occurs and is continuing, the Trustee or the holders of at least 30% in principal amount of outstanding Notes by notice to the Issuer may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable; provided, however, that so long as any Bank Indebtedness remains outstanding, no such acceleration shall be effective until the earlier of (1) five Business Days after the giving of written notice to the Issuer and the Representative under the Credit Agreement and (2) the day on which any Bank Indebtedness is accelerated. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer occurs, the principal of, premium, if any, and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

In the event of any Event of Default specified in clause (4) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the Notes, if within 20 days after such Event of Default arose the Issuer delivers an Officer’s Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1)	such holder has previously given the Trustee notice that an Event of Default is continuing,

(2)	holders of at least 30% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy,

(3)	such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,

(4)	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(5)	the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Issuer is required to deliver to the Trustee, annually, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Issuer is taking or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture and Security Documents may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected, no amendment may, among other things:

(1)	reduce the amount of Notes whose holders must consent to an amendment,

(2)	reduce the rate of or extend the time for payment of interest on any Note,

(3)	reduce the principal of or change the Stated Maturity of any Note,

(4)	reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under “—Optional Redemption” above,

(5)	make any Note payable in money other than that stated in such Note,

(6)	expressly subordinate the Notes to any other Indebtedness of the Issuer or any Subsidiary Pledgor;

(7)	impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(8)	make any change in the amendment provisions which require each holder’s consent or in the waiver provisions;

(9)	make any change in the provisions in the Intercreditor Agreement or the Indenture dealing with the application of proceeds of Collateral that would adversely affect the holders of the Notes; or

(10)	except as expressly provided by the Indenture, modify or release the Guarantee of any Significant Subsidiary in any manner adverse to the holders of the Notes.

Without the consent of the holders of at least two-thirds in aggregate principal amount of the Notes then outstanding, no amendment or waiver may release all or substantially all of the Collateral from the Lien of the Indenture and the Security Documents with respect to the Notes.

Without the consent of any holder, the Issuer and Trustee may amend the Indenture, the Security Documents or the Intercreditor Agreement to cure any ambiguity, omission, mistake, defect or inconsistency, to provide for the assumption by a Successor Issuer of the obligations of the Issuer under the Indenture and the Notes, to provide for the assumption by a Successor Subsidiary Pledgor of the obligations of a Subsidiary Pledgor under the Indenture and the Security Documents, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add a Subsidiary Pledgor with respect to the Notes, to secure the Notes, to release Collateral as permitted by the Indenture or the Intercreditor Agreement, to add additional secured creditors holding Other Second-Lien Obligations so long as such obligations are not prohibited by the Indenture or the Security Documents, to add to the covenants of the Issuer for the benefit of the holders or to surrender any right or power conferred upon the Issuer, to make any change that does not adversely affect the rights of any holder, to conform the text of the Indenture, the Notes, the Security Documents or the Intercreditor Agreement, to any provision of this “Description of 2018(2) Second Lien Notes” to the extent that such provision in this “Description of 2018(2) Second Lien Notes” was intended to be a verbatim recitation of a provision of the

Indenture, the Notes, the Security Documents or the Intercreditor Agreement, to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA to effect any provision of the Indenture or to make certain changes to the Indenture to provide for the issuance of additional Notes.

The consent of the noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, the Issuer is required to mail to the respective noteholders a notice briefly describing such amendment. However, the failure to give such notice to all noteholders entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.

No Personal Liability of Directors, Officers, Employees, Managers and Stockholders

No director, officer, employee, manager, incorporator or holder of any Equity Interests in the Issuer or any direct or indirect parent corporation, as such, has any liability for any obligations of the Issuer under the Notes, the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Transfer and Exchange

A noteholder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the registrar and the Trustee may require a noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a noteholder to pay any taxes required by law or permitted by the Indenture. The Issuer is not required to transfer or exchange any Note selected for redemption or to transfer or exchange any Note for a period of 15 days prior to a selection of Notes to be redeemed. The Notes were issued in registered form and the registered holder of a Note is treated as the owner of such Note for all purposes.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration or transfer or exchange of Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

(1)	either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all of the Notes (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at the option of the Issuer, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2)	the Issuer has paid all other sums payable under the Indenture; and

(3)	the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Defeasance

The Issuer at any time may terminate all its obligations under the Notes and the Indenture with respect to the holders of the Notes (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Issuer at any time may terminate its obligations under the covenants described under “—Certain Covenants” for the benefit of the holders of the Notes, the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision described under “—Defaults” (but only to the extent that those provisions relate to the Defaults with respect to the Notes) and the undertakings and covenants contained under “—Change of Control” and “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” (“covenant defeasance”) for the benefit of the holders of the Notes. If the Issuer exercises its legal defeasance option or its covenant defeasance option, each Subsidiary Pledgor will be released from all of its obligations with respect to the Notes and the Security Documents.

The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (3), (4) and (5) (with respect only to Significant Subsidiaries), (6) or (7) under “—Defaults” or because of the failure of the Issuer to comply with the first clause (4) under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.”

In order to exercise its defeasance option, the Issuer must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable Federal income tax law). Notwithstanding the foregoing, the Opinion of Counsel required by the immediately preceding sentence with respect to a legal defeasance need not be delivered if all of the Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable at their Stated Maturity within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer.

Concerning the Trustee

U.S. Bank National Association is the Trustee under the Indenture and has been appointed by the Issuer as Registrar and a Paying Agent with regard to the Notes.

Governing Law

The Indenture provides that it and the Notes are governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Acquired Indebtedness” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means the acquisition by Affiliates of the Sponsors of substantially all of the outstanding shares of capital stock of Harrah’s Entertainment, Inc., pursuant to the Merger Agreement.

“Acquisition Documents” means the Merger Agreement and any other document entered into in connection therewith, in each case as amended, supplemented or modified from time to time prior to the Issue Date or thereafter.

“Acquisition Transactions” means the transactions described under “Summary—The Acquisition Transactions.”

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of:

(1)	1% of the then outstanding principal amount of the Note; and

(2)	the excess of:

(a)	the present value at such redemption date of (i) the redemption price of the Note, at December 15, 2013 (such redemption price being set forth in the applicable table appearing above under “—Optional Redemption”) plus (ii) all required interest payments due on the Note through December 15, 2013 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the then outstanding principal amount of the Note.

“Asset Sale” means:

(1)	the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/ Leaseback Transaction) outside the ordinary course of business of the Issuer or any Restricted Subsidiary of the Issuer (each referred to in this definition as a “disposition”) or

(2)	the issuance or sale of Equity Interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to the Issuer or another Restricted Subsidiary of the Issuer) (whether in a single transaction or a series of related transactions), in each case other than:

(a)	a disposition of Cash Equivalents or Investment Grade Securities or obsolete, damaged or worn out property or equipment in the ordinary course of business;

(b)	the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control;

(c)	any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments”;

(d)	any disposition of assets of the Issuer or any Restricted Subsidiary or issuance or sale of Equity Interests of any Restricted Subsidiary, which assets or Equity Interests so disposed or issued have an aggregate Fair Market Value (as determined in good faith by the Issuer) of less than $50.0 million;

(e)	any disposition of property or assets, or the issuance of securities, by a Restricted Subsidiary of the Issuer to the Issuer or by the Issuer or a Restricted Subsidiary of the Issuer to a Restricted Subsidiary of the Issuer;

(f)	any exchange of assets (including a combination of assets and Cash Equivalents) for assets related to a Similar Business of comparable or greater market value or usefulness to the business of the Issuer and its Restricted Subsidiaries as a whole, as determined in good faith by the Issuer;

(g)	foreclosure or any similar action with respect to any property or other asset of the Issuer or any of its Restricted Subsidiaries;

(h)	any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i)	the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(j)	any sale of inventory or other assets in the ordinary course of business;

(k)	any grant in the ordinary course of business of any license of patents, trademarks, know-how or any other intellectual property;

(l)	in the ordinary course of business, any swap of assets, or lease, assignment or sublease of any real or personal property, in exchange for services (including in connection with any outsourcing arrangements) of comparable or greater value or usefulness to the business of the Issuer and its Restricted Subsidiaries as a whole, as determined in good faith by the Issuer;

(m)	a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(n)	any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including any Sale/Leaseback Transaction or asset securitization permitted by the Indenture;

(o)	dispositions in connection with Permitted Liens;

(p)	any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Issuer or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(q)	any disposition made pursuant to an Operations Management Agreement;

(r)	the sale of any property in a Sale/Leaseback Transaction within six months of the acquisition of such property;

(s)	dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements; and

(t)	any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind.

“Bank Indebtedness” means any and all amounts payable under or in respect of the Credit Agreement and the other Credit Agreement Documents as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Credit Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Board of Directors” means, as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock or shares;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of such Person and such Restricted Subsidiaries.

“Cash Equivalents” means:

(1)	U.S. dollars, pounds sterling, euros, the national currency of any member state in the European Union or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2)	securities issued or directly and fully guaranteed or insured by the U.S. government or any country that is a member of the European Union or any agency or instrumentality thereof in each case maturing not more than two years from the date of acquisition;

(3)

certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250.0 million and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(4)	repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper issued by a corporation (other than an Affiliate of the Issuer) rated at least “A1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(6)	readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7)	Indebtedness issued by Persons (other than the Sponsors or any of their Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition; and

(8)	investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above.

“Change of Control” means the occurrence of either of the following:

(1)	the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Issuer and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders; or

(2)	the Issuer becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation, amalgamation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of (prior to a Qualified IPO or upon or after an Issuer IPO) the Issuer or (upon or after a Holdco Qualified IPO) the Holdco Issuer.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all property subject or purported to be subject, from time to time, to a Lien under any Security Documents.

“Collateral Agent” means the Trustee in its capacity as “Collateral Agent” under the Indenture and under the Security Documents and any successor thereto in such capacity.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of intangible assets, deferred financing fees and Capitalized Software Expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding additional interest in respect of the Notes, amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and expensing of any bridge, commitment or other financing fees); plus

(2)	consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; plus

(3)	commissions, discounts, yield and other fees and charges Incurred in connection with any Receivables Financing which are payable to Persons other than the Issuer and its Restricted Subsidiaries; minus

(4)	interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Leverage Ratio” means, with respect to any Person, at any date the ratio of (i) Indebtedness (other than Qualified Non-Recourse Debt) of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) less the amount of cash and Cash Equivalents in excess of any Restricted Cash that would be stated on the balance sheet of such Person and its Restricted Subsidiaries and held by such Person and its Restricted Subsidiaries as of such date of determination to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred. In the event that the Issuer or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness subsequent to the commencement of the period for which the Consolidated Leverage Ratio is being calculated but prior to the event for which the calculation of the Consolidated Leverage Ratio is made (the “Consolidated Leverage Calculation Date”), then the Consolidated Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period; provided that the Issuer may elect pursuant to an Officer’s Certificate delivered to the Trustee to treat all or any portion of the commitment under any Indebtedness as being Incurred at such time, in which case any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations (including the Acquisition Transactions) and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that the Issuer or any of its Restricted Subsidiaries has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Leverage Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations (including the Acquisition Transactions), discontinued operations and other operational changes (and the change of any associated Indebtedness and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Consolidated Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation or operational change had occurred at the beginning of the applicable four-quarter period. For purposes of making the computation referred to above, with respect to each New Project that commences operations and records not less than one full fiscal quarter’s operations during the four-quarter reference period, the operating results of such New Project will be annualized on a straight-line basis during such period.

For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer as set forth in an Officer’s Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event (including, to the extent applicable, from the Acquisition Transactions) and (2) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in “Debt Covenant Compliance” in Exhibit 99.1 to the Quarterly Report on Form 10-Q for the nine months ended September 30, 2008 for Harrah’s Entertainment to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1)	any net after-tax extraordinary, nonrecurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses or charges, any severance expenses, relocation expenses, curtailments or modifications to pension and post-retirement employee benefit plans, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternate uses and fees, expenses or charges relating to facilities closing costs, acquisition integration costs, facilities opening costs, project start-up costs, business optimization costs, signing, retention or completion bonuses, expenses or charges related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), and any fees, expenses, charges or change in control payments made under the Acquisition Documents or otherwise related to the Acquisition Transactions or the Transactions, in each case, shall be excluded;

(2)	effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and such Restricted Subsidiaries) in amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to the Acquisition Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(3)	the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(4)	any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded;

(5)	any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by management of the Issuer) shall be excluded;

(6)	any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, Hedging Obligations or other derivative instruments shall be excluded;

(7)	the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary or a Qualified Non-Recourse Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof (other than a Qualified Non-Recourse Subsidiary of such referent Person) in respect of such period;

(8)	solely for the purpose of determining the amount available for Restricted Payments under clause (1) of the definition of Cumulative Credit contained in “—Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Subsidiary Pledgor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

(9)	an amount equal to the amount of Tax Distributions actually made to any parent or equity holder of such Person in respect of such period in accordance with clause (12) of the second paragraph under “—Certain Covenants—Limitation on Restricted Payments” shall be included as though such amounts had been paid as income taxes directly by such Person for such period;

(10)	any impairment charges or asset write-offs, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(11)	any non-cash expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded;

(12)	any (a) one-time non-cash compensation charges, (b) costs and expenses after the Issue Date related to employment of terminated employees, or (c) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Issue Date of officers, directors and employees, in each case of such Person or any of its Restricted Subsidiaries, shall be excluded;

(13)	accruals and reserves that are established or adjusted within 12 months after the Issue Date and that are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies shall be excluded;

(14)	solely for purposes of calculating EBITDA, (a) the Net Income of any Person and its Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-Wholly Owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties and (b) any ordinary course dividend, distribution or other payment paid in cash and received from any Person in excess of amounts included in clause (7) above shall be included;

(15)	(a)(i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations shall be excluded;

(16)	any currency translation gains and losses related to currency remeasurements of Indebtedness, and any net loss or gain resulting from hedging transactions for currency exchange risk, shall be excluded; and

(17)	to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries of the Issuer or a Restricted Subsidiary of the Issuer to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (4) and (5) of the definition of Cumulative Credit contained therein.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the non-cash expenses (other than Consolidated Depreciation and Amortization Expense) of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP, provided that if any such non-cash expenses represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to the extent paid, but excluding from this proviso, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period.

“Consolidated Taxes” means, with respect to any Person for any period, the provision for taxes based on income, profits or capital, including, without limitation, state, franchise, property and similar taxes, foreign withholding taxes (including penalties and interest related to such taxes or arising from tax examinations) and any Tax Distributions taken into account in calculating Consolidated Net Income.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2)	to advance or supply funds:

(a)	for the purchase or payment of any such primary obligation; or

(b)	to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Agreement” means (i) the credit agreement, date as of January 28, 2008, entered into in connection with the consummation of the Acquisition, among the Issuer, the pledgors named therein, the financial institutions named therein, and Bank of America, N.A., as Administrative Agent and Collateral Agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Issuer to be included in the definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Credit Agreement Documents” means the collective reference to any Credit Agreement, any notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified, in whole or in part, from time to time.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value (as determined in good faith by the Issuer) of non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any direct or indirect parent of the Issuer (other than Disqualified Stock), that is issued for cash (other than to the Issuer or any of its Subsidiaries or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on the issuance date thereof.

“Discharge of Senior Lender Claims” means, except to the extent otherwise provided in the Intercreditor Agreement, payment in full in cash (except for contingent indemnities and cost and reimbursement obligations to the extent no claim has been made) of (a) all Obligations in respect of all outstanding First Priority Lien Obligations and, with respect to letters of credit or letter of credit guaranties outstanding thereunder, delivery of cash collateral or backstop letters of credit in respect thereof in compliance with the Credit Agreement, in each case after or concurrently with the termination of all commitments to extend credit thereunder and (b) any other First Priority Lien Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid; provided that the Discharge of Senior Lender Claims shall not be deemed to have occurred if such payments are made with the proceeds of other First Priority Lien Obligations that constitute an exchange or replacement for or a refinancing of such Obligations or First Priority Lien Obligations. In the event the First Priority Lien Obligations are modified and the Obligations are paid over time or otherwise modified pursuant to Section 1129 of the Bankruptcy Code, the First Priority Lien Obligations shall be deemed to be discharged when the final payment is made, in cash, in respect of such indebtedness and any obligations pursuant to such new indebtedness shall have been satisfied.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1)	matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale),

(2)	is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person, or

(3)	is redeemable at the option of the holder thereof, in whole or in part (other than solely as a result of a change of control or asset sale),

in each case prior to 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1)	Consolidated Taxes; plus

(2)	Fixed Charges; plus

(3)	Consolidated Depreciation and Amortization Expense; plus

(4)	Consolidated Non-cash Charges; plus

(5)	any expenses or charges (other than Consolidated Depreciation or Amortization Expense) related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness permitted to be incurred by the Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the Notes and the Bank Indebtedness, (ii) any amendment or other modification of the Notes or other Indebtedness, (iii) any additional interest in respect of the Notes and (iv) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Receivables Financing; plus

(6)	business optimization expenses and other restructuring charges, reserves or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, facility consolidations, retention, systems establishment costs, contract termination costs, future lease commitments and excess pension charges); plus

(7)	the amount of management, monitoring, consulting, transaction and advisory fees and related expenses paid to the Sponsors (or any accruals relating to such fees and related expenses) during such period to the extent otherwise permitted by the covenant described under “—Certain Covenants—Transactions with Affiliates”; plus

(8)	the amount of loss on sale of receivables and related assets to a Receivables Subsidiary in connection with a Qualified Receivables Financing; plus

(9)	any costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Issuer or a Subsidiary Pledgor or net cash proceeds of an issuance of Equity Interests of the Issuer (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation of the Cumulative Credit; plus

(10)	Pre-Opening Expenses; less, without duplication,

(11)	non-cash items increasing Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period and any items for which cash was received in a prior period).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the Issue Date of common stock or Preferred Stock of the Issuer or any direct or indirect parent of the Issuer, as applicable (other than Disqualified Stock), other than:

(1)	public offerings with respect to the Issuer’s or such direct or indirect parent’s common stock registered on Form S-4 or Form S-8;

(2)	issuances to any Subsidiary of the Issuer; and

(3)	any such public or private sale that constitutes an Excluded Contribution.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contributions” means the Cash Equivalents or other assets (valued at their Fair Market Value as determined in good faith by senior management or the Board of Directors of the Issuer) received by the Issuer after the Issue Date from:

(1)	contributions to its common equity capital, and

(2)	the sale (other than to a Subsidiary of the Issuer or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer, in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by an Officer of the Issuer on or promptly after the date such capital contributions are made or the date such Capital Stock is sold, as the case may be.

“Existing Notes” means the Issuer’s 5.500% Senior Notes due 2010, 8.00% Senior Notes due 2011, 5.375% Senior Notes due 2013, 7.875% Senior Subordinated Notes due 2010, 8.125% Senior Subordinated Notes due 2011, 5.625% Senior Notes due 2015, 6.500% Senior Notes due 2016, 5.75% Senior Notes due 2017, 10.75% Senior Notes due 2016 and 10.75%/11.50% Senior Toggle Notes due 2018, in each case to the extent outstanding after completion of the Transactions.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“First Lien Agent” has the meaning given to such term in the Intercreditor Agreement.

“First Priority After-Acquired Property” means any property of the Issuer or any Subsidiary Pledgor that secures any Secured Bank Indebtedness that is not already subject to the Lien under the Security Documents other than any Excluded Assets.

“First Priority Lien Obligations” means (i) all Secured Bank Indebtedness and (ii) all other Obligations of the Issuer or any of its Restricted Subsidiaries in respect of Hedging Obligations or Obligations in respect of cash management services in each case owing to a Person that is a holder of Secured Bank Indebtedness or an Affiliate of such holder at the time of entry into such Hedging Obligations or Obligations in respect of cash management services.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges (other than Fixed Charges in respect of Qualified Non-Recourse Debt) of such Person for such period. In the event that the Issuer or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations (including the Acquisition Transactions) and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that the Issuer or any of its Restricted Subsidiaries has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations (including the Acquisition Transactions), discontinued operations and operational changes (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation or operational change had occurred at the beginning of the applicable four-quarter period. For purposes of making the computation referred to above, with respect to each New Project that commences operations and records not less than one full fiscal quarter’s operations during the four- quarter reference period, the operating results of such New Project will be annualized on a straight line basis during such period.

For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer as set forth in an Officer’s Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event (including, to the extent applicable, from the Acquisition Transactions), and (2) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in “Debt Covenant Compliance” in Exhibit 99.1 to the Quarterly Report on Form 10-Q for the nine months ended September 30, 2008 for Harrah’s Entertainment to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1)	Consolidated Interest Expense of such Person for such period, and

(2)	all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof or the District of Columbia and any direct or indirect subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date. For the purposes of the Indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“Gaming Authorities” means, in any jurisdiction in which Issuer or any of its subsidiaries manages or conducts any casino, gaming business or activities, the applicable gaming board, commission, or other governmental gaming regulatory body or agency which (a) has, or may at any time after issuance of the Notes have, jurisdiction over the gaming activities of the Issuer or any of its subsidiaries, or any successor to such authority or (b) is, or may at any time after the issuance of the Notes be, responsible for interpreting, administering and enforcing the Gaming Laws.

“Gaming Laws” means all applicable constitutions, treatises, laws and statutes pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming, gambling or casino activities, and all rules, rulings, orders, ordinances, regulations of any Gaming Authority applicable to the gambling, casino, gaming businesses or activities of Issuer or any of its subsidiaries in any jurisdiction, as in effect from time to time, including the policies, interpretations and administration thereof by the Gaming Authorities.

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantor Intercreditor Agreement” means the intercreditor agreement among Bank of America, N.A., as agent under the Credit Agreement Documents, U.S. Bank National Association, as the Trustee, and the Issuer, dated as of the Issue Date, as it may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1)	currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“Holdco Issuer” means the issuer in any Holdco Qualified IPO.

“Holdco Qualified IPO” means any Qualified IPO in which a direct or indirect parent of the Issuer is the issuer.

“holder” or “noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(1)	the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property (except any such balance that (i) constitutes a trade payable or similar obligation to a trade creditor Incurred in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) liabilities accrued in the ordinary course of business), which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2)	to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the obligations referred to in clause (1) of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(3)	to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value (as determined in good faith by the Issuer) of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) Obligations under or in respect of Qualified Receivables Financing or (5) obligations under the Acquisition Documents.

Notwithstanding anything in the Indenture to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under the Indenture but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under the Indenture.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing, that is, in the good faith determination of the Issuer, qualified to perform the task for which it has been engaged.

“Intercreditor Agreement” means the intercreditor agreement among Bank of America, N.A., as agent under the Credit Agreement Documents, U.S. Bank National Association, as the trustee under the indenture governing the Existing Second Lien Notes, and the other parties from time to time party thereto, dated as of December 24, 2008, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the Indenture.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1)	securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2)	securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody’s and BBB- (or equivalent) by S&P, but excluding any debt securities or loans or advances between and among the Issuer and its Subsidiaries,

(3)	investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(4)	corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1)	“Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value (as determined in good faith by the Issuer) of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a)	the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less

(b)	the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value (as determined in good faith by the Issuer) of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value (as determined in good faith by the Issuer) at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Issuer.

“Issue Date” means the date on which the Notes are originally issued.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Long-Term Retained Notes” means the Issuer’s 5.625% Senior Notes due 2015, 6.500% Senior Notes due 2016 and 5.75% Senior Notes due 2017.

“Management Group” means the group consisting of the directors, executive officers and other management personnel of the Issuer or any direct or indirect parent of the Issuer, as the case may be, on the Issue Date together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Issuer or any direct or indirect parent of the Issuer, as applicable, was approved by a vote of a majority of the directors of the Issuer or any direct or indirect parent of the Issuer, as applicable, then still in office who were either directors on the Issue Date or whose election or nomination was previously so approved and (2) executive officers and other management personnel of the Issuer or any direct or indirect parent of the Issuer, as applicable, hired at a time when the directors on the Issue Date together with the directors so approved constituted a majority of the directors of the Issuer or any direct or indirect parent of the Issuer, as applicable.

“Merger Agreement” means the Agreement and Plan of Merger among Hamlet Holdings LLC, Hamlet Merger Inc. and Harrah’s Entertainment, Inc., dated as of December 19, 2006, as amended, supplemented or modified from time to time prior to the Issue Date or thereafter, in accordance with its terms.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mortgaged Properties” means the Real Properties owned or leased by the Issuer or any Subsidiary Pledgor encumbered by a Mortgage to secure the First Priority Lien Obligations.

“Mortgages” means, collectively, the mortgages, trust deeds, deeds of trust, deeds to secure debt, assignments of leases and rents, and other security documents delivered with respect to Mortgaged Properties, as amended, supplemented or otherwise modified from time to time.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second paragraph of the covenant described under “—Certain Covenants—Asset Sales”) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by the Issuer as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“New Project” means each capital project which is either a new project or a new feature of an existing project owned by the Issuer or its Restricted Subsidiaries which receives a certificate of completion or occupancy and all relevant licenses, and in fact commences operations.

“Note Guarantee” means any guarantee of the obligations of the Issuer under the Indenture and the Notes by any Person in accordance with the provisions of the Indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the holders of the Notes.

“Officer” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer, which meets the requirements set forth in the Indenture.

“Operations Management Agreement” means each of the real estate management agreements and any other operating management agreement entered into by the Issuer or any of its Restricted Subsidiaries with Harrah’s Entertainment or with any other direct or indirect Subsidiary of Harrah’s Entertainment, including, without limitation, any Real Estate Subsidiary, and any and all modifications thereto, substitutions therefor and replacements thereof so long as such modifications, substitutions and replacements are not materially less favorable, taken as a whole, to the Issuer and its Restricted Subsidiaries than the terms of such agreements as in effect on the Issue Date.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Other Second-Lien Obligations” means other Indebtedness of the Issuer and its Restricted Subsidiaries that is equally and ratably secured with the Notes as permitted by the Indenture and is designated by the Issuer as an Other Second-Lien Obligation.

“Owned Real Property” means each parcel of Real Property that is owned in fee by the Issuer or any Subsidiary Pledgor that has an individual fair market value (as determined by the Issuer in good faith) of at least $15.0 million (provided that such $15.0 million threshold shall not be applicable in the case of Real Property that is integrally related to the ownership or operation of a Mortgaged Property or otherwise necessary for such Mortgaged Property to be in compliance with all requirements of law applicable to such Mortgaged Property); provided that, with respect to any Real Property that is partially owned in fee and partially leased by the Issuer or any Subsidiary Pledgor, Owned Real Property will include only that portion of such Real Property that is owned in fee and only if (i) such portion that is owned in fee has an individual fair market value (as determined by the Issuer in good faith) of at least $15.0 million (provided that such $15.0 million threshold shall not be applicable in the case of Real Property that is integrally related to the ownership or operation of a Mortgaged Property or otherwise necessary for such Mortgaged Property to be in compliance with all requirements of law applicable to such Mortgaged Property) and (ii) a mortgage in favor of the Collateral Agent (for the benefit of the noteholders) is permitted on such portion of Real Property owned in fee by applicable law and by the terms of any lease, or other applicable document governing any leased portion of such Real Property.

“Pari Passu Indebtedness” means:

(1)	with respect to the Issuer, the Notes and any Indebtedness which ranks pari passu in right of payment to the Notes; and

(2)	with respect to any Subsidiary Pledgor, its obligations in respect of the Notes and any Indebtedness which ranks pari passu in right of payment to such Subsidiary Pledgor’s obligations in respect of the Notes.

“Parent Guarantee” means a Note Guarantee of Harrah’s Entertainment and its successors.

“Parent Guarantor” means Harrah’s Entertainment and its successors.

“Permitted Holders” means, at any time, each of (i) the Sponsors, (ii) the Management Group, (iii) any Person that has no material assets other than the Capital Stock of the Issuer and, directly or indirectly, holds or acquires 100% of the total voting power of the Voting Stock of the Issuer, and of which no other Person or group (within the meaning of Section 1 3(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), other than any of the other Permitted Holders specified in clauses (i) and (ii) above, holds more than 50% of the total voting power of the Voting Stock thereof and (iv) any group (within the meaning of Section 1 3(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) the members of which include any of the Permitted Holders specified in clauses (i) and (ii) above and that, directly or indirectly, hold or acquire beneficial ownership of the Voting Stock of the Issuer (a “Permitted Holder Group”), so long as (1) each member of the Permitted Holder Group has voting rights proportional to the percentage of ownership interests held or acquired by such member and (2) no Person or other “group” (other than Permitted Holders specified in clauses (i) and (ii) above) beneficially owns more than 50% on a fully diluted basis of the Voting Stock held by the Permitted Holder Group. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1)	any Investment in the Issuer or any Restricted Subsidiary;

(2)	any Investment in Cash Equivalents or Investment Grade Securities;

(3)	any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Issuer, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer;

(4)	any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “—Certain Covenants—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5)

any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Issue Date; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the Issue Date or (y) as otherwise permitted under the Indenture;

(6)	advances to employees, taken together with all other advances made pursuant to this clause (6), not to exceed $25.0 million at any one time outstanding;

(7)	any Investment acquired by the Issuer or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)	Hedging Obligations permitted under clause (j) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(9)	any Investment by the Issuer or any of its Restricted Subsidiaries in a Similar Business having an aggregate Fair Market Value (as determined in good faith by the Issuer), taken together with all other Investments made pursuant to this clause (9) that are at that time outstanding, not to exceed the greater of (x) $500.0 million and (y) 4.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10)	additional Investments by the Issuer or any of its Restricted Subsidiaries having an aggregate Fair Market Value (as determined in good faith by the Issuer), taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of (x) $950.0 million and (y) 4.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (10) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (10) for so long as such Person continues to be a Restricted Subsidiary;

(11)	loans and advances to officers, directors or employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business or consistent with past practice or to fund such person’s purchase of Equity Interests of the Issuer or any direct or indirect parent of the Issuer;

(12)	Investments the payment for which consists of Equity Interests of the Issuer (other than Disqualified Stock) or any direct or indirect parent of the Issuer, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the definition of Cumulative Credit contained in “—Certain Covenants—Limitation on Restricted Payments”;

(13)	any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (6), (7), (11) and (12)(b) of such paragraph);

(14)	Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15)	guarantees issued in accordance with the covenants described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Future Subsidiary Pledgors,” including, without limitation, any guarantee or other obligation issued or incurred under the Credit Agreement in connection with any letter of credit issued for the account of Harrah’s Entertainment or any of its subsidiaries (including with respect to the issuance of, or payments in respect of drawings under, such letters of credit);

(16)	Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of intellectual property;

(17)	any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness;

(18)	any Investment in an entity or purchase of a business or assets in each case owned (or previously owned) by a customer of a Restricted Subsidiary as a condition or in connection with such customer (or any member of such customer’s group) contracting with a Restricted Subsidiary, in each case in the ordinary course of business;

(19)	any Investment in an entity which is not a Restricted Subsidiary to which a Restricted Subsidiary sells accounts receivable pursuant to a Receivable Financing;

(20)	additional Investments in joint ventures not to exceed at any one time in the aggregate outstanding under this clause (20), the greater of $350.0 million and 2.0% of Total Assets; provided, however, that if any Investment pursuant to this clause (20) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (20) for so long as such Person continues to be a Restricted Subsidiary;

(21)	Investments of a Restricted Subsidiary of the Issuer acquired after the Issue Date or of an entity merged into, amalgamated with, or consolidated with the Issuer or a Restricted Subsidiary of the Issuer in a transaction that is not prohibited by the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation; and

(22)	any Investment in any Subsidiary of the Issuer or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business.

“Permitted Liens” means, with respect to any Person:

(1)	pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2)	Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3)	Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4)	Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5)	minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)	(A) Liens on assets of a Restricted Subsidiary that is not a Subsidiary Pledgor securing Indebtedness of such Restricted Subsidiary permitted to be Incurred pursuant to the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”, (B) Liens securing First Priority Lien Obligations in an aggregate principal amount not to exceed the greater of (x) the aggregate principal amount of Indebtedness permitted to be incurred pursuant to clause (a) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (y) the maximum principal amount of Indebtedness that, as of the date such Indebtedness was Incurred, and after giving effect to the Incurrence of such Indebtedness and the application of proceeds therefrom on such date, would not cause the Secured Indebtedness Leverage Ratio of the Issuer to exceed 4.50 to 1.00; and (C) Liens securing Indebtedness permitted to be Incurred pursuant to clause (d), (l), (p), (t) or (w) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (provided that (1) in the case of clause (d), such Lien extends only to the assets and/or Capital Stock, the acquisition, lease, construction, repair, replacement or improvement of which is financed thereby and any proceeds or products thereof, (2) in the case of clause (t), such Lien does not extend to the property or assets of any Subsidiary of the Issuer other than a Foreign Subsidiary, and (3) in the case of clause (w) such Lien applies solely to acquired property or asset of the acquired entity, as the case may be);

(7)	Liens existing on the Issue Date (other than Liens in favor of the lenders under the Credit Agreement);

(8)	Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary of the Issuer;

(9)	Liens on assets or property at the time the Issuer or a Restricted Subsidiary of the Issuer acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Issuer or any Restricted Subsidiary of the Issuer; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary of the Issuer;

(10)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary of the Issuer permitted to be Incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11)	Liens securing Hedging Obligations not incurred in violation of the Indenture; provided that with respect to Hedging Obligations relating to Indebtedness, such Lien extends only to the property securing such Indebtedness;

(12)	Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13)	leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

(14)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(15)	Liens in favor of the Issuer or any Subsidiary Pledgor;

(16)	Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;

(17)	deposits made in the ordinary course of business to secure liability to insurance carriers;

(18)	Liens on the Equity Interests of Unrestricted Subsidiaries;

(19)	grants of software and other technology licenses in the ordinary course of business;

(20)	Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9), (10), (11) and (15); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (10), (11) and (15) at the time the original Lien became a Permitted Lien under the Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; provided further, however, that in the case of any Liens to secure any refinancing, refunding, extension or renewal of Indebtedness secured by a Lien referred to in clause (6)(B), the principal amount of any Indebtedness Incurred for such refinancing, refunding, extension or renewal shall be deemed secured by a Lien under clause (6)(B) and not this clause (20) for purposes of determining the principal amount of Indebtedness outstanding under clause (6)(B), for purposes of clause (1) under “—Security for the Notes —Release of Collateral” and for purposes of the definition of Secured Bank Indebtedness;

(21)	Liens on equipment of the Issuer or any Restricted Subsidiary granted in the ordinary course of business to the Issuer’s or such Restricted Subsidiary’s client at which such equipment is located;

(22)	judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(23)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(24)	Liens incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business;

(25)	other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $100.0 million at any one time outstanding;

(26)	any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(27)	any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of the Issuer or any Restricted Subsidiary; and

(28)	Liens arising by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution.

For purposes of this definition, notwithstanding anything in the foregoing clauses (1) through (28), any Lien that secures Retained Notes or Long-Term Retained Notes shall not under any circumstances be deemed Permitted Liens.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock Issuer, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Pre-Opening Expenses” means, with respect to any fiscal period, the amount of expenses (other than interest expense) incurred with respect to capital projects that are classified as “pre-opening expenses” on the applicable financial statements of the Issuer and its Restricted Subsidiaries for such period, prepared in accordance with GAAP.

“Project Financings” means (1) any Capitalized Lease Obligations, mortgage financing, purchase money Indebtedness or other Indebtedness incurred in connection with the acquisition, lease, construction, repair, replacement, improvement or financing related to any of the Margaritaville Casino & Resort in Biloxi, Mississippi, the retail facilities related to the Margaritaville Casino & Resort and the planned casino and hotel in the community of Ciudad Real, Spain or any refinancing of any such Indebtedness that does not extend to any assets other than the assets listed above and (2) any Sale/Leaseback Transaction with respect to any of the Margaritaville Casino & Resort in Biloxi, Mississippi, the retail facilities related to the Margaritaville Casino & Resort and the planned casino and hotel in the community of Ciudad Real, Spain.

“Qualified IPO” means any underwritten public Equity Offering.

“Qualified Non-Recourse Debt” means Indebtedness that (1) is (a) incurred by a Qualified Non-Recourse Subsidiary to finance (whether prior to or within 270 days after) the acquisition, lease, construction, repair, replacement or improvement of any property (real or personal) or equipment (whether through the direct purchase of property or the Equity Interests of any person owning such property and whether in a single acquisition or a series of related acquisitions) or (b) assumed by a Qualified Non-Recourse Subsidiary, (2) is non-recourse to the Issuer and any Subsidiary Pledgor and (3) is non-recourse to any Restricted Subsidiary that is not a Qualified Non-Recourse Subsidiary.

“Qualified Non-Recourse Subsidiary” means (1) a Restricted Subsidiary that is not a Subsidiary Pledgor and that is formed or created after the Closing Date in order to finance an acquisition, lease, construction, repair, replacement or improvement of any property or equipment (directly or through one of its Subsidiaries) that secures Qualified Non-Recourse Debt and (2) any Restricted Subsidiary of a Qualified Non-Recourse Subsidiary.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1)	the Board of Directors of the Issuer shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the Receivables Subsidiary;

(2)	all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Issuer); and

(3)	the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Bank Indebtedness, Indebtedness in respect of the Notes or any Refinancing Indebtedness with respect to the Notes shall not be deemed a Qualified Receivables Financing.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Notes for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15cs-1(c)(2)(vi)(F) under the Exchange Act selected by the Issuer or any direct or indirect parent of the Issuer as a replacement agency for Moody’s or S&P, as the case may be.

“Real Estate Facility” means the mortgage financing and mezzanine financing arrangements between the Real Estate Subsidiaries, which are direct or indirect subsidiaries of Harrah’s Entertainment, and JPMorgan Chase Bank N.A. and its successors and assigns on behalf of the noteholders dated as of January 28, 2008, as amended, restated, supplemented, extended, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time.

“Real Estate Subsidiary” means those Subsidiaries of Harrah’s Entertainment that are party to (prior to, on or after the Issue Date) the Real Estate Facility (and their respective Subsidiaries) secured by the Real Property collateralizing such facility on the Issue Date plus any additional Real Property sold, contributed or transferred to such Subsidiaries by the Issuer or any Restricted Subsidiary (whether directly or indirectly through the sale, contribution or transfer of the Capital Stock of a Subsidiary the assets of which are comprised solely of such Real Property) subsequent to the Issue Date in accordance with the terms of the covenant described under “—Certain Covenants—Asset Sales.”

“Real Property” means, collectively, all right, title and interests (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all buildings, structures, parking areas and improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and all other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Issuer or any of its Subsidiaries pursuant to which the Issuer or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Issuer or any of its Subsidiaries); and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Issuer or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Issuer or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary of the Issuer (or another Person formed for the purposes of engaging in Qualified Receivables Financing with the Issuer in which the Issuer or any Subsidiary of the Issuer makes an Investment and to which the Issuer or any Subsidiary of the Issuer transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Issuer and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Issuer (as provided below) as a Receivables Subsidiary and:

(a)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Issuer or any other Subsidiary of the Issuer (excluding guarantees of obligations (other than the principal of and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Issuer or any other Subsidiary of the Issuer in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Issuer or any other Subsidiary of the Issuer, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b)	with which neither the Issuer nor any other Subsidiary of the Issuer has any material contract, agreement, arrangement or understanding other than on terms which the Issuer reasonably believes to be no less favorable to the Issuer or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer; and

(c)	to which neither the Issuer nor any other Subsidiary of the Issuer has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Representative” means the trustee, agent or representative (if any) for an issue of Indebtedness; provided that if, and for so long as, such Indebtedness lacks such a Representative, then the Representative for such Indebtedness shall at all times constitute the holder or holders of a majority in outstanding principal amount of obligations under such Indebtedness.

“Restricted Cash” means cash and Cash Equivalents held by Restricted Subsidiaries that is contractually restricted from being distributed to the Issuer, except for (i) such cash and Cash Equivalents subject only to such restrictions that are contained in agreements governing Indebtedness permitted under the Indenture and that is secured by such cash or Cash Equivalents and (ii) cash and Cash Equivalents constituting “cage cash.”

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this “Description of 2018(2) Second Lien Notes,” all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Issuer.

“Retained Notes” means the Issuer’s 5.500% Senior Notes due 2010, 8.00% Senior Notes due 2011, 5.375% Senior Notes due 2013, 7.875% Senior Subordinated Notes due 2010 and 8.125% Senior Subordinated Notes due 2011, in each case to the extent outstanding after completion of the Transactions.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Issuer or a Restricted Subsidiary whereby the Issuer or a Restricted Subsidiary transfers such property to a Person and the Issuer or such Restricted Subsidiary leases it from such Person, other than leases between the Issuer and a Restricted Subsidiary of the Issuer or between Restricted Subsidiaries of the Issuer.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“SEC” means the Securities and Exchange Commission.

“Second Lien Notes” means the 2015 Notes, the 2018 Notes and the 10.00% Second-Priority Senior Secured Notes due 2018 issued on April 15, 2009.

“Secured Bank Indebtedness” means any Bank Indebtedness that is secured by a Permitted Lien incurred or deemed incurred pursuant to clause (6)(B) of the definition of Permitted Lien.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Secured Indebtedness Leverage Ratio” means, with respect to any Person, at any date the ratio of (i) Secured Indebtedness constituting First- Priority Lien Obligations of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) less the amount of cash and Cash Equivalents in excess of any Restricted Cash held by such Person and its Restricted Subsidiaries as of such date of determination to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred. In the event that the Issuer or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness subsequent to the commencement of the period for which the Secured Indebtedness Leverage Ratio is being calculated but prior to the event for which the calculation of the Secured Indebtedness Leverage Ratio is made (the “Secured Leverage Calculation Date”), then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period; provided that the Issuer may elect pursuant to an Officer’s Certificate delivered to the Trustee to treat all or any portion of the commitment under any Indebtedness as being Incurred at such time, in which case any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations (including the Acquisition Transactions) and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that the Issuer or any of its Restricted Subsidiaries has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Secured Leverage Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations (including the Acquisition Transactions), discontinued operations and other operational changes (and the change of any associated Indebtedness and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation or operational change had occurred at the beginning of the applicable four-quarter period. For purposes of making the computation referred to above, with respect to each New Project that commences operations and records not less than one full fiscal quarter’s operations during the four-quarter reference period, the operating results of such New Project will be annualized on a straight line basis during such period.

For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer as set forth in an Officer’s Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event (including, to the extent applicable, from the Acquisition Transactions) and (2) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in “Debt Covenant Compliance” in Exhibit 99.1 to the Quarterly Report on Form 10-Q for the nine months ended September 30, 2008 for Harrah’s Entertainment to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Documents” means the security agreements, pledge agreements, collateral assignments, mortgages and related agreements, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interests in the Collateral as contemplated by the Indenture.

“Senior Interim Loan Facility” means the interim loan agreement, dated as of January 28, 2008 by and among the Issuer, as borrower, and the guarantors, the lenders party thereto in their capacities as lenders thereunder and Citibank N.A., as administrative agent, including any guarantees, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications or restatements thereof.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC (or any successor provision).

“Similar Business” means a business, the majority of whose revenues are derived from the activities of the Issuer and its Subsidiaries as of the Issue Date or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

“Sponsors” means (i) Apollo Management, L.P. and any of its respective Affiliates other than any portfolio companies (collectively, the “Apollo Sponsors”), (ii) Texas Pacific Group and any of its respective Affiliates other than any portfolio companies (collectively, the “Texas Pacific Sponsors”), (iii) any individual who is a partner or employee of an Apollo Sponsor or a Texas Pacific Sponsor that is licensed by a relevant gaming authority on the Issue Date or thereafter replaces such licensee and (iv) any Person that forms a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) with any Apollo Sponsors and/or Texas Pacific Sponsors; provided that the Apollo Sponsors and/or the Texas Pacific Sponsors (x) owns a majority of the voting power and (y) controls a majority of the Board of Directors of the Issuer.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Issuer or any Subsidiary of the Issuer which the Issuer has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to the Issuer, any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes, and (b) with respect to any Subsidiary Pledgor, any Indebtedness of such Subsidiary Pledgor which is by its terms subordinated in right of payment to obligations in respect of the Notes.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Pledgor” means any Subsidiary of the Issuer that pledges its property and assets to secure the Notes, as provided in the Security Documents; provided that upon the release or discharge of such Subsidiary from its obligations to pledge its assets and property to secure the Notes in accordance with the Indenture or the Security Documents, such Subsidiary ceases to be a Subsidiary Pledgor.

“Tax Distributions” means any distributions described in clause (12) of the covenant entitled “—Certain Covenants—Limitation on Restricted Payments.”

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the Indenture.

“Total Assets” means the total consolidated assets of the Issuer and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Issuer, without giving effect to any amortization of the amount of intangible assets since February 1, 2008.

“Total Secured Leverage Ratio” means, with respect to any Person, at any date the ratio of (i) Secured Indebtedness (other than Qualified Non-Recourse Debt and Indebtedness secured by Liens that are junior in priority to the Liens securing the Notes) of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) less the amount of cash and Cash Equivalents in excess of any Restricted Cash held by such Person and its Restricted Subsidiaries as of such date of determination to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred. In the event that the Issuer or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any

Indebtedness subsequent to the commencement of the period for which the Total Secured Leverage Ratio is being calculated but prior to the event for which the calculation of the Total Secured Leverage Ratio is made (the “Total Secured Leverage Calculation Date”), then the Total Secured Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period; provided that the Issuer may elect pursuant to an Officer’s Certificate delivered to the Trustee to treat all or any portion of the commitment under any Indebtedness as being Incurred at such time, in which case any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations (including the Acquisition Transactions) and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that the Issuer or any of its Restricted Subsidiaries has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Total Secured Leverage Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations (including the Acquisition Transactions), discontinued operations and other operational changes (and the change of any associated Indebtedness and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Total Secured Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation or operational change had occurred at the beginning of the applicable four-quarter period. For purposes of making the computation referred to above, with respect to each New Project that commences operations and records not less than one full fiscal quarter’s operations during the four-quarter reference period, the operating results of such New Project will be annualized on a straight line basis during such period.

For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer as set forth in an Officer’s Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event (including, to the extent applicable, from the Acquisition Transactions) and (2) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in “Debt Covenant Compliance” in Exhibit 99.1 to the Quarterly Report on Form 10-Q for the nine months ended September 30, 2008 for Harrah’s Entertainment to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Transactions” means the transactions described under “The Acquisition Transactions.”

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to December 15, 2013;

provided, however, that if the period from such redemption date to December 15, 2013 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Officer” means:

(1)	any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject, and

(2)	who shall have direct responsibility for the administration of the Indenture.

“Trustee” means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary;

The Issuer may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary of the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any of its Restricted Subsidiaries; provided, further, however, that either:

(a)	the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b)	if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x)	(1) the Issuer could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or (2) the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y)	no Event of Default shall have occurred and be continuing.

Any such designation by Issuer shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors or any committee thereof of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities that are:

(1)	direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2)	obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Vessel” means (a) any vessel, boat, ship, catamaran, riverboat, or barge of any kind or nature whatsoever, whether or not temporarily or permanently moored or affixed to any real property, (b) any improvement to real property which is used or susceptible of use as a dockside, riverboat or water-based venue for business operations, (c) any property which is a vessel within the meaning given to that term in 1 U.S.C. § 3, and (d) any property which would be a vessel within the meaning of that term as defined in 1 U.S.C. § 3 but for its removal from navigation for use in gaming or other business operations and/or any modifications made thereto to facilitate dockside gaming or other business operations which may affect its seaworthiness, and, in each case, all appurtenances thereof.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required to be held by Foreign Subsidiaries) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

DESCRIPTION OF 2015 SENIOR NOTES

General

The 5.625% senior notes due 2015 (the “Notes”) were issued by Harrah’s Operating (“Harrah’s Operating” or the “Issuer”) and are governed by an indenture among Harrah’s Operating, Harrah’s Entertainment and U.S. Bank National Association, as trustee, as supplemented by the first supplemental indenture dated as of August 19, 2005 among Harrah’s Operating, Harrah’s Entertainment and the trustee and as further supplemented by the second supplemental indenture dated as of September 28, 2005 among Harrah’s Operating, Harrah’s Entertainment and the trustee. References to the indenture in this “Description of 2015 Senior Notes” mean the indenture as supplemented by the first and second supplemental indentures, unless the context otherwise requires. The Notes were issued on May 27, 2005 and September 28, 2005 and form a single series for all purposes under the indenture, including waivers, amendments, redemption and acceleration. The following summary highlights certain material terms of the Notes. We urge you to read the indenture because it, and not this description, defines your rights as holders of the Notes.

The Notes:

•	are senior unsecured Obligations of Harrah’s Operating;

•	are equal in right of payment to any existing and future senior unsecured Indebtedness of Harrah’s Operating; and

•	are guaranteed by Harrah’s Entertainment.

The guarantees by Harrah’s Entertainment are:

•	senior unsecured Obligations of Harrah’s Entertainment; and

•	equal in right of payment to any other existing and future senior unsecured Indebtedness of Harrah’s Entertainment.

Principal, Maturity and Interest

The Notes were issued in fully registered book-entry form only, without coupons in denominations of $2,000 and any integral multiple of $1,000. The Notes will mature on June 1, 2015, referred to as the “Maturity Date.” Each Note bears interest at the rate of 5.625% from May 27, 2005, or from the most recent interest payment date to which interest has been paid or provided for, payable semiannually on June 1 and December 1 of each year (each, an “Interest Payment Date”), commencing December 1, 2005, to the persons in whose names such Notes are registered at the close of business on the date fifteen calendar days prior to such Interest Payment Date.

If any Interest Payment Date, date of redemption (the “Redemption Date”) or Maturity Date of any of the Notes is not a business day, then payment of principal, premium, if any, and interest will be made on the next succeeding business day. No interest will accrue on the amount so payable for the period from such Interest Payment Date, Redemption Date or Maturity Date, as the case may be, to the date payment is made. Interest on the Notes will be computed on the basis of a 360-day year, consisting of twelve 30-day months.

The Notes are not entitled to the benefit of any sinking fund.
Optional Redemption

The Notes are redeemable, in whole or in part, at any time, at our option, at a redemption price equal to the greater of:

•	100% of the principal amount of Notes to be redeemed, and

•

the sum of the present values of the Remaining Scheduled Payments (as defined below) of principal on such Notes discounted to the Redemption Date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the applicable Treasury Rate (as defined below) plus 30 basis points.

Accrued and unpaid interest will be paid to the Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date for the Notes, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding the Redemption Date of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that Redemption Date. The Treasury Rate shall be calculated on the third business day preceding the Redemption Date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer (as defined below) as having a maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means with respect to any Redemption Date the Reference Treasury Dealer Quotations for that Redemption Date.

“Reference Treasury Dealer” means Citigroup Global Markets Inc. and its successor; provided that, if Citigroup Global Markets Inc. ceases to be a primary U.S. Government securities dealer, the Issuer will substitute another nationally recognized investment banking firm that is a primary U.S. Government securities dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by the Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such Redemption Date.

“Remaining Scheduled Payments” means the remaining scheduled payments of principal of and interest on the Notes that would be due after the related Redemption Date but for that redemption. If that Redemption Date is not an Interest Payment Date with respect to the Notes, the amount of the next succeeding scheduled interest payment on the Notes will be reduced by the amount of interest accrued on the Notes to such Redemption Date.

The Issuer will mail a notice of redemption at least 30 days but not more than 60 days before the Redemption Date to each holder of Notes to be redeemed. If the Issuer elects to partially redeem the Notes, the trustee will select in a fair and appropriate manner the Notes to be redeemed.

Unless the Issuer defaults in payment of the redemption price, on and after the Redemption Date, interest will cease to accrue on the Notes or portions thereof called for redemption.

Merger, Consolidation or Sale of Assets

Harrah’s Operating may not consolidate with or merge with or into any other corporation, person or entity or, directly or indirectly, sell, lease or convey all or substantially all of its assets to another corporation, person or entity, and may not permit any corporation, person or entity to, directly or indirectly, sell, lease or convey all or substantially all of its assets to Harrah’s Operating, whether in a single transaction or a series of related transactions, unless:

•

either the successor or transferee is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes, by supplemental indenture, Harrah’s Operating’s obligations on the Notes and the indenture, or Harrah’s Operating is the surviving person;

•

immediately after giving effect to the transaction, no Event of Default, and no event or condition which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

•

Harrah’s Operating has delivered to the trustee an officers’ certificate and an opinion of counsel stating that the consolidation, merger, sale, conveyance or lease and the supplemental indenture comply with the indenture.

Harrah’s Entertainment may not consolidate with or merge with or into any other corporation, person or entity or, directly or indirectly, sell, lease or convey all or substantially all of its assets (computed on a consolidated basis) to another corporation, person or entity, and may not permit any corporation, person or entity to, directly or indirectly, sell, lease or convey all or substantially all of its assets to Harrah’s Entertainment, whether in a single transaction or a series of related transactions, unless:

•

either the successor or transferee is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes, by a supplemental indenture, Harrah’s Entertainment’s obligations under the guarantee and the indenture, or Harrah’s Entertainment is the surviving person;

•

immediately after giving effect to the transaction, no Event of Default, and no event or condition which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

•

Harrah’s Entertainment has delivered to the trustee an officers’ certificate and an opinion of counsel stating that the consolidation, merger, sale, conveyance or lease and the supplemental indenture comply with the indenture.

Events of Default

“Event of Default” means, with respect to the Notes, any of the following events:

•	failure to pay principal of any Notes when due and payable at maturity, upon redemption or otherwise;

•	failure to pay any interest on any Notes when due and payable, and such default continues for 30 days;

•

default in the performance or breach of any covenant or warranty of Harrah’s Operating or Harrah’s Entertainment in the indenture, which default continues uncured for a period of 60 days after Harrah’s Operating or Harrah’s Entertainment receives written notice from the trustee or Harrah’s Operating, Harrah’s Entertainment and the trustee receive written notice from the holders of at least 25% in principal amount of the outstanding Notes as provided in the indenture;

•	certain events of bankruptcy, insolvency or reorganization; and

•

the acceleration of the maturity of any Indebtedness of Harrah’s Operating (other than Non-recourse Indebtedness), at any one time, in an amount in excess of the greater of (1) $25 million and (2) 5% of the Consolidated Net Tangible Assets, if such acceleration is not annulled within 30 days after Harrah’s Operating receives written notice from the trustee and the holders of at least 25% in principal amount of the outstanding Notes.

“Non-recourse Indebtedness” means indebtedness with terms providing that the lender’s claim for repayment of that indebtedness is limited solely to a claim against the property which secures the indebtedness.

“Consolidated Net Tangible Assets” means the total amount of assets (including investments in Joint Ventures) of Harrah’s Operating and its subsidiaries (less applicable depreciation, amortization and other valuation reserves) after deduction therefrom of:

•

all current liabilities of Harrah’s Operating’s and its subsidiaries excluding (1) the current portion of long-term indebtedness, (2) intercompany liabilities and (3) any liabilities which are by their terms renewable or extendable at the option of the obligor thereon to a time more than twelve months from the time as of which the amount thereof is being computed; and

•

all goodwill, trade names, trademarks, patents, unamortized debt discount and any other like intangibles, all as set forth on the consolidated balance sheet of Harrah’s Operating for the most recently completed fiscal quarter for which financial statements are available and computed in accordance with generally accepted accounting principles.

If an Event of Default with respect to Notes (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization) occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding Notes may, by a notice as provided in the indenture, declare the unpaid principal amount of, and any accrued and unpaid interest on, all Notes to be due and payable immediately. However, at any time after a declaration of acceleration with respect to Notes has been made, but before the trustee obtains a judgment or decree based on that acceleration, the holders of a majority in aggregate principal amount of the then outstanding Notes may, under certain circumstances, rescind and annul that acceleration and its consequences. For information regarding waiver of defaults, see “Amendment and Waiver” below.

The indenture provides that, subject to the trustee’s duty to act with the required standard of care during an Event of Default, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders, unless such holders offer the trustee reasonable security or indemnity. Subject to certain provisions of the indenture, including those entitling the trustee to receive security and indemnification, the holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the Notes.

The indenture requires that the Issuer furnish annually to the trustee a statement as to its performance of its obligations under the indenture. In addition, the Issuer is required to notify the trustee any time it becomes aware of a default or Event of Default.

Amendment and Waiver

The Issuer generally may amend the indenture or the Notes with the written consent of the holders of at least a majority in principal amount of the outstanding Notes affected by the amendment. The holders of a majority in principal amount of the outstanding Notes may also waive our compliance in a particular instance with any provision of the indenture with respect to the Notes. The Issuer must obtain the consent of each holder of Notes affected by a particular amendment or waiver, however, if such amendment or waiver:

•	reduces the amount of Notes whose holders must consent to an amendment, supplement or waiver;

•	reduces the rate of or extends the time for payment of interest, including default interest, on the Notes;

•	reduces the principal of, or changes the fixed maturity of, any Notes or reduces the amount of, or postpones the date fixed for, redemption or analogous obligation with respect to any Notes;

•	reduces the principal amount of discount Notes payable upon acceleration of maturity;

•	makes the principal of or interest on the Notes payable in currency other than that stated in the Notes;

•

makes any change to provisions of the indenture concerning waivers of defaults or Events of Default by holders or the rights of holders of Notes to recover the principal of or interest on those Notes; or

•	waives a default in the payment of the principal of or interest on any Notes, except as otherwise provided in the indenture.

The Issuer may amend the indenture or the Notes without the consent of any holder of a debt security:

•	to cure any ambiguity, defect or inconsistency;

•	to comply with the indenture’s provisions with respect to successor corporations;

•	to comply with any requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•	to make any change that does not adversely affect the rights of any holder of Notes; or

•	to issue additional Notes as permitted by the indenture.

The holders of a majority in principal amount of the outstanding Notes, by notice to the trustee, may waive any existing default or Event of Default and its consequences with respect to the Notes other than a default or Event of Default in the payment of the principal of or any interest on any Notes; provided, however, that the holders of a majority in principal amount of the outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Additional Covenants of Harrah’s Operating

Limitation on Liens. Neither Harrah’s Operating nor any of its Subsidiaries may issue, assume or guarantee any Indebtedness secured by a Lien upon any Consolidated Property or on any Indebtedness or shares of capital stock of, or other ownership interests in, any Subsidiaries (regardless of whether the Consolidated Property, Indebtedness, capital stock or ownership interests were acquired before or after the date of the Indenture) without effectively providing that the Notes shall be secured equally and ratably with (or prior to) such Indebtedness so long as such Indebtedness shall be so secured, except that this restriction does not apply to:

•	Liens existing on the date of original issuance of the Notes;

•

Liens affecting property of a corporation or other entity existing at the time it becomes a Subsidiary of Harrah’s Operating or at the time it is merged into or consolidated with Harrah’s Operating or a Subsidiary of Harrah’s Operating;

•

Liens on property existing at the time of acquisition thereof or to secure Indebtedness incurred prior to, at the time of, or within 24 months after the acquisition for the purpose of financing all or part of the purchase price thereof;

•

Liens on any property to secure all or part of the cost of improvements or construction thereon or Indebtedness incurred to provide funds for such purpose in a principal amount not exceeding the cost of such improvements or construction;

•	Liens which secure Indebtedness owing by a Subsidiary of Harrah’s Operating to Harrah’s Operating or to a Subsidiary of Harrah’s Operating;

•	Liens securing Indebtedness of Harrah’s Operating the proceeds of which are used substantially simultaneously with the incurrence of such Indebtedness to retire Funded Debt;

•	purchase money security Liens on personal property;

•

Liens securing Indebtedness of Harrah’s Operating or any of its Subsidiaries the proceeds of which are used within 24 months of the incurrence of such Indebtedness for the cost of the construction and development or improvement of property of Harrah’s Operating or any of its Subsidiaries;

•

Liens on the stock, partnership or other equity interest of Harrah’s Operating or any of its Subsidiaries in any Joint Venture or any such Subsidiary which owns an equity interest in such Joint Venture to secure Indebtedness, provided the amount of such Indebtedness is contributed and/or advanced solely to such Joint Venture;

•	Liens to government entities, including pollution control or industrial revenue bond financing;

•

Liens required by any contract or statute in order to permit Harrah’s Operating or a Subsidiary of Harrah’s Operating to perform any contract or subcontract made by it with or at the request of a governmental entity;

•	mechanic’s, materialman’s, carrier’s or other like Liens, arising in the ordinary course of business;

•	Liens for taxes or assessments and similar charges;

•	zoning restrictions, easements, licenses, covenants, reservations, restrictions on the use of real property and certain other minor irregularities of title; and

•	any extension, renewal, replacement or refinancing of any Indebtedness secured by a Lien permitted by any of the foregoing clauses.

Notwithstanding the foregoing, Harrah’s Operating and any one or more of its Subsidiaries may, without securing the Notes, issue, assume or guarantee Indebtedness which would otherwise be subject to the foregoing restrictions in an aggregate principal amount which, together with all other such Indebtedness of Harrah’s Operating and its Subsidiaries which would otherwise be subject to the foregoing restrictions (not including Indebtedness permitted by the preceding paragraph) and the aggregate Value of Sale and Lease-Back Transactions (other than those in connection with which Harrah’s Operating has voluntarily retired Funded Debt), does not at any one time exceed 15% of Consolidated Net Tangible Assets of Harrah’s Operating and its consolidated Subsidiaries.

Limitation on Sale and Lease-Back Transactions. Neither Harrah’s Operating nor any of its Subsidiaries will enter into any Sale and Lease-Back Transaction unless either:

•

Harrah’s Operating or such Subsidiary would be entitled, pursuant to the above provisions, to incur Indebtedness in a principal amount equal to or exceeding the Value of such Sale and Lease-Back Transaction, secured by a Lien on the property to be leased, without equally and ratably securing the Notes, or

•

Harrah’s Operating within 120 days after the effective date of such Sale and Lease-Back Transaction applies to the voluntary retirement of its Funded Debt an amount equal to the Value of the Sale and Lease-Back Transaction (subject to credits for certain voluntary retirements of Funded Debt).

Taxes. Harrah’s Operating will, and will cause each of its significant subsidiaries to, pay prior to delinquency all material taxes, assessments and governmental levies, except as contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to a holder of the Notes.

Guarantee of Notes

Harrah’s Entertainment will irrevocably and unconditionally guarantee, on an unsecured senior basis, the payment of all obligations of Harrah’s Operating under the Notes. If Harrah’s Operating defaults in the payment of the principal of, premium, if any, or interest on such Notes when and as the same shall become due, whether upon maturity, acceleration, call for redemption or otherwise, without the necessity of action by the trustee or any holder of such Notes, Harrah’s Entertainment shall be required promptly and fully to make such payment. The indenture provides for the release of Harrah’s Entertainment as guarantor of the Notes in certain circumstances, including circumstances in which:

•	Harrah’s Operating ceases to be a wholly owned subsidiary of Harrah’s Entertainment; or

•

Harrah’s Operating transfers all or substantially all of its assets to, or merges with, another entity in a transaction governed by the “When Company May Merge, Etc.” covenant in the indenture, and (1) such transferee entity assumes Harrah’s Operating’s obligations under the indenture and (2) such transfer or merger otherwise complies with the requirements of such covenant.

Harrah’s Entertainment conducts substantially all of its business through Harrah’s Operating and its subsidiaries and does not own any material assets other than the common stock of Harrah’s Operating. As such, Harrah’s Entertainment is dependent on the receipt of dividends or other payments from Harrah’s Operating to make payments on the guarantee of the Notes.

Limited Liability of Certain Persons

None of the past, present or future stockholders, incorporators, employee officers or directors, as such, of Harrah’s Operating, Harrah’s Entertainment or any of our affiliates or successor corporations shall have any personal liability in respect of our obligations under the indenture or the Notes by reason of his, her or its status as such stockholder, incorporator, employee officer or director.

Mandatory Disposition Pursuant to Gaming Laws

Federal, state and local authorities in several jurisdictions regulate extensively our casino entertainment operations. The nature of such regulation is described in detail under “Gaming Regulatory Overview.” The gaming authority of any jurisdiction in which Harrah’s Entertainment or any its subsidiaries conduct or propose to conduct gaming may require that a holder of the Notes or the beneficial owner of the Notes of a holder be licensed, qualified or found suitable under applicable gaming laws. Under the indenture, each person that holds or acquires beneficial ownership of any of the Notes shall be deemed to have agreed, by accepting such Notes, that if any such gaming authority requires such person to be licensed, qualified or found suitable under applicable gaming laws, such holder or beneficial owner, as the case may be, shall apply for a license, qualification or a finding of suitability within the required time period.

If a person required to apply or become licensed or qualified or be found suitable fails to do so, the Issuer shall have the right, at its election, (1) to require such person to dispose of its Notes or beneficial interest therein within 30 days of receipt of notice of such election or such earlier date as may be requested or prescribed by such gaming authority or (2) to redeem such Notes at a redemption price equal to the lesser of:

•	such person’s cost, or

•

100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the earlier of (1) the redemption date or (2) the date of the finding of unsuitability, which may be less than 30 days following the notice of redemption if so requested or prescribed by the applicable gaming authority. The Issuer will notify the trustee in writing of any such redemption as soon as practicable. The Issuer will not be responsible for any costs or expenses any such holder may incur in connection with its application for a license, qualification or a finding of suitability.

No Protection in the Event of a Change of Control

The Notes do not contain any provisions which may afford holders of the Notes protection in the event either Harrah’s Operating or Harrah’s Entertainment has a change of control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of the Notes.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Defeasance and Discharge. The indenture provides that the Issuer may be discharged from any and all obligations in respect of the Notes, except for certain obligations to pay additional amounts, if any, upon the occurrence of certain tax, assessment or governmental charge events with respect to payments on such Notes, to register the transfer or exchange of Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold money for payment in trust. The Issuer will be so discharged when it:

•

deposits with the trustee money and/or government obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay each installment of principal and interest on the Notes on the dates such payments are due; and

•

delivers to the trustee an opinion of counsel, based on a change in tax law or a ruling from the United States Internal Revenue Service, to the effect that holders of the Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge.

Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the Notes, upon compliance with certain conditions:

•	the Issuer may omit to comply with certain restrictive covenants contained in the indenture, and

•	any omission to comply with such obligations will not constitute a default or Event of Default with respect to the Notes.

When the Issuer may omit to comply with certain provisions of the indenture as provided above, we refer to it as a “covenant defeasance.”

The conditions require, among others, that the Issuer:

•

deposit with the trustee money and/or government obligations that, through the payment of interest and principal in respect thereof, in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay each installment of principal and interest on the Notes on the dates such payments are due; and

•

deliver to the trustee an opinion of counsel to the effect that holders of the Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and defeasance.

Certain Definitions

“Affiliate” of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, “control,” including, with correlative meanings, the terms “controlled by” and “under common control with,” as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities or by agreement or otherwise.

“Consolidated Property” means any property of Harrah’s Operating or any of its Subsidiaries.

“Funded Debt” means all Indebtedness of Harrah’s Operating which (1) matures by its terms on, or is renewable at the option of any obligor thereon to, a date more than one year after the date of original issuance of such Indebtedness and (2) ranks at least pari passu with the Notes.

“Indebtedness” of any person means (1) any indebtedness of such person, contingent or otherwise, in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), or evidenced by Notes, bonds, debentures or similar instruments or letters of credit, or representing the balance deferred and unpaid of the purchase price of any property, including any such indebtedness incurred in connection with the acquisition by such person or any of its Subsidiaries of any other business or entity, if and to the extent such indebtedness would appear as a liability upon a balance sheet of such person prepared in accordance with generally accepted accounting principles, including for such purpose obligations under capitalized leases, and (2) any guarantee, endorsement (other than for collection or deposit in the ordinary course of business), discount with recourse, agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire or to supply or advance funds with respect to, or to become liable with respect to (directly or indirectly) any indebtedness, obligation, liability or dividend of any person, but shall not include indebtedness or amounts owed for compensation to employees, or for goods or materials purchased, or services utilized, in the ordinary course of business of such person. Notwithstanding anything to the contrary in the foregoing, “Indebtedness” shall not include (1) any contracts providing for the completion of construction or other payment or performance with respect to the construction, maintenance or improvement of, or payment of taxes, revenue share payments or other fees to governmental entities with respect to, property or equipment of Harrah’s Operating or its Affiliates or (2) any contracts providing for the obligation to advance funds, property or services on behalf of an Affiliate of Harrah’s Operating in order to maintain the financial condition of such Affiliate. For purposes of this definition of Indebtedness, a “capitalized lease” shall be deemed to mean a lease of real or personal property which, in accordance with generally accepted accounting principles, is required to be capitalized.

“Joint Venture” means any partnership, corporation or other entity, in which up to and including 50% of the partnership interests, outstanding voting stock or other equity interests is owned, directly or indirectly, by Harrah’s Operating and/or one or more of its Subsidiaries.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit, arrangement, encumbrance, security interest, lien (statutory or otherwise), or preference, priority or other security or similar agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Obligations” means any principal, interest, premium, if any, penalties, fees, indemnifications, reimbursements, damages or other liabilities or amounts payable under the documentation governing or otherwise in respect of any Indebtedness.

“Sale and Lease-Back Transaction” means any arrangement with a person (other than Harrah’s Operating or any of its Subsidiaries), or to which any such person is a party, providing for the leasing to Harrah’s Operating or any of its Subsidiaries for a period of more than three years of any Consolidated Property which has been or is to be sold or transferred by Harrah’s Operating or any of its Subsidiaries to such person or to any other person (other than Harrah’s Operating or any of its Subsidiaries), to which funds have been or are to be advanced by such person on the security of the leased property.

“Stated Maturity” means when used with respect to the Notes or any installment of interest thereon the date specified in the Notes as the fixed date on which the principal of the Notes or such installment of principal or interest is due and payable.

“Subsidiary” of any specified person means any corporation of which at least a majority of the outstanding stock having by the terms thereof ordinary voting power for the election of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by such person, or by one or more other Subsidiaries, or by such person and one or more other Subsidiaries.

“Value” means, with respect to a Sale and Lease-Back Transaction, as of any particular time, the amount equal to the greater of (1) the net proceeds of the sale or transfer of property leased pursuant to such Sale and Lease-Back Transaction or (2) the fair value, in the opinion of Harrah’s Operating’s Board of Directors as evidenced by a board resolution, of such property at the time of entering into such Sale and Lease-Back Transaction.

The Trustee

The trustee under the indenture is U.S. Bank National Association.

Governing Law

The indenture and the Notes are governed by, and construed in accordance with, the internal laws of the state of New York.

DESCRIPTION OF 2016 SENIOR NOTES

General

The 6.50% senior notes due 2016 (the “Notes”) were issued on June 9, 2006 by Harrah’s Operating (“Harrah’s Operating” or the “Issuer”) and are governed by an indenture among Harrah’s Operating, Harrah’s Entertainment and U.S. Bank National Association, as trustee. The following summary highlights certain material terms of the Notes. We urge you to read the indenture because it, and not this description, defines your rights as holders of the Notes.

The Notes:

•	are senior unsecured Obligations of Harrah’s Operating;

•	are equal in right of payment to any existing and future senior unsecured Indebtedness of Harrah’s Operating; and

•	are guaranteed by Harrah’s Entertainment.

The guarantees by Harrah’s Entertainment are:

•	senior unsecured Obligations of Harrah’s Entertainment; and

•	equal in right of payment to any other existing and future senior unsecured Indebtedness of Harrah’s Entertainment.

Principal, Maturity and Interest

The Notes were issued in fully registered book-entry form only, without coupons in denominations of $2,000 and any integral multiple of $1,000. The Notes will mature on June 1, 2016, referred to as the “Maturity Date.” Each Note bears interest at the rate of 6.50% from June 9, 2006, or from the most recent interest payment date to which interest has been paid or provided for, payable semiannually on June 1 and December 1 of each year (each, an “Interest Payment Date”), commencing December 1, 2006, to the persons in whose names such Notes are registered at the close of business on the date fifteen calendar days prior to such Interest Payment Date.

If any Interest Payment Date, date of redemption (the “Redemption Date”) or Maturity Date of any of the Notes is not a business day, then payment of principal, premium, if any, and interest will be made on the next succeeding business day. No interest will accrue on the amount so payable for the period from such Interest Payment Date, Redemption Date or Maturity Date, as the case may be, to the date payment is made. Interest on the Notes will be computed on the basis of a 360-day year, consisting of twelve 30-day months.

The Notes are not entitled to the benefit of any sinking fund.

Optional Redemption

The Notes are redeemable, in whole or in part, at any time, at our option, at a redemption price equal to the greater of:

•	100% of the principal amount of Notes to be redeemed, and

•

the sum of the present values of the Remaining Scheduled Payments (as defined below) of principal on such Notes discounted to the Redemption Date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the applicable Treasury Rate (as defined below) plus 25 basis points.

Accrued and unpaid interest will be paid to the Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date for the Notes, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding the Redemption Date of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that Redemption Date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer (as defined below) as having a maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means with respect to any Redemption Date the Reference Treasury Dealer Quotations for that Redemption Date.

“Reference Treasury Dealer” means Citigroup Global Markets Inc. and its successor; provided that, if Citigroup Global Markets Inc. ceases to be a primary U.S. Government securities dealer, the Issuer will substitute another nationally recognized investment banking firm that is a primary U.S. Government securities dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by the Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such Redemption Date.

“Remaining Scheduled Payments” means the remaining scheduled payments of principal of and interest on the Notes that would be due after the related Redemption Date but for that redemption. If that Redemption Date is not an Interest Payment Date with respect to the Notes, the amount of the next succeeding scheduled interest payment on the Notes will be reduced by the amount of interest accrued on the Notes to such Redemption Date.

The Issuer will mail a notice of redemption at least 30 days but not more than 60 days before the Redemption Date to each holder of Notes to be redeemed. If the Issuer elects to partially redeem the Notes, the trustee will select in a fair and appropriate manner the Notes to be redeemed.

Unless the Issuer defaults in payment of the redemption price, on and after the Redemption Date, interest will cease to accrue on the Notes or portions thereof called for redemption.

Merger, Consolidation or Sale of Assets

Harrah’s Operating may not consolidate with or merge with or into any other corporation, person or entity or, directly or indirectly, sell, lease or convey all or substantially all of its assets to another corporation, person or entity, and may not permit any corporation, person or entity to, directly or indirectly, sell, lease or convey all or substantially all of its assets to Harrah’s Operating, whether in a single transaction or a series of related transactions, unless:

•

either the successor or transferee is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes, by supplemental indenture, Harrah’s Operating’s obligations on the Notes and the indenture, or Harrah’s Operating is the surviving person;

•

immediately after giving effect to the transaction, no Event of Default, and no event or condition which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

•

Harrah’s Operating has delivered to the trustee an officers’ certificate and an opinion of counsel stating that the consolidation, merger, sale, conveyance or lease and the supplemental indenture comply with the indenture.

Harrah’s Entertainment may not consolidate with or merge with or into any other corporation, person or entity or, directly or indirectly, sell, lease or convey all or substantially all of its assets (computed on a consolidated basis) to another corporation, person or entity, and may not permit any corporation, person or entity to, directly or indirectly, sell, lease or convey all or substantially all of its assets to Harrah’s Entertainment, whether in a single transaction or a series of related transactions, unless:

•

either the successor or transferee is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes, by a supplemental indenture, Harrah’s Entertainment’s obligations under the guarantee and the indenture, or Harrah’s Entertainment is the surviving person;

•

immediately after giving effect to the transaction, no Event of Default, and no event or condition which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

•

Harrah’s Entertainment has delivered to the trustee an officers’ certificate and an opinion of counsel stating that the consolidation, merger, sale, conveyance or lease and the supplemental indenture comply with the indenture.

Events of Default

“Event of Default” means, with respect to the Notes, any of the following events:

•	failure to pay principal of any Notes when due and payable at maturity, upon redemption or otherwise;

•	failure to pay any interest on any Notes when due and payable, and such default continues for 30 days;

•

default in the performance or breach of any covenant or warranty of Harrah’s Operating or Harrah’s Entertainment in the indenture, which default continues uncured for a period of 60 days after Harrah’s Operating or Harrah’s Entertainment receives written notice from the trustee or Harrah’s Operating, Harrah’s Entertainment and the trustee receive written notice from the holders of at least 25% in principal amount of the outstanding Notes as provided in the indenture;

•	certain events of bankruptcy, insolvency or reorganization; and

•

the acceleration of the maturity of any Indebtedness of Harrah’s Operating (other than Non-recourse Indebtedness), at any one time, in an amount in excess of the greater of (1) $25 million and (2) 5% of the Consolidated Net Tangible Assets, if such acceleration is not annulled within 30 days after Harrah’s Operating receives written notice from the trustee and the holders of at least 25% in principal amount of the outstanding Notes.

“Non-recourse Indebtedness” means indebtedness with terms providing that the lender’s claim for repayment of that indebtedness is limited solely to a claim against the property which secures the indebtedness.

“Consolidated Net Tangible Assets” means the total amount of assets (including investments in Joint Ventures) of Harrah’s Operating and its subsidiaries (less applicable depreciation, amortization and other valuation reserves) after deduction therefrom of:

•

all current liabilities of Harrah’s Operating’s and its subsidiaries excluding (1) the current portion of long-term indebtedness, (2) intercompany liabilities and (3) any liabilities which are by their terms renewable or extendable at the option of the obligor thereon to a time more than twelve months from the time as of which the amount thereof is being computed; and

•

all goodwill, trade names, trademarks, patents, unamortized debt discount and any other like intangibles, all as set forth on the consolidated balance sheet of Harrah’s Operating for the most recently completed fiscal quarter for which financial statements are available and computed in accordance with generally accepted accounting principles.

If an Event of Default with respect to Notes (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization) occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding Notes may, by a notice as provided in the indenture, declare the unpaid principal amount of, and any accrued and unpaid interest on, all Notes to be due and payable immediately. However, at any time after a declaration of acceleration with respect to Notes has been made, but before the trustee obtains a judgment or decree based on that acceleration, under certain circumstances, and without further act, the declaration of acceleration may be deemed to have been waived and its consequences may be deemed to have been rescinded and annulled. For information regarding waiver of defaults, see “Amendment and Waiver” below.

The indenture provides that, subject to the trustee’s duty to act with the required standard of care during an Event of Default, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders, unless such holders offer the trustee reasonable security or indemnity. Subject to certain provisions of the indenture, including those entitling the trustee to receive security and indemnification, the holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the Notes.

The indenture requires that the Issuer furnish annually to the trustee a statement as to its performance of its obligations under the indenture. In addition, the Issuer is required to notify the trustee any time it becomes aware of a default or Event of Default.

Amendment and Waiver

The Issuer generally may amend the indenture or the Notes with the written consent of the holders of at least a majority in principal amount of the outstanding Notes affected by the amendment. The holders of a majority in principal amount of the outstanding Notes may also waive our compliance in a particular instance with any provision of the indenture with respect to the Notes. The Issuer must obtain the consent of each holder of Notes affected by a particular amendment or waiver, however, if such amendment or waiver:

•	reduces the percentage in principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

•	reduces the rate of or extends the time for payment of interest, including default interest, on the Notes;

•

reduces the principal of, or changes the fixed maturity of, any Notes or reduces the amount of, or postpones the date fixed for, redemption or analogous obligation with respect to any Notes or otherwise impairs the right to institute suit for the enforcement of any payment on or after maturity;

•	reduces the principal amount of discount Notes payable upon acceleration of maturity;

•	makes the principal of or interest on the Notes payable at a different place or in currency other than that stated in the Notes;

•

makes any change to provisions of the indenture concerning waivers of certain covenants, defaults or Events of Default by holders or the rights of holders of Notes to recover the principal of or interest on those Notes; or

•	waives a default in the payment of the principal of or interest on any Notes, except as otherwise provided in the indenture.

The Issuer may amend the indenture or the Notes without the consent of any holder of a debt security to, among other things:

•	cure any ambiguity, defect or inconsistency;

•	comply with the indenture’s provisions with respect to successor corporations;

•	comply with any requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•	make any change that does not adversely affect the rights of any holder of Notes; or

•	issue additional Notes as permitted by the indenture.

The holders of a majority in principal amount of the outstanding Notes, by notice to the trustee, may waive any existing default or Event of Default and its consequences with respect to the Notes other than a default or Event of Default in the payment of the principal of or any interest on any Notes; provided, however, that the holders of a majority in principal amount of the outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Additional Covenants of Harrah’s Operating

Limitation on Liens. Neither Harrah’s Operating nor any of its Subsidiaries may issue, assume or guarantee any Indebtedness secured by a Lien upon any Consolidated Property or on any Indebtedness or shares of capital stock of, or other ownership interests in, any Subsidiaries (regardless of whether the Consolidated Property, Indebtedness, capital stock or ownership interests were acquired before or after the date of the Indenture) without effectively providing that the Notes shall be secured equally and ratably with (or prior to) such Indebtedness so long as such Indebtedness shall be so secured, except that this restriction does not apply to:

•	Liens existing on the date of original issuance of the Notes;

•

Liens affecting property of a corporation or other entity existing at the time it becomes a Subsidiary of Harrah’s Operating or at the time it is merged into or consolidated with Harrah’s Operating or a Subsidiary of Harrah’s Operating;

•

Liens on property existing at the time of acquisition thereof or to secure Indebtedness incurred prior to, at the time of, or within 24 months after the acquisition for the purpose of financing all or part of the purchase price thereof;

•

Liens on any property to secure all or part of the cost of improvements or construction thereon or Indebtedness incurred to provide funds for such purpose in a principal amount not exceeding the cost of such improvements or construction;

•	Liens which secure Indebtedness owing by a Subsidiary of Harrah’s Operating to Harrah’s Operating or to a Subsidiary of Harrah’s Operating;

•	Liens securing Indebtedness of Harrah’s Operating the proceeds of which are used substantially simultaneously with the incurrence of such Indebtedness to retire Funded Debt;

•	purchase money security Liens on personal property;

•

Liens securing Indebtedness of Harrah’s Operating or any of its Subsidiaries the proceeds of which are used within 24 months of the incurrence of such Indebtedness for the cost of the construction and development or improvement of property of Harrah’s Operating or any of its Subsidiaries;

•

Liens on the stock, partnership or other equity interest of Harrah’s Operating or any of its Subsidiaries in any Joint Venture or any such Subsidiary which owns an equity interest in such Joint Venture to secure Indebtedness, provided the amount of such Indebtedness is contributed and/or advanced solely to such Joint Venture;

•	Liens to government entities, including pollution control or industrial revenue bond financing;

•

Liens required by any contract or statute in order to permit Harrah’s Operating or a Subsidiary of Harrah’s Operating to perform any contract or subcontract made by it with or at the request of a governmental entity;

•	mechanic’s, materialman’s, carrier’s or other like Liens, arising in the ordinary course of business;

•	Liens for taxes or assessments and similar charges;

•	zoning restrictions, easements, licenses, covenants, reservations, restrictions on the use of real property and certain other minor irregularities of title; and

•	any extension, renewal, replacement or refinancing of any Indebtedness secured by a Lien permitted by any of the foregoing clauses.

Notwithstanding the foregoing, Harrah’s Operating and any one or more of its Subsidiaries may, without securing the Notes, issue, assume or guarantee Indebtedness which would otherwise be subject to the foregoing restrictions in an aggregate principal amount which, together with all other such Indebtedness of Harrah’s Operating and its Subsidiaries which would otherwise be subject to the foregoing restrictions (not including Indebtedness permitted by the preceding paragraph) and the aggregate Value of Sale and Lease-Back Transactions (other than those in connection with which Harrah’s Operating has voluntarily retired Funded Debt), does not at any one time exceed 15% of Consolidated Net Tangible Assets of Harrah’s Operating and its consolidated Subsidiaries.

Limitation on Sale and Lease-Back Transactions. Neither Harrah’s Operating nor any of its Subsidiaries will enter into any Sale and Lease-Back Transaction unless either:

•

Harrah’s Operating or such Subsidiary would be entitled, pursuant to the above provisions, to incur Indebtedness in a principal amount equal to or exceeding the Value of such Sale and Lease-Back Transaction, secured by a Lien on the property to be leased, without equally and ratably securing the Notes, or

•

Harrah’s Operating within 120 days after the effective date of such Sale and Lease-Back Transaction applies to the voluntary retirement of its Funded Debt an amount equal to the Value of the Sale and Lease-Back Transaction (subject to credits for certain voluntary retirements of Funded Debt).

Taxes. Harrah’s Operating will, and will cause each of its significant subsidiaries to, pay prior to delinquency all material taxes, assessments and governmental levies, except as contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to a holder of the Notes.

Guarantee of Notes

Harrah’s Entertainment will irrevocably and unconditionally guarantee, on an unsecured senior basis, the payment of all obligations of Harrah’s Operating under the Notes. If Harrah’s Operating defaults in the payment of the principal of, premium, if any, or interest on such Notes when and as the same shall become due, whether upon maturity, acceleration, call for redemption or otherwise, without the necessity of action by the trustee or any holder of such Notes, Harrah’s Entertainment shall be required promptly and fully to make such payment. The indenture provides for the release of Harrah’s Entertainment as guarantor of the Notes in certain circumstances, including circumstances in which:

•	Harrah’s Operating ceases to be a wholly owned subsidiary of Harrah’s Entertainment; or

•

Harrah’s Operating transfers all or substantially all of its assets to, or merges with, another entity in a transaction governed by the “When Company May Merge, Etc.” covenant in the indenture, and (1) such transferee entity assumes Harrah’s Operating’s obligations under the indenture and (2) such transfer or merger otherwise complies with the requirements of such covenant.

Harrah’s Entertainment conducts substantially all of its business through Harrah’s Operating and its subsidiaries and does not own any material assets other than the common stock of Harrah’s Operating. As such, Harrah’s Entertainment is dependent on the receipt of dividends or other payments from Harrah’s Operating to make payments on the guarantee of the Notes.

Limited Liability of Certain Persons

None of the past, present or future stockholders, incorporators, employee officers or directors, as such, of Harrah’s Operating, Harrah’s Entertainment or any of our affiliates or successor corporations shall have any personal liability in respect of our obligations under the indenture or the Notes by reason of his, her or its status as such stockholder, incorporator, employee officer or director.

Mandatory Disposition Pursuant to Gaming Laws

Federal, state and local authorities in several jurisdictions regulate extensively our casino entertainment operations. The nature of such regulation is described in detail under “Gaming Regulatory Overview.” The gaming authority of any jurisdiction in which Harrah’s Entertainment or any its subsidiaries conduct or propose to conduct gaming may require that a holder of the Notes or the beneficial owner of the Notes of a holder be licensed, qualified or found suitable under applicable gaming laws. Under the indenture, each person that holds or acquires beneficial ownership of any of the Notes shall be deemed to have agreed, by accepting such Notes, that if any such gaming authority requires such person to be licensed, qualified or found suitable under applicable gaming laws, such holder or beneficial owner, as the case may be, shall apply for a license, qualification or a finding of suitability within the required time period.

If a person required to apply or become licensed or qualified or be found suitable fails to do so, the Issuer shall have the right, at its election, (1) to require such person to dispose of its Notes or beneficial interest therein within 30 days of receipt of notice of such election or such earlier date as may be requested or prescribed by such gaming authority or (2) to redeem such Notes at a redemption price equal to the lesser of:

•	such person’s cost, or

•

100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the earlier of (1) the redemption date or (2) the date of the finding of unsuitability, which may be less than 30 days following the notice of redemption if so requested or prescribed by the applicable gaming authority. The Issuer will notify the trustee in writing of any such redemption as soon as practicable. The Issuer will not be responsible for any costs or expenses any such holder may incur in connection with its application for a license, qualification or a finding of suitability.

No Protection in the Event of a Change of Control

The Notes do not contain any provisions which may afford holders of the Notes protection in the event either Harrah’s Operating or Harrah’s Entertainment has a change of control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of the Notes.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Defeasance and Discharge. The indenture provides that the Issuer may be discharged from any and all obligations in respect of the Notes, except for certain obligations to pay additional amounts, if any, upon the occurrence of certain tax, assessment or governmental charge events with respect to payments on such Notes, to register the transfer or exchange of Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold money for payment in trust. The Issuer will be so discharged when it:

•

deposits with the trustee money and/or government obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay each installment of principal and interest on the Notes on the dates such payments are due; and

•

delivers to the trustee an opinion of counsel, based on a change in tax law or a ruling from the United States Internal Revenue Service, to the effect that holders of the Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge.

Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the Notes, upon compliance with certain conditions:

•	the Issuer may omit to comply with certain restrictive covenants contained in the indenture, and

•	any omission to comply with such obligations will not constitute a default or Event of Default with respect to the Notes.

When the Issuer may omit to comply with certain provisions of the indenture as provided above, we refer to it as a “covenant defeasance.”

The conditions require, among others, that the Issuer:

•

deposit with the trustee money and/or government obligations that, through the payment of interest and principal in respect thereof, in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay each installment of principal and interest on the Notes on the dates such payments are due; and

•

deliver to the trustee an opinion of counsel to the effect that holders of the Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and defeasance.

Certain Definitions

“Affiliate” of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, “control,” including, with correlative meanings, the terms “controlled by” and “under common control with,” as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities or by agreement or otherwise.

“Consolidated Property” means any property of Harrah’s Operating or any of its Subsidiaries.

“Funded Debt” means all Indebtedness of Harrah’s Operating which (1) matures by its terms on, or is renewable at the option of any obligor thereon to, a date more than one year after the date of original issuance of such Indebtedness and (2) ranks at least pari passu with the Notes.

“Indebtedness” of any person means (1) any indebtedness of such person, contingent or otherwise, in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), or evidenced by Notes, bonds, debentures or similar instruments or letters of credit, or representing the balance deferred and unpaid of the purchase price of any property, including any such indebtedness incurred in connection with the acquisition by such person or any of its Subsidiaries of any other business or entity, if and to the extent such indebtedness would appear as a liability upon a balance sheet of such person prepared in accordance with generally accepted accounting principles, including for such purpose obligations under capitalized leases, and (2) any guarantee, endorsement (other than for collection or deposit in the ordinary course of business), discount with recourse, agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire or to supply or advance funds with respect to, or to become liable with respect to (directly or indirectly) any indebtedness, obligation, liability or dividend of any person, but shall not include indebtedness or amounts owed for compensation to employees, or for goods or materials purchased, or services utilized, in the ordinary course of business of such person. Notwithstanding anything to the contrary in the foregoing, “Indebtedness” shall not include (1) any contracts providing for the completion of construction or other payment or performance with respect to the construction, maintenance or improvement of, or payment of taxes, revenue share payments or other fees to governmental entities with respect to, property or equipment of Harrah’s Operating or its Affiliates or (2) any contracts providing for the obligation to advance funds, property or services on behalf of an Affiliate of Harrah’s Operating in order to maintain the financial condition of such Affiliate. For purposes of this definition of Indebtedness, a “capitalized lease” shall be deemed to mean a lease of real or personal property which, in accordance with generally accepted accounting principles, is required to be capitalized.

“Joint Venture” means any partnership, corporation or other entity, in which up to and including 50% of the partnership interests, outstanding voting stock or other equity interests is owned, directly or indirectly, by Harrah’s Operating and/or one or more of its Subsidiaries.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit, arrangement, encumbrance, security interest, lien (statutory or otherwise), or preference, priority or other security or similar agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Obligations” means any principal, interest, premium, if any, penalties, fees, indemnifications, reimbursements, damages or other liabilities or amounts payable under the documentation governing or otherwise in respect of any Indebtedness.

“Sale and Lease-Back Transaction” means any arrangement with a person (other than Harrah’s Operating or any of its Subsidiaries), or to which any such person is a party, providing for the leasing to Harrah’s Operating or any of its Subsidiaries for a period of more than three years of any Consolidated Property which has been or is to be sold or transferred by Harrah’s Operating or any of its Subsidiaries to such person or to any other person (other than Harrah’s Operating or any of its Subsidiaries), to which funds have been or are to be advanced by such person on the security of the leased property.

“Stated Maturity” means when used with respect to the Notes or any installment of interest thereon the date specified in the Notes as the fixed date on which the principal of the Notes or such installment of principal or interest is due and payable.

“Subsidiary” of any specified person means any corporation of which at least a majority of the outstanding stock having by the terms thereof ordinary voting power for the election of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by such person, or by one or more other Subsidiaries, or by such person and one or more other Subsidiaries.

“Value” means, with respect to a Sale and Lease-Back Transaction, as of any particular time, the amount equal to the greater of (1) the net proceeds of the sale or transfer of property leased pursuant to such Sale and Lease-Back Transaction or (2) the fair value, in the opinion of Harrah’s Operating’s Board of Directors as evidenced by a board resolution, of such property at the time of entering into such Sale and Lease-Back Transaction.

The Trustee

The trustee under the indenture is U.S. Bank National Association.

Governing Law

The indenture and the Notes are governed by, and construed in accordance with, the internal laws of the state of New York.

DESCRIPTION OF 2017 SENIOR NOTES

General

The 5.75% senior notes due 2017 (the “Notes”) were issued on September 28, 2005 by Harrah’s Operating (“Harrah’s Operating” or the “Issuer”) and are governed by an indenture among Harrah’s Operating, Harrah’s Entertainment and U.S. Bank National Association, as trustee. The following summary highlights certain material terms of the Notes. We urge you to read the indenture because it, and not this description, defines your rights as holders of the Notes.

The Notes:

•	are senior unsecured Obligations of Harrah’s Operating;

•	are equal in right of payment to any existing and future senior unsecured Indebtedness of Harrah’s Operating; and

•	are guaranteed by Harrah’s Entertainment.

The guarantees by Harrah’s Entertainment are:

•	senior unsecured Obligations of Harrah’s Entertainment; and

•	equal in right of payment to any other existing and future senior unsecured Indebtedness of Harrah’s Entertainment.

Principal, Maturity and Interest

The Notes were issued in fully registered book-entry form only, without coupons in denominations of $2,000 and any integral multiple of $1,000. The Notes will mature on October 1, 2017, referred to as the “Maturity Date.” Each Note bears interest at the rate of 5.75% from September 28, 2005, or from the most recent interest payment date to which interest has been paid or provided for, payable semiannually on April 1 and October 1 of each year (each, an “Interest Payment Date”), commencing December 1, 2005, to the persons in whose names such Notes are registered at the close of business on the date fifteen calendar days prior to such Interest Payment Date.

If any Interest Payment Date, date of redemption (the “Redemption Date”) or Maturity Date of any of the Notes is not a business day, then payment of principal, premium, if any, and interest will be made on the next succeeding business day. No interest will accrue on the amount so payable for the period from such Interest Payment Date, Redemption Date or Maturity Date, as the case may be, to the date payment is made. Interest on the Notes will be computed on the basis of a 360-day year, consisting of twelve 30-day months.

The Notes are not entitled to the benefit of any sinking fund.

Optional Redemption

The Notes are redeemable, in whole or in part, at any time, at our option, at a redemption price equal to the greater of:

•	100% of the principal amount of Notes to be redeemed, and

•

the sum of the present values of the Remaining Scheduled Payments (as defined below) of principal on such Notes discounted to the Redemption Date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the applicable Treasury Rate (as defined below) plus 35 basis points.

Accrued and unpaid interest will be paid to the Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date for the Notes, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding the Redemption Date of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that Redemption Date. The Treasury Rate shall be calculated on the third business day preceding the Redemption Date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer (as defined below) as having a maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means with respect to any Redemption Date the Reference Treasury Dealer Quotations for that Redemption Date.

“Reference Treasury Dealer” means Citigroup Global Markets Inc. and its successor; provided that, if Citigroup Global Markets Inc. ceases to be a primary U.S. Government securities dealer, the Issuer will substitute another nationally recognized investment banking firm that is a primary U.S. Government securities dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by the Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such Redemption Date.

“Remaining Scheduled Payments” means the remaining scheduled payments of principal of and interest on the Notes that would be due after the related Redemption Date but for that redemption. If that Redemption Date is not an Interest Payment Date with respect to the Notes, the amount of the next succeeding scheduled interest payment on the Notes will be reduced by the amount of interest accrued on the Notes to such Redemption Date.

The Issuer will mail a notice of redemption at least 30 days but not more than 60 days before the Redemption Date to each holder of Notes to be redeemed. If the Issuer elects to partially redeem the Notes, the trustee will select in a fair and appropriate manner the Notes to be redeemed.

Unless the Issuer defaults in payment of the redemption price, on and after the Redemption Date, interest will cease to accrue on the Notes or portions thereof called for redemption.

Merger, Consolidation or Sale of Assets

Harrah’s Operating may not consolidate with or merge with or into any other corporation, person or entity or, directly or indirectly, sell, lease or convey all or substantially all of its assets to another corporation, person or entity, and may not permit any corporation, person or entity to, directly or indirectly, sell, lease or convey all or substantially all of its assets to Harrah’s Operating, whether in a single transaction or a series of related transactions, unless:

•

either the successor or transferee is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes, by supplemental indenture, Harrah’s Operating’s obligations on the Notes and the indenture, or Harrah’s Operating is the surviving person;

•

immediately after giving effect to the transaction, no Event of Default, and no event or condition which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

•

Harrah’s Operating has delivered to the trustee an officers’ certificate and an opinion of counsel stating that the consolidation, merger, sale, conveyance or lease and the supplemental indenture comply with the indenture.

Harrah’s Entertainment may not consolidate with or merge with or into any other corporation, person or entity or, directly or indirectly, sell, lease or convey all or substantially all of its assets (computed on a consolidated basis) to another corporation, person or entity, and may not permit any corporation, person or entity to, directly or indirectly, sell, lease or convey all or substantially all of its assets to Harrah’s Entertainment, whether in a single transaction or a series of related transactions, unless:

•

either the successor or transferee is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes, by a supplemental indenture, Harrah’s Entertainment’s obligations under the guarantee and the indenture, or Harrah’s Entertainment is the surviving person;

•

immediately after giving effect to the transaction, no Event of Default, and no event or condition which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

•

Harrah’s Entertainment has delivered to the trustee an officers’ certificate and an opinion of counsel stating that the consolidation, merger, sale, conveyance or lease and the supplemental indenture comply with the indenture.

Events of Default

“Event of Default” means, with respect to the Notes, any of the following events:

•	failure to pay principal of any Notes when due and payable at maturity, upon redemption or otherwise;

•	failure to pay any interest on any Notes when due and payable, and such default continues for 30 days;

•

default in the performance or breach of any covenant or warranty of Harrah’s Operating or Harrah’s Entertainment in the indenture, which default continues uncured for a period of 60 days after Harrah’s Operating or Harrah’s Entertainment receives written notice from the trustee or Harrah’s Operating, Harrah’s Entertainment and the trustee receive written notice from the holders of at least 25% in principal amount of the outstanding Notes as provided in the indenture;

•	certain events of bankruptcy, insolvency or reorganization; and

•

the acceleration of the maturity of any Indebtedness of Harrah’s Operating (other than Non-recourse Indebtedness), at any one time, in an amount in excess of the greater of (1) $25 million and (2) 5% of the Consolidated Net Tangible Assets, if such acceleration is not annulled within 30 days after Harrah’s Operating receives written notice from the trustee and the holders of at least 25% in principal amount of the outstanding Notes.

“Non-recourse Indebtedness” means indebtedness with terms providing that the lender’s claim for repayment of that indebtedness is limited solely to a claim against the property which secures the indebtedness.

“Consolidated Net Tangible Assets” means the total amount of assets (including investments in Joint Ventures) of Harrah’s Operating and its subsidiaries (less applicable depreciation, amortization and other valuation reserves) after deduction therefrom of:

•

all current liabilities of Harrah’s Operating’s and its subsidiaries excluding (1) the current portion of long-term indebtedness, (2) intercompany liabilities and (3) any liabilities which are by their terms renewable or extendable at the option of the obligor thereon to a time more than twelve months from the time as of which the amount thereof is being computed; and

•

all goodwill, trade names, trademarks, patents, unamortized debt discount and any other like intangibles, all as set forth on the consolidated balance sheet of Harrah’s Operating for the most recently completed fiscal quarter for which financial statements are available and computed in accordance with generally accepted accounting principles.

If an Event of Default with respect to Notes (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization) occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding Notes may, by a notice as provided in the indenture, declare the unpaid principal amount of, and any accrued and unpaid interest on, all Notes to be due and payable immediately. However, at any time after a declaration of acceleration with respect to Notes has been made, but before the trustee obtains a judgment or decree based on that acceleration, the holders of a majority in aggregate principal amount of the then outstanding Notes may, under certain circumstances, rescind and annul that acceleration and its consequences. For information regarding waiver of defaults, see “Amendment and Waiver” below.

The indenture provides that, subject to the trustee’s duty to act with the required standard of care during an Event of Default, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders, unless such holders offer the trustee reasonable security or indemnity. Subject to certain provisions of the indenture, including those entitling the trustee to receive security and indemnification, the holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the Notes.

The indenture requires that the Issuer furnish annually to the trustee a statement as to its performance of its obligations under the indenture. In addition, the Issuer is required to notify the trustee any time it becomes aware of a default or Event of Default.

Amendment and Waiver

The Issuer generally may amend the indenture or the Notes with the written consent of the holders of at least a majority in principal amount of the outstanding Notes affected by the amendment. The holders of a majority in principal amount of the outstanding Notes may also waive our compliance in a particular instance with any provision of the indenture with respect to the Notes. The Issuer must obtain the consent of each holder of Notes affected by a particular amendment or waiver, however, if such amendment or waiver:

•	reduces the amount of Notes whose holders must consent to an amendment, supplement or waiver;

•	reduces the rate of or extends the time for payment of interest, including default interest, on the Notes;

•	reduces the principal of, or changes the fixed maturity of, any Notes or reduces the amount of, or postpones the date fixed for, redemption or analogous obligation with respect to any Notes;

•	reduces the principal amount of discount Notes payable upon acceleration of maturity;

•	makes the principal of or interest on the Notes payable in currency other than that stated in the Notes;

•

makes any change to provisions of the indenture concerning waivers of defaults or Events of Default by holders or the rights of holders of Notes to recover the principal of or interest on those Notes; or

•	waives a default in the payment of the principal of or interest on any Notes, except as otherwise provided in the indenture.

The Issuer may amend the indenture or the Notes without the consent of any holder of a debt security:

•	to cure any ambiguity, defect or inconsistency;

•	to comply with the indenture’s provisions with respect to successor corporations;

•	to comply with any requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•	to make any change that does not adversely affect the rights of any holder of Notes; or

•	to issue additional Notes as permitted by the indenture.

The holders of a majority in principal amount of the outstanding Notes, by notice to the trustee, may waive any existing default or Event of Default and its consequences with respect to the Notes other than a default or Event of Default in the payment of the principal of or any interest on any Notes; provided, however, that the holders of a majority in principal amount of the outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Additional Covenants of Harrah’s Operating

Limitation on Liens. Neither Harrah’s Operating nor any of its Subsidiaries may issue, assume or guarantee any Indebtedness secured by a Lien upon any Consolidated Property or on any Indebtedness or shares of capital stock of, or other ownership interests in, any Subsidiaries (regardless of whether the Consolidated Property, Indebtedness, capital stock or ownership interests were acquired before or after the date of the Indenture) without effectively providing that the Notes shall be secured equally and ratably with (or prior to) such Indebtedness so long as such Indebtedness shall be so secured, except that this restriction does not apply to:

•	Liens existing on the date of original issuance of the Notes;

•

Liens affecting property of a corporation or other entity existing at the time it becomes a Subsidiary of Harrah’s Operating or at the time it is merged into or consolidated with Harrah’s Operating or a Subsidiary of Harrah’s Operating;

•

Liens on property existing at the time of acquisition thereof or to secure Indebtedness incurred prior to, at the time of, or within 24 months after the acquisition for the purpose of financing all or part of the purchase price thereof;

•

Liens on any property to secure all or part of the cost of improvements or construction thereon or Indebtedness incurred to provide funds for such purpose in a principal amount not exceeding the cost of such improvements or construction;

•	Liens which secure Indebtedness owing by a Subsidiary of Harrah’s Operating to Harrah’s Operating or to a Subsidiary of Harrah’s Operating;

•	Liens securing Indebtedness of Harrah’s Operating the proceeds of which are used substantially simultaneously with the incurrence of such Indebtedness to retire Funded Debt;

•	purchase money security Liens on personal property;

•

Liens securing Indebtedness of Harrah’s Operating or any of its Subsidiaries the proceeds of which are used within 24 months of the incurrence of such Indebtedness for the cost of the construction and development or improvement of property of Harrah’s Operating or any of its Subsidiaries;

•

Liens on the stock, partnership or other equity interest of Harrah’s Operating or any of its Subsidiaries in any Joint Venture or any such Subsidiary which owns an equity interest in such Joint Venture to secure Indebtedness, provided the amount of such Indebtedness is contributed and /or advanced solely to such Joint Venture;

•	Liens to government entities, including pollution control or industrial revenue bond financing;

•

Liens required by any contract or statute in order to permit Harrah’s Operating or a Subsidiary of Harrah’s Operating to perform any contract or subcontract made by it with or at the request of a governmental entity;

•	mechanic’s, materialman’s, carrier’s or other like Liens, arising in the ordinary course of business;

•	Liens for taxes or assessments and similar charges;

•	zoning restrictions, easements, licenses, covenants, reservations, restrictions on the use of real property and certain other minor irregularities of title; and

•	any extension, renewal, replacement or refinancing of any Indebtedness secured by a Lien permitted by any of the foregoing clauses.

Notwithstanding the foregoing, Harrah’s Operating and any one or more of its Subsidiaries may, without securing the Notes, issue, assume or guarantee Indebtedness which would otherwise be subject to the foregoing restrictions in an aggregate principal amount which, together with all other such Indebtedness of Harrah’s Operating and its Subsidiaries which would otherwise be subject to the foregoing restrictions (not including Indebtedness permitted by the preceding paragraph) and the aggregate Value of Sale and Lease-Back Transactions (other than those in connection with which Harrah’s Operating has voluntarily retired Funded Debt), does not at any one time exceed 15% of Consolidated Net Tangible Assets of Harrah’s Operating and its consolidated Subsidiaries.

Limitation on Sale and Lease-Back Transactions. Neither Harrah’s Operating nor any of its Subsidiaries will enter into any Sale and Lease-Back Transaction unless either:

•

Harrah’s Operating or such Subsidiary would be entitled, pursuant to the above provisions, to incur Indebtedness in a principal amount equal to or exceeding the Value of such Sale and Lease-Back Transaction, secured by a Lien on the property to be leased, without equally and ratably securing the Notes, or

•

Harrah’s Operating within 120 days after the effective date of such Sale and Lease-Back Transaction applies to the voluntary retirement of its Funded Debt an amount equal to the Value of the Sale and Lease-Back Transaction (subject to credits for certain voluntary retirements of Funded Debt).

Taxes. Harrah’s Operating will, and will cause each of its significant subsidiaries to, pay prior to delinquency all material taxes, assessments and governmental levies, except as contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to a holder of the Notes.

Guarantee of Notes

Harrah’s Entertainment will irrevocably and unconditionally guarantee, on an unsecured senior basis, the payment of all obligations of Harrah’s Operating under the Notes. If Harrah’s Operating defaults in the payment of the principal of, premium, if any, or interest on such Notes when and as the same shall become due, whether upon maturity, acceleration, call for redemption or otherwise, without the necessity of action by the trustee or any holder of such Notes, Harrah’s Entertainment shall be required promptly and fully to make such payment. The indenture provides for the release of Harrah’s Entertainment as guarantor of the Notes in certain circumstances, including circumstances in which:

•	Harrah’s Operating ceases to be a wholly owned subsidiary of Harrah’s Entertainment; or

•

Harrah’s Operating transfers all or substantially all of its assets to, or merges with, another entity in a transaction governed by the “When Company May Merge, Etc.” covenant in the indenture, and (1) such transferee entity assumes Harrah’s Operating’s obligations under the indenture and (2) such transfer or merger otherwise complies with the requirements of such covenant.

Harrah’s Entertainment conducts substantially all of its business through Harrah’s Operating and its subsidiaries and does not own any material assets other than the common stock of Harrah’s Operating. As such, Harrah’s Entertainment is dependent on the receipt of dividends or other payments from Harrah’s Operating to make payments on the guarantee of the Notes.

Limited Liability of Certain Persons

None of the past, present or future stockholders, incorporators, employee officers or directors, as such, of Harrah’s Operating, Harrah’s Entertainment or any of our affiliates or successor corporations shall have any personal liability in respect of our obligations under the indenture or the Notes by reason of his, her or its status as such stockholder, incorporator, employee officer or director.

Mandatory Disposition Pursuant to Gaming Laws

Federal, state and local authorities in several jurisdictions regulate extensively our casino entertainment operations. The nature of such regulation is described in detail under “Gaming Regulatory Overview.” The gaming authority of any jurisdiction in which Harrah’s Entertainment or any its subsidiaries conduct or propose to conduct gaming may require that a holder of the Notes or the beneficial owner of the Notes of a holder be licensed, qualified or found suitable under applicable gaming laws. Under the indenture, each person that holds or acquires beneficial ownership of any of the Notes shall be deemed to have agreed, by accepting such Notes, that if any such gaming authority requires such person to be licensed, qualified or found suitable under applicable gaming laws, such holder or beneficial owner, as the case may be, shall apply for a license, qualification or a finding of suitability within the required time period.

If a person required to apply or become licensed or qualified or be found suitable fails to do so, the Issuer shall have the right, at its election, (1) to require such person to dispose of its Notes or beneficial interest therein within 30 days of receipt of notice of such election or such earlier date as may be requested or prescribed by such gaming authority or (2) to redeem such Notes at a redemption price equal to the lesser of:

•	such person’s cost, or

•

100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the earlier of (1) the redemption date or (2) the date of the finding of unsuitability, which may be less than 30 days following the notice of redemption if so requested or prescribed by the applicable gaming authority. The Issuer will notify the trustee in writing of any such redemption as soon as practicable. The Issuer will not be responsible for any costs or expenses any such holder may incur in connection with its application for a license, qualification or a finding of suitability.

No Protection in the Event of a Change of Control

The Notes do not contain any provisions which may afford holders of the Notes protection in the event either Harrah’s Operating or Harrah’s Entertainment has a change of control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of the Notes.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Defeasance and Discharge. The indenture provides that the Issuer may be discharged from any and all obligations in respect of the Notes, except for certain obligations to pay additional amounts, if any, upon the occurrence of certain tax, assessment or governmental charge events with respect to payments on such Notes, to register the transfer or exchange of Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold money for payment in trust. The Issuer will be so discharged when it:

•

deposits with the trustee money and/or government obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay each installment of principal and interest on the Notes on the dates such payments are due; and

•

delivers to the trustee an opinion of counsel, based on a change in tax law or a ruling from the United States Internal Revenue Service, to the effect that holders of the Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge.

Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the Notes, upon compliance with certain conditions:

•	the Issuer may omit to comply with certain restrictive covenants contained in the indenture, and

•	any omission to comply with such obligations will not constitute a default or Event of Default with respect to the Notes.

When the Issuer may omit to comply with certain provisions of the indenture as provided above, we refer to it as a “covenant defeasance.”

The conditions require, among others, that the Issuer:

•

deposit with the trustee money and/or government obligations that, through the payment of interest and principal in respect thereof, in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay each installment of principal and interest on the Notes on the dates such payments are due; and

•

deliver to the trustee an opinion of counsel to the effect that holders of the Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and defeasance.

Certain Definitions

“Affiliate” of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, “control,” including, with correlative meanings, the terms “controlled by” and “under common control with,” as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities or by agreement or otherwise.

“Consolidated Property” means any property of Harrah’s Operating or any of its Subsidiaries.

“Funded Debt” means all Indebtedness of Harrah’s Operating which (1) matures by its terms on, or is renewable at the option of any obligor thereon to, a date more than one year after the date of original issuance of such Indebtedness and (2) ranks at least pari passu with the Notes.

“Indebtedness” of any person means (1) any indebtedness of such person, contingent or otherwise, in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), or evidenced by Notes, bonds, debentures or similar instruments or letters of credit, or representing the balance deferred and unpaid of the purchase price of any property, including any such indebtedness incurred in connection with the acquisition by such person or any of its Subsidiaries of any other business or entity, if and to the extent such indebtedness would appear as a liability upon a balance sheet of such person prepared in accordance with generally accepted accounting principles, including for such purpose obligations under capitalized leases, and (2) any guarantee, endorsement (other than for collection or deposit in the ordinary course of business), discount with recourse, agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire or to supply or advance funds with respect to, or to become liable with respect to (directly or indirectly) any indebtedness, obligation, liability or dividend of any person, but shall not include indebtedness or amounts owed for compensation to employees, or for goods or materials purchased, or services utilized, in the ordinary course of business of such person. Notwithstanding anything to the contrary in the foregoing, “Indebtedness” shall not include (1) any contracts providing for the completion of construction or other payment or performance with respect to the construction, maintenance or improvement of, or payment of taxes, revenue share payments or other fees to governmental entities with respect to, property or equipment of Harrah’s Operating or its Affiliates or (2) any contracts providing for the obligation to advance funds, property or services on behalf of an Affiliate of Harrah’s Operating in order to maintain the financial condition of such Affiliate. For purposes of this definition of Indebtedness, a “capitalized lease” shall be deemed to mean a lease of real or personal property which, in accordance with generally accepted accounting principles, is required to be capitalized.

“Joint Venture” means any partnership, corporation or other entity, in which up to and including 50% of the partnership interests, outstanding voting stock or other equity interests is owned, directly or indirectly, by Harrah’s Operating and/or one or more of its Subsidiaries.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit, arrangement, encumbrance, security interest, lien (statutory or otherwise), or preference, priority or other security or similar agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Obligations” means any principal, interest, premium, if any, penalties, fees, indemnifications, reimbursements, damages or other liabilities or amounts payable under the documentation governing or otherwise in respect of any Indebtedness.

“Sale and Lease-Back Transaction” means any arrangement with a person (other than Harrah’s Operating or any of its Subsidiaries), or to which any such person is a party, providing for the leasing to Harrah’s Operating or any of its Subsidiaries for a period of more than three years of any Consolidated Property which has been or is to be sold or transferred by Harrah’s Operating or any of its Subsidiaries to such person or to any other person (other than Harrah’s Operating or any of its Subsidiaries), to which funds have been or are to be advanced by such person on the security of the leased property.

“Stated Maturity” means when used with respect to the Notes or any installment of interest thereon the date specified in the Notes as the fixed date on which the principal of the Notes or such installment of principal or interest is due and payable.

“Subsidiary” of any specified person means any corporation of which at least a majority of the outstanding stock having by the terms thereof ordinary voting power for the election of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by such person, or by one or more other Subsidiaries, or by such person and one or more other Subsidiaries.

“Value” means, with respect to a Sale and Lease-Back Transaction, as of any particular time, the amount equal to the greater of (1) the net proceeds of the sale or transfer of property leased pursuant to such Sale and Lease-Back Transaction or (2) the fair value, in the opinion of Harrah’s Operating’s Board of Directors as evidenced by a board resolution, of such property at the time of entering into such Sale and Lease-Back Transaction.

The Trustee

The trustee under the indenture is U.S. Bank National Association.

Governing Law

The indenture and the Notes are governed by, and construed in accordance with, the internal laws of the state of New York.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX MATTERS SET FORTH IN THE THIS PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY HOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON HOLDERS UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”); (B) SUCH DISCUSSION IS INCLUDED HEREIN BY THE ISSUERS IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) BY THE ISSUERS OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of the notes, but does not purport to be a complete analysis of all the potential tax considerations. This summary is based upon the Code, the Treasury regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. This summary is limited to the tax consequences of those persons who purchase notes for cash and who hold such notes as capital assets within the meaning of Section 1221 of the Code, which we refer to as “Holders.” This summary does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular Holders in light of their particular investment circumstances or status, nor does it address specific tax consequences that may be relevant to particular persons (including, for example, financial institutions, broker-dealers, insurance companies, partnerships or other pass-through entities or investors or investors in such entities, expatriates, tax-exempt organizations and U.S. persons that have a functional currency other than the U.S. dollar or persons in special situations, such as those who have elected to mark securities to market or those who hold notes as part of a straddle, hedge, conversion transaction or other integrated investment). In addition, this summary does not address U.S. federal alternative minimum tax consequences or consequences under U.S. federal estate and gift tax laws or the tax laws of any state, local or foreign jurisdiction. We have not sought any ruling from the Internal Revenue Service (the “IRS”), with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions.

This summary is for general information only. Prospective purchasers of the notes are urged to consult their independent tax advisors concerning the U.S. federal income taxation and other tax consequences to them of acquiring, owning and disposing of the notes, as well as the application of other federal tax laws and state, local and foreign income and other tax laws.

For purposes of the following summary, “U.S. Holder” is a Holder that is for, U.S. federal income tax purposes: (i) a citizen or individual resident of the U.S.; (ii) a corporation or other entity taxable as a corporation created or organized under the laws of the U.S., any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of the source; or (iv) a trust, if a court within the U.S. is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all its substantial decisions or if a valid lection to be treated as U.S. person is in effect with respect to such trust. A “Non-U.S. Holder” is a Holder that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

A partnership for U.S. federal income tax purposes is not subject to income tax on income derived from holding the notes. A partner of the partnership may be subject to tax on such income under rules similar o the rules for U.S. holders or Non-U.S. Holders depending on, among other things, whether (i) the partner is a U.S. or a non-U.S. person and (ii) the partnership is or is not engaged in a U.S. trade or business to which income or gain from the notes is effectively connected. If you are a partner of a partnership acquiring notes, you should consult your tax advisor about the U.S. tax consequences of holding and disposing of the notes.

Possible Alternative Treatment

We may be obligated to pay amounts in excess of the stated interest or principal on the notes, including as described under “Description of 2015 Second Lien Notes and 2018(1) Second Lien Notes-Option Redemption,” “Description of 2015 Second Lien Notes and 2018(1) Second Lien Notes-Mandatory Redemption; Offers to Purchase; Open Market Purchases, “Description of 2018(2) Second Lien Notes-Optional Redemption” and “Description of 2018(2) Second Lien Notes-Offers to Purchase; Open Market Purchases.” These potential payments may implicate the provisions of Treasury regulations relating to “contingent payment debt instruments.” According to the applicable Treasury regulations, certain contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if such contingencies, as of the date of issuance, are remote or incidental. We intend to take the position that the foregoing contingencies are remote or incidental, and we don not intend to treat the notes as contingent payment debt instruments. Our position that such contingencies are remote or incidental is binding on a Holder unless such Holder discloses its contrary position in the manner required by applicable Treasury regulations. Our position is not, however, binding on the IRS, and if the IRS were to successfully challenge this position, a Holder might be required to accrue interest income at a higher rate than the stated interest rate on the notes, and to treat as ordinary interest income any gain realized on the taxable disposition of notes. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. Holders should consult their own tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes.

U.S. Holders

Payments of Stated Interest

Payments of stated interest on the notes will generally be treated as “qualified stated interest” for U.S. federal income tax purposes and taxable as ordinary interest income at the time they accrue or are received by a U.S. Holder in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Original Issue Discount

The notes were issued with OID. As a result, U.S. Holders of the notes, regardless of the method of accounting they use, will have to include any OID in income prior to their receipt of the corresponding cash. U.S. Holders of the notes will be required to include OID in income for United States federal income tax purposes.

We will furnish annually to the IRS, and to holders of the notes, information with respect to the OID accruing while the notes are held by such holders. The notes will bear a legend setting forth information about OID, or a name and telephone number for our employee who can provide this information.

Acquisition Premium

A U.S. Holder who purchases notes for an amount that is greater than the notes’ adjusted issue price but less than or equal to the stated principal amount will be considered to have purchased the notes at an acquisition premium. Under the acquisition premium rules, the amount of OID that the Holder must include in its gross income with respect to the notes for any taxable year will be reduced by the portion of the acquisition premium properly allocable to that year.

Disposition of Notes

Upon the sale, exchange, redemption or other taxable disposition of notes, a U.S. Holder generally will recognize taxable gain or loss equal o the difference between (i) the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued but unpaid stated interest, which will be treated as ordinary interest income to the extent not so previously taxed)

and (ii) such Holder’s adjusted tax basis in the notes. A U.S. Holder’s adjusted tax basis in notes generally equals the cost of the notes to such Holder and reduced by any previously amortized bond premium) increased by any OID and market discount included in gross income with respect to the notes decreased by any payments (other than payments of qualified stated interest) received by such Holder with respect to the notes.

Subject to the ruled discussed below under “Market Discount,” gain or loss recognized on the disposition of notes generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder’s holding period for the notes is more than one year. Noncorporate U.S. Holders (including individuals) may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. The deductibility of capital losses by U.S. Holders is subject to limitations under the Code.

Market Discount

The market discount on a note is the excess of the adjusted issue price of the note over the U.S. Holder’s tax basis in the note immediately after its acquisition. If such market discount exceeds a statutorily defined de minimis amount, any gain recognized on the sale of the note will be treated as ordinary income rather than capital gain, to the extend of “accrued market discount” on the date of sale, unless the U.S. Holder has made an election to include market discount in income as it accrues. Market discount will be treated as accruing ratably over the period from the date of the U.S. Holder’s acquisition of the note to the maturity date of the note or, at the election of the U.S. Holder, on a constant yield basis.

Non-U.S. Holders

Payments of Interest

Subject to the discussion of back-up withholding below, payments of interest (including OID) on the notes by us or any of our agents to a Non-U.S. Holder will not be subject to U.S. federal withholding tax under the “portfolio interest exemption,” provided that such payments are not effectively connected with the conduct of a U.S. trade or business conducted by the Non-U.S. Holder, and:

(1)	the Non-U.S. Holder does not, directly or indirectly, actually or constructively own 10% or more of the total combined voting power of all classes of HOC’s stock entitled to vote;

(2)	the Non-U.S. Holder is not a controlled foreign corporation for U.S. federal income tax purposes that is related to HOC (within the meaning of Section 864(d)(4) of the Code);

(3)	the Non-U.S. Holder is not a bank described in Section 881(c)(3)(A) of the Code; and

(4)	either (a) the beneficial owner of the notes certifies to us or our agent on IRS Form W-8BEN (or a suitable substitute form or successor form), under penalties of perjury, that it is not a “U.S. Person” (as defined in the Code) and provides its name and address, or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “financial institution”) and holds the notes on behalf of the beneficial owner certifies to us or our agent, under penalties of perjury, that such a certification has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes us with a copy thereof.

If a Non-U.S. Holder cannot satisfy the requirements of the “portfolio interest exemption,” payments of interest (including OID but excluding any pre-issuance accrued interest you received on the first stated interest payment date) made to such Non-U.S. Holder will be subject to a 30% U.S. federal withholding tax unless the beneficial owner of the notes provides us or our agent, as the case may be, with a properly executed:

(1)	IRS Form W-9BEN (or successor form) claiming, under penalties of perjury, an exemption from, or reduction in, withholding tax under an applicable treaty (a “Treaty Exemption”), or

(2)	IRS Form W-8ECI (or successor form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with a U.S. trade or business of the beneficial owner (in which case such interest will be subject to regular graduated U.S. tax rates as described below).

The certification requirement described above also may require a Non-U.S. Holder that provides an IRS form to also provide its U.S. taxpayer identification number.

We suggest that you consult your tax advisor about the specific methods for satisfying these requirements. A claim for exemption will not be valid if the person receiving the applicable form has actual knowledge or reason to know that the statements on the form are false.

If interest (including OID on the notes is effectively connected with a U.S. trade or business of the beneficial owner, the Non-U.S. Holder, although exempt from the withholding tax described above, will be subject to U.S. federal income tax on such interest on a net income basis generally in the same manner as if it were a U.S. Holder, unless an applicable income tax treaty provides otherwise. In addition, if such Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, interest on the notes which is effectively connected with a U.S. trade or business will be included in such foreign corporation’s earnings and profits.

Disposition of Notes

No withholding of U.S. federal income tax will be required with respect to any gain realized by a Non-U.S. Holder upon the sale, exchange or disposition of notes.

A Non-U.S. Holder will not be subject to U.S. federal income tax on gain realized on the sale, exchange or other disposition of notes unless the Non-U.S. Holder is an individual who is present in the U.S. for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met or such gain is effectively connected with a U.S. trade or business conducted by the Non-U.S. Holder (and, if required by an applicable treaty, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder).

Information Reporting and Backup Withholding

U.S. Holders

For each calendar year in which the notes are outstanding, we are required to provide the IRS with certain information, including the beneficial owner’s name, address and taxpayer identification number, the aggregate amount of interest (including OID but excluding any pre-issuance accrued interest you received on the first stated interest payment date) paid to that beneficial owner during the calendar year and the amount of tax withheld, if any.

In the event that U.S. Holder subject to the reporting requirements described above fails to supply its correct taxpayer identification number in the manner required by applicable law, is notified by the IRS that it is subject to backup withholding because it previously failed to properly report payments of interest or dividends or fails to certify, under penalties of perjury, that it has furnished the correct taxpayer identification number and that it has not been notified by the IRS that it is not subject to backup withholding, we, our agent or the paying agents, or a broker may be required to withhold tax at a rate of 28% of each payment of interest on the notes and on the proceed from a sale (including a retirement, redemption or other taxable disposition) of the notes. The backup withholding obligation, however, does not apply with respect to certain payments to U.S. Holders, including corporations and tax-exempt organizations, provided that they establish entitlement to an exemption. This backup withholding is not an additional tax and may be refunded or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

U.S. backup withholding tax will not apply to payments on notes or proceeds form the sale (including a retirement, redemption or other taxable disposition) of notes payable to a Non-U.S. Holder if the certification described in “Non-U.S. Holders—Payments of Interest” is duly provided by such Non-U.S. Holder or the Non-U.S. Holder otherwise establishes an exemption, provided that the payor does not have actual knowledge that the Holder is a U.S. Person or that the conditions of any claimed exemption are not satisfied. Certain information reporting may still apply to interest (including OID but excluding any pre-issuance accreted interest your received on the first stated interest payment date) payments even if an exemption from backup withholding is established. Copies of any information returns reporting interest payments and any withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable treaty.

Any amounts withheld under the backup withholding tax rules from a payment to a Non-U.S. Holder will be allowed as a refund, or a credit against such Non-U.S. Holder’s U.S. federal income tax liability, provided that the requisite procedures are followed.

SELLING SECURITY HOLDERS

The notes were originally issued in transactions exempt from the registration requirements of the Securities Act. Each institution that has provided us with the information specified below and such selling security holder may from time to time offer and sell pursuant to this prospectus or a supplement hereto any or all notes held by such selling security holder.

The following table sets forth information with respect to the selling security holders and the principal amounts of notes beneficially owned by each selling security holder that may be offered under this prospectus. This information is based on information provided by, or on behalf of, the selling security holders.

The selling security holders may offer all, some or none of the notes.

Name	Principal Amount of Notes Owned Prior to the Offering		Principal Amount of Notes to be Offered	Principal Amount of Notes to be Owned After the Offering
Hamlet Tender, LLC(1)	$3,913,000	2015 Second Lien Notes	$3,913,000	$0
	5,595,000	2018(1) Second Lien Notes	5,595,000	0
	51,275,000	2018(2) Second Lien Notes	51,275,000	0
	11,597,000	2015 Senior Notes	11,597,000	0
	2,243,000	2016 Senior Notes	2,243,000	0
	6,817,000	2017 Senior Notes	6,817,000	0
Apollo Hamlet Holdings B, LLC(1)	6,029,000	2015 Second Lien Notes	6,029,000	0
	8,626,000	2018(1) Second Lien Notes	8,626,000	0
	79,079,000	2018(2) Second Lien Notes	79,079,000	0
	17,889,000	2015 Senior Notes	17,889,000	0
	3,458,000	2016 Senior Notes	3,458,000	0
	10,513,000	2017 Senior Notes	10,513,000	0
Hamlet FW, LLC(2)	9,942,000	2015 Second Lien Notes	9,942,000	0
	14,223,000	2018(1) Second Lien Notes	14,223,000	0
	130,351,000	2018(2) Second Lien Notes	130,351,000	0
	29,486,000	2015 Senior Notes	29,486,000	0
	5,701,000	2016 Senior Notes	5,701,000	0
	17,329,000	2017 Senior Notes	17,329,000	0
Co-Invest Hamlet Holdings 1, LLC(3)	1,783,000	2015 Second Lien Notes	1,783,000	0
	2,550,000	2018(1) Second Lien Notes	2,550,000	0
	23,378,000	2018(2) Second Lien Notes	23,378,000	0
Co-Invest Hamlet Holdings 2, LLC(3)	539,000	2015 Second Lien Notes	539,000	0
	771,000	2018(1) Second Lien Notes	771,000	0
	7,063,000	2018(2) Second Lien Notes	7,063,000	0
Harrah’s BC, Inc.(4)	339,922,000	2015 Senior Notes	339,922,000	0
	213,118,000	2016 Senior Notes	300,902,000	0
	300,902,000	2017 Senior Notes	213,118,000	0

(1)	Each of Apollo Tender, LLC and Apollo Hamlet Holdings B, LLC is an affiliate of, and is controlled by, affiliates of Apollo. The address of each of Apollo Tender, LLC and Apollo Hamlet Holdings B, LLC is c/o Apollo Global Management, LLC, 9 West 57th Street, New York, New York 10019.

(2)	Hamlet FW, LLC is an affiliate of, and is controlled by, affiliates of TPG. The address of Hamlet FW, LLC is c/o TPG Capital, L.P., 301 Commerce Street, Suite 3300, Forth Worth, Texas 76102.
(3)	Co-Invest Hamlet Holdings 1, LLC and Co-Invest Hamlet Holdings 2, LLC are beneficially owned by certain of Apollo’s and TPG’s co-investors that also hold non-voting capital stock in Harrah’s Entertainment, Inc. The disposition of the securities listed above that are held by Co-Invest Hamlet Holdings 1, LLC and Co-Invest Hamlet Holdings 2, LLC is jointly controlled by Apollo and TPG. The address is Co-Invest Hamlet Holdings 1, LLC is c/o Harrah’s Entertainment, Inc., One Caesars Palace Drive, Las Vegas, Nevada 89109.
(4)	Harrah’s BC, Inc. is a wholly owned subsidiary of Harrah’s Entertainment, Inc. that is side-by-side with Harrah’s Operating. See “Security Ownership of Certain Beneficial Owners and Management” for information regarding the beneficial ownership of Harrah’s Entertainment. The address of Harrah’s BC, Inc. is c/o Harrah’s Entertainment, Inc., One Caesars Palace Drive, Las Vegas, Nevada 89109.

PLAN OF DISTRIBUTION

The selling security holders and their successors, which term includes their transferees, pledgees and donees and their successors, may sell the notes directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling security holders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The securities may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to the prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in transactions:

•	in the over-the-counter market;

•	otherwise than in the over-the-counter market;

•	through the writing of options; or

•	through the settlement of short sales.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as agent on both sides of the trade. In connection with the sale of the notes, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions. The selling security holders may also sell the notes short and deliver these securities to close out such short positions, or loan or pledge the notes to broker-dealers that in turn may sell these securities.

The aggregate proceeds to the selling security holders form the sale of the notes offered by them hereby will be the purchase price of the notes less discounts and commissions, if any. We will not receive any of the proceeds from this offering.

We do not intend to list the notes for trading on any national securities exchange or on the New York Stock Exchange and can give no assurance about the development of any trading market for the notes. In order to comply with the securities laws of some states, if applicable, the notes may be sold in such jurisdictions only through registered or licensed brokers or dealers.

Broker-dealers or agents who participate in the sale of the notes are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Selling security holders who participate in the sale of the notes may also be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Profits on the sale of the notes and the underlying common stock by selling security holders and any discounts, commissions or concessions received by any broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Selling security holders who are deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. To the extent the selling security holders are deemed to be “underwriters,” they may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

The selling security holders and any other person participating in a distribution are subject to applicable provisions of the Exchange Act and the rules and regulations thereunder. Regulation M of the Exchange Act may limit the timing of purchases and sales of any of the securities by the selling security holders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. The selling security holders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions.

A selling security holder may decide not to sell any notes described in this prospectus. We cannot assure holders that any selling security holder will use this prospectus to sell any or all of the notes. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. In addition, a selling security holder may transfer, devise or gift the notes by other means not described in this prospectus.

With respect to a particular offering of the notes, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part will be prepared and will set forth the following information:

•	the specific notes to be offered and sold;

•	the names of the selling security holders;

•	the respective purchase prices and public offering prices and other material terms of the offering;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting, compensation from the selling security holders.

LEGAL MATTERS

The validity of the notes and the enforceability of obligations under the notes and guarantees being issued are being passed upon for us by O’Melveny & Myers LLP, New York, New York.

EXPERTS

The consolidated financial statements as of December 31, 2009 and December 31, 2008 (Successor Company) and for the year ended December 31, 2009 (Successor Company), the period January 28, 2008 through December 31, 2008 (Successor Company), the period January 1, 2008 through January 27, 2008 (Predecessor Company), and the year ended December 31, 2007 (Predecessor Company), included in this prospectus, and the related consolidated financial statement schedule included elsewhere in the Registration Statement, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the Registration Statement. Such consolidated financial statements and consolidated financial statement schedule have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual and quarterly reports and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our filings will also be available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. Our reports and other information that we have filed, or may in the future file, with the SEC are not incorporated by reference into and do not constitute part of this prospectus.

We have filed a registration statement on Form S-1 to register with the SEC the notes for resale. This prospectus is part of that registration statement. As allowed by the SEC’s rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. You should note that where we summarize in this prospectus the material terms of any contract, agreement or other document filed as an exhibit to the registration statement, the summary information provided in the prospectus is less complete than the actual contract, agreement or document. You should refer to the exhibits filed to the registration statement for copies of the actual contract, agreement or document.

We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law.

HARRAH’S ENTERTAINMENT, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Report of Independent Registered Public Accounting Firm	F-2
Audited Consolidated Financial Statements
Consolidated Balance Sheets as of December 31, 2009 and 2008	F-3

Consolidated Statements of Operations for the year ended December 31, 2009, the periods from January 1, 2008 through January 27, 2008, from January 28, 2008 through December 31, 2008, and for the year ended December 31, 2007

F-4
Consolidated Statements of Stockholders’ Equity/(Deficit) and Comprehensive Income/(Loss)	F-5

Consolidated Statements of Cash Flows for the year ended December 31, 2009, the periods from January 1, 2008 and through January 27, 2008, and from January 28, 2008 through December 31, 2008, and for the year ended December 31, 2007

F-8
Notes to Consolidated Financial Statements	F-9
Unaudited Consolidated Condensed Financial Statements
Consolidated Condensed Balance Sheet as of March 31, 2010 and December 31, 2009	F-65
Consolidated Condensed Statements of Operations for the three month period ended March 31, 2010 and for the three month period ended March 31, 2009	F-66
Consolidated Condensed Statements of Cash Flows for the three month period ended March 31, 2010 and for the three month period ended March 31, 2009	F-67
Consolidated Condensed Statements of Stockholders’ Equity/(Deficit) and Comprehensive Income for the three month period ended March 31, 2010	F-68
Notes to Unaudited Consolidated Condensed Financial Statements	F-69
Consolidated Valuation and Qualifying Accounts	F-97

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Harrah’s Entertainment, Inc.

Las Vegas, Nevada

We have audited the accompanying consolidated balance sheets of Harrah’s Entertainment, Inc. and subsidiaries (the “Company”) as of December 31, 2009 (Successor Company) and December 31, 2008 (Successor Company), and the related consolidated statements of operations, stockholders’ (deficit)/equity and comprehensive (loss)/income, and cash flows for the year ended December 31, 2009 (Successor Company), the period January 28, 2008 through December 31, 2008 (Successor Company), the period January 1, 2008 through January 27, 2008 (Predecessor Company), and the year ended December 31, 2007 (Predecessor Company). Our audits also included the consolidated financial statement schedule listed at Item 16(b). These consolidated financial statements and consolidated financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Harrah’s Entertainment, Inc. and subsidiaries as of December 31, 2009 (Successor Company) and December 31, 2008 (Successor Company), and the results of their operations and their cash flows for the year ended December 31, 2009 (Successor Company), the period January 28, 2008 through December 31, 2008 (Successor Company), the period January 1, 2008 through January 27, 2008 (Predecessor Company), and the year ended December 31, 2007 (Predecessor Company), in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada

March 9, 2010

HARRAH’S ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEETS

(In millions, except share amounts)

	December 31, 2009	December 31, 2008
Assets
Current assets
Cash and cash equivalents	$918.1	$650.5
Receivables, less allowance for doubtful accounts of $207.1 and $201.4	323.5	394.0
Deferred income taxes	148.2	157.6
Prepayments and other	156.4	199.4
Inventories	52.7	62.7

Total current assets	1,598.9	1,464.2

Land, buildings, riverboats and equipment
Land and land improvements	7,291.9	7,310.8
Buildings, riverboats and improvements	8,896.2	8,860.8
Furniture, fixtures and equipment	2,029.1	1,888.1
Construction in progress	988.8	821.7

	19,206.0	18,881.4
Less: accumulated depreciation	(1,281.2)	(614.3)

	17,924.8	18,267.1
Assets held for sale	16.7	49.3
Goodwill	3,456.9	4,902.2
Intangible assets other than goodwill	4,951.3	5,307.9
Investments in and advances to non-consolidated affiliates	94.0	30.4
Deferred charges and other	936.6	1,027.5

	$28,979.2	$31,048.6

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$260.8	$382.3
Interest payable	195.6	417.7
Accrued expenses	1,074.8	1,115.0
Current portion of long-term debt	74.3	85.6

Total current liabilities	1,605.5	2,000.6
Long-term debt	18,868.8	23,123.3
Deferred credits and other	872.5	669.1
Deferred income taxes	5,856.9	4,327.0

	27,203.7	30,120.0

Preferred stock; $0.01 par value; 40,000,000 shares authorized, 19,893,515 and 19,912,447 shares issued and outstanding (net of 42,020 and 23,088 shares held in treasury) as of December 31, 2009 and 2008, respectively	2,642.5	2,289.4

Stockholders’ deficit
Common stock, non-voting and voting; $0.01 par value; 80,000,020 shares authorized; 40,672,302 and 40,711,008 shares issued and outstanding (net of 85,907 and 47,201 shares held in treasury) as of December 31, 2009 and 2008, respectively	0.4	0.4
Additional paid-in capital	3,480.0	3,825.1
Accumulated deficit	(4,269.3)	(5,096.3)
Accumulated other comprehensive loss	(134.0)	(139.6)

Total Harrah’s Entertainment, Inc. Stockholders’ deficit	(922.9)	(1,410.4)
Non-controlling interests	55.9	49.6

Total stockholders’ deficit	(867.0)	(1,360.8)

	$28,979.2	$31,048.6

The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated statements.

HARRAH’S ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions)

	Successor		Predecessor
	Year Ended Dec. 31, 2009	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008	Year Ended Dec. 31, 2007
Revenues
Casino	$7,124.3	$7,476.9	$614.6	$8,831.0
Food and beverage	1,479.3	1,530.2	118.4	1,698.8
Rooms	1,068.9	1,174.5	96.4	1,353.6
Management fees	56.6	59.1	5.0	81.5
Other	592.4	624.8	42.7	695.9
Less: casino promotional allowances	(1,414.1)	(1,498.6)	(117.0)	(1,835.6)

Net revenues	8,907.4	9,366.9	760.1	10,825.2

Operating expenses
Direct
Casino	3,925.5	4,102.8	340.6	4,595.2
Food and beverage	596.0	639.5	50.5	716.5
Rooms	213.5	236.7	19.6	266.3
Property, general, administrative and other	2,018.8	2,143.0	178.2	2,421.7
Depreciation and amortization	683.9	626.9	63.5	817.2
Project opening costs	3.6	28.9	0.7	25.5
Write-downs, reserves and recoveries	107.9	16.2	4.7	(59.9)
Impairment of goodwill and other non-amortizing intangible assets	1,638.0	5,489.6	—	169.6
Loss/(income) on interests in non-consolidated affiliates	2.2	2.1	(0.5)	(3.9)
Corporate expense	150.7	131.8	8.5	138.1
Acquisition and integration costs	0.3	24.0	125.6	13.4
Amortization of intangible assets	174.8	162.9	5.5	73.5

Total operating expenses	9,515.2	13,604.4	796.9	9,173.2

(Loss)/income from operations	(607.8)	(4,237.5)	(36.8)	1,652.0
Interest expense, net of capitalized interest	(1,892.5)	(2,074.9)	(89.7)	(800.8)
Gains/(losses) on early extinguishments of debt	4,965.5	742.1	—	(2.0)
Other income, including interest income	33.0	35.2	1.1	43.3

Income/(loss) from continuing operations before income taxes	2,498.2	(5,535.1)	(125.4)	892.5
(Provision)/benefit for income tax	(1,651.8)	360.4	26.0	(350.1)

Income/(loss) from continuing operations, net of tax	846.4	(5,174.7)	(99.4)	542.4

Discontinued operations
Income from discontinued operations	—	141.5	0.1	145.4
Provision for income taxes	—	(51.1)	—	(53.2)

Income from discontinued operations, net	—	90.4	0.1	92.2

Net income/(loss)	846.4	(5,084.3)	(99.3)	634.6
Less: net income attributable to non-controlling interests	(18.8)	(12.0)	(1.6)	(15.2)

Net income/(loss) attributable to Harrah’s Entertainment Inc	$827.6	$(5,096.3)	$(100.9)	$619.4

The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated statements.

HARRAH’S ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ (DEFICIT)/EQUITY AND COMPREHENSIVE (LOSS)/INCOME

(In millions)

	Common Stock		Additional Paid-in- Capital	Retained Earnings/ (Accumulated Deficit)	Accumulated Other Comprehensive Income/(Loss)	Non-controlling Interests	Total	Comprehensive Income/(Loss)
	Shares Outstanding	Amount
Balance at January 1, 2007, Predecessor	186.1	$18.6	$5,148.2	$907.1	$(2.8)	$52.4	$6,123.5
Net income				619.4		15.2	634.6	$634.6
Pension adjustment related to London Clubs International, net of tax benefit of $0.8					(1.8)		(1.8)	(1.8)
Reclassification of loss on derivative instrument from other comprehensive income to net income, net of tax provision of $0.3					0.6		0.6	0.6
Foreign currency translation adjustments, net of tax provision of $15.5					19.4		19.4	19.4
Cash dividends				(299.2)			(299.2)
Adjustment for initial adoption of ASC 740				(12.3)			(12.3)
Non-controlling distributions, net of contributions						(15.4)	(15.4)
Net shares issued under incentive compensation plans, including share-based compensation expense of $53.0 and income tax benefit of $47.7	2.7	0.3	247.2	(17.8)			229.7

2007 Comprehensive Income, Predecessor								$652.8

Balance at December 31, 2007, Predecessor	188.8	18.9	5,395.4	1,197.2	15.4	52.2	6,679.1
Net loss				(100.9)		1.6	(99.3)	$(99.3)
Foreign currency translation adjustments, net of tax benefit of $3.1					(1.8)		(1.8)	(1.8)
Non-controlling distributions, net of contributions						(0.6)	(0.6)
Acceleration of predecessor incentive compensation plans, including share-based compensation expense of $2.9 and income tax benefit of $65.8			156.0				156.0

2008 Comprehensive Loss, Predecessor								$(101.1)

Balance at January 27, 2008, Predecessor	188.8	18.9	5,551.4	1,096.3	13.6	53.2	6,733.4
Redemption of Predecessor equity	(188.8)	(18.9)	(5,551.4)	(1,096.3)	(13.6)		(6,680.2)
Issuance of Successor common stock	40.7	0.4	4,085.0				4,085.4

Balance at January 28, 2008, Successor	40.7	0.4	4,085.0	—	—	53.2	4,138.6
Net loss				(5,096.3)		12.0	(5,084.3)	$(5,084.3)
Share-based compensation			14.0				14.0

	Common Stock		Additional Paid-in- Capital	Retained Earnings/ (Accumulated Deficit)	Accumulated Other Comprehensive Income/(Loss)	Non-controlling Interests	Total	Comprehensive Income/(Loss)
	Shares Outstanding	Amount
Debt exchange transaction, net of tax provision of $13.9			25.7				25.7
Repurchase of treasury shares			(2.1)				(2.1)
Cumulative preferred stock dividends			(297.8)				(297.8)
Pension adjustment related to acquisition of London Clubs International, net of tax benefit of $3.0					(6.9)		(6.9)	(6.9)
Reclassification of loss on derivative instrument from other comprehensive income to net income, net of tax provision of $0.3					0.6		0.6	0.6
Foreign currency translation adjustments, net of tax benefit of $14.7					(31.2)	1.3	(29.9)	(29.9)
Fair market value of swap agreements, net of tax benefit of $28.2					(51.9)		(51.9)	(51.9)
Adjustment for ASC 740 tax implications			0.3				0.3
Non-controlling distributions, net of contributions						(16.9)	(16.9)
Fair market value of interest rate cap agreement on commercial mortgage-backed securities, net of tax benefit of $28.4					(50.2)		(50.2)	(50.2)

2008 Comprehensive Loss, Successor								$(5,222.6)

Balance at December 31, 2008, Successor	40.7	0.4	3,825.1	(5,096.3)	(139.6)	49.6	(1,360.8)
Net income				827.6		18.8	846.4	$846.4
Share-based compensation			16.4				16.4
Repurchase of treasury shares	*	*	(1.3)				(1.3)
Cumulative preferred stock dividends			(354.8)				(354.8)
Related party debt exchange transaction, net of tax provision of $52.3			80.1				80.1
Pension adjustment, net of tax benefit of $7.1					(14.1)		(14.1)	(14.1)
Foreign currency translation adjustments, net of tax provision of $9.4					19.0	4.8	23.8	23.8
Fair market value of swap agreements, net of tax benefit of $14.6					(27.7)		(27.7)	(27.7)

	Common Stock		Additional Paid-in- Capital	Retained Earnings/ (Accumulated Deficit)	Accumulated Other Comprehensive Income/(Loss)	Non-controlling Interests	Total	Comprehensive Income/(Loss)
	Shares Outstanding	Amount
Adjustment for ASC 740 tax implications			(2.4)				(2.4)
Purchase of additional interest in subsidiary			(83.7)			(3.3)	(87.0)
Non-controlling distributions, net of contributions						(14.0)	(14.0)
Fair market value of interest rate cap agreements on commercial mortgage backed securities, net of tax provision of $8.8					15.7		15.7	15.7
Reclassification of loss on interest rate cap agreement from other comprehensive income to interest expense					12.1		12.1	12.1
Reclassification of loss on interest rate locks from other comprehensive loss to interest expense, net of tax provision of $0.2					0.6		0.6	0.6
Other			0.6	(0.6)			—

2009 Comprehensive Income, Successor								$856.8

Balance at December 31, 2009, Successor	40.7	$0.4	$3,480.0	$(4,269.3)	$(134.0)	$55.9	$(867.0)

*	Amounts round to zero and do not change rounded totals.

The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated statements.

HARRAH’S ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Successor		Predecessor
	2009	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008	2007
Cash flows provided by/(used in) operating activities
Net income/(loss).	$846.4	$(5,084.3)	$(99.3)	$634.6
Adjustments to reconcile net income/(loss) to cash flows provided by operating activities:
Loss/(income) from discontinued operations, before income taxes	—	(141.5)	(0.1)	(145.4)
Gain on liquidation of LCI – Fifty	(9.0)	—	—	—
Income from insurance claims for hurricane damage	—	(185.4)	—	(130.3)
(Gains)/losses on early extinguishments of debt	(4,965.5)	(742.1)	—	2.0
Depreciation and amortization	1,145.2	1,027.3	104.9	905.8
Non-cash write-downs, reserves and recoveries, net	32.0	51.7	(0.1)	26.2
Impairment of intangible assets	1,638.0	5,489.6	—	169.6
Share-based compensation expense	16.4	15.8	50.9	53.0
Deferred income taxes	1,541.2	(466.7)	(19.0)	(35.0)
Tax benefit from stock equity plans	—	—	42.6	1.8
Insurance proceeds for business interruption from hurricane losses	—	97.9	—	119.1
Net change in long-term accounts	74.7	(80.1)	68.3	(45.1)
Net change in working capital accounts	(117.4)	403.4	(167.6)	(171.3)
Other	18.2	136.5	26.6	123.8

Cash flows provided by operating activities	220.2	522.1	7.2	1,508.8

Cash flows provided by/(used in) investing activities
Land, buildings, riverboats and equipment additions, net of change in construction payables	(464.5)	(1,181.4)	(125.6)	(1,376.7)
Insurance proceeds for hurricane losses for discontinued operations	—	83.3	—	13.4
Insurance proceeds for hurricane losses for continuing operations	—	98.1	—	15.7
Payment for Acquisition	—	(17,490.2)	—	—
Payments for businesses acquired, net of cash acquired	—	—	0.1	(584.3)
Purchase of non-controlling interest in subsidiary	—	—	—	(8.5)
Investments in and advances to non-consolidated affiliates	(66.9)	(5.9)	—	(1.8)
Proceeds from other asset sales	20.0	5.1	3.1	99.6
Other	(11.9)	(23.2)	(1.7)	(81.0)

Cash flows used in investing activities	(523.3)	(18,514.2)	(124.1)	(1,923.6)

Cash flows provided by/(used in) financing activities
Proceeds from issuance of long-term debt	2,259.6	21,524.9	—	—
Debt issuance costs	(76.4)	(644.5)	—	(6.4)
Borrowings under lending agreements	3,076.6	433.0	11,316.3	39,130.8
Repayments under lending agreements	(3,535.1)	(6,760.5)	(11,288.8)	(37,619.5)
Cash paid in connection with early extinguishments of debt	(1,003.5)	(2,167.4)	(87.7)	(120.1)
Scheduled debt retirements	(45.5)	(6.5)	—	(1,001.7)
Payment to bondholders for debt exchange	—	(289.0)	—	—
Dividends paid	—	—	—	(299.2)
Equity contribution from buyout		6,007.0	—	—
Purchase of additional interest in subsidiary	(83.7)	—	—	—
Non-controlling interests’ distributions, net of contributions	(17.2)	(14.6)	(1.6)	(20.0)
Proceeds from exercises of stock options	—	—	2.4	126.2
Excess tax (provision)/benefit from stock equity plans	—	(50.5)	77.5	51.7
Repurchase of treasury shares	(3.0)	(3.6)	—	—
Other	(1.1)	(1.3)	(0.8)	(5.3)

Cash flows provided by financing activities	570.7	18,027.0	17.3	236.5

Cash flows from discontinued operations
Cash flows from operating activities	—	4.7	0.5	88.9
Cash flows from investing activities	—	—	—	(0.2)

Cash flows provided by discontinued operations	—	4.7	0.5	88.7

Net increase/(decrease) in cash and cash equivalents	267.6	39.6	(99.1)	(89.6)
Cash and cash equivalents, beginning of period	650.5	610.9	710.0	799.6

Cash and cash equivalents, end of period	$918.1	$650.5	$610.9	$710.0

The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated statements.

HARRAH’S ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In these footnotes, the words “Company,” “Harrah’s Entertainment,” “we,” “our” and “us” refer to Harrah’s Entertainment, Inc., a Delaware corporation, and its wholly-owned subsidiaries, unless otherwise stated or the context requires otherwise.

Note 1—Summary of Significant Accounting Policies

BASIS OF PRESENTATION AND ORGANIZATION. As of December 31, 2009, we owned, operated or managed 52 casinos, primarily under the Harrah’s, Caesars and Horseshoe brand names in the United States. Our casino entertainment facilities include 33 land-based casinos, 12 riverboat or dockside casinos, three managed casinos on Indian lands in the United States, one managed casino in Canada, one combination thoroughbred racetrack and casino, one combination greyhound racetrack and casino, and one combination harness racetrack and casino. Our 33 land-based casinos include one in Uruguay, nine in England, one in Scotland, two in Egypt and one in South Africa. We view each property as an operating segment and aggregate all operating segments into one reporting segment.

On January 28, 2008, Harrah’s Entertainment was acquired by affiliates of Apollo Global Management, LLC (“Apollo”) and TPG Capital, LP (“TPG”) in an all cash transaction, hereinafter referred to as the “Acquisition.” Although Harrah’s Entertainment continued as the same legal entity after the Acquisition, the accompanying Consolidated Statement of Operations, the Consolidated Statement of Cash Flows and the Consolidated Statements of Stockholders’ (Deficit)/Equity and Comprehensive (Loss)/Income for the year ended December 31, 2008 are presented as the Predecessor period for the period prior to the Acquisition and as the Successor period for the period subsequent to the Acquisition. As a result of the application of purchase accounting as of the Acquisition date, the consolidated financial statements for the Successor periods and the Predecessor periods are presented on different bases and are, therefore, not comparable.

PRINCIPLES OF CONSOLIDATION. Our Consolidated Financial Statements include the accounts of Harrah’s Entertainment and its subsidiaries after elimination of all significant intercompany accounts and transactions.

We consolidate into our financial statements the accounts of all wholly-owned subsidiaries, and any partially-owned subsidiary that we have the ability to control. Control generally equates to ownership percentage, whereby investments that are more than 50% owned are consolidated, investments in affiliates of 50% or less but greater than 20% are generally accounted for using the equity method, and investments in affiliates of 20% or less are accounted for using the cost method.

We also consolidate into our financial statements the accounts of any variable interest entity for which we are determined to be the primary beneficiary. Up through and including December 31, 2009, we analyzed our variable interests to determine if the entity that is party to the variable interest is a variable interest entity in accordance with Accounting Standards Codification (“ASC”) 810, “Consolidation.” Our analysis included both quantitative and qualitative reviews. Quantitative analysis is based on the forecasted cash flows of the entity. Qualitative analysis is based on our review of the design of the entity, its organizational structure including decision-making ability, and financial agreements. Based on these analyses, there were no consolidated variable interest entities that were material to our consolidated financial statements.

As discussed in Note 2, “Recently Issued Accounting Pronouncements,” we adopted the provisions of Accounting Standards Update (“ASU”) 2009-17 (Topic 810) effective January 1, 2010.

CASH AND CASH EQUIVALENTS. Cash includes the minimum cash balances required to be maintained by state gaming commissions or local and state governments, which totaled approximately

$25.0 million and $27.4 million at December 31, 2009 and 2008, respectively. Cash equivalents are highly liquid investments with an original maturity of less than three months and are stated at the lower of cost or market value.

ALLOWANCE FOR DOUBTFUL ACCOUNTS. We reserve an estimated amount for receivables that may not be collected. Methodologies for estimating the allowance for doubtful accounts range from specific reserves to various percentages applied to aged receivables. Historical collection rates are considered, as are customer relationships, in determining specific reserves.

INVENTORIES. Inventories, which consist primarily of food, beverage, retail merchandise and operating supplies, are stated at average cost.

LAND, BUILDINGS, RIVERBOATS AND EQUIPMENT. As a result of the application of purchase accounting, land, buildings, riverboats and equipment were recorded at their estimated fair value and useful lives as of the Acquisition date. Additions to land, buildings, riverboats and equipment subsequent to the Acquisition are stated at cost. We capitalize the costs of improvements that extend the life of the asset. We expense maintenance and repair costs as incurred. Gains or losses on the dispositions of land, buildings, riverboats or equipment are included in the determination of income. Interest expense is capitalized on internally constructed assets at our overall weighted-average borrowing rate of interest. Capitalized interest amounted to $32.4 million for the year ended December 31, 2009, $53.3 million for the period from January 28, 2008 through December 31, 2008, $2.7 million for the period from January 1, 2008 through January 27, 2008 and $20.4 million for the year ended December 31, 2007, respectively.

We depreciate our buildings, riverboats and equipment for book purposes using the straight-line method over the shorter of the estimated useful life of the asset or the related lease term, as follows:

Buildings and improvements	5 to 40 years
Riverboats and barges	30 years
Furniture, fixtures and equipment	2 1/2 to 20 years

We review the carrying value of land, buildings, riverboats and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the estimated fair value of the asset. The factors considered by management in performing this assessment include current operating results, trends and prospects, and the effect of obsolescence, demand, competition and other economic factors. In estimating expected future cash flows for determining whether an asset is impaired, assets are grouped at the operating unit level, which for most of our assets is the individual property.

Assets held for sale at December 31, 2009 primarily consisted of the building in Memphis, Tennessee which previously housed a majority of the corporate functions. The sale of this building closed in January 2010. Also in January 2010, we closed Bill’s Lake Tahoe and later sold the property in February 2010. Neither the financial position of Bill’s Lake Tahoe as of December 31, 2009, nor the results of operations for the three years then ended are material to the consolidated financial statements. As a result, Bill’s Lake Tahoe has not been included in either assets held for sale or discontinued operations.

GOODWILL AND OTHER INTANGIBLE ASSETS. The purchase price of an acquisition is allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. We determine the estimated fair values after review and consideration of relevant information including discounted cash flows, quoted market prices and estimates made by management. To the extent the purchase price exceeds the fair value of the net identifiable tangible and intangible assets acquired and liabilities assumed, such excess is recorded as goodwill.

We determine the estimated fair value of each reporting unit as a function, or multiple, of earnings before interest, taxes, depreciation and amortization (“EBITDA”), combined with estimated future cash flows discounted at rates commensurate with the Company’s capital structure and the prevailing borrowing rates within the casino industry in general. Both EBITDA multiples and discounted cash flows are common measures used to value and buy or sell cash-intensive businesses such as casinos. We determine the estimated fair values of our non-amortizing intangible assets other than goodwill by using the relief from royalty method under the income approach. In estimating expected future cash flows for determining whether an asset is impaired, assets are grouped at the operating unit level, which for most of our assets is the individual casino.

During the fourth quarter of each year, we perform annual assessments for impairment of goodwill and other intangible assets that are not subject to amortization as of September 30. We perform assessments for impairment of goodwill and other intangible assets more frequently if impairment indicators exist. The annual evaluation of goodwill and other non-amortizing intangible assets requires the use of estimates about future operating results, valuation multiples and discount rates of each reporting unit, to determine their estimated fair value. Changes in these assumptions can materially affect these estimates. Once an impairment of goodwill or other intangible assets has been recorded, it cannot be reversed.

See Note 4, “Goodwill and Other Intangible Assets,” for additional discussion of goodwill and other intangible assets.

UNAMORTIZED DEBT ISSUE COSTS. Debt discounts or premiums incurred in connection with the issuance of debt are capitalized and amortized to interest expense using the effective interest method. Debt issue costs are amortized to interest expense based on the related debt agreements using the straight-line method, which approximates the effective interest method. Unamortized discounts or premiums are written off and included in our gain or loss calculations to the extent we retire debt prior to its original maturity date. Unamortized deferred financing charges are included in Deferred charges and other in our Consolidated Balance Sheets.

DERIVATIVE INSTRUMENTS. We account for derivative instruments in accordance with ASC 815, “Derivatives and Hedging),” which requires that all derivative instruments be recognized in the financial statements at fair value. Any changes in fair value are recorded in the statements of operations or in other comprehensive income/(loss) within the equity section of the balance sheets, depending upon whether or not the derivative is designated and qualifies for hedge accounting, the type of hedge transaction and the effectiveness of the hedge. The estimated fair values of our derivative instruments are based on market prices obtained from dealer quotes. Such quotes represent the estimated amounts we would receive or pay to terminate the contracts.

Our derivative instruments contain a credit risk that the counterparties may be unable to meet the terms of the agreements. We minimize that risk by evaluating the creditworthiness of our counterparties, which are limited to major banks and financial institutions. Our derivatives are recorded at their fair values, adjusted for the credit rating of the counterparty if the derivative is an asset, or adjusted for the credit rating of the Company if the derivative is a liability. See Note 6, “Debt,” for additional discussion of our derivative instruments.

TOTAL REWARDS POINT LIABILITY PROGRAM. Our customer loyalty program, Total Rewards, offers incentives to customers who gamble at certain of our casinos throughout the United States. Under the program, customers are able to accumulate, or bank, reward credits over time that they may redeem at their discretion under the terms of the program. The reward credit balance will be forfeited if the customer does not earn a reward credit over the prior six-month period. As a result of the ability of the customer to bank the reward credits, we accrue the expense of reward credits, after consideration of estimated forfeitures (referred to as “breakage”), as they are earned. The value of the cost to provide reward credits is expensed as the reward credits are earned and is included in direct Casino expense in our Consolidated Statements of Operations. To arrive at the estimated cost associated with reward credits, estimates and assumptions are made regarding incremental marginal costs of the benefits, breakage rates and the mix of goods and services for which reward credits will be redeemed. We use historical data to assist in the determination of estimated accruals. At December 31, 2009 and 2008, in Accrued expenses, we had accrual balances of $53.2 million and $64.7 million, respectively, for the estimated cost of Total Rewards credit redemptions.

In addition to reward credits, customers at certain of our properties can earn points based on play that are redeemable in cash (“cash-back points”). In 2007, certain of our properties introduced a modification to the cash-back program whereby points are redeemable in playable credits at slot machines where, after one play-through, the credits can be cashed out. We accrue the cost of cash-back points and the modified program, after consideration of estimated breakage, as they are earned. The cost is recorded as contra-revenue and included in Casino promotional allowance in our Consolidated Statements of Operations. At December 31, 2009 and 2008, the liability related to outstanding cash-back points, which is based on historical redemption activity, was $2.8 million and $9.3 million, respectively.

SELF-INSURANCE ACCRUALS. We are self-insured up to certain limits for costs associated with general liability, workers’ compensation and employee health coverage. Insurance claims and reserves include accruals of estimated settlements for known claims, as well as accruals of actuarial estimates of incurred but not reported claims. In estimating our liabilities, we consider historical loss experience and make judgments about the expected levels of costs per claim. We also rely on actuarial consultants to assist in the determination of such accruals. Our accruals are estimated based upon actuarial estimates of undiscounted claims, including those claims incurred but not reported. We believe the use of actuarial methods to account for these liabilities provides a consistent and effective way to measure these highly judgmental accruals; however, changes in health care costs, accident frequency and severity and other factors can materially affect the estimate for these liabilities.

REVENUE RECOGNITION. Casino revenues are measured by the aggregate net difference between gaming wins and losses, with liabilities recognized for funds deposited by customers before gaming play occurs and for chips in the customers’ possession. Food and beverage, rooms, and other operating revenues are recognized when services are performed. Advance deposits on rooms and advance ticket sales are recorded as customer deposits until services are provided to the customer.

The retail value of accommodations, food and beverage, and other services furnished to guests without charge is included in gross revenues and then deducted as promotional allowances. The estimated cost of providing such promotional allowances is included in casino expenses as follows:

	Successor		Predecessor
(In millions)	2009	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008	2007
Food and beverage	$473.4	$500.6	$42.4	$582.9
Rooms	190.4	168.7	12.7	192.3
Other	70.6	88.6	5.5	95.6

	$734.4	$757.9	$60.6	$870.8

ADVERTISING. The Company expenses the production costs of advertising the first time the advertising takes place. Advertising expense was $188.2 million for the year ended December 31, 2009, $253.7 million for the period from January 28, 2008 through December 31, 2008, $20.9 million for the period from January 1, 2008 through January 27, 2008, and $294.9 million for the year ended December 31, 2007, respectively.

INCOME TAXES. We are subject to income taxes in the United States (including federal and state) and numerous foreign jurisdictions in which we operate. We record income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the expected future tax consequences of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and attributable to operating loss and tax credit carryforwards. ASC 740, “Income

Taxes,” requires a reduction of the carrying amounts of deferred tax assets by a valuation allowance if, based on the available evidence, it is more likely than not that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed periodically based on the ASC 740 more likely than not realization threshold. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carryforward periods, our experience with operating loss and tax credit carryforwards not expiring unused, and tax planning alternatives.

The effect on the income tax provision and deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. We have previously provided a valuation allowance on foreign tax credits, certain foreign and state net operating losses (“NOLs”), and other deferred foreign and state tax assets. U.S. tax rules require us to allocate a portion of our total interest expense to our foreign operations for purposes of determining allowable foreign tax credits. Consequently, this decrease to taxable income from foreign operations results in a diminution of the foreign taxes available as a tax credit. Although we have consistently generated taxable income on a consolidated basis, certain foreign and state NOLs and other deferred foreign and state tax assets were not deemed realizable because they are attributable to subsidiaries that are not expected to produce future earnings. Other than these exceptions, we are unaware of any circumstances that would cause the remaining deferred tax assets to not be realizable. Further, a portion of the valuation allowance against state NOLs was removed as a result of operations and debt activity in the year ended December 31, 2009.

We adopted the directives of ASC 740 regarding uncertain income tax positions on January 1, 2007. We classify reserves for tax uncertainties within “Accrued expenses” and “Deferred credits and other” in our Consolidated Condensed Balance Sheets, separate from any related income tax payable or deferred income taxes. In accordance with ASC 740’s directives regarding uncertain tax positions, reserve amounts relate to any potential income tax liabilities resulting from uncertain tax positions, as well as potential interest or penalties associated with those liabilities.

We file income tax returns, including returns for our subsidiaries, with federal, state, and foreign jurisdictions. We are under regular and recurring audit by the Internal Revenue Service (“IRS”) on open tax positions, and it is possible that the amount of the liability for unrecognized tax benefits could change during the next twelve months. As a result of the expiration of the statue of limitations and closure of IRS audits, our 2004 and 2005 federal income tax years were closed during the year ended December 31, 2009. The IRS audit of our 2006 federal income tax year also concluded during the year ended December 31, 2009. We participated in the IRS’s Compliance Assurance Program (“CAP”) for the 2007 and 2008 tax years. Our 2007 federal income tax year has reached the IRS appeals stage of the audit process and we expect this appeal to close before March 31, 2010. Our 2008 federal income tax year is currently under post-CAP review by the IRS. We did not participate in the IRS’s CAP program for our 2009 income tax year and we will not participate in the CAP program for the 2010 income tax year.

We are also subject to exam by various state and foreign tax authorities. Tax years prior to 2005 are generally closed for foreign and state income tax purposes as the statutes of limitations have lapsed. However, various subsidiaries are still capable of being examined by the New Jersey Division of Taxation for tax years beginning with 1999 due to our execution of New Jersey statute of limitation extensions.

RECLASSIFICATION. We have recast certain amounts for prior periods to conform to our 2009 presentation. We have also corrected the classification of $22.5 million in investments from short-term assets to long-term assets in our December 31, 2008 Consolidated Balance Sheet. We have concluded that this change is not material.

USE OF ESTIMATES. The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) requires that we make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the amounts of revenues and expenses during the reporting periods. Our actual results could differ from those estimates.

Note 2—Recently Issued Accounting Pronouncements

On July 1, 2009 the Financial Accounting Standards Board (“FASB”) launched the ASC a structural overhaul to U.S. GAAP that changes from a standards-based model (with thousands of individual standards) to a topical based model. For final consensuses that have been ratified by the FASB, the ASC will be updated with an Accounting Standards Update (“ASU”), which is assigned a number that corresponds to the year and that ASU’s spot in the progression (e.g., 2010—1 will be the first ASU issued in 2010). ASUs will replace accounting changes that historically were issued as Statement of Financial Accounting Standards (“SFAS”), FASB Interpretations (“FIN,”) FASB Staff Positions (“FSPs,”) or other types of FASB Standards.

The following are accounting standards adopted or issued during 2009 that could have an impact on our Company.

We adopted the provisions of ASC 805, “Business Combinations,” on January 1, 2009. This standard establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and non-controlling interest in the acquiree and the goodwill acquired. The revision is intended to simplify existing guidance and converge rulemaking under U.S. GAAP with international accounting rules. The primary impact to our financial results will be possible charges to income tax expense for changes in deferred tax valuation allowances and income tax uncertainties related to the Acquisition.

We adopted the provision of ASC 810-10-65-1, “Non-controlling Interests,” on January 1, 2009. This statement requires an entity to classify non-controlling interests in subsidiaries as a separate component of equity. Additionally, transactions between an entity and non-controlling interests are required to be treated as equity transactions. As a result of the adoption of this standard, we have recast certain amounts within our 2008 and 2007 financial statements to conform to the 2009 presentation.

On January 1, 2009, we adopted the provisions of ASC 815, “Derivatives and Hedging,” which requires disclosures that allow financial statement users to understand (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under ASC 815 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. Because ASC 815 applies only to financial statement disclosures, it did not have a material impact on our consolidated financial position, results of operations and cash flows.

In April 2009, the FASB issued ASC 320, “Investments in Debt and Equity Securities,” which amends the other-than-temporary impairment guidance for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. This statement did not affect our consolidated financial statements upon adoption.

In April 2009, the FASB issued ASC 825, “Financial Instruments,” which requires disclosures about fair value of financial instruments, whether recognized or not recognized in the statement of financial position, for interim reporting periods of publicly traded companies as well as in annual financial statements. We first adopted the required disclosure in our interim financial statements filed on Form 10-Q for the quarter and six months ended June 30, 2009.

In second quarter 2009, we adopted the provisions of ASC 855, “Subsequent Events.” ASC 855 establishes general standards for accounting for and disclosing events that occur after the balance sheet date, but before the financial statements are issued or are available to be issued. We have evaluated subsequent events through March 9, 2010, which represents the date these financial statements are issued. The results of our evaluation are described further in Note 21, “Subsequent Events.”

In June 2009, the FASB issued ASU 2009-17 (ASC Topic 810), “Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities,” which is effective as of January 1, 2010. The new standard amends existing consolidation guidance for variable interest entities and requires a company to perform a qualitative analysis when determining whether it must consolidate a variable interest entity. This analysis identifies the primary beneficiary of a variable interest entity as the company that has both the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and either the obligation to absorb losses or the right to receive benefits from the entity that could potentially be significant to the variable interest entity. As a result of the adoption of ASU 2009-17, we have two joint ventures which were consolidated within our financial statements for all periods presented within the financial statements included within this Form 10-K that will no longer be consolidated beginning in January 2010. Net revenues and operating income for the year ended December 31, 2009 for these two joint ventures were approximately $40.3 million and $1.7 million, respectively. As a result, we believe the adoption of ASU 2009-17 is not material to our financial statements.

In August 2009, the FASB issued ASU 2009-05, “Measuring Liabilities at Fair Value,” to provide guidance on measuring the fair value of liabilities under ASC 820, “Fair Value Measurements and Disclosures.” The ASU clarifies that the quoted price for the identical liability, when traded as an asset in an active market, is also a Level 1 measurement for that liability when no adjustment to the quoted price is required. In the absence of a Level 1 measurement, an entity must use a valuation technique that uses a quoted price or another valuation technique consistent with the principles of Topic 820 (e.g., a market approach or an income approach). The ASU is effective for the first interim or annual reporting period beginning after ASU’s issuance. The adoption of ASU 2009-05 is not material to our financial statements.

Note 3—The Acquisition

The Acquisition was completed on January 28, 2008, and was financed by a combination of borrowings under the Company’s new term loan facility due 2015, the issuance of Senior Notes due 2016 and Senior PIK Toggle Notes due 2018, certain secured financing, and equity investments by Apollo and TPG, co-investors and members of management. See Note 6, “Debt,” for a discussion of our debt.

The purchase price was approximately $30.7 billion, including the assumption of $12.4 billion of debt and the incurrence of approximately $1.0 billion of transaction costs. All of the outstanding shares of Harrah’s Entertainment stock were acquired, with shareholders receiving $90.00 in cash for each outstanding share of common stock.

As a result of the Acquisition, the issued and outstanding shares of non-voting common stock and the non-voting preferred stock of Harrah’s Entertainment are owned by entities affiliated with Apollo and TPG and certain co-investors and members of management, and the issued and outstanding shares of voting common stock of Harrah’s Entertainment are owned by Hamlet Holdings LLC, which is owned by certain individuals affiliated with Apollo and TPG. As a result of the Acquisition, our stock is no longer publicly traded.

The purchase price was allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of the Acquisition. We determined the estimated fair values after review and consideration of relevant information including discounted cash flow analyses, quoted market prices and our own estimates. To the extent that the purchase price exceeded the fair value of the net identifiable tangible and intangible assets, such excess was recorded as goodwill. Goodwill and intangible assets that are determined to have an indefinite life are not amortized.

The following table reconciles the purchase price and financing adjustments in connection with the Acquisition and summarizes the estimated fair values of the assets and liabilities assumed at the date of the Acquisition.

	Predecessor		Successor
(In millions)	January 27, 2008	Acquisition Adjustments	January 28, 2008
Assets
Current assets	$1,658.6	$696.8	$2,355.4
Land, buildings, riverboats and equipment	15,621.3	2,165.7	17,787.0
Long-term assets	511.5	812.9	1,324.4
Intangible assets	2,030.2	4,385.7	6,415.9
Goodwill	3,549.7	5,888.2	9,437.9

Total assets	$23,371.3	$13,949.3	$37,320.6

Liabilities and Stockholders’ Equity
Current liabilities, including current portion of long-term debt	$1,797.9	$321.7	$2,119.6
Deferred income taxes	1,974.1	2,914.4	4,888.5
Long-term debt	12,367.5	11,535.0	23,902.5
Other long-term liabilities	498.4	0.6	499.0

Total liabilities	16,637.9	14,771.7	31,409.6

Minority interests	53.2	—	53.2

Stockholders’ equity, including preferred stock	6,680.2	(822.4)	5,857.8

Total liabilities and stockholders’ equity	$23,371.3	$13,949.3	$37,320.6

Of the estimated $6,415.9 million of intangible assets, $2,732.0 million was assigned to trademarks that are not subject to amortization and $1,951.0 million was assigned to gaming rights that are not subject to amortization. The remaining intangible assets include customer relationships of $1,454.5 million, contract rights estimated at $134.3 million, gaming rights estimated at $42.8 million, trademarks subject to amortization estimated at $7.8 million and internally developed information technology systems estimated at $93.5 million.

Patented technology was assigned lives ranging from 1 to 10 years based on the estimated remaining usefulness of that technology for Harrah’s Entertainment. Amortizing contract rights were assigned lives based on the remaining life of the contract, including any extensions that management is probable to exercise, ranging from 11 months to 11 years. Amortizing customer relationships were given lives of 10 to 14 years based upon attrition rates and computations of incremental value derived from existing relationships.

The following unaudited pro forma consolidated financial information assumes that the Acquisition was completed at the beginning of 2008 and 2007.

	December 31,
(In millions)	2008	2007
Net revenues	$10,127.0	$10,825.2

Loss from continuing operations, net of tax	$(5,349.7)	$(409.1)

Net loss attributable to Harrah’s Entertainment, Inc.	$(5,272.8)	$(332.1)

Pro forma results for the year ended December 31, 2008, include non-recurring charges of $82.8 million related to the accelerated vesting of stock options, stock appreciation rights (SARs) and restricted stock and $66.8 million of legal and other professional charges related to the Acquisition. Pro forma results for the year ended December 31, 2007 included $13.4 million for costs related to the Acquisition.

The unaudited pro forma results are presented for comparative purposes only. The pro forma results are not necessarily indicative of what our actual results would have been had the Acquisition been completed at the beginning of the periods, or of future results.

Note 4—Goodwill and Other Intangible Assets

We account for our goodwill and other intangible assets in accordance with ASC 350, “Intangible Assets—Goodwill and Other,” which provides guidance regarding the recognition and measurement of intangible assets and requires assessments for impairment of intangible assets that are not subject to amortization at least annually.

The following table sets forth changes in our goodwill:

(In millions)
Balance at December 31, 2007 (Predecessor)	$3,553.6
Additions or adjustments	(3.9)

Balance at January 27, 2008 (Predecessor)	3,549.7
Elimination of Predecessor goodwill	(3,549.7)
Goodwill assigned in purchase price allocation	9,437.9

Balance at January 28, 2008 (Successor)	9,437.9
Adjustments for taxes	16.3
Foreign currency translation	(14.1)
Impairments of goodwill	(4,537.9)

Balance at December 31, 2008 (Successor)	4,902.2
Additions or adjustments	—
Impairments of goodwill	(1,445.3)

Balance at December 31, 2009	$3,456.9

During the fourth quarter of each year, we perform annual assessments for impairment of goodwill and other intangible assets that are not subject to amortization as of September 30. We perform assessments for impairment of goodwill and other intangible assets more frequently if impairment indicators exist. For our assessment, we determine the estimated fair value of each reporting unit as a function, or multiple, of EBITDA, combined with estimated future cash flows discounted at rates commensurate with the Company’s capital structure and the prevailing borrowing rates within the casino industry in general. Both EBITDA multiples and discounted cash flows are common measures used to value and buy or sell cash-intensive businesses such as casinos. We determine the estimated fair values of our non-amortizing intangible assets by using the relief from royalty method under the income approach.

Due to the relative impact of weak economic conditions on certain properties in the Las Vegas market, we performed an interim assessment of goodwill and certain intangible assets for impairment during the second quarter of 2009 which resulted in an impairment charge of $297.1 million. During the third quarter of 2009, we completed a preliminary annual assessment of goodwill and other non-amortizing intangible assets as of September 30, 2009 which resulted in an impairment charge of $1,328.6 million. We finalized our annual assessment during the fourth quarter, and as a result of the final assessment, we recorded a charge of approximately $12.3 million, which brought the aggregate charges recorded for the year ended December 31, 2009 to approximately $1,638.0 million. These impairment charges were primarily a result of adjustments to our long-term operating plan as a result of the current economic climate.

Our 2008 analysis of goodwill and non-amortizing intangible assets reflected factors impacted by then-current market conditions, including lower valuation multiples for gaming assets, higher discount rates resulting from turmoil in the credit markets and the completion of our 2009 budget and forecasting process. This analysis indicated that our goodwill and other non-amortizing intangible assets were impaired. Therefore, a charge of $5,489.6 million was recorded to our consolidated condensed statement of operations in fourth quarter 2008.

Since the date of the Acquisition, we have recorded aggregate impairment charges to Goodwill of $5,983.2 million.

The table below summarizes our impairment charges for goodwill and other non-amortizing intangible assets:

	Successor		Predecessor
(In millions)	Year Ended Dec. 31, 2009	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008	Year Ended Dec. 31, 2007
Goodwill	$1,445.3	$4,537.9	$—	$—
Trademarks	106.7	687.0	—	—
Gaming rights and other	86.0	264.7	—	169.6

Total impairment of goodwill and other non-amortizing intangible assets	$1,638.0	$5,489.6	$—	$169.6

The following table provides the gross carrying value and accumulated amortization for each major class of intangible assets other than goodwill:

	December 31, 2009				December 31, 2008
(In millions)	Weighted Average Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortizing intangible assets
Customer relationships	11.7	$1,454.5	$(240.8)	$1,213.7	$1,454.5	$(115.2)	$1,339.3
Contract rights	5.5	130.1	(66.5)	63.6	128.8	(33.2)	95.6
Patented technology	8.0	93.5	(22.4)	71.1	93.5	(10.7)	82.8
Gaming rights	16.4	42.8	(5.0)	37.8	42.8	(2.4)	40.4
Trademarks	5.0	7.8	(3.0)	4.8	7.8	(1.4)	6.4

		$1,728.7	$(337.7)	1,391.0	$1,727.4	$(162.9)	1,564.5

Non-amortizing intangible assets
Trademarks				1,937.0			2,043.1
Gaming rights				1,623.3			1,700.3

				3,560.3			3,743.4

Total intangible assets other than goodwill				$4,951.3			$5,307.9

The aggregate amortization expense for those intangible assets that continue to be amortized was $174.8 million for the year ended December 31, 2009, $162.9 million for the period from January 28, 2008 through December 31, 2008, $5.5 million for the period from January 1, 2008 through January 27, 2008 and $73.5 million for the year ended December 31, 2007. Estimated annual amortization expense for the years ending December 31, 2010, 2011, 2012, 2013, 2014 and thereafter is $159.2 million, $155.8 million, $154.4 million, $152.1 million, $141.9 million and $658.5 million, respectively.

Note 5—Detail of Accrued Expenses

Accrued expenses consisted of the following as of December 31:

(In millions)	2009	2008
Payroll and other compensation	$226.0	$193.1
Insurance claims and reserves	209.6	213.0
Accrued taxes	149.3	158.9
Total Rewards liability	53.2	64.7
Other accruals	436.7	485.3

	$1,074.8	$1,115.0

Note 6—Debt

In connection with the Acquisition, eight of our properties (the “CMBS properties”) and their related assets were spun out of HOC to Harrah’s Entertainment. As of the Acquisition date, the CMBS properties were Harrah’s Las Vegas, Rio, Flamingo Las Vegas, Harrah’s Atlantic City, Showboat Atlantic City, Harrah’s Lake Tahoe, Harveys Lake Tahoe and Bill’s Lake Tahoe. The CMBS properties borrowed $6,500 million of real estate loans (the “CMBS Financing”). The CMBS Financing is secured by the assets of the CMBS properties and certain aspects of the financing are guaranteed by Harrah’s Entertainment. On May 22, 2008, Paris Las Vegas and Harrah’s Laughlin and their related operating assets were spun out of HOC to Harrah’s Entertainment and became property secured under the CMBS loans, and Harrah’s Lake Tahoe, Harveys Lake Tahoe, Bill’s Lake Tahoe and Showboat Atlantic City were transferred to HOC from Harrah’s Entertainment as contemplated under the debt agreements effective pursuant to the Acquisition.

In connection with the Acquisition, the following debt was issued on or about January 28, 2008:

Debt Issued	Face Value
(in millions)
Term loan facility, maturity 2015	$7,250.0
10.75% Senior Notes due 2016	5,275.0
10.75%/11.5% Senior PIK Toggle Notes due 2018	1,500.0
CMBS financing	6,500.0

In connection with the Acquisition, the following debt was retired on or about January 28, 2008:

Debt Extinguished	Face Value
(in millions)
Credit Facilities due 2011	$5,795.8
7.5% Senior Notes due 2009	131.2
8.875% Senior Subordinated Notes due 2008	394.3
7.5% Senior Notes due 2009	424.2
7.0% Senior Notes due 2013	299.4
Floating Rate Notes due 2008	250.0
Floating Rate Contingent Convertible Senior Notes due 2024	374.7

Subsequent to the Acquisition, the following debt was retired through purchase or exchange during 2008:

Debt Extinguished	Face Value
(in millions)
5.5% Senior Notes due 2010	$32.3
7.875% Senior Subordinated Notes due 2010	12.1
8.125% Senior Subordinated Notes due 2011	21.7
10.75% Senior PIK Toggle Notes due 2018	350.0
10.75% Senior Notes due 2016	732.0
5.5% Senior Notes due 2010	371.3
8.0% Senior Notes due 2011	19.7
5.375% Senior Notes due 2013	221.4
5.75% Senior Notes due 2017	140.2
5.625% Senior Notes due 2015	136.0
6.5% Senior Notes due 2016	98.8
7.875% Senior Subordinated Notes due 2010	63.8
8.125% Senior Subordinated Notes due 2011	91.1

Included in the table above is approximately $2,224 million, face amount, of HOC’s debt that was retired in connection with private exchange offers in December 2008. Retired notes, maturing between 2010 and 2018, were exchanged for new 10.0% Second-Priority Senior Secured Notes due 2015 and new 10.0% Second-Priority Senior Secured Notes due 2018, as reflected in the table below. Approximately $448 million, face amount, of the $2,224 million retired notes, maturing between 2010 and 2011 and participating in the exchange offers, elected to receive cash of approximately $289 million in lieu of new notes.

The following debt was issued in connection with our debt exchange in December 2008:

Debt Issued	Face Value
(in millions)
10.0% Second-Priority Senior Secured Notes due 2015	$214.8
10.0% Second-Priority Senior Secured Notes due 2018	847.6

The following table presents our outstanding debt as of December 31, 2009 and 2008:

Detail of Debt (dollars in millions)	Final Maturity	Rate(s) at Dec. 31, 2009	Face Value at Dec. 31, 2009	Book Value at Dec. 31, 2009	Book Value at Dec. 31, 2008
Credit Facilities and Secured Debt
Term Loans	2015	3.28%-9.50%	$6,835.1	$6,810.6	$7,195.6
Revolving Credit Facility	2014	3.23%-3.75%	427.0	427.0	533.0
Senior Secured Notes	2017	11.25%	2,095.0	2,045.2	—
CMBS financing	2013	3.23%	5,551.2	5,551.2	6,500.0
Second-Priority Senior Secured Notes	2018	10.0%	4,553.1	1,959.1	542.7
Second-Priority Senior Secured Notes	2015	10.0%	214.8	150.7	144.0
Secured debt	2010	6.0%	25.0	25.0	25.0
Chester Downs term loan	2016	12.375%	230.0	217.2	—
Other	Various	Various	—	—	1.1
Subsidiary-guaranteed debt
Senior Notes, including senior interim loans	2016	10.75%	478.6	478.6	4,542.7
Senior PIK Toggle Notes, including senior interim loans	2018	10.75%/11.5%	9.4	9.4	1,150.0
Unsecured Senior Debt
7.5%	2009	7.5%	—	—	6.0
5.5%	2010	5.5%	191.6	186.9	321.5
8.0%	2011	8.0%	13.2	12.5	47.4
5.375%	2013	5.375%	125.2	95.5	200.6
7.0%	2013	7.0%	0.6	0.7	0.7
5.625%	2015	5.625%	451.8	319.5	578.1
6.5%	2016	6.5%	360.1	251.9	436.7
5.75%	2017	5.75%	237.9	151.3	372.7
Floating Rate Contingent Convertible Senior Notes	2024	0.5%	0.2	0.2	0.2
Unsecured Senior Subordinated Notes
7.%	2010	7.875%	143.4	142.5	287.0
8.125%	2011	8.125%	12.0	11.4	216.8
Other Unsecured Borrowings
5.3% special improvement district bonds	2035	5.3%	68.4	68.4	69.7
Other	Various	Various	18.1	18.1	24.9
Capitalized Lease Obligations
6.42%-9.8%	to 2011	6.42%-9.8%	10.2	10.2	12.5

Total debt			22,051.9	18,943.1	23,208.9
Current portion of long-term debt			(74.3)	(74.3)	(85.6)

Long-term debt			$21,977.6	$18,868.8	$23,123.3

Book values of debt as of December 31, 2009 are presented net of unamortized discounts of $3,108.9 million and unamortized premiums of $0.1 million. As of December 31, 2008, book values are presented net of unamortized discounts of $1,253.4 million and unamortized premiums of $77.4 million.

At December 31, 2009, $143.4 million, face amount, of our 7.875% Senior Subordinated Notes due March 15, 2010, $191.6 million, face amount, of our 5.5% Senior Notes due July 1, 2010, and $25.0 million, face amount, of our 6.0% Secured Debt due July 15, 2010, are classified as long-term in our consolidated condensed balance sheet because the Company has both the intent and the ability to refinance these notes under our revolving credit facility. Our current maturities of debt include required interim principal payments on our Term Loan, our Chester Downs term loan, and the special improvement district bonds.

As of December 31, 2009, aggregate annual principal maturities for the four years subsequent to 2010 were: 2011, $78.5 million; 2012, $48.8 million; 2013, $5,725.9 million; and 2014, $475.9 million.

Credit Agreement and Incremental Facility Amendment In connection with the Acquisition, Harrah’s Operating Company, Inc. (“HOC”), a wholly-owned subsidiary of Harrah’s Entertainment, entered into the senior secured credit facilities (the “Credit Facilities”.) This financing is neither secured nor guaranteed by Harrah’s Entertainment’s other direct, wholly-owned subsidiaries, including the subsidiaries that own properties that are security for the CMBS Financing.

On June 3, 2009, HOC entered into an amendment and waiver to its Credit Facilities to, among other things: (i) allow for one or more future issuances of additional secured notes or loans, including the $1,375.0 million and $720.0 million of first lien notes both of which are discussed below; (ii) exclude from the maintenance covenant under its senior secured credit facilities (a) notes secured with a first priority lien on the assets of HOC and its subsidiaries that secure the senior secured credit facilities that collectively result in up to $2,000.0 million of net proceeds (provided that the aggregate face amount of all such notes shall not collectively exceed $2,200.0 million) and (b) up to $250.0 million aggregate principal amount of consolidated debt of subsidiaries that are not wholly owned subsidiaries; (iii) subject to specified procedures, allow HOC to buy back loans from individual lenders at negotiated prices, which may be less than par and (iv) subject to the requirement to make such offers on a pro rata basis to all lenders, allow HOC to agree with certain lenders to extend the maturity of their term loans or revolving commitments, and for HOC to pay increased interest rates or otherwise modify the terms of their loans or revolving commitments in connection with such an extension.

On June 15, 2009, HOC issued $1,375.0 million principal amount of 11.25% senior secured notes due 2017. These notes are secured with a first priority lien on the assets of HOC and the subsidiaries that secure the senior secured credit facilities. Proceeds from this issuance were used to pay a portion of HOC’s outstanding term loans and revolving loans under its senior secured credit facilities, of which approximately $231.9 million was used to permanently reduce commitments under the revolving credit facility and approximately $832.1 million was used to reduce amounts due on the term loan.

On September 11, 2009, HOC issued $720.0 million principal amount of additional first lien notes. Proceeds from this issuance were used to pay a portion of HOC’s outstanding terms loan and revolving loans under its senior secured credit facilities, of which approximately $138.1 million was used to permanently reduce commitments under the revolving credit facility and approximately $495.3 million was used to reduce amounts due on the term loan.

On October 22, 2009, HOC completed cash tender offers for certain of its outstanding debt securities with maturities in 2010 and 2011 (as more fully discussed below). In connection with the cash tender offers, HOC borrowed $1,000 million of new term loans under its senior secured credit facilities pursuant to an incremental amendment (the “Incremental Loans”). A portion of the net proceeds of the Incremental Loans were used to purchase the notes validly tendered and not validly withdrawn pursuant to the 2010/2011 Tender Offers.

As of December 31, 2009, after consideration of the 2009 activity discussed above, our Credit Facilities provide for senior secured financing of up to $8,465.1 million, consisting of (i) senior secured term loan facilities in an aggregate principal amount of up to $6,835.1 million with $5,835.1 million maturing on January 20, 2015 and $1,000.0 million maturing on October 31, 2016, and (ii) a senior secured revolving credit facility in an aggregate principal amount of $1,630.0 million, maturing January 28, 2014, including both a letter of credit sub-facility and a swingline loan sub-facility. The credit facilities require scheduled quarterly payments of $5.0 million, with the balance due at maturity. Effective March 31, 2010, the required quarterly payments will increase to $7.5 million. A total of $7,262.1 million face amount of borrowings were outstanding under the Credit Facilities as of December 31, 2009, with an additional $162.2 million committed to letters of credit that were issued under the Credit Facilities. After consideration of these borrowings and letters of credit, $1,040.8 million of additional borrowing capacity was available to the Company under the Credit Facilities as of December 31, 2009.

Interest and Fees Borrowings under the Credit Facilities, other than borrowings under the Incremental Loans, bear interest at a rate equal to the then-current LIBOR rate or at a rate equal to the alternate base rate, in each case plus an applicable margin. As of December 31, 2009, the Credit Facilities, other than borrowings under the Incremental Loans, bore interest at LIBOR plus 300 basis points for the term loans and a portion of the revolver loan and 150 basis points over LIBOR for the swingline loan and at the alternate base rate plus 200 basis points for the remainder of the revolver loan.

Borrowings under the Incremental Loans bear interest at a rate equal to either the alternate base rate or the greater of i) the then-current LIBOR rate or ii) 2.0%; in each case plus an applicable margin. At December 31, 2009, borrowings under the Incremental Loans bore interest at the minimum base rate of 2.0%, plus 750 basis points.

In addition, on a quarterly basis, we are required to pay each lender (i) a commitment fee in respect of any unborrowed amounts under the revolving credit facility and (ii) a letter of credit fee in respect of the aggregate face amount of outstanding letters of credit under the revolving credit facility. As of December 31, 2009, the Credit Facilities bore a commitment fee for unborrowed amounts of 50 basis points.

We make monthly interest payments on our CMBS financing. Our Senior Secured Notes, including the Second-Priority Senior Secured Notes, and our unsecured debt have semi-annual interest payments, with the majority of those payments on June 15 and December 15. Our previously outstanding senior secured notes that were retired as part of the exchange offers below had semi-annual interest payments on February 1 and August 1 of every year.

In July 2008, HOC made the permitted election under the Indenture governing its 10.75%/11.5% Senior Toggle Notes due 2018 and the Interim Loan Agreement dated January 28, 2008, to pay all interest due on January 28, and February 1, 2009, for the loan in-kind. A similar election was made in January 2009 to pay the interest due August 1, 2009, for the 10.75%/11.5% Senior Toggle Notes due 2018 in-kind, and in March 2009, the election was made to pay the interest due April 28, 2009, on the Interim Loan Agreement in-kind. In connection with the debt exchange detailed below, the Interim Toggle Notes were no longer outstanding. The Company used the cash savings generated by this election for general corporate purposes, including the early retirement of other debt.

Exchange Offers, Debt Repurchases and Open Market Purchases From time to time, we may retire portions of our outstanding debt in open market purchases, privately negotiated transactions or otherwise. These repurchases will be funded through available cash from operations and from our established debt programs. Such repurchases are dependent on prevailing market conditions, the Company’s liquidity requirements, contractual restrictions and other factors.

In December 2008, HOC completed private exchange offers whereby approximately $2,224 million, face amount, of HOC’s debt maturing between 2010 and 2018, was exchanged for new 10.0% Second-Priority Senior Secured Notes with a face value of $214.8 million due 2015 and new 10.0% Second-Priority Senior Secured Notes with a face value of $847.6 million due 2018. Interest on the new notes is payable in cash each June 15 and December 15 until maturity. The Second-Priority Senior Secured Notes are secured by a second priority security interest in substantially all of HOC’s and its subsidiary’s property and assets that secure the senior secured credit facilities. These liens are junior in priority to the liens on substantially the same collateral securing the senior secured credit facilities.

On April 15, 2009, HOC completed private exchange offers to exchange approximately $3,648.8 million aggregate principal amount of new 10.0% Second-Priority Senior Secured Notes due 2018 for approximately $5,470.1 million principal amount of its outstanding debt due between 2010 and 2018. The new notes are guaranteed by Harrah’s Entertainment and are secured on a second-priority lien basis by substantially all of HOC’s and its subsidiaries’ assets that secure the senior secured credit facilities. In addition to the exchange offers, a subsidiary of Harrah’s Entertainment paid approximately $96.7 million to purchase for cash certain notes of HOC with an aggregate principal amount of approximately $522.9 million maturing between 2015 and 2017. The notes purchased pursuant to this tender offer remained outstanding for HOC but reduce Harrah’s Entertainment’s outstanding debt on a consolidated basis. Additionally, HOC paid approximately $4.8 million in cash to purchase notes of approximately $24.0 million aggregate principal amount from retail holders that were not eligible to participate in the exchange offers. As a result of the exchange and tender offers, we recorded a pretax gain in the second quarter 2009 of approximately $4,023.0 million.

On October 22, 2009, HOC completed cash tender offers (the “2010/2011 Tender Offers”) for certain of its outstanding debt securities with maturities in 2010 and 2011. HOC purchased $4.5 million principal amount of its 5.500% senior notes due 2010, $17.2 million principal amount of its 7.875% senior subordinated notes due 2010, $19.6 million principal amount of its 8.000% senior notes due 2011 and $4.2 million principal amount of its 8.125% senior subordinated notes due 2011 for an aggregate consideration of approximately $44.5 million.

During the 2009 fourth quarter, we entered into and completed purchase and sale agreements with certain lenders to acquire mezzanine loans (“CMBS Loans”) under our CMBS financing. We purchased approximately $948.8 million face value of our outstanding CMBS Loans for approximately $237.2 million, recognizing a pre-tax gain on the transaction of approximately $688.1 million. As a result of the recent debt repurchase, the total outstanding debt related to CMBS Financing is now approximately $5,551.5 million.

As a result of the receipt of the requisite consent of lenders having loans made under the Senior Unsecured Interim Loan Agreement (“Interim Loan Agreement”) representing more than 50% of the sum of all loans outstanding under the Interim Loan Agreement, waivers or amendments of certain provisions of the Interim Loan Agreement to permit HOC, from time to time, to buy back loans at prices below par from specific lenders in the form of voluntary prepayments of the loans by HOC on a non-pro rata basis are now operative. Included in the exchanged debt discussed above are approximately $297 million of 10.0% Second-Priority Senior Secured Notes that were exchanged for approximately $442 million principal amount of loans surrendered in the exchange offer for loans outstanding under the Interim Loan Agreement. As a result of these transactions, all loans outstanding under the Interim Loan Agreement have been retired.

As a result of the 2009 exchange and tender offers, the CMBS Financing repurchases, and purchases of our debt on the open market, we recorded a pre-tax gain in 2009 of $4,965.5 million arising from early extinguishment of debt, comprised as follows:

(In millions)	Year Ended Dec 31, 2009

Face value of HOC Open Market Purchases:
5.50% due 7/01/2010	$68.0
7.875% due 3/15/2010	111.5
8.00% due 02/01/2011	37.7
8.125% due 05/15/2011	178.2
5.375% due 12/15/2013	87.2
10.75% due 1/28/2016	265.0

Face value of other HET Subsidiary Open Market Purchases:
5.625% due 06/01/2015	$138.0
5.750% due 06/01/2017	169.0
6.50% due 06/01/2016	24.0

Total Face Value of open market purchases	1,078.6

Cash paid for open market purchases	(657.0)

Net cash gain on purchases	421.6
Write-off of unamortized discounts and debt fees	(167.2)
Gain on CMBS repurchases	688.1
Gain on debt exchanges	4,023.0

Aggregate gains on early extinguishments of debt	$4,965.5

Under the American Recovery and Reinvestment Act of 2009 (the “Act”), the Company will receive temporary tax relief under the Delayed Recognition of Cancellation of Debt Income (“CODI”) rules. The Act contains a provision that allows for a five-year deferral for tax purposes of CODI for debt reacquired in 2009 and 2010, followed by recognition of CODI ratably over the succeeding five years. The provision applies for specified types of repurchases including the acquisition of a debt instrument for cash and the exchange of one debt instrument for another. For state income tax purposes, certain states have conformed to the Act and others have not.

Collateral and Guarantors HOC’s Credit Facilities are guaranteed by Harrah’s Entertainment, and are secured by a pledge of HOC’s capital stock, and by substantially all of the existing and future property and assets of HOC and its material, wholly-owned domestic subsidiaries, including a pledge of the capital stock of HOC’s material, wholly-owned domestic subsidiaries and 65% of the capital stock of the first-tier foreign subsidiaries, in each case subject to exceptions. The following casino properties have mortgages under the Credit Facilities:

Las Vegas	Atlantic City	Louisiana/Mississippi	Iowa/Missouri
Caesars Palace	Bally’s Atlantic City	Harrah’s New Orleans	Harrah’s St. Louis
Bally’s Las Vegas	Caesars Atlantic City	(Hotel only)	Harrah’s North Kansas City
Imperial Palace	Showboat Atlantic City	Harrah’s Louisiana Downs	Harrah’s Council Bluffs
Bill’s Gamblin’ Hall & Saloon		Horseshoe Bossier City	Horseshoe Council Bluffs/
		Harrah’s Tunica	Bluffs Run
Horseshoe Tunica
Tunica Roadhouse

Illinois/Indiana	Other Nevada
Horseshoe Southern Indiana	Harrah’s Reno
Harrah’s Metropolis	Harrah’s Lake Tahoe
Horseshoe Hammond	Harveys Lake Tahoe
Bill’s Lake Tahoe ( a)

(a)	In December 2009, we announced the closure of this property effective January 2010 and we sold the property in February 2010.

Additionally, certain undeveloped land in Las Vegas also is mortgaged.

Restrictive Covenants and Other Matters The Credit Facilities require compliance on a quarterly basis with a maximum net senior secured first lien debt leverage test. In addition, the Credit Facilities include negative covenants, subject to certain exceptions, restricting or limiting HOC’s ability and the ability of its restricted subsidiaries to, among other things: (i) incur additional debt; (ii) create liens on certain assets; (iii) enter into sale and lease-back transactions; (iv) make certain investments, loans and advances; (v) consolidate, merge, sell or otherwise dispose of all or any part of its assets or to purchase, lease or otherwise acquire all or any substantial part of assets of any other person; (vi) pay dividends or make distributions or make other restricted payments; (vii) enter into certain transactions with its affiliates; (viii) engage in any business other than the business activity conducted at the closing date of the loan or business activities incidental or related thereto; (ix) amend or modify the articles or certificate of incorporation, by-laws and certain agreements or make certain payments or modifications of indebtedness; and (x) designate or permit the designation of any indebtedness as “Designated Senior Debt.”

Harrah’s Entertainment is not bound by any financial or negative covenants contained in HOC’s credit agreement, other than with respect to the incurrence of liens on and the pledge of its stock of HOC.

All borrowings under the senior secured revolving credit facility are subject to the satisfaction of customary conditions, including the absence of a default and the accuracy of representations and warranties, and the requirement that such borrowing does not reduce the amount of obligations otherwise permitted to be secured under our new senior secured credit facilities without ratably securing the retained notes.

Certain covenants contained in HOC’s credit agreement require the maintenance of a senior first priority secured debt to last twelve months (LTM) Adjusted EBITDA (“Earnings Before Interest, Taxes, Depreciation and Amortization”), as defined in the agreements, ratio (“Senior Secured Leverage Ratio”). The June 3, 2009 amendment and waiver to our credit agreement excludes from the Senior Secured Leverage Ratio (a) the

$1,375.0 million Original First Lien Notes issued June 15, 2009 and the $720 million Additional First Lien Notes issued on September 11, 2009 and (b) up to $250.0 million aggregate principal amount of consolidated debt of subsidiaries that are not wholly owned subsidiaries. Certain covenants contained in HOC’s credit agreement governing its senior secured credit facilities, the indenture and other agreements governing HOC’s 10.0% Second-Priority Senior Secured Notes due 2015 and 2018, and our first lien notes restrict our ability to take certain actions such as incurring additional debt or making acquisitions if we are unable to meet defined Adjusted EBITDA to Fixed Charges, senior secured debt to LTM Adjusted EBITDA and consolidated debt to LTM Adjusted EBITDA ratios. The covenants that restrict additional indebtedness and the ability to make future acquisitions require an LTM Adjusted EBITDA to Fixed Charges ratio (measured on a trailing four-quarter basis) of 2.0:1.0. Failure to comply with these covenants can result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisitions.

The indenture governing the 10.75% Senior Notes, 10.75%/11.5% Senior Toggle Notes and the agreements governing the other cash pay debt and PIK toggle debt limit HOC’s (and most of its subsidiaries’) ability to among other things: (i) incur additional debt or issue certain preferred shares; (ii) pay dividends or make distributions in respect of our capital stock or make other restricted payments; (iii) make certain investments; (iv) sell certain assets; (v) with respect to HOC only, engage in any business or own any material asset other than all of the equity interest of HOC so long as certain investors hold a majority of the notes; (vi) create or permit to exist dividend and/or payment restrictions affecting its restricted subsidiaries; (vii) create liens on certain assets to secure debt; (viii) consolidate, merge, sell or otherwise dispose of all or substantially all of its assets; (ix) enter into certain transactions with its affiliates; and (x) designate its subsidiaries as unrestricted subsidiaries. Subject to certain exceptions, the indenture governing the notes and the agreements governing the other cash pay debt and PIK toggle debt will permit us and our restricted subsidiaries to incur additional indebtedness, including secured indebtedness.

Other Financing Transactions During 2009, Chester Downs and Marina LLC (“Chester Downs”), a majority-owned subsidiary of HOC and owner of Harrah’s Chester, entered into an agreement to borrow under a senior secured term loan with a principal amount of $230 million and borrowed such amount, net of original issue discount. The proceeds of the term loan were used to pay off intercompany debt due to HOC and to repurchase equity interests from certain minority partners of Chester Downs. As a result of the purchase of these equity interests, HOC currently owns 95.0% of Chester Downs.

Derivative Instruments

We use interest rate swaps to manage the mix of our debt between fixed and variable rate instruments. As of December 31, 2009 we have entered into 10 interest rate swap agreements for notional amounts totaling $6,500 million. The difference to be paid or received under the terms of the interest rate swap agreements is accrued as interest rates change and recognized as an adjustment to interest expense for the related debt. Changes in the variable interest rates to be paid or received pursuant to the terms of the interest rate swap agreements will have a corresponding effect on future cash flows. The major terms of the interest rate swap agreements as of December 31, 2009 are as follows:

Effective Date	Notional Amount	Fixed Rate Paid	Variable Rate Received as of Dec. 31, 2009	Next Reset Date	Maturity Date
	(In millions)
April 25, 2007	$200	4.898%	0.28219%	January 26, 2010	April 25, 2011
April 25, 2007	200	4.896%	0.28219%	January 26, 2010	April 25, 2011
April 25, 2007	200	4.925%	0.28219%	January 26, 2010	April 25, 2011
April 25, 2007	200	4.917%	0.28219%	January 26, 2010	April 25, 2011
April 25, 2007	200	4.907%	0.28219%	January 26, 2010	April 25, 2011
September 26, 2007	250	4.809%	0.28219%	January 26, 2010	April 25, 2011
September 26, 2007	250	4.775%	0.28219%	January 26, 2010	April 25, 2011
April 25, 2008	2,000	4.276%	0.28219%	January 26, 2010	April 25, 2013
April 25, 2008	2,000	4.263%	0.28219%	January 26, 2010	April 25, 2013
April 25, 2008	1,000	4.172%	0.28219%	January 26, 2010	April 25, 2012

The variable rate on our interest rate swap agreements did not materially change as a result of the January 26, 2010 reset.

Prior to February 15, 2008, our interest rate swap agreements were not designated as hedging instruments; therefore, gains or losses resulting from changes in the fair value of the swaps were recognized in Interest expense in the period of the change. On February 15, 2008, eight of our interest rate swap agreements for notional amounts totaling $3,500 million were designated as cash flow hedging instruments for accounting purposes and on April 1, 2008, the remaining swap agreements were designated as cash flow hedging instruments for accounting purposes.

During October 2009, we borrowed $1,000 million under the Incremental Loans and used a majority of the net proceeds to temporarily repay most of our revolving debt under the Credit Facility. As a result, we no longer had a sufficient amount of outstanding debt under the same terms as our interest rate swap agreements to support hedge accounting treatment for the full $6,500 million in interest rate swaps. Thus, as of September 30, 2009, we removed the cash flow hedge designation for the $1,000 million swap agreement, freezing the amount of deferred losses recorded in Other Comprehensive Income associated with this swap agreement, and reducing the total notional amount on interest rate swaps designated as cash flow hedging instruments to $5,500 million. Beginning October 1, 2009, we began amortizing deferred losses frozen in Other Comprehensive Income into income over the original remaining term of the hedged forecasted transactions that are still considered to be probable of occurring.

During the fourth quarter of 2009, we re-designated approximately $310 million of the $1,000 million swap as a cash flow hedging instrument. As a result, at December 31, 2009, $5,810 million of our total interest rate swap notional amount of $6,500 million remained designated as hedging instruments for accounting purposes. Any future changes in fair value of the portion of the interest rate swap not designated as a hedging instrument will be recognized in Interest expense during the period in which the changes in value occur.

On January 28, 2008, we entered into an interest rate cap agreement to partially hedge the risk of future increases in the variable rate of the CMBS Financing. The interest rate cap agreement, which was effective January 28, 2008 and terminates February 13, 2013, is for a notional amount of $6,500 million at a LIBOR cap rate of 4.5%. The interest rate cap was designated as a cash flow hedging instrument for accounting purposes on May 1, 2008.

On November 30, 2009, we purchased and extinguished approximately $948.8 million of the CMBS Financing. The hedging relationship between the CMBS Financing and the interest rate cap has remained effective subsequent to the debt extinguishment. As a result of the extinguishment, we reclassified approximately $12.1 million of deferred losses out of accumulated other comprehensive income and into interest expense associated with hedges for which the forecasted future transactions are no longer probable of occurring. The change in the fair value for the ineffective portion of the cap will be recorded to interest expense starting December 1, 2009.

The following table represents the fair values of derivative instruments in the Consolidated Balance Sheets as of December 31, 2009 and 2008:

	Asset Derivatives				Liability Derivatives
As of December 31,	2009		2008		2009		2008
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value

Derivatives designated as hedging instruments
Interest Rate Swaps		$—		$—	Deferred Credits and Other	$(337.6)	Deferred Credits and Other	$(335.3)
Interest Rate Cap	Deferred Charges and Other	56.8	Deferred Charges and Other	32.4		—		—

Subtotal		56.8		32.4		(337.6)		(335.3)

Derivatives not designated as hedging instruments
Interest Rate Swaps		—		—	Deferred Credits and Other	(37.6)		—
Interest Rate Cap	Deferred Charges and Other	—	Deferred Charges and Other	—		—		—

Subtotal		—		—		(37.6)		—

Total Derivatives		$56.8		$32.4		$(375.2)		$(335.3)

The following table represents the effect of derivative instruments in the Consolidated Statements of Operations as for the year ended December 31, 2009 and the period from January 28, 2008 through December 31, 2008:

	Amount of (Gain) or Loss on Derivatives Recognized in OCI (Effective Portion)		Location of (Gain) or Loss Reclassified From Accumulated OCI Into Income (Effective Portion)	Amount of (Gain) or Loss Reclassified from Accumulated OCI into Income (Effective Portion)		Location of (Gains) or Loss Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)	Amount of (Gains) or Loss Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)

Cash Flow Hedging Relationships	2009	Jan. 28 through Dec. 31, 2008		2009	Jan. 28 through Dec. 31, 2008		2009	Jan. 28 through Dec. 31, 2008
Interest rate contracts	$20.9	$158.8	Interest Expense	$15.1	$0.8	Interest Expense	$(7.6)	$104.3

		Amount of (Gain) or Loss Recognized in Income on Derivatives
Derivatives Not Designated as Hedging Instruments	Location of (Gain) or Loss Recognized in Income on Derivative	2009	Jan. 28 through Dec. 31, 2008
Interest Rate Contracts	Interest Expense	(7.6)	116.0

A change in interest rates on variable-rate debt will impact our financial results. For example, assuming a constant outstanding balance for our variable-rate debt, excluding the $5,810 million of variable-rate debt for which our interest rate swap agreements are designated as hedging instruments for accounting purposes, for the next twelve months, a hypothetical 1% increase in corresponding interest rates would change interest expense for the twelve months following December 31, 2009 by approximately $60.2 million. At December 31, 2009, the three-month USD LIBOR rate was 0.253%. A hypothetical reduction of this rate to 0% would decrease interest expense for the next twelve months by approximately $15.2 million. At December 31, 2009, our variable-rate debt, excluding the aforementioned $5,810 million of variable-rate debt hedged against interest rate swap agreements, represents approximately 37% of our total debt, while our fixed-rate debt is approximately 63% of our total debt.

Note 7—Preferred and Common Stock

Preferred Stock

As of both December 31, 2009 and 2008, the authorized preferred stock shares are 40,000,000, par value $0.01 per share, stated value $100.00 per share.

On January 28, 2008, our Board of Directors adopted a resolution authorizing the creation and issuance of a series of preferred stock known as the Non-Voting Perpetual Preferred Stock. The number of shares constituting such series shall be 20,000,000.

On a quarterly basis, each share of non-voting preferred stock accrues dividends at a rate of 15.0% per annum, compounded quarterly. Dividends will be paid in cash, when, if, and as declared by the Board of Directors, subject to approval by the appropriate regulators. We currently do not expect to pay cash dividends. Dividends on the non-voting perpetual preferred stock are cumulative. As of December 31, 2009, such dividends in arrears are $652.6 million. Shares of the non-voting preferred stock rank prior in right of payment to the non-voting and voting common stock and are entitled to a liquidation preference.

Upon the occurrence of any liquidating event, each holder of non-voting preferred stock shall have the right to require the Company to repurchase each outstanding share of non-voting preferred stock before any payment or distribution shall be made to the holders of non-voting common stock, voting common stock or any other junior stock. After the payment to the holders of non-voting preferred stock of the full preferential amounts, the holders of non-voting preferred stock shall have no right or claim to any of the remaining assets of the Company. Non-voting preferred stock may be converted into non-voting common stock on a pro rata basis with the consent of the holders of a majority of the non-voting preferred stock. Neither the non-voting preferred stock nor the non-voting common stock has any voting rights.

Upon written notice from the holders of the majority of the outstanding non-voting preferred stock, the Company shall convert each share of non-voting preferred stock into the number of shares of non-voting common stock equal to the stated value plus accumulated dividends, divided by the fair market value of the non-voting common stock as determined by the Board. At December 31, 2009, the conversion rate was equal to 3.99 non-voting common shares per non-voting preferred share.

The amount that the Company could be required to pay or the number of shares that the Company could be required to issue is not limited by any contract.

In February 2010, the Board of Directors approved revisions to the Certificate of Designation for the non-voting preferred stock to eliminate dividends (including all existing accrued but unpaid dividends) and to specify that the conversion right of the non-voting preferred stock be at the original value of the Company’s non-voting common stock. In March 2010, Hamlet Holdings LLC (the holder of all of the Company’s voting common stock) and holders of a majority of our non-voting preferred stock approved the revisions to the Certificate of Designation. Also in March 2010, the holders of a majority of our non-voting preferred stock voted to convert all of the non-voting preferred stock to non-voting common stock.

During 2009, we paid approximately $1.7 million to purchase 18,932 shares of our outstanding preferred stock. Such shares are recorded as treasury shares as of December 31, 2009.

Common Stock

As of December 31, 2009, the authorized common stock of the Company totaled 80,000,020 shares, consisting of 20 shares of voting common stock, par value $0.01 per share and 80,000,000 shares of non-voting common stock, par value $0.01 per share.

The voting common stock has no economic rights or privileges, including rights in liquidation. The holders of voting common stock shall be entitled to one vote per share on all matters to be voted on by the stockholders of the Company.

Subject to the rights of holders of preferred stock, when, if, and as dividends are declared on the common stock, the holders of non-voting common stock shall be entitled to share in dividends equally, share for share.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of non-voting common stock will receive a pro rata distribution of any remaining assets after payment of or provision for liabilities and the liquidation preference on preferred stock, including the non-voting preferred stock, if any.

During 2009, we paid approximately $1.3 million to purchase 38,706 shares of our outstanding common stock. Such shares are recorded as treasury shares as of December 31, 2009.

Note 8—Accumulated Other Comprehensive Loss

Accumulated Other Comprehensive Loss consists of the following:

	As of December 31,
(In millions)	2009	2008
Net unrealized losses on derivative instruments, net of tax	$(100.8)	$(101.5)
Foreign currency translation, net of tax	(12.2)	(31.2)
Minimum pension liability adjustment, net of tax	(21.0)	(6.9)

	$(134.0)	$(139.6)

Note 9—Acquisition of Non-Controlling Interest

During 2009, Chester Downs entered into an agreement to borrow under a senior secured term loan in the principal amount of approximately $230.0 million. The proceeds, net of original issue discount, were used to pay off intercompany debt due to HOC and to purchase interests from other owners of Chester Downs. As a result of this acquisition, HOC increased its ownership interest to approximately 95.0% of Chester Downs. The purchase was accounted for as an equity transaction and, as a result, is included in the financing section within our Statement of Cash Flows.

Note 10—Write-downs, Reserves and Recoveries

Write-downs, reserves and recoveries include various pretax charges to record long-lived tangible asset impairments, contingent liability reserves, project write-offs, demolition costs, recoveries of previously recorded reserves and other non-routine transactions. The components of write-downs, reserves and recoveries for continuing operations were as follows:

	Successor		Predecessor
(In millions)	2009	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008	2007
Impairment of long-lived tangible assets	$59.3	$39.6	$—	$—
Remediation costs	39.3	60.5	4.4	—
Efficiency projects	34.8	29.4	0.6	21.5
Demolition costs	2.5	9.2	0.2	7.3
(Gain)/loss on divested or abandoned assets	(4.0)	34.3	—	21.0
Litigation reserves, awards and settlements	(23.5)	10.1	—	8.5
Termination of contracts	—	14.4	—	—
Insurance proceeds in excess of deferred costs	—	(185.4)	—	(130.3)
Other	(0.5)	4.1	(0.5)	12.1

	$107.9	$16.2	$4.7	$(59.9)

For the year ended December 31, 2009, we recorded impairment charges related to long-lived tangible assets of $59.3 million. The majority of the charge was related to the Company’s office building in Memphis, Tennessee due to the relocation to Las Vegas, Nevada of those corporate functions formerly performed at that location. The impairment recorded in 2008 represents declines in the market value of certain assets that were held for sale and reserves for amounts that were not expected to be recovered for other non-operating assets.

Remediation costs relate to room remediation projects at certain of our Las Vegas properties.

Efficiency program expenses in 2009 and 2008 represent costs incurred to identify and implement efficiency projects aimed at stream-lining corporate and operating functions to achieve cost savings and efficiencies. In 2009, the majority of the costs incurred related to the closing of the office in Memphis, Tennessee, which previously housed certain corporate functions.

(Gain)/loss on divested or abandoned assets represents credits or costs associated with various projects that are determined to no longer be viable. During the year ended December 31, 2009, associated with its closure and pending liquidation, we wrote off the assets and liabilities on one of our London Club properties. Because the assets and liabilities were in a net liability position, a pre-tax gain of $9.0 million was recognized in the fourth quarter of 2009. The recognized gain was partially offset by charges related to other projects.

Litigation reserves, awards and settlements include costs incurred or reversed as a result of the Company’s involvement in various litigation matters. During 2009, an approximate $30 million legal judgment against the Company was vacated by court action. This amount was previously charged to write-downs, reserves and recoveries in 2006 and was reversed accordingly upon the vacated judgment. The reversal was partially offset by expenses incurred during 2009 related to other ongoing litigation matters.

Termination of contracts in 2008 represents amounts recognized in connection with concluding long-term lease arrangements.

In first quarter 2008, we entered into a settlement agreement with our insurance carriers related to the remaining unsettled claims associated with damages incurred in Mississippi from Hurricane Katrina in 2005, and the final payment of $338.1 million was received. Insurance proceeds exceeded the net book value of the impacted assets and costs and expenses that were reimbursable under our business interruption policy, and the excess is recorded as income. The income portion included in write-downs, reserves and recoveries are for those properties that we still own and operate. Income related to properties that were subsequently sold is included in Discontinued operations in our consolidated statements of operations.

Note 11—Income Taxes

The components of income/(loss) from continuing operations before income taxes and the related (provision)/benefit for U.S. and other income taxes were as follows:

	Successor		Predecessor
Income/(Loss) from Continuing Operations, before Income Taxes (In millions)	2009	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008	2007

United States	$2,533.0	$(5,254.5)	$(102.1)	$1,081.0
Outside of the U.S.	(34.8)	(280.6)	(23.3)	(188.5)

	$2,498.2	$(5,535.1)	$(125.4)	$892.5

Income Tax (Provision)/Benefit	Successor		Predecessor
(In millions)	2009	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008	2007
United States
Current
Federal	$—	$(113.3)	$11.1	$(341.2)
State	(24.4)	(9.5)	1.2	(24.9)
Deferred
Federal	(1,461.4)	476.4	16.3	(18.9)
State	(257.7)	(4.7)	(0.4)	(0.2)
Valuation Allowance	109.9	—	—	—
Outside of the U.S.
Current	(11.6)	(10.0)	(2.2)	(11.0)
Deferred	(6.6)	21.5	—	46.1

	$(1,651.8)	$360.4	$26.0	$(350.1)

The differences between the statutory federal income tax rate and the effective tax rate expressed as a percentage of income/(loss) from continuing operations before taxes were as follows:

	Successor		Predecessor
	2009	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008	2007

Statutory tax rate	35.0%	35.0%	35.0%	35.0%
Increases/(decreases) in tax resulting from:
State taxes, net of federal tax benefit (excludes state taxes recorded in Reserves for uncertain tax positions)	7.2	(0.4)	0.6	(2.5)
Valuation Allowance	(3.9)	0.4	—	3.8
Foreign income taxes, net of credit	0.9	(1.1)	(1.4)	3.1
Goodwill	19.8	(27.2)	0.1	—
Officers’ life insurance/insurance proceeds	(0.3)	0.1	(1.7)	(0.5)
Acquisition and integration costs	2.6	(0.1)	(12.0)	0.5
Reserves for uncertain tax positions	4.5	(0.3)	(0.2)	0.4
Other	0.3	0.1	0.4	(0.6)

Effective tax rate	66.1%	6.5%	20.8%	39.2%

Our 2009 effective tax rate varied from the U.S. statutory rate of 35.0 percent primarily as a result of non-deductible impairments of goodwill (described in Note 4, “Goodwill and Other Intangible Assets”), acquisition costs, state income tax expense and other adjustments.

The major components of the deferred tax assets and liabilities in our Consolidated Balance Sheets as of December 31 were as follows:

(In millions)	Successor 2009	Successor 2008
Deferred tax assets
State net operating losses	$92.5	$122.3
Foreign net operating losses	30.0	29.1
Valuation allowance on net operating losses and other deferred foreign and state tax assets	(54.5)	(151.4)
Federal net operating loss	169.9	—
Compensation programs	91.3	73.6
Allowance for doubtful accounts	82.9	72.1
Self-insurance reserves	25.2	29.7
Investments in non-consolidated affiliates	—	7.6
Project opening costs and prepaid expenses	5.3	15.3
Foreign tax credit	24.1	18.9
Valuation allowance on foreign tax credit	(24.1)	(18.9)
Other	139.5	141.8

	582.1	340.1

Deferred tax liabilities
Depreciation and other property-related items	2,360.8	2,440.6
Deferred cancellation of debt income and other debt-related items	2,200.1	267.7
Management and other contracts	20.7	31.2
Intangibles	1,701.6	1,770.0
Investments in non-consolidated affiliates	7.6	—

	6,290.8	4,509.5

Net deferred tax liability	$5,708.7	$4,169.4

Deferred tax assets and liabilities are presented in our Consolidated Balance Sheets as follows:

(In millions)	Successor 2009	Successor 2008
Assets:
Deferred income taxes (current)	$148.2	$157.6

Liabilities:
Deferred income taxes (non-current)	$5,856.9	$4,327.0

Net deferred tax liability	$5,708.7	$4,169.4

Net operating loss (“NOL”) carryforwards of the Company’s foreign subsidiaries were $107.1 million and $104.3 million for the years ended December 31, 2009 and 2008, respectively. The foreign NOLs have an indefinite carryforward period but are subject to a full valuation allowance as the Company believes these assets do not meet the “more likely than not” criteria for recognition under ASC 740.

NOL carryforwards for the Company’s subsidiaries for state income taxes were $2,238.3 million and $2,828.8 million for the years ended December 31, 2009 and 2008, respectively. As of December 31, 2008, the state NOLs of $2,828.8 were subject to a full valuation allowance as the Company expected the state NOLs to expire unused. As a result of operations and debt activity during the year, we expect to utilize a portion of the state NOLs. Accordingly the amount of state NOLs subject to a valuation allowance was reduced to $394.0 million at December 31, 2009. We anticipate that state NOLs in the amount of $9.4 million will expire in 2010. The remainder of the state NOLs will expire between 2011 and 2029.

As of December 31, 2009, the Company had federal NOL carryforward of $485.4 million. This NOL will expire in 2029. As of December 31, 2009, no valuation allowance has been established for the Company’s federal NOL deferred tax assets because the Company has sufficient future tax liabilities arising within the federal NOL carryforward period. However, the Company will continue to assess the need for an allowance in future periods.

As a result of debt exchange and debt repurchase activity, the Company recognized cancellation of indebtedness income of $4,965.5 million in 2009. The Company expects to defer the income from cancellation of indebtedness for federal tax purposes in accordance with the American Recovery and Reinvestment Act of 2009 (the “Act”), which was signed into law in February 2009. The deferral provisions permit the Company to defer recognition of the cancellation of indebtedness income for federal income tax purposes until 2014, when the deferred gain will begin to be recognized pro rata over a five-year period. For state income tax purposes, certain states have conformed to the Act and others have not. In December 2008, the Company recognized cancellation of indebtedness income of $983 million which was not subject to the deferral.

We entered into an agreement with the IRS to defer settlement of our 2008 income tax liability until the end of the month in which we file our 2009 income tax return, as we will be able to settle the liability at that time through application of our expected net operating loss for 2009. We will be subject to payment of interest to the IRS during the deferral period.

Unremitted earnings of our foreign subsidiaries amounted to $116.1 million in 2009 and $71.9 million in 2008. We have not recognized deferred taxes for U.S. federal income tax purposes on the unremitted earnings of our foreign subsidiaries that are deemed to be permanently reinvested. Upon distribution, in the form of dividends or otherwise, these unremitted earnings would be subject to U.S. federal income tax. Unrecognized foreign tax credits would be available to reduce a portion of the U.S. tax liability. Determination of the amount of unrecognized deferred U.S. income tax liability related to our foreign operations is not practicable.

As discussed in Note 1, “Summary of Significant Accounting Policies,” we adopted the provisions of ASC 740 regarding uncertain income tax positions, on January 1, 2007. As a result of the implementation of ASC 740, we recognized an approximate $12 million reduction to the January 1, 2007 balance of retained earnings. A reconciliation of the beginning and ending amounts of unrecognized tax benefits are as follows:

(in millions)
Balance at January 1, 2007	$183.0
Additions based on tax positions related to the current year	11.0
Additions for tax positions of prior years	12.0
Reductions for tax positions for prior years	(27.0)
Settlements	(37.0)
Expiration of statutes	—

Balance at December 31, 2007	142.0
Additions based on tax positions related to the current year	2.0
Additions for tax positions of prior years	16.0
Reductions for tax positions for prior years	(12.0)
Settlements	(12.0)
Expiration of statutes	—

Balance at December 31, 2008	$136.0
Additions based on tax positions related to the current year	123.0
Additions for tax positions of prior years	139.0
Reductions for tax positions for prior years	(3.0)
Settlements	(13.0)
Expiration of statutes	(20.0)

Balance at December 31, 2009	$362.0

We classify reserves for tax uncertainties within “Accrued expenses” and “Deferred credits and other” in our Consolidated Balance Sheets, separate from any related income tax payable or deferred income taxes. In accordance with ASC 740, reserve amounts relate to any potential income tax liabilities resulting from uncertain tax positions as well as potential interest or penalties associated with those liabilities. The increases in the year ended December 31, 2009 related to costs associated with the acquisition, cancellation of indebtedness income, and other identified uncertain tax positions.

We recognize interest and penalties accrued related to unrecognized tax benefits in income tax expense. We accrued approximately $9 million, $7 million, and $9 million during 2009, 2008 and 2007, respectively; additionally, we had accrued, in total, approximately $54 million, $45 million, and $38 million for the payment of interest and penalties at December 31, 2009, 2008, and 2007, respectively. Included in the balance of unrecognized tax benefits at December 31, 2009, 2008, and 2007 are $255 million, $108 million, and $49 million, respectively, of unrecognized tax benefits that, if recognized, would impact the effective tax rate.

We file income tax returns, including returns for our subsidiaries, with federal, state, and foreign jurisdictions. We are under regular and recurring audit by the Internal Revenue Service (“IRS”) on open tax positions, and it is possible that the amount of the liability for unrecognized tax benefits could change during the next twelve months. As a result of the expiration of the statute of limitations and closure of IRS audits, our 2004 and 2005 federal income tax years were closed during the year ended December 31, 2009. The IRS audit of our 2006 federal income tax year also concluded during the year ended December 31, 2009. We participated in the IRS’s Compliance Assurance Program (“CAP”) for the 2007 and 2008 tax years. Our 2007 federal income tax year has reached the IRS appeals stage of the audit process and we expect this appeal to close before March 31, 2010. Our 2008 federal income tax year is currently under post-CAP review by the IRS. We did not participate in the IRS’s CAP program for our 2009 income tax year and we will not participate in the CAP program for the 2010 income tax year.

We are also subject to exam by various state and foreign tax authorities. Tax years prior to 2005 are generally closed for foreign and state income tax purposes as the statutes of limitations have lapsed. However, various subsidiaries are still capable of being examined by the New Jersey Division of Taxation for tax years beginning with 1999 due to our execution of New Jersey statute of limitation extensions.

It is reasonably possible that our unrecognized tax benefits will increase or decrease within the next twelve months. These changes may be the result of ongoing audits or settlements. Audit adjustments and settlements could range from $0 to $27 million based on current estimates. Audit outcomes and the timing of audit settlements are subject to significant uncertainty. Although the Company believes that adequate provision has been made for such issues, there is the possibility that the ultimate resolution of such issues could have an adverse effect on our earnings. Conversely, if these issues are resolved favorably in the future, the related provision would be reduced, thus having a favorable impact on earnings.

Note 12—Fair Value Measurements

We adopted the required provisions of ASC 820, “Fair Value Measurements and Disclosures,” on January 1, 2008. ASC 820 outlines a valuation framework and creates a fair value hierarchy in order to increase the consistency and comparability of fair value measurements and the related disclosures. ASC 820 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based upon assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1:	Observable inputs such as quoted prices in active markets for identical assets or liabilities that are accessible at the measurement date;

Level 2:	Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and

Level 3:	Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The FASB deferred the effective date of ASC 820 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years for non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at estimated fair value in an entity’s financial statements on a recurring basis (at least annually). We adopted the provisions of ASC 820 for non-recurring measurements made for non-financial assets and non-financial liabilities on January 1, 2009. Our assessment of goodwill and other intangible assets for impairment includes an assessment using various Level 2 (EBITDA multiples and discount rate) and Level 3 (forecast cash flows) inputs. See Note 4, “Goodwill and Other Intangible Assets,” for more information on the application of ASC 820 to goodwill and other intangible assets.

Under ASC 825, “Financial Instruments,” entities are permitted to choose to measure many financial instruments and certain other items at fair value. We did not elect the fair value measurement option under ASC 825 for any of our financial assets or financial liabilities.

Items Measured at Fair Value on a Recurring Basis

The following table shows the fair value of our financial assets and financial liabilities:

(In millions)	Balance	Level 1	Level 2	Level 3
December 31, 2009
Assets:
Cash equivalents	$132.7	$132.7	$—	$—
Investments	88.9	73.4	15.5	—
Derivative instruments	56.8	—	56.8	—
Liabilities:
Derivative instruments	(375.2)	—	(375.2)	—

December 31, 2008
Assets:
Cash equivalents	$77.6	$77.6	$—	$—
Investments	45.6	29.0	16.6	—
Derivative instruments	32.4	—	32.4	—
Liabilities:
Derivative instruments	(335.3)	—	(335.3)	—

The following section describes the valuation methodologies used to measure fair value, key inputs, and significant assumptions:

Cash equivalents – Cash equivalents are investments in money market accounts and utilize level 1 inputs to determine fair value.

Investments – Investments are primarily debt and equity securities, the majority of which are traded in active markets, have readily determined market values and use level 1 inputs. Those debt and equity securities for which there are not active markets or the market values are not readily determinable are valued using Level 2 inputs. All of these investments are included in Prepayments and other and Deferred charges and other in our Consolidated Balance Sheets.

Derivative instruments – The estimated fair values of our derivative instruments are derived from market prices obtained from dealer quotes for similar, but not identical, assets or liabilities. Such quotes represent the estimated amounts we would receive or pay to terminate the contracts. Derivative instruments are included in Deferred charges and other and Deferred credits and other in our Consolidated Condensed Balance Sheets. Our derivatives are recorded at their fair values, adjusted for the credit rating of the counterparty if the derivative is an asset, or adjusted for the credit rating of the Company if the derivative is a liability. See Note 6, “Debt,” for more information on our derivative instruments.

Items Disclosed at Fair Value

Long-Term Debt – The fair value of the Company’s debt has been calculated based on the borrowing rates available as of December 31, 2009, for debt with similar terms and maturities and market quotes of our publicly traded debt. As of December 31, 2009, the Company’s outstanding debt had a fair value of $19,735.5 million and a carrying value of $18,943.1 million. The Company’s interest rate swaps used for hedging purposes had fair values equal to their carrying values, in the aggregate a liability of $375.2 million, and our interest rate cap agreement had a fair value equal to its carrying value as an asset of $56.8 million at December 31, 2009. See additional discussion about derivatives in Note 6, “Debt.”

Note 13—Commitments and Contingencies

CONTRACTUAL COMMITMENTS. We continue to pursue additional casino development opportunities that may require, individually and in the aggregate, significant commitments of capital, up-front payments to third parties and development completion guarantees.

The agreements pursuant to which we manage casinos on Indian lands contain provisions required by law that provide that a minimum monthly payment be made to the tribe. That obligation has priority over scheduled repayments of borrowings for development costs and over the management fee earned and paid to the manager. In the event that insufficient cash flow is generated by the operations to fund this payment, we must pay the shortfall to the tribe. Subject to certain limitations as to time, such advances, if any, would be repaid to us in future periods in which operations generate cash flow in excess of the required minimum payment. These commitments will terminate upon the occurrence of certain defined events, including termination of the management contract. Our aggregate monthly commitment for the minimum guaranteed payments, pursuant to these contracts for the three managed Indian-owned facilities now open, which extend for periods of up to 60 months from December 31, 2009, is $1.2 million. Each of these casinos currently generates sufficient cash flows to cover all of its obligations, including its debt service.

In February 2008, we entered into an agreement with the State of Louisiana whereby we extended our guarantee of an annual payment obligation of Jazz Casino Company, LLC, our wholly-owned subsidiary and owner of Harrah’s New Orleans, of $60 million owed to the State of Louisiana. The guarantee was extended for one year to end March 31, 2011.

In addition to the guarantees discussed above, we had total aggregate non-cancelable purchase obligations of $1,012.1 million as of December 31, 2009, including construction-related commitments.

The Supreme Court of Nevada decided in early 2008 that food purchased for subsequent use in the provision of complimentary and / or employee meals is exempt from use tax. Previously, such purchases were subject to use tax and the Company has claimed, but not recognized into earnings, a use tax refund totaling $32.2 million, plus interest, as a result of the 2008 decision. In early 2009, the Nevada Department of Taxation audited our refund claim, but has taken the position that those same purchases are now subject to sales tax; therefore, they subsequently issued a sales tax assessment totaling $27.4 million plus interest after application of our refund on use tax. While we have established certain reserves against possible loss on this matter, we believe that the Nevada Department of Taxation’s position has no merit and intend to litigate the issue.

SEVERANCE AND EMPLOYMENT AGREEMENTS.

Severance Agreements. As of December 31, 2009, we have severance agreements with 13 of our executives, which provide for payments to the executives in the event of their termination after a change in control, as defined. These agreements provide, among other things, for a compensation payment of 1.5 to 3.0 times the executive’s average annual compensation, as defined. The estimated amount, computed as of December 31, 2009, that would be payable under the agreements to these executives aggregated approximately $39.0 million. The estimated amount that would be payable to these executives does not include an estimate for the tax gross-up payment, provided for in the agreements, that would be payable to the executive if the executive becomes entitled to severance payments which are subject to federal excise tax imposed on the executive. These severance agreements expired on February 1, 2010.

Employment Agreement. We entered into an employment agreement with one executive that replaced his severance agreement as of January 28, 2008. The employment agreement provides for payments to the executive in the event of his termination after a change in control, as defined, and provides for, among other things, a compensation payment of 3.0 times the executive’s average annual compensation, as defined. The estimated amount, computed as of December 31, 2009, that would be payable under the agreement to the executive based on the compensation payment aggregated approximately $18.0 million. The estimated amount that would be payable to the executive does not include an estimate for the tax gross-up payment, provided for in the agreement, that would be payable to the executive if the executive becomes entitled to severance payments which are subject to federal excise tax.

SELF-INSURANCE. We are self-insured for various levels of general liability, workers’ compensation, employee medical coverage and other coverage. Insurance claims and reserves include accruals of estimated settlements for known claims, as well as accruals of actuarial estimates of incurred but not reported claims. At December 31, 2009 and 2008, we had total self-insurance accruals reflected in our Consolidated Balance Sheets of $209.6 million and $213.0 million, respectively.

Note 14—Leases

We lease both real estate and equipment used in our operations and classify those leases as either operating or capital leases following the provisions of ASC 840, “Leases.” At December 31, 2009, the remaining lives of our operating leases ranged from one to 83 years, with various automatic extensions totaling up to 84 years.

Rental expense, net of income from subleases, is associated with operating leases for continuing operations and is charged to expense in the year incurred. Net rental expense is included within each line of the Statements of Operations dependant upon the nature or use of the assets under lease. Total net rental expense is as follows:

	Successor		Predecessor
(In millions)	For the Year Ended Dec. 31, 2009	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008	For the Year Ended Dec. 31, 2007
Noncancelable
Minimum	$78.7	$81.8	$7.3	$88.9
Contingent	4.1	5.5	0.4	5.2
Sublease	(0.9)	(1.0)	—	(1.2)
Other	55.5	32.9	2.9	33.9

	$137.4	$119.2	$10.6	$126.8

Our future minimum rental commitments as of December 31, 2009 were as follows:

(In millions)	Noncancelable Operating Leases
2010	$81.1
2011	64.4
2012	57.9
2013	54.4
2014	52.6
Thereafter	1,524.0

Total minimum rental commitments	$1,834.4

In addition to these minimum rental commitments, certain of our operating leases provide for contingent rentals based on a percentage of revenues in excess of specified amounts.

Note 15—Litigation

Litigation Related to Employee Benefit Obligations

In December 1998, Hilton Hotels Corporation (“Hilton”) spun-off its gaming operations as Park Place Entertainment Corporation (“Park Place”). In connection with the spin-off, Hilton and Park Place entered an Employee Benefits and Other Employment Allocation Agreement dated December 31, 1998 (the “Allocation Agreement”) whereby Park Place assumed or retained, as applicable, liabilities and excess assets, if any, related to the Hilton Hotels Retirement Plan (the “Hilton Plan”) based on the accrued benefits of Hilton employees and

Park Place employees. Park Place changed its name to Caesars Entertainment, Inc. (“Caesars”) and the Company acquired Caesars in June 2005. In 1999 and 2005, the United States District Court for the District of Columbia certified two nationwide class action lawsuits against Hilton alleging that the Hilton Plan’s benefit formula was back loaded in violation of ERISA, and that Hilton failed to properly calculate Hilton Plan participants’ service for vesting purposes. In May 2009, the Court issued a decision granting summary judgment to the plaintiffs. The plaintiffs and Hilton are undertaking Court-mandated efforts to determine an appropriate remedy.

The Company received a letter from Hilton in October 2009 alleging potential liability under the above described claims and under the terms of the Allocation Agreement. The Company may be responsible for a portion of the liability resulting from the claims noted above. We are monitoring the status of the lawsuit, remedy determination, and our potential liability, if any.

Litigation Related to Our Operations

In April 2000, the Saint Regis Mohawk Tribe (the “Tribe”) granted Caesars the exclusive rights to develop a casino project in the State of New York. On April 26, 2000, certain individual members of the Tribe purported to commence a class action proceeding in a “Tribal Court” in Hogansburg, New York, against Caesars seeking to nullify Caesars’ agreement with the Tribe. On March 20, 2001, the “Tribal Court” purported to render a default judgment against Caesars in the amount of $1,787 million. Prior to our acquisition of Caesars in June 2005, it was believed that this matter was settled pending execution of final documents and mutual releases. Although fully executed settlement documents were never provided, on March 31, 2003, the United States District Court for the Northern District of New York dismissed litigation concerning the validity of the judgment, without prejudice, while retaining jurisdiction to reopen that litigation, if, within three months thereof, the settlement had not been completed. On June 22, 2007, a lawsuit was filed in the United States District Court for the Northern District of New York against us by certain trustees of the Catskill Litigation Trust alleging the Catskill Litigation Trust had been assigned the “Tribal Court” judgment and seeks to enforce it, with interest. According to a “Tribal Court” order, accrued interest through July 9, 2007, was approximately $1,014 million. On September 28, 2009, the Court entered summary judgment against the Tribe and dismissed the action, ruling that although alternative grounds were presented in the motion, the subject matter of the action was asserted in a prior action and settled by an oral agreement to end that matter with prejudice. On October 27, 2009, the Tribe filed a Notice of Appeal to the United States Court of Appeals for the Second Circuit. We have a settlement in principle with the Tribe that is subject to definitive documentation.

Litigation Related to Development

On March 6, 2008, Caesars Bahamas Investment Corporation (“CBIC”), an indirect subsidiary of HOC, terminated its previously announced agreement to enter into a joint venture in the Bahamas with Baha Mar Joint Venture Holdings Ltd. and Baha Mar JV Holding Ltd. (collectively, “Baha Mar”). To enforce its rights, on March 13, 2008, CBIC filed a complaint against Baha Mar, and the Baha Mar Development Company Ltd., in the Supreme Court of the State of New York, seeking a declaratory judgment with respect to CBIC’s rights under the Subscription and Contribution Agreement (the “Subscription Agreement”), between CBIC and Baha Mar dated January 12, 2007. Pursuant to the Subscription Agreement, CBIC agreed, subject to certain conditions, to subscribe for shares in Baha Mar Joint Venture Holdings Ltd., which was formed to develop and construct a casino, golf course and resort project in the Bahamas. The complaint alleges that (i) the Subscription Agreement grants CBIC the right to terminate the agreement at any time prior to the closing of the transactions contemplated therein, if the closing does not occur on time; (ii) the closing did not occur on time; and, (iii) CBIC exercised its right to terminate the Subscription Agreement, and to abandon the transactions contemplated therein. The complaint seeks a declaratory judgment that the Subscription Agreement has been terminated in accordance with its terms and the transactions contemplated therein have been abandoned.

Baha Mar and Baha Mar Development Company Ltd. (“Baha Mar Development”) filed an Amended Answer and Counterclaims against CBIC and a Third Party Complaint dated June 18, 2008 against HOC in the

Supreme Court of the State of New York. Baha Mar and Baha Mar Development allege that CBIC wrongfully terminated the Subscription Agreement and that CBIC wrongfully failed to make capital contributions under the Joint Venture Investors Agreement, by and between CBIC and Baha Mar, dated January 12, 2007. In addition, Baha Mar and Baha Mar Development allege that HOC wrongfully failed to perform its purported obligations under the Harrah’s Baha Mar Joint Venture Guaranty, dated January 12, 2007. Baha Mar and Baha Mar Development assert claims for breach of contract, breach of fiduciary duty, promissory estoppel, equitable estoppel and negligent misrepresentation. Baha Mar and Baha Mar Development seek (i) declaratory relief; (ii) specific performance; (iii) the recovery of alleged monetary damages; (iv) the recovery of attorneys fees, costs, and expenses and (v) the dismissal with prejudice of CBIC’s Complaint. CBIC and HOC have each answered, denying all allegations of wrongdoing. During the quarter ended June 30, 2009, both sides filed motions for summary judgment.

At the conclusion of oral argument on October 6, 2009, on cross motions for summary judgment, the Court stated that it was going to grant summary judgment to CBIC and HOC and that Baha Mar Development’s claims are dismissed. The Court entered its written decision on February 1, 2010.

Litigation Related to the December 2008 Exchange Offer

On January 9, 2009, S. Blake Murchison and Willis Shaw filed a purported class action lawsuit in the United Stated District Court for the District of Delaware, Civil Action No. 09-00020-SLR, against Harrah’s Entertainment, Inc. and its board of directors, and Harrah’s Operating Company, Inc. The lawsuit was amended on March 4, 2009, alleging that the bond exchange offer which closed on December 24, 2008 wrongfully impaired the rights of bondholders. The amended complaint alleges, among others, breach of the bond indentures, violation of the Trust Indenture Act of 1939, equitable rescission, and liability claims against the members of the board. The amended complaint seeks, among other relief, class certification of the lawsuit, declaratory relief that the alleged violations occurred, unspecified damages to the class, and attorneys’ fees. On April 30, 2009 the defendants stipulated to the plaintiff’s request to dismiss the lawsuit, without prejudice, which the court entered on June 18, 2009. Plaintiff has requested the court to award it attorneys’ fees. The request has been opposed and is pending with the court.

Other

In addition, the Company is party to ordinary and routine litigation incidental to our business. We do not expect the outcome of any pending litigation to have a material adverse effect on our consolidated financial position or results of operations.

Note 16—Supplemental Cash Flow Information

The increase/(decrease) in Cash and cash equivalents due to the changes in long-term and working capital accounts were as follows:

	Successor		Predecessor
(In millions)	2009	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008	2007
Long-term accounts
Deferred charges and other	$(128.7)	$19.3	$14.0	$(30.4)
Deferred credits and other	203.4	(99.4)	54.3	(14.7)

Net change in long-term accounts	$74.7	$(80.1)	$68.3	$(45.1)

Working capital accounts
Receivables	$52.1	$(55.6)	$33.0	$(145.7)
Inventories	9.7	8.9	(1.4)	(6.8)
Prepayments and other	40.0	48.5	(26.5)	1.6
Accounts payable	(47.8)	(95.8)	56.9	(25.0)
Accrued expenses	(171.4)	497.4	(229.6)	4.6

Net change in working capital accounts	$(117.4)	$403.4	$(167.6)	$(171.3)

SUPPLEMENTAL DISCLOSURE OF CASH PAID FOR INTEREST AND TAXES. The following table reconciles our Interest expense, net of capitalized interest, per the Consolidated Statements of Operations, to cash paid for interest, net of amount capitalized.

	Successor		Predecessor
(In millions)	2009	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008	2007
Interest expense, net of capitalized interest	$1,892.5	$2,074.9	$89.7	$800.8
Adjustments to reconcile to cash paid for interest:
Net change in accruals	248.4	(196.4)	8.7	43.3
Amortization of deferred finance charges	(126.8)	(91.8)	(0.8)	(10.1)
Net amortization of discounts and premiums	(128.2)	(129.2)	2.9	40.2
Amortization of other comprehensive income	(18.2)	(0.9)	(0.1)	(0.9)
Rollover of Paid in Kind (“PIK”) interest to principal	(62.8)	—	—	—
Change in accrual (related to PIK interest)	(40.1)	(68.4)	—	—
Change in fair value of derivative instruments	7.6	(65.0)	(39.2)	(45.9)

Cash paid for interest, net of amount capitalized	$1,772.4	$1,523.2	$61.2	$827.4

Cash payments for income taxes, net	$31.0	$11.0	$1.0	$372.6

The company had accrued but not paid dividends on its preferred shares of $354.8 million and $297.8 million for the year ended December 31, 2009 and for the period from January 28, 2008 through December 31, 2008, respectively. Other significant non-cash transactions include the impairment of goodwill and other non-amortizing intangible assets discussed in Note 4, “Goodwill and other Intangible Assets,” the April 2009 debt exchange transaction discussed in Note 6, “Debt,” and the impairment of long-lived tangible assets and the litigation reserve adjustment, both of which are discussed in Note 10, “Write-downs, Reserves and Recoveries.”

Note 17—Employee Benefit Plans

We have established a number of employee benefit programs for purposes of attracting, retaining and motivating our employees. The following is a description of the basic components of these programs as of December 31, 2009.

EQUITY INCENTIVE AWARDS. Prior to the completion of the Acquisition, the Company granted stock options, SARs and restricted stock for a fixed number of shares to employees and directors under share-based compensation plans. The exercise prices of the stock options and SARs were equal to the fair market value of the underlying shares at the dates of grant. Compensation expense for restricted stock awards was measured at fair value on the dates of grant based on the number of shares granted and the quoted market price of the Company’s common stock. Such value was recognized as expense over the vesting period of the award adjusted for actual forfeitures.

In connection with the Acquisition, on January 28, 2008, outstanding and unexercised stock options and SARs, whether vested or unvested, were cancelled and converted into the right to receive a cash payment equal to the product of (a) the number of shares of common stock underlying the options and (b) the excess, if any, of the Acquisition consideration over the exercise price per share of common stock previously subject to such options, less any required withholding taxes. In addition, outstanding restricted shares vested and became free of restrictions, and each holder received $90 in cash for each outstanding share.

The following is a summary of activity under the equity incentive plans that were in effect through the effective date of the Acquisition, when all of the stock options and SARs were cancelled and restricted shares were vested:

	Predecessor
Plan	Outstanding at Jan. 1, 2008	Cancelled	Outstanding at Jan. 27, 2008
Stock options
2004 Equity Incentive Award Plan	7,303,293	7,303,293	—
2001 Broad-Based Stock Incentive Plan	50,097	50,097	—
2004 Long Term Incentive Plan	537,387	537,387	—
1998 Caesars Plans	102,251	102,251	—

Total options outstanding	7,993,028	7,993,028	—

Weighted average exercise price per option	$57.51	$57.51	—
Weighted average remaining contractual term per option	3.5 years	—	—
Options exercisable at January 27, 2008:
Number of options			—
Weighted average exercise price			—
Weighted average remaining contractual term			—
SARs
2004 Equity Incentive Award Plan	3,229,487	3,229,487	—
2004 Long Term Incentive Plan	27,695	27,695	—

Total SARs outstanding	3,257,182	3,257,182	—

Weighted average exercise price per SAR	$69.26	$69.26	—
Weighted average remaining contractual term per SAR	5.7 years	—	—
SARs exercisable at January 27, 2008:
Number of SARs			—
Weighted average exercise price			—
Weighted average remaining contractual term			—

		Vested
Restricted shares
2004 Equity Incentive Award Plan	687,624	687,624	—
2004 Long Term Incentive Plan	36,691	36,691	—

Total restricted shares outstanding	724,315	724,315	—

Weighted Average Grant date fair value per restricted share	$70.71	$70.71	—

Prior to the Acquisition, our employees were also granted restricted stock or options to purchase shares of common stock under the Harrah’s Entertainment, Inc. 2001 Broad-based Stock Incentive Plan (the “2001 Plan”). Two hundred thousand shares were authorized for issuance under the 2001 Plan, which was an equity compensation plan not approved by stockholders.

There were no share-based grants during the period January 1, 2008 through January 27, 2008.

The total intrinsic value of stock options cancelled, SARs cancelled and restricted shares vested at the date of the Acquisition was approximately $456.9 million, $225.3 million and $46.9 million, respectively.

The following is a summary of the activity for nonvested stock option and SAR grants and restricted share awards as of January 27, 2008 and the changes for the period January 1, 2008 to January 27, 2008:

	Predecessor
	Stock Options		SARs		Restricted Shares
	Options	Fair Value (1)	SARs	Fair Value (1)	Shares	Fair Value (1)
Nonvested at January 1, 2008	2,157,766	$19.87	2,492,883	$19.51	724,315	$70.71
Grants	—	—	—	—	—	—
Vested	(1,505,939)	19.82	(16,484)	23.71	(724,315)	70.71
Cancelled	(651,827)	20.00	(2,476,399)	19.48	—	—

Nonvested at January 27, 2008	—	$—	—	$—	—	$—

(1)

Represents the weighted-average grant date fair value per share-based unit, using the Black-Scholes option-pricing model for stock options and SARs and the average high/low market price of the Company’s common stock for restricted shares.

The total fair value of stock options and SARs cancelled and restricted shares vested during the period from January 1, 2008, through January 27, 2008, was approximately $42.9 million, $48.6 million and $51.2 million, respectively.

As of December 31, 2007, there was approximately $12.7 million, $38.2 million and $36.6 million of total unrecognized compensation cost related to stock option grants, SARs and restricted share awards, respectively, under the stock-based compensation plans. The consummation of the Acquisition accelerated the recognition of compensation cost of $82.8 million, which was included in Acquisition and integration costs in the Consolidated Statements of Operations in the period from January 1, 2008 through January 27, 2008.

Share-based Compensation Plans—Successor Entity

In February 2008, the Board of Directors approved and adopted the Harrah’s Entertainment, Inc. Management Equity Incentive Plan (the “Equity Plan”). The Board of Directors approved the grant of options to purchase up to 3,733,835 shares of our non-voting common stock in February 2008. The Equity Plan authorizes equity award options to be granted to management and other personnel and key service providers. Grants may be either shares of time-based options or shares of performance-based options, or a combination thereof. Time-based options generally vest in equal increments of 20% on each of the first five anniversaries of the grant date. The performance-based options vest based on the investment returns of our stockholders. One-half of the performance-based options become eligible to vest upon the stockholders receiving cash proceeds equal to two times their amount vested, and one-half of the performance-based options become eligible to vest upon the stockholders receiving cash proceeds equal to three times their amount vested subject to certain conditions and limitations. In addition, the performance-based options may vest earlier at lower thresholds upon liquidity events prior to December 31, 2011, as well as pro rata, in certain circumstances. The Equity Plan was amended in December 2008 to allow grants at a price above fair market value, as defined in the Equity Plan.

On February 23, 2010, the Human Resources Committee of the Board of Directors of the Company adopted an amendment to the Harrah’s Entertainment, Inc. Management Equity Incentive Plan (the “Plan”). The amendment provides for an increase in the available number shares of the Registrant’s non-voting common stock for which options may be granted to 4,566,919 shares.

The amendment also revised the vesting hurdles for performance-based options under the Plan. The performance options vest if the return on investment in the Company of TPG, Apollo, and their respective affiliates (the “Majority Stockholders”) achieve a specified return. Previously, 50% of the performance-based options vested upon a 2x return and 50% vested upon a 3x return. The triggers have been revised to 1.5x and 2.5x, respectively. In addition, a pro-rata portion of the 2.5x options will vest if the Majority Stockholders achieve a return on their investment that is greater than 2.0x, but less than 2.5x. The pro rata portion will increase on a straight line basis from zero to a participant’s total number of 2.5x options depending upon the level of returns that the Majority Stockholders realize between 2.0x and 2.5x.

The following is a summary of share-based option activity for the period from January 28, 2008 through December 31, 2008 and for the year ended December 31, 2009:

	Successor Entity
Options	Shares	Weighted Average Exercise Price	Fair Value(1)	Weighted Average Remaining Contractual Term (years)
Outstanding at January 28, 2008	133,133	$25.00	$20.82
Options granted	3,417,770	99.13	35.81
Exercised	—	—	—
Cancelled	(379,303)	100.00	36.68

Outstanding at December 31, 2008	3,171,600	$95.91	$35.07	8.9

Exercisable at December 31, 2008(2)	133,133	$25.00	$20.82	3.5

Outstanding at December 31, 2008	3,171,600	$95.91	$35.07
Options granted	302,496	51.79	17.89
Exercised	—	—	—
Cancelled	(279,921)	97.99	33.98

Outstanding at December 31, 2009	3,194,175	$91.53	$33.45	8.0

Exercisable at December 31, 2009	482,528	$78.49	$31.70	6.4

(1)

Represents the weighted-average grant date fair value per option, using the Monte Carlo simulation option-pricing model for performance-based options, and the Black-Scholes option-pricing model for time-based options.

(2)

On January 27, 2008, an executive and the Company entered into a stock option rollover agreement that provides for the conversion of options to purchase shares of the Company prior to the Acquisition into options to purchase shares of the Company following the Acquisition with such conversion preserving the intrinsic “spread value” of the converted option. The rollover option is immediately exercisable with respect to 133,133 shares of non-voting common stock of the Company at an exercise price of $25.00 per share. The rollover options expire on June 17, 2012.

There are no provisions in the Equity Plan for the issuance of SARs or restricted shares.

The weighted-average grant date fair value of options granted during 2009 was $17.89. There were no stock option exercises during the year ended December 31, 2009.

The Company utilized historical optionee behavioral data to estimate the option exercise and termination rates used in the option-pricing models. The expected term of the options represents the period of time the options were expected to be outstanding based on historical trends. Expected volatility was based on the historical volatility of the common stock of Harrah’s Entertainment and its competitor peer group for a period approximating the expected life. The Company does not expect to pay dividends on common stock. The risk-free interest rate within the expected term was based on the U.S. Treasury yield curve in effect at the time of grant.

As of December 31, 2009, there was approximately $49.0 million of total unrecognized compensation cost related to stock option grants. This cost is expected to be recognized over a remaining weighted-average period of 3.2 years. For the year ended December 31, 2009 and for the Successor period from January 28, 2008 through December 31, 2008, the compensation cost that has been charged against income for stock option grants was approximately $16.4 million and $15.8 million, respectively of which, for the year ended through December 31, 2009, $7.6 million was included in Corporate expense and $8.8 million was included in Property general, administrative and other in the Consolidated Statements of Operations.

Presented below is a comparative summary of valuation assumptions for the indicated periods:

	2009 Successor	2008 Successor	2007 Predecessor
Expected volatility	65.9%	35.4%	25.1%
Expected dividend yield	—	—	1.9%
Expected term (in years)	6.8	6.0	4.8
Risk-free interest rate	2.5%	3.3%	4.6%
Weighted average fair value per share of options granted	$17.89	$35.81	$21.06

SAVINGS AND RETIREMENT PLAN. We maintain a defined contribution savings and retirement plan, which, among other things, allows pretax and after-tax contributions to be made by employees to the plan. Under the plan, participating employees may elect to contribute up to 50% of their eligible earnings. Prior to February 2009, the Company matched 50% of the first six percent of employees’ contributions. In February 2009, Harrah’s Entertainment announced the suspension of the employer match for all participating employees, where allowed by law or not in violation of an existing agreement. The Acquisition was a change in control under the savings and retirement plan, and therefore, all unvested Company match as of the Acquisition became vested. Amounts contributed to the plan are invested, at the participant’s direction, in up to 19 separate funds. Participants become vested in the matching contribution over five years of credited service. Our contribution expense for this plan was $3.2 million for the year ended December 31, 2009, $28.5 million for the period from January 28, 2008 to December 31, 2008, $2.4 million for the period from January 1, 2008 to January 27, 2008 and $33.1 million for the year ended December 31, 2007.

DEFERRED COMPENSATION PLANS. The Company has one currently active deferred compensation plan, the Executive Supplemental Savings Plan II (“ESSP II”), although there are five other plans that contain deferred compensation assets: Harrah’s Executive Deferred Compensation Plan (“EDCP”), the Harrah’s Executive Supplemental Savings Plan (“ESSP”), Harrah’s Deferred Compensation Plan (“HDCP”), the Restated Park Place Entertainment Corporation Executive Deferred Compensation Plan, and the Caesars World, Inc. Executive Security Plan. The deferred compensation plans are collectively referred to as “DCP.”

Amounts deposited into DCP are unsecured liabilities of the Company, the EDCP and HDCP earn interest at rates approved by the Human Resources Committee of the Board of Directors. The other plans, including the ESSP II are variable investment plans, which allow employees to direct their investments by choosing from several investment alternatives. In connection with the acquisition of Caesars, we assumed the outstanding liability for Caesars’ deferred compensation plan; however, the balance was frozen and former Caesars employees may no longer contribute to that plan. The total liability included in Deferred credits and other for DCP at December 31, 2009 and 2008 was $98.6 million and $100.3 million, respectively. In connection with the administration of one of these plans, we have purchased company-owned life insurance policies insuring the lives of certain directors, officers and key employees.

Beginning in 2005, we implemented the ESSP II for certain executive officers, directors and other key employees of the Company to replace the ESSP. Eligible employees may elect to defer a percentage of their salary and/or bonus under ESSP II. Prior to February 2009, the Company had the option to make matching contributions with respect to deferrals of salary to those participants who are eligible to receive matching contributions under the Company’s 40l(k) plan. In February 2009, the Company eliminated matching contributions with respect to deferrals of salary. Employees immediately vest in their own deferrals of salary and bonus, and vest in Company funded matching and discretionary contributions over five years.

The Acquisition was a change in control under our deferred compensation plans, and therefore, all unvested Company match as of the Acquisition became vested. The change in control also required that the pre-existing trust and escrow funds related to our deferred compensation plans be fully funded.

Subsequent to the Acquisition, contributions by the Company have been segregated in order to differentiate between the fully-funded trusts and escrows prior to the Acquisition and the post-acquisition contributions. In January 2010, the Company funded $5.6 million into the trust in order to increase the security of the participants’ deferred compensation plan benefits because the Company is prevented from withdrawing or accessing trust assets for corporate needs.

MULTI-EMPLOYER PENSION PLAN. We have approximately 25,000 employees covered under collective bargaining agreements, and the majority of those employees are covered by union sponsored, collectively bargained multi-employer pension plans. We contributed and charged to expense $35.9 million for the year ended December 31, 2009, $34.7 million for the period from January 28, 2008 to December 31, 2008, $3.0 million for the period from January 1, 2008 to January 27, 2008 and $35.9 million for the year ended December 31, 2007, for such plans. The plans’ administrators do not provide sufficient information to enable us to determine our share, if any, of unfunded vested benefits.

PENSION COMMITMENTS. With the acquisition of London Clubs in December 2006, we assumed a defined benefit plan, which provides benefits based on final pensionable salary. The assets of the plan are held in a separate trustee-administered fund, and death-in-service benefits, professional fees and other expenses are paid by the pension plan. The most recent actuarial valuation of the plan showed a deficit of approximately $38.2 million, which is recognized as a liability in our Consolidated Balance Sheet at December 31, 2009. The London Clubs pension plan is not material to our Company.

As discussed within Note 15, “Litigation”, with our acquisition of Caesars, we assumed certain obligations related to the Employee Benefits and Other Employment Matters Allocation Agreement by and between Hilton Worldwide, Inc. (formerly Hilton Hotels Corporation) and Caesars dated December 31, 1998, pursuant to which we shall retain or assume, as applicable, liabilities and excess, if any, related to the Hilton Hotels Retirement Plan based on the ratio of accrued benefits of Hilton employees and the Company’s employees covered under the plan. Based on this ratio, our share of any benefit or obligation would be approximately 30 percent of the total. The Hilton Hotels Retirement Plan is a defined benefit plan that provides benefits based on years of service and compensation, as defined. Since December 31, 1996, employees have not accrued additional benefits under this plan. The plan is administered by Hilton Worldwide, Inc. Hilton Worldwide, Inc. has informed the Company that as of December 31, 2009, the plan benefit obligations exceeded the fair value of the plan assets by $74.2 million, of which $23.6 million is our share; however, no contributions to the plan were required during 2009. Hilton is unable to determine the contribution requirements for 2010.

Note 18—Discontinued Operations

During 2006, we sold four properties – Harrah’s Lake Charles, Reno Hilton, Flamingo Laughlin and Grand Casino Gulfport – and classified these operations as discontinued operations. Discontinued operations for the period from January 1, 2008 through January 27, 2008 included insurance proceeds of $87.3 million, after taxes, representing the final funds received that were in excess of the net book value of the impacted assets and costs and expenses reimbursed under our business interruption claims for Grand Casino Gulfport. Discontinued operations for 2007 included insurance proceeds of $89.6 million, after taxes, for reimbursements under our business interruption claims related to Harrah’s Lake Charles and Grand Casino Gulfport, both of which were sold in 2006. Pursuant to the terms of the sales agreements, we retained all insurance proceeds related to those properties.

Summary operating results for discontinued operations is as follows:

	Successor		Predecessor
(In millions)	2009	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008	2007
Net revenues	$—	$—	$—	$0.2

Pretax income from discontinued operations	$—	$0.1	$141.5	$145.4

Discontinued operations, net of tax	$—	$0.1	$90.4	$92.2

Note 19—Non-consolidated Affiliates

During late 2009, we invested approximately $66.9 million to purchase outstanding debt of the Planet Hollywood Resort and Casino (“Planet Hollywood”), located on the Las Vegas strip. This investment was accounted for as a long-term investment recorded at historical cost as of December 31, 2009. The Company converted this investment into equity ownership interests of Planet Hollywood in February 2010 as more fully discussed in Note 21, “Subsequent Events.”

As of December 31, 2009, our investments in and advances to non-consolidated affiliates consisted of interests in a company that provides management services to a casino in Windsor, Canada, a casino club in South Africa, a horse-racing facility in Florence, Kentucky, a hotel in Metropolis, Illinois, a joint venture to construct a hotel at our combination thoroughbred racetrack and casino in Bossier City, Louisiana, and our investment in debt securities of Planet Hollywood.

	As of December 31,
(In millions)	2009	2008
Investments in and advances to non-consolidated affiliates
Accounted for under the equity method	$20.8	$25.3
Accounted for at historical cost	73.2	5.1

	$94.0	$30.4

Note 20—Related Party Transactions

In connection with the Acquisition, Apollo, TPG and their affiliates entered into a services agreement with Harrah’s Entertainment relating to the provision of financial and strategic advisory services and consulting services. We paid Apollo and TPG a one-time transaction fee of $200 million for structuring the Acquisition and for assisting with debt financing negotiations. This amount was included in the overall purchase price of the Acquisition. In addition, we pay a monitoring fee for management services and advice. Fees for the year ended December 31, 2009 and for the period from January 28, 2008 through December 31, 2008 were $28.7 million and $27.9 million, respectively. Such fees are included in Corporate expense in our Consolidated Statements of Operations for the applicable Successor periods. We also reimburse Apollo and TPG for expenses that they incur related to their management services.

In connection with our debt exchange in April 2009, certain debt held by Apollo and TPG was exchanged for new debt and the related party gain on that exchange totaling $80.1 million, net of deferred tax of $52.3 million, has been recorded to stockholders’ equity.

During the quarter ended June 30, 2009, Apollo and TPG completed their own tender offer and purchased some of our Second Lien Notes.

Note 21—Subsequent Events

Amendment to Stock Compensation Plan

On February 23, 2010, the Human Resources Committee of the Board of Directors of the Company adopted an amendment to the Harrah’s Entertainment, Inc. Management Equity Incentive Plan (the “Plan”). The amendment provides for an increase in the available number shares of the Registrant’s non-voting common stock for which options may be granted to 4,566,919 shares.

The amendment also revised the vesting hurdles for performance-based options under the Plan. The performance options vest if the return on investment in the Company of TPG, Apollo, and their respective affiliates (the “Majority Stockholders”) achieve a specified return. Previously, 50% of the performance-based options vested upon a 2x return and 50% vested upon a 3x return. The triggers have been revised to 1.5x and 2.5x, respectively. In addition, a pro-rata portion of the 2.5x options will vest if the Majority Stockholders achieve a return on their investment that is greater than 2.0x, but less than 2.5x. The pro rata portion will increase on a straight line basis from zero to a participant’s total number of 2.5x options depending upon the level of returns that the Majority Stockholders realize between 2.0x and 2.5x.

Acquisition of Planet Hollywood

On February 19, 2010, Harrah’s Operating Company, Inc. (“Harrah’s Operating”), a wholly owned subsidiary of Harrah’s Entertainment, Inc. (the “Registrant”), acquired 100% of the equity interests of PHW Las Vegas, LLC (“PHW Las Vegas”), which owns and operates the Planet Hollywood Resort and Casino located in Las Vegas, Nevada. In connection with this transaction, PHW Las Vegas assumed a $554.3 million senior secured term loan, and a subsidiary of Harrah’s Operating cancelled certain debt issued by PHW Las Vegas’ predecessor entities. In connection with the transaction and the assumption of debt, PHW Las Vegas entered into an amended and restated loan agreement (the “Amended and Restated Loan Agreement”) with Wells Fargo Bank, N.A., as trustee for The Credit Suisse First Boston Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates, Series 2007-TFL2 (“Lender”). The $554.3 million outstanding under the Amended and Restated Loan Agreement bears interest at a rate per annum equal to LIBOR plus 2.859% (the “Applicable Interest Rate”) and is secured by the assets of PHW Las Vegas, and non-recourse to other subsidiaries of the Company. PHW Las Vegas is an unrestricted subsidiary of HOC and therefore not a borrower under HOC’s credit facilities. A subsidiary of HOC manages the property for PHW Las Vegas for a fee. The maturity date for this loan is December 2011, with two extension options, which, if exercised, would delay maturity until April 2015.

Guaranty

In connection with the Amended and Restated Loan Agreement referred to above, the Registrant entered into a Guaranty Agreement (the “Guaranty”) for the benefit of Lender pursuant to which the Registrant guaranteed to Lender certain recourse liabilities of PHW Las Vegas pursuant to the Amended and Restated Loan Agreement. The Registrant’s maximum aggregate liability for such recourse liabilities of PHW Las Vegas is limited to an amount not to exceed $30.0 million provided that such recourse liabilities of PHW Las Vegas do not arise from (i) events, acts, or circumstances that are actually committed by, or voluntarily or willfully brought about by the Registrant or (ii) event, acts, or circumstances (regardless of the cause of the same) that provide actual benefit (in cash, cash equivalent, or other quantifiable amount) to the Registrant, to the full extent of the actual benefit received by the Registrant. Pursuant to the Guaranty, the Registrant is required to maintain a net worth or liquid assets of at least $100.0 million.

Prepayments

PHW Las Vegas may, at its option, voluntarily prepay the loan in whole or in part upon twenty (20) days prior written notice to Lender.

PHW Las Vegas is required to prepay the loan in (i) the amount of any insurance proceeds received by Lender for which Lender is not obligated to make available to PHW Las Vegas for restoration in accordance with the terms of the Amended and Restated Loan Agreement, (ii) the amount of any proceeds received from the operator of the timeshare property adjacent to the Planet Hollywood Resort and Casino, subject to the limitations set forth in the Amended and Restated Loan Agreement and (iii) the amount of any excess cash remaining after application of the cash management provisions of the Amended and Restated Loan Agreement.

Amortization

On each scheduled monthly payment date prior to the maturity date, PHW Las Vegas pays to Lender interest only accruing at the Applicable Interest Rate.

Amendment to CMBS Financing

On March 5, 2010, we received the consent of our lenders under our CMBS financing to amend the terms of the CMBS financing to, among other things, (i) provide our subsidiaries that are borrowers under the CMBS mortgage loan and/or related mezzanine loans (“CMBS Loans”) the right to extend the maturity of the CMBS Loans, subject to certain conditions, by up to 2 years until February 2015, (ii) amend certain terms of the CMBS Loans with respect to reserve requirements, collateral rights, property release prices and the payment of management fees, (iii) provide for ongoing mandatory offers to repurchase CMBS Loans using excess cash flow from the CMBS entities at discounted prices, (iv) provide for the amortization of the mortgage loan in certain minimum amounts upon the occurrence of certain conditions and (v) provide for certain limitations with respect to the amount of excess cash flow from the CMBS entities that may be distributed to us. Any CMBS Loan purchased pursuant to the amendments will be cancelled. The amendment to the terms of the CMBS Loans will become effective upon execution of definitive documentation.

In addition, we have agreed to purchase approximately $124 million of face value of CMBS Loans for $37 million, subject to the execution of definitive documentation for the amendments. In the fourth quarter of 2009, we purchased approximately $950 million of face value of CMBS Loans for approximately $237 million. Pursuant to the terms of the amendments, the borrowers have agreed to pay lenders selling CMBS Loans an additional $48 million for loans previously sold, subject to the execution of definitive documentation for the amendments.

Note 22—Consolidating Financial Information of Guarantors and Issuers

As of December 31, 2009, HOC is the issuer of certain debt securities that have been guaranteed by Harrah’s Entertainment and certain subsidiaries of HOC. The following consolidating schedules present condensed financial information for Harrah’s Entertainment, the parent and guarantor; HOC, the subsidiary issuer; guarantor subsidiaries of HOC; and non-guarantor subsidiaries of Harrah’s Entertainment and HOC, which includes the CMBS properties, as of December 31, 2009, and December 31, 2008, and for the Successor companies for the year ended December 31, 2009 and the period from January 28, 2008, through December 31, 2008, and for the Predecessor companies for the period from January 1, 2008, through January 27, 2008.

In connection with the CMBS financing for the Acquisition, HOC spun off to Harrah’s Entertainment the following casino properties and related operating assets: Harrah’s Las Vegas, Rio, Flamingo Las Vegas, Harrah’s Atlantic City, Showboat Atlantic City, Harrah’s Lake Tahoe, Harvey’s Lake Tahoe and Bill’s Lake Tahoe. Upon receipt of regulatory approvals that were requested prior to the closing of the Acquisition, in May 2008, Paris Las Vegas and Harrah’s Laughlin and their related operating assets were spun out of HOC to Harrah’s Entertainment and Harrah’s Lake Tahoe, Harvey’s Lake Tahoe, Bill’s Lake Tahoe and Showboat Atlantic City and their related operating assets were transferred to HOC from Harrah’s Entertainment. We refer to the May spin-off and transfer as the “Post-Closing CMBS Transaction.” The financial information included in this section reflects ownership of the CMBS properties pursuant to the spin-off and transfer of the Post-Closing CMBS Transaction.

In lieu of providing separate unaudited financial statements for the guarantor subsidiaries, we have included the accompanying consolidating condensed financial statements based on the Securities and Exchange Commission’s interpretation and application of ASC 470-10-S99, (Rule 3-10 of the Securities and Exchange Commission’s Regulation S-X). Management does not believe that separate financial statements of the guarantor subsidiaries are material to our investors. Therefore, separate financial statements and other disclosures concerning the guarantor subsidiaries are not presented.

HARRAH’S ENTERTAINMENT, INC.

(SUCCESSOR ENTITY)

CONDENSED CONSOLIDATING BALANCE SHEET

DECEMBER 31, 2009

(In millions)

	HET (Parent)	Subsidiary Issuer	Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Assets
Current assets
Cash and cash equivalents	$122.7	$(15.6)	$445.2	$365.8	$—	$918.1
Receivables, net of allowance for doubtful accounts	—	10.2	237.5	75.8	—	323.5
Deferred income taxes	—	60.0	68.4	19.8	—	148.2
Prepayments and other	—	12.5	79.8	64.1	—	156.4
Inventories	—	0.6	33.5	18.6	—	52.7
Intercompany receivables	0.2	478.4	261.3	232.5	(972.4)	—

Total current assets	122.9	546.1	1,125.7	776.6	(972.4)	1,598.9
Land, buildings, riverboats and equipment, net of accumulated depreciation	—	240.3	10,500.2	7,184.3	—	17,924.8
Assets held for sale	—	—	16.7	—	—	16.7
Goodwill	—	—	1,753.0	1,703.9	—	3,456.9
Intangible assets other than goodwill	—	6.3	4,230.2	714.8	—	4,951.3
Investments in and advances to nonconsolidated affiliates	1,846.1	15,056.8	70.2	627.3	(17,506.4)	94.0
Deferred charges and other	—	399.0	246.4	291.2	—	936.6
Intercompany receivables	—	1,348.7	1,687.8	706.9	(3,743.4)	—

	$1,969.0	$17,597.2	$19,630.2	$12,005.0	$(22,222.2)	$28,979.2

Liabilities and Stockholders’ (Deficit)/Equity
Current liabilities
Accounts payable	$—	$97.7	$104.6	$58.5	$—	$260.8
Interest payable	—	184.8	1.9	8.9	—	195.6
Accrued expenses	8.6	205.2	449.7	411.3	—	1,074.8
Current portion of long-term debt	—	30.0	6.3	38.0	—	74.3
Intercompany payables	1.8	34.1	412.0	524.5	(972.4)	—

Total current liabilities	10.4	551.8	974.5	1,041.2	(972.4)	1,605.5
Long-term debt	—	13,601.0	98.1	5,747.8	(578.1)	18,868.8
Deferred credits and other	—	642.9	147.8	81.8	—	872.5
Deferred income taxes	—	1,520.1	2,446.5	1,890.3	—	5,856.9
Intercompany notes	239.0	98.1	1,973.5	1,432.8	(3,743.4)	—

	249.4	16,413.9	5,640.4	10,193.9	(5,293.9)	27,203.7

Preferred stock	2,642.5	—	—	—	—	2,642.5

Harrah’s Entertainment, Inc. stockholders’ (deficit)/equity	(922.9)	1,183.3	13,989.8	1,755.2	(16,928.3)	(922.9)
Non-controlling interests	—	—	—	55.9	—	55.9

Total Stockholders’ (deficit)/equity	(922.9)	1,183.3	13,989.8	1,811.1	(16,928.3)	(867.0)

	$1,969.0	$17,597.2	$19,630.2	$12,005.0	$(22,222.2)	$28,979.2

HARRAH’S ENTERTAINMENT, INC.

(SUCCESSOR ENTITY)

CONDENSED CONSOLIDATING BALANCE SHEET

DECEMBER 31, 2008

(In millions)

	HET (Parent)	Subsidiary Issuer	Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Assets
Current assets
Cash and cash equivalents	$0.1	$7.1	$318.3	$325.0	$—	$650.5
Receivables, net of allowance for doubtful accounts	0.1	8.1	271.5	114.3	—	394.0
Deferred income taxes	—	56.5	79.4	21.7	—	157.6
Prepayments and other	—	12.9	101.6	84.9	—	199.4
Inventories	—	1.2	42.0	19.5	—	62.7
Intercompany receivables	0.2	261.6	161.5	168.0	(591.3)	—

Total current assets	0.4	347.4	974.3	733.4	(591.3)	1,464.2
Land, buildings, riverboats and equipment, net of accumulated depreciation	—	252.0	10,992.0	6,996.4	26.7	18,267.1
Assets held for sale	—	35.0	14.3	—	—	49.3
Goodwill	—	—	2,737.2	2,165.0	—	4,902.2
Intangible assets other than goodwill	—	7.0	4,506.2	794.7	—	5,307.9
Investments in and advances to nonconsolidated affiliates	728.2	15,879.1	4.1	26.3	(16,607.3)	30.4
Deferred charges and other	—	524.1	249.4	254.0	—	1,027.5
Intercompany receivables	160.6	1,256.9	1,687.7	1,202.4	(4,307.6)	—

	$889.2	$18,301.5	$21,165.2	$12,172.2	$(21,479.5)	$31,048.6

Liabilities and Stockholders’ (Deficit)/Equity
Current liabilities
Accounts payable	$0.5	$156.8	$153.6	$71.4	$—	$382.3
Interest payable	—	400.0	1.9	15.8	—	417.7
Accrued expenses	7.7	224.4	508.7	374.2	—	1,115.0
Current portion of long-term debt	—	72.5	6.3	6.8	—	85.6
Intercompany payables	—	18.9	298.2	274.2	(591.3)	—

Total current liabilities	8.2	872.6	968.7	742.4	(591.3)	2,000.6
Long-term debt	—	16,503.2	102.6	6,517.5	—	23,123.3
Deferred credits and other	—	480.6	131.5	57.0	—	669.1
Deferred income taxes	—	358.5	2,551.8	1,416.7	—	4,327.0
Intercompany notes	2.0	258.7	1,973.4	2,073.5	(4,307.6)	—

	10.2	18,473.6	5,728.0	10,807.1	(4,898.9)	30,120.0

Preferred stock	2,289.4	—	—	—	—	2,289.4

Harrah’s Entertainment, Inc. Stockholders’ (deficit)/equity	(1,410.4)	(172.1)	15,437.2	1,315.5	(16,580.6)	(1,410.4)
Non-controlling interests	—	—	—	49.6	—	49.6

Total Stockholders’ (deficit)/equity	(1,410.4)	(172.1)	15,437.2	1,365.1	(16,580.6)	(1,360.8)

	$889.2	$18,301.5	$21,165.2	$12,172.2	$(21,479.5)	$31,048.6

HARRAH’S ENTERTAINMENT, INC.

(SUCCESSOR ENTITY)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2009

(In millions)

	HET (Parent)	Subsidiary Issuer	Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Revenues
Casino	$—	$76.1	$4,724.9	$2,323.3	$—	$7,124.3
Food and beverage	—	17.3	842.3	619.7	—	1,479.3
Rooms	—	17.2	601.5	450.2	—	1,068.9
Management fees	—	8.5	60.2	1.2	(13.3)	56.6
Other	—	42.6	373.2	317.8	(141.2)	592.4
Less: casino promotional allowances	—	(22.6)	(891.6)	(499.9)	—	(1,414.1)

Net revenues	—	139.1	5,710.5	3,212.3	(154.5)	8,907.4

Operating expenses
Direct
Casino	—	45.9	2,575.6	1,304.0	—	3,925.5
Food and beverage	—	9.5	314.8	271.7	—	596.0
Rooms	—	1.8	111.6	100.1	—	213.5
Property general, administrative and other	—	40.3	1,326.8	770.0	(118.3)	2,018.8
Depreciation and amortization	—	8.3	449.5	226.1	—	683.9
Project opening costs	—	—	2.4	1.2	—	3.6
Write-downs, reserves and recoveries	—	(18.8)	96.7	30.0	—	107.9
Impairment of intangible assets	—	—	1,147.9	490.1	—	1,638.0
(Income)/losses on interests in non-consolidated affiliates	(854.4)	598.1	(49.0)	3.9	303.6	2.2
Corporate expense	40.1	91.5	19.1	36.2	(36.2)	150.7
Acquisition and integration costs	—	0.3	—	—	—	0.3
Amortization of intangible assets	—	0.7	112.4	61.7	—	174.8

Total operating expenses	(814.3)	777.6	6,107.8	3,295.0	149.1	9,515.2

Income/(loss) from operations	814.3	(638.5)	(397.3)	(82.7)	(303.6)	(607.8)
Interest expense, net of interest capitalized	(1.8)	(1,660.4)	(152.3)	(363.2)	285.2	(1,892.5)
Gain on early extinguishment of debt	—	3,929.6	—	1,035.9	—	4,965.5
Other income, including interest income	0.5	96.5	109.8	111.4	(285.2)	33.0

Income/(loss) from continuing operations before income taxes	813.0	1,727.2	(439.8)	701.4	(303.6)	2,498.2
Benefit/(provision) for income taxes	14.6	(1,052.5)	(203.7)	(410.2)	—	(1,651.8)

Net income/(loss)	827.6	674.7	(643.5)	291.2	(303.6)	846.4
Less: net income attributable to non-controlling interest	—	—	—	(18.8)	—	(18.8)

Net income/(loss) attributable to Harrah’s Entertainment, Inc.	$827.6	$674.7	$(643.5)	$272.4	$(303.6)	$827.6

HARRAH’S ENTERTAINMENT, INC.

(SUCCESSOR ENTITY)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE PERIOD

JANUARY 28, 2008 THROUGH DECEMBER 31, 2008

(In millions)

	HET (Parent)	Subsidiary Issuer	Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Revenues
Casino	$—	$87.7	$4,963.3	$2,425.9	$—	$7,476.9
Food and beverage	—	20.2	868.8	641.2	—	1,530.2
Rooms	—	18.4	648.6	507.5	—	1,174.5
Management fees	—	8.0	62.1	(0.1)	(10.9)	59.1
Other	—	41.1	415.7	288.5	(120.5)	624.8
Less: casino promotional allowances	—	(24.9)	(973.6)	(500.1)	—	(1,498.6)

Net revenues	—	150.5	5,984.9	3,362.9	(131.4)	9,366.9

Operating expenses
Direct
Casino	—	54.1	2,696.7	1,352.0	—	4,102.8
Food and beverage	—	10.7	334.4	294.4	—	639.5
Rooms	—	1.9	122.3	112.5	—	236.7
Property general, administrative and other	—	57.0	1,410.3	775.1	(99.4)	2,143.0
Depreciation and amortization	—	7.2	432.4	187.3	—	626.9
Project opening costs	—	—	22.5	6.4	—	28.9
Write-downs, reserves and recoveries	9.0	42.4	3,399.0	2,055.3	0.1	5,505.8
Losses/(income) on interests in non-consolidated affiliates	5,072.1	3,006.3	(107.5)	1.2	(7,970.0)	2.1
Corporate expense	31.0	80.6	23.1	29.2	(32.1)	131.8
Acquisition and integration costs	—	24.0	—	—	—	24.0
Amortization of intangible assets	—	0.6	105.2	57.1	—	162.9

Total operating expenses	5,112.1	3,284.8	8,438.4	4,870.5	(8,101.4)	13,604.4

(Loss)/income from operations	(5,112.1)	(3,134.3)	(2,453.5)	(1,507.6)	7,970.0	(4,237.5)
Interest expense, net of interest capitalized	—	(1,673.7)	(187.5)	(520.7)	307.0	(2,074.9)
Gain on early extinguishment of debt	—	742.1	—	—	—	742.1
Other income, including interest income	4.9	117.5	119.0	100.8	(307.0)	35.2

(Loss)/income from continuing operations before income taxes	(5,107.2)	(3,948.4)	(2,522.0)	(1,927.5)	7,970.0	(5,535.1)
Benefit/(provision) for income taxes	10.9	315.0	40.1	(5.6)	—	360.4

(Loss)/income from continuing operations, net of tax	(5,096.3)	(3,633.4)	(2,481.9)	(1,933.1)	7,970.0	(5,174.7)

Discontinued operations
Income from discontinued operations	—	—	141.5	—	—	141.5
Provision for income taxes	—	—	(51.1)	—	—	(51.1)

Income from discontinued operations, net	—	—	90.4	—	—	90.4

Net (loss)/income	(5,096.3)	(3,633.4)	(2,391.5)	(1,933.1)	7,970.0	(5,084.3)
Less: net income attributable to non-controlling interest	—	—	—	(12.0)	—	(12.0)

Net (loss)/income attributable to Harrah’s Entertainment, Inc.	$(5,096.3)	$(3,633.4)	$(2,391.5)	$(1,945.1)	$7,970.0	$(5,096.3)

HARRAH’S ENTERTAINMENT, INC.

(PREDECESSOR ENTITY)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE PERIOD

JANUARY 1, 2008 THROUGH JANUARY 27, 2008

(In millions)

	HET (Parent)	Subsidiary Issuer	Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Revenues
Casino	$—	$5.7	$400.5	$208.4	$—	$614.6
Food and beverage	—	1.5	65.7	51.2	—	118.4
Rooms	—	1.3	52.7	42.4	—	96.4
Management fees	—	0.7	6.0	0.1	(1.8)	5.0
Other	—	0.7	26.3	22.0	(6.3)	42.7
Less: casino promotional allowances	—	(1.5)	(76.9)	(38.6)	—	(117.0)

Net revenues	—	8.4	474.3	285.5	(8.1)	760.1

Operating expenses
Direct
Casino	—	4.1	217.8	118.7	—	340.6
Food and beverage	—	1.0	26.0	23.5	—	50.5
Rooms	—	0.2	10.0	9.4	—	19.6
Property general, administrative and other	—	5.6	112.7	68.0	(8.1)	178.2
Depreciation and amortization	—	1.1	41.9	20.5	—	63.5
Project opening costs	—	—	(0.2)	0.9	—	0.7
Write-downs, reserves and recoveries	—	0.6	(0.4)	4.5	—	4.7
Losses/(income) on interests in non-consolidated affiliates	102.3	(1.3)	1.6	(0.2)	(102.9)	(0.5)
Corporate expense	—	7.9	0.6	—	—	8.5
Acquisition and integration costs	—	125.6	—	—	—	125.6
Amortization of intangible assets	—	—	5.2	0.3	—	5.5

Total operating expenses	102.3	144.8	415.2	245.6	(111.0)	796.9

(Loss)/income from operations	(102.3)	(136.4)	59.1	39.9	102.9	(36.8)
Interest expense, net of interest capitalized	—	(89.3)	(7.1)	(27.3)	34.0	(89.7)
Other income, including interest income	—	12.6	9.8	12.7	(34.0)	1.1

(Loss)/income from continuing operations before income taxes	(102.3)	(213.1)	61.8	25.3	102.9	(125.4)
Benefit/(provision) for income taxes	1.4	56.3	(18.9)	(12.8)	—	26.0

(Loss)/income from continuing operations, net of tax	(100.9)	(156.8)	42.9	12.5	102.9	(99.4)

Discontinued operations
Income from discontinued operations	—	—	0.1	—	—	0.1
Provision for income taxes	—	—	—	—	—	—

Income from discontinued operations, net	—	—	0.1	—	—	0.1

Net (loss)/income	(100.9)	(156.8)	43.0	12.5	102.9	(99.3)
Less: net income attributable to non-controlling interests	—	—	—	(1.6)	—	(1.6)

Net (loss)/income attributable to Harrah’s Entertainment, Inc.	$(100.9)	$(156.8)	$43.0	$10.9	$102.9	$(100.9)

HARRAH’S ENTERTAINMENT, INC.

(PREDECESSOR ENTITY)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2007

(In millions)

	HET (Parent)	Subsidiary Issuer	Other Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Revenues
Casino	$—	$109.1	$5,953.1	$2,768.8	$—	$8,831.0
Food and beverage	—	24.0	963.0	711.8	—	1,698.8
Rooms	—	22.2	752.2	579.2	—	1,353.6
Management fees	—	8.1	87.2	—	(13.8)	81.5
Other	—	5.1	398.1	364.1	(71.4)	695.9
Less: casino promotional allowances	—	(26.8)	(1,217.0)	(591.8)	—	(1,835.6)

Net revenues	—	141.7	6,936.6	3,832.1	(85.2)	10,825.2

Operating expenses
Direct
Casino	—	59.2	3,015.5	1,520.5	—	4,595.2
Food and beverage	—	12.8	374.1	329.6	—	716.5
Rooms	—	3.3	138.1	124.9	—	266.3
Property general, administrative and other	—	104.8	1,569.6	832.3	(85.0)	2,421.7
Depreciation and amortization	—	14.3	545.0	258.1	(0.2)	817.2
Project opening costs	—	—	3.1	22.4	—	25.5
Write-downs, reserves and recoveries	—	25.5	16.1	68.1	—	109.7
Income on interests in non-consolidated affiliates	(621.1)	(1,306.9)	40.9	(113.1)	1,996.3	(3.9)
Corporate expense	0.2	122.0	15.8	0.1	—	138.1
Acquisition and integration costs	—	13.4	—	—	—	13.4
Amortization of intangible assets	—	—	69.8	3.7	—	73.5

Total operating expenses	(620.9)	(951.6)	5,788.0	3,046.6	1,911.1	9,173.2

Income from operations	620.9	1,093.3	1,148.6	785.5	(1,996.3)	1,652.0
Interest expense, net of interest capitalized	—	(818.3)	(245.1)	(328.3)	590.9	(800.8)
Losses on early extinguishments of debt	—	—	—	(2.0)	—	(2.0)
Other income, including interest income	(0.1)	136.0	284.2	214.1	(590.9)	43.3

Income from continuing operations before income taxes	620.8	411.0	1,187.7	669.3	(1,996.3)	892.5
(Provision)/benefit for income taxes	(1.4)	308.3	(471.0)	(186.0)	—	(350.1)

Income from continuing operations, net of tax	619.4	719.3	716.7	483.3	(1,996.3)	542.4

Discontinued operations
Income from discontinued operations	—	—	145.4	—	—	145.4
Provision for income taxes	—	—	(53.2)	—	—	(53.2)

Income/(loss) from discontinued operations, net	—	—	92.2	—	—	92.2

Net income	619.4	719.3	808.9	483.3	(1,996.3)	634.6
Less: net income attributable to non-controlling interests	—	—	—	(15.2)	—	(15.2)

Net income attributable to Harrah’s Entertainment, Inc.	$619.4	$719.3	$808.9	$468.1	$(1,996.3)	$619.4

HARRAH’S ENTERTAINMENT, INC.

(SUCCESSOR ENTITY)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2009

(In millions)

	HET (Parent)	Subsidiary Issuer	Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Cash flows provided by/(used in) operating activities	$(36.8)	$(1,015.0)	$303.5	$465.4	$503.1	$220.2

Cash flows provided by/(used in) investing activities
Land, buildings, riverboats and equipment additions, net of change in construction payables	—	8.6	(431.0)	(42.1)	—	(464.5)
Investments in and advances to non-consolidated affiliates	—	(66.9)	—	(213.7)	213.7	(66.9)
Proceeds from other asset sales	—	20.0	—	—	—	20.0
Other	—	—	—	(11.9)	—	(11.9)

Cash flows used in investing activities	—	(38.3)	(431.0)	(267.7)	213.7	(523.3)

Cash flows provided by/(used in) financing activities
Proceeds from issuance of long-term debt	—	2,043.5	—	216.1	—	2,259.6
Debt issuance costs	—	(70.5)	—	(5.9)	—	(76.4)
Borrowings under lending agreements	—	3,076.6	—	—	—	3,076.6
Repayments under lending agreements	—	(3,535.1)	—	—	—	(3,535.1)
Cash paid in connection with early extinguishments of debt	—	(544.9)	—	(244.9)	(213.7)	(1,003.5)
Scheduled debt retirement	—	(39.0)	—	(6.5)	—	(45.5)
Purchase of additional interest in subsidiary	—	—	(83.7)	—	—	(83.7)
Non-controlling interests’ distributions, net of contributions	—	—	—	(17.2)	—	(17.2)
Repurchase of treasury shares	(3.0)	—	—	—	—	(3.0)
Other	—	—	(1.1)	—	—	(1.1)
Transfers from/(to) affiliates	162.4	100.0	339.2	(98.5)	(503.1)	—

Cash flows provided by/(used in) financing activities	159.4	1,030.6	254.4	(156.9)	(716.8)	570.7

Net (decrease)/increase in cash and cash equivalents	122.6	(22.7)	126.9	40.8	—	267.6
Cash and cash equivalents, beginning of period	0.1	7.1	318.3	325.0	—	650.5

Cash and cash equivalents, end of period	$122.7	$(15.6)	$445.2	$365.8	$—	$918.1

HARRAH’S ENTERTAINMENT, INC.

(SUCCESSOR ENTITY)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE PERIOD

JANUARY 28, 2008 THROUGH DECEMBER 31, 2008

(In millions)

	HET (Parent)	Subsidiary Issuer	Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Cash flows provided by/(used in) operating activities	$106.6	$(911.5)	$1,757.7	$(430.7)	$—	$522.1

Cash flows provided by/(used in) investing activities
Land, buildings, riverboats and equipment additions, net of change in construction payables	—	(27.8)	(945.5)	(208.1)	—	(1,181.4)
Insurance proceeds for hurricane losses from asset recovery	—	—	181.4	—	—	181.4
Payment for Acquisition	(17,490.2)	—	—	—	—	(17,490.2)
Investments in and advances to non-consolidated affiliates	—	—	—	(5.9)	—	(5.9)
Proceeds from other asset sales	—	0.1	4.7	0.3	—	5.1
Other	—	—	(17.4)	(5.8)	—	(23.2)

Cash flows used in investing activities	(17,490.2)	(27.7)	(776.8)	(219.5)	—	(18,514.2)

Cash flows provided by/(used in) financing activities
Proceeds from issuance of long-term debt	—	15,024.9	—	6,500.0	—	21,524.9
Debt issuance costs	—	(474.4)	—	(170.1)	—	(644.5)
Borrowings under lending agreements	—	433.0	—	—	—	433.0
Repayments under lending agreements	—	(6,750.2)	—	(10.3)	—	(6,760.5)
Cash paid in connection with early extinguishments of debt	—	(2,167.4)	—	—	—	(2,167.4)
Scheduled debt retirement	—	—	—	(6.5)	—	(6.5)
Equity contribution from buyout	6,007.0	—	—	—	—	6,007.0
Payment to bondholders for debt exchange	—	(289.0)	—	—	—	(289.0)
Non-controlling interests’ distributions, net of contributions	—	—	—	(14.6)	—	(14.6)
Excess tax provision from stock equity plans	(50.5)	—	—	—	—	(50.5)
Repurchase of treasury shares	(3.6)	—	—	—	—	(3.6)
Other	3.6	(3.4)	(1.3)	(0.2)	—	(1.3)
Transfers from/(to) affiliates	11,424.9	(4,837.7)	(929.0)	(5,658.2)	—	—

Cash flows provided by/(used in) financing activities	17,381.4	935.8	(930.3)	640.1	—	18,027.0

Cash flows provided by discontinued operations
Cash flows provided by operating activities	—	—	4.7	—	—	4.7

Cash flows provided by discontinued operations	—	—	4.7	—	—	4.7

Net (decrease)/increase in cash and cash equivalents	(2.2)	(3.4)	55.3	(10.1)	—	39.6
Cash and cash equivalents, beginning of period	2.3	10.5	263.0	335.1	—	610.9

Cash and cash equivalents, end of period	$0.1	$7.1	$318.3	$325.0	$—	$650.5

HARRAH’S ENTERTAINMENT, INC.

(PREDECESSOR ENTITY)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE PERIOD

JANUARY 1, 2008 THROUGH JANUARY 27, 2008

(In millions)

	HET (Parent)	Subsidiary Issuer	Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Cash flows provided by/(used in) operating activities	$43.9	$(106.4)	$(25.3)	$95.0	$—	$7.2

Cash flows provided by/(used in) investing activities
Land, buildings, riverboats and equipment additions, net of change in construction payables	—	(1.4)	(66.3)	(57.9)	—	(125.6)
Payments for businesses acquired, net of cash acquired	—	—	—	0.1	—	0.1
Proceeds from other asset sales	—	—	0.1	3.0	—	3.1
Other	—	—	(1.2)	(0.5)	—	(1.7)

Cash flows used in investing activities	—	(1.4)	(67.4)	(55.3)	—	(124.1)

Cash flows provided by/(used in) financing activities
Proceeds from issuance of long-term debt	—	—	—	—	—	—
Debt issuance costs	—	—	—	—	—	—
Borrowings under lender agreements	—	11,316.3	—	—	—	11,316.3
Repayments under lending agreements	—	(11,288.6)	—	(0.2)	—	(11,288.8)
Cash paid in connection with early extinguishments of debt	—	—	(87.7)	—	—	(87.7)
Non-controlling interests’ distributions, net of contributions	—	—	—	(1.6)	—	(1.6)
Proceeds from exercises of stock options	2.4	—	—	—	—	2.4
Excess tax benefit from stock equity plans	77.5	—	—	—	—	77.5
Other	—	—	(0.7)	(0.1)	—	(0.8)
Transfers (to)/from affiliates	(121.5)	75.4	90.5	(44.4)	—	—

Cash flows (used in)/provided by financing activities	(41.6)	103.1	2.1	(46.3)	—	17.3

Cash flows provided by discontinued operations
Cash flows provided by operating activities	—	—	0.5	—	—	0.5

Cash flows provided by discontinued operations	—	—	0.5	—	—	0.5

Net increase/(decrease) in cash and cash equivalents	2.3	(4.7)	(90.1)	(6.6)	—	(99.1)
Cash and cash equivalents, beginning of period	—	15.2	353.1	341.7	—	710.0

Cash and cash equivalents, end of period	$2.3	$10.5	$263.0	$335.1	$—	$610.9

HARRAH’S ENTERTAINMENT, INC.

(PREDECESSOR ENTITY)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2007

(In millions)

	HET (Parent)	Subsidiary Issuer	Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Cash flows provided by/(used in) operating activities	$65.4	$(450.9)	$639.4	$1,254.9	$—	$1,508.8

Cash flows provided by/(used in) investing activities
Land, buildings, riverboats and equipment additions, net of change in construction payables	—	(61.5)	(777.3)	(537.9)	—	(1,376.7)
Insurance proceeds for hurricane losses from asset recovery	—	—	29.1	—	—	29.1
Payments for businesses acquired, net of cash acquired	—	—	—	(584.3)	—	(584.3)
Purchase of non-controlling interest in subsidiary		—	—	(8.5)	—	(8.5)
Investments in and advances to non-consolidated affiliates	—	—	(1.8)	—	—	(1.8)
Proceeds from other asset sales	—	88.2	7.7	3.7	—	99.6
Other	—	—	(21.3)	(59.7)	—	(81.0)

Cash flows provided by/(used in) investing activities	—	26.7	(763.6)	(1,186.7)	—	(1,923.6)

Cash flows provided by/(used in) financing activities
Proceeds from issuance of long-term debt	—	—	—	—	—	—
Debt issuance costs	—	(6.4)	—	—	—	(6.4)
Borrowings under lending agreements	—	39,078.7	—	52.1	—	39,130.8
Repayments under lending agreements	—	(37,617.6)	—	(1.9)	—	(37,619.5)
Cash paid on early extinguishments of debt	—	—	—	(120.1)	—	(120.1)
Scheduled debt retirements	—	(996.7)	—	(5.0)	—	(1,001.7)
Dividends paid	(299.2)	—	—	—	—	(299.2)
Non-controlling interests’ distributions, net of contributions	—	—	—	(20.0)	—	(20.0)
Proceeds from exercises of stock options	126.2	—	—	—	—	126.2
Excess tax benefit from stock equity plans	51.7	—	—	—	—	51.7
Other	—	(2.7)	(2.4)	(0.2)	—	(5.3)
Transfers from/(to) affiliates	55.9	(28.5)	(80.4)	53.0	—	—

Cash flows (used in)/provided by financing activities	(65.4)	426.8	(82.8)	(42.1)	—	236.5

Cash flows provided by/(used in) discontinued operations
Cash flows provided by operating activities	—	—	88.9	—	—	88.9
Cash flows used in investing activities	—	—	(0.2)	—	—	(0.2)

Cash flows provided by discontinued operations	—	—	88.7	—	—	88.7

Net increase/(decrease) in cash and cash equivalents	—	2.6	(118.3)	26.1	—	(89.6)
Cash and cash equivalents, beginning of period	—	12.6	471.4	315.6	—	799.6

Cash and cash equivalents, end of period	$—	$15.2	$353.1	$341.7	$—	$710.0

Note 23—Quarterly Results of Operations (Unaudited)

(In millions)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
2009
Revenues	$2,254.7	$2,271.4	$2,282.2	$2,099.1	$8,907.4
Income/(loss) from operations(a)	285.4	6.3	(1,050.2)	150.7	(607.8)
(Loss)/income from continuing operations, net of taxes(c)	(127.4)	2,296.8	(1,621.0)	298.3	846.4
Net (loss)/income attributable to Harrah’s Entertainment, Inc.	(132.7)	2,289.0	(1,624.3)	295.6	827.6

	Predecessor	Successor
(In millions)	January 1 through January 27	January 28 through March 31	Second Quarter	Third Quarter	Fourth Quarter	January 28 through December 31(c)
2008
Revenues	$760.1	$1,840.5	$2,602.1	$2,645.9	$2,278.4	$9,366.9
(Loss)/income from operations(b)	(36.8)	437.8	323.1	349.6	(5,348.0)	(4,237.5)
Loss from continuing operations, net of taxes(c)	(99.4)	(175.6)	(97.6)	(123.2)	(4,778.2)	(5,174.7)
Net loss attributable to Harrah’s Entertainment, Inc.	(100.9)	(86.9)	(97.6)	(129.7)	(4,782.1)	(5,096.3)

(a)	2009 includes the following:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
Expense
Pretax charges for
Project opening costs	$2.0	$0.6	$0.3	$0.7	$3.6
Impairment of intangible assets	—	297.1	1,328.6	12.3	1,638.0
Write-downs, reserves and recoveries	27.4	26.9	24.3	29.3	107.9
Acquisition and integration costs	0.2	0.1	—	—	0.3

(b) 2008 includes the following:	Predecessor	Successor
	January 1 through January 27	January 28 through March 31	Second Quarter	Third Quarter	Fourth Quarter	January 28 through December 31
Expense/(income)
Pretax charges for
Project opening costs	$0.7	$2.8	$7.2	$16.3	$2.6	$28.9
Impairment of goodwill and other intangible assets	—	—	—	—	5,489.6	5,489.6
Write-downs, reserves and recoveries	4.7	(158.8)	50.1	46.8	78.0	16.2
Acquisition and integration costs	125.6	17.0	5.1	1.0	1.0	24.0

(c)	The sum of the quarterly amounts may not equal the annual amount reported, as quarterly amounts are computed independently for each quarter and for the full year.

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HARRAH’S ENTERTAINMENT, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(UNAUDITED)

(in millions, except share amounts)	March 31, 2010	December 31, 2009
Assets
Current assets
Cash and cash equivalents	$946.7	$918.1
Receivables, less allowance for doubtful accounts of $200.3 and $207.1	327.1	323.5
Deferred income taxes	147.3	148.2
Prepayments and other	202.2	156.4
Inventories	50.1	52.7

Total current assets	1,673.4	1,598.9

Land, buildings, riverboats and equipment	19,676.2	19,206.0
Less: accumulated depreciation	(1,445.4)	(1,281.2)

	18,230.8	17,924.8
Assets held for sale	4.7	16.7
Goodwill	3,477.7	3,456.9
Intangible assets other than goodwill	4,912.2	4,951.3
Investments in and advances to non-consolidated affiliates	35.9	94.0
Deferred charges and other	929.2	936.6

	$29,263.9	$28,979.2

Liabilities and Stockholders’ Equity/(Deficit)
Current liabilities
Accounts payable	$247.2	$260.8
Interest payable	385.3	195.6
Accrued expenses	1,107.8	1,074.8
Current portion of long-term debt	76.9	74.3

Total current liabilities	1,817.2	1,605.5
Long-term debt	19,252.7	18,868.8
Deferred credits and other	943.0	872.5
Deferred income taxes	5,717.7	5,856.9

	27,730.6	27,203.7

Commitments and contingencies

Preferred stock; $0.01 par value; 40,000,000 shares authorized, zero and 19,893,515 shares issued and outstanding (net of zero and 42,020 shares held in treasury) as of March 31, 2010 and December 31, 2009, respectively	—	2,642.5

Stockholders’ equity/(deficit)
Common stock, non-voting and voting; $0.01 par value; 80,000,020 shares authorized; 60,560,817 and 40,672,302 shares issued and outstanding (net of 132,927 and 85,907 shares held in treasury) as of March 31, 2010 and December 31, 2009, respectively	0.6	0.4
Additional paid-in capital	6,128.7	3,480.0
Accumulated deficit	(4,464.9)	(4,269.3)
Accumulated other comprehensive loss	(176.4)	(134.0)

Total Harrah’s Entertainment, Inc. Stockholders’ equity/(deficit)	1,488.0	(922.9)
Non-controlling interests	45.3	55.9

Total stockholders’ equity/(deficit)	1,533.3	(867.0)

	$29,263.9	$28,979.2

See accompanying Notes to Consolidated Condensed Financial Statements.

HARRAH’S ENTERTAINMENT, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Quarter Ended March 31,
(in millions)	2010	2009
Revenues
Casino	$1,750.0	$1,812.2
Food and beverage	374.0	370.9
Rooms	268.4	274.7
Management fees	13.1	13.4
Other	131.0	139.5
Less: casino promotional allowances	(348.1)	(356.0)

Net revenues	2,188.4	2,254.7

Operating expenses
Direct
Casino	987.6	993.3
Food and beverage	144.6	143.8
Rooms	59.2	52.0
Property, general, administrative and other	503.3	504.3
Depreciation and amortization	169.7	172.4
Project opening costs	0.7	2.0
Write-downs, reserves and recoveries	12.5	27.4
Loss/(income) on interests in non-consolidated affiliates	0.6	(0.2)
Corporate expense	34.5	30.3
Acquisition and integration costs	7.2	0.2
Amortization of intangible assets	42.7	43.8

Total operating expenses	1,962.6	1,969.3

Income from operations	225.8	285.4
Interest expense, net of capitalized interest	(491.5)	(496.8)
(Losses)/gains on early extinguishments of debt	(47.4)	1.2
Other income, including interest income	14.6	8.5

Loss from continuing operations before income taxes	(298.5)	(201.7)
Income tax benefit	104.9	74.3

Loss from continuing operations, net of tax	(193.6)	(127.4)

Discontinued operations
Loss from discontinued operations	—	(0.1)
Provision for income taxes	—	—

Loss from discontinued operations, net of tax	—	(0.1)

Net loss	(193.6)	(127.5)
Less: net income attributable to non-controlling interests	(2.0)	(5.2)

Net loss attributable to Harrah’s Entertainment, Inc	$(195.6)	$(132.7)

See accompanying Notes to Consolidated Condensed Financial Statements.

HARRAH’S ENTERTAINMENT, INC.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Quarter Ended March 31,
(in millions)	2010	2009
Cash flows provided by/(used in) operating activities
Net loss	$(193.6)	$(127.5)
Adjustments to reconcile net income/(loss) to cash flows provided by operating activities:
Loss from discontinued operations, before income taxes	—	0.1
Losses/(gains) on early extinguishments of debt	47.4	(1.2)
Depreciation and amortization	275.4	276.8
Non-cash write-downs, reserves and recoveries, net	(3.9)	7.8
Share-based compensation expense	6.7	4.1
Deferred income taxes	(127.9)	(28.2)
Gain on adjustment of investment	(7.1)	—
Net change in long-term accounts	86.3	11.2
Net change in working capital accounts	113.3	(180.9)
Other	(34.3)	15.8

Cash flows provided by/(used in) operating activities	162.3	(22.0)

Cash flows provided by/(used in) investing activities
Land, buildings, riverboats and equipment additions, net of change in construction payables	(35.7)	(144.0)
Additional investment in subsidiaries	(18.8)	—
Payment made for partnership interest	(19.5)	—
Cash acquired in business acquisition	31.8	—
Proceeds from asset sales	12.5	34.2
Other	(3.9)	(3.9)

Cash flows used in investing activities	(33.6)	(113.7)

Cash flows provided by/(used in) financing activities
Borrowings under lending agreements	545.0	1,355.1
Debt issuance costs	(2.3)	(0.8)
Repayments under lending agreements	(472.0)	(85.0)
Cash paid in connection with early extinguishments of debt	—	(1.5)
Scheduled debt retirements	(159.5)	(23.2)
Non-controlling interests’ distributions, net of contributions	(1.4)	(2.0)
Other	(2.0)	2.1

Cash flows (used in)/provided by financing activities	(92.2)	1,244.7

Cash flows from discontinued operations
Cash flows from operating activities	—	(0.1)
Effect of deconsolidation of variable interest entities	(7.9)	—

Net increase in cash and cash equivalents	28.6	1,108.9
Cash and cash equivalents, beginning of period	918.1	650.5

Cash and cash equivalents, end of period	$946.7	$1,759.4

See accompanying Notes to Consolidated Condensed Financial Statements.

HARRAH’S ENTERTAINMENT, INC.

CONSOLIDATED CONDENSED STATEMENT OF STOCKHOLDERS’ EQUITY/(DEFICIT) AND COMPREHENSIVE INCOME

UNAUDITED

	Common Stock		Additional Paid-in- Capital	Retained Earnings/ (Accumulated Deficit)	Accumulated Other Comprehensive Income/(Loss)	Non-controlling Interests	Total	Comprehensive Income/(Loss)
(in millions)	Shares Outstanding	Amount
Balance at December 31, 2009	40.7	$0.4	$3,480.0	$(4,269.3)	$(134.0)	$55.9	$(867.0)
Net (loss)/income				(195.6)		2.0	(193.6)	(193.6)
Share-based compensation			6.7				6.7
Repurchase of treasury shares	*	*	(0.2)				(0.2)
Conversion of non-voting perpetual preferred stock to non-voting common stock	19.9	0.2	1,989.6				1,989.8
Cumulative preferred stock dividends			(64.6)				(64.6)
Cancellation of cumulative preferred stock dividends in connection with conversion of preferred stock to common stock			717.2				717.2
Pension adjustment, net of tax benefit of $0.0					0.2		0.2	0.2
Foreign currency translation adjustments, net of tax benefit of $0.3					(8.7)	(1.4)	(10.1)	(10.1)
Fair market value of swap agreements, net of tax benefit of $0.6					(18.6)		(18.6)	(18.6)
Fair market value of interest rate cap agreements on commercial mortgage backed securities, net of tax benefit of $9.9					(15.5)		(15.5)	(15.5)
Reclassification of loss on interest rate locks from other comprehensive loss to interest expense, net of tax provision of $0.1					0.2		0.2	0.2
Non-controlling distributions, net of contributions						(1.4)	(1.4)
Effect of deconsolidation of variable interest entities						(9.8)	(9.8)

March 31, 2010 Comprehensive Loss								$(237.4)

Balance at March 31, 2010	60.6	$0.6	$6,128.7	$(4,464.9)	$(176.4)	$45.3	$1,533.3

*	Amounts round to zero and do not change rounded totals.

See accompanying Notes to Consolidated Condensed Financial Statements.

HARRAH’S ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS—

MARCH 31, 2010

(UNAUDITED)

Note 1—Basis of Presentation and Organization

Harrah’s Entertainment, Inc. (“Harrah’s Entertainment,” the “Company,” “we,” “our” or “us,” and including our subsidiaries where the context requires) is a Delaware corporation. As of March 31, 2010, we owned, operated or managed 52 casinos, in seven countries, but primarily in the United States and England. Our casino entertainment facilities operate primarily under the Harrah’s, Caesars and Horseshoe brand names in the United States. Our casino entertainment facilities include 33 land-based casinos, 12 riverboat or dockside casinos, three managed casinos on Indian lands in the United States, one managed casino in Canada, one combination thoroughbred racetrack and casino, one combination greyhound racetrack and casino, and one combination harness racetrack and casino. Our 33 land-based casinos include one in Uruguay, nine in England, one in Scotland, two in Egypt and one in South Africa. We view each property as an operating segment and aggregate all operating segments into one reporting segment.

On January 28, 2008, Harrah’s Entertainment was acquired by affiliates of Apollo Global Management, LLC (“Apollo”) and TPG Capital, LP (“TPG”) in an all cash transaction, hereinafter referred to as the “Acquisition.” Harrah’s Entertainment continued as the same legal entity after the Acquisition. As a result of the Acquisition, the issued and outstanding shares of non-voting common stock and non-voting preferred stock of Harrah’s Entertainment are owned by entities affiliated with Apollo, TPG, certain co-investors and members of management, and the issued and outstanding shares of voting common stock of Harrah’s Entertainment are owned by Hamlet Holdings LLC, which is owned by certain individuals affiliated with Apollo and TPG. As a result of the Acquisition, our stock is no longer publicly traded.

We have recast certain amounts for prior periods to conform to our 2010 presentation.

Note 2—Acquisition of Planet Hollywood

On February 19, 2010, Harrah’s Operating Company, Inc. (“HOC”), a wholly-owned subsidiary of Harrah’s Entertainment, Inc., acquired 100% of the equity interests of PHW Las Vegas, LLC (“PHW Las Vegas”), which owns and operates the Planet Hollywood Resort and Casino (“Planet Hollywood”) located in Las Vegas, Nevada. PHW Las Vegas is an unrestricted subsidiary of HOC and therefore not a borrower under HOC’s credit facilities.

In connection with this transaction, PHW Las Vegas assumed a $554.3 million, face value, senior secured loan, and a subsidiary of Harrah’s Operating cancelled certain debt issued by PHW Las Vegas’ predecessor entities. In connection with the transaction and the assumption of debt, PHW Las Vegas entered into an amended and restated loan agreement (the “Amended and Restated Loan Agreement”) as discussed in Note 5, Debt, below.

The Company purchased and paid approximately $67 million for its initial debt investment in certain predecessor entities of PHW Las Vegas during the second half of 2009. As a result of the cancellation of our debt investment in such predecessor entities of PHW Las Vegas in exchange for the equity of PHW Las Vegas, the Company recognized a gain of $7.1 million to adjust our investment to reflect the estimated fair value of consideration paid for the acquisition. This gain is reflected in Other income, including interest income, in our Statement of Operations for the quarter ended March 31, 2010. Also, as a result of the acquisition, the Company acquired the net cash balance of PHW Las Vegas, resulting in a positive cash flow of $13.0 million during the quarter ended March 31, 2010.

Net revenues and income from continuing operations before income taxes (excluding transaction costs associated with the acquisition) of Planet Hollywood subsequent to the date of acquisition through March 31, 2010 of $26.3 million and $3.1 million, respectively, are included in consolidated results from operations for the quarter ended March 31, 2010. PHW Las Vegas does not meet the definition of “significant subsidiary” under regulations issued by the Securities and Exchange Commission and, as a result, pro forma information for periods prior to the acquisition of PHW Las Vegas is not provided.

Purchase Accounting

The Company accounted for the acquisition of PHW Las Vegas in accordance with ASC 805, “Business Combinations,” under which the purchase price of the acquisition has been allocated based upon preliminary estimated fair values of the assets acquired and liabilities assumed, with the excess of estimated fair value over net tangible and intangible assets acquired recorded as goodwill. The preliminary purchase price allocation includes assets and liabilities of PHW Las Vegas as follows:

(In millions)	February 19, 2010
Assets
Current assets
Cash and cash equivalents	$31.8
Accounts receivable	14.6
Prepayments and other	5.8
Inventories	1.9

Total current assets	54.1
Land, buildings, riverboats and equipment	485.3
Goodwill	1.3
Intangible assets other than goodwill	5.8
Deferred charges and other	13.1

559.6

Liabilities
Current liabilities
Accounts payable	(1.9)
Interest payable	(1.1)
Accrued expenses	(26.2)
Current portion of long-term debt	(6.8)

Total current liabilities	(36.0)

Long-term debt, net of discount	(433.6)

Deferred credits and other	(15.7)

Net assets acquired	$74.3

The Company has not finalized its purchase price allocation. The most significant of the items not finalized is the determination of deferred tax balances associated with differences between the estimated fair values and the tax bases of assets acquired and liabilities assumed.

Note 3—Recently Issued Accounting Pronouncements

On July 1, 2009 the Financial Accounting Standards Board (“FASB”) launched the accounting standards codification (“ASC”); a structural overhaul to U.S. GAAP that changes from a standards-based model (with thousands of individual standards) to a topical based model. For final consensuses that have been ratified by the FASB, the ASC will be updated with an Accounting Standards Update (“ASU”) reference, which is assigned a number that corresponds to the year and that individual ASU’s place within the progression (e.g., 2010—1 will be the first ASU issued in 2010). ASUs will replace accounting changes that historically were issued as Statement of Financial Accounting Standards (“SFAS”), FASB Interpretations (“FIN,”) FASB Staff Positions (“FSPs,”) or other types of FASB Standards.

The following are accounting standards adopted or issued during 2010 that could have an impact on our Company.

We adopted the provision of ASU No. 2010-09, “Subsequent Events”, on March 1, 2010. This update adds a definition of the term “SEC filer” to the ASC Master Glossary and removes the definition of “public entity” from the ASC 855 Glossary. Also, the update requires (1) SEC filers and (2) conduit debt obligors for conduit debt securities that are traded in a public market to “evaluate subsequent events through the date the financial statements are issued.” All other entities are required to “evaluate subsequent events through the date the financial statements are available to be issued.” In addition; the update exempts SEC filers from disclosing the date through which subsequent events have been evaluated. Because ASU No. 2010-09 applies only to financial statement disclosures, it did not have a material impact on our consolidated financial position, results of operations and cash flows.

We adopted the provision of ASU No. 2010-06, “Improving Disclosures About Fair Value Measurements”, on February 1, 2010. This update adds new requirements for disclosure about transfers into and out of Level 1 and 2 measurements, and separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurements. The ASU also clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value. Further, the ASU amends guidance on employers’ disclosures about postretirement benefit plan assets under ASC 715, “Compensation—Retirement Benefits,” to require that disclosures be provided by classes of assets instead of by major categories of assets. Because ASU No. 2010-06 applies only to financial statement disclosures, it did not have a material impact on our consolidated financial position, results of operations and cash flows.

In June 2009, the FASB issued ASU 2009-17 (ASC Topic 810), “Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities,” which is effective as of January 1, 2010. The new standard amends existing consolidation guidance for variable interest entities and requires a company to perform a qualitative analysis when determining whether it must consolidate a variable interest entity. This analysis identifies the primary beneficiary of a variable interest entity as the company that has both the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and either the obligation to absorb losses or the right to receive benefits from the entity that could potentially be significant to the variable interest entity. As a result of the adoption of ASU 2009-17, we have two joint ventures which were consolidated within our financial statements for all periods prior to December 31, 2009, and are no longer consolidated beginning in January 2010. The deconsolidation of these two joint ventures resulted in a reduction of our cash balances of $7.9 million, shown as an operating outflow of cash in our statement of cash flows for the quarter ended March 31, 2010. Net revenues and operating income for the quarter ended March 31, 2009 for these two joint ventures were approximately $8.8 million and $0.5 million, respectively. As a result, we believe the adoption of ASU 2009-17 was not material to our financial statements.

Note 4—Goodwill and Other Intangible Assets

We account for our goodwill and other intangible assets in accordance with ASC 350, “Intangible Assets – Goodwill and Other,” which provides guidance regarding the recognition and measurement of intangible assets, eliminates the amortization of indefinite-lived intangible assets and requires assessments for impairment of intangible assets that are not subject to amortization at least annually.

The following table sets forth changes in our goodwill and other intangible assets for the three months ended March 31, 2010:

(In millions)	Amortizing Intangible Assets	Non-Amortizing Intangible Assets
		Goodwill	Other
Balance at December 31, 2009	$1,391.0	$3,456.9	$3,560.3
Acquisition of PHW Las Vegas	5.8	1.3	—
Amortization Expense	(42.7)	—	—
Other	(1.0)	19.5	(1.2)

Balance at March 31, 2010	$1,353.1	$3,477.7	$3,559.1

During March 2010, the Company paid $19.5 million to a former owner of Chester Downs for resolution of the final contingency associated with the Company’s purchase of additional interest in this property. This payment was recorded as goodwill.

The following table provides the gross carrying value and accumulated amortization for each major class of intangible assets other than goodwill:

	March 31, 2010				December 31, 2009
(In millions)	Weighted Average Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortizing intangible assets
Customer relationships	11.7	$1,456.8	$(272.4)	$1,184.4	$1,454.5	$(240.8)	$1,213.7
Contract rights	5.5	132.6	(73.7)	58.9	130.1	(66.5)	63.6
Patented technology	8.0	93.5	(25.3)	68.2	93.5	(22.4)	71.1
Gaming rights	16.4	42.8	(5.6)	37.2	42.8	(5.0)	37.8
Trademarks	5.0	7.8	(3.4)	4.4	7.8	(3.0)	4.8

		$1,733.5	$(380.4)	1,353.1	$1,728.7	$(337.7)	1,391.0

Non-amortizing intangible assets
Trademarks				1,936.6			1,937.0
Gaming rights				1,622.5			1,623.3

				3,559.1			3,560.3

Total intangible assets other than goodwill				$4,912.2			$4,951.3

The aggregate amortization of intangible assets for the quarter ended March 31, 2010 was $42.7 million. Estimated annual amortization expense for the years ending December 31, 2010, 2011, 2012, 2013 and 2014 is, $160.3 million, $155.8 million, $154.4 million, $152.1 million and $141.9 million, respectively. These amounts do not include amortization expense on the preliminary balances of amortizable intangible assets for PHW Las Vegas, pending finalization of the purchase price allocation. Such amounts are not expected to be material.

Note 5—Debt

The following table presents our debt as of March 31, 2010 and December 31, 2009:

Detail of Debt (dollars in millions)	Maturity	Rate(s) at Mar. 31, 2010	Face Value at Mar. 31, 2010	Book Value at Mar. 31, 2010	Book Value at Dec. 31, 2009
Credit Facilities and Secured Debt
Term Loans
Term Loans B1-B3	2015	3.25%-3.29%	$5,830.1	$5,830.1	$5,835.3
Term Loans B4	2016	9.5%	997.5	973.7	975.3
Revolving Credit Facility	2014	3.23%-3.25%	500.0	500.0	427.0
Senior Secured Notes	2017	11.25%	2,095.0	2,046.2	2,045.2
CMBS financing	2013	3.23%	5,551.2	5,551.2	5,551.2
Second-Priority Senior Secured Notes	2018	10.0%	4,553.1	1,975.7	1,959.1
Second-Priority Senior Secured Notes	2015	10.0%	214.8	152.3	150.7
Secured debt	2010	6.0%	25.0	25.0	25.0
Chester Downs term loan	2016	12.375%	221.4	209.1	217.2
PHW Las Vegas senior secured loan	2011	3.09%	554.3	410.6	—
Other, various maturities	Various	4.25%-6.0%	0.4	0.4	—
Subsidiary-guaranteed debt
Senior Notes	2016	10.75%	478.6	478.6	478.6
Senior PIK Toggle Notes	2018	10.75%/11.5%	10.0	10.0	9.4
Unsecured Senior Debt
5.5%	2010	5.5%	191.6	189.0	186.9
8.0%	2011	8.0%	13.2	12.7	12.5
5.375%	2013	5.375%	125.2	97.0	95.5
7.0%	2013	7.0%	0.6	0.7	0.7
5.625%	2015	5.625%	451.8	323.8	319.5
6.5%	2016	6.5%	360.1	254.6	251.9
5.75%	2017	5.75%	237.9	152.9	151.3
Floating Rate Contingent Convertible Senior Notes	2024	0.5%	0.2	0.2	0.2
Unsecured Senior Subordinated Notes
7.875%	2010	7.875%	—	—	142.5
8.125%	2011	8.125%	12.0	11.5	11.4
Other Unsecured Borrowings
5.3% special improvement district bonds	2035	5.3%	68.4	68.4	68.4
Other	Various	Various	18.1	18.1	18.1
Capitalized Lease Obligations
6.42%-9.8%	to 2020	6.42%-9.8%	37.8	37.8	10.2

Total debt			22,548.3	19,329.6	18,943.1
Current portion of long-term debt			(76.9)	(76.9)	(74.3)

Long-term debt			$22,471.4	$19,252.7	$18,868.8

Book values of debt as of March 31, 2010 are presented net of unamortized discounts of $3,218.8 million and unamortized premiums of $0.1 million. As of December 31, 2009, book values are presented net of unamortized discounts of $3,108.9 million and unamortized premiums of $0.1 million.

At March 31, 2010, $191.6 million, face amount, of our 5.5% Senior Notes due July 1, 2010, and $25.0 million, face amount, of our 6.0% Secured Note due July 15, 2010, are classified as long-term in our Consolidated Condensed Balance Sheet because the Company currently has both the intent and the ability to refinance these notes with proceeds from $750 million principal amount of 12.75% Senior Secured notes issued April 16, 2010, discussed further below. Our current maturities of debt include required interim principal payments on each of our Term Loans, our Chester Downs term loan, and the special improvement district bonds.

On April 16, 2010, Harrah’s Operating Escrow LLC and Harrah’s Escrow Corporation (the “Escrow Issuers”), wholly-owned subsidiaries of HOC, completed the offering of $750.0 million aggregate principal amount of 12.75% second-priority senior secured notes due 2018. In connection with the issuance of the notes, on April 16, 2010, HOC delivered notices of redemption (each, a “Redemption Notice”, and collectively, the “Redemption Notices”) to the holders of HOC’s currently outstanding 5.50% Senior Notes due 2010 (the “5.50% Notes”), 8.0% Senior Notes due 2011 (the “8.0% Notes”) and 8.125% Senior Subordinated Notes due 2011 (the “8.125% Notes” and, collectively with the 5.50% Notes and the 8.0% Notes, the “2010/2011 Notes”). The Redemption Notices provide for HOC’s redemption on May 20, 2010 (the “Redemption Date”), pursuant to the terms of the indentures relating to the 2010/2011 Notes, of all $17.6 million of 8.125% Notes, $191.6 million of 5.50% Notes and $13.2 million of 8.0% Notes at a redemption price of (a) in the case of the 8.125% Notes, 100% of the principal amount of the 8.125% Notes to be redeemed plus the Make-Whole Premium (as defined in the indenture relating to the 8.125% Notes), and (b) in the case of each of the 5.50% Notes and the 8.0% Notes, an amount equal to the greater of (x) 100% of the principal amount of such notes to be redeemed and (y) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of such Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined in the applicable indenture), plus 25 basis points, as calculated by an Independent Investment Banker (as defined in the applicable indenture), plus, in the case of both (a) and (b), accrued and unpaid interest on the principal amount being redeemed to the Redemption Date.

Credit Agreement and Incremental Facility Amendment

In connection with the Acquisition, HOC entered into the senior secured credit facilities (the “Credit Facilities”). This financing is neither secured nor guaranteed by Harrah’s Entertainment’s other direct, wholly-owned subsidiaries, including the subsidiaries that own properties that are security for certain real estate loans (the “CMBS Financing”) and certain of HOC’s subsidiaries that are unrestricted subsidiaries. In late 2009, HOC completed cash tender offers for certain of its outstanding debt, and in connection with these tender offers, HOC borrowed $1,000 million of new term loans under its Credit Facilities pursuant to an incremental amendment (the “Incremental Loans”).

As of March 31, 2010, our Credit Facilities provide for senior secured financing of up to $8,457.6 million, consisting of (i) senior secured term loan facilities in an aggregate principal amount of up to $6,827.6 million with $5,830.1 million maturing on January 20, 2015 and $997.5 million maturing on October 31, 2016, and (ii) a senior secured revolving credit facility in an aggregate principal amount of $1,630.0 million, maturing January 28, 2014, including both a letter of credit sub-facility and a swingline loan sub-facility. The term loans under the Credit Facilities require scheduled quarterly payments of $7.5 million, with the balance due at maturity. A total of $7,327.6 million face amount of borrowings were outstanding under the Credit Facilities as of March 31, 2010, with an additional $133.5 million committed to letters of credit. After consideration of these borrowings and letters of credit, $996.5 million of additional borrowing capacity was available to the Company under its revolving credit facility as of March 31, 2010.

Interest and Fees

Borrowings under the Credit Facilities, other than borrowings under the Incremental Loans, bear interest at a rate equal to the then-current LIBOR rate or at a rate equal to the alternate base rate, in each case plus an applicable margin. As of March 31, 2010, the Credit Facilities, other than borrowings under the Incremental Loans, bore interest at LIBOR plus 300 basis points for the term loans and a portion of the revolver loan, 150 basis points over the alternate base rate for the swingline loan and at the alternate base rate plus 200 basis points for the remainder of the revolver loan.

Borrowings under the Incremental Loans bear interest at a rate equal to either the alternate base rate or the greater of i) the then-current LIBOR rate or ii) 2.0%; in each case plus an applicable margin. At March 31, 2010, borrowings under the Incremental Loans bore interest at the minimum base rate of 2.0%, plus 750 basis points.

In addition, on a quarterly basis, we are required to pay each lender (i) a commitment fee in respect of any unborrowed amounts under the revolving credit facility and (ii) a letter of credit fee in respect of the aggregate face amount of outstanding letters of credit under the revolving credit facility. As of March 31, 2010, the Credit Facilities bore a commitment fee for unborrowed amounts of 50 basis points.

We make monthly interest payments on our CMBS Financing. Our outstanding notes (secured and unsecured) have semi-annual interest payments, with the majority of those payments on June 15 and December 15.

A change in interest rates on variable-rate debt will impact our financial results. For example, assuming a constant outstanding balance for our variable-rate debt, excluding the $5,810 million of variable-rate debt for which our interest rate swap agreements are designated as hedging instruments for accounting purposes, for the next twelve months, a hypothetical 1% increase in corresponding interest rates would change interest expense for the twelve months following March 31, 2010 by approximately $66.4 million. At March 31, 2010, the three-month USD LIBOR rate was 0.268%. A hypothetical reduction of this rate to 0% would decrease interest expense for the next twelve months by approximately $17.8 million. At March 31, 2010, our variable-rate debt, excluding the aforementioned $5,810 million of variable-rate debt hedged against interest rate swap agreements, represents approximately 39.5% of our total debt, while our fixed-rate debt is approximately 60.5% of our total debt.

Collateral and Guarantors

HOC’s Credit Facilities are guaranteed by Harrah’s Entertainment, and are secured by a pledge of HOC’s capital stock and by substantially all of the existing and future property and assets of HOC and its material, wholly-owned domestic subsidiaries other than certain unrestricted subsidiaries, including a pledge of the capital stock of HOC’s material, wholly-owned domestic subsidiaries and 65% of the capital stock of the first-tier foreign subsidiaries, in each case subject to exceptions. The following casino properties have mortgages under the Credit Facilities:

Las Vegas	Atlantic City	Louisiana/Mississippi	Iowa/Missouri
Caesars Palace	Bally’s Atlantic City	Harrah’s New Orleans	Harrah’s St. Louis
Bally’s Las Vegas	Caesars Atlantic City	(Hotel only)	Harrah’s North Kansas City
Imperial Palace	Showboat Atlantic City	Harrah’s Louisiana Downs	Harrah’s Council Bluffs
Bill’s Gamblin’ Hall & Saloon		Horseshoe Bossier City	Horseshoe Council Bluffs/
		Harrah’s Tunica	Bluffs Run
Horseshoe Tunica
Tunica Roadhouse
Illinois/Indiana	Other Nevada
Horseshoe Southern Indiana	Harrah’s Reno
Harrah’s Metropolis	Harrah’s Lake Tahoe
Horseshoe Hammond	Harveys Lake Tahoe

Additionally, certain undeveloped land in Las Vegas also is mortgaged.

Restrictive Covenants and Other Matters

The Credit Facilities require compliance on a quarterly basis with a maximum net senior secured first lien debt leverage test. In addition, the Credit Facilities include negative covenants, subject to certain exceptions, restricting or limiting HOC’s ability and the ability of its restricted subsidiaries to, among other things: (i) incur additional debt; (ii) create liens on certain assets; (iii) enter into sale and lease-back transactions (iv) make certain investments, loans and advances; (v) consolidate, merge, sell or otherwise dispose of all or any part of its assets or to purchase, lease or otherwise acquire all or any substantial part of assets of any other person; (vi) pay dividends or make distributions or make other restricted payments; (vii) enter into certain transactions with its affiliates; (viii) engage in any business other than the business activity conducted at the closing date of the loan or business activities incidental or related thereto; (ix) amend or modify the articles or certificate of incorporation, by-laws and certain agreements or make certain payments or modifications of indebtedness; and (x) designate or permit the designation of any indebtedness as “Designated Senior Debt”.

Harrah’s Entertainment is not bound by any financial or negative covenants contained in HOC’s credit agreement, other than with respect to the incurrence of liens on and the pledge of its stock of HOC.

All borrowings under the senior secured revolving credit facility are subject to the satisfaction of customary conditions, including the absence of a default and the accuracy of representations and warranties, and the requirement that such borrowing does not reduce the amount of obligations otherwise permitted to be secured under our new senior secured credit facilities without ratably securing the retained notes.

Certain covenants contained in HOC’s credit agreement require the maintenance of a senior first priority secured debt to last twelve months (LTM) Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), as defined in the agreements, ratio (“Senior Secured Leverage Ratio”). The June 3, 2009 amendment and waiver to our credit agreement excludes from the Senior Secured Leverage Ratio (a) the $1,375.0 million first lien notes issued June 15, 2009 and the $720.0 million first lien notes issued on September 11, 2009 and (b) up to $250 million aggregate principal amount of consolidated debt of subsidiaries that are not wholly-owned subsidiaries. Certain covenants contained in HOC’s credit agreement governing its senior secured credit facilities, the indenture and other agreements governing HOC’s 10.0% Second-Priority Senior Secured Notes due 2015 and 2018, and our first lien notes restrict our ability to take certain actions such as incurring additional debt or making acquisitions if we are unable to meet defined Adjusted EBITDA to Fixed Charges, senior secured debt to LTM Adjusted EBITDA and consolidated debt to LTM Adjusted EBITDA ratios. The covenants that restrict additional indebtedness and the ability to make future acquisitions require an LTM Adjusted EBITDA to Fixed Charges ratio (measured on a trailing four-quarter basis) of 2.0:1.0. Failure to comply with these covenants can result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisitions.

The indenture governing the 10.75% Senior Notes, 10.75%/11.5% Senior Toggle Notes and the agreements governing the other cash pay debt and PIK toggle debt limit HOC’s (and most of its subsidiaries’) ability to among other things: (i) incur additional debt or issue certain preferred shares; (ii) pay dividends or make distributions in respect of our capital stock or make other restricted payments; (iii) make certain investments; (iv) sell certain assets; (v) with respect to HOC only, engage in any business or own any material asset other than all of the equity interest of HOC so long as certain investors hold a majority of the notes; (vi) create or permit to exist dividend and/or payment restrictions affecting its restricted subsidiaries; (vii) create liens on certain assets to secure debt; (viii) consolidate, merge, sell or otherwise dispose of all or substantially all of its assets; (ix) enter into certain transactions with its affiliates; and (x) designate its subsidiaries as unrestricted subsidiaries. Subject to certain exceptions, the indenture governing the notes and the agreements governing the other cash pay debt and PIK toggle debt will permit us and our restricted subsidiaries to incur additional indebtedness, including secured indebtedness.

Other Financing Transactions

Acquisition of Planet Hollywood

On February 19, 2010, HOC acquired 100% of the equity interests of PHW Las Vegas, which owns and operates the Planet Hollywood Resort and Casino located in Las Vegas, Nevada. In connection with this transaction, PHW Las Vegas assumed a $554.3 million, face value, senior secured loan, and a subsidiary of HOC cancelled certain debt issued by PHW Las Vegas’ predecessor entities. In connection with the transaction and the assumption of debt, PHW Las Vegas entered into the Amended and Restated Loan Agreement with Wells Fargo Bank, N.A., as trustee for The Credit Suisse First Boston Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates, Series 2007-TFL2 (“Lender”). The $554.3 million outstanding under the Amended and Restated Loan Agreement bears interest at a rate per annum equal to LIBOR plus 2.859% (the “Applicable Interest Rate”), is secured by the assets of PHW Las Vegas, and is non-recourse to other subsidiaries of the Company. PHW Las Vegas is an unrestricted subsidiary of HOC and therefore not a borrower under HOC’s credit facilities. A subsidiary of HOC manages the property for PHW Las Vegas for a fee. The maturity date for this loan is December 2011, with two extension options, which, if exercised, would extend maturity until April 2015.

Guaranty

In connection with PHW Las Vegas’ Amended and Restated Loan Agreement, Harrah’s Entertainment entered into a Guaranty Agreement (the “Guaranty”) for the benefit of Lender pursuant to which Harrah’s Entertainment guaranteed to Lender certain recourse liabilities of PHW Las Vegas. Harrah’s Entertainment’s maximum aggregate liability for such recourse liabilities is limited to $30.0 million provided that such recourse liabilities of PHW Las Vegas do not arise from (i) events, acts, or circumstances that are actually committed by, or voluntarily or willfully brought about by Harrah’s Entertainment or (ii) event, acts, or circumstances (regardless of the cause of the same) that provide actual benefit (in cash, cash equivalent, or other quantifiable amount) to the Registrant, to the full extent of the actual benefit received by the Registrant. Pursuant to the Guaranty, Harrah’s Entertainment is required to maintain a net worth or liquid assets of at least $100.0 million.

Prepayments

PHW Las Vegas may, at its option, voluntarily prepay the loan in whole or in part upon twenty (20) days prior written notice to Lender.

PHW Las Vegas is required to prepay the loan in (i) the amount of any insurance proceeds received by Lender for which Lender is not obligated to make available to PHW Las Vegas for restoration in accordance with the terms of the Amended and Restated Loan Agreement, (ii) the amount of any proceeds received from the operator of the timeshare property adjacent to the Planet Hollywood Resort and Casino, subject to the limitations set forth in the Amended and Restated Loan Agreement and (iii) the amount of any excess cash remaining after application of the cash management provisions of the Amended and Restated Loan Agreement.

Interest Payments

On each scheduled monthly payment date prior to the maturity date, PHW Las Vegas pays to Lender interest accruing at the Applicable Interest Rate.

Amendment to CMBS Financing

On March 5, 2010, we received the consent of the lenders under our CMBS financing to amend the terms of the CMBS Financing to, among other things, (i) provide our subsidiaries that are borrowers under the CMBS mortgage loan and/or related mezzanine loans (“CMBS Loans”) the right to extend the maturity of the CMBS Loans, subject to certain conditions, by up to 2 years until February 2015, (ii) amend certain terms of the CMBS Loans with respect to reserve requirements, collateral rights, property release prices and the payment of management fees, (iii) provide for ongoing mandatory offers to repurchase CMBS Loans using excess cash flow from the CMBS entities at discounted prices, (iv) provide for the amortization of the mortgage loan in certain minimum amounts upon the occurrence of certain conditions and (v) provide for certain limitations with respect to the amount of excess cash flow from the CMBS entities that may be distributed to us. Any CMBS Loan purchased pursuant to the amendments will be cancelled. The amendment to the terms of the CMBS Loans will become effective upon execution of definitive documentation.

In the fourth quarter of 2009, we purchased approximately $950 million of face value of CMBS Loans for approximately $237 million. Pursuant to the terms of the amendment, we have agreed to pay lenders selling CMBS Loans during the fourth quarter 2009 an additional $48 million for their loans previously sold, subject to the execution of definitive documentation for the amendment. This additional liability was recorded as a loss on early extinguishment of debt during the quarter ended March 31, 2010. In addition, we have agreed to purchase approximately $124 million of face value of CMBS Loans for $37 million, subject to the execution of definitive documentation for the amendment.

Derivative Instruments—Interest Rate Swap Agreements

We use interest rate swaps to manage the mix of our debt between fixed and variable rate instruments. As of March 31, 2010 we have entered into 10 interest rate swap agreements for notional amounts totaling $6,500 million. The difference to be paid or received under the terms of the interest rate swap agreements is accrued as interest rates change and recognized as an adjustment to interest expense for the related debt. Changes in the variable interest rates to be paid or received pursuant to the terms of the interest rate swap agreements will have a corresponding effect on future cash flows. The major terms of the interest rate swap agreements as of March 31, 2010 are as follows:

Effective Date	Notional Amount	Fixed Rate Paid	Variable Rate Received as of March 31, 2010	Next Reset Date	Maturity Date
	(In millions)
April 25, 2007	$200	4.898%	0.249%	April 26, 2010	April 25, 2011
April 25, 2007	200	4.896%	0.249%	April 26, 2010	April 25, 2011
April 25, 2007	200	4.925%	0.249%	April 26, 2010	April 25, 2011
April 25, 2007	200	4.917%	0.249%	April 26, 2010	April 25, 2011
April 25, 2007	200	4.907%	0.249%	April 26, 2010	April 25, 2011
September 26, 2007	250	4.809%	0.249%	April 26, 2010	April 25, 2011
September 26, 2007	250	4.775%	0.249%	April 26, 2010	April 25, 2011
April 25, 2008	2,000	4.276%	0.249%	April 26, 2010	April 25, 2013
April 25, 2008	2,000	4.263%	0.249%	April 26, 2010	April 25, 2013
April 25, 2008	1,000	4.172%	0.249%	April 26, 2010	April 25, 2012

The variable rate on our interest rate swap agreements did not materially change as a result of the April 26, 2010 reset.

Until October 2009, our interest rate swap agreements were designated as cash flow hedging instruments for accounting purposes. During October 2009, we borrowed $1,000 million under the Incremental Loans and used a majority of the net proceeds to temporarily repay most of our revolving debt under the Credit Facility. As a result, we no longer had a sufficient amount of outstanding debt under the same terms as our interest rate swap agreements to support hedge accounting treatment for the full $6,500 million in interest rate swaps. Thus, as of September 30, 2009, we removed the cash flow hedge designation for the $1,000 million swap agreement, freezing the amount of deferred losses recorded in Other Comprehensive Income associated with this swap agreement, and reducing the total notional amount on interest rate swaps designated as cash flow hedging instruments to $5,500 million. Beginning October 1, 2009, we began amortizing deferred losses frozen in Other Comprehensive Income into income over the original remaining term of the hedged forecasted transactions that are still considered to be probable of occurring. We will record $8.7 million as an increase to interest expense and other comprehensive income over the next 12 months related to deferred losses on the $1,000 million interest rate swap.

During the fourth quarter of 2009, we re-designated approximately $310 million of the $1,000 million swap as a cash flow hedging instrument. As a result, at March 31, 2010, $5,810 million of our total interest rate swap notional amount of $6,500 million remained designated as hedging instruments for accounting purposes. Any future changes in fair value of the portion of the interest rate swap not designated as a hedging instrument will be recognized in Interest expense during the period in which the changes in value occur.

Derivative Instruments—Interest Rate Cap Agreements

On January 28, 2008, we entered into an interest rate cap agreement to partially hedge the risk of future increases in the variable rate of the CMBS Financing. The interest rate cap agreement, which was effective January 28, 2008 and terminates February 13, 2013, is for a notional amount of $6,500 million at a LIBOR cap rate of 4.5%. The interest rate cap was designated as a cash flow hedging instrument for accounting purposes on May 1, 2008.

On November 30, 2009, we purchased and extinguished approximately $948.8 million of the CMBS Financing. The hedging relationship between the CMBS Financing and the interest rate cap has remained effective subsequent to the debt extinguishment. As a result of the extinguishment, in the fourth quarter 2009, we reclassified approximately $12.1 million of deferred losses out of accumulated other comprehensive income and into interest expense associated with hedges for which the forecasted future transactions are no longer probable of occurring.

On January 31, 2010, we removed the cash flow hedge designation for the $6,500 million interest rate cap, freezing the amount of deferred losses recorded in Other Comprehensive Income associated with the interest rate cap. Beginning February 1, 2010, we began amortizing deferred losses frozen in Other Comprehensive Income into income over the original remaining term of the hedge forecasted transactions that are still probable of occurring. We will record $20.9 million as an increase to interest expense and other comprehensive income over the next 12 months related to deferred losses on the interest rate cap.

On January 31, 2010, we re-designated $4,650 million of the interest rate cap as a cash flow hedging instrument for accounting purposes. Any future changes in fair value of the portion of the interest rate cap not designated as a hedging instrument will be recognized in Interest expense during the period in which the changes in value occur.

On April 5, 2010, as required under the amended and restated loan agreement, we entered into an interest rate cap agreement to partially hedge the risk of future increases in the variable rate of the PHW Las Vegas senior secured loan. The interest rate cap agreement is for a notional amount of $554.3 million at a LIBOR cap rate of 5%, and matures on December 9, 2011. To give proper consideration to the prepayment requirements of the PHW Las Vegas term loan, we have designated only $525 million of the $554.3 million notional amount of the interest rate cap as a cash flow hedging instrument for accounting purposes.

Derivative Instruments—Impact on Financial Statements

The following table represents the fair values of derivative instruments in the Consolidated Balance Sheets as of March 31, 2010 and December 31, 2009:

	Asset Derivatives				Liability Derivatives
	March 31, 2010		December 31, 2009		March 31, 2010		December 31, 2009
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value

Derivatives designated as hedging instruments
Interest Rate Swaps		$—		$—	Deferred Credits and Other	$(360.3)	Deferred Credits and Other	$(337.6)
Interest Rate Cap	Deferred Charges and Other	14.4	Deferred Charges and Other	56.8		—		—

Subtotal		14.4		56.8		(360.3)		(337.6)

Derivatives not designated as hedging instruments
Interest Rate Swaps		—		—	Deferred Credits and Other	(39.8)		(37.6)
Interest Rate Cap	Deferred Charges and Other	5.8	Deferred Charges and Other	—		—		—

Subtotal		5.8		—		(39.8)		(37.6)

Total Derivatives		$20.2		$56.8		$(400.1)		$(375.2)

The following table represents the effect of derivative instruments in the Consolidated Statements of Operations for the quarters ended March 31, 2010 and 2009 for amounts transferred into or out of other comprehensive income:

	Amount of (Gain) or Loss on Derivatives Recognized in OCI (Effective Portion)		Location of (Gain) or Loss Reclassified From Accumulated OCI Into Income (Effective Portion)	Amount of (Gain) or Loss Reclassified from Accumulated OCI into Income (Effective Portion)		Location of (Gain) or Loss Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)	Amount of (Gain) or Loss Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)
Cash Flow Hedging Relationships	Quarter Ended Mar. 31, 2010	Quarter Ended Mar. 31, 2009		Quarter Ended Mar. 31, 2010	Quarter Ended Mar. 31, 2009		Quarter Ended Mar. 31, 2010	Quarter Ended Mar. 31, 2009
Interest rate contracts	$45.2	$(72.4)	Interest Expense	$5.9	$0.2	Interest Expense	$10.6	$—

		Amount of (Gain) or Loss Recognized in Income on Derivatives
Derivatives Not Designated as Hedging Instruments	Location of (Gain) or Loss Recognized in Income on Derivative	Quarter Ended Mar. 31, 2010	Quarter Ended Mar. 31, 2009
Interest Rate Contracts	Interest Expense	$4.9	—

In addition to the impact on interest expense from amounts reclassified from other comprehensive income, the difference to be paid or received under the terms of the interest rate swap agreements is recognized as interest expense and is paid quarterly. This cash settlement portion of the interest rate swap agreements increased interest expense for the quarters ended March 31, 2010 and 2009 by approximately $66.4 million and $43.2 million, respectively.

Note 6—Stock-Based Employee Compensation

As of March 31, 2010, there was approximately $68.2 million of total unrecognized compensation cost related to stock option grants. In 2010, our share-based compensation expense consists primarily of time-based options and performance-based options that have been granted to management, other personnel and key service providers. The Company has recognized compensation expense associated with its stock-based employee compensation programs as follows:

	Quarter Ended March 31,
(In millions)	2010	2009
Amounts included in:
Corporate expense	$4.2	$2.6
Property G&A	2.5	1.5

Total Compensation Expense	6.7	$4.1

On February 23, 2010, the Human Resources Committee of the Board of Directors of the Company adopted an amendment to the Harrah’s Entertainment, Inc. Management Equity Incentive Plan (the “Plan”). The amendment provides for an increase in the available number shares of the Registrant’s non-voting common stock for which options may be granted to 4,566,919 shares.

The amendment also revised the vesting hurdles for performance-based options under the Plan. The performance options vest if the return on investment in the Company of TPG, Apollo, and their respective affiliates and co-investors (the “Majority Stockholders”) achieve a specified return. Previously, 50% of the performance-based options vested upon a 2x return and 50% vested upon a 3x return. The triggers have been revised to 1.5x and 2.5x, respectively. In addition, a pro-rata portion of the 2.5x options will vest if the Majority Stockholders achieve a return on their investment that is greater than 2.0x, but less than 2.5x. The pro rata portion will increase on a straight line basis from zero to a participant’s total number of 2.5x options depending upon the level of returns that the Majority Stockholders realize between 2.0x and 2.5x.

The following is a summary of share-based option activity for the quarter ended March 31, 2010:

Options	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)
Outstanding at December 31, 2009	3,194,175	$91.53	8.0
Options granted	1,260,117	56.08
Canceled	(10,477)

Outstanding at March 31, 2010	4,443,815	81.49	8.4

Exercisable at March 31, 2010	798,590	$86.52	6.8

The assumptions used to estimate fair value and the resulting estimated fair value of options granted during the quarter ended March 31, 2010 are as follows:

Quarter Ended March 31, 2010
Expected volatility	71.5%
Expected dividend yield	—
Expected term (in years)	6.62
Risk-free interest rate	2.35%
Weighted average fair value per share of options granted	$27.07

Note 7—Preferred and Common Stock

Preferred Stock

At March 31, 2010 and December 31, 2009, the authorized shares of preferred stock were 40,000,000, par value $0.01 per share, stated value $100.00 per share.

On January 28, 2008, our Board of Directors adopted a resolution authorizing the creation and issuance of a series of preferred stock known as the Non-Voting Perpetual Preferred Stock. The number of shares constituting such series was 20,000,000. Each share of non-voting preferred stock accrued dividends at a rate of 15.0% per annum, compounded quarterly, and such dividends were cumulative. As of December 31, 2009, dividends in arrears were $652.6 million.

In February 2010, the Board of Directors approved revisions to the Certificate of Designation for the non-voting perpetual preferred stock to eliminate dividends (including all existing accrued but unpaid dividends totaling $717.2 million at the revision approval date) and to specify that the conversion right of the non-voting perpetual preferred stock be at the original value of the Company’s non-voting common stock. In March 2010, Hamlet Holdings LLC (the holder of all of the Company’s voting common stock) and holders of a majority of our non-voting perpetual preferred stock approved the revisions to the Certificate of Designation. Also in March 2010, the holders of a majority of our non-voting perpetual preferred stock voted to convert all of the non-voting perpetual preferred stock to non-voting common stock.

As a result of the conversion of preferred stock into common stock, the Company has no shares of preferred stock outstanding as of March 31, 2010.

Common Stock

As of December 31, 2009, the authorized common stock of the Company totaled 80,000,020 shares, consisting of 20 shares of voting common stock, par value $0.01 per share and 80,000,000 shares of non-voting common stock, par value $0.01 per share.

As disclosed above, in March 2010, the holders of our voting common stock and of a majority of our non-voting preferred stock voted to convert all of the non-voting perpetual preferred stock to non-voting common stock. As a result of this conversion, the Company issued 19,935,534 additional shares of non-voting common stock.

The voting common stock has no economic rights or privileges, including rights in liquidation. The holders of voting common stock shall be entitled to one vote per share on all matters to be voted on by the stockholders of the Company.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of non-voting common stock will receive a pro rata distribution of any remaining assets after payment of or provision for liabilities and the liquidation preference on preferred stock, if any.

Note 8—Write-downs, Reserves and Recoveries

Write-downs, reserves and recoveries include various pretax charges to record long-lived tangible asset impairments, contingent liability reserves, project write-offs, demolition costs, recoveries of previously recorded non-routine reserves and other non-routine transactions. The components of write-downs, reserves and recoveries were as follows:

	Quarter Ended March 31,
(In millions)	2010	2009
Remediation costs	$16.1	$7.6
Efficiency projects	0.4	8.7
Impairment of long-lived tangible assets	—	8.1
Loss on divested or abandoned assets	—	0.7
Litigation reserves, awards and settlements	0.5	0.6
Other	(4.5)	1.7

Total Write-downs, reserves and recoveries	$12.5	$27.4

Remediation costs relate to room remediation projects at certain of our Las Vegas properties.

Efficiency program expenses in 2010 and 2009 represent costs incurred to identify and implement efficiency projects aimed at stream-lining corporate and operating functions to achieve cost savings and efficiencies. In 2009, the majority of the costs incurred related to the closing of the office in Memphis, Tennessee, which previously housed certain corporate functions.

We account for long-lived tangible assets to be held and used by evaluating their carrying value in relation to the operating performance and estimated future undiscounted cash flows generated by such assets, when indications of impairment are present. For the quarter ended March 31, 2009, we recorded impairment charges of $8.1 million, of which $6.9 million related to long-lived tangible assets at our Horseshoe Hammond property.

Other write-downs, reserves and recoveries for the quarter ended March 31, 2010 includes the release of a $4.8 million reserve for excise tax for which the statute of limitations has recently expired.

Note 9—Income Taxes

We are subject to income taxes in the United States as well as various states and foreign jurisdictions in which we operate. We account for income taxes under ASC 740 “Accounting for Income Taxes,” whereby deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been included in the financial statements or income tax returns. Deferred tax assets and liabilities are determined based on differences between financial statement carrying amounts of existing assets and their respective tax bases using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The Company’s income tax provision/(benefit) and effective tax rate were as follows:

	Quarter ended March 31,
(In millions, except effective tax rate)	2010	2009
Loss from continuing operations before income tax	$(298.5)	$(201.7)
Benefit for income taxes	$(104.9)	$(74.3)
Effective tax rate	(35.1)%	(36.8)%
Benefit for income taxes at 35%	$(104.5)	$(70.6)
Difference between tax at effective vs. statutory rate	$(0.4)	$(3.7)

For the quarters ended March 31, 2010 and 2009, the differences between the Company’s recorded tax benefit and the benefit that would result from applying the U.S. statutory rate of 35.0% were primarily attributable to: (1) state income taxes; (2) foreign income taxes; (3) losses generated within the U.S. and certain jurisdictions outside the U.S. that were not benefited due to management’s conclusion that it was less than more likely than not that the tax benefits would be realized; (4) adjustments for uncertain tax positions; and (5) other permanent book/tax differences.

We file income tax returns, including returns for our subsidiaries, with federal, state, and foreign jurisdictions. We are under regular and recurring audit by the Internal Revenue Service (“IRS”) on open tax positions, and it is possible that the amount of the liability for unrecognized tax benefits could change during the next twelve months. As a result of the expiration of the statute of limitations and closure of IRS audits, our 2004 and 2005 federal income tax years were closed during the year ended December 31, 2009. The IRS audit of our 2006 federal income tax year also concluded during the year ended December 31, 2009. We participated in the IRS’s Compliance Assurance Program (“CAP”) for the 2007 and 2008 tax years. The IRS audit of our 2007 federal income tax year concluded during the quarter ended March 31, 2010. Our 2008 federal income tax year is currently under post-CAP review by the IRS. We did not participate in the IRS’s CAP program for our 2009 income tax year and we are not participating in the CAP program for the 2010 income tax year.

We are also subject to exam by various state and foreign tax authorities. Tax years prior to 2005 are generally closed for foreign and state income tax purposes as the statutes of limitations have lapsed. However, various subsidiaries are still capable of being examined by the New Jersey Division of Taxation for tax years beginning with 1999 due to our execution of New Jersey statute of limitation extensions.

We classify reserves for tax uncertainties within “Accrued expenses” and “Deferred credits and other” in our Consolidated Balance Sheets, separate from any related income tax payable or deferred income taxes. In accordance with ASC 740, reserve amounts relate to any potential income tax liabilities resulting from uncertain tax positions as well as potential interest or penalties associated with those liabilities. For the quarter ended March 31, 2010, we recorded an increase in gross unrecognized tax benefit (“UTB”) of $74.2 million as a result of tax positions taken during a prior year. The increase in gross UTB was related to cancellation of indebtedness income. None of the total amount of the increase in gross UTB during the quarter ended March 31, 2010, if recognized, would benefit the effective tax rate. There was no decrease in gross UTB during the quarter ended March 31, 2010, which, upon recognition, benefited the effective tax rate.

Note 10—Fair Value Measurements

ASC 820 “Fair Value Measurements and Disclosures,” outlines a valuation framework and creates a fair value hierarchy in order to increase the consistency and comparability of fair value measurements and the related disclosures. ASC 820 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based upon assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1:	Observable inputs such as quoted prices in active markets for identical assets or liabilities that are accessible at the measurement date;

Level 2:	Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and

Level 3:	Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Under ASC 825, “Financial Instruments,” entities are permitted to choose to measure many financial instruments and certain other items at fair value. We did not elect the fair value measurement option under ASC 825 for any of our financial assets or financial liabilities.

Items Measured at Fair Value on a Recurring Basis

The following table shows the fair value of our financial assets and financial liabilities that are required to be measured at fair value as of March 31, 2010 and December 31, 2009.

(In millions)	Balance at March 31, 2010	Level 1	Level 2	Level 3
March 31, 2010:
Assets:
Cash equivalents	$281.1	$281.1	$—	$—
Investments	90.2	74.6	15.6	—
Derivative instruments	20.2	—	20.2	—
Liabilities:
Derivative instruments	(400.1)	—	(400.1)	—

(In millions)	Balance at December 31, 2009	Level 1	Level 2	Level 3
December 31, 2009:
Assets:
Cash equivalents	$132.7	$132.7	$—	$—
Investments	88.9	73.4	15.5	—
Derivative instruments	56.8	—	56.8	—
Liabilities:
Derivative instruments	(375.2)	—	(375.2)	—

The following section describes the valuation methodologies used to estimate or measure fair value, key inputs, and significant assumptions:

Cash equivalents—Cash equivalents are investments in money market accounts and utilize Level 1 inputs to determine fair value.

Derivative instruments – The estimated fair values of our derivative instruments are derived from market prices obtained from dealer quotes for similar, but not identical, assets or liabilities. Such quotes represent the estimated amounts we would receive or pay to terminate the contracts. Derivative instruments are included in either Deferred charges and other, or Deferred credits and other, in our Consolidated Condensed Balance Sheets. Our derivatives are recorded at their fair values, adjusted for the credit rating of the counterparty if the derivative is an asset, or adjusted for the credit rating of the Company if the derivative is a liability. See Note 5, “Debt,” for more information on our derivative instruments.

Investments – Investments are primarily debt and equity securities, the majority of which are traded in active markets, have readily determined market values and use level 1 inputs. Those debt and equity securities for which there are not active markets or the market values are not readily determinable are valued using Level 2 inputs. All of these investments are included in either Prepayments and other, or Deferred charges and other, in our Consolidated Balance Sheets.

Items to be Disclosed at Fair Value

Long-Term Debt—The fair value of the Company’s debt has been calculated based on the borrowing rates available as of March 31, 2010, for debt with similar terms and maturities and market quotes of our publicly traded debt. As of March 31, 2010, the Company’s outstanding debt had a fair value of $19,382.5 million and a carrying value of $19,329.6 million. The Company’s interest rate swaps used for hedging purposes had fair values equal to their carrying values, in the aggregate a liability of $400.1 million, and our interest rate cap agreement had a fair value equal to its carrying value as an asset of $20.2 million at March 31, 2010. See additional discussion about derivatives in Note 5, Debt.

Note 11—Commitments and Contingent Liabilities

Contractual Commitments

We continue to pursue additional casino development opportunities that may require, individually and in the aggregate, significant commitments of capital, up-front payments to third parties and development completion guarantees.

The agreements pursuant to which we manage casinos on Indian lands contain provisions required by law that provide that a minimum monthly payment be made to the tribe. That obligation has priority over scheduled repayments of borrowings for development costs and over the management fee earned and paid to the manager. In the event that insufficient cash flow is generated by the operations to fund this payment, we must pay the shortfall to the tribe. Subject to certain limitations as to time, such advances, if any, would be repaid to us in future periods in which operations generate cash flow in excess of the required minimum payment. These commitments will terminate upon the occurrence of certain defined events, including termination of the management contract. Our aggregate monthly commitment for the minimum guaranteed payments, pursuant to these contracts for the three managed Indian-owned facilities now open, which extend for periods of up to 57 months from March 31, 2010, is $1.2 million. Each of these casinos currently generates sufficient cash flows to cover all of its obligations, including its debt service.

In February 2008, we entered into an agreement with the State of Louisiana whereby we extended our guarantee of an annual payment obligation of Jazz Casino Company, LLC, our wholly-owned subsidiary and owner of Harrah’s New Orleans, of $60 million owed to the State of Louisiana. The guarantee currently expires on March 31, 2011.

In addition to the guarantees discussed above, we had total aggregate non-cancelable purchase obligations of $945.7 million as of March 31, 2010, including construction-related commitments.

The Supreme Court of Nevada decided in early 2008 that food purchased for subsequent use in the provision of complimentary and/or employee meals is exempt from use tax. Previously, such purchases were subject to use tax and the Company has claimed, but not recognized into earnings, a use tax refund totaling $32.2 million, plus interest, as a result of the 2008 decision. In early 2009, the Nevada Department of Taxation audited our refund claim, but has taken the position that those same purchases are now subject to sales tax; therefore, they subsequently issued a sales tax assessment totaling $27.4 million plus interest after application of our refund on use tax. While we have established certain reserves against possible loss on this matter, we believe that the Nevada Department of Taxation’s position has no merit and intend to litigate the issue.

Employment Agreements

We have an employment agreement with one executive that provides for payments to the executive in the event of his termination after a change in control, as defined, and provides for, among other things, a compensation payment of 3.0 times the executive’s average annual compensation, as defined. The estimated amount, computed as of March 31, 2010, that would be payable under the agreement to the executive based on the compensation payment aggregated approximately $15.8 million. The estimated amount that would be payable to the executive does not include the tax gross-up payment, provided for in the agreement, that would be payable to the executive if the executive becomes entitled to severance payments which are subject to federal excise tax.

Self-Insurance

We are self-insured for various levels of general liability, workers’ compensation, employee medical coverage and other coverage. Insurance claims and reserves include accruals of estimated settlements for known claims, as well as accruals of actuarial estimates of incurred but not reported claims.

Note 12—Litigation

Litigation Related to Employee Benefit Obligations

In December 1998, Hilton Hotels Corporation (“Hilton”) spun-off its gaming operations as Park Place Entertainment Corporation (“Park Place”). In connection with the spin-off, Hilton and Park Place entered an Employee Benefits and Other Employment Allocation Agreement dated December 31, 1998 (the “Allocation Agreement”) whereby Park Place assumed or retained, as applicable, liabilities and excess assets, if any, related to the Hilton Hotels Retirement Plan (the “Hilton Plan”) based on the accrued benefits of Hilton employees and Park Place employees. Park Place changed its name to Caesars Entertainment, Inc. (“Caesars”) and the Company acquired Caesars in June 2005. In 1999 and 2005, the United States District Court for the District of Columbia certified two nationwide class action lawsuits against Hilton alleging that the Hilton Plan’s benefit formula was back loaded in violation of ERISA, and that Hilton failed to properly calculate Hilton Plan participants’ service for vesting purposes. In May 2009, the Court issued a decision granting summary judgment to the plaintiffs. The plaintiffs and Hilton are undertaking Court-mandated efforts to determine an appropriate remedy.

The Company received a letter from Hilton in October 2009 alleging potential liability under the above described claims and under the terms of the Allocation Agreement. The Company may be responsible for a portion of the liability resulting from the claims noted above. We are monitoring the status of the lawsuit, remedy determination, and our potential liability, if any.

Litigation Related to Our Operations

In April 2000, the Saint Regis Mohawk Tribe (the “Tribe”) granted Caesars the exclusive rights to develop a casino project in the State of New York. On April 26, 2000, certain individual members of the Tribe purported to commence a class action proceeding in a “Tribal Court” in Hogansburg, New York, against Caesars seeking to nullify Caesars’ agreement with the Tribe. On March 20, 2001, the “Tribal Court” purported to render a default judgment against Caesars in the amount of $1,787 million. Prior to our acquisition of Caesars in June 2005, it was believed that this matter was settled pending execution of final documents and mutual releases. Although fully executed settlement documents were never provided, on March 31, 2003, the United States District Court for the Northern District of New York dismissed litigation concerning the validity of the judgment, without prejudice, while retaining jurisdiction to reopen that litigation, if, within three months thereof, the settlement had not been completed. On June 22, 2007, a lawsuit was filed in the United States District Court for the Northern District of New York against us by certain trustees of the Catskill Litigation Trust alleging the Catskill Litigation Trust had been assigned the “Tribal Court” judgment and seeks to enforce it, with interest. According to a “Tribal Court” order, accrued interest through July 9, 2007, was approximately $1,014 million. On September 28, 2009, the Court entered summary judgment against the Tribe and dismissed the action, ruling that although alternative grounds were presented in the motion, the subject matter of the action was asserted in a prior action and settled by an oral agreement to end that matter with prejudice. On October 27, 2009, the Tribe filed a Notice of Appeal to the United States Court of Appeals for the Second Circuit. We have a settlement in principle with the Tribe that is subject to definitive documentation.

Litigation Related to Development

On March 6, 2008, Caesars Bahamas Investment Corporation (“CBIC”), an indirect subsidiary of HOC, terminated its previously announced agreement to enter into a joint venture in the Bahamas with Baha Mar Joint Venture Holdings Ltd. and Baha Mar JV Holding Ltd. (collectively, “Baha Mar”). To enforce its rights, on

March 13, 2008, CBIC filed a complaint against Baha Mar, and the Baha Mar Development Company Ltd., in the Supreme Court of the State of New York, seeking a declaratory judgment with respect to CBIC’s rights under the Subscription and Contribution Agreement (the “Subscription Agreement”), between CBIC and Baha Mar dated January 12, 2007. Pursuant to the Subscription Agreement, CBIC agreed, subject to certain conditions, to subscribe for shares in Baha Mar Joint Venture Holdings Ltd., which was formed to develop and construct a casino, golf course and resort project in the Bahamas. The complaint alleges that (i) the Subscription Agreement grants CBIC the right to terminate the agreement at any time prior to the closing of the transactions contemplated therein, if the closing does not occur on time; (ii) the closing did not occur on time; and, (iii) CBIC exercised its right to terminate the Subscription Agreement, and to abandon the transactions contemplated therein. The complaint seeks a declaratory judgment that the Subscription Agreement has been terminated in accordance with its terms and the transactions contemplated therein have been abandoned.

Baha Mar and Baha Mar Development Company Ltd. (“Baha Mar Development”) filed an Amended Answer and Counterclaims against CBIC and a Third Party Complaint dated June 18, 2008 against HOC in the Supreme Court of the State of New York. Baha Mar and Baha Mar Development allege that CBIC wrongfully terminated the Subscription Agreement and that CBIC wrongfully failed to make capital contributions under the Joint Venture Investors Agreement, by and between CBIC and Baha Mar, dated January 12, 2007. In addition, Baha Mar and Baha Mar Development allege that HOC wrongfully failed to perform its purported obligations under the Harrah’s Baha Mar Joint Venture Guaranty, dated January 12, 2007. Baha Mar and Baha Mar Development assert claims for breach of contract, breach of fiduciary duty, promissory estoppel, equitable estoppel and negligent misrepresentation. Baha Mar and Baha Mar Development seek (i) declaratory relief; (ii) specific performance; (iii) the recovery of alleged monetary damages; (iv) the recovery of attorneys fees, costs, and expenses and (v) the dismissal with prejudice of CBIC’s Complaint. CBIC and HOC each answered, denying all allegations of wrongdoing. During the quarter ended June 30, 2009, both sides filed motions for summary judgment.

At the conclusion of oral argument on October 6, 2009, on cross motions for summary judgment, the Court stated that it was going to grant summary judgment to CBIC and HOC and that Baha Mar Development’s claims are dismissed. The Court entered its written decision on February 1, 2010. On February 18, 2010, Baha Mar Development filed an appeal. CBIC and HOC filed an appellate brief on April 21, 2010. Additionally, in January 2010 CBIC and HOC filed a motion to recover attorney’s fees and in March 2010 Baha Mar Development filed a motion for a stay of fee hearing pending appeal. On April 1, 2010, the state appeals court refused to grant Baha Mar Development’s motion for a stay of the fee hearing. The fee hearing was set for May 6, 2010.

Litigation Related to the December 2008 Exchange Offer

On January 9, 2009, S. Blake Murchison and Willis Shaw filed a purported class action lawsuit in the United Stated District Court for the District of Delaware, Civil Action No. 09-00020-SLR, against Harrah’s Entertainment, Inc. and its board of directors, and Harrah’s Operating Company, Inc. The lawsuit was amended on March 4, 2009, alleging that the bond exchange offer which closed on December 24, 2008 wrongfully impaired the rights of bondholders. The amended complaint alleges, among others, breach of the bond indentures, violation of the Trust Indenture Act of 1939, equitable rescission, and liability claims against the members of the board. The amended complaint seeks, among other relief, class certification of the lawsuit, declaratory relief that the alleged violations occurred, unspecified damages to the class, and attorneys’ fees. On April 30, 2009 the defendants stipulated to the plaintiff’s request to dismiss the lawsuit, without prejudice, which the court entered on June 18, 2009. Plaintiff requested the court to award it attorneys’ fees. On March 31, 2010, the court denied plaintiff’s request for fees and plaintiff has filed a notice of appeal with the Third Circuit United States Courts of Appeals.

Other

In addition, the Company is party to ordinary and routine litigation incidental to our business. We do not expect the outcome of any pending litigation to have a material adverse effect on our consolidated financial position or results of operations.

Note 13—Comprehensive Loss

The following activity affected Comprehensive Loss:

	For the quarter ended March 31,
(In millions)	2010	2009
Net loss	$(193.6)	$(127.5)
Pension adjustments	0.2	0.2
Reclassification of loss on derivative instruments from other comprehensive loss to net loss, net of tax	0.2	0.2
Foreign current translation adjustment, net of tax	(10.1)	(1.5)
Fair market value of swap agreements, net of tax	(18.6)	54.0
Fair market value of interest rate cap agreements on commercial mortgage-backed securities, net of tax	(15.5)	(6.9)

	$(237.4)	$(81.5)

Note 14—Supplemental Cash Flow Disclosures

Cash Paid for Interest and Taxes

The following table reconciles our Interest expense, net of capitalized interest, per the Consolidated Statements of Operations, to cash paid for interest, net of amount capitalized:

(In millions)	Quarter Ended March 31, 2010	Quarter Ended March 31, 2009
Interest expense, net of interest capitalized	$491.5	$496.8
Adjustments to reconcile to cash paid for interest:
Net change in accruals	(181.8)	148.2
Amortization of deferred finance charges	(19.7)	(25.9)
Net amortization of discounts and premiums	(33.9)	(30.9)
Amortization of other comprehensive income	(6.5)	(0.4)
Rollover of Paid-in-Kind (“PIK”) interest into principal	(0.5)	(79.1)
Change in accrual (related to PIK interest)	—	(34.2)
Change in fair value of derivative instruments	(10.6)	—

Cash paid for interest, net of amount capitalized	$238.5	$474.5

Cash payments of income taxes, net	$7.4	$1.8

Note 15—Related Party Transactions

In connection with the Acquisition, Apollo, TPG and their affiliates entered into a services agreement with Harrah’s Entertainment relating to the provision of financial and strategic advisory services and consulting services. In addition, we pay a monitoring fee for management services and advice. Fees for each of the quarters ended March 31, 2010 and 2009 were $7.3 million, which are included in Corporate expense in our Consolidated Statements of Operations. We also reimburse Apollo and TPG for expenses that they incur related to their management services.

Note 16—Subsequent Events

On April 5, 2010, as required under the amended and restated loan agreement, we entered into an interest rate cap agreement to partially hedge the risk of future increases in the variable rate of the PHW Las Vegas senior secured loan. The interest rate cap agreement is for a notional amount of $554.3 million at LIBOR cap rate of 5%, and matures on December 9, 2011. Due to the prepayment requirements of the loan disclosed in Note 5, “Debt”, we have designated $525 million of the $554.3 million notional amount of the interest rate cap as a cash flow hedging instrument for accounting purposes.

On April 16, 2010, Harrah’s Operating Escrow LLC and Harrah’s Escrow Corporation (the “Escrow Issuers”), wholly-owned subsidiaries of HOC, completed the offering of $750.0 million aggregate principal amount of 12.75% second-priority senior secured notes due 2018.

In connection with the issuance of the notes, on April 16, 2010, HOC delivered notices of redemption (each, a “Redemption Notice”, and collectively, the “Redemption Notices”) to the holders of HOC’s currently outstanding 5.50% Senior Notes due 2010 (the “5.50% Notes”), 8.0% Senior Notes due 2011 (the “8.0% Notes”) and 8.125% Senior Subordinated Notes due 2011 (the “8.125% Notes” and, collectively with the 5.50% Notes and the 8.0% Notes, the “2010/2011 Notes”). The Redemption Notices provide for HOC’s redemption on May 20, 2010 (the “Redemption Date”), pursuant to the terms of the indentures relating to the 2010/2011 Notes, of all $17.6 million of 8.125% Notes, $191.6 million of 5.50% Notes and $13.2 million of 8.0% Notes at a redemption price of (a) in the case of the 8.125% Notes, 100% of the principal amount of the 8.125% Notes to be redeemed plus the Make-Whole Premium (as defined in the indenture relating to the 8.125% Notes), and (b) in the case of each of the 5.50% Notes and the 8.0% Notes, an amount equal to the greater of (x) 100% of the principal amount of such notes to be redeemed and (y) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of such Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined in the applicable indenture), plus 25 basis points, as calculated by an Independent Investment Banker (as defined in the applicable indenture), plus, in the case of both (a) and (b), accrued and unpaid interest on the principal amount being redeemed to the Redemption Date.

Note 17—Consolidating Financial Information of Guarantors and Issuers

As of March 31, 2010, HOC is the issuer of certain debt securities that have been guaranteed by Harrah’s Entertainment and certain subsidiaries of HOC. The following consolidating schedules present condensed financial information for Harrah’s Entertainment, the parent and guarantor; HOC, the subsidiary issuer; guarantor subsidiaries of HOC; and non-guarantor subsidiaries of Harrah’s Entertainment and HOC, which includes PHW Las Vegas and the CMBS properties, as of March 31, 2010, and December 31, 2009, and for the quarters ended March 31, 2010 and 2009. In lieu of providing separate unaudited financial statements for the guarantor subsidiaries, we have included the accompanying consolidating condensed financial statements based on the Securities and Exchange Commission’s interpretation and application of ASC 470-10-S99, (Rule 3-10 of the Securities and Exchange Commission’s Regulation S-X). Management does not believe that separate financial statements of the guarantor subsidiaries are material to our investors. Therefore, separate financial statements and other disclosures concerning the guarantor subsidiaries are not presented.

HARRAH’S ENTERTAINMENT, INC.

CONDENSED CONSOLIDATING BALANCE SHEET

MARCH 31, 2010

UNAUDITED

(in millions)	HET (Parent)	Subsidiary Issuer	Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Assets
Current assets
Cash and cash equivalents	$203.0	$77.7	$285.3	$380.7	$—	$946.7
Receivables, net of allowance for doubtful accounts	—	7.8	228.7	90.6	—	327.1
Deferred income taxes	—	60.0	68.3	19.0	—	147.3
Prepayments and other	—	12.7	113.6	75.9	—	202.2
Inventories	—	0.4	32.0	17.7	—	50.1
Intercompany receivables	0.2	505.3	259.1	252.5	(1,017.1)	—

Total current assets	203.2	663.9	987.0	836.4	(1,017.1)	1,673.4
Land, buildings, riverboats and equipment, net of accumulated depreciation	—	236.7	10,772.3	7,221.8	—	18,230.8
Assets held for sale	—	—	4.7	—	—	4.7
Goodwill	—	—	1,738.1	1,739.6	—	3,477.7
Intangible assets other than goodwill	—	6.1	4,218.0	688.1	—	4,912.2
Investments in and advances to nonconsolidated affiliates	1,534.5	14,862.9	8.8	637.8	(17,008.1)	35.9
Deferred charges and other	—	399.5	255.0	274.7	—	929.2
Intercompany receivables	—	1,335.7	1,687.7	706.7	(3,730.1)	—

	$1,737.7	$17,504.8	$19,671.6	$12,105.1	$(21,755.3)	$29,263.9

Liabilities and Stockholders’ (Deficit)/Equity
Current liabilities
Accounts payable	$0.1	$82.4	$98.8	$65.9	$—	$247.2
Interest payable	—	360.0	2.8	22.5	—	385.3
Accrued expenses	7.4	161.7	429.2	509.5	—	1,107.8
Current portion of long-term debt	—	30.0	6.2	40.7	—	76.9
Intercompany payables	3.2	48.6	426.4	538.9	(1,017.1)	—

Total current liabilities	10.7	682.7	963.4	1,177.5	(1,017.1)	1,817.2
Long-term debt	—	13,563.9	97.2	6,176.6	(585.0)	19,252.7
Deferred credits and other	—	716.0	131.9	95.1	—	943.0
Deferred income taxes	—	1,427.8	2,440.4	1,849.5	—	5,717.7
Intercompany notes	239.0	98.1	1,973.5	1,419.5	(3,730.1)	—

	249.7	16,488.5	5,606.4	10,718.2	(5,332.2)	27,730.6

Preferred stock	—	—	—	—	—	—

Harrah’s Entertainment, Inc. stockholders’ equity	1,488.0	1,016.3	14,065.2	1,341.6	(16,423.1)	1,488.0
Non-controlling interests	—	—	—	45.3	—	45.3

Total Stockholders’ equity	1,488.0	1,016.3	14,065.2	1,386.9	(16,423.1)	1,533.3

	$1,737.7	$17,504.8	$19,671.6	$12,105.1	$(21,755.3)	$29,263.9

HARRAH’S ENTERTAINMENT, INC.

CONDENSED CONSOLIDATING BALANCE SHEET

DECEMBER 31, 2009

(in millions)	HET (Parent)	Subsidiary Issuer	Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Assets
Current assets
Cash and cash equivalents	$122.7	$(15.6)	$445.2	$365.8	$—	$918.1
Receivables, net of allowance for doubtful accounts	—	10.2	237.5	75.8	—	323.5
Deferred income taxes	—	60.0	68.4	19.8	—	148.2
Prepayments and other	—	12.5	79.8	64.1	—	156.4
Inventories	—	0.6	33.5	18.6	—	52.7
Intercompany receivables	0.2	478.4	261.3	232.5	(972.4)	—

Total current assets	122.9	546.1	1,125.7	776.6	(972.4)	1,598.9
Land, buildings, riverboats and equipment, net of accumulated depreciation	—	240.3	10,500.2	7,184.3	—	17,924.8
Assets held for sale	—	—	16.7	—	—	16.7
Goodwill	—	—	1,753.0	1,703.9	—	3,456.9
Intangible assets other than goodwill	—	6.3	4,230.2	714.8	—	4,951.3
Investments in and advances to nonconsolidated affiliates	1,846.1	15,056.8	70.2	627.3	(17,506.4)	94.0
Deferred charges and other	—	399.0	246.4	291.2	—	936.6
Intercompany receivables	—	1,348.7	1,687.8	706.9	(3,743.4)	—

	$1,969.0	$17,597.2	$19,630.2	$12,005.0	$(22,222.2)	$28,979.2

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$—	$97.7	$104.6	$58.5	$—	$260.8
Interest payable	—	184.8	1.9	8.9	—	195.6
Accrued expenses	8.6	205.2	449.7	411.3	—	1,074.8
Current portion of long-term debt	—	30.0	6.3	38.0	—	74.3
Intercompany payables	1.8	34.1	412.0	524.5	(972.4)	—

Total current liabilities	10.4	551.8	974.5	1,041.2	(972.4)	1,605.5
Long-term debt	—	13,601.0	98.1	5,747.8	(578.1)	18,868.8
Deferred credits and other	—	642.9	147.8	81.8	—	872.5
Deferred income taxes	—	1,520.1	2,446.5	1,890.3	—	5,856.9
Intercompany notes	239.0	98.1	1,973.5	1,432.8	(3,743.4)	—

	249.4	16,413.9	5,640.4	10,193.9	(5,293.9)	27,203.7

Preferred stock	2,642.5	—	—	—	—	2,642.5

Harrah’s Entertainment, Inc. stockholders’ equity	(922.9)	1,183.3	13,989.8	1,755.2	(16,928.3)	(922.9)
Non-controlling interests	—	—	—	55.9	—	55.9

Total Stockholders’ equity	(922.9)	1,183.3	13,989.8	1,811.1	(16,928.3)	(867.0)

	$1,969.0	$17,597.2	$19,630.2	$12,005.0	$(22,222.2)	$28,979.2

HARRAH’S ENTERTAINMENT, INC.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE QUARTER ENDED MARCH 31, 2010

UNAUDITED

(In millions)	HET (Parent)	Subsidiary Issuer	Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Revenues
Casino	$—	$14.9	$1,153.9	$581.2	$—	$1,750.0
Food and beverage	—	4.1	217.1	152.8	—	374.0
Rooms	—	3.7	144.5	120.2	—	268.4
Management fees	—	2.3	17.0	0.2	(6.4)	13.1
Other	—	13.9	83.3	71.5	(37.7)	131.0
Less: casino promotional allowances	—	(5.0)	(218.9)	(124.2)	—	(348.1)

Net revenues	—	33.9	1,396.9	801.7	(44.1)	2,188.4

Operating expenses
Direct
Casino	—	10.5	648.2	328.9	—	987.6
Food and beverage	—	2.1	77.0	65.5	—	144.6
Rooms	—	0.5	28.9	29.8	—	59.2
Property general, administrative and other	—	9.2	322.9	203.2	(32.0)	503.3
Depreciation and amortization	—	1.9	108.4	59.4	—	169.7
Project opening costs	—	—	0.7	—	—	0.7
Write-downs, reserves and recoveries	—	(4.1)	9.5	7.1	—	12.5
Losses/(income) on interests in non-consolidated affiliates	189.3	(119.4)	(8.3)	0.5	(61.5)	0.6
Corporate expense	7.5	21.4	5.6	12.1	(12.1)	34.5
Acquisition and integration costs	—	0.1	0.8	6.3	—	7.2
Amortization of intangible assets	—	0.2	27.0	15.5	—	42.7

Total operating expenses	196.8	(77.6)	1,220.7	728.3	(105.6)	1,962.6

(Loss)/income from operations	(196.8)	111.5	176.2	73.4	61.5	225.8
Interest expense, net of interest capitalized	(1.4)	(435.5)	(21.3)	(92.6)	59.3	(491.5)
Loss on early extinguishment of debt	—	—	—	(47.4)	—	(47.4)
Other income, including interest income	—	23.2	12.9	37.8	(59.3)	14.6

(Loss)/income from continuing operations before income taxes	(198.2)	(300.8)	167.8	(28.8)	61.5	(298.5)
Benefit/(provision) for income taxes	2.6	142.5	(61.1)	20.9	—	104.9

Net (loss)/income	(195.6)	(158.3)	106.7	(7.9)	61.5	(193.6)
Less: net income attributable to non-controlling interest	—	—	—	(2.0)	—	(2.0)

Net (loss)/income attributable to Harrah’s Entertainment, Inc.	$(195.6)	$(158.3)	$106.7	$(9.9)	$61.5	$(195.6)

HARRAH’S ENTERTAINMENT, INC.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE QUARTER ENDED MARCH 31, 2009

(UNAUDITED)

(In millions)	HET (Parent)	Subsidiary Issuer	Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Revenues
Casino	$—	$16.2	$1,202.4	$593.6	$—	$1,812.2
Food and beverage	—	4.0	210.5	156.4	—	370.9
Rooms	—	3.6	152.6	118.5	—	274.7
Management fees	—	1.6	25.0	—	(13.2)	13.4
Other	—	6.6	84.3	71.6	(23.0)	139.5
Less: casino promotional allowances	—	(4.9)	(224.7)	(126.4)	—	(356.0)

Net revenues	—	27.1	1,450.1	813.7	(36.2)	2,254.7

Operating expenses
Direct
Casino	—	11.3	653.6	328.4	—	993.3
Food and beverage	—	2.4	75.2	66.2	—	143.8
Rooms	—	0.4	26.0	25.6	—	52.0
Property general, administrative and other	—	7.1	341.4	187.4	(31.6)	504.3
Depreciation and amortization	—	2.7	120.3	49.4	—	172.4
Project opening costs	—	—	0.9	1.1	—	2.0
Write-downs, reserves and recoveries	—	0.6	16.5	10.1	0.2	27.4
Losses/(income) on interests in non-consolidated affiliates	128.3	(183.7)	(12.8)	1.1	66.9	(0.2)
Corporate expense	7.2	19.3	3.8	4.8	(4.8)	30.3
Acquisition and integration costs	—	0.2	—	—	—	0.2
Amortization of intangible assets	—	0.2	28.4	15.2	—	43.8

Total operating expenses	135.5	(139.5)	1,253.3	689.3	30.7	1,969.3

(Loss)/income from operations	(135.5)	166.6	196.8	124.4	(66.9)	285.4
Interest expense, net of interest capitalized	—	(431.3)	(38.2)	(99.1)	71.8	(496.8)
Gains on early extinguishments of debt	—	1.2	—	—	—	1.2
Other income, including interest income	0.2	26.1	28.2	25.8	(71.8)	8.5

(Loss)/income from continuing operations before income taxes	(135.3)	(237.4)	186.8	51.1	(66.9)	(201.7)
Benefit/(provision) for income taxes	2.5	144.5	(62.4)	(10.3)	—	74.3

(Loss)/income from continuing operations	(132.8)	(92.9)	124.4	40.8	(66.9)	(127.4)

Discontinued operations
Loss from discontinued operations	—	—	(0.1)	—	—	(0.1)
Benefit for income taxes	—	—	—	—	—	—

Loss from discontinued operations, net	—	—	(0.1)	—	—	(0.1)

Net (loss)/income	(132.8)	(92.9)	124.3	40.8	(66.9)	(127.5)
Net income attributable to non-controlling interests	—	—	—	(5.2)	—	(5.2)

Net (loss)/income attributable to Harrah’s Entertainment, Inc.	$(132.8)	$(92.9)	$124.3	$35.6	$(66.9)	$(132.7)

HARRAH’S ENTERTAINMENT, INC.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE QUARTER ENDED MARCH 31, 2010

UNAUDITED

(in millions)	HET (Parent)	Subsidiary Issuer	Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Cash flows provided by/(used in) operating activities	$79.1	$203.4	$(181.6)	$61.4	$—	$162.3

Cash flows provided by/(used in) investing activities
Land, buildings, riverboats and equipment additions, net of change in construction payables	—	(0.9)	(22.5)	(12.3)	—	(35.7)
Additional investment in subsidiaries	—	(18.8)	—	—	—	(18.8)
Payment for partnership interest	—	—	—	(19.5)	—	(19.5)
Cash acquired in business acquisitions	—	—	—	31.8	—	31.8
Proceeds from other asset sales	—	—	12.5	—	—	12.5
Other	—	—	(2.8)	(1.1)	—	(3.9)

Cash flows used in investing activities	—	(19.7)	(12.8)	(1.1)	—	(33.6)

Cash flows provided by/(used in) financing activities
Borrowings under lending agreements	—	545.0	—	—	—	545.0
Debt issuance costs	—	(0.1)	—	(2.2)	—	(2.3)
Repayments under lending agreements	—	(472.0)	—	—	—	(472.0)
Scheduled debt retirement	—	(150.9)	—	(8.6)	—	(159.5)
Non-controlling interests’ distributions, net of contributions	—	—	—	(1.4)	—	(1.4)
Other	(0.2)	—	(1.0)	(0.8)	—	(2.0)
Transfers from/(to) affiliates	1.4	(12.4)	35.5	(24.5)	—	—

Cash flows provided by/(used in) financing activities	1.2	(90.4)	34.5	(37.5)	—	(92.2)
Effect of deconsolidation of variable interest entities	—	—	—	(7.9)	—	(7.9)

Net increase/(decrease) in cash and cash equivalents	80.3	93.3	(159.9)	14.9	—	28.6
Cash and cash equivalents, beginning of period	122.7	(15.6)	445.2	365.8	—	918.1

Cash and cash equivalents, end of period	$203.0	$77.7	$285.3	$380.7	$—	$946.7

HARRAH’S ENTERTAINMENT, INC.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE QUARTER ENDED MARCH 31, 2009

(UNAUDITED)

(In millions)	HET (Parent)	Subsidiary Issuer	Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Cash flows provided by/(used in) operating activities	$38.0	$(538.3)	$294.9	$183.4	$—	$(22.0)

Cash flows from investing activities
Land, buildings, riverboats and equipment additions, net of change in construction payables	—	(1.4)	(126.0)	(16.6)	—	(144.0)
Proceeds from other asset sales	—	33.6	0.6	—	—	34.2
Other	—	—	(2.9)	(1.0)	—	(3.9)

Cash flows provided by/(used in) investing activities	—	32.2	(128.3)	(17.6)	—	(113.7)

Cash flows from financing activities
Proceeds from issuance of long-term debt	—	1,355.1	—	—	—	1,355.1
Debt issuance costs	—	(0.8)	—	—	—	(0.8)
Repayments under lending agreements	—	(85.0)	—	—	—	(85.0)
Cash paid in connection with early extinguishments of debt	—	(1.5)	—	—	—	(1.5)
Scheduled debt retirements	—	(23.2)	—	—	—	(23.2)
Non-controlling interests’ distributions, net of contributions	—	—	—	(2.0)	—	(2.0)
Other	—	3.3	(1.1)	(0.1)	—	2.1
Transfers from/(to) affiliates	209.6	167.4	(213.6)	(163.4)	—	—

Cash flows provided by/(used in) financing activities	209.6	1,415.3	(214.7)	(165.5)	—	1,244.7

Cash flows from discontinued operations
Cash flows from operating activities	—	—	(0.1)	—	—	(0.1)

Cash flows used in discontinued operations	—	—	(0.1)	—	—	(0.1)

Net increase/(decrease) in cash and cash equivalents	247.6	909.2	(48.2)	0.3	—	1,108.9
Cash and cash equivalents, beginning of period	0.1	7.1	318.3	325.0	—	650.5

Cash and cash equivalents, end of period	$247.7	$916.3	$270.1	$325.3	$—	$1,759.4

Schedule II

HARRAH’S ENTERTAINMENT, INC.

CONSOLIDATED VALUATION AND QUALIFYING ACCOUNTS

(In millions)

Column A	Column B	Column C (Additions)		Column D		Column E
	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts	Deductions from Reserves		Balance at End of Period
YEAR ENDED DECEMBER 31, 2009
Allowance for doubtful accounts
Current	$201.4	$72.1	$13.1	$(79.5	)(a )	$207.1

Long-term	$0.3	$—	$—	$—		$0.3

Liability to sellers under acquisition (b)	$1.6	$—	$—	$(0.2)		$1.4

YEAR ENDED DECEMBER 31, 2008
Allowance for doubtful accounts
Current	$126.2	$85.9	$45.3	$(56.0	)(a)	$201.4

Long-term	$0.3	$—	$—	$—		$0.3

Liability to sellers under acquisition (b)	$1.8	$—	$—	$(0.2)		$1.6

YEAR ENDED DECEMBER 31, 2007
Allowance for doubtful accounts
Current	$94.7	$135.3	$—	$(103.8	)(a)	$126.2

Long-term	$0.3	$—	$—	$—		$0.3

Liability to sellers under acquisition (b)	$2.0	$—	$—	$(0.2)		$1.8

(a)	Uncollectible accounts written off, net of amounts recovered.

(b)	We acquired Players International, Inc., (“Players”) in March 2000. In 1995, Players acquired a hotel and land adjacent to its riverboat gaming facility in Lake Charles, Louisiana, for cash plus future payments to the seller based on the number of passengers boarding the riverboat casinos during a defined term. In accordance with the guidance provided by ASC 805 regarding the recognition of liabilities assumed in a business combination accounted for as a purchase, Players estimated the net present value of the future payments to be made to the sellers and recorded that amount as a component of the total consideration paid to acquire these assets. Our recording of this liability in connection with the purchase price allocation process following the Players acquisition was originally reported in 2000. Our casino operations in Lake Charles sustained significant damage in late third quarter 2005 as a result of Hurricane Rita. As a result of hurricane damage, and upon the Company’s subsequent decision to scale back operations in Lake Charles and ultimately sell the property, the current and long-term portions of this obligation were written down in fourth quarter 2005; the credit was included in Discontinued operations on our Consolidated Statements of Operations. We sold Harrah’s Lake Charles in fourth quarter 2006. Prior to the sale, the current and long-term portions of this obligation were included in Liabilities held for sale on our Consolidated Balance Sheets. The remaining long-term portion of this liability is included in Deferred credits and other on our Consolidated Balance Sheets; the current portion of this obligation is included in Accrued expenses on our Consolidated Balance Sheets.

Harrah’s Operating Company, Inc.

$22,206,000 10.00% Second-Priority Senior Secured Notes due 2015

$31,765,000 10.00% Second-Priority Senior Secured Notes due 2018

$291,146,000 10.00% Second-Priority Senior Secured Notes due 2018

$398,894,000 5.625% Senior Notes due 2015

$224,520,000 6.50% Senior Notes due 2016

$335,561,000 5.75% Senior Notes due 2017

PROSPECTUS

Dated May 17, 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

Set forth below is a table of the registration fee for the Securities and Exchange Commission and estimates of all other expenses to be incurred in connection with the sale of the securities being registered:

SEC registration fee	$72,768
Printing fees and expenses	$50,000
Legal fees and expenses	$250,000
Accounting fees and expenses	$40,000

Total	$412,768

Item 14.	Indemnification of Directors and Officers.

Harrah’s Entertainment, Inc. and Harrah’s Operating Company, Inc. are incorporated under the laws of Delaware.

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the directors’ fiduciary duty of care, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

The bylaws of all the Delaware registrants indemnify to the fullest extent of the law every director and officer against expenses incurred by him if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the corporation.

Under the bylaws of Harrah’s Operating Company, Inc., no indemnification shall be made in respect of any claim as to which such person has been adjudged to be liable to the corporation unless the court in which such action was brought shall determine that, despite adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. For these registrants, any indemnification shall be made by the corporation only as authorized by (i) the Board of Directors, (ii) independent legal counsel if the Board of Directors cannot obtain a quorum, or (iii) by the stockholders. However, to the extent that a director or officer has been successful on the merits or otherwise in defense of any action, he shall be indemnified against expenses without authorization. Expenses incurred in defending or investigating a threatened or pending action may be paid by the corporation in advance of the final disposition of such action upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits

See the Exhibit Index immediately following the signature pages included in this Registration Statement.

(b)	Financial Statement Schedules

Schedules for the years ended December 31, 2009, 2008 and 2007, are as follows:

Schedule II—Consolidated valuation and qualifying accounts.

Schedule I, III, IV, and V are not applicable and have therefore been omitted.

Item 17.	Undertakings.

(a)	Each of the undersigned registrants hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4)	that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Harrah’s Entertainment Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on the 17th day of May, 2010.

HARRAH’S ENTERTAINMENT, INC.

By:	/S/ GARY W. LOVEMAN
Gary W. Loveman Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/S/ GARY W. LOVEMAN Gary W. Loveman	Chairman, Chief Executive Officer, President and Director (Principal Executive Officer)	May 17, 2010

/S/ JONATHAN S. HALKYARD Jonathan S. Halkyard	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	May 17, 2010

/S/ DIANE E. WILFONG Diane E. Wilfong	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	May 17, 2010

* Jeffrey Benjamin	Director	May 17, 2010

* David Bonderman	Director	May 17, 2010

* Anthony Civale	Director	May 17, 2010

* Jonathan Coslet	Director	May 17, 2010

* Kelvin Davis	Director	May 17, 2010

* Karl Peterson	Director	May 17, 2010

* Eric Press	Director	May 17, 2010

[Signatures continue]

Signature	Capacity	Date

* Marc Rowan	Director	May 17, 2010

* Lynn C. Swann	Director	May 17, 2010

* Christopher J. Williams	Director	May 17, 2010

By:	/S/ JONATHAN S. HALKYARD
Jonathan S. Halkyard Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Harrah’s Operating Company, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on the 17th day of May, 2010.

HARRAH’S OPERATING COMPANY, INC.

By:	/S/ GARY W. LOVEMAN
Gary W. Loveman Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/S/ GARY W. LOVEMAN Gary W. Loveman	Chief Executive Officer, President and Director (Principal Executive Officer)	May 17, 2010

/S/ JONATHAN S. HALKYARD Jonathan S. Halkyard	Senior Vice President, Chief Financial Officer, Treasurer and Director (Principal Financial Officer)	May 17, 2010

/S/ DIANE E. WILFONG Diane E. Wilfong	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	May 17, 2010

*By:	JONATHAN S. HALKYARD
Jonathan S. Halkyard Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Exhibit Description

3.1	Amended Certificate of Incorporation of Harrah’s Entertainment, Inc. (Incorporated by reference to the exhibit to the Company’s Registration Statement on Form S-8 filed January 31, 2008.)

3.2	Bylaws of Harrah’s Entertainment, Inc., as amended on January 28, 2008. (Incorporated by reference to the exhibit to the Company’s Current Report on Form 8-K, filed February 1, 2008.)

3.3	Restated Certificate of Incorporation of Harrah’s Operating Company, Inc. (f/k/a Embassy Suites, Inc.), as amended. (Incorporated by reference to the exhibit to the Company’s Registration Statement on Form S-4 filed October 29, 2008.)

3.4	Certificate of Amendment of Restated Certificate of Incorporation of Harrah’s Operating Company, Inc. (Incorporated by reference to the exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.)

3.5	Bylaws of Harrah’s Operating Company, Inc., as amended. (Incorporated by reference to the exhibit to the Company’s Registration Statement on Form S-4 filed October 29, 2008.)

4.1	Certificate of Designation of Non-Voting Perpetual Preferred Stock of Harrah’s Entertainment, Inc., dated January 28, 2008. (Incorporated by reference to the exhibit to the Company’s Registration Statement on Form S-8 filed January 31, 2008.)

4.2	Certificate of Amendment to the Certificate of Designation of Non-Voting Perpetual Preferred Stock of Harrah’s Entertainment, Inc., dated March 29, 2010. (Incorporated by reference to the exhibit to the Company’s Current Report on Form 8-K, filed March 30, 2010.)

4.3	Certificate of Elimination of Non-Voting Perpetual Preferred Stock of Harrah’s Entertainment, Inc., dated March 29, 2010. (Incorporated by reference to the exhibit to the Company’s Current Report on Form 8-K, filed March 30, 2010.)

4.4	Indenture, dated as of January 29, 2001, between Harrah’s Operating Company, Inc., as Issuer, Harrah’s Entertainment, Inc., as Guarantor, and Bank One Trust Company, N.A., as Trustee, relating to the 8.0% Senior Notes Due 2011. (Incorporated by reference to the exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000.)

4.5	Indenture, dated as of May 14, 2001, between Park Place Entertainment Corp., as Issuer, and Wells Fargo Bank Minnesota, National Association, as Trustee, with respect to the 8 1 /8% Senior Subordinated Notes due 2011. (Incorporated by reference to the exhibit to the Registration Statement on Form S-4 of Park Place Entertainment Corporation, File No. 333-62508, filed June 7, 2001.)

4.6	First Supplemental Indenture, dated as of June 13, 2005, to Indenture, dated as of May 14, 2001, between Harrah’s Entertainment, Inc., Harrah’s Operating Company, Inc., Caesars Entertainment, Inc. and Wells Fargo Bank Minnesota, National Association, as Trustee, with respect to the 8 1 /8% Senior Subordinated Notes due 2011. (Incorporated by reference to the exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.)

4.7	Second Supplemental Indenture, dated as of July 28, 2005, among Harrah’s Entertainment, Inc., as Guarantor, Harrah’s Operating Company, Inc., as Issuer, and Wells Fargo Bank, National Association, as Trustee, to the Indenture, dated as of May 14, 2001, as amended and supplemented by a First Supplemental Indenture, dated as of June 13, 2005, with respect to the 8 1 /8% Senior Subordinated Notes due 2011. (Incorporated by reference to the exhibit to the Company’s Current Report on Form 8-K, filed August 2, 2005.)

4.8	Indenture, dated as of March 14, 2002, between Park Place Entertainment Corp., as Issuer, and Wells Fargo Bank Minnesota, National Association, as Trustee, with respect to the 7 7 /8% Senior Subordinated Notes due 2010. (Incorporated by reference to the exhibit to the Registration Statement on Form S-4 of Park Place Entertainment Corporation, File No. 333-86142, filed April 12, 2002.)

Exhibit Number	Exhibit Description

4.9	First Supplemental Indenture, dated as of June 13, 2005, to Indenture, dated as of March 14, 2002, between Harrah’s Entertainment, Inc., Harrah’s Operating Company, Inc., Caesars Entertainment, Inc. and Wells Fargo Bank Minnesota, National Association, as Trustee, with respect to the 7 7 /8% Senior Subordinated Notes due 2010. (Incorporated by reference to the exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.)

4.10	Second Supplemental Indenture, dated as of July 28, 2005, among Harrah’s Entertainment, Inc., as Guarantor, Harrah’s Operating Company, Inc., as Issuer, and Wells Fargo Bank, National Association, as Trustee, to the Indenture, dated as of March 14, 2002, as amended and supplemented by a First Supplemental Indenture, dated as of June 13, 2005, with respect to the 7 7 /8% Senior Subordinated Notes due 2010. (Incorporated by reference to the exhibit to the Company’s Current Report on Form 8-K, filed August 2, 2005.)

4.11	Indenture, dated as of April 11, 2003, between Park Place Entertainment Corp., as Issuer, and U.S. Bank National Association, as Trustee, with respect to the 7% Senior Notes due 2013. (Incorporated by reference to the exhibit to the Registration Statement on Form S-4 of Park Place Entertainment Corporation, File No. 333-104829, filed April 29, 2003.)

4.12	First Supplemental Indenture, dated as of June 13, 2005, to Indenture, dated as of April 11, 2003, between Harrah’s Entertainment, Inc., Harrah’s Operating Company, Inc., Caesars Entertainment, Inc. and U.S. Bank National Association, as Trustee, with respect to the 7% Senior Notes due 2013. (Incorporated by reference to the exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.)

4.13	Second Supplemental Indenture, dated as of July 28, 2005, among Harrah’s Entertainment, Inc., as Guarantor, Harrah’s Operating Company, Inc., as Issuer, and U.S. Bank National Association, as Trustee, to the Indenture, dated as of April 11, 2003, as amended and supplemented by a First Supplemental Indenture, dated as of June 13, 2005, with respect to the 7% Senior Notes due 2013. (Incorporated by reference to the exhibit to the Company’s Current Report on Form 8-K, filed August 2, 2005.)

4.14	Indenture, dated as of December 11, 2003, between Harrah’s Operating Company, Inc., as Issuer, Harrah’s Entertainment, Inc., as Guarantor, and U.S. Bank National Association, as Trustee, relating to the 5.375% Senior Notes due 2013. (Incorporated by reference to the exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.)

4.15	Indenture, dated as of June 25, 2004, between Harrah’s Operating Company, Inc., as Issuer, Harrah’s Entertainment, Inc., as Guarantor, and U.S. Bank National Association, as Trustee, relating to the 5.50% Senior Notes due 2010. (Incorporated by reference to the exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004.)

4.16	Amended and Restated Indenture, dated as of July 28, 2005, among Harrah’s Entertainment, Inc., as Guarantor, Harrah’s Operating Company, Inc., as Issuer, and U.S. Bank National Association, as Trustee, relating to the Floating Rate Contingent Convertible Senior Notes due 2024. (Incorporated by reference to the exhibit to the Company’s Current Report on Form 8-K, filed August 2, 2005.)

4.17	First Supplemental Indenture, dated as of September 9, 2005, to Amended and Restated Indenture, dated as of July 28, 2005, among Harrah’s Operating Company, Inc., as Issuer, Harrah’s Entertainment, Inc. as Guarantor, and U.S. Bank National Association, as Trustee, relating to the Floating Rate Contingent Convertible Senior Notes due 2024. (Incorporated by reference to the exhibit to the Registration Statement on Form S-3/A of Harrah’s Entertainment, Inc., File No. 333-127210, filed September 19, 2005.)

Exhibit Number	Exhibit Description

4.18	Second Supplemental Indenture, dated as of January 8, 2008, to Amended and Restated Indenture, dated as of July 28, 2005, among Harrah’s Operating Company, Inc., as Issuer, Harrah’s Entertainment, Inc. as Guarantor, and U.S. Bank National Association, as Trustee, relating to the Floating Rate Contingent Convertible Senior Notes due 2024. (Incorporated by reference to the exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007)

4.19	Third Supplemental Indenture, dated as of January 28, 2008, to Amended and Restated Indenture, dated as of July 28, 2005, among Harrah’s Operating Company, Inc., as Issuer, Harrah’s Entertainment, Inc. as Guarantor, and U.S. Bank National Association, as Trustee, relating to the Floating Rate Contingent Convertible Senior Notes due 2024. (Incorporated by reference to the exhibit to the Company’s Current Report on Form 8-K, filed January 28, 2008)

4.20	Indenture, dated as of May 27, 2005, between Harrah’s Operating Company, Inc., as Issuer, Harrah’s Entertainment, Inc., as Guarantor, and U.S. Bank National Association, as Trustee, relating to the 5.625% Senior Notes due 2015. (Incorporated by reference to the exhibit to the Company’s Current Report on Form 8-K, filed June 3, 2005.)

4.21	First Supplemental Indenture, dated as of August 19, 2005, to Indenture, dated as of May 27, 2005, between Harrah’s Operating Company, Inc., as Issuer, Harrah’s Entertainment, Inc., as Guarantor, and U.S. Bank National Association, as Trustee, relating to the 5.625% Senior Notes due 2015. (Incorporated by reference to the exhibit to the Registration Statement on Form S-4 of Harrah’s Entertainment, Inc., File No. 333-127840, filed August 25, 2005.)

4.22	Second Supplemental Indenture, dated as of September 28, 2005, to Indenture, dated as of May 27, 2005, between Harrah’s Operating Company, Inc., as Issuer, Harrah’s Entertainment, Inc., as Guarantor, and U.S. Bank National Association, as Trustee, relating to the 5.625% Senior Notes due 2015. (Incorporated by reference to the exhibit to the Company’s Current Report on Form 8-K, filed October 3, 2005.)

4.23	Indenture dated as of September 28, 2005, among Harrah’s Operating Company, Inc., as Issuer, Harrah’s Entertainment, Inc., as Guarantor, and U.S. Bank National Association, as Trustee, relating to the 5.75% Senior Notes due 2017. (Incorporated by reference to the exhibit filed with the Company’s Current Report on Form 8-K, filed October 3, 2005.)

4.24	Indenture, dated as of June 9, 2006, between Harrah’s Operating Company, Inc., Harrah’s Entertainment, Inc. and U.S. National Bank Association, as Trustee, relating to the 6.50% Senior Notes due 2016. (Incorporated by reference to the exhibit filed with the Company’s Current Report on Form 8-K, filed June 14, 2006.)

4.25	Officers’ Certificate, dated as of June 9, 2006, pursuant to Sections 301 and 303 of the Indenture dated as of June 9, 2006 between Harrah’s Operating Company, Inc., Harrah’s Entertainment, Inc. and U.S. National Bank Association, as Trustee, relating to the 6.50% Senior Notes due 2016. (Incorporated by reference to the exhibit filed with the Company’s Current Report on Form 8-K, filed June 14, 2006.)

4.26	Indenture, dated as of February 1, 2008, by and among Harrah’s Operating Company, Inc., the Guarantors (as defined therein) and U.S. Bank National Association, as Trustee, relating to the 10.75% Senior Cash Pay Notes due 2016 and 10.75%/11.5% Senior Toggle Notes due 2018. (Incorporated by reference to the exhibit filed with the Company’s Current Report on Form 8-K, filed February 4, 2008.)

4.27	First Supplemental Indenture, dated as of June 12, 2008, by and among Harrah’s Operating Company, Inc., the Guarantors (as defined therein) and U.S. Bank National Association, as Trustee, relating to the 10.75% Senior Cash Pay Notes due 2016 and 10.75%/11.5% Senior Toggle Notes due 2018. (Incorporated by reference to the exhibit filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008.)

Exhibit Number	Exhibit Description

4.28	Second Supplemental Indenture, dated as of January 9, 2009, by and among Harrah’s Operating Company, Inc., the Guarantors (as defined therein) and U.S. Bank National Association, as Trustee relating to the 10.75% Senior Notes due 2016 and 10.75%/11.5% Senior Toggle Notes due 2018. (Incorporated by reference to the exhibit filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.)

4.29	Third Supplemental Indenture, dated as of March 26, 2009, by and among Harrah’s Operating Company, Inc., the Note Guarantors (as defined therein) and U.S. Bank National Association, as Trustee relating to the 10.75% Senior Notes due 2016 and 10.75%/11.5% Senior Toggle Notes due 2018. (Incorporated by reference to the exhibit filed with the Company’s Current Report on Form 8-K, filed June 30, 2009.)

4.30	Registration Rights Agreement, dated as of February 1, 2008, by and among Harrah’s Operating Company, Inc., the Guarantors (as defined therein), Citigroup Global Markets Inc., Banc of America Securities LLC, Credit Suisse Securities (USA), LLC, Deutsche Bank Securities, Inc., J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated as representatives of Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Banc of America Securities LLC, Credit Suisse Securities (USA) LLC, J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear, Sterns & Co., Inc., Goldman, Sachs & Co., Morgan Stanley & Co. (Incorporated by reference to the exhibit filed with the Company’s Current Report on Form 8-K, filed February 4, 2008.)

4.31	Indenture, dated as of December 24, 2008, by and among Harrah’s Operating Company, Inc., Harrah’s Entertainment, Inc. and U.S. Bank National Association, as Trustee, relating to the 10.00% Second-Priority Senior Secured Notes due 2018 and 10.00% Second-Priority Senior Secured Notes due 2015. (Incorporated by reference to the exhibit filed with Company’s Registration Statement on Form S-4/A, filed December 24, 2008.)

4.32	First Supplemental Indenture, dated as of July 22, 2009, by and among Harrah’s Operating Company, Inc., Harrah’s Entertainment, Inc. and U.S. Bank National Association, as Trustee, relating to the 10.00% Second-Priority Senior Secured Notes due 2018 and 10.00% Second-Priority Senior Secured Notes due 2015. (Incorporated by reference to the exhibit filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.)

4.33	Collateral Agreement, dated as of December 24, 2008, by and among Harrah’s Operating Company, Inc. as Issuer, each Subsidiary of the Issuer identified therein, and U.S. Bank National Association, as Collateral Agent. (Incorporated by reference to the exhibit filed with the Company’s Registration Statement on Form S-4/A, filed December 24, 2008.)

4.34	Indenture, dated as of April 15, 2009, by and among Harrah’s Operating Company, Inc., Harrah’s Entertainment, Inc. and U.S. Bank National Association, as trustee and collateral agent. (Incorporated by reference to the exhibit filed with the Company’s Current Report on Form 8-K, filed April 20, 2009.)

4.35	First Supplemental Indenture, dated May 18, 2009, by and among Harrah’s Operating Company, Inc., Harrah’s Entertainment, Inc. and U.S. Bank National Association, as trustee relating to the 10.00% Second-Priority Senior Secured Notes due 2018. (Incorporated by reference to the exhibit filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.)

4.36	Registration Rights Agreement, dated as of December 24, 2008, by and among Harrah’s Operating Company, Inc., Harrah’s Entertainment, Inc., Citigroup Global Markets Inc., as lead dealer manager, and Banc of America Securities LLC, as joint dealer manager. (Incorporated by reference to the exhibit filed with the Company’s Current Report on Form 8-K, filed December 30, 2008.)

Exhibit Number	Exhibit Description

4.37	Registration Rights Agreement, dated as of April 15, 2009, by and among Harrah’s Operating Company, Inc., Harrah’s Entertainment, Inc. and Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., as dealer managers. (Incorporated by reference to the exhibit filed with the Company’s Current Report on Form 8-K, filed April 20, 2009.)

4.38	Indenture, dated as of June 10, 2009, by and among Harrah’s Operating Escrow LLC, Harrah’s Escrow Corporation, Harrah’s Entertainment, Inc. and U.S. Bank National Association, as trustee, relating to the 11.25% Senior Secured Notes due 2017. (Incorporated by reference to the exhibit filed with the Company’s Current Report on Form 8-K, filed June 15, 2009.)

4.39	Supplemental Indenture, dated as of June 10, 2009, by and among Harrah’s Operating Company, Inc. and U.S. Bank National Association, as trustee, relating to the 11.25% Senior Secured Notes due 2017. (Incorporated by reference to the exhibit filed with the Company’s Current Report on Form 8-K, filed June 15, 2009.)

4.40	Second Supplemental Indenture, dated as of September 11, 2009, by and among Harrah’s Operating Company, Inc., Harrah’s Entertainment, Inc. and U.S. Bank National Association, as trustee, relating to the 11.25% Senior Secured Notes due 2017. (Incorporated by reference to the exhibit to the Company’s Current Report on Form 8-K filed September 17, 2009.)

4.41	Registration Rights Agreement, dated as of June 10, 2009, by and among Harrah’s Operating Escrow LLC, Harrah’s Escrow Corporation, Harrah’s Operating Company, Inc., Harrah’s Entertainment, Inc. and Banc of America Securities LLC, as representative of the initial purchasers. (Incorporated by reference to the exhibit filed with the Company’s Current Report on Form 8-K, filed June 15, 2009.)

4.42	Registration Rights Agreement, dated as of September 11, 2009, by and among Harrah’s Operating Company, Inc., Harrah’s Entertainment, Inc. and J.P. Morgan Securities Inc., Banc of America Securities LLC, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc., as representatives of the initial purchasers. (Incorporated by reference to the exhibit filed with the Company’s Current Report on Form 8-K, filed September 17, 2009.)

4.43	Indenture, dated as of April 16, 2010, among Harrah’s Operating Escrow LLC, Harrah’s Escrow Corporation, Harrah’s Entertainment, Inc. and U.S. Bank National Association, as trustee, relating to the 12.75% Second-Priority Senior Secured Notes due 2018 (Incorporated by reference to the exhibit filed with the Company’s Current Report on Form 8-K, filed on April 22, 2010.)

4.44	Registration Rights Agreement, dated as of April 16, 2010, by and among Harrah’s Operating Escrow LLC, Harrah’s Escrow Corporation, Harrah’s Entertainment, Inc., Citigroup Global Markets Inc., Banc of America Securities LLC, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc., as representatives of the initial purchasers (Incorporated by reference to the exhibit filed with the Company’s Current Report on Form 8-K, filed on April 22, 2010.)

4.45	Stockholders’ Agreement, dated as of January 28, 2008, by and among Apollo Hamlet Holdings, LLC, Apollo Hamlet Holdings B, LLC, TPG Hamlet Holdings, LLC, TPG Hamlet Holdings B, LLC, Co-Invest Hamlet Holdings, Series LLC, Co-Invest Hamlet Holdings B, LLC, Hamlet Holdings LLC and Harrah’s Entertainment, Inc., and, solely with respect to Sections 3.01 and 6.07, Apollo Investment Fund VI, L.P. and TPG V Hamlet AIV, L.P. (Incorporated by reference to the exhibit to the Company’s Current Report on Form 8-K/A filed February 7, 2008.)

4.46	Services Agreement, dated as of January 28, 2008, by and among Harrah’s Entertainment, Inc., Apollo Management VI, L.P., Apollo Alternative Assets, L.P. and TPG Capital, L.P. (Incorporated by reference to the exhibit to the Company’s Current Report on Form 8-K/A filed February 7, 2008.)

Exhibit Number	Exhibit Description

4.47	Management Investor Rights Agreement, dated as of January 28, 2008, by and among Harrah’s Entertainment, Inc., Apollo Hamlet Holdings, LLC, Apollo Hamlet Holdings B, LLC, TPG Hamlet Holdings, LLC, TPG Hamlet Holdings B, LLC, Hamlet Holdings LLC and the stockholders that are parties thereto (incorporated by reference to Exhibit 4.2 to Harrah’s Entertainment, Inc.’s Registration Statement on Form S-8 filed January 31, 2008)

*5.1	Opinion of O’Melveny & Myers LLP regarding the validity of the registered 10.00% Second-Priority Senior Secured Notes due 2015, registered 10.00% Second-Priority Senior Secured Notes due 2018, the registered 10.00% Second-Priority Senior Secured Notes due 2018 and the registered 11.25% Senior Secured Notes due 2017 offered hereby

10.1	Credit Agreement, dated as of January 28, 2008, by and among Hamlet Merger Inc., Harrah’s Operating Company, Inc. as Borrower, the Lenders party thereto from time to time, Bank of America, N.A., as Administrative Agent and Collateral Agent, Deutsche Bank AG New York Branch, as Syndication Agent, and Citibank, N.A., Credit Suisse, Cayman Islands Branch, JPMorgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman Sachs Credit Partners L.P., Morgan Stanley Senior Funding, Inc., and Bear Sterns Corporate Lending, Inc., as Co-Documentation Agents. (Incorporated by reference to the exhibit to the Company’s Current Report on Form 8-K/A filed February 7, 2008.)

10.2	Amendment and Waiver to Credit Agreement, dated as of June 3, 2009, among Harrah’s Operating Company, Inc., Harrah’s Entertainment, Inc., the lenders from time to time party thereto (the “Lenders”), Bank of America, N.A, as administrative agent, and the other parties thereto. (Incorporated by reference to the exhibit to the Company’s Current Report on Form 8-K/A filed June 11, 2009.)

10.3	Incremental Facility Amendment, dated as of September 26, 2009 to the Credit Agreement dated as of January 28, 2008. (Incorporated by reference to the exhibit to the Company’s Current Report on Form 8-K filed September 29, 2009.)

10.4	Amended and Restated Collateral Agreement dated and effective as of January 28, 2008 (as amended and restated on June 10, 2009), among Harrah’s Operating Company, Inc., each Subsidiary Party that is party thereto and Bank of America, N.A., as Collateral Agent. (Incorporated by reference to the exhibit to the Registrant’s Current Report on Form 8-K/A filed June 11, 2009.)

10.5	Amended and Restated Guaranty and Pledge Agreement dated and effective as of January 28, 2008 (as amended and restated on June 10, 2009), made by Harrah’s Entertainment, Inc. (as successor to Hamlet Merger Inc.) in favor of Bank of America, N.A., as Administrative Agent and Collateral Agent. (Incorporated by reference to the exhibit to the Registrant’s Current Report on Form 8-K/A filed June 11, 2009.)

10.6	Intercreditor Agreement, dated as of January 28, 2008 by and among Bank of America, N.A. as administrative agent and collateral agent under the Credit Agreement, Citibank, N.A. as administrative agent under the Bridge-Loan Agreement and U.S. Bank National Association as Trustee under the Indenture. (Incorporated by reference to the exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.)

10.7	Intercreditor Agreement, dated as of December 24, 2008 among Bank of America, N.A. as Credit Agreement Agent, each Other First Priority Lien Obligations Agent from time to time, U.S. Bank National Association as Trustee and each collateral agent for any Future Second Lien Indebtedness from time to time. (Incorporated by reference to the exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.)

Exhibit Number	Exhibit Description

10.8	Joinder and Supplement to the Intercreditor Agreement, dated as of April 15, 2009 by and among U.S. Bank National Association , as new trustee, U.S. Bank National Association, as Trustee under the Intercreditor Agreement, Bank of America, N.A., as Credit Agreement Agent under the Intercreditor Agreement, and any other First Lien Agent and Second Priority Agent from time to time party to the Intercreditor Agreement. (Incorporated by reference to the exhibit filed with the Company’s Current Report on Form 8-K, filed April 20, 2009.)

10.9	First Lien Intercreditor Agreement, dated as of June 10, 2009, by and among Bank of America, N.A., as collateral agent for the First Lien Secured Parties and as Authorized Representative for the Credit Agreement Secured Parties, U.S. Bank National Association, as Authorized Representative for the Initial Other First Lien Secured Parties, and each additional Authorized Representative from time to time party to the First Lien Intercreditor Agreement. (Incorporated by reference to the exhibit to the Registrant’s Current Report on Form 8-K/A filed June 11, 2009.)

10.10	Joinder and Supplement to Intercreditor Agreement, by and among U.S. Bank National Association, as new trustee, U.S. Bank National Association, as Trustee under the Intercreditor Agreement, Bank of America, N.A., as Credit Agreement Agent under the Intercreditor Agreement, U.S. Bank National Association as a Second Priority Agent under the Intercreditor Agreement and any other First Lien Agent and Second Priority Agent from time to time party to the Intercreditor Agreement. (Exhibit A thereto incorporated by reference to exhibit 10.4 to the Registrant’s Annual Report on Form 10-K filed March 17, 2009.) (Incorporated by reference to the exhibit filed with the Company’s Current Report on Form 8-K, filed June 15, 2009.)

10.11	Joinder and Supplement to the Intercreditor Agreement, dated as of September 11, 2009 by and among U.S. Bank National Association , as new trustee, U.S. Bank National Association, as Trustee under the Intercreditor Agreement, Bank of America, N.A., as Credit Agreement Agent under the Intercreditor Agreement, and any other First Lien Agent and Second Priority Agent from time to time party to the Intercreditor Agreement. (Incorporated by reference to the exhibit filed with the Company’s Current Report on Form 8-K, filed September 17, 2009.)

10.12	Other First Lien Secured Party Consent, dated as of September 11, 2009, by U.S. Bank National Association, as agent or trustee for persons who shall become “Secured Parties” under the Amended and Restated Collateral Agreement dated and effective as of January 28, 2008 (as amended and restated on June 10, 2009). (Incorporated by reference to the exhibit filed with the Company’s Current Report on Form 8-K, filed September 17, 2009.)

10.13	Other First Lien Secured Party Consent, dated as of September 11, 2009, by U.S. Bank National Association, as agent or trustee for persons who shall become “Secured Parties” under the Amended and Restated Guaranty and Pledge Agreement dated and effective as of January 28, 2008 (as amended and restated on June 10, 2009). (Incorporated by reference to the exhibit filed with the Company’s Current Report on Form 8-K, filed September 17, 2009.)

10.14	Senior Unsecured Interim Loan Agreement, dated as of January 28, 2008, by and among Harrah’s Operating Company, Inc., as Borrower, the Lenders party thereto from time to time, Citibank, N.A., as Administrative Agent, Deutsche Bank AG New York Branch, as Syndication Agent, Banc of America Bridge LLC, Credit Suisse, Cayman Islands Branch, JPMorgan Chase Bank, N.A., and Merrill Lynch Capital Corporation, as Co-Documentation Agents, Citigroup Global Markets Inc., Deutsche Bank Securities, Inc., Banc of America Securities LLC, Credit Suisse Securities (USA) LLC, J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Joint Bookrunners and Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., as Joint Lead Arrangers. (Incorporated by reference to the exhibit to the Company’s Current Report on Form 8-K/A filed February 7, 2008.)

Exhibit Number	Exhibit Description

10.15	Amendment and Waiver, dated as of March 26, 2009, to Senior Unsecured Interim Loan Agreement, dated as of January 28, 2008, by and among Harrah’s Operating Company, Inc., as Borrower, the Lenders party thereto from time to time, Citibank, N.A., as Administrative Agent, Deutsche Bank AG New York Branch, as Syndication Agent, Banc of America Bridge LLC, Credit Suisse, Cayman Islands Branch, JPMorgan Chase Bank, N.A., and Merrill Lynch Capital Corporation, as Co-Documentation Agents, Citigroup Global Markets Inc., Deutsche Bank Securities, Inc., Banc of America Securities LLC, Credit Suisse Securities (USA) LLC, J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Joint Bookrunners and Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., as Joint Lead Arrangers. (Incorporated by reference to the exhibit to the Company’s Current Report on Form 8-K filed March 31, 2009.)

10.16	Amended and Restated Loan Agreement, dated as of May 22, 2008, by and among Harrah’s Las Vegas Propco, LLC, Harrah’s Atlantic City Propco, LLC, Rio Propco, LLC, Flamingo Las Vegas Propco, LLC, Paris Las Vegas Propco, LLC and Harrah’s Laughlin Propco, LLC, as Borrowers, and JPMorgan Chase Bank, N.A., as Lender. (Incorporated by reference to the exhibit filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008.)

10.17	Amended and Restated First Mezzanine Loan Agreement, dated as of May 22, 2008, by and among Harrah’s Las Vegas Mezz 1, LLC, Harrah’s Atlantic City Mezz 1, LLC, Rio Mezz 1, LLC, Flamingo Las Vegas Mezz 1, LLC, Paris Las Vegas Mezz 1, LLC and Harrah’s Laughlin Mezz 1, LLC, as Borrowers, and JPMorgan Chase Bank, N.A., as Lender. (Incorporated by reference to the exhibit filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008.)

10.18	Amended and Restated Second Mezzanine Loan Agreement, dated as of May 22, 2008, by and among Harrah’s Las Vegas Mezz 2, LLC, Harrah’s Atlantic City Mezz 2, LLC, Rio Mezz 2, LLC, Flamingo Las Vegas Mezz 2, LLC, Paris Las Vegas Mezz 2, LLC and Harrah’s Laughlin Mezz 2, LLC, as Borrowers, and JPMorgan Chase Bank, N.A., as Lender. (Incorporated by reference to the exhibit filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008.)

10.19	Amended and Restated Third Mezzanine Loan Agreement, dated as of May 22, 2008, by and among Harrah’s Las Vegas Mezz 3, LLC, Harrah’s Atlantic City Mezz 3, LLC, Rio Mezz 3, LLC, Flamingo Las Vegas Mezz 3, LLC, Paris Las Vegas Mezz 3, LLC and Harrah’s Lauglin Mezz 3, LLC, as Borrowers, and JPMorgan Chase Bank, N.A., as Lender. (Incorporated by reference to the exhibit filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008.)

10.20	Amended and Restated Fourth Mezzanine Loan Agreement, dated as of May 22, 2008, by and among Harrah’s Las Vegas Mezz 4, LLC, Harrah’s Atlantic City Mezz 4, LLC, Rio Mezz 4, LLC, Flamingo Las Vegas Mezz 4, LLC, Paris Las Vegas Mezz 4, LLC and Harrah’s Laughlin Mezz 4, LLC, as Borrowers, and JPMorgan Chase Bank, N.A., as Lender. (Incorporated by reference to the exhibit filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008.)

10.21	Amended and Restated Fifth Mezzanine Loan Agreement, dated as of May 22, 2008, by and among Harrah’s Las Vegas Mezz 5, LLC, Harrah’s Atlantic City Mezz 5, LLC, Rio Mezz 5, LLC, Flamingo Las Vegas Mezz 5, LLC, Paris Las Vegas 5, LLC and Harrah’s Laughlin Mezz 5, LLC, as Borrowers, and JPMorgan Chase Bank, N.A., as Lender. (Incorporated by reference to the exhibit filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008.)

10.22	Amended and Restated Sixth Mezzanine Loan Agreement, dated as of May 22, 2008, by and among Harrah’s Las Vegas Mezz 6, LLC, Harrah’s Atlantic City Mezz 6, LLC, Rio Mezz 6, LLC, Flamingo Las Vegas Mezz 6, LLC, Paris Las Vegas Mezz 6, LLC and Harrah’s Laughlin Mezz 6, LLC, as Borrowers, and JPMorgan Chase Bank, N.A., as Lender. (Incorporated by reference to the exhibit filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008.)

Exhibit Number	Exhibit Description

10.23	Amended and Restated Seventh Mezzanine Loan Agreement, dated as of May 22, 2008, by and among Harrah’s Las Vegas Mezz 7, LLC, Harrah’s Atlantic City Mezz 7, LLC, Rio Mezz 7, LLC, Flamingo Las Vegas Mezz 7, LLC, Paris Las Vegas Mezz 7, LLC and Harrah’s Laughlin Mezz 7, LLC, as Borrowers, and JPMorgan Chase Bank, N.A., as Lender. (Incorporated by reference to the exhibit filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008.)

10.24	Amended and Restated Eighth Mezzanine Loan Agreement, dated as of May 22, 2008, by and among Harrah’s Las Vegas Mezz 8, LLC, Harrah’s Atlantic City Mezz 8, LLC, Rio Mezz 8, LLC, Flamingo Las Vegas Mezz 8, LLC, Paris Las Vegas Mezz 8, LLC and Harrah’s Laughlin Mezz 8, LLC, as Borrowers, and JPMorgan Chase Bank, N.A., as Lender. (Incorporated by reference to the exhibit filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008.)

10.25	Amended and Restated Ninth Mezzanine Loan Agreement, dated as of May 22, 2008, by and among Harrah’s Las Vegas Mezz 9, LLC, Harrah’s Atlantic City Mezz 9, LLC, Rio Mezz 9, LLC, Flamingo Las Vegas Mezz 9, LLC, Paris Las Vegas Mezz 9, LLC and Harrah’s Laughlin Mezz 9, LLC, as Borrowers, and JPMorgan Chase Bank, N.A., as Lender. (Incorporated by reference to the exhibit filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008.)

10.26	Amended and Restated Loan Agreement, dated as of February 19, 2010, between PHW Las Vegas, LLC , as borrower, and Wells Fargo Bank, N.A., as trustee for Credit Suisse First Boston Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates, Series 2007-TFL2 (Incorporated by reference to the exhibit filed with the Company’s Quarterly Report on Form 10-Q, filed for the period ending March 31, 2010.)

10.27	Guaranty Agreement, dated February 19, 2010, by and between Harrah’s Entertainment, Inc. and Wells Fargo Bank, N.A., as trustee for The Credit Suisse First Boston Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates, series 2007-TFL2. (Incorporated by reference to the exhibit filed with the Company’s Current Report on Form 8-K filed February 25, 2010.)

10.27	Employment Agreement, made as of January 28, 2008, and amended on March 13, 2009, by and between Harrah’s Entertainment, Inc. and Gary W. Loveman. (Incorporated by reference to the exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.)

10.28	Rollover Option Agreement, dated as of January 28, 2008, by and between Harrah’s Entertainment, Inc. and Gary W. Loveman. (Incorporated by reference to the exhibit to the Company’s Current Report on Form 8-K/A filed February 7, 2008.)

10.29	Form of Employment Agreement between Harrah’s Operating Company, Inc. and J. Carlos Tolosa. (Incorporated by reference to the exhibit to the Company’s Current Report on Form 8-K filed April 11, 2008.)

10.30	Form of Employment Agreement between Harrah’s Operating Company, Inc. and Jonathan S. Halkyard, Thomas M. Jenkin and John W. R. Payne. (Incorporated by reference to the exhibit to the Company’s Current Report on Form 8-K filed April 11, 2008.)

10.31	Employment Agreement made as of October 14, 2009 between Harrah’s Operating Company, Inc. and Peter E. Murphy. (Incorporated by reference to the exhibit filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.)

10.32	Form of Severance Agreement entered into with Jonathan S. Halkyard, Thomas M. Jenkin, John W. R. Payne and J. Carlos Tolosa. (Incorporated by reference to the exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.) (Incorporated by reference to the exhibit filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.)

Exhibit Number	Exhibit Description

10.33	Form of Indemnification Agreement entered into by Harrah’s Entertainment, Inc. and each of its directors and executive officers. (Incorporated by reference to the exhibit to the Company’s Current Report on Form 8-K filed October 6, 2008.)

10.34	Financial Counseling Plan of Harrah’s Entertainment, Inc. as amended June 1996. (Incorporated by reference to the exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1995.)

10.35	Summary Plan Description of Executive Term Life Insurance Plan. (Incorporated by reference to the exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1996.)

10.36	Harrah’s Entertainment, Inc. 2009 Senior Executive Incentive Plan, effective January 1, 2009. (Incorporated by reference to the exhibit to the Company’s Current Report on Form 8-K filed December 15, 2008.)

10.37	The 2009 Restatement of the Harrah’s Entertainment, Inc. Savings And Retirement Plan, dated December 31, 2009. (Incorporated by reference to the exhibit filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.)

10.38	Trust Agreement dated June 20, 2001 by and between Harrah’s Entertainment, Inc. and Wells Fargo Bank Minnesota, N.A. (Incorporated by reference to the exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001.)

10.39	Escrow Agreement, dated February 6, 1990, by and between The Promus Companies Incorporated, certain subsidiaries thereof, and Sovran Bank, as escrow agent (Incorporated by reference to the exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 1989.)

10.40	Amendment to Escrow Agreement dated as of October 29, 1993 among The Promus Companies Incorporated, certain subsidiaries thereof, and NationsBank, formerly Sovran Bank. (Incorporated by reference to the exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1993.)

10.41	Amendment, dated as of June 7, 1995, to Escrow Agreement among The Promus Companies Incorporated, certain subsidiaries thereof and NationsBank. (Incorporated by reference to the exhibit to the Company’s Current Report on Form 8-K filed June 15, 1995.)

10.42	Amendment, dated as of July 18, 1996, to Escrow Agreement between Harrah’s Entertainment, Inc. and NationsBank. (Incorporated by reference to the exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.)

10.43	Amendment, dated as of October 30, 1997, to Escrow Agreement between Harrah’s Entertainment, Inc., Harrah’s Operating Company, Inc. and NationsBank. (Incorporated by reference from the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1997, filed March 10, 1998, File No. 1-10410.)

10.44	Amendment to Escrow Agreement, dated April 26, 2000, between Harrah’s Entertainment, Inc. and Wells Fargo Bank Minnesota, N.A., Successor to Bank of America, N.A. (Incorporated by reference to the exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000.)

10.45	Letter Agreement with Wells Fargo Bank Minnesota, N.A., dated August 31, 2000, concerning appointment as Escrow Agent under Escrow Agreement for deferred compensation plans. (Incorporated by reference to the exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000.)

Exhibit Number	Exhibit Description

10.46	Harrah’s Entertainment, Inc. Amended and Restated Executive Deferred Compensation Trust Agreement dated January 11, 2006 by and between Harrah’s Entertainment, Inc. and Wells Fargo Bank, N.A. (Incorporated by reference to the exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007)

10.47	Amendment to the Harrah’s Entertainment, Inc. Amended and Restated Executive Deferred Compensation Trust Agreement effective January 28, 2008 by and between Harrah’s Entertainment, Inc. and Wells Fargo Bank, N.A. (Incorporated by reference to the exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007)

10.48	Amendment and Restatement of Harrah’s Entertainment, Inc. Executive Deferred Compensation Plan, effective August 3, 2007. (Incorporated by reference to the exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007.)

10.49	Amendment and Restatement of Harrah’s Entertainment, Inc. Deferred Compensation Plan, effective as of August 3, 2007. (Incorporated by reference to the exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007.)

10.50	Amendment and Restatement of Park Place Entertainment Corporation Executive Deferred Compensation Plan, effective as of August 3, 2007. (Incorporated by reference to the exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007.)

10.51	Amendment and Restatement of Harrah’s Entertainment, Inc. Executive Supplemental Savings Plan, effective as of August 3, 2007. (Incorporated by reference to the exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007.)

10.52	Amendment and Restatement of Harrah’s Entertainment, Inc. Executive Supplemental Savings Plan II, effective as of August 3, 2007. (Incorporated by reference to the exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007.)

10.53	First Amendment to the Amendment and Restatement of Harrah’s Entertainment, Inc. Amendment and Restatement of Harrah’s Entertainment, Inc. Executive Supplemental Savings Plan II, effective as of February 9, 2009. (Incorporated by reference to the exhibit to the Company’s Current Report on Form 8-K filed February 13, 2009.)

10.54	Harrah’s Entertainment, Inc. Management Equity Incentive Plan, as amended February 23, 2010. (Incorporated by reference to the exhibit to the Company’s Current Report on Form 8-K filed March 1, 2010.)

10.55	Stock Option Grant Agreement dated February 27, 2008 between Gary W. Loveman and Harrah’s Entertainment, Inc. (Incorporated by reference to the exhibit filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008.)

10.56	Stock Option Grant Agreement dated February 27, 2008 between Jonathan S. Halkyard and Harrah’s Entertainment, Inc. (Incorporated by reference to the exhibit filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008.)

10.57	Stock Option Grant Agreement dated February 27, 2008 between J. Carlos Tolosa and Harrah’s Entertainment, Inc. (Incorporated by reference to the exhibit filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008.)

10.58	Stock Option Grant Agreement dated February 27, 2008 between Thomas M. Jenkin and Harrah’s Entertainment, Inc. (Incorporated by reference to the exhibit filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008.)

Exhibit Number	Exhibit Description

10.59	Form of Stock Option Grant Agreement dated July 1, 2008 between Harrah’s Entertainment, Inc. and each of Lynn C. Swann and Christopher J. Williams. (Incorporated by reference to the exhibit filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008.)

10.60	Stock Option Grant Agreement dated December 1, 2009 between Peter E. Murphy and Harrah’s Entertainment, Inc. (Incorporated by reference to the exhibit filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.)

10.61	Form of Stock Option Grant Agreement dated March 1, 2010 between Harrah’s Entertainment, Inc. and each of Gary W. Loveman, Jonathan S. Halkyard, Thomas M. Jenkin, John W. R. Payne, and Peter E. Murphy. (Incorporated by reference to the exhibit filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.)

*12	Computation of Ratios.

14	Harrah’s Entertainment, Inc. Code of Business Conduct and Ethics for Principal Officers, adopted February 26, 2003. (Incorporated by reference to the exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed March 10, 2003.)

*21	List of subsidiaries of Harrah’s Entertainment, Inc.

*23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.2	Consent of O’Melveny & Myers LLP (included in Exhibit 5.1)

*	Filed herewith